As filed with the Securities and Exchange Commission on October 7, 1999
                                                Registration No. 333----
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------
                                    FORM F-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------
                                    ADECCO SA
             (Exact name of registrant as specified in its charter)


          Switzerland                        7363                 Not Applicable
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification
                                                                       Number)

                                  1275 Cheserex
                                   Switzerland
                                 41 21 321 66 66
          (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)
                               -------------------
                                 Mark R. Eaton
                                  Adecco, Inc.
                           100 Redwood Shores Parkway
                             Redwood City, CA 94065
                                 (650) 610-1000
       (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)
                                  with copies to:
Thomas W. Dobson, Esq.        William P. Costantini      Kenneth W. Orce, Esq.
   Latham & Watkins          Executive Vice President   Cahill Gordon & Reindel
633 West Fifth Street          and General Counsel           80 Pine Street
      Suite 4000                Olsten Corporation         New York, NY 10005
Los Angeles, CA 90071         175 Broad Hollow Road         (212) 701-3000
    (213) 485-1234              Melville, NY 11747
                                 (516) 844-7800

         Approximate date of commencement of proposed sale to the public: Upon consummation of the merger described herein.
         If this Form is filed to register additional securities for an offering pursuant to Rule 426(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                         CALCULATION OF REGISTRATION FEE

                                                                        Proposed           Proposed Maximum
Title of Each Class of                                                  Maximum            Aggregate Offering     Amount of
Securities to Be Registered                   Amount to Be Registered   Price Per Share    Price                  Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
Common shares, par value CHF 10 per share(1)  689,769(2)                   (3)                (3)                 $143,294.03(3)
----------------------------------------------------------------------------------------------------------------------------------

(1) American Depositary Shares ("Adecco ADSs") evidenced by American Depositary Receipts, issuable upon deposit of common shares, par value CHF 10 per share ("Adecco common shares"), of the registrant will be registered on a separate registration statement on Form F-6. Each Adecco ADS represents
     0.125 Adecco common shares.

(2) Based upon the maximum number of Adecco common shares to be issued in connection with the merger described herein, an integral part of which is the split-off of Olsten Health Services Holding Corp., equal to the product of (i) 44,244,304, which is 50% of the total number of shares of Olsten stock (calculated as set forth in footnote (3)) and (ii) 0.01559, the maximum number of Adecco common shares, including those represented by Adecco ADSs, issuable per share of Olsten stock in connection with the merger.

(3) The fee is calculated pursuant to Securities Act Rules 457(f)(1) and 457(f)(3) based on the value of securities and other property to be received by the registrant as part of the merger, based on the market value of the shares of Olsten common stock and class B common stock (together the "Olsten stock") to be received by the registrant, less the cash to be paid by the registrant in exchange for Olsten stock in the merger, in accordance with Securities Act Rule 457(f)(3). The market value of the Olsten stock to be received by the registrant is $902,583,801, determined by multiplying
     (i) $10.20, the average of the high and low prices of Olsten common stock reported on the New York Stock Exchange October 6, 1999, and (ii) 88,488,608, the number of shares of Olsten stock to be received by the registrant in the merger, which is the sum of (a) 81,305,589, the number of shares of Olsten stock outstanding as of October 1, 1999, (b) 5,679,728, the number of shares of Olsten stock issuable upon the exercise of all outstanding Olsten stock options, whether or not currently exercisable, and
     (c) 1,503,291, the number of shares of Olsten stock issuable upon conversion of outstanding convertible debt securities of Olsten. The aggregate amount of cash to be paid by the registrant in exchange for the Olsten stock is $387,137,660, determined by multiplying cash payable per share, or $8.75, by the total number of shares of Olsten stock that will be exchanged for cash, or 44,244,304. Therefore, the filing fee is 0.000278 multiplied by $515,446,141, or $143,294.03. The fee relates to the transaction described herein, including the merger and the split-off in respect of which Olsten Health Services is filing a Form S-4 under CIK No. 0001096142.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

    The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED OCTOBER 6, 1999

                                 Merger Proposed

                                     , 1999
Dear Olsten Stockholder:

         We have agreed on a series of transactions where we will simultaneously merge with a U.S. subsidiary of Adecco SA and split off our health services businesses to our stockholders. We will accomplish the split-off by transferring all of the assets and liabilities related to our health services business to one of our subsidiaries, Olsten Health Services Holding Corp., and then exchanging Olsten Health Services' common stock for a portion of each share of our outstanding stock as part of the merger. On or prior to the date of the split-off, Olsten Health Services will change its name to .

         In the merger, in exchange for each share of Olsten common stock or class B common stock you own:

          o    Adecco will give you either:

               o    $8.75 in cash;

               o 0.12472 of an Adecco American Depositary Share, representing Adecco common shares, or, if you so choose, an equivalent number of Adecco common shares; or

               o a prorated combination of cash and either Adecco ADSs or common shares; and

          o you will receive 0.25 of a share of Olsten Health Services common stock in the split-off.

         Adecco ADSs are listed on the Nasdaq National Market under the symbol "ADECY." Adecco common shares are listed principally on the Swiss Stock Exchange. The shares of common stock of Olsten Health Services are anticipated to be approved for listing on the Nasdaq National Market under the symbol " ."

         At a special meeting of our stockholders, you will be asked to vote on the adoption of the merger agreement. The merger requires the affirmative vote of holders of a majority of the voting power of our common stock and class B common stock, voting together as a single class. You will be entitled to one vote for each share of common stock you own and ten votes for each share of class B common stock you own. Class B common stockholders owning shares representing approximately 63% of the voting power of Olsten stock as of September 17, 1999, have agreed with Adecco to vote in favor of adopting the merger agreement. Assuming these stockholders vote their shares in accordance with the voting agreement at the special meeting, the requisite vote for adoption of the merger agreement by the stockholders of Olsten will be assured.

         Olsten's board of directors unanimously recommends that you vote FOR adoption of the merger agreement.

         The accompanying proxy statement/prospectus provides detailed information about the meeting and the proposed merger. The Olsten Health Services prospectus attached as Annex A provides detailed information about the split-off and describes Olsten Health Services' health services business, management and financial condition. Olsten's board encourages you to read all of the proxy statement/prospectus and all of the attached annexes carefully.

                /s/Edward A. Blechschmidt                 /s/Stuart Olsten
                President and Chief Executive Officer     Chairman of the Board
                Olsten Corporation                        Olsten Corporation

         Please pay particular attention to the "Risk Factors" section beginning on page 15, which describes risks that you should consider in deciding whether to vote to adopt the merger agreement.

         THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES OF OLSTEN HEALTH SERVICES TO BE ISSUED IN THE SPLIT-OFF. ALL OFFERS AND SALES OF OLSTEN HEALTH SERVICES SECURITIES WILL BE MADE PURSUANT TO THE OLSTEN HEALTH SERVICES PROSPECTUS ATTACHED AS ANNEX A.

--------------------------------------------------------------------------------
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger, nor have they passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------
         This proxy statement/prospectus is dated                  , 1999 and is
being first mailed to Olsten stockholders on or about                , 1999.

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                              OF OLSTEN CORPORATION
                           TO BE HELD          , 1999

         A special meeting of the stockholders of Olsten Corporation will be
held on                                         , 1999 at a.m., Eastern time, at
                                          . At that meeting, we will ask you to:

         1)    consider and vote on a proposal to adopt the merger agreement among Olsten, Adecco SA and a subsidiary of Adecco; and
         2)    consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

         Prior to the merger, we will transfer all assets and liabilities related to our health services business to Olsten Health Services Holding Corp., our wholly-owned subsidiary. In the split-off of Olsten Health Services to occur in connection with the merger, you will receive 0.25 of a share of Olsten Health Services common stock for each share of Olsten stock you own.

         In exchange for each of your Olsten shares, you may elect to receive from Adecco $8.75 in cash or 0.12472 of an Adecco American Depositary Share or, if you so choose, an equivalent number of Adecco common shares. Adecco will pay, in the aggregate, to Olsten's stockholders cash for half of all the outstanding Olsten stock and Adecco ADSs or, if elected, Adecco common shares for the remainder. Consequently, if holders of more than half of the Olsten stock outstanding elect to receive cash in the merger, those stockholders will receive less cash than actually elected, while those electing Adecco ADSs will receive only Adecco ADSs. If holders of more than half of the Olsten shares outstanding elect to receive Adecco ADSs in the merger, those stock-holders will receive fewer ADSs than actually elected, while those electing cash will receive only cash.

         After the merger, Olsten will be a wholly-owned subsidiary of Adecco. After the split-off, Olsten Health Services will be an independent, publicly-owned company.

         If you owned shares of Olsten common stock or class B common stock at the close of business on , 1999, you are entitled to vote at the special meeting and at any adjournments and postponements of that meeting.

         Whether or not you expect to attend the meeting, please fill out, sign and date the enclosed proxy card and promptly return it in the postage-paid return envelope provided.

         If you fail to vote your shares, the effect will be the same as a vote against the adoption of the merger agreement.

         If you decide later that you will attend the meeting or, for any other reason, you decide to revoke or change your proxy, you may do so at any time before we vote your proxy on the date of the special meeting.

         Please do not send any share certificates with your proxy card.

         After we complete the merger, Morgan Guaranty Trust Company of New York, the exchange agent, will send you instructions on how to receive your share certificates for Olsten Health Services common stock and cash payment and/or certificates for Adecco ADSs, or, if you so choose, certificates for Adecco common shares.
                                     By order of the board of directors,

                                     /s/Laurin L. Laderoute, Jr.
                                     Secretary
Dated:                , 1999
Melville, New York

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

QUESTIONS AND ANSWERS ABOUT THE MERGER........................................1
SUMMARY.......................................................................4
     The Companies............................................................4
     The Special Stockholder Meeting..........................................4
     The Merger...............................................................5
     The Split-Off............................................................8
     Comparison of Stockholder Rights.........................................9
     Currency Translation....................................................10
     Risk Factors............................................................10
     Cautionary Statements Regarding Forward-Looking Statements..............10
     Comparative Market Price Data...........................................10
COMPARATIVE PER SHARE DATA...................................................11
     Summary Historical Consolidated Financial Data of Olsten................12
     Summary Historical Consolidated Financial Data of Adecco................13
     Summary Unaudited Consolidated Pro Forma Financial Data of Adecco.......14
RISK FACTORS.................................................................15
     Risks Related to the Transactions.......................................15
     Risks Related to Adecco.................................................18
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS....................21
INFORMATION CONCERNING THE OLSTEN SPECIAL MEETING............................22
     Time, Place, Date.......................................................22
     Purpose of the Special Meeting..........................................22
     Recommendations of Olsten's Board of Directors..........................22
     Record Date; Outstanding Olsten Stock Entitled to Vote..................22
     Vote Required; Certain Olsten Stockholders Voting
       in Favor of Adoption of the Merger Agreement..........................23
     Action to Be Taken Under the Proxy......................................23
     Revocation of Proxies...................................................23
     Proxy Solicitation......................................................23
THE TRANSACTIONS.............................................................24
     Background of the Transactions..........................................24
     Reasons of Olsten for the Merger; Recommendation of Olsten's Board......27
     Reasons of Adecco for the Merger........................................29
     Opinions of Olsten's Financial Advisors.................................30
     Interests of Certain Persons in the Transactions........................40
     Appraisal Rights........................................................41
     Election, Exchange and Payment Procedures...............................43
     Delisting and Deregistration of Olsten Common Stock.....................45
     Accounting Treatment....................................................45
     Sources of Funds........................................................45
     Regulatory Matters......................................................45
THE MERGER AGREEMENT.........................................................46
     The Merger..............................................................46
     Effective Time..........................................................47
     Treatment of Stock Options..............................................47
     Conduct of Business Prior to the Merger.................................48
     No Solicitation.........................................................50

                                                                            Page
                                                                            ----

     Indemnification and Insurance...........................................50
     Covenants...............................................................51
     Termination Rights; Termination Fee.....................................52
     Amendment; Waiver.......................................................53
     Conditions to Completion of the Merger..................................53
     Representations and Warranties..........................................55
THE PRINCIPAL STOCKHOLDERS AGREEMENT.........................................55
     Overview................................................................55
     Voting Agreement........................................................55
     Lock-Up Agreement.......................................................56
     No Solicitation.........................................................56
     Covenants...............................................................57
     Termination.............................................................57
     Representations and Warranties..........................................57
THE SPLIT-OFF................................................................57
CURRENCY EXCHANGE RATES......................................................58
MATERIAL TAX CONSEQUENCES....................................................58
     United States...........................................................58
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF
  THE MERGER AND THE SPLIT-OFF...............................................59
     Consequences to Olsten Stockholders Who Participate
       in the Merger and the Split-Off.......................................59
     Consequences to Dissenting Olsten Stockholders..........................59
     Information Reporting and Backup Withholding............................59
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF
  OWNERSHIP AND DISPOSITION OF ADECCO ADSS...................................60
     Taxation of Dividends...................................................60
     Sale, Exchange or Other Disposition.....................................60
     Passive Foreign Investment Company Considerations.......................60
     Information Reporting and Backup Withholding............................61
SWISS TAX CONSEQUENCES OF THE OWNERSHIP OF ADECCO SHARES.....................61
     Gains on Sale...........................................................61
     Stamp, Issue and Other Taxes............................................61
     Withholding Tax.........................................................61
     Withholding Tax Refund Procedure Applicable to U.S. Holders.............62
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS OF ADECCO............................................62
     Overview................................................................62
     Results of Operations...................................................63
     Liquidity and Capital Resources.........................................65
     Foreign Exchange........................................................66
     Interest Rate Risk......................................................67
     EURO....................................................................67
     Year 2000 Readiness.....................................................68
BUSINESS OF OLSTEN...........................................................70
BUSINESS OF ADECCO...........................................................71
     General.................................................................71
     Strategy and Competitive Strengths......................................72
     Operations..............................................................73
     Recruiting, Quality Control and Marketing...............................74
     Competition.............................................................74
     Regulation..............................................................75

                                                                            Page
                                                                            ----

     Trademarks..............................................................76
     Employees...............................................................76
     Corporate History.......................................................76
DESCRIPTION OF ADECCO COMMON SHARES..........................................77
     Object..................................................................77
     General.................................................................77
     General Meetings of Shareholders........................................78
     Transfer of Adecco Shares...............................................78
     Allocation of Annual Net Profits........................................79
     Preemptive Rights.......................................................79
     Borrowing Powers........................................................79
     Conflicts of Interests..................................................79
     Repurchase of Adecco Shares.............................................79
     Duration; Liquidation...................................................80
     Return of Capital upon Liquidation......................................80
DESCRIPTION OF ADECCO AMERICAN DEPOSITARY SHARES.............................81
     General.................................................................81
     Common Share Dividends and Other Distributions..........................81
     Setting a Record Date...................................................82
     Deposit, Withdrawal and Cancellation....................................82
     Voting Rights...........................................................83
     Reports and Other Communications........................................83
     Fees and Expenses.......................................................84
     Payment of Taxes........................................................84
     Reclassification, Recapitalization and Mergers..........................84
     Disclosure of Interests.................................................85
     Amendment and Termination...............................................85
     Limitations on Obligations and Liability to ADS Holders.................86
     Requirements for Depositary Actions.....................................87
     Pre-Release of ADSs.....................................................87
COMPARATIVE RIGHTS OF STOCKHOLDERS OF ADECCO AND OLSTEN......................88
     Voting Rights...........................................................88
     Actions by Written Consent..............................................89
     Number of Directors.....................................................89
     Sources and Payments of Dividends.......................................89
     Rights of Purchase and Redemption.......................................89
     Rights of Appraisal.....................................................90
     Preemptive Rights.......................................................90
     Right of Inspection.....................................................90
     Directors' Conflicts of Interest........................................91
     Liability of Directors, etc.............................................91
     Shareholders' Suits.....................................................92
SECURITY OWNERSHIP OF ADECCO.................................................93
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF
    ADECCO SA AND OLSTEN CORPORATION.........................................94
COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION...........................108
     Olsten Stock...........................................................108
     Price Range of Olsten Common Stock.....................................108
     Olsten Dividends.......................................................109
     Olsten Holders of Record...............................................109

                                                                            Page
                                                                            ----

     Adecco Common Shares and ADSs..........................................109
     Price Range of Adecco Common Shares and ADSs...........................109
     Adecco Dividends.......................................................110
     Adecco Holders of Record...............................................110
ENFORCEABILITY OF CIVIL LIABILITIES UNDER THE UNITED
  STATES FEDERAL SECURITIES LAW.............................................110
OTHER MATTERS...............................................................111
LEGAL MATTERS...............................................................111
EXPERTS.....................................................................111
STOCKHOLDER PROPOSALS.......................................................111
WHERE YOU CAN FIND MORE INFORMATION.........................................111
INCORPORATION BY REFERENCE..................................................112

INDEX TO FINANCIAL STATEMENTS...............................................F-1

Annex A -- Olsten Health Services Holding Corp. Prospectus....................A
Annex B -- Agreement and Plan of Merger.......................................B
Annex C -- Separation Agreement with Exhibits.................................C
Annex D-1 -- Opinion of Warburg Dillon Read LLC.............................D-1
Annex D-2 -- Opinion of Salomon Smith Barney Inc............................D-2
Annex E -- Principal Stockholders Agreement...................................E
Annex F -- Section 262 of the Delaware General Corporation Law................F

                     QUESTIONS AND ANSWERS ABOUT THE MERGER


Q:       What Are the Proposed Transactions?

A: Olsten will simultaneously split off its health services business to its stockholders and merge its remaining businesses with Adecco. The merger will consist of a U.S. subsidiary of Adecco merging into Olsten. Olsten will accomplish the split-off by transferring all assets and liabilities associated with its health services business to Olsten Health Services Holding Corp., a wholly-owned subsidiary of Olsten prior to the merger, and then exchanging outstanding shares of Olsten Health Services common stock for a portion of your Olsten stock in the merger. On or prior to the split-off, Olsten Health Services will change its name to .

Q:       What Will I Receive for My Olsten Stock?

A:       For each share of Olsten stock you own:

         o you can elect to receive either $8.75 in cash or 0.12472 of an Adecco ADS or, if you so choose, the equivalent number of full Adecco common shares, and

         o you will receive 0.25 of a share of Olsten Health Services common stock.

Q: Will I Always Receive the Specified Amounts of Cash and Adecco ADSs that I Have Elected?

A: No. Olsten and Adecco have agreed that Adecco will pay to Olsten's stockholders, in the aggregate, cash for half of the outstanding Olsten stock and, for the remainder, Adecco ADSs, or common shares, if any. Therefore, if holders of more than 50% of Olsten's outstanding stock elect to receive cash, all those who elected to receive ADSs will receive 0.12472 of an Adecco ADS per share while those who elected to receive cash will instead receive a prorated combination of Adecco
         ADSs and a correspondingly lesser amount of cash such that Adecco's aggregate payment to Olsten's stockholders equals the predetermined limits on cash and Adecco ADS amounts. Correspondingly, if holders of more than 50% of Olsten's outstanding stock elect to receive Adecco ADSs, all those who elected cash will receive $8.75 in cash per share and those who elected ADSs will receive a combination of cash and ADSs subject to proration.

Q:       What Will I Receive if I Do Not Elect Between Cash and Adecco ADSs?

A: If holders of more than 50% of Olsten's outstanding stock elect to receive cash, you will receive 0.12472 Adecco ADSs. If holders of more than 50% of Olsten's outstanding stock elect to receive Adecco ADSs and/or Adecco common shares, you will receive $8.75 in cash.

Q.       How Will I Be Taxed on What I Receive in the Merger?

A. An Olsten stockholder generally will recognize gain or loss with respect to Olsten stock exchanged in the merger. The split-off should be treated as a taxable redemption of your Olsten stock exchanged in the split-off. Accordingly, any gain or loss recognized by you with respect to the merger will, and with respect to the split-off should, generally be taxable as capital gain or loss. Please see "Material U.S. Federal Income Tax Consequences of the Merger and the Split-Off" for a discussion of the tax consequences of the proposed transactions.

Q:       When Do Olsten and Adecco Expect to Complete the Merger?

A: We are working to complete the merger as quickly as possible after the Olsten special meeting. We hope to complete the merger by the end of 1999. However, the merger may be completed later if:

         o all applicable foreign antitrust waiting periods under antitrust and competition laws have not expired or approvals have not been received by that time; or

         o other conditions to the merger have not been satisfied by that time.

Q:       Do the Adecco Shareholders Need to Approve the Merger?

A: Adecco has already obtained the approval of its shareholders necessary to complete the merger.

Q: Will the Olsten Health Services and Adecco Shares I Receive in the Merger Be Publicly Traded?

A: Yes. Adecco's ADSs are quoted on the Nasdaq National Market and its common shares are listed and principally traded on the Swiss Stock Exchange. Adecco intends to have the ADSs and common shares that it issues in the merger approved for quotation on the Nasdaq National Market and listed on the Swiss Stock Exchange, respectively. None of Olsten Health Services' securities are presently listed on any market or exchange, but Olsten Health Services expects to apply to have its common stock approved for quotation on the Nasdaq National Market under the trading symbol " ."

Q:       When Will I Be Able to Trade My Olsten Health Services Stock?

A: You will be able to trade your Olsten Health Services common stock as soon as the merger is completed or sooner if "when issued" trading on the Nasdaq National Market is commenced prior to closing.

Q:       What Will Happen to My Dividends?

A: Olsten's board recently discontinued the payment of dividends. Historically, Adecco has paid annual cash dividends on its common shares. The declaration and amounts of future dividends of Adecco and Olsten Health Services, if any, will be up to the shareholders
         Adecco and the board of directors of Olsten Health Services, respectively, and will depend on the earnings and growth prospects of Adecco and Olsten Health Services, respectively, after the merger and the split-off and other factors the Adecco shareholders and the Olsten Health Services board, respectively, may deem relevant. Olsten Health Services' board of directors does not intend to declare any dividends in the foreseeable future.

Q:       What Is an Adecco ADS?

A: An ADS, which stands for American depositary share, of Adecco is a security created to allow shareholders to more easily hold and trade equity interests in Adecco in the U.S. Each Adecco ADS represents one-eighth of an Adecco common share. However, only the ADSs will be traded on the Nasdaq National Market and are quoted in U.S. dollars, while the Adecco common shares are primarily traded on the Swiss Stock Exchange in Swiss francs.

Q: What Are the Advantages of Choosing Adecco ADSs Rather than Adecco Common Shares?

A: Most non-institutional Olsten stockholders will prefer to receive Adecco ADSs instead of Adecco common shares because: (1) dividends on Adecco ADSs are typically paid in U.S. dollars, whereas dividends on Adecco common shares are paid in Swiss francs; and (2) Adecco ADSs trade on the Nasdaq National Market, whereas Adecco common shares do not trade on any national exchange in the United States.

Q:       What Do I Need to Do Now?

A: This proxy statement/prospectus and accompanying annexes contain important in-formation regarding the proposed merger, as well as information about Olsten and Adecco. We urge you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the merger and the split-off affect you as a stockholder. You may also want to review the documents referenced under "Where You Can Find More Information." For information about where to call to get answers to your questions, see "What if I Have Questions?" on page 3.

Q:       How Do I Vote?

A: Just mail your completed, signed and dated proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special stockholder meeting to vote on the merger. The meeting will take place on , 1999. Olsten's board of directors unanimously recommends stockholders vote in favor of adoption of the merger agreement.

Q: If My Shares Are Held in a "Street Name" by My Broker, Will My Broker Vote My Shares for Me?

A: Your broker may vote your shares only if you provide instructions on how to vote. Please tell your broker how to vote your shares. If you do not tell your broker how to vote, your broker will not vote your shares.

Q: How Do I Elect to Receive Cash, Adecco ADSs or Adecco Common Shares from Adecco?

A: We have enclosed a form of election with this proxy statement/prospectus. Just mail a completed, signed and dated form of election in the enclosed return envelope as soon as possible. If you become a stockholder of Olsten after the record date for the special meeting, we will use our best efforts to mail a form of election to you or make the form available to you. Morgan Guaranty Trust Company of New York, the exchange agent, must receive the form of election no later than one business day before the closing date of the merger, or your election will not be effective and you will receive what the majority has not elected.

Q:       Should I Send in My Share Certificates Now?

A: No. If you continue to hold your Olsten stock certificate when we complete the merger, the exchange agent will send you written instructions describing how to turn in your old Olsten stock certificates in exchange for cash payment and/or Adecco ADSs or Adecco common shares from Adecco and shares of Olsten Health Services common stock from Olsten.

Q:       What if I Have Questions?

A: If you would like additional copies of this proxy statement/prospectus or a new proxy card or if you have questions about the merger, you should contact:

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger and the other transactions fully, you should read carefully this entire document and the other documents to which we have referred you. See "Where You Can Find More Information" on page 111 of this proxy statement/prospectus. The actual terms of the merger are contained in the merger agreement, which is included in this proxy statement/prospectus as Annex B. The actual terms of the split-off are contained in the merger agreement and the separation agreement, which is included in this proxy statement/prospectus as Annex C. This document also only contains summary information regarding Olsten Health Services, and you should read the prospectus of Olsten Health Services included in this proxy statement/prospectus as Annex A.

                                  The Companies

Adecco SA
1275 Cheserex
Switzerland
41 21 321 66 66

         Adecco SA is the largest personnel services organization in the world in terms of revenues, with over 3,000 offices in over 50 countries. Adecco provides temporary personnel, places permanent employees, outsources, trains and tests temporary and permanent employees, and provides outplacement counseling services. Adecco provides these services through local, national and international contracts.

Olsten Corporation
175 Broad Hollow Road
Melville, New York  11747-8905
(516) 844-7800

         Olsten is a leading supplier of staffing services, information technology services and health services, conducting owned, franchised and licensed operations through over 1,500 offices in North America, Europe and Latin America. In staffing services, Olsten provides assignment employees in a full spectrum of skills, from entry level workers to seasoned professionals and managers, in a variety of functions and industries. In information technology services, Olsten provides information technology consultants on either a project or management consulting basis to assist clients in the design, development and maintenance of computer systems.

Olsten Health Services Holding Corp.
175 Broad Hollow Road
Melville, New York  11747-8905
(516) 844-7800

         Olsten Health Services, which will be split off from Olsten in the merger, is the leading provider of home health care services in the United States based on revenues. Since 1971, Olsten's health services business has built a reputation for high quality health care for its patients with a commitment to becoming a "one-stop shop" for home health care covering a broad spectrum of services and products. Olsten's health services business currently maintains over 400 offices in the United States and Canada with 450,000 patient/client accounts served by over 70,000 administrative staff and caregivers annually.

                         The Special Stockholder Meeting

         Olsten is furnishing this proxy statement/prospectus to you in connection with the solicitation of proxies by Olsten's board of directors for a special meeting of Olsten stockholders. The special meeting will be held at a.m. at . The holders of a majority of the voting power of Olsten's outstanding common stock and class B common stock voting together as a single class must vote in the affirmative to adopt the merger agreement.

          Holders of record of Olsten's common stock and class B common stock as of the close of business on , 1999, may vote at the special meeting either in person or by proxy. On that date, there were ____ shares of common stock and ____ shares of class B common stock outstanding and entitled to vote at the special meeting. Olsten stockholders will be entitled to one vote for each share of common stock and ten votes for each share of class B common stock.

         Class B common stockholders, including Stuart Olsten, chairman of the board of Olsten, and other members of the Olsten family, owning shares representing approximately 63% of the voting power of Olsten's stock as of September 17, 1999, have agreed with Adecco to vote to adopt the merger agreement. Assuming these stockholders vote their shares in accordance with the voting agreement, the requisite vote for adoption of the merger agreement by the stockholders of Olsten is assured. For a further description of this agreement see "The Principal Stockholders Agreement."

                                   The Merger
                                (see pages 46-55)

         In the merger, Olsten's staffing services and information technology services businesses will become part of Adecco, and Olsten's health services business will be split off as a new, independent publicly traded company, Olsten Health Services Holding Corp. The split-off of the health services business and the merger will be accomplished by an exchange of each share of your Olsten stock for cash, Adecco ADSs or common shares, or a combination of cash, ADSs or common shares, and Olsten Health Services common stock, as described below.

         The terms of the merger are governed by the merger agreement annexed to this document as Annex B. The terms of the split-off are governed by the merger agreement and the separation agreement, annexed to this document as Annex C, and more fully described in the Olsten Health Services prospectus, included in this proxy statement/prospectus attached as Annex A. We encourage you to read the merger agreement and the separation agreement because they are the legal documents that govern the transactions.

What You Will Receive in Exchange for Your
Olsten Stock

         In the proposed merger, a wholly-owned subsidiary of Adecco will merge with and into Olsten, with Olsten becoming a wholly-owned subsidiary of Adecco.

         For each share of Olsten common stock or class B common stock you hold, you will receive 0.25 of a share of Olsten Health Services common stock. In addition, you will be entitled to receive from Adecco for each share of Olsten common stock or class B common stock you hold, either (1) $8.75 in cash, without interest, or (2) 0.12472 of an Adecco ADS, representing 0.01559 of an Adecco common share, or an equivalent amount of Adecco common shares, or (3) a prorated combination of cash and Adecco ADSs or common shares, if any. You will have the option to elect to receive either the cash consideration or the ADSs or common shares. However, because Adecco and Olsten have agreed that Adecco will pay Olsten's stockholders in the aggregate cash for half of the outstanding Olsten stock and the remainder in Adecco ADSs or common shares, you may receive a prorated combination of both cash and ADSs, despite your election. Olsten stockholders who properly dissent from the merger and perfect their rights will be paid in cash, which will reduce the cash portion of the merger consideration available for non-dissenting stockholders.

Security Listing

         Adecco ADSs are listed on the Nasdaq National Market under the symbol "ADECY," and Adecco common shares are listed principally on the Swiss Stock Exchange. Olsten anticipates that the shares of common stock of Olsten Health Services will be approved for listing on the Nasdaq National Market under the symbol " ."

Olsten's Board of Directors Has Approved the Merger
(see pages 24-27)

         Olsten's board of directors carefully reviewed and considered the terms and conditions of the merger and, believing that the merger is fair to and in the best interests of its stockholders, unanimously determined that the merger is advisable and recommends that Olsten's stockholders vote to adopt the merger agreement. In arriving at its decision, the board of directors considered a number of factors described more fully in this proxy statement/prospectus. Accordingly, Olsten's board of directors recommends that you vote to adopt the merger agreement.

         In connection with the merger, Olsten's board of directors received separate written opinions from Olsten's financial advisors, Warburg Dillon Read LLC and Salomon Smith Barney Inc., as to the fairness, from a financial point of view, of the consideration to be received in the merger and split-off, taken together, to the holders of Olsten common stock and class B common stock. The full texts of Warburg Dillon Read's and Salomon Smith Barney's opinions, each dated August 17, 1999, are included in this proxy statement/prospectus as Annexes D-1 and D-2, respectively. We encourage you to read these opinions carefully in their entirety for a description of the assumptions made, matters considered, limitations on the review undertaken and opinions provided. Warburg Dillon Read's and Salomon Smith Barney's opinions are directed to Olsten's board of directors and do not constitute recommendations to any stockholder as to how to vote on the merger, the form of consideration to be elected by any stockholder in the merger or any other matter relating to the proposed transaction.

Reasons for the Merger
(see pages 27-30)

         The Adecco and Olsten boards of directors have identified various potential benefits that may result from the merger.

         The Olsten board believes that the merger will, among other things:

         o create a combined company that will have a stronger presence in Olsten's and Adecco's markets with stronger financial and business prospects than Olsten standing alone;

         o achieve a premium for Olsten's stockholders over the market price at which Olsten's common stock had previously traded; and

         o allow you, if you so elect, to continue to participate in the staffing services and information technology services businesses through share ownership of Adecco.

         The Adecco board believes that the merger will, among other things:

         o make Adecco the leader, in terms of revenues, in the U.S. staffing industry and the worldwide information technology services staffing business;

         o provide more comprehensive and diverse services to clients and additional career prospects for employees; and

         o allow Adecco to more cost effectively finance its businesses and achieve cost savings through economies of scale.

         We explain these and other reasons for the merger identified by the Olsten and Adecco boards in greater detail starting on pages 27 and 29, respectively.

Interests of Directors and Officers in the Merger and Split-Off Different from Yours (see pages 40-41)

         In considering the Olsten board's recommendation that you vote to adopt the merger agreement, you should be aware that a number of Olsten's directors and officers have interests in the merger and the split-off that are different from, or in addition to, yours as an Olsten stockholder.

         o Olsten and Adecco have entered into agreements with four of Olsten's executive officers and Stuart Olsten, chairman of the board of Olsten, providing for termination, consulting and non-competition payments upon effectiveness of and following the merger.

         o Stuart Olsten will become a director of Adecco when the merger closes.

         o Eight directors of Olsten and some officers of Olsten are expected to continue as directors and officers of Olsten Health Services following the merger.

         o Officers and directors of Olsten will be indemnified if the proposed transactions give rise to liabilities.

         o Directors and officers of Olsten currently own an aggregate of 2,080,154 options to purchase Olsten common stock and 67,563 options to purchase Olsten class B common stock. Outstanding options held by officers and directors who are employees will be converted into options to purchase Adecco or Olsten Health Services common stock, depending on which company the option holder joins after the merger, and the options will be adjusted to preserve their intrinsic value. Options held by non-employee directors will be converted into options to purchase Adecco common shares.

Regulatory Approvals
(see pages 45-46)

         Under U.S. antitrust laws and foreign anti-competition laws, Olsten and Adecco must submit information to regulatory authorities about the merger and about Olsten and Adecco. Before we complete the merger, the waiting periods required under those antitrust laws must have expired and approvals must have been obtained. Olsten and Adecco have made filings and taken other actions necessary to obtain approvals from U.S. and foreign antitrust regulatory authorities in connection with the merger. Olsten and Adecco received early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on September 9, 1999. The merger was notified to the Commission of the European Community on September 28, 1999. The initial waiting period under European Community regulations expires on October 29, 1999. Olsten and Adecco will also submit information to other applicable foreign regulatory authorities.

Conversion of Olsten Stock Options
(see page 47-48)

         All of Olsten's outstanding options will vest immediately and be exercisable upon closing of the merger. Options held by persons who will be employed by Olsten Health Services will be converted into options to purchase Olsten Health Services common stock. Options held by any other current or former employees of Olsten or non-employee directors of Olsten will be converted into options to purchase Adecco common shares.

No Solicitation
(see page 50)

         Olsten has agreed that it will not initiate any discussions regarding a business combination with any other party so long as the merger agreement is in effect.

Termination Rights
(see pages 52-53)

         Adecco and Olsten may mutually agree to terminate the merger agreement before the merger is completed, and either Adecco or Olsten may terminate the merger agreement if any of the following occurs:

         o the merger has not been consummated by March 31, 2000 or, if the merger has not been consummated by such date because all necessary governmental consents have not been obtained, by the earlier of June 30, 2000 or the date all such governmental consents are obtained, but only if the terminating party was not responsible for the merger not having been consummated before the termination date;
         o a court or other governmental authority permanently prohibits the merger or the split-off;
         o the other party has failed to obtain the necessary approval from its stockholders to consummate the merger and the split-off; and
         o there is a breach of the merger agreement by the other party and such breach has not been cured for ten days from the date the breaching party received notice of its breach.

         Adecco may terminate the merger agreement under some additional circumstances, including if:

         o the board of directors of Olsten has withdrawn or adversely modified its original recommendation to its stockholders to adopt the merger agreement;
         o the board of directors of Olsten has approved or publicly recommended a business combination with any other party; or
         o a third party initiates a tender offer or an exchange offer and the board of directors of Olsten has not delivered a statement to its stockholders within 10 business days from the date the tender offer or the exchange offer is initiated that such board recommends the rejection of such tender offer or exchange offer.

         Olsten may also terminate the merger agreement under certain additional circumstances, including if:

         o the board of directors of Olsten has received a proposal from a third party for a business combination that is superior to the terms of the merger agreement;
         o failing to pursue such proposal would be a breach of such board's fiduciary duty to Olsten stockholders; and
         o     Olsten pays Adecco a termination fee of $40 million.

         If the merger agreement is terminated, the separation agreement will be automatically terminated. In addition, the parties can agree in writing to terminate the separation agreement.

Conditions to the Merger
(see page 53-55)

         Before we can complete the merger, a number of conditions must be satisfied including, among others:

         o     adoption by Olsten stockholders of the merger agreement;
         o lack of governmental action prohibiting the merger or the split-off;
         o the listing of Adecco ADSs and the common shares to be issued in the merger on Nasdaq National Market and the Swiss Stock Exchange, respectively, and of Olsten Health Services' common stock to be issued in the split-off on Nasdaq National Market;
         o lack of an event which would have a material adverse effect on the businesses of Adecco or Olsten; and
         o performance by Olsten and Adecco of their respective obligations and agreements under the merger agreement and the separation agreement.

Some of the conditions to the merger may be waived by the party entitled to assert the condition.

Accounting Treatment of the Merger
(see page 45)

         The merger will be accounted for using the purchase method of accounting under U.S. GAAP with Adecco as the acquiror.

                                  The Split-Off

(see pages 4 and 5 and pages 19-27 of the Olsten Health Services prospectus attached as Annex A)

         Olsten Health Services is a wholly-owned subsidiary of Olsten. In the merger, Olsten Health Services will be split off from Olsten by exchanging Olsten Health Services common stock for a portion of your Olsten stock. The split-off is an integral part of the transaction and will also allow Olsten stockholders to continue to participate in the health services business.

         The separation agreement governs the relationship between Olsten, Adecco and Olsten Health Services before and after the merger and is attached as Annex C to this proxy statement/prospectus and its terms are more fully described in the Olsten Health Services prospectus, attached to this document as Annex A.

                                                Comparison of Stockholder Rights
(see pages 88-92)

         Upon completion of the merger, you will cease to be a stockholder of Olsten and will become a stockholder of Olsten Health Services and, if you did not receive all cash consideration from Adecco, a stockholder of Adecco. Your rights as an Adecco stockholder and Olsten Health Services stockholder will be different from those as an Olsten stockholder because of the differences among these companies' corporate organizational documents. Also, your rights as an Adecco stockholder will be different because Olsten is a Delaware corporation, while Adecco is organized under the laws of Switzerland.

                              Currency Translation

         References in this proxy statement/prospectus to "dollars," "$" or "USD" are to the currency of the United States and references to Swiss francs or "CHF" are to the currency of Switzerland. Solely for your convenience, this proxy statement/prospectus contains translations of Swiss franc amounts into U.S. dollars at specified rates. These translations should not be taken as assurances that the Swiss franc amounts currently represent these U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate at any time.

         In this proxy statement/prospectus, unless otherwise stated, Swiss francs have been translated into U.S. dollars at a rate of $0.643 per CHF 1.00, which was based on the noon buying rate in New York City for cable transfers in Swiss francs as certified for customs purposes by the Federal Reserve Bank of New York on June 30, 1999, which we refer to in this proxy statement/prospectus
as the "noon buying rate." On             , 1999, the noon buying rate was $
per CHF 1.00. For historical information regarding rates of exchange between Swiss francs and U.S. dollars, see "Currency Exchange Rates."

                                  Risk Factors

         This proxy statement/prospectus includes factors related to the operations and strategies of Adecco, Olsten and Olsten Health Services generally, the merger and the split-off and their effects on the companies specifically. You should carefully read the section entitled "Risk Factors" beginning on page 15.

                         Cautionary Statements Regarding
                           Forward-Looking Statements

         We have made forward-looking statements in this proxy statement/prospectus and in documents that we have incorporated by reference. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," or similar expressions. You should note that important factors that could cause actual results to differ materially from the forward-looking statements we make in this proxy statement/ prospectus are set forth under the caption "Risk Factors" and elsewhere in this proxy statement/prospectus. See "Cautionary Statement Regarding Forward-Looking Statements."

                          Comparative Market Price Data

         The following table presents closing market prices as reported on the NYSE Composite Tape for Olsten common stock, the Nasdaq National Market for Adecco ADSs and the Swiss Stock Exchange for Adecco common shares:

         o as of August 11, 1999, the last trading day before Olsten's public press release reporting that it was in discussions with a third party involving a possible significant transaction,

         o as of August 17, 1999, the last trading day before the public announcement of the execution of the merger agreement, and

         o     as of            , 1999, the latest practicable date prior to the
               printing of this proxy statement/ prospectus.

                                      Olsten                          Adecco
                                      Common           Adecco         Common
                                    Stock Price      ADS Price      Share Price
                                    -----------      ---------      -----------
August 11, 1999.................       $9.875          $69.06          CHF833
August 17, 1999.................       $9.50           $68.50          CHF830
         , 1999.................       $               $               CHF

         Olsten stockholders are urged to obtain current market quotations before making a decision with respect to the merger. See also "Comparative Market Price and Dividend Information."

                           Comparative Per Share Data

         The following table sets forth the historical and pro forma consolidated per share data of Adecco giving effect to the merger and the split-off for the year ended December 31, 1998 and the six months ended June 30, 1999, and the historical and equivalent pro forma per share data of Olsten after giving effect to the merger and the split-off for the year ended January 3, 1999 and the six months ended July 4, 1999. The data should be read in conjunction with the consolidated financial statements of each of Olsten and Adecco and the respective notes thereto included or incorporated by reference in this proxy statement/prospectus, as well as the information set forth under "Unaudited Pro Forma Consolidated Financial Information of Adecco SA and Olsten Corporation." The unaudited interim historical financial data is not necessarily indicative of the full fiscal year, and the unaudited pro forma financial data is not necessarily indicative of the operating results that would have been achieved had the transactions been in effect at the beginning of the periods presented and should not be considered indicative of future results. Although for presentation purposes Adecco has indicated its fiscal year end as December 31, Adecco's fiscal year ends on the Sunday nearest to December 31. For 1998, the fiscal year contained 53 weeks and ended on January 3, 1999, and for 1999, the six month period ended July 4, 1999.

                                               Historical                                         Pro Forma
                                 Fiscal Year               Six Months               Fiscal Year                 Six Months
                                    Ended                    Ended                     Ended                      Ended
                               December 31, 1998          June 30, 1999           December 31, 1998            June 30, 1999
                               -----------------          -------------           -----------------          ---------------
Adecco Per Common Share Data
Basic and diluted loss....... CHF(11.61)   $(8.48)(1)  CHF(6.39)    $(4.09)(2)  CHF(23.88)  $(17.43)(1)(8) CHF(15.81) $(10.12)(2)(8)
Dividends....................      5.50      3.74(3)       7.00       4.62(4)        5.22      3.55(3)     6.78        4.47(4)
Book value at period end.....      0.12      0.09          0.11       0.07           N/A       N/A         0.14        0.09
                             -----------------------   ----------------------   -----------------------   -----------------------
Basic and diluted weighted
  average common shares .....       16,790,025              17,077,269                 17,424,100                17,711,344
Adecco Per ADS Data..........
Net loss.....................  (1.45)     (1.06)        (0.80)     (0.57)         (2.99)      (2.18)        (1.98)    (1.27)
Dividends(5).................   0.69       0.46          0.88       0.58           0.65        0.44          0.85      0.55
Book value at period end.....   0.02       0.01          0.01       0.01           N/A         N/A           0.02      0.01

                                          Historical                         Equivalent Pro Forma(6)
                              --------------------------------          --------------------------------
                                Fiscal Year                               Fiscal Year
                                   Ended        Six Months Ended             Ended        Six Months Ended
                              January 3, 1999     July 4, 1999          January 3, 1999     July 4, 1999
                              ---------------     ------------          ---------------     ------------
Olsten Per Share Data
Basic and diluted loss.......      $(0.44)           $(0.11)(7)              $(0.14)           $(0.08)
Dividends....................      $ 0.22            $ 0.08                   $0.03             $0.03
Book value at period end.....      $ 9.63            $ 9.43                    N/A              $0.01


-----------------
(1) Other than with respect to the cash dividend per common share data, based on a noon buying rate of $0.73 per CHF1.00 on December 31, 1998.
(2) Other than with respect to the cash dividend per common share data, based on a noon buying rate of $0.64 per CHF1.00 on June 30, 1999.
(3) Based on a noon buying rate of $0.68 per CHF1.00 on May 22, 1998, the dividend payment date for the fiscal year ended December 31, 1998.
(4) Based on a noon buying rate of $0.66 per CHF1.00 on April 26, 1999, the dividend payment date for the six months ended June 30, 1999.
(5) Holders of Adecco ADSs are generally entitled to receive any dividends paid on the common shares underlying their ADSs. Each Adecco ADSs represents 1/8 of an Adecco common share and will receive dividends in proportion to the number of Adecco common shares such ADS represents.
(6)  Based upon an exchange ratio of 1 Adecco share for 128.3 Olsten shares.
(7) Olsten staffing restructuring charges were $29 million for the six months ended July 4, 1999.

(8) Adecco goodwill amortization was CHF 601 million and CHF 324 million for the year ended December 31, 1998 and the six-month period ended June 30, 1999, respectively. Pro forma consolidated goodwill amortization was CHF 899 million and CHF 494 million for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively.

            Summary Historical Consolidated Financial Data of Olsten

         The following table provides summary historical consolidated financial data of Olsten and its subsidiaries for each of the fiscal years in the five-year period ended January 3, 1999 and for the six-month periods ended June 28, 1998 and July 4, 1999. Olsten prepared the data as of and for each of the fiscal years in the five-year period ended January 3, 1999 using its audited consolidated financial statements. Olsten prepared the selected historical data as of and for the six months ended June 28, 1998 and July 4, 1999 using its unaudited consolidated financial statements, and they include, in the opinion of Olsten's management, all adjustments necessary to present fairly the data for those periods. The unaudited interim financial data should not be considered indicative of the full fiscal year. You should read this summary consolidated financial data along with the historical financial statements and accompanying notes that Olsten has incorporated by reference. You can obtain these reports by following the instructions provided in this proxy statement/prospectus under "Where You Can Find More Information" beginning on page 111.

                                                        Fiscal Years                                      Six Months Ended
                                 ------------------------------------------------------------     -------------------------------
                                  1994         1995         1996(1)          1997      1998(2)    June 28, 1998(3)   July 4, 1999(4)
                                  ----         ----         -------          ----      -------    ---------------    -----------

                                                                                       (53 Weeks)    (unaudited)  (unaudited)

                                                     (In thousands, except per share amounts)
Statement of Operations Data:
Service sales, franchise
   fees, management fees and   $2,588,697    $2,813,768   $3,377,729     $4,113,014     $4,602,790   $2,176,084    $2,446,589
   other income
Net income (loss) ..........       92,240        90,290       54,642         93,028        (35,539)     (19,377)       (8,844)


Balance Sheet Data:
Total assets ...............      979,714     1,138,410    1,439,240      1,750,201      2,058,807    1,811,739     2,146,452
Long-term debt .............      211,250       267,030      330,329        461,178        606,107      534,501       745,915
Shareholders' equity .......      515,986       586,389      769,273        841,777        782,620      807,091       766,811


Share Information:
Basic earnings (loss) per ..         1.27          1.23          .71           1.15           (.44)        (.24)         (.11)
share
Diluted earnings (loss) per          1.21          1.19          .71           1.15           (.44)        (.24)         (.11)
share
Cash dividends .............          .16           .21          .28            .28            .22          .14           .08
Book value .................         7.06          7.98         9.53          10.35           9.63         9.92          9.43


------------------
(1) Net income in fiscal 1996 reflects merger and integration and other non-recurring charges totaling approximately $80 million. These charges include $45 million from the Quantum and Co-Counsel acquisitions, $30 million of allowances for a change in the methodology used by Medicare for computing reimbursements in prior years and Quantum's charge of $5.5 million related to the settlement of shareholder litigation. See Note 3 to the Olsten Corporation and Subsidiaries Consolidated Financial Statements.
(2) Net income (loss) in fiscal 1998 reflects non-recurring charges and other adjustments of $66 million relating to the restructuring of the Health Services division and a special charge of $56 million for the settlement of two federal investigations. The non-recurring charges and other adjustments include a reduction in revenues of $14 million, a charge to cost of sales of $15 million and $37 million in selling, general and administrative expenses. See Note 3 to the Olsten Corporation and Subsidiaries Consolidated Financial Statements.
(3) Net income (loss) for the six months ended June 28, 1998 reflects non-recurring charges and other adjustments of $64 million related to the restucturing of Olsten's Health Services division. This provision includes a reduction in revenues of $14 million, a charge to cost of sales of $15 million and $35 million in selling, general and administrative expenses. See Note 3 to the Olsten Corporation and Subsidiaries Consolidated Financial Statements.
(4) Net income (loss) for the six months ended July 4, 1999 reflects a special charge of $46 million for the realignment of business units, including compensation and severance costs of $22 million, assets write-offs of $16 million and integration costs of $8 million. See Note 3 to the Olsten Corporation and Subsidiaries Consolidated Financial Statements.

            Summary Historical Consolidated Financial Data of Adecco

         The following table provides summary historical consolidated financial data of Adecco for each of the fiscal years in the five-year period ended December 31, 1998 and for the six-month periods ended June 30, 1998 and 1999. Adecco prepared the data as of and for each of the fiscal years in the five-year period ended December 31, 1998 using its audited consolidated financial statements and those of Ecco SA, the predecessor to Adecco for accounting purposes, for periods prior to the merger of Ecco SA and Adia SA, which created Adecco in 1996. Adecco prepared the summary historical data as of and for the six months ended June 30, 1998 and 1999 using its unaudited consolidated financial statements, and they include, in the opinion of Adecco's management, all adjustments necessary to present fairly the data for those periods. The unaudited interim financial data is not necessarily indicative of the full fiscal year. You should read the summary consolidated financial data along with the historical financial statements and accompanying notes that Adecco has included in this proxy statement/prospectus or incorporated by reference. You can obtain these reports by following the instructions provided in this proxy statement/prospectus under "Where You Can Find More Information" beginning on page 111.

                                                            Year Ended December 31,
                            --------------------------------------------------------------------------------------
                              1994           1995            1996           1997          1998           1998
                              ----           ----            ----           ----          ----           ----
                              CHF             CHF            CHF             CHF          CHF           USD(1)

                                                                         (In millions, except per share amounts)

Statement of
   Operations Data:
Net service revenues         3,443           4,161          6,386          11,432       15,308           11,175
Operating income ...           158             192             58             (26)          46               34
   (loss)
Net income (loss)  .            98             116            (15)           (206)        (195)            (142)
Balance Sheet Data:
Total assets .......         1,641           1,890          4,878           5,731        5,607            4,093
Long-term debt .....            83              76            127             663          688              502
Stockholders' equity           614             691          2,402           2,020        2,068            1,510
Per Share Data:
Basic and diluted
   (loss) income ...         10.87           11.54          (1.17)         (12.52)      (11.61)           (8.48)
   per share
Cash dividends per
   common share ....          2.46(3)         2.84(4)        7.26(5)         5.00(6)      5.50             3.74(7)
Basic and diluted
   weighted average      9,018,000      10,020,000     12,861,165      16,459,431       16,790,025   16,790,025
   common shares ...
Other Data:
  Income before
    goodwill amortiza-
    tion(10) .......           118             132            181             301          406              296

                                       Six Months Ended June 30,
                               -----------------------------------------
                                 1998           1999            1999
                                 ----           ----            ----
                                 CHF             CHF           USD(2)
Statement of
   Operations Data:
Net service revenues
Operating income ...             7,232           8,308          5,317
   (loss)                          (23)             18             12
Net income (loss)...              (137)           (109)           (70)
Balance Sheet Data:
Total Assets .......             5,986           6,656          4,260
Long-term debt .....               822             466            298
Stockholders' equity             1,852           1,905          1,219
Per Share Data:
Basic and diluted
   (loss) income ...
   per share                     (8.30)          (6.39)         (4.09)
Cash dividends per
   common share ....
Basic and diluted                 5.50(8)         7.00           4.62(9)
   weighted average
   common shares ...        16,529,002      17,077,269     17,077,269
Other Data:
  Income before
    goodwill amortiza-
    tion(10) .......               170             215            138
----------------------------
(1) Other than with respect to the cash dividend per common share data, based on a noon buying rate of $0.73 per CHF1.00 on December 31, 1998.
(2) Other than with respect to the cash dividend per common share data, based on a noon buying rate of $0.64 per CHF1.00 on June 30, 1999.
(3) The cash dividend per common share for the fiscal year ended December 31, 1994 was $1.85, based on a noon buying rate of $0.75 per CHF1.00 on July 1, 1994, the dividend payment date for the fiscal year ended December 31, 1994.
(4) The cash dividend per common share for the fiscal year ended December 31, 1995 was $2.47, based on a noon buying rate of $0.87 per CHF1.00 on July 3, 1995, the dividend payment date for the fiscal year ended December 31, 1995.
(5) The cash dividend per common share for the fiscal year ended December 31, 1996 was $6.03, based on a noon buying rate of $0.83 per CHF1.00 on February 6, 1996, the dividend payment date for the fiscal year ended December 31, 1996.
(6) The cash dividend per common share for the fiscal year ended December 31, 1997 was $3.55, based on a noon buying rate of $0.71 per CHF1.00 on May 30, 1997, the dividend payment date for the fiscal year ended December 31, 1997.
(7) Based on a noon buying rate of $0.68 per CHF1.00 on May 22, 1998, the dividend payment date for the fiscal year ended December 31, 1998 and the six months ended June 30, 1998.
(8) Based on a noon buying rate of $0.68 per CHF1.00 on May 22, 1998, the dividend payment date for the six months ended June 30, 1998.
(9) Based on a noon buying rate of $0.66 per CHF1.00 on April 26, 1999, the dividend payment date for the six months ended June 30, 1999.
(10) Income before goodwill amortization is not meant to portray net income or cash flow in accordance with U.S. generally accepted accounting principles. However, goodwill is a non-cash charge to operating income (loss). Adecco amortizes goodwill over its estimated life of five years.

        Summary Unaudited Consolidated Pro Forma Financial Data of Adecco

         Included in this proxy statement/prospectus is the Unaudited Pro Forma Consolidated Financial Information of Adecco SA and Olsten Corporation, together with the relevant notes, assumptions and adjustments thereto which was prepared to illustrate the estimated effects of the split-off of Olsten Health Services and the merger for balance sheet purposes as of June 30, 1999 and for the purposes of the consolidated statements of operations for the year ended December 31, 1998 and six months ended June 30, 1999. The Pro Forma Consolidated Financial Statements have been prepared using the purchase method of accounting to account for the merger.

         The following summary of the Unaudited Pro Forma Consolidated Financial Information of Adecco and Olsten Corporation is derived from, and should be read in conjunction with, the detail contained in the audited consolidated financial statements of Adecco and the audited consolidated financial statements of Olsten Corporation, and the accompanying notes to such statements, and the Unaudited Pro Forma Consolidated Financial Information of Adecco SA and Olsten Corporation as of June 30, 1999 and for the year ended December 31, 1998 and the six months ended June 30, 1999 and the accompanying notes to such statements which are included herein. See "Unaudited Pro Forma Consolidated Financial Information of Adecco SA and Olsten Corporation" included on pages 94 through 101 and "Where You Can Find More Information" on page 111.

         The Pro Forma Consolidated Financial Information should not be construed as representative of results that would actually have been achieved or results that may be obtained in the future.


                                                                               Pro Forma
                                                           ---------------------------------------------------
                                                                  Year ended             Six months ended
                                                              December 31, 1998           June 30, 1999
                                                                (In CHF millions, except per share data)

Statement of Operations Data:
Net service revenues..................................               19,543                    10,815
Operating loss .......................................                  (69)                     (115)
Net loss .............................................                 (416)                     (280)(2)

Balance Sheet Data:
Total assets..........................................                  N/A                     9,695
Long-term debt........................................                  N/A                     2,100
Stockholders' equity..................................                  N/A                     2,478

Per Share Data:
Basic and diluted loss per share......................               (23.88)                  (15.81)
Cash dividends per common share.......................                 5.22                     6.78
Basic and diluted weighted average common shares......           17,424,100               17,711,344
Other Data:
  Income before goodwill amortization(1) .............                  483                      214

-----------------------

(1) Income before goodwill amortization is not meant to portray net income or cash flow in accordance with U.S. generally accepted accounting principles. However, goodwill is a non-cash charge to operating income (loss). Adecco amortizes goodwill over its estimated life of five years.

(2) Includes Olsten staffing restructuring charge of $29 million for the six months ended June 30, 1999.

                                  RISK FACTORS

         This proxy statement/prospectus contains forward-looking statements which involve a number of risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause actual results to differ materially include, without limitation, the risk factors discussed below and elsewhere in this proxy statement/prospectus. In addition, as a stockholder of Olsten Health Services, you will be subject to the risks of investing in Olsten Health Services, as discussed in the Olsten Health Services prospectus attached as Annex A which is a part of this proxy statement/prospectus. In addition to the other information contained in this proxy statement/prospectus and the attached annexes, you should consider the following risk factors carefully in deciding how to vote on the merger.

Risks Related to the Transactions

If Adecco is not able to recognize all of the expected benefits of the merger or if Adecco is unable to successfully assimilate the businesses of Olsten that are being acquired in the merger, the trading price of shares to be issued in the merger to you could be adversely affected

         Adecco and Olsten entered into the merger agreement with the expectation that the merger would, among other things, result in cost savings and revenue enhancements. However, we cannot assure you that Adecco, after the merger, will be able to realize the anticipated benefits of the merger in full, if at all. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies and services of the acquired businesses and the diversion of management's attention from other business concerns. If Adecco is unable to successfully assimilate the operations, technologies and services of Olsten's staffing service and information technology service business with those of Adecco or if Adecco is unable to realize the anticipated benefits of the merger in full, the price of the Adecco ADSs and the common shares may be adversely affected and the value of the merger consideration you receive may decrease.

Olsten Health Services and Adecco may not be able to satisfy their indemnification obligations to each other and this could adversely affect trading prices

         Under the separation agreement, Olsten Health Services has agreed to indemnify Adecco for all liabilities related to the health services business. Conversely, Olsten, as a wholly-owned subsidiary of Adecco, will indemnify Olsten Health Services for all of Olsten's liabilities relating to Olsten's businesses other than those related to the health services business. The ability of Olsten Health Services to indemnify Adecco and of Olsten to indemnify Olsten Health Services will be dependent upon the financial strength and creditworthiness of Olsten Health Services and Olsten, respectively. No assurance can be given that such entities will be in a position to fund such indemnities should they be obligated to do so in the future. Olsten's health services business has been the subject of extensive government investigations and litigation. Olsten Health Services is unable to predict the costs that may be incurred to satisfy those obligations. If it is unable to satisfy any of these obligations, Olsten could be liable for such costs. For a description of legal proceedings and governmental investigations involving the health services business, for which Olsten Health Services will indemnify Olsten following the merger, see "Business--Government investigations" and "--Legal proceedings" in the prospectus of Olsten Health Services attached as Annex A to this proxy statement/prospectus.

Adecco and Olsten may be subject to potential liabilities due to fraudulent transfer considerations

         The split-off may be subject to federal and state fraudulent conveyance laws. Under these laws, if a court in a lawsuit by an unpaid creditor or a representative of creditors of Olsten or Olsten Health Services were to determine that, after giving effect to the split-off and any borrowings in connection with the merger or the split-off, Olsten or Olsten Health Services:

         o     was insolvent or would be rendered insolvent;

         o had unreasonably small capital with which to carry on its business and all businesses in which it intended to engage; or

         o intended to incur, or believed it would incur, debts beyond its ability to repay such debts as they would mature,

then such court could invalidate, in whole or in part, the split-off as a fraudulent conveyance and order Olsten's stockholders to return the value of the merger consideration paid by Adecco and Olsten and any dividends paid or require Olsten Health Services to fund various liabilities of Olsten for the benefit of creditors or require Olsten to fund various liabilities of Olsten Health Services for the benefit of creditors.

         The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction's law is applied. Generally, however, an entity would be considered insolvent if the present fair saleable value of its assets is less than:

         o the amount of its liabilities including contingent liabilities, or

         o the amount that will be required to pay its probable liabilities on its existing debts as they become absolute and mature.

No assurance can be given as to what standard a court would apply in determining insolvency or that a court would not determine that Olsten or any of its subsidiaries was "insolvent" at the time of or after giving effect to the split-off.

You may not receive the form of merger consideration that you elect

         Your ability to receive either 0.12472 of an Adecco ADS or an equivalent number of common shares or $8.75 in cash for each share of Olsten stock you own is subject to the limitation that Adecco will pay Olsten's stockholders in the aggregate cash for half of the outstanding Olsten stock and the remainder in Adecco ADSs or common shares. Holders who exercise appraisal rights for their shares of Olsten stock will be treated as having made a cash election. If enough other Olsten stockholders request the same form of merger consideration you request, you may not receive the type of consideration specified in your election. Depending on the trading price of Adecco ADSs or common shares, one form of the merger consideration may be more valuable than another. Any gain or loss recognized by Olsten stockholders with respect to the merger will, and, with respect to the split-off, should, generally be taxable as capital gain or loss. Accordingly, the more stock you receive, the less cash you will have available to pay taxes.

Adecco's ability to complete the merger depends on its ability to raise additional financing

         Adecco will require financing of approximatley CHF 547 million to fund the cash portion of the merger consideration, approximately CHF 512 million to pay certain Olsten debt and approximately CHF 311 million to satisfy contractual obligations and transaction costs associated with the merger. In addition, Adecco will require CHF 900 million to refinance outstanding Adecco indebtedness maturing in February 2000, and additional financing for operations. Adecco expects to raise funds through new bank borrowings and the issuance of debt or convertible debt securities. Adecco has received indicative term sheets with respect to proposed debt financing from lending institutions for the entire aggregate cash portion of the merger consideration. As of September 30, 1999, Adecco had not made a decision on these proposals and, therefore, did not have firm commitments for such new financing and refinancing. If Adecco cannot pay the cash portion of the merger consideration because it cannot obtain financing on terms acceptable to Adecco, it will breach its obligations under the merger agreement and the merger may not be consummated.

The value of the consideration that Olsten's stockholders will receive may vary as a result of stock-price fluctuations prior to the completion of the merger

         The value of the consideration that Olsten stockholders receive could vary both as a result of the market value of Adecco ADSs or common shares and Olsten Health Services common stock. Because there will be no established trading market for Olsten Health Services' common stock prior to the merger, it is uncertain at what price your Olsten Health Services common stock will trade. See "Risk Factors -- There is no existing trading market for our common stock" in the Olsten Health Services prospectus attached as Annex A.

         Additionally, the closing of the merger could be delayed in order to satisfy the conditions to completion of the merger. If there is a significant delay between the Olsten stockholder vote at the special meeting and when you will receive the merger consideration, you will be subject to the risk of variance in the market price of Adecco ADSs and common shares. The market value of such securities during this period may be adversely affected by changes in Adecco's business, operations, results and prospects as well as exchange rates between the U.S. dollar and the Swiss franc and market expectations of the likelihood that the merger will be completed. In addition, the market price at which Olsten Health Services common stock will trade may be adversely affected during this period by changes in the health services business, operations and prospects. As a result, the market value of your Olsten Health Services common stock or, if you receive them, your Adecco ADSs or common shares could be diminished between the time of the Olsten stockholder vote and when you actually receive such securities.

Adecco and Olsten Health Services may not pay dividends

         Historically, Olsten has paid cash dividends on Olsten stock, although Olsten recently discontinued the payment of dividends. Although Adecco has historically paid annual cash dividends, it may discontinue this practice at any time. The future payment of dividends by Adecco and Olsten Health Services will depend on decisions that will be made by their shareholders and board of directors, respectively, from time to time based on their respective results of operations and financial condition, cash requirements, covenants in instruments governing indebtedness and other relevant factors. Olsten Health Services' board of directors does not intend to declare any dividends in the foreseeable future.

         In addition, Adecco's ability to pay dividends will depend on the ability of Adecco's subsidiaries to pay cash dividends to Adecco and factors that may be deemed relevant by the holders of Adecco common shares, who determine by majority vote the declaration of annual dividends. In general, Swiss corporations may pay dividends only out of net profits, including retained earnings, after establishing mandatory reserves. There can be no assurance that Adecco will have any net profits after establishing mandatory reserves, thus preventing Adecco from paying any dividends. For a discussion on risks that may affect Adecco's results of operations, you should refer to "--Risks Related to Adecco."

Restrictions by regulatory agencies or a court could adversely affect our ability to complete the merger

         Even though Olsten and Adecco have received early termination of the waiting period under the HSR Act, a court could delay or prevent the merger before or after you adopt the merger agreement, and could still require Olsten and/or Adecco to divest one or more of their lines of business or regions of operation or to agree to various operating restrictions before or after you approve the merger. Neither Olsten nor Adecco can guarantee that it could complete any required divestiture for a fair market price. In addition, Olsten and Adecco have not received notice from the European Community and the other foreign regulatory authorities that the merger has been approved. The merger cannot be completed until these regulatory approvals are obtained. There can be no assurance that these approvals will be obtained.

         The laws of Switzerland require less corporate disclosure than those of the United States, which may result in less publicly available information about Adecco.

         A principal objective of the securities laws of the United States is to promote full and fair disclosure of all material corporate information. You should realize, however, that there may be less publicly available information about foreign issuers of securities publicly traded in the United States than is regularly published by or about domestic issuers of publicly traded securities.

         Although Adecco is subject to the disclosure requirements mandated by the Swiss Stock Exchange, Swiss law generally imposes limited disclosure requirements. Under Swiss law Swiss corporations must furnish year-end financials to their shareholders within six months after the close of each fiscal year, but do not have other continuing disclosure obligations.

         As a "foreign private issuer" (as such term is defined in the Securities Exchange Act of 1934), Adecco will be subject to the reporting and informational requirements of the Securities Exchange Act of 1934 applicable to foreign private issuers and will file an annual report with the Securities and Exchange Commission on Form 20-F within six months after the close of each fiscal year, and furnish certain material information to the Securities and Exchange Commission and the NASD under cover of Form 6-K promptly after it is made public. As a foreign private issuer, however, Adecco will not be required to file quarterly reports with the Securities and Exchange Commission and will be exempt from the requirements to furnish an annual proxy or information statement under the Securities Exchange Act of 1934.

         Under Swiss law, the shareholders of Adecco may have fewer and less-well defined shareholders' rights than they might otherwise have under U.S. law.

         Adecco's corporate affairs are governed by the Adecco charter and the laws of Switzerland. The Swiss Code of Obligations is in general less specific in terms of governance of corporate operations than is the Delaware General Corporation Law. Accordingly, under Swiss law, the shareholders of Adecco may have fewer or less well-defined rights than they might otherwise have as stockholders of a Delaware corporation. Among the rights a shareholder of a Swiss corporation lacks are appraisal rights and the right of shareholders to institute lawsuits on behalf of a corporation. For a description of what your rights will be as an Adecco shareholder, see "Description of Adecco Common Shares" and "Comparative Rights of Stockholders of Adecco and Olsten."

Risks Related to Adecco

Any significant economic downturn could result in fewer companies using temporary employees, which could materially adversely affect Adecco's results of operations

         Demand for personnel services is significantly affected by the general level of economic activity in a country. Companies use temporary staffing services to manage personnel costs and staffing needs due to business fluctuations. When economic activity increases, temporary employees are often added before full-time employees are hired. During expansions, there is also increased competition among temporary services firms for qualified temporary personnel. As economic activity slows down, companies tend to reduce their use of temporary employees before undertaking layoffs of their regular employees resulting in decreased demand for temporary personnel. Adecco may experience less demand for its services and more competitive pricing pressure during periods of economic downturn. Therefore, any significant economic downturn could have a material adverse effect on Adecco's results of operations or financial condition.

The worldwide staffing services market is highly competitive with limited barriers to entry, potentially limiting Adecco's ability to maintain or increase its market share or profitability

         The worldwide staffing services market is highly competitive with limited barriers to entry, and in recent years has been undergoing significant consolidation. Adecco competes in national, regional and local markets with full-service and specialized temporary service agencies. While the majority of Adecco's competitors are significantly smaller than Adecco, several competitors, including Manpower, Randstadt, Kelly Services and Vedior BIS, have very substantial marketing and financial resources. Adecco expects that the level of competition will remain high in the future, which could limit Adecco's ability to maintain or increase its market share or profitability.

If Adecco loses its key personnel, its business may suffer

         Adecco's operations are dependent on the continued efforts of its executive officers and senior management. In addition, Adecco is dependent on the performance and productivity of its local managers and field personnel. Adecco's ability to attract and retain business is significantly affected by local relationships and the quality of service rendered. The loss of Adecco's key managers may cause a significant disruption to the Adecco's business, resulting in an adverse effect on Adecco's operations, including Adecco's ability to establish and maintain customer relationships.

Adecco's success depends upon its ability to attract and retain qualified temporary personnel

         Adecco depends upon its ability to attract qualified temporary personnel who possess the skills and experience necessary to meet the staffing requirements of its clients. Adecco must continually evaluate and upgrade its base of available qualified personnel to keep pace with changing client needs and emerging technologies. Competition for individuals with proven professional skills, particularly technologically skilled employees, is intense, and demand for such individuals is expected to remain very strong for the foreseeable future. There can be no assurance that qualified personnel will continue to be available to Adecco in sufficient numbers and on terms of employment acceptable to Adecco. Adecco's success will depend on its ability to recruit qualified temporary personnel and retain them.

Adecco may be exposed to employment-related claims and costs that could materially adversely affect its business

         Adecco is in the business of employing people and placing them in the work place of other businesses. Attendant risks of such activities include possible claims by customers of employee misconduct or negligence, claims by employees of discrimination or harassment (including claims relating to actions of Adecco's customers), claims related to the inadvertent employment of illegal aliens or unlicensed personnel, payment of workers' compensation claims and other similar claims. Adecco has policies and guidelines in place to help reduce its exposure to these risks and has purchased insurance policies against certain risks in amounts that it believes to be adequate. However, there can be no assurances that Adecco will not experience such problems in the future or that Adecco may not incur fines or other losses or negative publicity with respect to such problems that could have a material adverse effect on Adecco's business.

The cost of unemployment insurance premiums and workers' compensation costs for Adecco's temporary employees may rise and reduce Adecco's profits

         Businesses use temporary staffing in part to shift certain employment costs and risks to personnel services companies. For example, Adecco is responsible for and pays unemployment insurance premiums and workers' compensation for its temporary employees. These costs have generally risen as a result of increased claims and governmental regulation, as have the level of wages generally. There can be no assurance that

Adecco will be able to increase the fees charged to its clients in the future to keep pace with increased costs. Price competition in the personnel services industry is intense, and has led to lower margins. There can be no assurance that Adecco will maintain its margins, and if it does not, its profitability could be adversely affected.

Currency fluctuations may negatively affect the U.S. dollar value of Adecco ADSs and dividend payments to Adecco ADS holders and may adversely affect Adecco's operating results when translating foreign currency into Swiss francs

         Adecco common shares are listed and principally traded on the Swiss Stock Exchange. The prices for Adecco common shares as quoted in the official list of the exchange are expressed in Swiss francs, and dividends on Adecco common shares, if any, are also paid in Swiss francs. Fluctuations in the exchange rate between the Swiss franc and the U.S. dollar will affect the U.S. dollar equivalent of the Swiss franc price of Adecco common shares on the Swiss Stock Exchange and, as a result, are likely to affect the market prices of the ADSs. Such fluctuations may negatively affect the U.S. dollar value of any dividend payments holders of Adecco ADSs may receive in the future.

         In addition, Adecco's operations are conducted in over 50 countries and Adecco's local operations are reported in the applicable foreign currencies and then translated into Swiss francs at the applicable foreign currency exchange rates for inclusion in Adecco's consolidated financial statements. Exchange rates for currencies of these countries may fluctuate in relation to the Swiss franc and such fluctuations may have an adverse effect on Adecco's operating results when translating foreign currency into Swiss francs.

Adecco's acquisition strategy may not be successful

         Adecco has in recent periods concluded material acquisitions of personnel services businesses, including TAD in late 1997 and Delphi Group plc and Career Staff Ltd. in 1999, and may make further material acquisitions. Acquisitions may involve significant risks, including uncertain valuation, legal liabilities, transactional and integration costs, diversion of management attention, and loss of or inability to achieve anticipated benefits, among others. There can be no assurance that Adecco will continue to find and acquire suitable acquisition candidates or that such acquisitions can be successfully integrated into Adecco, including the acquisition of Olsten. In addition, there can be no assurance that businesses acquired in the future will achieve anticipated revenues and earnings.

Officers of Adecco together own and control a substantial amount of Adecco's common shares, and therefore have the ability to make decisions that may adversely affect the market price of Adecco common shares and ADSs

         As of September 1, 1999, Klaus J. Jacobs, vice chairman and a director of Adecco, and Philippe Foriel-Destezet, chairman and a director of Adecco, own, directly or indirectly, approximately 23.5% and 22.0%, respectively, of the outstanding Adecco common shares. Because the number of Adecco common shares, including those represented by the Adecco ADSs, to be issued in the merger will not materially increase the total number of Adecco common shares outstanding immediately after the merger relative to the number of Adecco common shares outstanding immediately prior to the merger, the relative percentage of Adecco common shares owned by Messrs. Jacobs and Foriel-Destezet will remain approximately the same following the merger.

         The ownership of a substantial percentage of the outstanding Adecco common shares by such holders may have the effect of delaying, deferring or preventing a change in control of Adecco, may discourage bids for Adecco common shares or may adversely affect the market price of Adecco common shares and ADSs.

Government regulations may result in prohibition or restriction of certain types of employment services or the imposition of additional licensing or tax requirements that may reduce Adecco's future earnings

         Changes in legislation and regulation of Adecco's business in any of the jurisdictions in which it operates may be introduced from time to time by the legislatures of such jurisdictions which, if enacted, could have a material adverse effect on the temporary employment services industry in such jurisdictions, in general, and

Adecco's operations, in particular. Such legislative or regulatory changes could include, among others, the prohibition or restriction of certain types of employment services that may be provided or the imposition of new or additional licensing requirements or taxes with respect to the provision of employment services (e.g., sales or value added tax). There can be no assurance that Adecco will be able to increase the fees charged to its clients in a timely manner and in a sufficient amount to cover increased costs as a result of any of the foregoing.

Shareholders may have a limited ability to participate in Adecco rights offerings

         Swiss law requires a corporation to offer its shareholders the right to purchase a sufficient number of shares to maintain their existing ownership percentage whenever a Swiss corporation issues new shares, a concept known as "preemptive rights." If by the terms of any rights offering or for any other reason it is impracticable to make such rights or net proceeds available to any holder of Adecco ADSs, Morgan Guaranty Trust Company of New York may allow the rights to lapse. In addition, United States holders of Adecco ADSs may not be able to exercise preemptive rights through Morgan Guaranty Trust Company of New York unless a registration statement under the Securities Act is effective with respect to such rights or an exemption from the registration requirement thereunder is available. Adecco intends to evaluate at the time of any rights offering the costs and potential liabilities associated with any such registration statement, any benefits to it of enabling the holders of the Adecco ADSs to exercise such rights and any other factors Adecco considers appropriate at the time and then will make a decision as to whether to file such registration statement. Therefore, no assurance can be given that any such registration statement would be filed. To the extent holders of Adecco ADSs are unable to exercise such rights because a registration statement has not been filed and no exemption from such registration requirement under the Securities Act is available, Morgan Guaranty Trust Company of New York would attempt to sell such holders' preemptive rights and distribute the net proceeds thereof, if any, to the holders of Adecco ADSs. In any such case, such holders' equity interest in Adecco would be diluted proportionately. Morgan Guaranty Trust Company of New York, after consultation with Adecco, will have discretion as to the procedure for making preemptive rights available to holders of Adecco ADSs, or if the rights have value, which they frequently do not, in disposing of such rights and making the net proceeds available to such holders.

Adecco cannot assure you that a year 2000-related problem with its computer systems will not adversely impact Adecco and its business.

         Computer systems used by Adecco and by its customers and suppliers are liable to error or failure as a result of an inability to process dates after 1999 properly. Adecco has undertaken a program to assure its own readiness, to survey the readiness of customers and suppliers and to prepare contingency plans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Adecco--Year 2000 Readiness." However, there is no assurance that year 2000-related processing problems will not adversely impact Adecco and its business.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This proxy statement/prospectus contains forward-looking statements about the financial condition, results of operations and business of each of Adecco, Olsten and Olsten Health Services. All statements, other than statements of historical fact, included in this proxy statement/prospectus, including without limitation the statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations of Adecco," "Business of Olsten" and "Business of Adecco," are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions used or incorporated in this proxy statement/prospectus.

         Important factors that could cause actual results to differ materially from the forward-looking statements about Olsten, Adecco or Olsten Health Services in this proxy statement/prospectus are set forth under the caption "Risk Factors" and elsewhere in this proxy statement/prospectus and under "Risk Factors" in the Olsten Health Services Prospectus attached as Annex A and also include factors which are outside of their control, such as interest rates, foreign currency exchange rates, instability in domestic and foreign financial markets, changes in government regulations and year 2000 issues. In addition, future results are subject to uncertainties relating to the ability to consummate business strategies, including realizing cost savings from the merger and our other acquisitions. All forward-looking statements about Adecco, Olsten or Olsten Health Services are expressly qualified in their entirety by those cautionary statements.

         You are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement/prospectus or, in the case of documents incorporated by reference, the date of such documents.

                INFORMATION CONCERNING THE OLSTEN SPECIAL MEETING

Time, Place, Date

         The special meeting of Olsten's stockholders will be held on          ,
1999, at a.m. eastern time, at                . This proxy statement/prospectus
is being furnished to the holders of the outstanding Olsten common stock and class B common stock in connection with the solicitation of proxies by the board of directors of Olsten for use at the special meeting and at any adjournments and postponements of the special meeting.

Purpose of the Special Meeting

         At the special meeting, holders of Olsten common stock and class B common stock will consider and vote as a single class upon a proposal to adopt the merger agreement and to transact other business as may properly come before the meeting. Additional information concerning the special meeting and the merger agreement is set forth below.

Recommendations of Olsten's Board of Directors

         Olsten's board of directors has unanimously determined, based in part upon the opinions of its financial advisors, that the terms of the merger and the transactions contemplated by the merger agreement are fair from a financial point of view to Olsten stockholders. Olsten's board of directors recommends that Olsten stockholders vote FOR adoption of the merger agreement.

Record Date; Outstanding Olsten Stock Entitled to Vote

          Olsten's board of directors has fixed the close of business on , 1999 as the record date for the special meeting. Only holders of record of Olsten common stock and class B common stock on the record date are entitled to notice of and to vote at the special meeting. Holders of Olsten common stock are entitled to one vote for each share held on the record date and holders of class B common stock are entitled to ten votes for each share held on the record date on matters properly presented at the special meeting. Holders of Olsten common stock and class B common stock will vote together as a single class. Shares held by Olsten as treasury shares or of any of our subsidiaries do not have voting rights. A stockholders' list will be available for examination by holders of Olsten stock, for any purpose related to the special meeting, during the 5-day period preceding such meeting, at the offices of ________________________,
Telephone: __________.

          At the close of business on the record date, there were ____ and ____ shares of issued and outstanding Olsten common stock and class B common stock, respectively, held of record by ________ and _________ holders, respectively. Accordingly, an aggregate of ________ votes may be cast at the special meeting by holders of Olsten common stock and class B common stock.

Vote Required; Certain Olsten Stockholders Voting in Favor of Adoption of the Merger Agreement

         Under Delaware law and Olsten's certificate of incorporation, the merger agreement must be approved by the affirmative vote of the holders of a majority of the voting power of the Olsten common stock and class B common stock outstanding on the record date, voting together as a single class. The holders of a majority of the voting power of Olsten's stock present in person or represented by proxy will constitute a quorum for the transaction of business at the special meeting. Class B common stockholders, including Stuart Olsten, other members of the Olsten family and certain trusts controlled by and created for the benefit of members of the Olsten family, representing approximately 63% of the outstanding voting power of Olsten stock as of September 17, 1999, have agreed with Adecco to vote their shares in favor of the adoption of the merger agreement. These stockholders have sufficient voting power to create a quorum at the special meeting, and assuming these stockholders vote their shares in accordance with the voting agreement at the special meeting, the requisite vote for adoption of the merger agreement by the stockholders of Olsten will be assured. See "The Principal Stockholders Agreement" attached to this document as Annex E.

Action to Be Taken Under the Proxy

         All proxies in the enclosed form that are properly executed and returned to Olsten's transfer agent, ChaseMellon Shareholder Services, L.L.C., on or before the date of the special meeting, and not revoked, will be voted at the special meeting or any adjournments or postponements of the meeting in accordance with any instructions on the proxy or, if no instructions are provided, will be voted for adoption of the merger agreement. Failure to return an executed proxy card or to vote in person at the special meeting or voting to abstain will constitute, in effect, a vote against adoption of the merger agreement.

         Management of Olsten does not know of any other matters which may come before the special meeting. If any other matters are properly presented at the special meeting for action, it is intended that the persons named in the enclosed form of proxy and acting under the proxy will vote in accordance with their best judgment on these matters. These matters could include an adjournment or postponement of the special meeting from time to time if the board of directors of Olsten determines that holders of Olsten stock have not had sufficient time to consider the merger agreement. If the board makes this determination, additional proxies may be solicited during the adjournment period.

Revocation of Proxies

         Any stockholder who has given a proxy pursuant to this solicitation may revoke it by attending the special meeting and giving oral notice of his or her intention to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the special meeting by delivering to the secretary of Olsten an instrument revoking it or a duly executed proxy bearing a later date.

Proxy Solicitation

         Olsten will pay for the expense of mailing this proxy statement/prospectus and the solicitation of proxies. Adecco and Olsten will pay for their respective expenses of preparing and printing this proxy statement/prospectus. In addition to the use of the mail, proxies may be solicited by officers, directors and employees of Olsten, without additional remuneration, by personal interviews, written communication, telephone or facsimile transmission. Olsten also will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of Olsten stock, and will pay customary charges for forwarding the material.

         The matters to be considered at the meeting are important. Therefore, you are urged to read and consider carefully the information in this proxy statement/prospectus. You are also urged to complete, date, sign and return promptly the enclosed proxy using the enclosed postage-paid envelope.

         You should not send your share certificates with your proxy cards. After the merger, the exchange agent will send you a letter of transmittal with instructions on how to surrender your share certificates.

                                THE TRANSACTIONS

Background of the Transactions

         In pursuing strategies for enhancing stockholder value, Olsten regularly considers opportunities for acquisitions, dispositions and other strategic alliances. In the first quarter of 1999, Olsten management and the board considered strategic alternatives for its staffing and health services businesses in light of continued consolidation in such industries.

         On February 10, 1999, Olsten held a regular meeting of the board and discussed a letter from Adecco expressing preliminary interest in acquiring Olsten and an inquiry from another possible buyer. Olsten subsequently retained Salomon Smith Barney to assist it in evaluating these inquiries and possible alternatives for maximizing stockholder value. In April 1999, Olsten also engaged Warburg Dillon Read to assist it in this process.

         On March 18, 1999, Olsten's executive committee met to discuss alternative means of realizing the value of Olsten's businesses, including a spin-off of its health services business to Olsten's stockholders, a merger of Olsten with another company or a disposition of its health services business in order to facilitate the consummation of a transaction involving its remaining operations. Olsten management discussed with Olsten's financial advisors the status of a possible transaction.

         During late March through May 1999, as instructed by Olsten's board of directors, Warburg Dillon Read contacted a number of parties, including major strategic competitors in the staffing services industry or health services industry and financial buyers, regarding their potential interest in Olsten or its health services business. In April 1999, a confidential memorandum containing information about Olsten was prepared which was then distributed to interested parties upon signing a confidentiality agreement. In April 1999, Olsten and Adecco executed a confidentiality agreement and Adecco commenced due diligence.

         On May 4, 1999, the Olsten board reviewed the status of the process undertaken by Olsten and the status of negotiations with potential buyers. In addition, management informed the board that they had met with a number of interested parties, including Adecco.

         In May and June 1999, a number of bidders submitted preliminary non-binding indications of interest for an acquisition of Olsten without the health services business and a number of bidders submitted preliminary non-binding indications of interest for an acquisition of the health services business alone. Olsten, in consultation with Warburg Dillon Read, evaluated the indications of interest and concluded that it would continue discussions with, and release additional information regarding Olsten to, these potential buyers.

         In May and early June 1999, Olsten, Adecco and their respective financial advisors held various conference calls and meetings to discuss a possible merger without Olsten's health services business.

         During May and June 1999, Olsten provided five potential buyers, including Adecco, with access to a data room containing, among other items, materials pertaining to Olsten's corporate governance, employees and material contracts, management reports and financial and operating data. Olsten's management also made itself available for question and answer sessions. While the potential buyers performed due diligence on Olsten, Warburg Dillon Read, as instructed by Olsten, continued to contact potential strategic and financial buyers.

         On June 14, 1999, the executive committee of Olsten met and resolved that the executive committee be constituted as a special committee of the board of directors, consisting of Edward A. Blechschmidt, Victor F. Ganzi, John M. May, Stuart Olsten and Josh S. Weston. The special committee's authority was limited to entertaining, reviewing, and making recommendations to the board with respect to indications of interest and offers received by Olsten for the purchase of the health services business and/or Olsten. The special committee engaged Debevoise & Plimpton to advise it in such capacity.

         Thereafter, the special committee met with Olsten's financial advisors and directed the representatives of Warburg Dillon Read to discuss valuation issues with the investment bankers for Adecco and other interested parties. In addition, the Warburg Dillon Read representatives were directed to schedule meetings with a number of other entities which had expressed an interest in a transaction with Olsten.

         In early July 1999, Adecco and another potential buyer submitted non-binding proposals for the acquisition of Olsten, without the health services business. These proposals reflected varying structures, types and amounts of consideration to be delivered, liabilities to be assumed and conditions to closing, including further due diligence and negotiation of transaction documents. While neither proposal was satisfactory, the board concluded, in consultation with Olsten's financial advisors, that each merited further discussion.

         At a meeting of the special committee of Olsten on July 9, 1999, the special committee reviewed with Olsten's financial advisors the process by which bids were solicited and the indications of interest received from potential buyers. In addition, the special committee discussed possible transaction structures.

         On July 14, 1999, the special committee met with Olsten's legal and financial advisors. At this meeting, the special committee reviewed with Olsten's legal and financial advisors the chronology of events and valuation matters.

         On July 22, 1999, the board met to consider the possible sale of Olsten. It was the strong sense of the entire board, after full discussion at that meeting, that Olsten common stockholders and class B common stockholders should be paid the same consideration for their shares of stock in Olsten. The Olsten board decided at that meeting to establish an independent committee composed solely of disinterested directors elected by the holders of Olsten common stock. The independent committee was given limited authority to consider any proposal for the acquisition of all or any portion of Olsten pursuant to which some or all of the class B common stockholders would receive, directly or indirectly, different consideration for their shares of stock in Olsten than the common stockholders. The Olsten board of directors appointed Messrs. May and Weston to comprise the independent committee. The independent committee was to report its conclusions to the full Olsten board with respect to these matters. The independent committee retained Debevoise & Plimpton as its counsel, whereupon that firm resigned as counsel to the special committee.

         At the July 22, 1999 meeting, the board reviewed with Olsten's management and financial advisors the status of negotiations, due diligence, financial aspects of the proposed transactions and remaining open issues. The Olsten board also reviewed strategic alternatives, including Olsten continuing as an independent entity, the possible sale of Olsten as a whole, the spin-off/split-off of its health services business in connection with a sale of Olsten and the disposition of assets. In addition, Cahill Gordon & Reindel, counsel to Olsten, reviewed various legal issues with the Olsten board. After discussion, the Olsten board authorized the officers of Olsten to continue negotiations.

         Thereafter, the board instructed Olsten's financial advisors to pursue a split-off of Olsten's health services business, to further increase the consideration proposed by potential buyers and to inform potential buyers that the board would not approve a transaction structured with different consideration being paid for the different classes of Olsten stock.

         In late July 1999, Adecco and the other potential buyer submitted revised proposals reflecting an increased valuation of the transaction. At the direction of the board, Olsten's management and Warburg Dillon Read conducted negotiations with each party. As part of these discussions, Olsten and Adecco agreed that, in conjunction with any merger, Olsten would split off its health services business to its stockholders.

         Commencing July 27, 1999, Olsten, Adecco and their respective representatives had numerous conference calls to negotiate the terms of a merger agreement and related agreements. On August 4, 1999, Olsten agreed to negotiate exclusively with Adecco until August 20, 1999.

         From August 1 to August 9, 1999, Adecco and its legal and financial advisors conducted due diligence on Olsten at Olsten's offices in Melville, New York and elsewhere. At those meetings, representatives from Adecco, together with its advisors, discussed various matters relating to the business of Olsten with Olsten's management. On August 9, 1999, Olsten held a similar due diligence meeting with members of Adecco's management at Adecco's U.S. offices in Redwood City, CA.

         On August 11, 1999, Olsten and Adecco and their respective legal and financial advisors met in New York to continue to negotiate the merger agreement and the related agreements. Negotiations continued through August 17, 1999.

         Also on August 11, 1999, Olsten issued a press release stating that it was in discussions regarding a possible significant transaction, but did not identify Adecco as a party to those discussions. The press release was issued in response to an inquiry from the New York Stock Exchange about the increased trading activity of Olsten common stock.

         On August 12, 1999, the board of Olsten held a special meeting with Olsten's senior management and legal and financial advisors to consider the merger agreement, the terms that had been negotiated with Adecco, the results of due diligence and open issues.

         On August 13, 1999, Olsten's representatives, Messrs. Blechschmidt and Olsten, met with Adecco's representatives Klaus Jacobs, Philippe
Foriel-Destezet, John Bowmer and Felix Weber to discuss the proposed transaction.

         On August 14, 1999, the Olsten board held a special meeting to discuss the merger with Adecco and the split-off. At that meeting, Olsten's management reviewed the status of negotiations, including the resolution of previously open issues, the principal terms of the proposed transactions, the strategic reasons for the merger and split-off and the material factors for and against the transactions. Olsten's legal advisor reviewed the principal terms of the merger agreement, the separation agreement and related legal issues. Olsten's financial advisors provided an overview of the business of Adecco and reviewed with the board the financial analyses performed in their evaluation of the consideration to be received by holders of Olsten stock in the merger and split-off. Based on the assumption that the terms of the definitive merger and separation agreements would remain substantially the same as those set forth in the drafts of the agreements provided to the financial advisors, Warburg Dillon Read and Salomon Smith Barney each rendered its oral opinion, subsequently confirmed by delivery of written opinions, to the effect that, as of such date and based on and subject to the matters described in its opinion, the consideration to be received by holders of Olsten stock in the merger and the split-off, taken together, was fair, from a financial point of view, to such stockholders.

         At the August 14 meeting, the independent committee then reported that it had reviewed the proposed consulting and non-competition payments to be made to Mr. Olsten pursuant to a proposed agreement with Adecco and concluded that such payments did not provide preferential consideration for him in his capacity as a class B stockholder. The committee also reported that since, among other things, Olsten Health Services would have one class of common stock, it was satisfied that the consideration to be received by Olsten common stockholders and class B common stockholders in the merger and split-off was the same. After the principal terms and conditions of the proposed transactions negotiated as of that date were presented to the Olsten board by management and its legal and financial advisors, the Olsten board authorized management to proceed to negotiate and complete definitive agreements for the proposed transactions. The Olsten board unanimously approved the merger and all related transactions.

         On August 17, 1999, Olsten and Adecco entered into the merger agreement, separation agreement and the ancillary agreements.

         On August 18, 1999, Olsten and Adecco issued separate press releases announcing the transactions.

         In September 1999, the Olsten compensation committee reviewed the separation, consulting and non-competition agreements entered into in connection with the merger by Messrs. Olsten, Blechschmidt and Puglisi and two other Olsten executives. Following its review, the compensation committee approved the agreements. Subsequently, Messrs. Olsten, Blechschmidt and Puglisi and the two other Olsten executives agreed with the request of the Olsten executive committee to recast their agreements in order to reduce certain benefits and the Olsten board approved the revised agreements. The independent committee also reviewed Mr. Olsten's agreement and concluded that the benefits did not provide preferential consideration for him as a class B stockholder.

Reasons of Olsten for the Merger; Recommendation of Olsten's Board

         Olsten's board of directors believes that the merger and the separation of the health services business from the staffing services and information technology services businesses will accomplish a number of important business objectives.

         Olsten's board of directors believes that the merger is fair to you from a financial point of view. At its August 14, 1999 meeting, Olsten's board unanimously approved the merger agreement. Set forth below are the material factors weighing in favor of the merger that Olsten's board considered in reaching its decision to approve the merger agreement and to recommend that you vote to adopt the merger agreement:

         o the prospects of each of Olsten and Adecco indicate that the combined businesses will have a stronger presence in their markets than Olsten standing alone;

         o the ability of stockholders to achieve a premium from the cash and ADSs from Adecco plus the value of the Olsten Health Services common stock over the market price at which Olsten's common stock had previously traded;

         o the receipt of Adecco ADSs which will allow Olsten stockholders to continue to participate in the staffing services and information technology services businesses through a better capitalized company;

         o the ability to elect the form of consideration per share which enables those stockholders who wish to receive more cash to so elect and those stockholders who prefer to receive more Adecco ADSs, or Adecco common shares, to so elect;

         o the possibility that Olsten's future performance might not lead to a market price of Olsten's common stock in excess of the consideration that you would receive as part of the proposed merger and split-off;

         o the possible enhancement of Olsten's existing businesses as a result of combining with those of Adecco, attributable in part to the greater size and financial strength of the combined company;

         o the relative lower value to Olsten's stockholders that could be generated from other various strategic alternatives available to Olsten, including the alternative of remaining independent;

         o     the financial and business prospects of the combined company;

         o the potential beneficial effects on Olsten's various constituencies, including Olsten's employees, customers and creditors;

         o the strong historical financial position and results of operations of Adecco;

         o the maintenance of Olsten's headquarters as the North American headquarters for Adecco;

         o the experience of Adecco's management in acquiring and consolidating other staffing companies;

         o Olsten's board's belief, after consultation with its legal counsel, that the regulatory approvals necessary to complete the merger could be obtained;

         o the history of Olsten's discussions with other parties, including, without limitation, (1) the efforts of Olsten in exploring strategic initiatives to enhance stockholder value, (2) the fair and ample opportunity provided to other parties to submit proposals to Olsten, and (3) the extensive arm's-length negotiations between Olsten and Adecco that resulted in the per share consideration to which Adecco has agreed;

         o the financial presentation of Olsten's financial advisors, Warburg Dillon Read and Salomon Smith Barney, to Olsten's board and the opinions of each of Warburg Dillon Read and Salomon Smith Barney as to the fairness, from a financial point of view, of the consideration to be received by the holders of Olsten stock in the merger and the split-off, taken together, as more fully described below under "--Opinions of Olsten's Financial Advisors";

         o the expected taxation of any gain recognized by Olsten stockholders as capital gain and the expected absence of any corporate level tax cost to Olsten;

         o the increased ease of evaluating the performance and future prospects of the health services business;

         o the fact that Olsten Health Services will have one class of stock;

         o enabling the health services business to have its own publicly traded equity securities to finance its own growth opportunities and to incentivize management; and

         o allowing you and others to better evaluate the performance and future prospects of the health services business as an independent entity.

         Olsten's board of directors has set forth below the material factors weighing against the merger that it considered in reaching its decision to approve the merger agreement and to recommend that you vote to adopt the merger agreement:

         o Olsten's obligation to pay Adecco a termination fee of $40 million if the merger agreement is terminated because Olsten's board accepts a superior proposal;

         o the possibility that you could achieve more value over the long-term from continued operation of Olsten as an independent company;

         o that the merger and the split-off will be taxable to Olsten's stockholders; and

         o that because Adecco will pay to Olsten's stockholders, in the aggregate, cash for half of the outstanding Olsten stock and the remainder in Adecco ADSs or common shares, Olsten stockholders may not receive the type of consideration that they elect.

         Considering all of these factors, Olsten's board was aware of the interests of some of Olsten's executive officers and directors in the merger and the split-off as described beginning on page 40.

         Olsten structured the merger and the split-off of the health services business from Olsten's other businesses to achieve the strategic benefits discussed.

         Because of the variety of factors considered in connection with its evaluation of the merger, Olsten's board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Individual members of Olsten's board may have assigned different weights to different factors or may have considered additional factors not listed above.

         Olsten's board weighed both the material factors in favor of and against the merger and the merger agreement and determined that the material factors in favor of the merger outweighed the material factors against the merger. Consequently, it was Olsten's board's judgment that the merger agreement is in the best interests of Olsten's stockholders.

         Olsten's board unanimously recommends that you vote for adoption of the merger agreement.

Reasons of Adecco for the Merger

         Adecco's board of directors believes that the merger presents Adecco with a number of important opportunities. These include:

         o making Adecco the leader, in terms of revenues, in the U.S. staffing industry and the worldwide IT staffing business;

         o providing more comprehensive and diverse services to clients and additional career prospects for employees;

         o making Adecco better capitalized which will allow it to more cost effectively finance and achieve cost savings through economies of scale;

         o acquiring a market leadership position in the eastern regions of the U.S. to complement Adecco's market leadership in the western regions of the U.S.;

         o     acquiring Olsten's excellent and well-established brand names;
               and

         o combining a highly competent and motivated joint management team and compatible corporate cultures to promote a positive environment for employees.

Opinions of Olsten's Financial Advisors

         Opinion of Warburg Dillon Read

         Olsten's board of directors retained Warburg Dillon Read to act as its co-financial advisor in connection with the board of directors' review of strategic alternatives. At the meeting of Olsten's board of directors held on August 14, 1999, Warburg Dillon Read delivered its oral opinion to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, including a review of the definitive agreements for the transaction, the consideration to be received in the merger and split-off, taken together, was fair, from a financial point of view, to the holders of Olsten stock. The opinion was confirmed by delivery of a written opinion dated August 17, 1999, the date of execution of the merger agreement.

         The following summary of the Warburg Dillon Read opinion is qualified in its entirety by reference to the full text of the opinion. The full text of the Warburg Dillon Read opinion sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken and is attached as Annex D-1 to this document. We encourage you to carefully read the Warburg Dillon Read opinion in its entirety.

         The Warburg Dillon Read opinion:

         o     is directed to Olsten's board of directors;

         o relates to the fairness, from a financial point of view, of the consideration to be received in the merger and split-off, taken together, by holders of Olsten common stock and class B common stock;

         o addresses only the financial terms of the consideration to be received in the merger and split-off by the holders of Olsten common stock and class B common stock; and

         o does not constitute a recommendation to holders of Olsten common stock and class B common stock about how to vote at the special meeting or as to which election such holders should make regarding the form of the consideration to be received in the merger.

         In arriving at its opinion, Warburg Dillon Read, among other things:

         o reviewed publicly available business and historical financial information relating to Olsten, Olsten's health services business and Adecco, including the reported prices and trading activity for the Olsten common stock, the Adecco common shares and the Adecco ADSs;

         o reviewed internal financial information and other data concerning the business and financial prospects of Olsten, Olsten's health services business and Adecco, including estimates and financial forecasts prepared by management of the respective company, that was provided to Warburg Dillon Read by Olsten and Adecco;

         o held discussions with members of senior management of Olsten, Olsten's health services business and Adecco regarding the business and prospects of Olsten, Olsten's health services business and Adecco as well as other matters it believed relevant to its inquiry;

         o reviewed publicly available financial and stock market data with respect to selected companies in lines of business Warburg Dillon Read believed to be generally comparable to those of Olsten's staffing services business, Olsten's health services business and Adecco;

         o compared the financial terms of the merger and split-off with the financial terms of selected other transactions which Warburg Dillon Read believed to be generally relevant;

         o considered a number of the pro forma effects of the merger and split-off and related transactions on Adecco's financial statements;

         o reviewed drafts of the merger agreement and the separation agreement; and

o considered such other financial studies, analyses, investigations and information that it considered necessary or appropriate.

         In connection with its review, Warburg Dillon Read:

         o did not independently verify any of the information referred to above and, with Olsten's consent, relied on its being complete and accurate in all material respects;

         o assumed, with Olsten's consent, that the financial forecasts, estimates and pro forma effects referred to above were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of each company as to the future performance of their respective companies;

         o assumed that, following the split-off, Olsten Health Services would not have any material contingent liabilities except as reflected in Olsten's financial statements;

         o assumed that Adecco, the Company and Olsten Health Services would comply with all the material terms of the merger agreement and the separation agreement;

         o at Olsten's direction, did not make any independent evaluation or appraisal of any of the assets or liabilities of Olsten, Olsten Health Services or Adecco, nor was Warburg Dillon Read furnished with any such evaluation or appraisal;

         o assumed, with Olsten's consent, that the merger and split-off will comply with applicable foreign, federal and state laws, including laws relating to the payment of dividends, bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer or other similar law affecting creditors' rights generally; and

         o did not specifically analyze the impact on any individual holder of Olsten common stock or class B common stock of exercising the election regarding the form of the consideration to be received in the merger.

         Warburg Dillon Read's opinion:

         o is necessarily based upon economic, monetary, market and other conditions as they existed as of the date of the opinion and should be evaluated based upon these conditions;

         o does not imply any conclusion as to the actual value of the Olsten Health Services common stock, the Adecco ADSs or Adecco common shares when issued to the holders of Olsten common stock and class B common stock in the merger and split-off or the prices at which such securities will trade subsequent to the merger and split-off, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities;

         o does not address or take into consideration the after-tax consequences to any holder of Olsten common stock or class B common stock of the merger and split-off and the other transactions contemplated by the separation agreement and the merger agreement; and

         o does not address Olsten's underlying business decision to effect the merger and split-off.

         In connection with its opinion, Warburg Dillon Read understood that Adecco and Olsten would treat the split-off as an integral part of the merger for all United States federal, state and local tax purposes, and that Adecco and Olsten expected that:

         o holders of Olsten common stock and class B common stock would be treated as having had a portion of their shares of Olsten common stock and class B common stock (equal in value to the value of the Olsten Health Services common stock exchanged in the split-off) redeemed by Olsten in a transaction governed by
               Section 302(a) of the Internal Revenue Code of 1986, as amended, and as having sold their remaining shares of Olsten common stock and class B common stock in a fully taxable transaction for consideration consisting of consideration to be received in the merger; and

         o Olsten would recognize gain, if any, with respect to the Olsten Health Services common stock exchanged in the split-off.

Warburg Dillon Read was not asked to and did not recommend the specific consideration payable in the merger and split-off, which was determined through negotiation between Olsten and Adecco. At Olsten's direction, Warburg Dillon Read contacted third parties to solicit indications of interest in a possible transaction with Olsten, both in respect of Olsten as a whole, and in respect of Olsten's health services business. Warburg Dillon Read held discussions with a number of these parties prior to the date of its opinion. Olsten did not limit Warburg Dillon Read regarding the procedures to be followed or factors to be considered in rendering its opinion.

         In preparing its opinion, Warburg Dillon Read performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Warburg Dillon Read's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its opinion, Warburg Dillon Read made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, Warburg Dillon Read believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analyses set forth in its opinion.

         In performing its analyses, Warburg Dillon Read made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of Olsten, Adecco or Olsten Health Services. No company, transaction or business used in those analyses as a comparison is identical to Olsten or Adecco or their respective businesses or Olsten's health services business or the merger and split-off, nor is an evaluation of the results entirely mathematical. Rather, the analyses involves complex considerations and judgments concerning financial and operating characteristics and other factors which could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed.

         The estimates contained in the analyses performed by Warburg Dillon Read and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

         In the past, Warburg Dillon Read and its predecessors have provided investment banking services to Olsten and received customary compensation for the rendering of such services. In the ordinary course of its business, Warburg Dillon Read, its successors and affiliates may trade or have traded securities of Olsten or Adecco for their own account and, accordingly, may at any time hold a long or short position in such securities. Warburg Dillon Read and its affiliates, including UBS AG, may have other business relationships with Olsten and its affiliates and Adecco and its affiliates.

         Opinion of Salomon Smith Barney

         Olsten retained Salomon Smith Barney to act as co-financial advisor in connection with the proposed transaction. In connection with this engagement, Olsten requested that Salomon Smith Barney evaluate the fairness, from a financial point of view, of the consideration to be received in the merger and split-off, taken together, to the holders of Olsten stock. On August 14, 1999, at a meeting of Olsten's board of directors held to evaluate the proposed transaction, Salomon Smith Barney delivered to Olsten's board of directors an oral opinion to the effect that, as of the date of the opinion and based on and subject to the matters described in the opinion, including a review of the definitive agreements for the transaction, the consideration to be received in the merger and split-off, taken together, was fair, from a financial point of view, to the holders of Olsten stock. This opinion was confirmed by delivery of a written opinion dated August 17, 1999, the date of execution of the merger agreement.

         In arriving at its opinion, Salomon Smith Barney:

         o     reviewed the merger agreement and related documents;

         o held discussions with senior officers, directors and other representatives and advisors of Olsten and senior officers and other representatives and advisors of Adecco concerning the operations and prospects of Olsten's health services, staffing services and information services businesses and Adecco;

         o examined publicly available business and financial information relating to Olsten's health services, staffing services and information services businesses and Adecco, as well as financial forecasts and other information and data for Olsten's health services, staffing services and information services businesses and Adecco, which the managements of Olsten and Adecco provided to or otherwise discussed with Salomon Smith Barney, including information relating to strategic implications and operational benefits anticipated to result from the merger;

         o reviewed the financial terms of the transaction as described in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of Olsten common stock, Adecco common shares and Adecco ADSs, the financial condition and historical and projected earnings and other operating data of Olsten's health services, staffing services and information services businesses and Adecco, and the capitalization of Olsten and Adecco;

         o considered, to the extent publicly available, the financial terms of other transactions recently effected which it considered relevant in evaluating the merger;

         o analyzed financial, stock market and other publicly available information relating to the businesses of other companies whose operations it considered relevant in evaluating Olsten's health services, staffing services and information services businesses and Adecco;

         o evaluated the potential pro forma financial impact of the merger on Adecco; and

         o conducted other analyses and examinations and considered other financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

         In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data that it reviewed or considered. With respect to these financial forecasts and other information and data, the managements of Olsten and Adecco advised Salomon Smith Barney that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Olsten and Adecco as to the future financial performance of Olsten's health services, staffing services and information services businesses and Adecco and the strategic implications and operational benefits anticipated to result from the merger.

         Salomon Smith Barney did not express any opinion as to what the value of the Adecco common shares, Adecco ADSs or Olsten Health Services common stock actually will be when issued to Olsten stockholders in the transaction or the price at which the Adecco common shares, Adecco ADSs or Olsten Health Services common stock will trade after the transaction. In addition, Salomon Smith Barney did not make, and was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Olsten's health services, staffing services and information services businesses or Adecco, and Salomon Smith Barney did not make any physical inspection of the properties or assets of those businesses or Adecco.

         In connection with its opinion, Salomon Smith Barney was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part Olsten, although Olsten advised Salomon Smith Barney that third party indications of interest were solicited by other representatives of Olsten. Salomon Smith Barney was not requested to consider, and its opinion does not address, the relative merits of the transaction as compared to any alternative business strategies that might exist for Olsten or the effect of any other transaction in which Olsten might engage. Salomon Smith Barney noted that its opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Salomon Smith Barney as of the date of its opinion. Although Salomon Smith Barney evaluated the consideration to be received in the merger and split-off, taken together, from a financial point of view, Salomon Smith Barney was not asked to and did not recommend the specific consideration payable in the transaction, which was determined through negotiation between Olsten and Adecco. No other instructions or limitations were imposed by Olsten on Salomon Smith Barney with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

         The full text of Salomon Smith Barney's written opinion dated August 17, 1999, which describes the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex D-2 and incorporated into this document by reference. We encourage you to read this opinion carefully in its entirety. Salomon Smith Barney's opinion is directed to Olsten's board of directors and relates only to the fairness, from a financial point of view, of the consideration to be received in the merger and split-off, taken together, does not address any other aspect of the split-off, merger or related transactions and does not constitute a recommendation to any shareholder as to how to vote in the merger, the form of consideration to be elected by any shareholder in the merger or any other matter relating to the proposed transaction. The summary of Salomon Smith Barney's opinion included in this document is qualified in its entirety by reference to the full text of the opinion.

         In preparing its opinion, Salomon Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Salomon Smith Barney's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Accordingly, Salomon Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

         In its analyses, Salomon Smith Barney considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Olsten and Adecco. No company, transaction or business used in those analyses as a comparison is identical to Olsten or its businesses or the proposed transaction, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the transaction, public trading or other values of the companies, business segments or transactions being analyzed.

         The estimates contained in Salomon Smith Barney's analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Salomon Smith Barney's analyses and estimates are inherently subject to substantial uncertainty.

         Salomon Smith Barney's opinion and analyses were only one of many factors considered by Olsten's board of directors in its evaluation of the transaction and should not be viewed as determinative of the views of Olsten's board of directors or management with respect to the proposed transaction or the consideration payable in the transaction.

         Salomon Smith Barney is familiar with Olsten, having provided investment banking services to Olsten in the past unrelated to the proposed transaction, for which services Salomon Smith Barney has received compensation. In addition, Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Olsten, Adecco and their respective affiliates. In the ordinary course of business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Olsten and Adecco for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities.

         Joint Financial Analyses of Olsten's Financial Advisors

         The following is a summary of the material financial analyses jointly presented by Warburg Dillon Read and Salomon Smith Barney in connection with the rendering of their respective opinions. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses of the financial advisors, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Consider-ing the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses of the financial advisors.

         Olsten Analyses

         Selected Companies Analysis. Warburg Dillon Read and Salomon Smith Barney reviewed and compared selected financial information and public market multiples of Olsten and the following 14 other selected companies in the staffing services industry:

         o     Adecco
         o     CDI Corporation
         o     Interim Services Inc.
         o     Kelly Services, Inc.
         o     Labor Ready, Inc.
         o     Manpower Inc.
         o     Randstadt Holding N.V.
         o     RemedyTemp, Inc.
         o     Robert Half International Inc.
         o     Select Appointments plc
         o     SOS Staffing Services, Inc.
         o     StaffMark, Inc.
         o     Vedior NV
         o     Westaff, Inc.

         Warburg Dillon Read and Salomon Smith Barney reviewed, among other things, enterprise values, calculated as the market value of fully diluted equity securities plus indebtedness and minority interests less cash, as of August 13, 1999, as a multiple of actual trailing 12 months and estimated calendar 1999 and 2000 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. Warburg Dillon Read and Salomon Smith Barney then compared the implied multiples derived for the selected companies with the multiples implied in the merger for Olsten, excluding Olsten's health services business, based on the estimated transaction value of the merger. For purposes of determining the estimated transaction value of the merger, Warburg Dillon Read and Salomon Smith Barney assumed merger consideration of $8.75 per share of Olsten stock, approximately $750 million in Olsten indebtedness and approximately $28 million in minority interests to be assumed by Adecco, and net operating losses with a net present value of approximately $55 million to be acquired by Adecco. Estimated financial data for Olsten, as a whole, Adecco and the selected companies were based on publicly available research analysts' estimates. Estimated financial data for Olsten, excluding Olsten's health services business, were based on internal estimates of the management of Olsten. This analysis indicated the following implied multiples for the selected companies, as compared to the multiples implied in the merger for Olsten, excluding Olsten's health services business, based on the estimated transaction value of the merger:

                                              Implied Range of Multiples      Implied Multiples of Olsten, Excluding
                                                         of Selected            Olsten's Health Services Business,
                                                     Companies                 Based on Transaction Value of Merger
                                          --------------------------------    --------------------------------------
Enterprise Value                          Low     Mean     Median     High
----------------                          ---     ----     ------     ----

Actual trailing 12 months EBITDA          4.6x    9.1x     7.3x       20.0x                  9.0x
Estimated calendar 1999 EBITDA            3.6x    7.7x     7.0x       17.1x                  8.2x
Estimated calendar 2000 EBITDA            3.2x    6.6x     5.7x       14.4x                  7.2x


         Selected Transactions Analysis. Warburg Dillon Read and Salomon Smith Barney reviewed and compared publicly available information relating to the following seven selected transactions in the staffing services industry consummated since 1996:

         Acquiror                                              Target
         --------                                              ------

         o      Interim Services, Inc.                 Norell Corporation
         o      StaffMark, Inc.                        Robert Walters plc
         o      Randstadt Holdings N.V.                Strategix Solutions, Inc.
         o      The Corporate Services Group plc.      Metamor Worldwide, Inc. (Corestaff Services)
         o      Adecco                                 TAD Resources International
         o      Interim Services, Inc.                 Michael Page Group plc
         o      Adia SA                                Ecco SA

         Warburg Dillon Read and Salomon Smith Barney reviewed, among other things, enterprise values as a multiple of actual trailing 12 months EBITDA and actual trailing 12 months earnings before interest and taxes, commonly referred to as EBIT. Warburg Dillon Read and Salomon Smith Barney then compared the implied multiples derived for the selected transactions with the multiples implied in the merger for Olsten, excluding Olsten's health services business, based on the estimated transaction value of the merger. All multiples for the selected transactions were based on publicly available information at the time of the announcement of the particular selected transaction. Warburg Dillon Read and Salomon Smith Barney noted that there had been significant general deterioration in the performance of staffing services companies over the past 12 months. Therefore, Warburg Dillon Read and Salomon Smith Barney believed that the most relevant transaction was Interim Services, Inc.'s acquisition of Norell Corporation, which was announced on March 25, 1999 and consummated on July 2, 1999. This analysis indicated the following implied multiples for the Interim Services/Norell transaction as compared to the multiples implied in the merger for Olsten, excluding Olsten's health services business, based on the estimated transaction value of the merger:

                                                                              Implied Multiples of Olsten, Excluding
                                             Implied Multiples of Interim       Olsten's Health Services Business,
Enterprise Value                             Services/Norell Transaction       Based on Transaction Value of Merger
----------------                             ---------------------------       ------------------------------------

Actual trailing 12 months EBITDA                         6.7x                                  9.0x
Actual trailing 12 months EBIT                           8.4x                                 11.9x

         Discounted Cash Flow Analysis. Warburg Dillon Read and Salomon Smith Barney performed a discounted cash flow analysis, using internal estimates of the management of Olsten, with respect to Olsten's businesses and operations other than Olsten's health services business in order to derive an implied enterprise value reference range for those businesses and operations as if such businesses and operations were to continue on a stand-alone basis. This analysis was based on:

         o the present value of the estimated unlevered, after-tax free cash flows that those businesses could generate over the five-year period 1999 through 2003; and

         o the future 2004 exit value of those businesses and operations based on a range of multiples applied to estimated future 2004 EBITDA.

         For purposes of this analysis, Warburg Dillon Read and Salomon Smith Barney used discount rates of 11.0% to 12.0% and terminal 2004 EBITDA multiples of 5.5x to 6.5x. This analysis indicated an implied enterprise reference range for Olsten's businesses and operations other than Olsten's health services business of approximately $1,021 million to $1,251 million, as compared to the estimated transaction value of the merger of approximately $1,438 million.

         Adecco Analyses

         Selected Companies Analysis. Warburg Dillon Read and Salomon Smith Barney reviewed and compared selected financial information and public market multiples of Adecco and the following 14 other selected companies in the staffing services industry:

         o     CDI Corporation
         o     Interim Services Inc.
         o     Kelly Services, Inc.
         o     Labor Ready, Inc.
         o     Manpower Inc.
         o     Olsten
         o     Randstadt Holding N.V.
         o     RemedyTemp, Inc.
         o     Robert Half International Inc.
         o     Select Appointments plc
         o     SOS Staffing Services, Inc.
         o     StaffMark, Inc.
         o     Vedior NV
         o     Westaff, Inc.

         Warburg Dillon Read and Salomon Smith Barney reviewed enterprise values, as of August 13, 1999, as a multiple of actual trailing 12 months and estimated calendar 1999 and 2000 EBITDA, and equity values, calculated as per share closing stock prices on August 13, 1999, as a multiple of estimated 1999 and 2000 earnings per share, commonly referred to as EPS. Warburg Dillon Read and Salomon Smith Barney then compared the implied multiples derived for the selected companies with the multiples implied for Adecco based on the closing stock prices of Adecco common shares on August 13, 1999. Estimated financial data for Adecco and the selected companies were based on publicly available research analysts' estimates. This analysis indicated the following implied multiples for the selected companies, as compared to the implied multiples for
Adecco:

                                                                                          Implied Multiples of Adecco
                                                       Implied Range of Multiples         Based on August 13, 1999
                                                         of Selected Companies                Closing Stock Price
                                                   -------------------------------------  ---------------------------
                                                   Low       Mean      Median     High
                                                   ---       ----      ------     ----
Actual trailing 12 months EBITDA                   4.6        9.1x       7.3x       20.0x             20.0x
Estimated calendar 1999 EBITDA                     3.6x       7.7x       7.0x       17.1x             17.1x
Estimated calendar 2000 EBITDA                     3.2x       6.6x       5.7x       14.4x             14.4x

Equity Value

Estimated calendar 1999 EPS                        6.3x      15.4x      14.1x       28.2x             28.2x
Estimated calendar 2000 EPS                        5.5x      12.8x      12.4x       22.9x             22.9x

         Warburg Dillon Read and Salomon Smith Barney also compared the ratio of equity value per share over estimated 2000 EPS over the estimated five-year EPS growth rates for Adecco and the selected companies, which indicated a ratio of approximately 100% for Adecco and low, mean, median and high ratios of approximately 32%, 71%, 76% and 114%, respectively, for the selected companies.

         Discounted Cash Flow Analysis. Warburg Dillon Read and Salomon Smith Barney performed a discounted cash flow analysis, using internal estimates of the management of Adecco, in order to derive an implied enterprise reference range for Adecco on a stand-alone basis, without giving effect to the merger. This analysis was based on:

         o the present value of the estimated unlevered, after-tax free cash flows that Adecco could generate over the five-year period 1999 through 2003; and

         o the future 2004 exit value of Adecco based on a range of multiples applied to its estimated future 2004 EBITDA.

         For purposes of this analysis, Warburg Dillon Read and Salomon Smith Barney used discount rates of 7.5% to 8.5% and terminal 2004 EBITDA multiples of 11.5x to 12.5x. This analysis implied a per share equity reference range for Adecco of approximately 826 Swiss francs to 930 Swiss francs, as compared to the closing price of Adecco common shares on August 13, 1999 of 860 Swiss francs.

         Pro Forma Merger Analysis

         Warburg Dillon Read and Salomon Smith Barney analyzed the potential pro forma financial effects of the merger on Adecco's estimated EPS for 1999 and 2000, based on internal estimates of the managements of Olsten and Adecco. This analysis indicated that the merger could have an accretive effect on Adecco's EPS before amortization of goodwill in 1999 and 2000. The actual results achieved by the combined company may vary from projected results and the variations may be material.

         Other Factors

         In rendering their opinions, Warburg Dillon Read and Salomon Smith Barney considered other factors for informational purposes, including:

         o     a business, financial and shareholder profile of Adecco;

         o selected published analysts' reports on Adecco, including calendar years 1999 and 2000 EPS estimates of those analysts;

         o the recent trading history of Adecco ADSs and Adecco common shares relative to the Swiss Market Index and S&P 500 Index, including a comparison of the closing prices and trading volumes for Adecco ADSs and Adecco common shares;

         o implied trading multiples for selected health services businesses; and

         o historical and projected financial information for Olsten's health services business prepared by the management of Olsten.

         Miscellaneous

         Olsten has agreed to pay Warburg Dillon Read and Salomon Smith Barney for their financial advisory services upon completion of the transaction an aggregate fee equal to a percentage of the total consideration, including liabilities assumed, distributed in the split-off and payable in the merger. The aggregate fee payable to Warburg Dillon Read and Salomon Smith Barney in connection with the transaction is estimated to be approximately $10.6 million. Olsten also has agreed to reimburse Warburg Dillon Read and Salomon Smith Barney for their reasonable travel and other out-of-pocket expenses, including the reasonable fees and expenses of legal counsel, and to indemnify Warburg Dillon Read, Salomon Smith Barney and related parties against liabilities, including liabilities under the federal securities laws, arising out of their engagement.

         Olsten selected Warburg Dillon Read and Salomon Smith Barney based on their experience, expertise and reputation. Warburg Dillon Read and Salomon Smith Barney are internationally recognized investment banking firms that regularly engage in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Interests of Certain Persons in the Transactions

         Some members of Olsten's management and Olsten's board of directors may be deemed to have interests in the merger and split-off in addition to their general interests as Olsten stockholders. Olsten's board was aware of these potential conflicts of interest and considered them, among other factors, in approving the merger and the split-off. These interests include (1) accelerated vesting of currently unvested Olsten options as a result of the consummation of the merger and the split-off as described under "The Merger Agreement--Treatment of Stock Options" and in the Olsten Health Services prospectus attached as Annex A under "The Split-Off--Terms of the employee benefits allocation agreement--Equity Based Compensation Plans," (2) the indemnification provisions of the merger agreement as described under "The Merger Agreement-- Indemnification and Insurance," (3) accelerated vesting and payment of benefits under the Olsten supplemental executive retirement plan, as described under "--Treatment of Supplemental Executive Retirement Plan," below, and (4) cash payments by Adecco to Stuart Olsten, chairman of the board of Olsten, and to four executive officers in consideration for consulting services, covenants not to compete and, in the case of the executive officers, termination of their rights under their change in control or employment agreement (see "--Separation, Consulting and Non-Competition Agreements," below). Mr. Olsten will be appointed as a director of Adecco when the merger is complete. Following the split-off, some of the directors and officers of Olsten will be directors and officers of Olsten Health Services, one executive officer will be retained as a consultant of Olsten Health Services and Mr. Olsten agreed with Olsten Health Services not to compete with that company for a period of four years for a lump sum of $250,000, payable when the merger is completed. Mr. Blechschmidt will become chairman of the board, president and chief executive officer of Olsten Health Services. In addition, the following Olsten directors will become Olsten Health Services directors: Messrs. Victor F. Ganzi, Stuart R. Levine, John M. May, Stuart Olsten, Richard J. Sharoff, Raymond S. Troubh and Josh S. Weston.

         As of September 17, 1999, 15 executive officers and directors of Olsten, collectively, beneficially owned an aggregate of 325,520 shares of Olsten common stock and 10,311,913 shares of Olsten class B common stock, in each case, excluding shares subject to outstanding stock options. All such shares will be treated in the merger and the split-off in the same manner as shares of Olsten common stock and Olsten class B common stock held by other stockholders of Olsten.

         As of September 17, 1999, the executive officers of Olsten, collectively, also held options to purchase an aggregate of 1,525,354 shares of Olsten common stock and 3,004 shares of class B common stock pursuant to Olsten's stock option plans, 416,067 of which options to purchase Olsten common stock and all of which options to purchase class B common stock were exercisable on or prior to that date. In addition, as of September 17, 1999, the non-employee directors of Olsten, collectively, held options to purchase an aggregate of 150,000 shares of Olsten common stock and an aggregate of 64,559 shares of class B common stock, and an employee director of Olsten who is not an executive officer held options to purchase an aggregate of 404,800 shares of common stock. Upon the consummation of the merger, all of the options held by such executive officers and directors will immediately become exercisable in full. The treatment of such options is described under "The Merger Agreement--Treatment of Stock Options" and in the Olsten Health Services prospectus attached as Annex A under "The Split-Off--Manner of effecting the split-Off; Treatment of Olsten Stock Options."

         Each executive officer of Olsten having a change in control agreement who is not employed by Olsten Health Services or Adecco following the consummation of the merger and split-off may be entitled to the change of control payments specified in such individual's change of control agreement, which will be triggered by the merger and the termination of such individual's employment other than for cause. The individuals entering into separation, consulting and non-competition agreements will have waived their rights under the change in control agreements.

Separation, Consulting and Non-Competition Agreements

         Mr. Olsten, Mr. Blechschmidt, Anthony J. Puglisi, executive vice president and chief financial officer, William P. Costantini, executive vice president and general counsel, and Maureen K. McGurl, senior vice president, human resources, have entered into separation, consulting and non-competition agreements which will become effective only upon the completion of the merger. Each agreement, other than Ms. McGurl's, provides that at the effective time of the merger, the executive's employment will terminate and the executive will become a consultant to Adecco. Each agreement has a consulting term of four years, or, in the case of Mr. Olsten, five years. Under these agreements, each of Messrs. Blechschmidt, Puglisi and Costantini and Ms. McGurl will receive, when the merger is completed and in consideration of the termination of their current change in control agreements or, in the case of Mr. Blechschmidt, his current employment agreement, $1,350,000, $791,900, $686,600 and $577,400, respectively.

         In addition, in consideration for their agreement not to compete with Adecco and not to solicit its employees during the term of their respective agreements, each executive will receive after the merger is completed a lump-sum fee and annual fees over the term of his or her agreement as follows: Mr. Olsten ($8 million lump-sum, $200,000 annual); Mr. Blechschmidt ($2.35 million lump-sum, $50,000 annual); Mr. Puglisi ($1.7 million lump-sum, $200,000 annual); Mr. Costantini ($1.5 million lump-sum, $150,000 annual; and Ms. McGurl ($400,000 lump-sum).

         The executives are also obligated to maintain the confidentiality of certain business information. Also, Adecco has retained Messrs. Olsten, Blechschmidt, Puglisi and Costantini as consultants for the respective terms of their agreements for annual consulting fees of $200,000, $200,000, $50,000 and $100,000, respectively. The executives and their dependents will also receive medical coverage for up to three years (five years in the case of Mr. Olsten), and will be reimbursed for reasonable business expenses (including, in the case of Mr. Olsten, up to $1,000 a month for automobile lease payments until the earlier of the end of the agreement term or the lease). Messrs. Olsten and Blechschmidt will be compensated, on an after tax basis, for excise taxes (no more than $1 million of excise taxes in the case of Mr. Olsten) imposed by reason of the receipt of amounts payable under the separation, consulting and non-competition agreements or otherwise, which obligation Olsten Health Services will assume under the separation agreement. No amounts are payable under the agreements unless the merger is completed, at which time Olsten, which at such time will be a wholly-owned subsidiary of Adecco, will be obligated to make such payments as are required by the agreements.

Treatment of Supplemental Executive Retirement Plan

         Prior to the closing of the merger, Olsten will amend its supplemental executive retirement plan to provide that employees of Olsten Health Services and Mr. Blechschmidt shall cease accruing benefits thereunder as of a specified transfer date. No later than the transfer date, the accrued benefits of employees of Olsten Health Services and Mr. Blechschmidt will be vested in full. On the transfer date, Olsten Health Services will establish a nonqualified supplemental executive retirement plan substantially similar to the Olsten plan and will assume all liabilities and obligations with respect to the employees of Olsten Health Services, Mr. Blechschmidt and the former employees of Olsten. Thereafter, but prior to the merger, the Olsten supplemental executive retirement plan will be terminated and the accrued benefits of each participant will be vested in full at that time and distributed in the form of a lump-sum payment as soon as administratively practicable thereafter. The accrued benefits of Messrs. Olsten, Blechschmidt and Puglisi under the Olsten plan at September 1, 1999 were $1,466,767, $3,700,000 and $350,231 respectively.

Appraisal Rights

         You are entitled to appraisal rights under section 262 of the Delaware General Corporation Law as to shares of common stock and class B common stock owned by you. Set forth below is a summary description of section 262 and attached as Annex F is section 262 represented in its entirety. All references in this summary to a "stockholder" are to the record holder of the shares of Olsten common stock and/or class B common stock on the record date. A person having a beneficial interest in shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

         This summary and section 262 should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so because failure to comply strictly with the procedures set forth in this document and in section 262 will result in the loss of appraisal rights.

         In accordance with section 262, before the vote at the special meeting upon the proposal to adopt the merger agreement, any stockholder may demand in writing from Olsten the appraisal of the fair value of the stockholder's shares. The demand must reasonably inform Olsten of the identity of the stockholder and that the stockholder intends to demand the appraisal of the stockholder's shares. In order to be entitled to appraisal rights with respect to any shares, a stockholder must:

         o     be the record holder of the shares on the date of the demand;

         o continuously hold the shares through the effective time of the merger;

         o     properly demand an appraisal as described in this section; and

         o     not vote in favor of the proposal to adopt the merger agreement.

         A stockholder who elects to exercise appraisal rights must mail or deliver a written demand to:

                  Olsten Corporation
                  175 Broad Hollow Road
                  Melville, NY  11747
                  Attention:  Corporate Secretary

         A vote against the merger or a failure to vote for the merger would not by itself constitute sufficient notice of a stockholder's election to exercise appraisal rights.

         Any stockholder, other than a record owner who is acting as a nominee holder for different beneficial owners, seeking to exercise appraisal rights for a portion, but not all, of the stockholder's shares should consult with legal counsel before taking action. Olsten believes that Delaware law has not clearly addressed the ability of a stockholder to exercise appraisal rights with respect to a portion, but not all, of a stockholder's shares. Should a stockholder, other than a record owner who is acting as a nominee holder for different beneficial owners, seek to exercise appraisal rights with respect to a portion, but not all, of the stockholder's shares, Olsten presently intends to assert that by doing so the stockholder has waived appraisal rights. Stockholders should be aware that a Delaware court may find that the stockholder has so waived the stockholder's appraisal rights.

         A demand for appraisal must be executed by or for the stockholder of record as the stockholder's name appears on the certificate or certificates representing his or her shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by the fiduciary. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the person is the record owner. In this case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

         From and after the effective time of the merger, no stockholder who has duly demanded appraisal in compliance with section 262 will be entitled to vote for any purpose the shares subject to the demand or to receive payment of dividends or other distributions on the shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time.

         At any time within 60 days after the effective time of the merger, any stockholder shall have the right to withdraw the stockholder's demand for appraisal and to accept the terms offered in the merger agreement; after this period, a stockholder may withdraw the stockholder's demand for appraisal only with the consent of Olsten, as the surviving corporation.

         Within 120 days after the effective time of the merger, either Olsten, as the surviving corporation, or any stockholder who has complied with the required conditions of section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on the petition, the Court of Chancery will determine which stockholders are entitled to appraisal rights and will appraise the shares formerly owned by these stockholders, determining the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the Court of Chancery is to take into account all relevant factors.

         The cost of the appraisal proceeding may be determined by the Court of Chancery and taxed against the parties as the Court of Chancery deems equitable in the circumstances. Upon application of a dissenting stockholder, the Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

         If no petition for appraisal is filed with the Court of Chancery within 120 days after the effective time of the merger, stockholders' rights to appraisal shall cease, and all stockholders who had previously demanded appraisal shall thereafter be entitled to receive Adecco ADSs, or common shares and/or cash pursuant to the merger and Olsten Health Services common stock upon valid surrender of the certificates that formerly represented their shares. Because Olsten has no obligation to file a petition, and has no present intention to do so, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

Election, Exchange and Payment Procedures

         Olsten has enclosed a form of election with this proxy statement/prospectus. In addition, Olsten has agreed to use its reasonable best efforts to mail the form of election to all persons or entities who become Olsten stockholders during the period between the record date for Olsten's special stockholders meeting and 10:00 a.m., New York time, on the date five business days prior to the anticipated closing date of the merger. Moreover, Olsten has agreed to use its reasonable best efforts to make the form of election available to all persons or entities who become Olsten stockholders between five business days and the end of the business day prior to the merger.

         You must use the form of election that is mailed to you if you would like to indicate to us whether, in consideration for your shares of Olsten stock, you:

         o     prefer to receive the cash consideration;
         o     prefer to receive Adecco ADSs;
         o     prefer to receive Adecco common shares; or
         o have no preference as to form of the merger consideration you are to receive.

In addition, you must complete and sign the form of election and mail it to Morgan Guaranty Trust Company of New York, the exchange agent, no later than 4:00 p.m., New York time, on the business day prior to the closing date of the merger in order for your form of election to be considered properly submitted. If you do not submit your form of election or do not submit the form properly, you will have been deemed to have indicated to us that you have no preference in the form of consideration you are to receive. If you are a representative of more than one stockholder, you may submit more than one form of election, but only if you certify to us in writing that each form of election that you submit covers all the shares of Olsten stock held by you for the corresponding beneficial owner. You should not submit your Olsten stock certificates with your form of election or the enclosed proxy. You should only surrender your certificates with the letter of transmittal that will be mailed to you separately after the merger has been completed. You will be entitled to revoke your election until 4:00 p.m., New York time, on the business day prior to the closing date of the merger.

         At least one business day prior to the consummation of the merger, Adecco will deposit with the exchange agent the aggregate amount of ADSs, cash and common shares, if any, to be distributed to the Olsten stockholders in the merger. Olsten will make available to the exchange agent enough shares of Olsten Health Services common stock and Olsten Health Services will provide cash for payment in lieu of fractional shares for distribution to Olsten stockholders.

         Promptly after the merger is consummated, if you are a record holder of a certificate, as determined on the date of the merger, that represented shares of Olsten common stock or class B common stock prior to the merger, the exchange agent will mail to you a form letter of transmittal and instructions to use to surrender your certificates. Once you surrender your certificates, together with a duly executed letter of transmittal, you will be entitled to receive your pro rata share of the merger consideration and shares of Olsten Health Services common stock, and your certificates will be canceled. If you are not the registered holder of the certificate that you are surrendering but you wish to have shares of Adecco ADSs or common shares be issued under your name in exchange for shares of Olsten common stock or class B common stock, the certificates that you surrender must be properly endorsed by the registered holder to you or otherwise be in proper form for transfer. In addition, the registered holder may be required to pay any transfer or other taxes required by reason of the exchange by you instead of such registered holder of such certificate, or the registered holder may be required to establish that such tax has been paid or is not applicable.

         No dividends or other distributions that are declared and payable after the date of the merger on Adecco common shares will be paid to you until you surrender your certificates and are scheduled to receive shares of either Adecco ADSs or common shares. Upon surrender, Adecco will deposit with the exchange agent and shall cause the exchange agent to pay to you the dividends or other distributions, excluding interest, that became payable after the date of the merger on the Adecco ADSs or common shares that you are entitled to receive.

         After the merger, there will be no transfers on the stock transfer books of Olsten of the shares of Olsten common stock or class B common stock that were outstanding immediately prior to the merger. If, after the merger, certificates are presented to Adecco or Olsten, those certificates will be canceled and exchanged for the applicable merger consideration.

         None of Olsten, Adecco or Olsten Health Services will pay any interest to you and no interest will accrue on the merger consideration payable to you. None of Olsten, Adecco or Olsten Health Services will pay any interest on dividends and distributions for the time between the record date and the date Adecco or Olsten Health Services actually pays you those dividends and distributions. In addition, neither Olsten nor Adecco will pay you any interest on any cash payable in place of fractional shares of Adecco or Olsten Health Services. From the effective time of the merger, all of Olsten's stock will automatically be canceled and will cease to exist and you will not have any right with respect to Olsten stock other than your right to receive cash, Adecco ADSs or common shares, Olsten Health Services common stock, dividends and/or other distributions as described above.

         None of Olsten, Adecco or Olsten Health Services will be liable to you for any merger or split-off consideration delivered to a public official pursuant to any applicable abandoned property or similar law. The exchange agent will deduct from the merger and split-off consideration paid to you any amounts that the exchange agent is required to withhold under any provision of federal, state, local or foreign tax law.

         The exchange agent will deliver cash and/or Adecco ADSs or common shares and Olsten Health Services common stock in exchange for a lost, stolen or destroyed Olsten certificate when it receives an affidavit of that fact by the owner of the certificate. However, Adecco or Olsten Health Services may require you to deliver a reasonable indemnity bond against any claim that may be made against Adecco, Olsten Health Services or the exchange agent with respect to a certificate alleged to have been lost, stolen or destroyed.

         Olsten or the exchange agent, if Olsten determines that the exchange agent shall be so empowered, shall determine whether forms of election have been properly completed, signed and submitted or revoked and whether to disregard immaterial defects in forms of election. This determination shall be conclusive and binding and neither Olsten nor the exchange agent shall be obligated to notify you of any defect in any form of election you have submitted to the exchange agent.

Delisting and Deregistration of Olsten Common Stock

         If the merger is completed, Olsten common stock will be delisted from The New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934.

Accounting Treatment

         The merger will be accounted for using the purchase method of accounting under U.S. GAAP with Adecco as the acquiror.

Sources of Funds

         The cash consideration to be paid by Adecco in connection with the merger is anticipated to be funded with the proceeds from new bank borrowings and the issuance of debt or convertible debt securiites. As of September 30, 1999, Adecco did not have firm commitments for such financing and refinancing. However, based on the indicative term sheets received by Adecco from, and the conversations with, lending institutions with respect to such debt and other financing, Adecco currently believes that, although it has not committed to any such proposed new financing, it will be able to obtain the debt and other financing necessary to fund the cash portion of the merger consideration on terms reasonably satisfactory to Adecco. See "Risk Factors - Adecco's ability to complete the merger depends on its ability to raise additional financing."

Regulatory Matters

         As required by the HSR Act, Olsten and Adecco filed a Notification and Report Form for review with the Federal Trade Commission and the Department of Justice on August 26, 1999. Under the HSR Act, Olsten and Adecco could not complete the merger until they satisfy the waiting period requirements. Olsten and Adecco received early termination of the waiting period under the HSR Act. No additional filings or waiting period is applicable with respect to the merger pursuant to the HSR Act and the rules promulgated under the HSR Act.

         At any time before or after the effective time of the merger, the Department of Justice or the Federal Trade Commission or a private person or entity could seek under the antitrust laws, among other things, to enjoin the merger or to cause Adecco or Olsten to divest itself, in whole or in part, of Olsten or Adecco or of other businesses conducted by Adecco after the merger. There can be no assurance that a challenge to the merger will not be made or that, if such a challenge is made, Olsten and Adecco will prevail. The obligations of Olsten and Adecco to consummate the merger are subject to the condition that there be no temporary restraining order, preliminary or permanent injunction or other order by any court or governmental or regulatory authority of compe-tent jurisdiction prohibiting consummation of the merger. Each party has agreed to use all reasonable best efforts to have any such injunction or order lifted.

         The proposed merger was notified to the Commission of the European Communities on September 28, 1999, as the merger constitutes a concentration having a Community dimension as determined by Council Regulation (EEC) No. 4064/89. Comparable filings with the regulatory authorities in Brazil and Canada will be made. In addition, as a result of antitrust laws recently adopted by Argentina, Olsten and Adecco may be required to make comparable filings with Argentinean antitrust regulatory authorities in connection with the merger. The obligations of Olsten and Adecco to consummate the merger are subject to obtaining waivers, consents and approvals from the European Commission and other governmental authorities under applicable foreign antitrust or similar laws to consummate the merger. There can be no assurance that unobtained regulatory approvals will be granted or whether they will be obtained or that other actions will not be taken under such laws.

         In addition, a number of governmental filings are required in order to complete the split-off. See "Risk Factors--Risks Related to the Split-Off--We are required to provide notifications to, and seek approval of, certain regulatory authorities in order to complete the split-off and the merger" in the Olsten Health Services prospectus attached as Annex A.

                              THE MERGER AGREEMENT

         The following summary of the terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex B to, and is incorporated by reference in, this proxy statement/prospectus. You are urged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

The Merger

         The merger agreement provides that, following the approval of the merger agreement by the stockholders of Olsten and the satisfaction or waiver of the other conditions to the merger, Staffing Acquisition Corporation, a wholly owned subsidiary of Adecco, will merge with and into Olsten, with Olsten as the surviving corporation in the merger. As a result of the merger, Olsten will become a wholly-owned subsidiary of Adecco.

         Other than with respect to the shares of Olsten stock held by (1) Adecco, (2) Olsten, (3) any of their respective subsidiaries or (4) any stockholder who properly dissents from the merger, each share of Olsten stock outstanding at the time of the merger will be converted into the right to receive:

         1) 0.25 of a share of common stock of Olsten Health Services, as part of the split-off; and
         2)  either:
             o  $8.75 in cash, without interest;
             o 0.12472 of an Adecco ADS, representing 0.01559 of an Adecco common share, or, if elected, Adecco common shares; or
             o  a prorated combination of both.

For each share of Olsten stock that you hold, you may elect to receive either cash or Adecco ADSs or common shares. Despite your election, you may receive a prorated combination of both cash and Adecco ADSs such that a number of outstanding shares of Olsten stock equal to approximately (a) 50% of the aggregate number of shares of Olsten stock outstanding immediately prior to the effective time of the merger minus (b) the number of shares of Olsten stock owned by Adecco, Olsten or any of their respective subsidiaries will be exchanged for cash.

         If, after having surrendered all of the shares of Olsten stock that you own, you would receive any fractional share of an Adecco ADS or common share, you will receive, instead of fractional shares, cash in an amount equal to the product of (1) the fraction and (2) the arithmetic average of the closing quoted price of Adecco ADSs or common shares during the five consecutive trading days on the Nasdaq National Market or the Swiss Stock Exchange, respectively, immediately prior to the date the merger is consummated. Similarly, if you would receive any fractional share of Olsten Health Services common stock you will instead receive cash in an amount equal to the product of (1) the fraction and
(2) the last reported sale price of Olsten Health Services common stock as reported on the Nasdaq National Market on the first full day of trading following the split-off.

         Adecco will provide holders of Olsten stock with the option to receive one Adecco common share for every eight Adecco ADSs such holders would be entitled to receive.

         Adecco will be entitled to deduct and withhold from the merger consideration otherwise payable to you amounts required to be deducted and withheld under federal, state, local or foreign tax law. To the extent that any amount is so withheld and paid over to the appropriate taxing authority, the withheld amount will be treated as having been paid to you in respect of shares of Olsten common stock or class B common stock, as applicable, for which the withholding was made.

         Shares of Olsten stock held by Adecco, Olsten or any of their respective subsidiaries will be canceled without consideration.

Effective Time

         The merger will become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware or at a later time specified in the certificate of merger. Unless each of Adecco, Staffing Acquisition Corporation and Olsten agree otherwise, the filing of the certificate of merger will be made no later than the business day following the time all of the conditions precedent to the merger, including the approval of the merger agreement and the separation agreement by the stockholders of Olsten, are either satisfied or waived. See "--Conditions to Completion of the Merger."

Treatment of Stock Options

         Pursuant to the merger agreement, outstanding options to purchase Olsten common stock will become, to the extent provided in its stock option plans, fully vested and exercisable prior to or concurrently with the close of the merger. Upon the completion of the merger, Olsten stock options held by employees of Olsten Health Services will be converted to options to purchase shares of Olsten Health Services pursuant to an applicable stock option plan and the terms set forth by the board of directors of Olsten Health Services. At the effective time of the merger, Olsten stock options held by any other former or current employees of Olsten or non-employee director of Olsten following consummation of the merger will be adjusted to represent options to purchase Adecco common shares. Each of those Olsten stock options will be adjusted such that:

         o the aggregate difference after the adjustment between the fair market value of the Adecco common shares subject to the stock option over the aggregate exercise price of the stock option remains the same as the aggregate difference before the adjustment between the fair market value of the shares of common stock subject to the stock option over the aggregate exercise price of the stock option;
         o the aggregate exercise price of the stock option remains the same before and after the adjustment; and
         o the ratio of the fair market value per share subject to the option to exercise price per share is the same before and after the adjustment.

The fair market value will be determined based on the arithmetic average of the closing quoted price, with respect to the shares of Olsten common stock, on the NYSE and, with respect to the Adecco common shares, on the Swiss Stock Exchange, in each case, on the five consecutive trading days immediately preceding the date of the merger.

Conduct of Business Prior to the Merger

         Except as specifically contemplated by the merger agreement or the separation agreement or as expressly agreed to in writing by Adecco, during the period from the date of the merger agreement to the date the merger is consummated, Olsten has agreed to:

         o conduct its consolidated operations according to its ordinary and usual course of business consistent with past practice;
         o     maintain its consolidated business organization;
         o     keep available the services of its officers and employees; and
         o maintain satisfactory relationships with suppliers, vendors, contractors, customers and others having significant business relationships with Olsten or any of its subsidiaries.

In addition, Olsten has agreed not to take any action that would adversely affect its ability to consummate the merger, the split-off or any other transaction contemplated by the merger agreement or the separation agreement. Furthermore, except as specified in the merger agreement or the separation agreement or as expressly agreed to in writing by Adecco, Olsten has agreed that, prior to the merger and the split-off, neither it nor any of its subsidiaries will or will agree to:

         o     amend its organizational documents;
         o issue additional shares or encumber any existing shares of its common stock other than pursuant to the terms of outstanding options, warrants and other convertible securities or rights specifically disclosed in the merger agreement;
         o     split, combine or reclassify any shares of its capital stock;
         o declare, set aside or pay any dividend or other distribution on in its capital stock;
         o except pursuant to an agreement that was effective prior to the date of the merger agreement, purchase, prepay, redeem or otherwise acquire any shares of its own common stock or any of its other equity securities or any of its indebtedness or debt securities;
         o except in the ordinary course of business or pursuant to an agreement that was effective prior to the date of the merger agreement, increase the compensation or benefits of any of its directors, officers or other employees, pay or grant employee benefits or enter into or amend any agreement with any of its past or existing directors, officers or employees;
         o except as may be required by law, adopt or become obligated under any new pension plan, stock option plan or any other employee benefits plan that was not in existence at the time the merger agreement was executed;
         o     consolidate or merge with any other entity;
         o other than as contemplated by the separation agreement, sell or transfer any of its capital stock or more than 5% of its assets to any entity;
         o other than in the ordinary course of business consistent with past practices, directly or indirectly acquire, or make investments in, any business organization or division or asset;
         o maintain its books and records in a manner not in the ordinary course of business consistent with past practice;
         o except as may be appropriate to conform to changes in law or U.S. GAAP, institute any significant change in accounting methods, principles or practices;
         o make any material change in tax election or accounting methods or settle or otherwise dispose of any material tax matter;

         o except in the ordinary course of business consistent with past practice or as may be appropriate to conform to changes in law or U.S. GAAP, revalue any of its assets;
         o enter into any material agreement or arrangement with any affiliate, other than a wholly-owned subsidiary, on terms less favorable than those that could reasonably be expected to have been obtained with an unaffiliated third party on an arm's length basis;
         o authorize, recommend or propose any plan of liquidation or dissolution;
         o other than with respect to capital expenditures, enter into a supply or vendor agreement requiring annual payments in excess of $1.5 million and not terminable by Olsten upon 60 days' or less notice;
         o enter into or amend any contract with or relating to any of its franchisees or licensed area representatives;
         o authorize or commit to make capital expenditures in excess of $20.0 million per calendar quarter;
         o permit any material insurance policy naming it as a beneficiary to be cancelled, terminated or materially altered, unless such policy is replaced with a comparable policy for comparable cost;
         o other than as required by law or in the ordinary course of business consistent with past practice, pay, discharge or satisfy any claims, liabilities or obligations;
         o create or incur indebtedness for borrowed money other than indebtedness incurred under existing working capital facilities to fund working capital but in no event in excess of $50.0 million in aggregate borrowings at any one time;
         o except for indebtedness incurred in the ordinary course of business consistent with past practice, assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other individual, firm or corporation;
         o     except in the ordinary course of business consistent with past practice, make any loans or advances, enter into any new
               commitment that would be material to Olsten and its subsidiaries, taken as a whole, or amend any material contract;
         o incur any liabilities, except for liabilities that, individually or in the aggregate, would not have a material adverse effect on Olsten and its subsidiaries on an individual or consolidated basis;
         o other than as specified in the separation agreement, engage in or enter into any new intercompany transaction between its health services business and its other businesses;
         o except in the ordinary course of business, sell or encumber any real or personal property; or
         o make any changes in its lines of business that would materially increase its potential liability.

         Adecco has agreed not to take any action that would adversely affect its ability to consummate the merger or any other transaction contemplated by the merger agreement. In addition, except as specified in the merger agreement, Adecco has agreed that, prior to the merger, neither it nor any of its subsidiaries will or will agree to:

         o     amend its organizational documents;
         o     split, combine or reclassify any of its common shares;
         o declare, set aside or pay any dividend or other distribution on in its capital stock;
         o authorize, recommend, propose any plan of liquidation or dissolution of Adecco or Staffing Acquisition Corporation;
         o maintain its books and records in a manner not in the ordinary course of business consistent with past practice;
         o except as may be appropriate to conform to changes in law or U.S. GAAP, institute any significant change in accounting methods, principles or practices;
         o except in the ordinary course of business consistent with past practice or as may be appropriate to conform to changes in law or U.S. GAAP, revalue any of its assets; or
         o with respect to Adecco, consolidate or merge with any other entity or sell all or substantially all of its capital stock or assets.

No Solicitation

         Olsten has agreed that it will not, nor will it permit any of its subsidiaries, directors, officers, employees, representatives or agents to (1) solicit, initiate, facilitate or encourage any proposal of an acquisition transaction or (2) negotiate, explore or otherwise communicate or provide any information to any person with respect to a proposal for an acquisition transaction. An "acquisition transaction" is defined in the merger agreement to mean any tender offer, exchange offer, merger, consolidation, sale of assets, sales of capital stock or other business combination or the acquisition of 15% or more of the assets or, as calculated by the number of votes acquired, 15% or more of capital stock of Olsten and its subsidiaries taken as a whole.

         However, in response to an unsolicited, bona fide and written offer with respect to a proposal for an acquisition transaction, Olsten may furnish non-public information to, and participate in discussions or negotiations with, any third party regarding such proposal if and only if its board of director, after having been advised by its financial advisors and its legal counsel, determines in good faith:

         o that the proposal likely would result in a transaction which is more favorable to its shareholders from a financial point of view than the merger;

         o that the third party making the proposal is financially capable of consummating the proposed transaction; and

         o that failure to negotiate with, and provide non-public information to, such third party would be a breach of the directors' fiduciary duties to their shareholders under applicable law.

If any third party makes a proposal for an acquisition transaction to Olsten or informs Olsten that it is considering making such a proposal, Olsten has agreed to

         o notify Adecco, as soon as practicable, of the identity of the person making such a proposal, the terms of the proposal and the determination of the board of directors of Olsten with respect to such proposal.

         The merger agreement defines a "superior proposal" as a bona fide, written and unsolicited offer made by a financially responsible third party with respect to an acquisition transaction involving the acquisition of all of Olsten's equity interest or all or substantially all of Olsten's and its subsidiaries assets. Even if Olsten receives a superior proposal, Olsten has agreed not to enter into any agreements with respect to such proposal for at least three days after Adecco has received notice of such proposal. Furthermore, pursuant to the merger agreement, Adecco has the right to match any superior proposal.

         Olsten has also agreed to terminate all negotiations and discussions with third parties with respect to any proposal for an acquisition transaction if such negotiations or discussions were being conducted prior to or at the time the merger agreement was executed.

Indemnification and Insurance

         Adecco has agreed to maintain, or cause to be maintained, for at least six years, Olsten's current director and officer liability insurance policies with coverage at least as favorable as Olsten's present ones. However, if Adecco is unable to obtain any such policies for 300% of the current annual premiums paid by Olsten, Adecco will only be required to purchase the maximum coverage available at that cost. Adecco has also agreed that all directors, officers or employees of Olsten and Olsten's subsidiaries will enjoy the same rights of indemnification as they were afforded by Olsten for a period of six years after the merger.

Covenants

         In addition to the covenants described above under the sections "-- Conduct of Business Prior to the Merger," "--No Solicitation" and "-- Indemnification and Insurance," the merger agreement contains the following covenants:

         o subject to the terms of the confidentiality agreement between Adecco and Olsten, Olsten and Adecco agree to provide the other party and the other party's authorized representatives reasonable access to their respective facilities and properties and information regarding their respective businesses;
         o Adecco agrees to keep its registration statement on Form F-4, of which this joint proxy statement/prospectus is a part, effective at least as long as necessary to consummate the merger;
         o Olsten agrees to keep Olsten Health Services' registration statement on Form S-4 effective at least as long as necessary to consummate the split-off;
         o Adecco and Olsten agree to obtain all blue sky permits and approvals necessary to consummate the merger and the split-off;
         o Adecco agrees to receive Olsten's approval prior to amending its Form F-4;
         o     Olsten agrees to obtain Adecco's approval prior to amending its
               Schedule 14A, of which this joint proxy statement/prospectus is a part;
         o Olsten agrees to obtain Adecco's approval prior to allowing Olsten Health Services to amend its Form S-4;
         o Adecco and Olsten agree to make and to keep effective all filings with, and obtain all approvals from, government agencies, if such filings and approvals are necessary to consummate the merger;
         o Adecco and Olsten agree to receive the other party's approval prior to issuing any press release or other public announcements regarding the transactions contemplated in the merger agreement or the separation agreement;
         o Adecco and Olsten agree to give notice of an allegation from a third party that a consent from such third party will be required to consummate the merger;
         o Adecco and Olsten agree to give notice of their receipt of written notice of any governmental complaints, investigations or hearings or any litigation, in each case, that in their respective good faith judgment is or, with the passage of time, would be likely to impair their ability to consummate the merger and the split-off or to have a material adverse effect on their respective businesses;
         o Adecco and Olsten agree to give notice of any change or event that in their respective good faith judgment is or, with the passage of time, would be likely to impair their ability to consummate the merger or the split-off or to have a material adverse effect on their respective businesses;
         o Adecco and Olsten agree to give notice of any event that would or, with the passage of time, make any of their respective representations or warranties made in the merger agreement untrue;
         o Adecco and Olsten agree to bear their respective expenses incurred in connection with the merger and the split-off;
         o Olsten agrees (a) to notify Adecco of any person or entity who becomes an "affiliate," as defined in Rule 145 of the Securities Act, of Olsten if such person or entity is not disclosed in the merger agreement and (b) to cause such affiliate to execute a letter of acknowledgment of transfer restrictions on the securities that will be issued in the merger and the split-off to such person or entity;
         o Adecco agrees to cause its ADSs to be issued in the merger to be listed on the NYSE or Nasdaq;
         o Olsten agrees to cause the shares of common stock of Olsten Health Services to be issued in the split-off to be listed on Nasdaq;
         o Olsten agrees to use its reasonable best efforts to obtain its and each of its affiliates' release as parties or obligors under the governmental settlement agreements;
         o Adecco agrees to appoint Stuart Olsten as a director of Adecco concurrently with the merger;
         o Adecco agrees that it will, and will cause Olsten, after the merger, to, treat the split-off for all federal, state and local taxes purposes as an integral part of the merger and report the split-off as a re-demption, for tax purposes, of a number of shares of Olsten common stock equal in value to the value of the Olsten Health Services common stock distributed in the split-off;
         o Olsten and Adecco agree to confer and work together in good faith, as soon as practicable after the date of the merger agreement, to agree upon mutually acceptable employee benefit and compensation arrangements so as to provide benefits and compensation to persons who will be Olsten employees following the consummation of the merger generally equivalent in the aggregate to those provided to similarly situated employees of Adecco;
         o Olsten agrees not to make or file any election with any federal, state or local agency or authority which, for purposes of any income or franchise tax, would impair Olsten from carrying back existing net operating losses to prior taxable years; and
         o Olsten agrees to file all necessary tax returns in a manner reasonably consistent with past practices and to provide a draft of each of such tax returns to Adecco.

Termination Rights; Termination Fee

         The merger agreement may be terminated at any time prior to the date of the merger:

         1) by mutual written consent of the board of directors of Adecco and Olsten;

         2)    by either Adecco or Olsten if:

               o (x) the merger is not consummated by March 31, 2000 or, if the merger has not been consummated by March 31, 2000 because of a failure to obtain the requisite consents and either Adecco or Olsten chooses to extend the expiration date, by June 30, 2000 if all such requisite consents are not obtained and (y) the party terminating the merger agreement did not prevent the merger from being consummated by failing to fulfill all of its obligations under the merger agreement;
               o any court or other governmental entity has issued an order, decree or ruling which cannot be appealed and which prohibits the consummation of the merger or the split-off;
               o the non-terminating party has failed to obtain the approval from its shareholders necessary to consummate the merger or the split-off; or
               o the non-terminating party has materially breached the merger agreement or the separation agreement and this breach has not been cured within ten business days from the date of receipt of written notice of the breach.

3)       by Adecco if:

               o the board of directors of Olsten has withdrawn or adversely modified its recommendation to its shareholders to approve the merger agreement and the separation agreement;
               o the board of directors of Olsten has approved or publicly recommended or, entered into any agreement or letter of intent with respect to, any acquisition transaction with a third party; or
               o a tender offer or an exchange offer for the shares of common stock of Olsten has been commenced by a third party, and Olsten has not sent to its shareholders, within 10 business days after such tender offer or exchange offer is made, a statement disclosing that the board of directors recommends the rejection of such tender offer or exchange offer.

4)       by Olsten if Olsten:

               o is permitted, pursuant to the covenant described under the section "--No Solicitation," to negotiate and, provide non-public information in response to, a superior proposal from a third party; and
               o has paid Adecco the termination fee described below in this section.

         Olsten has agreed to pay a termination fee of $40 million to Adecco in the event the merger agreement:

         1) is terminated by Olsten as described in section (4) of the prior paragraph;
         2) is terminated by Olsten or Adecco at a time when Adecco would have been permitted to terminate the merger agreement as described in section (3) of the prior paragraph;
         3) (x) is terminated by Olsten or Adecco at a time when Adecco would have been permitted to terminate the merger agreement as described in section (3) of the prior paragraph, (y) at the time of the termination, Olsten has received and has not rejected an outstanding proposal for an acquisition transaction by a third party and (z) Olsten, within one year of such termination, consummates or enters into a definitive agreement to consummate an acquisition transaction on terms more favorable than those proposed in the merger agreement; or
         4) (x) is terminated by Adecco because (a) Olsten has failed to obtain the approval from its shareholders necessary to consummate the merger or the split-off or (b) Olsten has materially breached the merger agreement or the separation agreement and this breach has not been cured within ten business days from the date of receipt of written notice of the breach and (y) Olsten, within one year of such termination, consummates or enters into a definitive agreement to consummate an acquisition transaction with a third party on terms more favorable than those proposed in the merger agreement.

In the event the merger agreement is terminated, no provision of the merger agreement will survive, except for the provisions relating to confidentiality, termination, expenses and miscellaneous provisions of general application.

Amendment; Waiver

         Adecco, Staffing Acquisition Corporation and Olsten may amend the merger agreement by written agreement prior to consummation of the merger and the split-off, but, after the merger agreement is adopted by the stockholders of Olsten, no amendment to the merger agreement may be made which alters the consideration to be paid to the stockholders of Olsten in the merger.

         Any provision of the merger agreement may be waived prior to the consummation of the merger and the split-off, but only if the waiver is in writing and signed by the party against whom the waiver is to be effective.

Conditions to Completion of the Merger

         Conditions to Each Party's Obligations to Complete the Merger

         The respective obligations of Adecco, Olsten and Staffing Acquisition Corporation to consummate the merger will be subject to the following conditions:

         o the registration statement on Form F-4 of Adecco, of which this joint proxy statement/prospectus is a part, shall be effective and no stop order suspending the effectiveness of the registration statement shall have been issued;
         o the registration statement on Form S-4 of Olsten Health Services shall have remained effective and no stop order suspending the effectiveness of the registration statement shall have been issued;
         o the merger agreement and the merger shall have been approved by a majority vote of the stockholders of Olsten voting together as a class;
         o the issuance of additional ADSs and common shares, if any, of Adecco in the merger and the increase in the size of the board of directors of Adecco shall have been approved by the majority vote of the shareholders of Adecco;

         o no writ, order, decree or injunction shall have been entered against Olsten, Adecco or Olsten Health Services by a court of competent jurisdiction or governmental entity which would restrict the consummation of the merger or the split-off;
         o all necessary consents and approvals of and notification and disclosure to any governmental entity under the HSR Act or similar foreign laws shall have been obtained and the waiting period for all notification required in connection with the merger under the Hart-Scott-Rodino Act and similar foreign laws shall have expired;
         o the ADSs and common shares, if any, of Adecco to be issued in the merger shall have been approved for listing on either the NYSE or the NASDAQ and the Swiss Stock Exchange, respectively; and
         o     the shares of common stock of Olsten Health Services to be issued in connection with the split-off shall have been approved for listing on NASDAQ.

         Additional Conditions to Adecco's Obligations to Complete the Merger

         The respective obligations of Adecco and Staffing Acquisition Corporation to consummate the merger will be subject to the following additional conditions:

         o the representations and warranties made by Olsten in the merger agreement shall be true and correct in all material respects at the time the merger is completed, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of that date;
         o Olsten shall have performed all of its obligations and agreements under the merger agreement unless its failure to so comply would not have a material adverse effect, individually or in the aggregate, on Olsten's ability to consummate the merger and the split-off and on Olsten's consolidated businesses;
         o no event which would have a material adverse effect on Olsten and its subsidiaries shall have occurred since the date of the merger agreement and be continuing;
         o Olsten and Olsten Health Services shall have complied in all material respects with all of their respective obligations under the separation agreement and shall have taken all action required to be taken under the separation agreement prior to the completion of the merger; and
         o the representations and warranties of Olsten Health Services contained in the separation agreement shall be true and correct in all material respects, as of the date of the completion of the merger as though made on that date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such particular date.

         Additional Conditions to Olsten's Obligations to Complete the Merger

         The obligations of Olsten to consummate the merger will be subject to the following additional conditions:

         o the representations and warranties made by Adecco and Staffing Acquisition Corporation in the merger agreement shall be true and correct in all material respects at the time the merger is completed, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such particular date;
         o each of Adecco and Staffing Acquisition Corporation shall have performed its respective obligations and agreements under the merger agreement unless its failure to so comply would not have a material adverse effect, individually or in the aggregate, on its ability to consummate the merger and the split-off and on its businesses on a consolidated basis; and

         o no event which would have a material adverse effect on Adecco and its subsidiaries shall have occurred since the date of the merger agreement and be continuing.

Representations and Warranties

         Other than as specifically disclosed in the merger agreement, the merger agreement contains a number of customary and general representations and warranties made by Adecco, Staffing Acquisition Corporation and Olsten.

                      THE PRINCIPAL STOCKHOLDERS AGREEMENT

         The following summary of the terms of the principal stockholders agreement is qualified in its entirety by reference to the principal stockholders agreement, a copy of which is attached as Annex E, and is incorporated by reference in, this proxy statement/prospectus. You are urged to read the principal stockholders agreement in its entirety for a more complete description of the terms and conditions of that agreement.

Overview

         In connection with the merger agreement,

         o     Miriam Olsten,
         o     Stuart Olsten,
         o     Cheryl Olsten,
         o     1985 Cheryl Ashburn Trust,
         o     1995 Succeeding GRAT,
         o     Trust FBO Stuart Olsten, and
         o     Trust FBO Cheryl Olsten,

each a holder of shares of Olsten class B common stock and common stock, entered into a principal stockholders agreement with Adecco on August 17, 1999. Under the principal stockholders agreement, each of those stockholders agreed, among other things:

         o     to vote in favor of the merger;
         o to vote against any proposal from a third party regarding an acquisition transaction;
         o to refrain from amending, converting, pledging or transferring their ownership of, or rights under, their respective shares of Olsten class B stock and common stock; and
         o to refrain from soliciting proposals from third parties regarding a business combination,

in each case, so long as the merger agreement is in effect. An "acquisition transaction," by cross-reference to the merger agreement, is defined in the principal stockholders agreement to mean any tender offer, exchange offer, merger, consolidation, sale of assets, sales of capital stock or other business combination or the acquisition of 15% or more of the assets or, as calculated by the number of votes acquired, 15% or more of capital stock of Olsten and its subsidiaries taken as a whole.

         The stockholders that entered into the principal stockholders agreement held collectively, as of September 17, 1999, approximately 63% of the voting power of the outstanding stock of Olsten.

Voting Agreement

         In addition to agreeing to vote in favor of adoption of the merger agreement, each of the principal stockholders has also agreed to vote against the following matters at any Olsten stockholders meeting or in re-sponse to any proposed written consent of the Olsten stockholders, in which the following matters are submitted to the Olsten stockholders for their vote:

         o     a proposal from a third party for an acquisition transaction;
         o any action or agreement that would result in a breach under the merger agreement, the separation agreement or the principal stockholders agreement;
         o unless otherwise agreed to in advance by Adecco, any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Olsten or any of its subsidiaries;
         o unless otherwise agreed to in advance by Adecco, any sale, lease or transfer of a material amount of assets, including stock, of Olsten or any of its subsidiaries;
         o unless otherwise agreed to in advance by Adecco, any restructuring, recapitalization, special dividend, dissolution or liquidation of Olsten or any of its subsidiaries;
         o unless otherwise agreed to in advance by Adecco, any change in a majority of persons who constitute the respective board of directors of Olsten or any of its subsidiaries;
         o unless otherwise agreed to in advance by Adecco, any change in the capitalization of Olsten or any of its subsidiaries, including any proposal to sell a substantial equity interest in Olsten or any of it subsidiaries;
         o any amendment to the charter documents of Olsten or any of its subsidiaries; or
         o any other action that is intended, or is reasonably expected to, adversely affect Olsten's or Adecco's ability to consummate the merger or the split-off.

Lock-Up Agreement

         The principal stockholders have agreed that they will not, and will not consent to or enter into a contract to, offer for sale, sell, transfer, tender or pledge, encumber, assign or otherwise dispose of any of their respective shares of class B common stock and common stock, if any, other than a pledge or encumbrance created as a result of a loan or an advance to the respective principal stockholder if:

         o     the loan or the advance is made by an institutional lender;
         o the lender agrees to become a party to, and perform all obligations under, the principal stockholders agreement; and
         o the pledge, the encumbrance or any subsequent foreclosure does not result in the conversion of the applicable shares of class B common stock to shares of common stock.

         In addition, the principal stockholders have agreed not to grant any proxies or powers of attorney, deposit their shares into a voting trust or enter into a voting agreement with respect to their respective shares of class B common stock and common stock, if any, other than a voting agreement executed by a principal stockholder in connection with the type of loan described in the previous paragraph.

No Solicitation

         Each of the principal stockholders has agreed that it will not, nor will it permit any of its subsidiaries, directors, officers, employees, representatives or agents to:

         o solicit, initiate, facilitate or encourage any proposal of an acquisition transaction, or
         o negotiate, explore or otherwise communicate or provide any information to any person with respect to a proposal for an acquisition transaction,

unless the principal stockholder, acting as a director of Olsten, is permitted to do so under the merger agreement. See "The Merger Agreement--No Solicitation."

         In addition, each of the principal stockholders has agreed that it will use its respective best efforts as an Olsten stockholder to cause Olsten not to:

         o solicit, initiate, facilitate or encourage any proposal of an acquisition transaction, or
         o take other action to facilitate any inquires or the making of any proposal which constitutes or may reasonably be expected to lead to an acquisition transaction.

Covenants

         In addition to the covenants described above under the sections "--Voting Agreement," "Lock-Up Agreement" and "--No Solicitation," the principal stockholders agreed:

         o not to take any action that would make any representation or warranty of any principal stockholder made in the principal stockholders agreement untrue or would result in a breach by the stockholders and Olsten of their obligations under the merger agreement and the separation agreement, respectively; and
         o not to permit or take any action to cause any share of class B stock held by the principal stockholders to be converted into shares of common stock of Olsten.

Termination

         The principal stockholders agreement shall terminate at the earlier of
(a) the date the merger is consummated and (b) the date the merger agreement is terminated.

Representations and Warranties

         The principal stockholders agreement contains a number of customary and general representations and warranties made by each of the principal stockholders regarding, among other things, ownership of their shares and authority to enter into the principal stockholders agreement.

                                  THE SPLIT-OFF

         For purposes of the split-off and for purposes of governing the relationships between Olsten, Olsten Health Services and Adecco after the merger, Olsten, Olsten Health Services and Adecco have entered into a separation agreement. The separation agreement is attached as Annex C to this proxy statement/prospectus. You should read the separation agreement in its entirety.

         Olsten Health Services is a wholly-owned subsidiary of Olsten. Pursuant to the terms of the merger agreement and separation agreement, Olsten Health Services will be split off from Olsten whereby the holders of Olsten common stock and Olsten class B common stock will receive Olsten Health Services stock in exchange for a portion of their Olsten stock. The separation agreement provides for the transfer of some of Olsten's assets to and assumption of some of Olsten's liabilities by Olsten Health Services. The separation agreement also contains covenants by Olsten Health Services and provides for indemnification by Olsten Health Services of Olsten and its affiliates for specified classes of liabilities, breaches of representations and certain other matters and indemnification by Olsten of Olsten Health Services and its affiliates for retained liabilities and certain other matters.

         Olsten's board believes that the split-off, being an integral part of the merger, is in the best interest of the Olsten stockholders.

         For a full description of the split-off, see the Olsten Health Services prospectus attached as Annex A.

                             CURRENCY EXCHANGE RATES

         Fluctuations in the exchange rate between the Swiss franc, the French franc and the U.S. dollar will affect the U.S. dollar equivalent of the Swiss franc and French franc price of the Adecco common shares on the Swiss and Paris Stock Exchanges, respectively, and, as a result, affect the market price of Adecco ADSs in the United States. Such fluctuations will also affect the U.S. dollar conversion by the depositary of the ADSs of any cash dividends paid in Swiss francs on the Adecco common shares represented by the ADSs.

         At June 30, 1999, Adecco's operations were carried out in over 50 countries around the world. As a result, Adecco's net income in Swiss franc terms can be significantly affected by movements in exchange rates, and in particular the movement of the Swiss franc against the U.S. dollar.

         The following table sets forth, for the periods indicated, certain information concerning the exchange rates between Swiss francs and U.S. dollars based on the Federal Reserve Bank of New York noon buying rate:

                                                                                      Six Months Ended
                                          Year Ended December 31,                         June 30,
                            ---------------------------------------------------       ----------------
                            1994        1995       1996        1997        1998       1998        1999
                            ----        ----       ----        ----        ----       ----        ----

                                                        (CHF per USD 1.00)
High                        1.49        1.32       1.35       1.54        1.54        1.53       1.55
Low                         1.24        1.11       1.15       1.38        1.31        1.44       1.36
Average (1) (2)             1.37        1.19       1.24       1.43        1.45        1.48       1.47
Period End (1)              1.31        1.14       1.34       1.43        1.38        1.52       1.55


----------------

(1) The noon buying rate at each period end and with respect to the average for each period differed from the exchange rates used in the preparation of Adecco's financial statements.

(2) The average of the noon buying rates on the last day of each month during the period.


                            MATERIAL TAX CONSEQUENCES

United States

         The following discussion summarizes the material U.S. federal income tax consequences of the merger and the split-off to, and the ownership and disposition of Adecco ADSs by, U.S. holders (as defined below) of Olsten stock. This discussion addresses only those stockholders who hold their Olsten stock and will hold their Adecco ADSs as capital assets and does not address all of the U.S. federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules under U.S. federal income tax law, including, without limitation, financial institutions, tax-exempt organizations, insurance companies, dealers or traders in securities or foreign currencies, passthrough entities and investors in passthrough entities, non-U.S. holders, persons who hold their shares as a hedge against currency risk, or as part of a constructive sale, straddle or conversion transaction, or holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, administrative rulings and court decisions, all as in effect as of the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. This discussion addresses only federal income tax consequences and does not address any other federal tax consequences or any state, local or foreign tax consequences.

         Holders of Olsten stock are strongly urged to consult their tax advisors as to the specific tax consequences of the merger, the split-off and the ownership and disposition of Adecco ADSs to them, includ-ing the applicability and effects of federal, state, local and foreign income and other tax laws in their particular circumstances.

         For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Olsten stock that is a U.S. citizen or resident (as determined for federal income tax purposes), a corporation created or organized in or under the laws of the United States or any political subdivision thereof, an estate the income of which is includible in gross income for United States income tax purposes regardless of its source, or a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust, or if the trust has elected to be taxed as a "United States person."

                  Material U.S. Federal Income Tax Consequences
                         of the Merger and the Split-Off

Consequences to Olsten Stockholders Who Participate in the Merger and the Split-Off

         The merger will be treated as a taxable acquisition of Olsten by Adecco. Accordingly, an Olsten stockholder other than a dissenting stockholder generally will recognize gain or loss with respect to each block of Olsten stock exchanged in the merger equal to the difference between the fair market value of the merger consideration, including shares of Olsten Health Services common stock, attributable to the block (including any cash received in lieu of fractional Adecco ADSs or Adecco common shares) and the stockholder's adjusted tax basis in the block. A "block" of Olsten stock is a group of shares with the same tax basis and holding period. Any recognized gain or loss will be capital gain or loss and will be long term capital gain or loss if the stockholder has held the block of Olsten stock at issue for more than one year at the time of the merger.

         While not entirely free from doubt, the split-off should be treated as a redemption of the Olsten stock exchanged in the split-off. An Olsten stockholder other than a dissenting stockholder generally should be treated as having sold any Olsten stock exchanged in the split-off and should recognize gain or loss with respect to each block of Olsten stock exchanged in the split-off equal to the difference between the fair market value of the Olsten Health Services stock received for the block (plus any cash received in lieu of fractional shares) and the stockholder's adjusted tax basis in the block. Any recognized gain or loss should be capital gain or loss and should be long term capital gain or loss if the stockholder has held the block of Olsten stock at issue for more than one year at the time of the split-off.

Consequences to Dissenting Olsten Stockholders

         A dissenting Olsten stockholder will be treated as having sold its Olsten stock for cash and will recognize gain or loss with respect to each block of Olsten stock equal to the difference between the cash received for the block and the stockholder's adjusted tax basis in the block. Any recognized gain or loss generally will be capital gain or loss and will be long term capital gain or loss if stockholder has held the block of Olsten stock in question for more than one year at the time of the merger.

Information Reporting and Backup Withholding

         In general, reporting requirements will apply to the consideration received by Olsten stockholders in the merger and the split-off, except for consideration received by certain exempt recipients (such as corporations), and 31% backup withholding may apply to such consideration if the U.S. holder fails to provide an accurate taxpayer identification number or is otherwise subject to backup withholding. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder's federal income tax liability.

                Material U.S. Federal Income Tax Consequences of
                    Ownership and Disposition of Adecco ADSs

         In general, for federal income tax purposes, U.S. holders of Adecco ADSs will be treated as the owners of the underlying Adecco common shares that are represented by the ADSs, and deposits and withdrawals of Adecco common shares by U.S. holders in exchange for Adecco ADSs will not be subject to federal income tax.

Taxation of Dividends

         Subject to the following discussion of special rules applicable to a "passive foreign investment company," or "PFIC," U.S. holders generally will treat the gross amount of any dividends paid by Adecco, without reduction for Swiss withholding taxes, as ordinary income for United States federal income tax purposes. In certain circumstances, however, U.S. holders may be eligible to receive a foreign tax credit for the Swiss withholding taxes and, in the case of a corporate U.S. holder owning 10% or more of the voting shares of Adecco, for a portion of the Swiss taxes paid by Adecco itself. Dividends paid by Adecco on Adecco common shares, if any, will not qualify for the dividends received deduction otherwise available to corporate U.S. holders.

         The amount of any dividend paid in Swiss francs will equal the United States dollar value of the Swiss francs received calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. holder, regardless of whether the Swiss francs are converted into United States dollars on the date of receipt. If the Swiss francs received as a dividend are not converted into United States dollars on the date of receipt, a U.S. holder will have a basis in the Swiss francs equal to their United States dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Swiss francs will be treated as ordinary income or loss.

         It is possible that at some future time Adecco will be at least 50% owned by United States persons. Dividends paid by a foreign corporation that is at least 50% owned by United States persons may be treated as United States source income (rather than foreign source income) for foreign tax credit purposes to the extent the foreign corporation has more than an insignificant amount of United States source income. The effect of this rule may be to treat a portion of any dividends paid by Adecco as United States source income. Although not free from doubt, the Code may permit a U.S. holder entitled to benefits under the Switzerland-U.S. Income Tax Treaty to elect to treat any Adecco dividends as foreign source income for foreign tax credit limitation purposes if the dividend income is separated from other income items for purposes of calculating the U.S. holder's foreign tax credit. U.S. holders should consult their tax advisors about the availability of, desirability of making, and the method of making such an election.

Sale, Exchange or Other Disposition

         Subject to the following discussion of special rules applicable to "PFICs," U.S. holders will recognize capital gain or loss on the sale, exchange or other disposition of Adecco ADSs or common shares. Any such gain or loss will be capital gain or loss and will be long term capital gain or loss if the Adecco common shares were held for more than one year.

Passive Foreign Investment Company Considerations

         A "PFIC" is any foreign corporation if, after the application of certain "look-through" rules, (i) at least 75% of its gross income in a taxable year is "passive income" or (ii) at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. The determination as to PFIC status is made annually. If a U.S. holder is treated as owning PFIC stock, the U.S. holder will be subject to special rules generally intended to eliminate the benefit of the deferral of U.S. federal income tax that results from investing in a foreign corporation that does not distribute all its earnings currently.

These rules may adversely affect the tax treatment to a U.S. holder of dividends paid by Adecco and of sales, exchanges and other dispositions of Adecco common shares, and may result in other adverse federal income tax consequences.

         Adecco believes that it is not currently a PFIC and does not expect to become a PFIC in the future. However, there can be no assurance that the Internal Revenue Service will not successfully challenge Adecco's position or that Adecco will not become a PFIC at some future time as a result of changes in its assets, income or business operations.

Information Reporting and Backup Withholding

         In general, reporting requirements will apply to dividends paid in respect of Adecco common shares and proceeds of the disposition of Adecco common shares paid within the United States (and in certain cases, outside of the United States) to U.S. holders other than certain exempt recipients (such as corporations), and 31% backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number or is otherwise subject to backup withholding. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder's federal income tax liability.

Swiss Tax Consequences of the Ownership of Adecco Shares

Gains on Sale

         Under present Swiss law, a holder of Adecco common shares who:

         o     is a non-resident of Switzerland;
         o     during the taxable year has not engaged in a trade or business through a permanent establishment within Switzerland; and
         o     is not subject to taxation by Switzerland for any other reason,

will be exempted from any Swiss federal, cantonal or municipal income or other tax on gains realized during the year on the sale of Adecco common shares.

Stamp, Issue and Other Taxes

         Switzerland generally does not impose stamp, registration or similar taxes on the sale by a holder of Adecco common shares or ADSs unless the sale or transfer occurs through or with a Swiss "securities dealer," as defined in the Swiss Stamp Duty Law.

Withholding Tax

         Under present Swiss law, any dividends paid on the Adecco common shares will be subject to a Swiss withholding tax, or Anticipatory Tax, at the rate of 35%, and Adecco will be required to withhold tax at that rate from any dividend payments made to a holder of Adecco common shares. A Swiss resident holder and beneficial owner of Adecco common shares may qualify for a full refund of the Swiss Anticipatory Tax withheld from such dividends. A holder and beneficial owner of Adecco common shares who is a non-resident of Switzerland, but a resident of a country that maintains a double taxation treaty with Switzerland, may qualify for a full or a partial refund of the Swiss Anticipatory Tax withheld from such dividends by virtue of the provisions of the applicable treaty between Switzerland and the country of residence of the holder and beneficial owner of the Adecco common shares. The current income tax treaty between Switzerland and the United States and the regulations under that treaty provide for a mechanism whereby a United States resident, other than a Swiss citizen who is not also a U.S. citizen, and United States corporations, other than U.S. corporations having a "permanent establishment," as defined in the treaty, in Switzerland, generally can obtain a refund of the Swiss Anticipatory Tax withheld from dividends in respect of Adecco common shares, to the extent that 15% of the gross dividend is withheld as final tax (i.e. 20% of the gross dividend may generally be refunded). In specific cases, US companies not having a "permanent establishment" in Switzerland owning over 10% of Adecco common shares may receive a refund of Swiss Anticipatory Tax withheld from dividends to the extent it exceeds 5% of the gross dividend (i.e. 30% of the gross dividend may be refunded). To get the benefit of a refund, holders must beneficially own Adecco common shares at the time such dividend becomes due. You should also note that the income tax treaty between Switzerland and the United States was revised effective as of February 1, 1998 to amend the definition of persons benefiting under that treaty with respect to dividend payments.

Withholding Tax Refund Procedure Applicable to U.S. Holders

         The claim for refund of the Swiss Anticipatory Tax is required to be sent to the Federal Tax Administration of Switzerland (FTA), Eigerstrasse 65, 3003 Berne, on Swiss Tax Form 82I with respect to natural persons, Form 82C with respect to corporations and Form 82E with respect to all other recipients, each in triplicate, with all copies duly completed and signed before a notary public in the United States. Swiss Tax Form 82 I/C/E may be obtained from any Swiss Consulate General in the United States. Swiss Tax Form 82 I/C/E is required to be filed no later than December 31 of the third year following the calendar year in which the income tax becomes due. Tax Form 82 I/C/E must be accompanied with suitable evidence of the deduction of Swiss Anticipatory Tax withheld at the source to the debit of the beneficial owner. If the situation requires, the FTA may ask for more detailed information. If the claimant, at the time of the claim, is outside the United States, the declaration may be made before a United States consular officer.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                         FINANCIAL CONDITION AND RESULTS
                            OF OPERATIONS OF ADDECCO

Overview

         Adecco SA is the largest personnel services organization in the world in terms of revenues, with over 3,000 offices in over 50 countries. Adecco's personnel services include providing temporary personnel, placing permanent employees, outsourcing, training and testing temporary and permanent employees and providing outplacement counseling services. Adecco provides these services through local, national and international contracts. Adecco seeks to be a leader wherever it competes. In 1998, in terms of revenues, Adecco was first in France, Canada, Australia, Switzerland, and Spain, second in the United Kingdom, and third in the United States and Germany.

         Adecco compares itself to its competitors based upon reported revenues, as management believes this is the best indicator of market share and growth. In accordance with SFAS No 131 "Disclosure about Segment of an Enterprise and Related Information," Adecco defines its operating segments by geography. Adecco's reportable operating segments are France, North America, Northern Europe and all other regions. Adecco's total net service revenues in these four geographic operating segments are set forth below.

                    Net Service Revenue by Operating Segment
                            Six Months Ended June 30,
                                (CHF in millions)

                                              1998                1999
                                              -----               -----

        France                                2,901               3,191
        North America                         2,280               2,345
        Northern Europe                       1,366               1,913
        All Other                               685                 859
                                              -----               -----
        Total Net Service Revenues            7,232               8,308
                                              =====               =====

         During the six months ended June 30, 1999, Adecco generated 39% of its revenues from its operations in France, 28% from North America (primarily the United States), 23% of its revenues from Northern Europe and 10% from all other operations. For the six months ended June 30, 1998, the comparable percentages were 40%, 32%, 19% and 9%.

         In April 1999 Adecco acquired Delphi Group plc for approximately CHF 395 million. Delphi is an information technology service and staffing business with operations in the United Kingdom, the United States, and Europe. The acquisition was financed with the proceeds of a new (pound)175 million acquisition credit facility and was accounted for as a purchase. The results of Delphi's operations have been included in the consolidated financial statements beginning in April 1999.

         In May 1999 Adecco acquired Career Staff Ltd. Career Staff is a personnel services business with over 50 offices in Japan. The acquisition was financed from an existing credit facility and other internal resources and was accounted for as a purchase. The results of Career Staff's operations have been included in the consolidated financial statements beginning May 1999.

Results of Operations

         The unaudited consolidated statements of operations for the six months ended June 30, 1998 and June 30, 1999 have been prepared by Adecco pursuant to the rules and regulations of the Securities and Exchange Commission and, in the opinion of management, include all adjustments necessary for a fair presentation of the results of operation. Results for interim periods are not necessarily indicative of results for a full year.

         The following tables sets forth unaudited consolidated statements of operations data and such data as a percentage of net sales for the six months ended June 30, 1998 and June 30, 1999:

                                                                           Six Months Ended June 30,
                                                            --------------------------------------------------------
                                                                       1998                        1999
                                                                       ----                        ----

                                                                           (CHF amounts in millions)
                                                                                  (unaudited)
                                                            --------------------------------------------------------
      Net service revenues                                      7,232        100.0%         8,308         100.0%
      Direct costs of services                                 (5,979)       (82.7)        (6,818)        (82.1)
                                                            --------------------------------------------------------
                                                                1,253         17.3          1,490          17.9

      Selling, general and administrative expenses               (969)       (13.4)        (1,148)        (13.8)
      Amortization of goodwill                                   (307)        (4.2)          (324)         (3.9)
                                                            --------------------------------------------------------
                                                                  (23)        (0.3)            18           0.2
      Interest and other income, net                                8          0.1             11           0.1
      Interest expense                                            (48)        (0.7)           (55)         (0.6)
                                                            --------------------------------------------------------
      Loss before income taxes and
      minority interests                                          (63)        (0.9)           (26)         (0.3)
      Provision for income taxes                                  (73)        (1.0)           (83)         (1.0)
      Income applicable to minority interests                      (1)         --              --           --
                                                            ========================================================
      Net Loss                                                   (137)        (1.9)%         (109)         (1.3)%
                                                            ========================================================


         Adecco's net service revenues of CHF 8,308 million in the six months ended June 30, 1999, represent an increase of 15% or CHF 1,076 million from net service revenues of CHF 7,232 million in the six months ended June 30, 1998. Of the total revenue growth, approximately 11% can be attributed to the growth of existing operations, including the opening of new branches in 1999. Approximately 5% of the increase in net service revenues can be attributed to the 1999 acquisitions of Delphi and Career Staff. The strengthening of the Swiss franc against most currencies during the period had a negative impact on revenue of approximately 1%. Most countries in which Adecco operates posted strong revenue gains, as measured in local currency and including the effects of the acquisitions. Revenues increased in France (11%), United States (4%), Belgium (23%), Canada (6%), United Kingdom (34%), Spain (29%), Australia (10%), Switzerland (41%), Germany (27%) and Japan (154%). As measured in Swiss francs including the effect of the acquisitions, revenues in France grew by 10%; North America grew by 3%; Northern Europe grew by 40%; and all other grew by 25%.

         Direct cost of services provided increased 14% or CHF 839 million to CHF 6,818 million in the six months ended June 30, 1999, from CHF 5,979 million in the six months ended June 30, 1998. Gross margin in 1999 increased slightly by 0.6% from 17.3% to 17.9% as a result of growing contribution of speciality services (including the 1999 integration of Delphi) and an increase in the gross margin percentage in France. Conversely, gross margins were negatively impacted by Adecco's expansion of its market in high volume customer contracts, which experienced industry-wide erosion due to competitive bidding. The negative impact on gross margins was moderated by lower operating expenses associated with servicing large volume accounts.

         Selling, general and administrative expenses (SG&A) in the six months ended June 30, 1999 increased 18% or CHF 179 million to CHF 1,148 million from CHF 969 million in the six months ended June 30, 1998, and increased as a percentage of sales to 13.8% in the six months ended June 30, 1999 compared with 13.4% in the six months ended June 30, 1999. Despite the opening of additional branches SG&A expenses increased only slightly as a percentage of sales.

         Goodwill amortization increased in the six months ended June 30, 1999 by CHF 17 million to CHF 324 million compared to CHF 307 million in the six months ended June 30, 1998. The increase was primarily due to goodwill resulting from the acquisitions of Delphi and Career Staff for which the amortization periods began in April 1999 and May 1999. Adecco amortizes goodwill on a straight-line basis over a five year period.

         Interest expense increased by CHF 7 million in the six months ended June 30, 1999 compared to the six months ended June 30, 1998. This increase in interest expense primarily related to financing costs in connection with aforementioned acquisitions.

         Adecco provided for income taxes on income before amortization of goodwill at a rate of 28% in the six months ended June 30, 1999 compared to 30% in the six months ended June 30, 1998. The rate decrease primarily reflects the deductibility of goodwill arising from the acquisitions.

Liquidity and Capital Resources

         At June 30, 1999, Adecco had cash and cash equivalents of CHF 516 million and short-term and long-term debt totaling CHF 1,852 million compared to CHF 540 million and CHF 991 million at December 31, 1998. Increases in long and short-term debt resulted from borrowings to finance operations and acquisitions and from assumption of CHF 158 million of indebtedness of acquired companies.

         Net cash flow from operations in the six months ended June 30, 1999 was CHF 68 million. Net cash expended in investing activities for the six months ended June 30, 1999 was CHF 473 million, primarily for the purchase of Delphi and Career Staff and additions of fixed assets. Net cash provided by financing activities for the six months ended June 30, 1999 was CHF 515 million, primarily resulting from debt incurred under a short-term credit facility for acquisitions.

         On August 17, 1999, Adecco agreed to acquire Olsten Corporation's ("Olsten") generalist and information technology staffing business for a combination of cash and common stock. Olsten's health services business will be split off to the Olsten shareholders as a separate entity. In connection with the acquisition, Adecco expects to issue common shares and increase its consolidated debt. See "Unaudited Pro Forma Consolidated Financial Information of Adecco SA and Olsten Corporation."

         To finance the Olsten acquisition (including approximately CHF 547 million to acquire Olsten common stock, approximatley CHF 311 million to satisfy certain contractual obligations and pay transaction costs associated with the merger, and approximatley CHF 512 million to pay certain Olsten debt), to finance its operations, and to refinance approximatley CHF 900 million of Adecco debt maturing in February 2000, Adecco expects to incur in the near future up to approximatley CHF 2.7 billion of indebtedness through new bank borrowings and the issuance of debt or convertible debt securities. Based on the indicative term sheets received by Adecco from, and the conversations with, lending institutions with respect to such proposed issuance of debt and/or convertible debt securities of Adecco as well as with respect to alternative forms of debt financing, Adecco's management currently believes that, although Adecco has not committed to any such proposed new financing, it will be able to obtain the debt and other financing necessary to fund the cash portion of the merger consideration and its other cash requirements on terms reasonably satisfactory to Adecco. However, as of September 30, 1999, Adecco did not have firm commitments for such new financing and refinancing.

         At the annual meeting on April 20, 1999 Adecco shareholders voted to authorize the issuance of up to 600,000 Adecco common shares for sale for cash no later than April 20, 2000, and an additional 1,400,000 shares to finance mergers and acquisitions. At a special meeting on September 10, 1999, Adecco shareholders voted to authorize an additional 700,000 shares to be issued in the combination with Olsten, but limited the aggregate number of shares to be issued under the April and September authorizations to 1,400,000, including through the issuance of convertible securities. Adecco may issue common shares for cash or convertible debt securities, as market conditions permit.

         In the ordinary course, Adecco's principal funding requirements are associated with financing working capital and capital expenditures. Working capital requirements are primarily in the form of accounts receivable and are offset by accounts payable and accrued expenses, all of which increase as revenues increase. The level of working capital financing is primarily dependent upon accounts receivable turnover, which varies by location, and capital expenditures are primarily related to new office openings and expenditures for information systems. Cash disbursement activity is predominantly associated with scheduled payroll payments for its temporary personnel, and Adecco has limited flexibility to adjust its disbursement schedule. Conversely, collection of related accounts receivable from customers may be considerably delayed, resulting in steeply rising working capital requirements during periods of growth. As of June 30, 1999, the accounts receivable had been outstanding for an average of 62 days. Short-term cash requirements are funded primarily through local collections of receivables and bank lines of credit maintained within the respective countries. Management believes that these lines of credit, typically uncommitted, are adequate to meet short-term liquidity requirements.

Foreign Exchange

         Management evaluates its foreign currency exposures and hedges certain assets and liabilities denominated in foreign currencies by purchasing various foreign exchange contracts (forwards and swaps). Adecco does not engage in any speculative foreign currency trading activity. Foreign exchange gains and losses resulting from this foreign currency risk management are included in Adecco's Consolidated Statements of Operations.

         Adecco is domiciled in Switzerland and prepares its consolidated financial statements in Swiss francs. Because substantially all of Adecco's operations are conducted outside of Switzerland, fluctuations in the value of foreign currencies against the Swiss franc may have a significant impact on Adecco's reported results. Revenues and expenses denominated in foreign currencies are translated into Swiss francs using weighted average rates for the year. Consequently, as the value of the Swiss franc changes relative to other currencies in Adecco's major markets, the resulting translated revenues, expenses and operating profits are affected. Fluctuations in currency exchange rates may also impact shareholders' equity. Assets and liabilities denominated in foreign currencies are translated into Swiss francs using year-end rates of exchange. The resulting translation adjustments are recorded in shareholders' equity as accumulated other comprehensive income.

         Each of Adecco's local operations primarily derives revenues, incurs expenses and is financed within the currency of its domiciled location. Consequently, these subsidiaries do not incur currency risks in connection with the conduct of their normal business operations. Foreign currency exposure to the group is created as a result of financing within the group which is often in the form of intercompany loans. With few exceptions, the intercompany loans provided by Adecco SA are denominated in the functional currency of its local subsidiaries, thereby eliminating currency exposure at the local operating level. The foreign currency exposure related to this activity is actively managed by Adecco SA. Related to this intercompany loan activity, as of June 30, 1999 Adecco had short-term foreign exchange contracts outstanding with an aggregate notional amount of CHF 502 million and an aggregate fair value of CHF 504 million. CHF 499 million would be required to close the positions at June 30, 1999. These contracts primarily hedge intercompany lending activity with the respective gains and losses being included in interest expense.

         The table below summarizes the foreign currency forward contracts outstanding as of June 30, 1999. The table presents the notional amounts, at contract exchange rates, purchased or sold and the weighted average contractual foreign currency exchange rates. All forward contracts mature in less than six months and settle in exchange for Swiss francs.

                           Forward Exchange Contracts
                          (CHF equivalents in millions)

                                                 Notional            Average
         Currency                                 Amount          Contract Rate
         ----------------------------------------------------------------------

         Australian Dollar                           37              1.0120
         Canadian Dollar                             21              1.0400
         British Pound Sterling                     114              2.4383
         Japanese Yen                               114              0.0129
         Norwegian Krona                              3              0.1956
         Euro                                        25              1.5956
         Swedish Krona                                2              0.1816
         U.S. Dollar                                186              1.5321

Interest Rate Risk

         Adecco manages its exposure to changes in interest rates through the use of fixed and variable rate debt in a number of currencies and by utilizing interest rate swaps to hedge certain underlying debt obligations.

         The information below summarizes Adecco's market risks associated with debt obligations and interest rate swaps as of June 30, 1999. For debt obligations the table below presents principal cash flows and related interest rates by fiscal year of maturity. For interest rate swaps, the table presents the notional amounts and related interest rates by fiscal year of maturity.

                        Expected Fiscal Year of Maturity
                          (CHF equivalents in millions)

                                                                                         There-
                                  1999        2000       2001       2002       2003       after       Total
                                  ----        ----       ----       ----       ----       -----       -----
Debt
Fixed Rate                        --             6          6         20         21         390        443
Average Interest Rate             --         5.70%      5.70%      6.61%      6.57%       4.58%      4.79%
Variable Rate                      551         858         --         --         --          --       1409
Average Interest Rate            5.42%       5.43%         --         --         --          --      5.42%
Interest Rate Swaps
Variable to Fixed                 --            --         --         --         --         134        134
Average Pay Rate                  --            --         --         --         --       7.07%      7.07%
Average Receive Rate              --            --         --         --         --       5.61%      5.61%

EURO

         On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between the existing sovereign currencies and the Euro, adopting the Euro as the common legal currency. The Euro trades on currency exchanges and is available for non-cash transactions. The existing sovereign currencies are scheduled to remain legal tender in the member countries as denominations of the Euro during the transition period between January 1, 1999 and January 1, 2002. During that transition period, public and private parties may pay for goods and services using either the Euro or the participating country's existing sovereign currency.

         Adecco is continuing to evaluate the impact of the Euro on business operations in all member countries of the European Union during the transition period. Because Adecco's labor costs and prices are generally determined on a local basis, the current impact of the Euro is related to meeting customer invoicing requirements and making information systems modifications. Such modifications relate to converting currency values and operating in a dual currency environment during the transition period. Modifications of information technology and other systems will occur during and after the transition period when non-member countries of the European Union convert to the Euro and will be coordinated with other systems upgrades and enhancements. The costs of such modifications are not expected to be material to the results of operations and will be expensed as incurred.

         Adecco is currently assessing the future competitive implications of increased price transparency on its business and that of its customers resulting from the adoption of the Euro. Historically the market for personnel services has been very competitive due to low barriers to entry, with competition limited to firms with offices in close proximity to a customer's particular market. National and multinational customers' assessment of the impact of the Euro on cross border pricing may lead to changes in workforce requirements to remain competitive. Relocation or consolidation of economic activity may in turn cause dislocation of employment. Adecco believes its wide network of offices will accommodate some of this dislocation and shifting labor patterns in Europe. To remain competitive, Adecco is currently evaluating opportunities to consolidate operations, to pursue economies of scale and to reduce administrative costs by treating Europe as a single market.

         The Euro will reduce the costs of currency exchange and eliminate currency exchange risk between the participating countries but will not have a major impact on Adecco since its subsidiaries' business is within each country and there is limited cross border trading. Treasury and lending activities may be simplified by use of the Euro and Adecco is evaluating a number of cash pooling and other financing opportunities resulting from the introduction of the Euro.

         Adecco has historically used derivatives to hedge currency exposures in the member countries of the European Union. Adecco believes the advent of the Euro will not have a significant impact on hedging activities and may, in fact, create additional funding opportunities.

Year 2000 Readiness

          In 1998, Adecco initiated a program to address the Year 2000 issues that affect its operations. Essentially, the Year 2000 problem consists of computer applications using only the last two digits to refer to a year rather than all four digits. As a result, these applications could fail or create erroneous results if they recognize "00" as the year 1900 rather than the year 2000. Adecco's program is designed to identify and correct these problems.

         The program has been developed with the help of consultants and consists of various steps of evaluations and remediation in the affected areas of Adecco. These areas include information systems, facilities, customers and suppliers. Third parties with whom there are system interactions, including outsourced services and customers and suppliers, are being surveyed to determine Year 2000 compliance or the need for remediation. As of the end of August 1999, approximately 85% of Adecco's worldwide systems were Year 2000 compliant with the remaining areas targeted for compliance by the end of fiscal 1999. The total cost of this project is estimated to be CHF 18 million, of which a majority had been expensed at June 30, 1999. The total costs have not had, nor are expected to have, a material effect on Adecco's financial position, results of operations or cash flows in any of the affected years. Adecco does not anticipate incurring significant obligations related to Year 2000 difficulties on behalf of its customers or suppliers.

         In the event that the efforts of this program do not address all potential systems problems, Adecco is currently evaluating contingency plans to ensure it will be able to operate the critical areas of its business. This process includes developing alternative plans to engage in business activities with customers and suppliers should they not be Year 2000 compliant. These plans will continue to be monitored for completion as the year 2000 approaches.

                               BUSINESS OF OLSTEN

         Olsten operates through subsidiaries in the United States and thirteen other countries and engages in and derives substantially all of its revenues from three industry segments: staffing services, information technology services and health services. After completion of the transactions contemplated by the merger agreement, the health services business will be split off and operate independently of the staffing services and information technology services businesses. Olsten was incorporated in Delaware in 1967 as the successor to a business founded in 1950. The staffing services and information technology services businesses are sometimes referred to herein as Olsten staffing. For a discussion of the health services business please see page 45 of the Olsten Health Services prospectus attached as Annex A hereto.

         Olsten's staffing services in the United States and Canada, and other staffing operations in Europe and Latin America, provide supplemental staffing to business, industry and government. In addition, Olsten staffing's specialty staffing division provides a full spectrum of accounting and financial professionals and support-level candidates to a wide array of clients and further provides attorneys, paralegals and legal support staff to law firms, corporate law departments and government.

         Olsten staffing's information technology services business, with operations in North America and Europe, provides services for the design, development and maintenance of information systems.

         Olsten staffing's owned, licensed and franchised staffing and information technology services operation currently conducts business through approximately 1100 offices in 50 states, the District of Columbia, Puerto Rico, Canada, Denmark, Finland, France, Germany, Norway, Spain, Sweden, the United Kingdom, Argentina, Brazil, Chile and Mexico.

         The staffing services and information technology services businesses revenues accounted for approximately 61% and 9%, respectively, of Olsten's revenues for the six months ended July 4, 1999, and 62% and 9%, respectively, of Olsten's 1998 revenues, approximately 58% and 7%, respectively, of Olsten's 1997 revenues and approximately 54% and 5%, respectively, of Olsten's 1996 revenues.

         Olsten provides assignment employees in a full spectrum of skills, from entry level workers to seasoned professionals and managers. Service areas include: supplemental staffing, evaluation and training for office technology; general office and administrative services, accounting and other financial services; legal, scientific, engineering and technical services, including production technical training; call centers; production/distribution/assembly services; training and pre-employment services; retail services; marketing support and teleservices; manufacturing, construction and industrial services; and managed services for corporations. The provision of staffing services is not generally subject to extensive federal and state regulation.

         Olsten provides information technology consultants on either a project management or consulting basis to assist clients in the design, development and maintenance of computer systems, including focused solutions, comprising both horizontal practices and vertical industry offerings, including particular strength in the financial services and telecommunications industries.

         Health services provides home health care through its licensed health care personnel, such as registered nurses. Health services offers a broad range of services, including physician-prescribed skilled nursing, patient and family education, care management and coordination, pediatric and prenatal care, physical, occupational, neurological and speech therapies, administration of drugs, nutrients and other solutions intravenously and orally, disease management programs, institutional, occupational and alternate site staffing and marketing, distribution and staffing solutions for pharmaceutical, biotechnology and medical device firms.

                               BUSINESS OF ADECCO

General

         Adecco is the largest personnel services organization in the world in terms of revenues with over 3,000 offices in over 50 countries. Adecco is primarily engaged in providing temporary personnel, placing permanent employees, outsourcing, training and testing temporary and permanent employees, and providing outplacement counseling services.

         Adecco's personnel services are offered under the Adecco brand and under several specialty brands. Adecco's primary brands include:

         Adecco (General Staffing Services). Under the Adecco brand, Adecco offers temporary and full-time employment opportunities from offices in over 50 countries. In France, Adecco offers similar services under the Adia brand.

         Accountants on Call (Accounting and Finance Personnel). Accountants on Call specializes in the temporary and permanent placement of a wide range of specialized finance personnel from controllers and CPA's, accounting clerks and bookkeepers to financial analysts and finance managers. Accountants on Call operates in the United States, Canada, the United Kingdom and as "Accountants" in Spain.

         Adecco/TAD Technical (Technical Personnel). Adecco/TAD Technical is a full-service provider of technical professionals, engineers, project managers and support staff to businesses with technical staffing needs in the United States. Adecco/TAD Technical's personnel include software and hardware engineers, technical, electrical and mechanical technicians, MIS professionals, help desk staff, CAD designers/drafters, publication professionals and research and development technicians.

         Ajilon (Information Technology Personnel and Services). Ajilon provides information technology staffing services ranging from providing temporary or permanent employees to hiring a complete team to assess systems compliance and implement needed conversions. Ajilon services are also branded as ICON (Australia and South East Asia), PFI (Singapore), Skillbase (Spain), and Computer People in the United Kingdom and several other European countries.

         Jonathan Wren (Banking and Finance). Jonathan Wren provides specialized temporary help, executive search services and on-site workforce management for the banking and finance industries in the United Kingdom and continental Europe.

         Lee Hecht Harrison (Outplacement and Career Transition). Lee Hecht Harrison offers outplacement services, career transition services, career development seminars, executive coaching and flexible workforce management in the United States and in several European and Asian countries.

         Roevin (Engineering and Technical Services). Roevin provides temporary and fulltime employment in the technical and engineering fields. Roevin is based in the United Kingdom and serves major clients throughout Europe.

         TAD Telecom (Telecommunications Personnel and Services). TAD Telecom provides engineering, management and installation personnel and services to the communication industry (including the voice, data and video sectors) in the United States.

Strategy and Competitive Strengths

         Adecco seeks to be a leader everywhere it competes. Adecco believes that in 1998, in terms of revenues, it ranked among personnel services companies:

         o     first in France, Canada, Australia, Switzerland and Spain;

         o     second in the United Kingdom;

         o     third in the United States and Germany; and

         o     seventh in Japan.

         Adecco seeks to achieve revenue leadership and improve operating margins through a combination of acquisitions, organic growth, and superior service and technology:

         o Acquisitions. Adecco is the product of the 1996 merger of Adia S.A. and Ecco S.A. In addition to a number of smaller acquisitions in each year since that merger, Adecco acquired TAD in 1997 and Delphi Plc and Career Staff Ltd. in 1999, and has entered into a definitive agreement to acquire the staffing and information technology businesses of Olsten Corporation.

         o Organic Growth. Adecco has, from internal growth, increased the number of its offices and its revenues in each fiscal year since 1996, and continues to expand in new and existing markets.

         o Service and Technology. Adecco aspires to provide superior performance to its customers through the provision of motivated and talented personnel and advanced technical resources that increase productivity and enable it to efficiently deliver its product.

         o Specialty Services. Specialty services, such as information technology and accounting services, are generally more profitable than non-specialty services, and demand for such services has been strong. Adecco has enhanced its capabilities in these areas through the acquisition of TAD, Delphi, and other companies and will further augment its resources through the acquisition of Olsten.

         Adecco believes that its competitive strengths include:

         o     a consistently high level of quality at competitive prices;

         o     a broad scope of services;

         o     a diverse pool of applicants;

         o     the largest network of branches for customers and candidates; and

         o a diversified global culture, as evidenced by its top management that includes six different nationalities among its top ten executives.

Operations

         North America

         As of December 31, 1998, Adecco operated from over 800 offices in numerous states, Canadian provinces and the District of Columbia. In addition, services are provided through "on-site offices" located at customer sites, which arrangements allow Adecco to more cost efficiently expand its volume of business. In 1998, Adecco derived approximately 30% of its revenues from operations in North America.

         France

         As of December 31, 1998, in France, Adecco operated over 1,000 offices. In 1998, temporary workers comprised approximately 2% of the total French workforce, making France the second largest marketplace worldwide for temporary personnel services. In 1998, Adecco derived approximately 41% of its revenues from France.

         Other Europe

         As of December 31, 1998, Adecco operated over 1,100 offices throughout the rest of Europe. Approximately 24% of Adecco's 1998 revenues came from European countries other than France. The five largest countries by revenues for 1998 were as follows:

         o The United Kingdom. At December 31, 1998, in the United Kingdom Adecco operated over 230 offices.

         o Switzerland. At December 31, 1998, in Switzerland Adecco operated over 70 offices.

         o Spain. At December 31, 1998, in Spain Adecco operated over 200 offices. Adecco entered the Spanish market in 1994, following deregulation, and has enjoyed strong growth since operations began.

         o Germany. At December 31, 1998, in Germany, Adecco operated over 100 offices. Certain German legal restrictions governing job categories and the length of contracts in the temporary employment industry limit demand for temporary services in Germany.

         o Netherlands. At December 31, 1998, in the Netherlands, Adecco operated through over 220 offices. The Netherlands has the highest penetration of temporary personnel in the world.

         Australia and Japan

         Adecco's two principal marketplaces outside of North America and Europe are in Australia and Japan, which together accounted for approximately 5% of revenues in 1998. As of December 31, 1998, in Australia, Adecco operated over 50 offices.

         In Japan, Adecco operates principally in the Tokyo area, servicing customers at over 15 offices as of December 31, 1998. Despite little growth in the Japanese economy and strict regulations on the use of temporary personnel, demand for temporary personnel increased in 1998. Adecco anticipates that demand for its temporary personnel will remain strong in Japan, especially given the expected further easing of legal restrictions on temporary staffing.

Recruiting, Quality Control and Marketing

         Personnel services firms act as intermediaries in matching available workers to employer assignments on a temporary or permanent basis. Personnel services firms compete with one another not only in recruiting and retaining available workers, but also in attracting a customer base that needs to hire these workers.

         Adecco recruits employment candidates through a wide variety of means, including personal referrals, advertisements, the internet, and its "Job Shop" computerized kiosks located in busy public venues, as well as through an attractive compensation package which includes vacation and holiday pay, incentive plans and recognition programs.

         Adecco's first step toward providing its customers with quality service is employing a highly motivated permanent staff, properly training such staff on the methods of recruiting and matching candidates to assignments, and effectively using proprietary and other systems that have been developed to support this process. Adecco trains its staff to promptly fill assignments, effectively match an individual worker to a specific assignment, monitor the performance of the worker in that assignment, and to offer its customers other options to help manage their use of personnel services.

         Adecco provides its customers with advanced testing of potential employees to assess their skills and to ensure that they match the skill profile requested by the customer. For example, Adecco measures a number of computer-related skills by allowing the candidate to operate in the actual software program environment. Adecco's internally developed Xpert system is a state-of-the-art evaluation and testing tool, and its MAX Adia Office Automation & Design(TM) system integrates the results of Adecco's skills testing with personal attributes and work history and automatically matches available candidates with customer requirements. MAX also allows Adecco to track the performance of temporary personnel and provide quality reports to customers, thereby documenting the level of performance.

         As of December 31, 1998, Adecco was certified under the international quality standard ISO 9002 in the following countries: Austria, Australia, Belgium, Canada, the Czech Republic, France, Germany, Hungary, Japan, Luxembourg, Mexico, the Netherlands, Norway, Portugal, Spain, Switzerland, the United Kingdom, and the United States. Adecco is currently in the process of seeking certification for its remaining offices in other countries under this standard. In addition, Ajilon, Adecco's information technology subsidiary, is ISO 9001 certified. Adecco believes it was among the first in the industry to become certified for its consistent level of quality and believes that this gives it a marketing advantage over many of its competitors.

         Adecco differentiates itself from its competitors by providing a broader scope of services to its customers. Adecco uses various methods to market its personnel services to customers depending on the customers' perceived need for workers, the skill levels required and the local labor supply. Marketing tools include branch specialization to better match supply and demand in specific market niches, investments in brand awareness through media advertising, and intense sales activity with a highly trained and monitored sales force.

Competition

         With more than 15,000 firms competing, the personnel services industry throughout the world is highly competitive and has low barriers to entry. In addition to Adecco, large publicly-owned companies specializing in personnel services include Manpower Inc. (US), Kelly Services, Inc. (US), Randstadt (the Netherlands), Vedior/BIS (the Netherlands) and Interim Services (US). Although some countries have a higher concentration level of personnel services companies, with 3-4 companies accounting for more than 60% of the business, Adecco believes no single company has greater than an 8% share of the worldwide industry. Moreover, only Adecco and Manpower have significant shares in all of the major personnel services countries in the world.

         Competition generally varies from country to country because many customers contract for their personnel services locally. In most major countries, competitors generally include large publicly traded companies and numerous regional and local competitors, some of which may operate only in a single country. Competition may also be provided by governmental entities, such as the state employment offices in many European countries.

         In France, changes in French law in December 1997 reduced the amount of certain employment tax abatements. The effect of this change was to increase the cost of temporary employees. Adecco implemented price increases to offset this cost increase, but due to the intensely competitive environment, the increases were initially insufficient to forestall margin erosion.

         Many customers use more than one personnel services company, and it is common for a major customer to use several personnel services companies at the same time. However, in recent years, there has been a significant increase in the number of large customers consolidating their temporary personnel hiring with a single supplier or with a small number of firms. Adecco's customer base is large and diverse, with no customer accounting for a significant portion of revenues.

Regulation

         Personnel services firms are generally subject to one or more of the following types of government regulation:

         o regulation of the employer/employee relationship between a firm and its temporary personnel;

         o registration, licensing, record keeping and reporting requirements; and

         o     substantive limitations on its operations.

         In most countries, including the United States, the United Kingdom and France, personnel services firms are considered the legal employers of their temporary personnel. Therefore, the firm is governed by laws regulating the employer/employee relationship, such as tax withholding or reporting, social security or retirement, anti-discrimination and workers' compensation. In other countries, personnel services firms, while not the direct legal employers of temporary personnel, are still responsible for collecting taxes and social security deductions and transmitting such amounts to the taxing authorities.

         In many countries, particularly in continental Europe, entry into the personnel services market is restricted by the requirement to register with or obtain licenses from a government agency. In addition, a wide variety of administrative requirements may be imposed, such as record keeping, written contracts and reporting.

         The personnel services industry is closely regulated in all of the major markets in which Adecco operates except the United States, the United Kingdom and Canada. In addition to licensing or registration requirements, many countries impose substantive restrictions on temporary employment services. Such restrictions include:

         o regulations affecting the type of work permitted; for example, Germany prohibits the use of temporary workers in construction work, and Japan limits temporary work to certain defined categories of workers, which exclude, among other categories, industrial work,

         o restricting the maximum length of a temporary assignment; for example, varying from 3 to 24 months,

         o imposing requirements as to wage levels; for example, in France and Austria, wages paid to temporary workers must be the same as those paid to permanent workers, or

         o restricting the circumstances under which the temporary personnel may be employed: for example, in Germany, they must be fully employed without time limit.

         In some countries special taxes, fees or costs are imposed in connection with the use of temporary personnel. For example, in France, to compensate for the precarious nature of their employment, temporary personnel are entitled to a 10% allowance which is inapplicable if a new assignment is offered to them within three days. In some countries, the placement by private companies of permanent workers for a fee is prohibited.

Trademarks

         Adecco maintains a number of trademarks, trade names, service marks and other intangible rights. The principal marks are the Adecco service mark and logo and the specialty brand service marks and logos, including Accountants on Call, Ajilon, Lee Hecht Harrison, Jonathan Wren, and TAD. Adecco has filed applications to register and/or registration has been obtained for these trademarks and service marks in the major markets and in the countries where Adecco operates as appropriate. Adecco is not currently aware of any infringing uses that would be likely to significantly harm these rights.

Employees
         Adecco had approximately 16,500 permanent full-time employees as of December 31, 1998. During 1998, Adecco had on average over 375,000 temporary workers employed at worldwide client locations on any given day. Adecco believes that relations with its employees are good.

Corporate History

         Adecco resulted from the August 1996 merger of Adia S.A. and Ecco S.A., pursuant to which each Ecco stockholder received Adia common shares or cash for each share of Ecco common stock they held. In connection with the merger, Adia changed its name to Adecco.

         The Ecco merger was accounted for using the purchase method of accounting. For accounting purposes only and in accordance with generally accepted accounting principles in the United States, Ecco was deemed the acquiror of Adia as its former shareholders received a majority of the shares of Adecco. As a result, the historical financial statements of Adecco for the periods prior to the Ecco merger are those of Ecco and the operations of Adia have been included in the consolidated financial statements of Adecco beginning in August 1996.

         Henri Lavanchy founded Adia in 1957 in Lausanne, Switzerland, to provide temporary personnel to businesses in that country. Beginning in the 1960's and continuing through 1996, Adia expanded throughout Europe, the United States, Mexico, Japan, and Southeast Asia, and into the People's Republic of China.

         In 1964, Philippe Foriel-Destezet, Adecco's current Chairman, founded Ecco in Lyon, France. By the early 1970's, Ecco had become the third largest supplier of temporary personnel in France.

         Adecco is a societe anonyme organized under the laws of Switzerland, with its corporate headquarters at 1275 Cheserex, Switzerland. Its telephone number is 41 21 321 66 66.

                       DESCRIPTION OF ADECCO COMMON SHARES

         The following is a summary of the material terms relating to the equity capital of Adecco, including brief summaries of certain provisions of Adecco's statuts, which is its charter, and the Swiss Code of Obligations. This description is only a summary of the material terms of, and is qualified in its entirety by reference to, the copy of Adecco's charter which has been filed with the registration statement of which this proxy statement/prospectus is a part. You are encouraged to read the English translation of Adecco's charter in its entirety.

Object

         Adecco's charter provides that Adecco's principal corporate purpose is to acquire and manage organizations that supply employees or that provide supervision, inspection or consulting services.

General

         As of September 15, 1999, Adecco's equity capitalization consisted of the following:

         o 17,177,710 common shares, par value CHF10.00 per share, of which 109,066 were represented by 872,528 Adecco ADSs; and

         o 24,500 Class A participation certificates, par value CHF 2.00 per participation certificate.

         Except as noted below, Adecco's charter confers on the holders of Adecco common shares equal rights, including equal voting rights, and equal obligations.

         On April 20, 1999, Adecco shareholders voted to approve a change in form of Adecco shares from bearer form to registered form. Upon request of a holder of outstanding bearer shares, or upon issue or transfer of registered shares, the shares are registered in the share register with the right to vote, provided that the holders declare to have acquired the registered shares in their own name and for their own account. However, the board of directors of Adecco may register nominees who hold shares for beneficial owners and, therefore, are not able to make the declaration.

         No person or entity, including those who hold beneficial ownership through a nominee, is permitted to be registered with the right to vote more than 5% of the registered share capital, except those persons or entities who held such shares prior to April 20, 1999. Registered shares held by a nominee that exceeds the 5% limit, however, may be registered in the share register if the nominee discloses shareholder information of the beneficial owners for whose account the nominee holds 0.5% or more of the registered share capital.

         Corporate bodies and partnerships or other groups of persons or joint owners who are interrelated to one another through capital ownership, voting rights, uniform management or otherwise linked or who act in concert to circumvent the regulations concerning the limitation of participation or the nominees, are treated as one single person or nominee for the purposes of determining whether the 5% limit has been exceeded.

         The 5% limitation for registration in the share register also applies to shares acquired or subscribed by the exercise of subscription, option or conversion rights.

         The participation certificates confer no voting rights, and the holders of participation certificates do not have the right to attend general meetings of the shareholders. However, when dividends or liquidation proceeds are declared, holders of participation certificates are entitled to receive per participation certificate one-fifth of the dividend payments to be made on each common share. See "--Allocation of Annual Net Profits" for a summary of Adecco's dividend policies.

General Meetings of Shareholders

         Under Swiss corporate law, an ordinary general meeting of the shareholders must be held within six months after the end of each fiscal year. Extraordinary general meetings of the shareholders may be called by the board of directors or, if necessary, by Adecco's statutory auditors. In addition, an extraordinary general meeting of the shareholders may be called by a resolution of the shareholders adopted during any prior general meeting of the shareholders or, at any time, by holders of common shares representing at least ten percent of the share capital. Holders of Adecco common shares with a nominal value of at least CHF1.0 million have the right to request that a specific proposal be discussed and voted upon at the next general meeting. Notice of a general meeting may be provided to the shareholders by publishing notice of such meeting in the Swiss Commercial Gazette and other newspapers at least 20 days prior to the meeting.

         There is no quorum requirement for general meetings.

         Holders of at least a majority of Adecco common shares represented in a general meeting must vote in favor of a resolution in order for such resolution to be adopted. In addition, in order to adopt a resolution regarding:

         o     changes to Adecco's corporate purpose;
         o the creation or rescission of provisions in the Adecco charter requiring a qualified quorum or majority for resolutions at the general meeting;
         o     the creation of shares with privileged voting rights;
         o     restrictions on the transferability of registered shares;
         o     an authorized or conditional increase in Adecco's equity capital;
         o an increase in Adecco's equity capital by recourse to equity, against contribution in kind, or for the acquisition of assets and the granting of special benefits;
         o     restriction or elimination of subscription rights;
         o     relocation of Adecco's domicile; or
         o     dissolution of Adecco without liquidation,

holders of at least two thirds of Adecco common shares represented at such general meeting must vote in favor of such resolution.

         In addition to the powers described above, the general meeting has the power to vote on amendments to Adecco's charter (including to convert registered shares to bearer shares), to elect the directors and the statutory auditors, to approve the annual report, including the statutory financial statements and the annual group accounts, and to set the annual dividend. In addition, the general meeting has competence in connection with the special inspection and the liquidation of Adecco.

         Each Adecco common share represents one vote. In addition, a shareholder may only be represented by (1) the shareholder's legal representative, (2) another shareholder with the right to vote, (3) a corporate body of Adecco, (4) independent proxy or (5) a depositary. At general meetings, votes are taken on a show of hands unless a ballot is ordered by the chairman of the meeting or requested by holders of Adecco common shares representing at least five percent of Adecco's share capital.

Transfer of Adecco Shares

         Adecco shares are evidenced either by share certificates in registered form or by registration in the share register. Adecco may renounce the printing and delivery of certificates. However, any shareholder may demand the issuance of a certificate. Adecco shares are transferred by delivery combined with an endorsement or a written as-signment. Shares not represented by a certificate may only be transferred by way of written assignment. To be valid, the corporation must be notified of the assignment. The right to vote and the other rights associated with an Adecco share may only be exercised by a shareholder who is registered in the share register. Adecco's charter provides that no person or entity shall be registered in the share register with the right to vote for more than 5% of the share capital of Adecco except persons or entities who held such shares prior to April 20, 1999.

Allocation of Annual Net Profits

         Swiss law requires that Adecco retain at least five percent of its annual net profits as general reserves as long as such reserves amount to less than twenty percent of Adecco's nominal equity capital. Any remaining net profits may be distributed as dividends, pursuant to a shareholders resolution, ratably between the holders of common shares and participation certificates, with holders of participating certificates receiving one fifth of the dividend payment per certificate that holders of common shares receives per share.

         Pursuant to Swiss law, Adecco is permitted to make only one dividend payment, if any, per fiscal year. Interim dividends may only be paid with shareholder approval. See "Comparative Rights of Shareholders of Adecco and Olsten."

Preemptive Rights

         Under Swiss corporate law, each holder of common shares and participation certificates has preemptive rights to subscribe for any new issuance of common shares and participation certificates in proportion to the respective nominal amount of common shares and participation certificates held by such holder. Any new issuance of participation certificates or common shares, whether for a cash or non-cash consideration, must be approved by the shareholders. However, the shareholders' preemptive rights may be suspended for important reasons if the suspension is approved by at least two-thirds of the votes of the common shares represented at a general meeting.

Borrowing Powers

         Neither Swiss law nor Adecco's charter limits Adecco's ability to borrow and raise funds as to amount or otherwise.

Conflicts of Interests

         Swiss corporate law does not have a general provision on conflict of interests. However, the Swiss Code of Obligations contains a provision which requires directors to safeguard the interests of the corporation, and to adhere to a duty of loyalty and a duty of care. Breach of this provision may result in the personal liability of the directors through the corporation. In addition, Swiss law contains a provision under which payments made to a shareholder not at arm's length must be repaid to the corporation.

Repurchase of Adecco Shares

         Swiss law limits the amount of its common shares that Adecco may hold or repurchase. Adecco may only repurchase its common shares if it has free reserves to cover the purchase price and if the nominal value of the common shares to be repurchased does not exceed ten percent of Adecco's equity capital. In addition, Adecco common shares repurchased by Adecco may not be voted in a general meeting. Furthermore a reserve must be created on the balance sheet in the amount of the purchase price of the acquired shares. Moreover, free reserves corresponding to the purchase price of the acquired shares must be reclassified as a blocked reserve which prevents the distribution of the corresponding amount to shareholders.

Duration; Liquidation

         Although Adecco's charter does not limit the term of Adecco's corporate existence, Adecco may be dissolved at any time by a resolution of a general meeting adopted by at least two-thirds of all of the outstanding Adecco common shares. Under Swiss law, Adecco may also be dissolved by a court order based upon the request of holders of Adecco common shares representing at least ten percent of Adecco's share capital if such request is based on important grounds, such as matters relating to misuse of a shareholder's majority position. In addition, the court may grant alternative relief such as a mandatory redemption by Adecco or by its majority shareholder at fair market value of all the Adecco common shares held by minority shareholders.

Return of Capital upon Liquidation

         Swiss law requires that any proceeds from Adecco's liquidation, after all obligations to its creditors have been satisfied, be used first to repay the nominal equity capital of Adecco. Thereafter, any remaining proceeds are to be distributed to holders of Adecco common shares and participation certificates in proportion to the nominal value of those Adecco common shares and participation certificates.

                              DESCRIPTION OF ADECCO
                           AMERICAN DEPOSITARY SHARES

         The following is a summary of the material provisions of the deposit agreement pursuant to which Adecco American Depositary Shares evidenced by American Depositary Receipts will be issued in the merger. The deposit agreement is among Adecco, Morgan Guaranty Trust Company, as depositary, and the registered holders from time to time of ADRs evidencing ADSs. The deposit agreement is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part and we encourage you to read it in its entirety. The following summary is subject to and qualified by the provisions of the deposit agreement. Copies of the deposit agreement are available for inspection at the depositary's address set forth below.

General

         Morgan Guaranty Trust Company of New York as depositary will issue Adecco ADSs evidenced by ADRs to holders of Olsten common stock and Class B common stock who are entitled to receive them upon completion of the merger. Each ADS represents at the date hereof the right to receive one eighth of one Adecco common share. Adecco will deposit common shares underlying the ADSs with the custodian, which currently is the Zurich, Switzerland office of Bank Leu, Ltd. The Corporate Trust Office of Morgan Guaranty Trust Company of New York is located at 60 Wall Street, 36th Floor, New York, New York 10260.

Common Share Dividends and Other Distributions

How will you receive dividends and other distributions on Adecco common shares underlying your ADSs?

         If you are an Adecco ADS holder on the record date for a distribution, Morgan Guaranty will pay to you the cash dividends or other distributions the custodian receives on Adecco common shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Adecco common shares your ADSs represent.

         o Cash. Morgan Guaranty will distribute, if permissible and practicable, U.S. dollars available resulting from a cash dividend or other cash distribution or the net proceeds from the sale of any other distribution. Before making a distribution, Morgan Guaranty will convert, if reasonable, any foreign currency to U.S. dollars, and will make appropriate adjustments to the distribution to account for taxes withheld and expenses incurred. If Morgan Guaranty determines that any foreign currency cannot reasonably be converted into U.S. dollars and transferred to the United States, the deposit agreement provides that Morgan Guaranty may distribute the foreign currency or choose to hold the foreign currency for your benefit, uninvested and without liability for interest.

         o Common shares. Morgan Guaranty will distribute additional Adecco ADSs evidenced by ADRs representing any common shares Adecco distributes as a dividend or free distribution. It may sell Adecco common shares which would result in a fractional ADS, and distribute the net proceeds to the holders entitled to those common shares.

         o Rights to receive additional shares. If Adecco offers holders of securities any rights, including rights to subscribe for additional Adecco common shares, Morgan Guaranty will take actions necessary to make these rights available to holders of Adecco ADSs if Adecco provides satisfactory evidence that this granting or issuance of rights is lawful. If the granting or issuance of rights is not proven lawful, Morgan Guaranty will sell the rights, if practicable, and distribute U.S. dollars resulting from the sale to holders. Morgan Guaranty may allow rights that are not distributed or sold to lapse.

         o Other distributions. Morgan Guaranty will distribute to holders any other distributions on deposited securities by any means that Morgan Guaranty believes are legal, fair and practical. If it cannot make the distribution in that way, Morgan Guaranty may decide to sell what Adecco distributed - for example by public or private sale - and distribute the net proceeds to holders.

         To the extent that Morgan Guaranty determines in its discretion that any distribution is impermissible or impracticable with respect to any ADS holder, Morgan Guaranty may:

         o make such distribution as it so determines is practicable, including the distribution of foreign currency, securities or property or appropriate documents evidencing the right to receive foreign currency, securities or property, or

         o retain the distribution as deposited securities for an ADS holder, uninvested and without liability for interest.

         We cannot guarantee that Morgan Guaranty will be able to convert any foreign currency into U.S. dollars, or will be able to sell any shares, property or other right distributed by Adecco quickly or at any specific rate or price, or at all.

Setting a Record Date

         After consulting with Adecco, Morgan Guaranty may fix a record date in order to determine the holders of ADSs that are entitled to:

         (1)      receive any distribution as described above,

         (2)      receive notice of any meeting, or

         (3)      act on any other matters.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

         Morgan Guaranty will issue the ADSs evidenced by ADRs that you are entitled to receive in the merger in book-entry form, unless you specifically request to receive your ADRs in certificated form, against deposit with the custodian of the underlying Adecco common shares. Morgan Guaranty will issue additional ADSs if you deposit common shares, along with any appropriate instruments of transfer or endorsement, with the custodian. Upon payment of its fees and of any taxes or charges, such as stock transfer taxes or fees, Morgan Guaranty will register the appropriate number of ADSs in the names you request and will deliver the ADSs at its Corporate Trust office to the persons you request. The fees and expenses of Morgan Guaranty will not be payable by Olsten stockholders in connection with their receipt of Adecco ADSs pursuant to the merger agreement, however, if any Adecco ADSs are to be issued to a person other than the person in whose name the surrendered certificate is registered, then the person requesting the exchange shall pay any transfer or other taxes required by reason of the exchange.

         At the request, risk and expense of the person making the deposit, Morgan Guaranty may accept deposits to be forwarded to the custodian and may deliver ADSs at a place other than its office.

How do ADS holders cancel an ADS and obtain common shares?

         You may at any time surrender your ADSs and request to withdraw the underlying deposited securities. Once you surrender your ADSs and pay all fees, governmental charges and taxes, you are entitled to receive the amount of deposited securities represented by your surrendered ADSs at the office of the custodian. At your risk and expense, you may have Morgan Guaranty forward to you the share certificates and any other documents of title. You may not surrender ADSs which together represent less than a whole Adecco common share.

         You have the right to cancel your ADSs and withdraw the underlying shares at any time except:

         o due to temporary delays caused by Morgan Guaranty or Adecco closing its transfer books, the deposit of Adecco common shares in connection with voting at a shareholders, meeting, or the payment of dividends;

         o     when you owe money to pay fees, taxes and similar charges; or

         o when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Adecco common shares or other deposited securities.

Voting Rights

         If you are an ADS holder on a record date fixed by Morgan Guaranty, you may attend, speak and vote at Adecco shareholder meetings of holders of the same class of securities as the Adecco shares represented by your ADSs.

         Morgan Guaranty will enable you to attend, speak and vote at a meeting by appointing you its proxy for the Adecco common shares underlying your ADSs. If you do not wish to attend a meeting, you may appoint Morgan Guaranty or another person as your substitute proxy to attend, speak and vote on your behalf.

         If you hold ADSs through a brokerage account or otherwise in "street name," you will not be entitled to attend or speak at a meeting, but you will be able to vote your ADSs through Morgan Guaranty.

         As soon as practicable after receiving a written request in writing by Adecco, Morgan Guaranty will mail to you a notice and other materials providing you with information about a meeting, including its time, place, and the matters to be voted on. This notice will also tell you how you may instruct Morgan Guaranty to exercise your right to vote your shares or deposited securities underlying your ADSs as you direct it if you choose to appoint Morgan Guaranty as your substitute proxy. For instructions to be valid, Morgan Guaranty must receive them on or before the date specified in the instructions. Morgan Guaranty will, if practical and permitted under applicable law, the deposited securities and the Adecco charter, vote the underlying Adecco common shares or other deposited securities as you instruct. Morgan Guaranty will only vote as you instruct. All voting rights with respect to the underlying common shares will be subject to Swiss law.

         Morgan Guaranty and its agents are not responsible for any failure to carry out voting instructions or for the manner of carrying out voting instructions.

Reports and Other Communications

         Morgan Guaranty will allow you to inspect any reports and communications received from Adecco at its office that are:

         (1) received by Morgan Guaranty as the holder of the deposited securities and

         (2) made generally available by Adecco to holders of deposited securities.

Morgan Guaranty will send you copies of these reports directly when provided by Adecco under the deposit agreement. All of there reports and communications will be in English.

Fees and Expenses

                         FOR:                                            ADS HOLDERS MUST PAY:
------------------------------------------------------        --------------------------------------------
o   Each issuance of an ADS, including as a result of         $5.00 per each 100 ADSs (or portion thereof)
    a distribution of shares or rights or other
    property
o   Each surrender of an ADS for withdrawal of                $5.00 per each 100 ADSs (or portion thereof)
    deposited securities

         Morgan Guaranty may sell sufficient securities and property received as distributions from Adecco prior to deposit in order to pay for these charges. Adecco will pay all other charges and expenses of Morgan Guaranty except:

         o Stock transfer or other taxes and governmental charges, which are payable by holders of the Adecco ADSs or persons depositing Adecco common shares;

         o Cable, telex and facsimile transmission expenses, which are payable by holders of the Adecco ADSs or persons depositing Adecco common shares;

         o Transfer and registration fees for the registration or transfer of deposited securities, which are payable by the person depositing the Adecco common shares or the ADS holder withdrawing the underlying Adecco common shares; and

         o Expenses of Morgan Guaranty in connection with the conversion of foreign currency into U.S. dollars, which are paid out of the foreign currency.

Payment of Taxes

         Morgan Guaranty may deduct the amount of any taxes owed from any payments to you. It may also restrict the registration or registration of transfer of your ADSs or restrict the withdrawal of your underlying deposited securities until you pay any taxes owed on your ADSs or underlying securities. It may also sell deposited securities to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If Morgan Guaranty sells deposited securities, it will, if appropriate, reduce the number of ADSs held by you to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassification, Recapitalization and Mergers

         If Adecco:

         o     changes the par value of any Adecco common shares,

         o reclassifies, splits, cancels or consolidates any of the deposited securities,

         o distributes securities or property on any of the deposited securities that are not distributed to you, or

         o recapitalizes, reorganizes, merges, sells its assets, or takes any similar action,

then:

(1) The cash, shares or other securities received by Morgan Guaranty will become new deposited securities under the deposit agreement, and each ADS will automatically represent its equal share of the new deposited securities; and

(2) Morgan Guaranty may amend the form of ADS or distribute additional or amended ADSs with or without asking you to surrender your outstanding ADSs or cash, securities or property.

Disclosure of Interests

         As a holder of Adecco ADSs you will be deemed to have agreed to:

         o comply with all disclosure requirements and ownership limitations to the extent that they are imposed by provisions of, or regulations governing, the Adecco ADSs or the underlying Adecco common shares; and

         o cooperate with Morgan Guaranty in Morgan Guaranty's compliance with any Adecco instruction in respect of disclosure requirements and ownership limitations.

         Failure to comply with these provisions may result in a loss of voting rights connected with that holder's Adecco common shares.

Amendment and Termination

How may the agreement be amended?

         Adecco and Morgan Guaranty may agree to amend the deposit agreement and the ADSs without your consent. If the amendment adds or increases fees or charges, except for:

         o     stock transfer or other taxes,

         o     other governmental charges,

         o     transfer or registration fees, or

         o     transmission or delivery costs or like expenses,

or otherwise prejudices any substantial existing right of ADS holders, it will only become effective thirty days after Morgan Guaranty notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the agreement as amended. No amendment may impair the right of ADS holders to surrender their ADSs and receive the underlying Adecco common shares unless required to comply with applicable law. Any amendment made in order to comply with any new laws or regulations will become effective prior to the provision of notice to ADS holders as required.

How may the agreement be terminated?

         Morgan Guaranty will terminate the deposit agreement and the ADSs if Adecco asks it to do so in writing, in which case it must notify you by mail at least 30 days before termination. If any ADSs remain outstanding after termination, Morgan Guaranty will stop registering the transfer of ADSs, will stop distributing dividends to ADS holders, and will not give any further notices or do anything else under the deposit agreement other than:

         (1) receive and hold, or sell, distributions on the deposited securities, and

         (2)   deliver deposited securities being withdrawn.

         As soon as practicable after six months after termination of the deposit agreement, Morgan Guaranty will sell any remaining deposited securities. After that, Morgan Guaranty will hold, as long as it is lawful, the money it received on the sale, as well as any cash it is holding under the agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. Morgan Guaranty's only obligations will be to account for the money and cash. After termination, Adecco's only obligations will be with respect to Morgan Guaranty and its agents.

Limitations on Obligations and Liability to ADS Holders

         The deposit agreement expressly limits the obligations of Adecco and Morgan Guaranty. It also limits the liability of Adecco and Morgan Guaranty. Adecco and Morgan Guaranty:

         o are not liable if either of them is prevented, delayed or subjected to criminal or civil penalties under the law, any provision of the depositary agreement or circumstances beyond their control from performing their obligations under the agreement;

         o are not liable if either of them exercises, or fails to exercise, discretion permitted under the deposit agreement or the ADSs;

         o are only obligated to take the actions specifically set forth in the ADSs and the deposit agreement without gross negligence or bad faith;

         o have no obligation to become involved in a lawsuit or proceeding related to any deposited securities or the ADSs (in the case of Adecco, only if Adecco believes that the lawsuit or proceeding will involve expense or liability and that satisfactory indemnity is unavailable); and

         o may rely upon any advice of or information from any legal counsel, accountants, any person depositing Adecco common shares, any ADS holder or any other person whom they believe is competent to give them that advice or information.

         In the deposit agreement, Adecco and Morgan Guaranty agree to indemnify each other under specified circumstances.

         Morgan Guaranty, its agents and Adecco may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties. Morgan Guaranty and its agents may own and deal in any class of securities of Adecco and its affiliates and in Adecco ADSs.

Requirements for Depositary Actions

         Before Morgan Guaranty will issue, register or register the transfer of an ADS, make a distribution on an ADS, or permit withdrawal of any deposited securities, Adecco, Morgan Guaranty or the custodian may require:

         o payment of taxes, including stock transfer taxes or other governmental charges, and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

         o production of satisfactory proof of the identity of the person presenting Adecco common shares for deposit or ADSs upon withdrawal, and of the genuineness of any signature or other information they deem necessary; and

         o compliance with regulations Morgan Guaranty may establish consistent with the deposit agreement, including presentation of transfer documents.

         Morgan Guaranty may refuse to deliver, transfer, or register transfers of ADSs generally when the transfer books of Morgan Guaranty are closed or at any time if Morgan Guaranty or Adecco thinks it advisable to do so.

Pre-Release of ADSs

         Morgan Guaranty may issue ADSs evidenced by ADRs before deposit of the underlying Adecco common shares. This is called a pre-release of ADSs. Morgan Guaranty may pre-release ADSs only under the following conditions:

         (1) the pre-release must be fully collateralized with cash or U.S. government securities held by Morgan Guaranty held for the benefit of ADS holders;

         (2) each recipient of pre-released ADSs agrees in writing with Morgan Guaranty that he or she:

               (a)     owns the Adecco common shares,

               (b) assigns all beneficial rights, title and interest in the Adecco common shares to Morgan Guaranty,

               (c) holds the common shares of Adecco for the account of Morgan Guaranty and

               (d) will deliver the Adecco common shares to the custodian as soon as possible, or immediately if demanded; and

         (3) all pre-released ADSs evidence not more than 30% of all ADSs (excluding those evidenced by pre-released ADSs) unless Morgan Guaranty changes or disregards this limit as it deems appropriate.

         Morgan Guaranty may keep for itself any earnings on collateral for pre-released ADSs and its charges for their issuance.

                              COMPARATIVE RIGHTS OF
                        STOCKHOLDERS OF ADECCO AND OLSTEN

         As a result of the merger, some stockholders of Olsten will receive Adecco ADSs or common shares. The following is a summary of certain material differences between the rights of the stockholders of Olsten and holders of Adecco ADSs or Adecco common shares, respectively, arising from the differences between the corporate laws of the State of Delaware and of Switzerland, as well as from the governing instruments of the two corporations. This summary is not, and does not purport to be, complete and does not purport to identify all differences that may, under the given fact situations, be material to stockholders of Olsten. This summary is qualified in entirety by reference to the Delaware General Corporation Law and the Swiss Code of Obligations and the respective governing instruments of Olsten and Adecco.

Voting Rights

         Under Delaware law, each stockholder of a corporation is entitled to one vote per share of common stock, unless the certificate of incorporation provides otherwise. Under Olsten's certificate of incorporation, each share of common stock is entitled to one vote and each share of class B common stock to ten votes.

         Each Adecco common share confers an entitlement to one vote, provided, however, that no person or entity is permitted to be registered in the share register with the right to vote for more than 5% of the share capital of Adecco unless that person or entity holds the shares for beneficial owners, or unless the person owned the shares prior to April 20, 1999, as did Jacobs AG and Akila SA. Holders of Adecco common shares can be represented only by (1) the shareholder's legal representative, (2) another shareholder with the right to vote, (3) a corporate body of Adecco, (4) independent proxy or (5) a depositary. In a general meeting of holders of Adecco common shares, resolutions generally require the approval of a majority of the Adecco common shares represented at such meeting. A resolution adopted at a general meeting passed with a supermajority of at least two-thirds of the Adecco common shares represented at such general meeting is required for:

         (a)   changes to the corporate purpose of Adecco;

         (b) creation or rescission of provisions in the Adecco charter requiring a qualified quorum or majority for resolutions at general meetings;

         (c)   creation of shares with privileged voting rights;

         (d)   restrictions on the transferability of registered shares, if any;

         (e)   an authorized or conditional increase in Adecco's equity capital;

         (f) an increase in Adecco's equity capital by recourse to equity, against contribution in kind, or for the acquisition of assets and the granting of special benefits;

         (g)   restriction or elimination of subscription rights;

         (h)   relocation of Adecco's domicile; or

         (i)   dissolution of Adecco without liquidation.

         A special quorum at a special meeting is also required to approve the voluntary liquidation of Adecco.

         Each Adecco ADS will confer upon its holder an entitlement to direct the vote on one-eighth of one Adecco common share held by Morgan Guaranty in the manner described in this proxy statement/prospectus. As a holder of the Adecco common shares underlying the ADSs, Morgan Guaranty will, as provided by the deposit agreement, vote such Adecco common shares as directed by the holders of ADSs.

Actions by Written Consent

         Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of a corporation may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize or take such action, consent in writing. Olsten's certificate of incorporation does not prohibit any such actions by stockholders by written consent.

         Swiss law does not allow any actions by written consent which would replace a general meeting.

Number of Directors

         Delaware law provides that the board of directors must consist of at least one director, with the corporation having the option of specifying a fixed or a variable number of directors within a fixed range. Olsten's by laws provide that the board shall consist of no more than twelve directors and no less than three directors.

         Adecco's charter provides that the board must consist of a minimum of five and a maximum of nine directors. In addition, although Swiss law generally provides that at least a majority of the directors must be citizens of Switzerland who are also domiciled in Switzerland, Adecco has obtained an exemption from this requirement.

Sources and Payments of Dividends

         Delaware law permits the payment of dividends on common stock, subject to the prior rights of holders of preferred stock, without stockholder consent, out of a corporation's surplus (i.e., the excess of net assets over paid-in capital) or out of net profits for the current and preceding fiscal years, unless net assets are less than the capital represented by the outstanding stock having a preference upon a distribution of assets.

         Swiss law requires that at least five percent of the annual net profits of Adecco must be retained by Adecco as general reserves for so long as these reserves amount to less than twenty percent of Adecco's equity capital. Any net profits remaining are at the disposal of the general meeting to be distributed as dividends, provided that any distribution is made ratably between the Adecco common shares and the Adecco participation certificates, with each Adecco participation certificate conferring one-fifth of the rights of one Adecco common share. Payment of a dividend, however, is subject to shareholder approval.

Rights of Purchase and Redemption

         Under Delaware law, a corporation may purchase shares of any class of its capital stock or redeem shares of any class or series of preferred stock unless its capital is impaired or would become impaired as a result of such purchase or redemption.

         Under Swiss law, redemption of shares is only possible if Adecco's shareholders approve a reduction of the share capital and if certain prerequisites of Swiss law concerning the protection of creditors are met. Redemption of Adecco common shares by Adecco is limited to 10% of Adecco's total equity capital and may only be made if an unrestricted capital surplus in the amount of the purchase price is available.

Rights of Appraisal

         Under Delaware law, stockholders who follow prescribed statutory procedures are entitled, in the event of certain mergers or consolidations, to surrender their shares to the corporation in exchange for the judicially determined "fair value" of such shares. A stockholder, however, is not entitled to such appraisal rights if the corporation's shares of stock are listed on a national securities exchange, designated as a "National Market System Security" or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation converts such shares of stock into anything other than shares of stock of the surviving corporation or depositary receipts in respect thereof or shares of stock of any other corporation or depositary receipts in respect thereof that at the effective date of the merger or consolidation are listed on a national securities exchange, designated as a National Market Security or held of record by more than 2,000 holders or cash in lieu of fractional shares of such stock or fractional depositary receipts or any combination of such shares, depositary receipts and cash in lieu of such fractional shares or fractional depositary receipts in the merger or consolidation.

         There are no appraisal rights under Swiss law.

Preemptive Rights

         Pursuant to Delaware law, unless the certificate of incorporation provides otherwise, stockholders of a Delaware corporation do not have preemptive rights. Olsten's certificate of incorporation does not provide shareholders of Olsten with any preemptive rights.

         Under Swiss law, holders of common shares and participation certificates have preemptive rights to subscribe for issuance of new shares and participation certificates of the corporation in proportion to the nominal amount of shares and participation certificates held. Any issuance of shares or participation certificates, whether for a cash or non-cash consideration, is subject to the prior approval of shareholders at a general meeting. A resolution adopted at a general meeting may with a supermajority suspend such preemptive rights for certain important reasons only.

         The preemptive rights of holders of American depositary shares will be preserved under the deposit agreement.

Right of Inspection

         Delaware law allows any stockholder to inspect the shareholder list and the corporation's other books and records for a purpose reasonably related to such person's interest as a stockholder.

         Swiss law allows any shareholder to seek information from the board of directors during the general meeting provided no preponderant interests of the corporation, including business secrets, are at stake and the information requested is required for the exercise of shareholders' rights. Shareholders may only obtain access to the books and records of the corporation if authorized by the board of directors or the general meeting. Should the corporation refuse to provide the information requested, shareholders may seek a court order to gain access to such information. In addition, if the shareholders' inspection and information rights prove to be insufficient, each shareholder may petition the general meeting to appoint a special commissioner which shall examine certain specific transactions or any other facts in a so-called special inspection. If the general meeting approves such request, the corporation or any shareholder may ask the court of competent jurisdiction at the corporation's domicile to appoint a special commissioner within thirty days. Should the general meeting deny such request, one or more shareholders who hold at least ten percent of the equity capital or shares with an aggregate nominal value of at least CHF 2 million may petition a court of competent jurisdiction to order the appointment of a special commissioner. Such request must be granted and a special commissioner appointed if such court finds prima facie evidence that the board of directors breached the law or did not act in accordance with the cor-poration's charter documents. The costs of the investigation are generally allocated to the corporation and only in exceptional cases to the petitioner(s).

Directors' Conflicts of Interest

         Pursuant to Delaware law, contracts or transactions between a corporation and one or more of its directors or between a corporation and any other entity in which one or more of its directors are directors or have a financial interest are not void or voidable solely because of such interest or because such interested director is present at or participates in the meeting of the board that authorizes the transaction or because his or her vote is counted, as long as one of the following three conditions is satisfied:

         o the interest is disclosed and a majority of the disinterested directors approve the transaction (this constituting not only approval, but also a quorum); or

         o the interest is disclosed and the transaction is approved "in good faith" by vote of the stockholders; or

         o the transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the stockholders.

         Swiss corporate law does not have a general provision on conflict of interests. However, the Swiss Code of Obligations contains a provision which requires directors to safeguard the interests of the corporation, and to adhere to a duty of loyalty and a duty of care. Breach of this provision entails personal liability of the directors vis-a-vis the corporation. In addition, Swiss law contains a provision under which payments made to a shareholder not at arm's length must be repaid to the corporation.

Liability of Directors, etc.

         Delaware law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for certain breaches of his or her fiduciary duty as a director. However, a Delaware corporation may not eliminate or limit director monetary liability for:

         o breaches of the director's duty of loyalty to the corporation or its stockholders;

         o acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

         o     unlawful dividends, stock repurchases or redemptions; or

         o transactions from which the director received an improper personal benefit.

Such limitation of liability provision also may not limit a director's liability for violation of, or otherwise relieve the corporation or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission. Olsten's certificate and bylaws contain a provision which limits the liability of its directors to the full extent permitted by the Delaware General Corporation Law.

         Swiss law contains mandatory provisions for personal liability of directors and statutory auditors for damages incurred by the corporation (or in specific cases by shareholders and creditors) caused by intentional or negligent breach of the duties of the directors or statutory auditors. A Swiss corporation's charter documents may not restrict such liability. During a general meeting, however, shareholders can grant discharge to the directors. Such discharge bars liability claims for the period for which discharge has been granted. Swiss courts have held, however, that a general meeting may not validly discharge directors without being fully informed of potential breaches of the directors' fiduciary duties.

Shareholders' Suits

         Under Delaware law, a stockholder may institute a lawsuit on behalf of the corporation. An individual stockholder also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met.

         As a general principle, the board of directors of a Swiss corporation has the power of attorney of the corporation to institute law suits on behalf of the corporation. Such authority may also be granted to specific attorneys-in-fact. A shareholder may not by virtue of his interest as shareholder institute a derivative action on behalf of the corporation. However, such shareholders may invoke the personal liability of the directors if an action by the directors damages the corporation.

                          SECURITY OWNERSHIP OF ADECCO

         The following table sets forth information, as of September 1, 1999, regarding the beneficial ownership of Adecco common shares with respect to each beneficial owner of more than 10.0% of outstanding common shares and all directors and executive officers of Adecco as a group:

                                                                           Common Shares
                                                                        Beneficially Owned
         Name of Beneficial Owner                                    Shares        Percentage
         ------------------------                                    ------        ----------
         Jacobs AG                                                 4,048,148         23.47%
         Akila SA                                                  3,780,702         22.01%
         All officers and directors as a group (18 members)        7,931,423 (1)     46.07% (1)

(1) Includes 93,966 shares purchasable within 60 days upon exercise of options held by seven officers and directors. Also includes 4,048,148 and 3,780,702 shares owned by Jacobs AG and Akila SA, respectively, of which Klaus J. Jacobs, vice chairman and director of Adecco, and Philippe Foriel-Destezet, chairman and director of Adecco, may be deemed to be beneficial owners, respectively. Each of Messrs. Jacobs and Foriel-Destezet disclaims ownership of such shares. Excluding the shares held by Jacobs AG and Akila SA, all officers and directors as a group beneficially owned 102,573 shares, or less than 1.0% of all common shares outstanding.

         Adecco is not aware of any beneficial owners of more than 10.0% of the outstanding Adecco ADSs. In addition, as of September 1, 1999, no officers or directors held any Adecco ADS.

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF
                        ADECCO SA AND OLSTEN CORPORATION

         The following unaudited Pro Forma Consolidated Financial Information of Adecco and Olsten Corporation was prepared to illustrate the estimated effects of the split-off of Olsten Health Services and the merger for balance sheet purposes as of June 30, 1999 and for the purpose of the statements of operations for the year ended December 31, 1998 and the six months ended June 30, 1999.

         Based upon the terms of the merger agreement, and the resulting attributes of the merger, the Pro Forma Consolidated Financial Statements have been prepared in accordance with U.S. GAAP.

         The balance sheet and statements of operations of Olsten Corporation have been summarized and reclassified to present on a basis consistent with the presentation adopted for purposes of the Pro Forma Consolidated Financial Statements.

         As more fully described in Note 2 to the Pro Forma Consolidated Financial Statements, the Pro Forma Consolidated Balance Sheet gives effect to the transactions set out in the merger agreement, including the split-off of Olsten Health Services, as though they had occurred on June 30, 1999. The Pro Forma Consolidated Statements of Operations for the year ended December 31, 1998 and the six months ended June 30, 1999 give effect to these transactions as if they had occurred on January 1, 1998. The Pro Forma Consolidated Financial Statements are not necessarily indicative of the results that actually would have been achieved if the transactions reflected therein had been completed on the dates indicated or the results which may be obtained in the future.

         The allocation of the aggregate purchase price reflected in the unaudited Pro Forma Consolidated Financial Statements is preliminary. The final allocation will be based upon Adecco management's evaluation of the fair values of the assets acquired and liabilities assumed following the effective date and may differ materially from the preliminary allocation included herein.

Unaudited Pro forma Consolidated Balance Sheets
(Unaudited in CHF millions)
June 30, 1999

                                                 Olsten                                   Pro forma     Pro forma
                                      Notes     Staffing       Adecco       Subtotal     Adjustments   Consolidated
                                      -----     --------       ------       --------     -----------   ------------
ASSETS
Cash and cash equivalents.......        2.5          23           516           539           (556)          530
                                        2.6                                                    547
Trade accounts receivable, net..                    928         3,188         4,116             --         4,116
Other current assets............        2.8         (14)          421           407             45           516
                                        2.16                                                    64
                                                  -----         -----         -----          -----         -----
      Total current assets......                    937         4,125         5,062            100         5,162

Property, equipment and leasehold
  improvements, net.............        2.1         280           348           628             (5)          623
Goodwill, net...................        2.3         542         1,989         2,531           (542)        3,688
                                        2.5                                                  1,699
Other assets....................        2.2          13           194           207             15           222
                                                  -----         -----         -----          -----         -----
                                                  1,772         6,656         8,428          1,267         9,695
                                                  =====         =====         =====          =====         =====
LIABILITIES
Current liabilities
   Accounts payable and accrued
    expenses....................        2.1         407         2,752         3,159            223         3,404
                                        2.5                                                     22
    Restructuring...............                     23            --            23             --            23
   Short-term debt and current
    maturities of long-term debt.                    --         1,386         1,386             --         1,386
                                                  -----         -----         -----          -----         -----
Total current liabilities.......                    430         4,138         4,568            245         4,813
Long term debt..................        2.6       1,042           466         1,508            547         2,100
                                        2.7                                                     45
Other liabilities...............        2.1         105           147           252            (12)          304
                                        2.16                                                    64
                                                  -----         -----         -----          -----         -----
  Total liabilities.............                  1,577         4,751         6,328            889         7,217
SHAREHOLDERS' EQUITY                              -----         -----         -----          -----         -----
Common shares...................        2.4          11           144           155            (11)          161
                                        2.5                                                     17
Additional paid-in capital......        2.4        (331)        1,921         1,590            331         2,477
                                        2.5                                                    556
                                        2.7                                                    (45)
                                        2.8                                                     45
Accumulated other
  comprehensive income..........        2.4         (13)           48            35             12            47
Retained earnings...............        2.1         528          (208)          320           (216)         (207)
                                        2.2                                                     15
                                        2.3                                                   (542)
                                        2.4                                                    216
  Total shareholders' equity                      -----         -----         -----          -----         -----
                                                    195         1,905         2,100            378         2,478
                                                  -----         -----         -----          -----         -----
                                                  1,772         6,656         8,428          1,267         9,695
                                                  =====         =====         =====          =====         =====

Unaudited Pro forma Consolidated Statements of Operations
(In CHF millions except per share data) For the year ended December 31, 1998

                                                 Olsten                     Combined      Pro forma     Pro forma
                                      Notes     Staffing       Adecco       Subtotal     adjustments   consolidated
                                      -----     --------       ------       --------     -----------   ------------

Net service revenues ............       2.12       4,484        15,308        19,792           (249)       19,543
Direct costs of services.........       2.12      (3,551)      (12,664)      (16,215)           249       (15,966)
                                               ---------      --------       -------         ------     ---------
                                                     933         2,644         3,577             --         3,577
Selling, general and administrative
  expenses ......................       2.9         (740)       (1,997)       (2,737)           (10)       (2,747)

Amortization of goodwill ........       2.10         (18)         (601)         (619)          (280)         (899)
Interest and other income, net...                     --            26            26             --            26
Interest expense ................       2.11         (19)          (91)         (110)           (24)         (152)
                                        2.15                                                    (18)
Income (loss) before income taxes
  and minority interest..........                    156           (19)          137           (332)         (195)
Benefit (provision) for income
  taxes .........................       2.15                                                      5
                                        2.14         (53)         (174)         (227)            10          (212)
Income applicable to minority
  interest ......................       2.13         (12)           (2)          (14)             5            (9)
Net income (loss) ...............                     91          (195)         (104)          (312)         (416)
                                              ==========     =========       =======        =======    ==========
Net earnings (loss) per share
   Basic and fully diluted.......                   1.11        (11.61)                                    (23.88)
Weighted average number of shares
   Basic and fully diluted.......             81,300,000    16,790,025                                 17,424,100


Note 1: Pro forma income before goodwill amortization was CHF 483 million.


Unaudited Pro forma Consolidated Statements of Operations (In CHF millions except per share data) For the six months ended June 30, 1999

                                                   Olsten                     Combined      Pro forma     Pro forma
                                        Notes     Staffing       Adecco       Subtotal     adjustments   consolidated
                                        -----     --------       ------       --------     -----------   ------------

Net service revenues ............       2.12        2,666         8,308        10,974           (159)       10,815

Direct costs of services ........       2.12       (2,125)       (6,818)       (8,943)           159        (8,784)
                                                      541         1,490         2,031             --         2,031
Selling, general and administrative
  expenses.......................       2.9          (498)       (1,148)       (1,646)            (6)       (1,652)

Amortization of goodwill ........       2.10          (13)         (324)         (337)          (157)         (494)
Interest and other income, net...                      --            11            11             --            11
Interest expense ................       2.11          (17)          (55)          (72)           (14)          (95)
                                        2.15                                                      (9)
  Income (loss) before income taxes
  and minority interest..........                      13           (26)          (13)          (186)         (199)
Benefit (provision) for income          2.15                                                       3
  taxes .........................       2.14           (5)          (83)          (88)             5           (80)
Income applicable to minority
  interest ......................       2.13           (6)           --            (6)             5            (1)
Net income (loss) ...............                       2          (109)         (107)          (173)         (280)
Net earnings (loss) per share
   Basic and fully diluted.......                    0.02         (6.39)                                    (15.81)
Weighted average number of shares
   Basic and fully diluted.......              81,285,000    17,077,269                                 17,711,344

Note 1: Restructuring charges for the Olsten staffing business was $29 million.

Note 2: Income before goodwill amoritzation was CHF 214 million.

                        ADECCO SA AND OLSTEN CORPORATION

            NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)
            (CHF, tabular amounts in millions except per share data)

1.       Basis of Presentation

         The Pro Forma Consolidated Financial Statements have been prepared using the purchase method of accounting for the merger. The total purchase price will be allocated to the assets acquired and liabilities assumed, based on their respective fair values. The allocation of the aggregate purchase price reflected in the Pro Forma Consolidated Financial Statements is preliminary and is based upon Adecco management's preliminary evaluation of the fair values of the assets to be acquired and liabilities to be assumed. The final allocation of the purchase price upon closing may differ materially from the preliminary allocation included herein.

         The accompanying Pro Forma Consolidated Statement of Operations for the year ended December 31, 1998 have been prepared by management of Adecco based on the audited consolidated statement of operations of Adecco for the year ended December 31, 1998 and the consolidated statement of operations of Olsten Corporation for the year ended January 3, 1999, adjusted to reflect classifications consistent with the presentation adopted by Adecco.

         The accompanying Pro Forma Consolidated Balance Sheet and Statement of Operations as of and for the six months ended June 30, 1999 have been prepared by management of Adecco based on the interim unaudited consolidated balance sheet and statement of operations of Adecco as of and for the six months ended June 30, 1999 and the interim unaudited consolidated balance sheet and statement of operations of Olsten Corporation as of and for the six months ended July 4, 1999 adjusted to reflect classifications consistent with the presentation adopted by Adecco. The interim unaudited consolidated balance sheet and statement of operations of Adecco as of and for the six months ended June 30, 1999 are included elsewhere in this proxy/prospectus.

          The accounting policies used in the preparation of the Pro Forma Consolidated Financial Statements are those disclosed in the Adecco Annual Report on Form 20-F. The consolidated financial statements of Adecco and Olsten Corporation have been prepared in accordance with U.S. GAAP. The Olsten Corporation Consolidated Balance Sheet and Statements of Operations as of and for the six months ended July 4, 1999 were translated from U.S. dollars to Swiss Francs using the June 30, 1999 exchange rate of $0.64 per CHF 1.00. The Olsten Corporation Consolidated Statement of Operations for the year ended January 3, 1999, was translated from U.S. dollars to Swiss francs using the December 31, 1998 exchange rate of $0.73 per CHF 1.00.

         In the opinion of management of Adecco, these Pro Forma
Consolidated Financial Statements include all adjustments necessary for fair presentation of pro forma financial statements.

         The Pro Forma Consolidated Financial Statements also are not necessarily indicative of the results that actually would have been achieved if the transactions reflected therein had been completed on the dates indicated or the results which may be obtained in the future. In preparing these Pro Forma Consolidated Financial Statements, no adjustments have been made to reflect transactions which have occurred since the dates indicated or to reflect the operating benefits and general and administrative cost savings expected to result from combining the operations of Adecco and Olsten Corporation.

         The Pro Forma Consolidated Financial Statements should be read in conjunction with the description of the merger in this proxy state-ment/prospectus, the audited consolidated financial statements of Adecco as of and for the year ended December 31, 1998 and notes thereto, incorporated by reference in this proxy statement/prospectus, and the audited consolidated financial statements of Olsten as of and for the year ended January 3, 1999, and notes thereto, also incorporated by reference in this proxy statement/prospectus.

2.       Pro Forma Assumptions and Adjustments

         The Pro Forma Consolidated Financial Statements incorporate the following assumptions:

         -- Completion of the transactions contemplated by the merger agreement, more fully described elsewhere herein, resulting in the combination of the businesses of Adecco and Olsten Corporation, including the split-off of Olsten Health Services, as described elsewhere in this proxy statement/prospectus.

         -- Absence of any material transactions by, or changes in operations of, Adecco and Olsten subsequent to June 30, 1999.

         These Pro Forma Consolidated Financial Statements give effect to the following assumptions and adjustments (as if the merger and split-off of Olsten Health Services had occurred on June 30, 1999 in respect of the Pro Forma Consolidated Balance Sheet and on January 1, 1998 in respect of the Pro Forma Consolidated Statements of Operations):

         Transactions Giving Effect to the Merger and Agreements Related Thereto

         2.1 To record increase (decrease) in fair value of Olsten Corporation's assets and liabilities and record obligations under contractual terms of the combination as follows:

                 Capitalized software...................................   (11)
                 Property, equipment and leasehold improvements.........     6
                 Obligation to acquire minority interest in
                 subsidiary and contingent payment based on
                 earnings of subsidiary.................................  (176)
                 Eliminate minority interest payable....................    12
                 Olsten executive compensation..........................   (47)

         2.2     To record the tax effect of adjustments described in 2.1

         2.3     To eliminate the historical goodwill of Olsten Corporation.

         2.4 To eliminate on consolidation the shareholders' equity of Olsten Corporation after giving effect to the adjustments described in 2.1-2.3 above.

         2.5 To compute goodwill and record the transactions resulting from the merger.

                 Fair value of Adecco shares to be issued..............    556
                 Cash payment by Adecco ...............................    556
                 Fair value of options assumed.........................     17
                 Estimated transaction costs...........................     22
                                                                         -------
                          Total purchase price.........................  1,151
                                                                         =======
                 Shareholders' equity acquired, before adjustments.....    195
                 Deduct adjustments, including historical goodwill
                    (Note 2.1 - 2.3)...................................   (743)
                                                                         -------
                          Adjusted fair value of net tangible assets

                            (liabilities) acquired.....................   (548)
                 Add fair value of intangible assets acquired:
                    Goodwill...........................................  1,699
                                                                         -------
                    Total fair value of identifiable assets acquired...  1,151
                                                                         =======

         The above assumes a pro rata issuance of approximately 634,075 common shares by Adecco and $8.75 per share of cash in exchange for all the issued and outstanding shares of Olsten Corporation and the issuance of approximately 80,000 Adecco common stock options in exchange for Olsten Corporation common stock options for option holders who are not employees of Olsten Health Services. All of Olsten Corporation's outstanding options vest immediately upon closing of the merger. The value of common shares issued by Adecco to effect the merger is based upon the average of the closing prices for Adecco common stock for the three days before the merger was announced and the three days after the merger was announced.

         Estimated transaction costs include

                 Legal..................................................    4
                 Accounting and Tax.....................................    4
                 Investment bankers.....................................   14
                                                                         ------=
                 Total..................................................   22
                                                                         =======

         2.6 To record the additional debt that Adecco will issue in connection with financing the acquisition of Olsten.

         2.7 To record additional borrowings which will be contributed as paid in capital to Olsten Health Services resulting from estimated net debt of Olsten of CHF 1,177 million ($750 million) at October 31, 1999. This amount is to be paid at closing.

         2.8 In accordance with the tax sharing agreement, any net operating losses generated up to the split-off will be carried back and utilized by Olsten. As a result, the deferred tax asset is recorded by Olsten and the amount of Olsten contribution to paid in capital of Olsten Health Services is reduced.

         2.9 To record the change in depreciation amortization expense resulting from the fair value adjustments described in 2.1. Capitalized software will be amortized over its estimated useful life of 5 years.

         2.10 To record amortization of acquired goodwill as a result of the purchase price allocation described in 2.5 above. Goodwill will be amortized over its estimated useful life of 5 years.

         2.11 To record additional interest expense resulting from the issuance of debt using the rate expected of approximately 5% from financing alternatives being considered.

         2.12 To net the subcontracting revenue and cost of revenue to conform to the presentation adopted by Adecco.

         2.13 To eliminate income applicable to minority interest resulting from Olsten's obligation to acquire minority interest.

         2.14 To record the tax effect of interest expense. Other fair value adjustments and associated change in depreciation and amortization are not likely to have an associated tax provision or benefit.

         2.15 Olsten Health Services paid Olsten Corporation CHF 18 million per year for interest expense on intercompany debt. Since all intercompany debt has been contributed to Olsten Health Services as paid in capital, this interest expense has been added back to arrive at the appropriate interest expense for purposes of these pro forma statements of operations. This amount is tax deductible and has been tax effected in these pro formas.

         2.16 To reclassify Olsten Corporation deferred tax assets related to Olsten Health Services to other current assets to conform to the presentation of Olsten Health Services.

         Note 1: Adecco restructuring costs of CHF 19 million related to expected branch and headquarters closures, and CHF 30 million related to severance have not been included in this pro forma. These costs are expected to be incurred within one year of the effective date of the merger.

         Note 2: The amortization adjustments reflected in the Pro Forma Consolidated Statements of Operations are preliminary and may change materially based upon the final allocation of the purchase price and the final determination of the estimated useful life of each intangible asset acquired. The actual amortization of intangibles will commence subsequent to the effective date of the merger.

3.       Earnings (Loss) Per Share

         Under U.S. GAAP, basic earnings per share is calculated as net earnings
(loss) divided by the daily weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated using the treasury stock method. Earnings (loss) per share in U.S. dollars is disclosed for the convenience of the reader. The calculation of earnings (loss) per share under U.S. GAAP is as follows:

    Six months ended June 30, 1999                        Adecco           Olsten         Pro Forma
                                                          ------           ------         ---------
      Net earnings (loss) per share
          Basic and diluted.....................      CHF    (6.39)    CHF    (0.17)   CHF    (15.81)
          Basic and diluted - US$...............      $      (4.08)    $      (0.11)   $      (10.12)

      Weighted average number of shares
          Basic and diluted.....................        17,077,269       81,285,000      17,711,344

    Year ended December 31, 1998                          Adecco           Olsten         Pro Forma
                                                          ------           ------         ---------
      Net earnings (loss) per share
          Basic and diluted.....................      CHF   (11.61)    CHF    (0.60)   CHF    (23.88)
          Basic and diluted - US$...............      $      (8.48)    $      (0.44)   $      (17.43)
      Weighted average number of shares
          Basic and diluted.....................        16,790,025       81,300,000      17,424,100

4.       Conversion of Olsten Financial Statements

         The following table illustrates the reclassification and foreign currency translation of Olsten's Consolidated Financial Statements. Olsten's Consolidated Statement of Earnings for the six months ending June 30, 1999 was translated from U.S. dollars to Swiss francs using an exchange rate of $0.64 per CHF 1.00. Olsten's Consolidated Statements of Operations for the six months ended June 30, 1998 and 1999 and for the years ended December 31, 1996, 1997 and 1998 were translated from U.S. dollars to Swiss francs using an exchange rate of $0.68, $0.64, $0.74, $0.70 and $0.73 per CHF 1.00.

Unaudited Consolidated Statement of Operations for the Six Months Ended July 4, 1999

                                                              Olsten        Olsten        Olsten        Olsten
                                                           Corporation    Healthcare     Staffing      Staffing
                                                           -----------    ----------     --------      --------
                                                             ($, millions except per share data)    (CHF millions)

    Net service revenue..........................              2,447           741         1,706         2,666
    Direct costs of services.....................             (1,848)         (488)       (1,360)       (2,125)
    Selling, general, and administrative expenses               (571)         (252)         (319)         (498)
    Amortization of goodwill.....................                (13)           (5)           (8)          (13)

    Interest expense.............................                (20)           (9)          (11)          (17)
                                                          -----------   ----------    ----------    ----------

    Income (loss) before income taxes and
      minority interest..........................                 (5)          (13)            8            13

    Benefit (provision) for income taxes.........                 --             3            (3)           (5)
    Income applicable to minority interest.......                 (4)           --            (4)           (6)
                                                          -----------   ----------    ----------    ----------

    Net income (loss)............................                 (9)          (10)            1             2
                                                          ==========    ==========    ==========    ==========

       Basic and diluted net income (loss) per
        share....................................              (0.11)        (0.12)         0.01          0.02
       Basic and diluted weighted average common
        shares...................................         81,285,000    81,285,000    81,285,000    81,285,000

         Consolidated Statement of Operations for the year ended January 3, 1999

                                                              Olsten        Olsten        Olsten        Olsten
                                                           Corporation    Healthcare     Staffing      Staffing
                                                           -----------    ----------     --------      --------
                                                             ($, millions except per share data)     (CHF millions)

    Net service revenue..........................                4,603         1,330         3,273         4,484
    Direct costs of services.....................               (3,501)         (909)       (2,592)       (3,551)
    Selling, general, and administrative expenses               (1,083)         (543)         (540)         (740)
    Amortization of goodwill.....................                  (23)          (10)          (13)          (18)

    Interest expense.............................                  (31)          (17)          (14)          (19)
                                                            ----------    ----------    ----------    ----------

    Income (loss) before income taxes and
      minority interest..........................                  (35)         (149)          114           156

    Benefit (provision) for income taxes.........                    8            47           (39)          (53)
    Income applicable to minority interest.......                   (9)           --            (9)          (12)
                                                            ----------    ----------    ----------    ----------

    Net income (loss)............................                  (36)         (102)           66            91
                                                            ==========    ==========    ==========    ==========

       Basic and diluted net (loss) per share....                (0.44)        (1.25)         0.81          1.11
       Basic and diluted weighted average common
        shares...................................           81,300,000    81,300,000    81,300,000    81,300,000


  Unaudited Consolidated Balance Sheet at July 4, 1999

                                                              Olsten        Olsten        Olsten        Olsten
                                                           Corporation    Healthcare     Staffing      Staffing
                                                           -----------    ----------     --------      --------
                                                             ($, millions except per share data)    (CHF millions)


    Current Assets
      Cash and cash equivalents ......................          15         --                15           23
      Trade accounts receivable, net .................       1,147          553             594          928
      Other current assets ...........................         141          150              (9)         (14)

            Total current assets .....................       1,303          703             600          937

    Property, equipment and leasehold improvements ...         238           59             179          280
    Goodwill, net ....................................         596          249             347          542
    Other assets .....................................          10            2               8           13

                                                             2,147        1,013           1,134        1,772
    Current Liabilities
        Accounts payable and accrued expenses ........         450          190             260          407
        Restructuring ................................          78           63              15           23

           Total current liabilities .................         528          253             275          430

    Long-term debt ...................................         746           79             667         1042
    Other liabilities ................................         105           38              67          105

           Total liabilities .........................       1,379          370           1,009        1,577

    Shareholders' Equity
        Common Stock .................................           8            1               7           11
        Additional paid-in capital ...................         448          660            (212)        (331)
        Retained earnings ............................         322          (16)            338          528
        Accumulated other comprehensive income .......         (10)          (2)             (8)         (13)

           Total liabilities and shareholders' equity        2,147        1,013           1,134        1,772


Unaudited Consolidated Statement of Operations for the six months ended June 28, 1998

                                                              Olsten        Olsten        Olsten        Olsten
                                                           Corporation    Healthcare     Staffing      Staffing
                                                           -----------    ----------     --------      --------
                                                             ($, millions except per share data)     (CHF millions)

    Net service revenue..........................              2,176           647         1,529         2,249
    Direct costs of services.....................             (1,667)         (456)       (1,211)       (1,781)
    Selling, general, and administrative expenses               (508)         (254)         (254)         (374)
    Amortization of goodwill.....................                (13)           (5)           (8)          (12)

    Interest expense.............................                (13)           (9)           (4)           (6)
                                                           ----------    ----------    ----------    ----------

    Income (loss) before income taxes and
      minority interest..........................                (25)          (77)           52            76

    Benefit (provision) for income taxes.........                 10            26           (16)          (24)
    Income applicable to minority interest.......                 (4)           --            (4)           (6)
                                                           ----------    ----------    ----------    ----------

    Net loss.....................................                (19)          (51)           32            46
                                                           ==========    ==========    ==========    ==========

       Basic and diluted net loss per share......              (0.24)        (0.63)         0.39          0.57
       Basic and diluted weighted average common
        shares...................................         81,361,000    81,361,000    81,361,000    81,361,000


    Consolidated Statement of Operations for the year ended December 31, 1997

                                                              Olsten        Olsten        Olsten        Olsten
                                                           Corporation    Healthcare     Staffing      Staffing
                                                           -----------    ----------     --------      --------
                                                             ($, millions except per share data)         (CHF
                                                                                                       millions)

    Net service revenue..........................              4,113         1,434         2,679         3,827
    Direct costs of services.....................             (3,016)         (913)       (2,103)       (3,004)
    Selling, general, and administrative expenses               (892)         (451)         (441)         (630)
    Amortization of goodwill.....................                (23)          (10)          (13)          (19)

    Interest expense.............................                (21)          (17)           (4)           (6)
                                                           ----------    ----------    ----------    ----------

    Income before income taxes and minority
      interest...................................                161            43           118           168

    Provision for income taxes...................                (63)          (16)          (47)          (67)
    Income applicable to minority interest.......                 (5)           --            (5)           (7)
                                                           ----------    ----------    ----------    ----------

    Net income...................................                 93            27            66            94
                                                           ==========    ==========    ==========    ==========

      Earnings per share
      Basic .....................................               1.15          0.33          0.82          1.16
      Diluted ...................................               1.15          0.32          0.82          1.16

    Weighted average number of shares
        Basic....................................         81,237,000    81,237,000    81,237,000    81,237,000
        Diluted..................................         83,115,000    83,115,000    83,115,000    83,115,000

    Consolidated Statement of Operations for the year ended December 29, 1996

                                                              Olsten        Olsten        Olsten        Olsten
                                                           Corporation    Healthcare     Staffing      Staffing
                                                           -----------    ----------     --------      --------
                                                             ($, millions except per share data)     (CHF millions)

    Net service revenue..........................              3,378         1,374         2,004         2,708
    Direct costs of services.....................             (2,422)         (862)        1,560         2,108
    Selling, general, and administrative expenses               (745)         (411)         (334)          451
    Amortization of goodwill.....................                (22)          (10)          (12)          (16)
    Merger, integration and other non-recurring
      charges....................................                (80)          (75)           (5)           (7)

    Interest expense.............................                (13)          (13)           --            --
                                                          ----------    ----------    ----------    ----------

    Income before income taxes and minority
      interest...................................                 96             3            93           126

    Provision for income taxes...................                (39)           (7)          (32)          (43)
    Income applicable to minority interest.......                 (2)            1            (3)           (4)
                                                          ----------    ----------    ----------    ----------

    Net income...................................                 55            (3)           58            79
                                                          ==========    ==========    ==========    ==========

      Earnings (loss) per share
      Basic .....................................               0.71         (0.04)         0.75          1.02
      Fully diluted .............................               0.71         (0.04)         0.75          1.02

    Weighted average number of shares
        Basic....................................         77,362,000    77,362,000    77,362,000    77,362,000
        Fully diluted............................         82,025,000    82,025,000    82,025,000    82,025,000


                COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Olsten Stock

         Olsten has outstanding two classes of common equity securities: (1) Olsten common stock and (2) class B common stock. Olsten common stock is listed on the New York Stock Exchange under the symbol "OLS." There is no established public trading market for the class B common stock, which is subject to significant restrictions on its sale. Olsten class B common stock, which has ten votes per share, is convertible at any time on a share for share basis into Olsten common stock, which has one vote per share.

         On August 11, 1999, the last trading day before Olsten's public press release reporting that it is in discussions with a third party involving a significant transaction, and on August 17, 1999, the last trading date prior to the public announcement by Adecco and Olsten of the execution of the merger agreement, the last reported sale prices on the NYSE Composite Tape for Olsten common stock were $9.875 and $9.50, respectively.

Price Range of Olsten Common Stock

         The following table sets forth, for the fiscal quarters indicated, the range of high and low sale prices of Olsten common stock as reported on the NYSE Composite Tape. Olsten has a 52 or 53-week fiscal year ending the Sunday closest to December 31.

                                                             High        Low
                                                             ----        ---
Calendar Year 1997
  First Quarter........................................      $19.25      $14.38
  Second Quarter.......................................      $21.13      $15.75
  Third Quarter........................................      $23.00      $16.69
  Fourth Quarter.......................................      $20.00      $13.69

Calendar Year 1998
  First Quarter........................................      $17.63      $14.31
  Second Quarter.......................................      $16.06      $11.06
  Third Quarter........................................      $11.75      $ 5.63
  Fourth Quarter.......................................      $ 9.56      $ 4.50

Calendar Year 1999
  First Quarter........................................      $8.50       $5.19
  Second Quarter.......................................      $9.44       $5.94
  Third Quarter through               , 1999...........     $           $

         On , 1999, the most recent practicable date prior to the printing of this proxy statement/prospectus, the last sale price as reported by the NYSE was $ per share of Olsten common stock.

         Stockholders Are Urged To Obtain Current Market Quotations For Olsten Common Stock.

Olsten Dividends

         In 1997 and 1998 Olsten paid quarterly dividends on its common stock and class B common stock. Olsten recently authorized the discontinuance of its dividend.

                                                             Fiscal Year
             Dividends per share                        1998            1997
                                                        ----            ----

             Olsten common stock....................   $ .22           $ .28
             Olsten class B common stock............     .22             .28

Olsten Holders of Record

         On September 17, 1999 there were approximately 1,500 holders of record of Olsten common stock (including brokerage firms holding Olsten common stock in "street name" and other nominees) and 600 holders of record of Olsten class B common stock.

Adecco Common Shares and ADSs

         Adecco common shares are listed and principally traded on the Swiss Stock Exchange. In addition, Adecco common shares are listed on the Paris Stock Exchange. The prices for the Adecco common shares as quoted in the official list of the Swiss Stock Exchange and the Paris Stock Exchange are expressed in Swiss francs and French francs, respectively. Adecco ADSs are traded on the Nasdaq National Market under the symbol "ADECY." Each ADS represents one-eighth of one Adecco common share deposited with Morgan Guaranty, pursuant to a deposit agreement among Adecco, the depositary, and the holders from time to time of ADRs evidencing ADSs.

Price Range of Adecco Common Shares and ADSs

         The following table sets forth, for the fiscal quarters indicated,

         o the reported high and low sales prices quoted in Swiss francs for the Adecco common shares on the Swiss Stock Exchange, rounded to the nearest Swiss franc,

         o the reported high and low sales prices quoted in French francs for the Adecco common shares on the Paris Stock Exchange, rounded to the nearest French franc, and

         o the high and low sales prices for Adecco ADSs in U.S. dollars on the Nasdaq National Market.

Fluctuations in the exchange rate between the Swiss franc, the French franc and the US dollar affect the US dollar equivalent of the Swiss franc and French franc price of the Adecco common shares on the Swiss and Paris Stock Exchanges and, as a result, affect the market price of Adecco ADSs.

                         Price per common share in CHF  Price per ADS in USD            Price per common share in FRF
                         ------------------------------ ------------------------------- ------------------------------
                         High           Low             High            Low             High           Low
1997
First Quarter            482            345             40.19           32.50           1,884          1,300
Second Quarter.....      588            438             51.00           38.25           2,400          1,704
Third Quarter......      620            507             51.75           43.38           2,500          2,070
Fourth Quarter.....      590            349             50.50           30.63           2,398          1,472



                                     -109-

1998
First Quarter......      585            405             47.87           34.25           2,380          1,681
Second Quarter.....      710            534             58.25           45.00           2,841          2,170
Third Quarter......      802            500             66.37           52.75           3,200          2,020
Fourth Quarter.....      610            345             59.25           33.37           2,579          1,450

1999
First Quarter......      800            599             68.88           54.00           3,247          2,459
Second Quarter.....      870            710             70.25           59.75           3,529          2,916
Third Quarter through
          , 1999...

          On __________, 1999, the most recent practicable date prior to the printing of this proxy statement/ prospectus, the last sale price as reported by the Swiss Stock Exchange and the Paris Stock Exchange was CHF ________ and FRF , respectively, per Adecco common share. In addition, on ________, 1999, the last sale price as reported by Nasdaq was $___ per Adecco ADS.

         Stockholders are urged to obtain current market quotation for each of Adecco common shares and ADSs.

Adecco Dividends

         In 1997 and 1998, Adecco paid annual dividends on its common shares as follows:

                                                              Fiscal Year
             Cash dividend per common share              1997            1998
                                                         ----            ----
                                                                 (CHF)

             Adecco common share....................     5.00            5.50

Adecco Holders of Record

          On _________, 1999 there were approximately ________ holders of record of Adecco common shares and approximately ________ holders of record of Adecco ADSs (including brokerage firms holding Adecco common shares or ADSs in "street name" and other nominees).

                       ENFORCEABILITY OF CIVIL LIABILITIES
                 UNDER THE UNITED STATES FEDERAL SECURITIES LAW

         Adecco is a societe anonyme organized under the laws of Switzerland. Certain directors, officers and controlling persons of Adecco and certain of the experts named in this proxy statement/prospectus reside outside of the United States. A substantial portion of Adecco's assets is located outside of the United States. As a result, it may be difficult or impossible for investors:

         o to effect service of process within the United States upon the persons named above or

         o to enforce against them in U.S. courts or courts outside of the United States judgments of U.S. courts predicated upon the civil liability provisions of the U.S. federal securities laws.

         There is doubt as to the enforceability, in original actions in Swiss courts or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the U.S. federal securities laws. In the merger agreement, Adecco has agreed to submit itself and its property to the jurisdiction of Delaware state courts and U.S. courts sitting in the State of Delaware in any legal action relating to the merger agreement and the transactions contemplated by the merger agreement.

                                  OTHER MATTERS

         We do not expect that any matters other than those described in this proxy statement/prospectus will be brought before the meeting. If any other matters are presented, however, we intend to vote your proxy in accordance with our discretion.

                                  LEGAL MATTERS

         The validity of the Adecco common shares to be issued in the merger is being passed upon for Adecco by Baer & Karrer, Zurich, Switzerland.

                                     EXPERTS

         The financial statements of Adecco for each of the fiscal years in the five year period ended December 31, 1998 incorporated by reference in this proxy statement/prospectus have been audited by Arthur Andersen SA, independent auditors, as stated in their reports attached to such financial statements. The financial statements incorporated in this proxy statement/prospectus by reference to the annual report on Form 10-K/A for the year ended January 3, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              STOCKHOLDER PROPOSALS

         If the merger is completed, Olsten will become a wholly-owned subsidiary of Adecco. If that occurs, Olsten will not hold an annual meeting of stockholders in the year 2000. If Olsten's stockholders do not adopt the merger agreement or if the merger otherwise does not occur, Olsten's board would anticipate holding its next annual meeting of stockholders on or about May 2, 2000. In that event, any proposal of stockholders intended for inclusion in Olsten's proxy statement and form of proxy for that annual meeting would have to be received by Olsten's corporate secretary no later than December 15, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

         Olsten files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Adecco files annual and special reports with the Securities and Exchange Commission. This proxy statement/prospectus is Olsten's proxy statement for the special meeting, Adecco's prospectus for the issuance of its common shares, and Olsten Health Services' prospectus for the issuance of its common stock. Adecco ADSs are registered under a registration statement on Form F-6 filed by Morgan Guaranty Trust Company of New York. The registration statements, of which the proxy statement/prospectus is a part, contains additional relevant information. As allowed by Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all the information contained in the registration statement.

         You may read and copy any reports, statements or other information Olsten or Adecco files at the Securities and Exchange Commission's Public Reference Rooms at the following locations:

Public Reference Room      New York Regional Office     Chicago Regional Office
450 Fifth Street, N.W.     7 World Trade Center         Citicorp Center
Room 1024                  Suite 1300                   500 West Madison Street
Washington, DC 20549       New York, NY  10048          Suite 1400
                                                        Chicago, IL  60661-2511

         Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Olsten's Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov."

         In addition, Olsten's filings can be inspected at the offices of the New York Stock Exchange and Adecco's filings can be inspected at the offices of the Nasdaq National Markets.

                           INCORPORATION BY REFERENCE

         The Securities and Exchange Commission allows Olsten and Adecco to "incorporate by reference" information into this proxy statement/prospectus, which means that they can disclose important information to you by referring you to other information Olsten and Adecco have filed with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus.

         This proxy statement/prospectus incorporates by reference the documents set forth below that Olsten and Adecco have previously filed with the Securities and Exchange Commission.

                                                          Period or
Olsten's SEC Filings (File No. 1-8279)                    Date Filed
---------------------------------------               ------------------   ----------------------------
Annual Report on Form 10-K except for Items 1, 3,         Year ended:      January 3, 1999
6, 7, 7A, 8 and 14
Annual Report on Form 10-K/A containing Items 1, 3,       Year ended:      January 3, 1999
6, 7, 7A, 8 and 14
Current Report on Form 8-K                                  Dated:         March 30, 1999
Quarterly Report on Form 10-Q                           Quarter ended:     April 4, 1999
Quarterly Report on Form 10-Q/A                         Quarter ended:     April 4, 1999
Proxy Statement                                             Dated:         April 13, 1999
Quarterly Report on Form 10-Q                           Quarter ended:     July 4, 1999
Quarterly Report on Form 10-Q/A                         Quarter ended:     July 4, 1999
Current Report on Form 8-K                                  Dated:         July 26, 1999

                                                          Period or
Adecco's SEC Filings (File No. 0-25004)                   Date Filed
---------------------------------------               ------------------   ----------------------------
Annual Report on Form 20-F                                Year ended:      December 31, 1998
Current Report on Form 6-K                                  Dated:         February 5, 1999
Current Report on Form 6-K                                  Dated:         April 5, 1999
Current Report on Form 6-K                                  Dated:         April 29, 1999
Current Report on Form 6-K                                  Dated:         May 11, 1999



                                     -112-

Current Report on Form 6-K                                  Dated:         August 2, 1999
Current Report on Form 6-K                                  Dated:         August 18, 1999
Current Report on Form 6-K                                  Dated:         August 24, 1999
Current Report on Form 6-K                                  Dated:         August 27, 1999

         Additionally, Olsten and Adecco are incorporating by reference any additional documents that Olsten and Adecco may file with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the meeting. These documents include periodic reports, such as, with respect to Olsten, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements and, with respect to Adecco, annual reports on Form 20-F and current reports on Form 6-K.

         You can request a free copy of all or any of these documents, other than the exhibits to these documents unless those exhibits are specifically incorporated by reference into these documents, by writing to or calling:

 With respect to Olsten's filings:           With respect to Adecco's filings:
        Olsten Corporation                               Adecco SA
       175 Broad Hollow Road                         c/o Adecco, Inc.
        Melville, NY 11747                      100 Redwood Shores Parkway
          (516) 844-7800                          Redwood City, CA 94065
                                                      (650) 610-1000

         If you would like to request documents from Olsten or Adecco, please do
so by           , 1999 to receive these before the special meeting.

         Olsten has provided all information in this document, and the documents incorporated by reference herein relating to Olsten and its business. Adecco has provided all information in this document and the documents incorporated by reference herein relating to Adecco and its business. Olsten Health Services Holding Corp. has provided the information set forth in Annex A.

                      INDEX TO ADECCO FINANCIAL STATEMENTS


Consolidated Balance Sheets as of June 30, 1999 (Unaudited)
   and December 31, 1998.................................................   F-2
Unaudited Consolidated Statements of Operations for the
   six months ended June 30, 1999 and 1998...............................   F-3
Unaudited Consolidated Statements of Cash Flows
   for the six months ended June 30, 1999 and 1998.......................   F-4
Notes to Unaudited Consolidated Financial Statements for
    the six months ended June 30, 1999 and 1998 .........................   F-5

                                    Adecco SA
                           Consolidated Balance Sheets
                    (In CHF millions, except for share data)

                                                                           December 31,       June 30,
                                                                               1998             1999
                                                                          ---------------------------------
                                                                                            (Unaudited)
ASSETS:
  Current assets:
     Cash and cash equivalents                                                    540             516
     Trade accounts receivable, net                                             2,611           3,188
Other current assets                                                              342             421
                                                                          ---------------------------------
         Total current assets                                                   3,493           4,125

  Property, equipment and leasehold improvements                                  248             348
  Goodwill, net                                                                 1,730           1,989
  Other assets                                                                    136             194
                                                                          ---------------------------------
                                                                                5,607           6,656
                                                                          =================================

LIABILITIES:
  Current liabilities:
     Short-term debt and current maturities of long-term debt                     303           1,386
     Accounts payable and accrued expenses                                      2,399           2,752
                                                                          ---------------------------------
         Total current liabilities                                              2,702           4,138

  Long term debt                                                                  688             466
  Other liabilities                                                               144             140
                                                                          ---------------------------------
         Total liabilities                                                      3,534           4,744

  Minority interests                                                                5               7
                                                                          ---------------------------------

SHAREHOLDERS' EQUITY:
  Common stock, CHF 10 par value-
     Authorized:  19,807,519 and 17,858,367 shares
     Issued:  17,197,948 and 17,178,532 shares
     Outstanding:  17,130,768 and 17,084,614 shares                               171             171
  Additional paid-in capital                                                    1,904           1,921
  Retained earnings (deficit)                                                      23            (160)
                                                                          ---------------------------------
                                                                                2,098           1,932
  Less: Treasury Stock                                                            (30)            (27)
                                                                          ---------------------------------
                                                                                2,068           1,905
                                                                          =================================
                                                                                5,607           6,656
                                                                          =================================

The accompanying notes are an integral part of these financial statements.

                                    Adecco SA
                      Consolidated Statements of Operations
               (In CHF millions, except share and per share data)
                                   (Unaudited)

                                                                                  Six Months Ended
                                                                                      June 30,
                                                                   -----------------------------------------------
                                                                           1998                      1999
                                                                   ---------------------      --------------------

Net service revenues                                                         7,232                      8,308
Direct costs of services                                                    (5,979)                    (6,818)
                                                                   ---------------------      --------------------
                                                                             1,253                      1,490

Selling, general and administrative expenses                                  (969)                    (1,148)
Amortization of goodwill                                                      (307)                      (324)
                                                                   ---------------------      --------------------
                                                                               (23)                        18

Interest and other income, net                                                   8                         11
Interest expense                                                               (48)                       (55)
                                                                   ---------------------      --------------------
Loss before income taxes and minority interest                                 (63)                       (26)

Provision for income taxes                                                     (73)                       (83)
Income applicable to minority interest                                          (1)                         --
                                                                   =====================      ====================
Net loss                                                                      (137)                      (109)
                                                                   =====================      ====================

Basic and diluted net loss per share                                        (8.30)                     (6.39)
Basic and diluted weighted average common shares                        16,529,002                 17,077,269

   The accompanying notes are an integral part of these financial statements.

                                  Adecco, S.A.
                      Consolidated Statements Of Cash Flow
                                (In CHF millions)
                                   (Unaudited)

                                                                                          Six months ended
                                                                                              June 30,
                                                                                     ---------------------------
                                                                                           1998         1999
                                                                                     --------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                                (137)        (109)
   Adjustments to reconcile loss from operations to net cash provided by operating activities:
       Depreciation and amortization                                                        346          368
       Other                                                                                (15)          14
   Changes in operating assets and liabilities net of acquisitions and sales of subsidiaries:
       Trade accounts receivable                                                           (320)        (225)
       Accounts payable and accrued expenses                                                109           79
       Other current assets and liabilities, net                                            114          (59)
                                                                                     ---------------------------

         Cash flows from operating activities                                                97           68
                                                                                     ---------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions to property, equipment and leasehold improvements                              (59)         (99)
   Cash paid for Delphi, net of cash acquired of CHF 99                                      --         (296)
   Other acquisitions and investing activity                                                (29)         (78)
                                                                                     ---------------------------

         Cash flows from investing activities                                               (88)        (473)
                                                                                     ---------------------------

CASH FLOW FROM FINANCING ACTIVITIES
   Net increase (decrease) in short-term debt                                               (35)         518
   Net increase in long-term debt                                                           159          149
   Dividends paid to shareholders                                                           (91)        (120)
   Common stock options exercised                                                            12           19
   Other acquisitions and investing activity                                                  6          (51)
                                                                                     ---------------------------

Cash flows from financing activities                                                         51          515
                                                                                     ---------------------------

EFFECT OF EXCHANGE RATES CHANGES ON CASH                                                    (27)        (134)
                                                                                     ---------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                         33          (24)

Cash and cash equivalents:
   Beginning of period                                                                      439          540
                                                                                     ===========================
   End of period                                                                            472          516
                                                                                     ===========================

Cash paid for interest                                                                       23           13
                                                                                     ---------------------------
Cash paid for taxes                                                                          17          100
                                                                                     ---------------------------

    The accompanying notes are an integral part of these financial statements

                                    Adecco SA
                   Notes to Consolidated Financial Statements
                                   (Unaudited)

1.       Accounting Policies

         The unaudited consolidated financial statements have been prepared by Adecco SA ("Adecco") pursuant to the rules and regulations of the Securities and Exchange Commission and, in the opinion of management, include all adjustments necessary for a fair presentation of results of operations, financial position and cash flows for each period presented. Results for interim periods are not necessarily indicative of results for a full year. The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

         Although for presentation purposes Adecco has indicated its year-end as December 31, Adecco's fiscal year ends on the Sunday nearest to December 31. For 1998, the fiscal year contained 53 weeks ended January 3, 1999. For the interim data in 1998 and 1999, the periods ended June 28, 1998 and July 4, 1999.

2.       Comprehensive Income (Loss)

         Comprehensive income (loss) consists of net losses and foreign currency translation adjustments as follows:

                                                  Six Months Ended June 30,
                                                    1998              1999
                                              ----------------------------------
                                                      (In CHF millions)

Net loss                                          (137)              (109)
Foreign currency translation adjustments             8                 45
                                              ==================================
Total comprehensive loss                          (129)               (64)
                                              ==================================

3.       Net loss Per Share

         Adecco computes basic and diluted net loss per share using the weighted average number of common stock and dilutive potential common stock. Potential common stock includes stock options.

                                    Loss           Shares             Loss
                                (Numerator)    (Denominator)       Per Share
                                ----------------------------------------------
                              (In CHF millions, except share and per share data) Six Months Ended
           June 30,
           1998                     (137)        16,529,002         (8.30)
           1999                     (109)        17,077,269         (6.39)

4.       Acquisitions

         In April 1999 Adecco acquired Delphi Group plc ("Delphi") for approximately CHF 395 million. Delphi is an information technology service and staffing business with operations in the United Kingdom, the United States, and Europe. The acquisition was financed from bank borrowings and was accounted for as a purchase. The excess of the purchase price over the fair value of the net assets acquired was CHF 308 million and was recorded as goodwill. The results of the operations of Delphi have been included in the financial statements beginning April 1999.

         The following unaudited pro forma information shows consolidated operating results as if the acquisition of Delphi had occurred at the beginning of 1998.

                                                December 31,          June 30,
                                                    1998                1999
                                              ------------------- --------------
                                                   (In CHF millions, except
                                                       per share data)
  Revenues                                         16,047                8,518
  Net loss                                           (221)                (112)
  Basic and diluted net loss per share              13.16                6.56

         In May 1999 Adecco acquired Career Staff Co. Ltd. ("Career Staff"), a personnel services business in Japan. The acquisition was financed using existing credit facilities and internal resources and is accounted for as a purchase. The results of operations of Career Staff have been included in the financial statements beginning May 1999.

         In August of 1999, Adecco agreed to acquire Olsten's generalist and information technology staffing business for a combination of cash and Adecco common stock. Olsten Health Services will be split off to Olsten shareholders as a separate publicly traded entity. In the transaction, holders of Common Stock of Olsten will receive shares of the new health services company, which will continue to conduct the health care business of Olsten; American Depositary Receipts ("ADR") which each represent 1/8th of a share of Adecco Common Stock, and cash. Stockholders may elect to receive 0.12472 Adecco ADRs for half of the Olsten shares, and $8.75 per share cash for the remainder, subject to proration. The Agreement is subject to a number of conditions, including stockholder and regulatory approvals, and is expected to close late in the year. There can be no assurance that the transaction will be consummated.

5.       Long-Term Debt

         In February 1997, Adecco entered into a three year CHF 500 million unsecured multicurrency revolving credit facility due in February 2000. Amounts drawn bear interest at LIBOR plus .175% plus an annual commitment fee on the undrawn portion of the facility of 0.085%. Adecco draws amount for terms of one to three months. Adecco funded the acquisition of Career Staff primarily with borrowings under this credit facility.

         In February 1999, Adecco entered into a (pound)175 million unsecured credit facility, which bears an interest rate of LIBOR plus 0.3% and is due February 2000. At June 30, 1999 the company had borrowed CHF 395 million at an interest rate of 5.7%. The proceeds of this facility were used in connection with the Delphi acquisition. The outstanding long-term debt of Delphi consisted of a $50 million senior loan note bearing an interest rate of 7.1% due in 2007. At June 30, 1999 the outstanding balance of the senior loan note amounted to CHF 78 million.

6.       Shareholders' Equity

         At the annual meeting of shareholders on April 20, 1999, the Adecco shareholders voted to, among other things, authorize up to 600,000 additional Adecco Shares to be issued no later than April 20, 2000 for cash as may be advisable to strengthen Adecco's financial condition, and authorize up to 1,400,000 additional Adecco common shares to finance possible mergers and acquisition and to convert all Adecco shares from bearer shares to registered shares. At a special meeting of shareholders on September 10, 1999, the Adecco shareholders voted to authorize up to 700,000 additional Adecco common shares to be used in connection with the proposed merger of Olsten, and to limit the total number of shares to be issued under the April and September distributions to 1.4 million.

         On April 20, 1999, Adecco's Board of Directors declared a cash dividend of CHF 7.00 per share which was paid on April 26, 1999 to the shareholders of record on April 26, 1999.

7.       Segment Reporting

         Adecco has adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services and geographic areas. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and measure performance. Adecco's chief operating decision-maker is the chief executive officer. The operating segments of Adecco are defined by geography. Adecco's reportable operating segments are France, North America and Northern Europe. Adecco evaluates performance based on country contribution which is defined as the amount of segment profit or loss before intercompany charges, interest income and expense charges, goodwill amortization and income taxes. The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies. Adecco delivers general staffing services and specialty services within its segments. Specialty services include accounting and finance, information technology, engineering and technical, and outplacement and career transition.

                                                            NORTH        NORTHERN       ALL OTHER
                                            FRANCE       AMERICA(1)     EUROPE (2)          (3)           TOTAL
                                          ------------ ---------------- -------------- -------------- -------------
                                                                     (In CHF millions)

As of and for the six months ended
  June 30, 1998
  Sales                                       2,901          2,280          1,366            685          7,232
  Depreciation and amortization                  12             79             18            237            346
  Country contribution                          103            114             51             62            330
  Fixed asset additions                          11             16             31              1             59
  Segment assets                              2,042          1,240            710          1,994          5,986
  Long lived assets(4)                           99             37             93            192            421
  June 30, 1999
  Sales                                       3,191          2,345          1,913            859          8,308
  Depreciation and amortization                  12             80             26            250            368
  Country contribution                          130            137             74              1            342
  Fixed asset additions                          13             36             37             13             99
  Segment assets                              1,885          1,228            954          2,589          6,656
  Long lived assets(4)                           89            119             92            232            532

(1)      Consists primarily of operations in the United States
(2) Consists primarily of operations in the United Kingdom, Netherlands, Germany and Switzerland
(3) Consists of operations in Southern Europe, Pacific Rim, South America and Corporate
(4) Long-lived assets include all non-current assets except deferred taxes of CHF 32 and CHF 59, and goodwill of CHF 1,968, CHF 2,012 at June 30, 1999 and 1998

                                                        June 30,
          Sales by Service                      1998               1999
          ----------------
                                               --------------------------
                                                   (In CHF millions)

          General Staffing                       6,432             7,098
          Specialty                                800             1,210
                                                 -----             -----
                                                 7,232             8,308
                                                 =====             =====


8.       Restructuring Reserve


The activity in the restruturing reserve for the period ended June 30, 1999 was as follows:

                                        (In CHF millions)

Balance at December 31, 1998                   22
Additions                                      26
Deductions                                    (22)
                                              ---
Balance at June 30, 1999                       26
                                              ===

                                                                         ANNEX A





                 OLSTEN HEALTH SERVICES HOLDING CORP. PROSPECTUS

The information in this preliminary prospectus is not complete and may be changed. These securities are not to be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek to buy these securities in any jurisdiction where the offer or sale is not permitted.

                  Subject to Completion, Dated October 7, 1999

                      OLSTEN HEALTH SERVICES HOLDING CORP.
                                 (to be renamed)


                                  Common stock
                            Par value $.10 per share



         This prospectus is being furnished to stockholders of Olsten Corporation in connection with the proposed split-off of all of the shares of common stock of Olsten Health Services Holding Corp., a wholly-owned subsidiary of Olsten, to stockholders of Olsten in exchange for a portion of their shares of Olsten common stock and class B common stock, which we collectively refer to as the Olsten stock. As a result of the split-off, Olsten Health Services will become an independent, publicly owned company.

         Prior to the split-off, Olsten will transfer to Olsten Health Services all of the assets and liabilities of the health services business of Olsten and its subsidiaries pursuant to the separation agreement dated as of August 17, 1999, among Olsten, Olsten Health Services and Adecco SA, a societe anonyme organized under the laws of Switzerland. Olsten is proposing to consummate the split-off as part of the merger of Olsten with a wholly-owned subsidiary of Adecco pursuant to a merger agreement dated as of August 17, 1999. The merger and the split-off are conditioned upon each other. The proxy statement/prospectus of Olsten and Adecco which accompanies this prospectus describes the terms of the merger and related transactions. The merger agreement and the separation agreement are attached as annexes to the proxy statement/prospectus.

         Holders of Olsten common stock and class B common stock who do not properly dissent from the merger will receive .25 shares of common stock of Olsten Health Services, together with the merger consideration, in exchange for each share of Olsten stock held by them at the time of the split-off. The merger consideration is described in the proxy statement/prospectus.

         The information contained in this prospectus relates to the shares of Olsten Health Services common stock being issued in the split-off. There is currently no public trading market for the shares of Olsten Health Services common stock. Olsten Health Services intends to apply for its shares to be approved for quotation on the Nasdaq National Market.

         You are encouraged to read about the risks in connection with the split-off and the risks associated with the health services business beginning on page 8 of this prospectus under the heading "Risk Factors".

         The securities issued in connection with the split-off have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

         Warburg Dillon Read LLC is serving as the dealer manager in connection with the offer and sale of our common stock pursuant to the split-off. If you have any questions please contact the dealer manager at (212) 821-2881.

                           --------------------------

               The date of this prospectus is           , 1999.

We provide home health care services through a network of more than 400 locations in 44 states and 5 provinces of Canada. We provide caregivers for home health care and institutions; home care management and coordination for the managed care community; home infusion and other therapies; institutional, occupational and alternate site health care staffing; and marketing and distribution services for pharmaceutical, biotechnology and medical device firms.

                   [Map of Locations in the United States of
               operations of Olsten Health Services Holding Corp.]

                     OLSTEN HEALTH SERVICES CORP. PROSPECTUS

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Prospectus Summary...........................................................1
Risk Factors.................................................................8
The Split-Off...............................................................19
Capitalization..............................................................28
Dividend Policy.............................................................29
Olsten Health Services Holding Corp. and Subsidiaries
   Unaudited Pro Forma Consolidated Financial Data..........................30
Selected Historical Consolidated Financial Data of Olsten
   Health Services Holding Corp. and Subsidiaries...........................36
Management's Discussion and Analysis of Financial Condition
   and Results of Operations................................................38
Business....................................................................45
Management..................................................................56
Principal Stockholders......................................................61
Description of Olsten Health Services Capital Stock.........................63
Shares Eligible for Future Sale.............................................66
Tax Consequences............................................................66
Legal Matters...............................................................67
Experts.....................................................................67
Additional Information......................................................67
Index to Consolidated Financial Statements.................................F-1

                               PROSPECTUS SUMMARY

         This summary highlights selected information regarding Olsten Health Services, the split-off and the related transactions. You should read this entire prospectus, including our financial statements and the notes to our financial statements, for more detailed information relating to the split-off and our company after giving effect to the split-off and the related transactions. You are also encouraged to read the proxy statement/prospectus of Olsten and Adecco accompanying this prospectus, including the annexes attached to the proxy statement/prospectus, for more information relating to the merger, the merger consideration and the businesses of Olsten and Adecco. Except where otherwise indicated, the description of Olsten Health Services and its businesses contained in this prospectus assumes the completion of the split-off and the merger.

                             Olsten Health Services

         We are currently a wholly-owned subsidiary of Olsten. In order to effect the split-off, all of the assets and liabilities of the health services business in the United States and Canada of Olsten and its subsidiaries, which we refer to as the health services business, will be transferred to our company. Following the split-off, we will be an independent, publicly owned company.

         We are the leading provider of home health care services in the United States based on revenues. Since 1971, we have built a reputation for high quality health care for our patients with a commitment to being a "one-stop shop" for home health care covering a broad spectrum of services. We currently maintain over 400 locations in the United States and Canada and serve approximately 450,000 patient/client accounts annually with approximately 70,000 caregivers and administrative staff.

         We offer high quality services through three business lines which are
(1) home care infusion services, (2) home care nursing services and (3) staffing services. Through these three business lines we offer a broad range of products and services including: treatments for patients with chronic diseases; intravenous and oral administration of drugs, nutrients and other solutions; skilled nursing care; pediatric/maternal care programs; rehabilitation and other therapies; disease management programs; and home health aide care, assistance with personal care and institutional, occupational and alternate site staffing.

         Through our network of 38 pharmacies located throughout the United States, including two national distribution centers, we offer the leading and most comprehensive infusion therapy solutions in the industry. In addition, through our four intake and claims processing centers, we provide network services including care management and coordination of managed care customers desiring a single source for centralized intake and billing, claims adjudication, quality assurance and data reporting and analysis.

         In fiscal 1998, we generated approximately $1.3 billion of revenue, of which approximately 62 percent was attributable to commercial pay sources, 23 percent was attributable to Medicaid reimbursement, state reimbursed programs and other state/county funding programs and 15 percent was attributable to Medicare reimbursement. For the six months ended July 4, 1999, we generated approximately $741 million in revenue, of which approximately 64 percent was attributable to commercial pay sources, 20 percent was attributable to Medicaid reimbursement, state reimbursed programs and other state/county funding programs and 16 percent was attributable to Medicare reimbursement.

         Our business is part of the $48 billion home health care industry, which is comprised of four primary segments, nursing and related services (72 percent), infusion therapy (13 percent), respiratory therapy (8 percent) and medical equipment (7 percent). The nursing and related services segment, which represents approximately $35 billion annually, provides patient care to individuals with acute illnesses, long-term chronic health conditions, permanent disabilities, terminal illnesses or post-procedural needs. These services are provided both in the home and to hospitals and other health care organizations. Infusion therapy, a roughly $6 billion market, provides care to patients requiring the administration of medication either intravenously or through a device such as a feeding tube. Respiratory therapy, an approximately $4 billion segment, includes the delivery and the preparation of prescribed therapy or equipment to patients with severe and chronic pulmonary diseases. The remaining market segment, representing approximately $3 billion, is medical equipment, which involves the sale of various types of medical equipment to patients for use in their homes.

         Our industry is dramatically changing, with the number of people over the age of 65 growing by approximately 55 percent between 1999 and 2020. People over the age of 65 consume over 53 percent of all home health care services although they represent only 13 percent of the current U.S. population. Because the demand for home health care is directly related to the number of elderly people in the population, especially those over the age of 65, the home health care industry is expected to encounter a significant increase in demand as a result of the aging of the U.S. population. Other factors that we believe will continue to contribute to the development and growth of the home health care industry include: recognition by the medical community and health care insurers that home health care can be a cost-effective alternative to lengthy, more expensive institutional care; technological advances that allow more health care procedures to be provided at home; increasing consumer awareness and interest in home health care; and the medical community's recognition of the psychological benefits of recuperating from an illness or accident in one's own home.

         Our business strategy is to enhance our position as the leading provider of quality, cost-effective, comprehensive home health care services. We intend to take advantage of our leading industry position, breadth of service offerings and changing industry dynamics by continuing to pursue the following strategy:

         o Offer clients a comprehensive range of services while continuing to pursue cross-selling opportunities. We are a "one-stop shop" provider offering home care nursing services, home care infusion services and staffing services and, through subcontractors, other healthcare products and services as needed to serve our patients.

         o Expand our growing staffing services business. We believe there exists significant opportunities in aiding hospitals and health care institutions with qualified candidates.

         o Continue to develop relationships with managed care, insurance and private pay clients for our home health care services.

         o Continue to invest in our information technology in order to support all aspects of our business including streamlining administrative operations, providing timely and accurate decision support data for care management, improving outcomes analysis and helping to detect and analyze new business opportunities.

         o Strengthen our billing, collection and inventory management procedures.

         Our principal executive office is located at 175 Broad Hollow Road, Melville, New York 11747-8905, and the telephone number at that address is (516) 844-7800.

                                The Transactions

         Pursuant to the terms of the merger agreement, Olsten will merge with a wholly-owned subsidiary of Adecco. Following the merger, Olsten will be a wholly-owned subsidiary of Adecco. As a condition to the merger, Olsten will transfer the health services business of Olsten and its subsidiaries to us and will cause all of the outstanding shares of our common stock to be issued to Olsten's stockholders in the merger in exchange for a portion of each of their outstanding shares of Olsten stock. The split-off will not be consummated unless the merger is completed. The separation agreement, together with the related agreements referred to in the separation agreement, govern the terms of the transfer of the health service business to us and the relationship among us, Olsten and Adecco prior to and after the split-off.

         Subject to the terms of the merger agreement, at the effective time of the merger each issued and outstanding share of Olsten common stock and class B common stock will be exchanged for (i) .25 shares of our common stock, par value $.10 per share, for each share of Olsten stock held by an Olsten stockholder at the time of the split-off and (ii) the merger consideration described in the proxy statement/prospectus under the heading "The Merger Agreement" and in the merger agreement attached to the proxy statement/prospectus as Annex B. You are urged to read the proxy statement/prospectus for more information relating to the merger.

         The information above is a brief summary of certain terms of the split-off and the related transactions. The split-off and the separation agreement are more fully described in this prospectus under the heading "The Split-Off". A more complete description of the merger and the merger agreement may be found in the proxy statement/prospectus under the heading "The Merger Agreement". The merger agreement, the separation agreement and the other related agreements are attached as annexes to the proxy statement/prospectus which accompanies this prospectus.

                                  The Split-Off

Parent corporation prior to
  the split-off.........................   Olsten Corporation, which will merge
                                           with a wholly-owned subsidiary of
                                           Adecco pursuant to the merger
                                           agreement.

Split-off corporation...................   Olsten Health Services Holding Corp.,
                                           which will hold all of the assets of,
                                           and will assume all of the
                                           liabilities associated with, the
                                           health services business of Olsten
                                           and its subsidiaries.

Split-off ratio.........................   .25 shares of our common stock for
                                           each share of Olsten common stock and
                                           class B common stock owned of record
                                           as of the effective date of the
                                           split-off.

Fractional shares of our common stock...   You will receive, instead of
                                           fractional shares, cash in an amount
                                           equal to the number of fractional
                                           shares of our common stock you would
                                           receive in the split-off multiplied
                                           by the last reported sale price of
                                           our common stock as reported on the
                                           Nasdaq National Market on the first
                                           full trading day following the
                                           split-off.

Securities to be split off to
  Olsten stockholders...................   20,326,397 shares of our common
                                           stock, based on the number of issued
                                           and outstanding shares of Olsten
                                           stock as of September 17, 1999 and
                                           the split-off ratio.

Trading market and symbol...............   There is currently no public market
                                           for our common stock. We intend to
                                           apply for our common stock to be
                                           approved for quotation on the Nasdaq
                                           National Market.

Tax consequences........................   The material tax consequences of the
                                           split-off and the merger are
                                           described in the proxy
                                           statement/prospectus under the
                                           heading "Material Tax Consequences".

Indemnification obligations after
  the split-off and merger..............   We and Olsten have agreed to
                                           indemnify each other after the
                                           split-off with respect to certain
                                           losses, damages, claims and
                                           liabilities arising out of our
                                           respective businesses. We have also
                                           agreed to indemnify Olsten for other
                                           liabilities set forth under the
                                           headings "The Split-Off -- Terms of
                                           the separation agreement --
                                           Indemnification" and "-- Sales and
                                           other transfer taxes".

Relationship with Olsten after
   the split-off and merger............    For one year following the split-off,
                                           Olsten has agreed to provide us with
                                           certain transitional services
                                           pursuant to the separation agreement.
                                           The terms of the ongoing relationship
                                           between us and Olsten are set forth
                                           under the heading "The Split-Off".

Procedure for surrendering Olsten
   stock...............................    Your Olsten stock should be
                                           surrendered to Morgan Guaranty Trust
                                           Company of New York, the exchange
                                           agent, following the split-off in
                                           accordance with the terms of the
                                           merger agreement. The proxy
                                           statement/prospectus which
                                           accompanies this prospectus describes
                                           the procedures for exchanging your
                                           Olsten stock for our common stock in
                                           the split-off and the merger
                                           consideration in the merger.

Risk factors..........................     You should carefully read the section
                                           entitled "Risk Factors" beginning on
                                           page 8 for a discussion of risks
                                           related to the split-off.

 Summary Financial Data of Olsten Health Services Holding Corp. and Subsidiaries

         The following table provides summary consolidated financial data of Olsten Health Services as of and for each of the fiscal years in the three-year period ended January 3, 1999 and as of and for the six-month periods ended July 4, 1999 and June 28, 1998. The data as of and for each of the fiscal years in the three-year period ended January 3, 1999 have been derived from our audited financial statements, which are included elsewhere in this prospectus. The consolidated financial data as of and for the six months ended July 4, 1999 and June 28, 1998 have been derived from our unaudited consolidated financial statements, and they include, in the opinion of our management, all adjustments necessary to present fairly the data for those periods. The historical consolidated financial information presents Olsten Health Services' results of operations and financial position as if we were a separate entity for all periods presented. The historical financial information may not be indicative of our future performance and may not necessarily reflect what the financial position and results of operations of Olsten Health Services would have been had we operated as a separate stand-alone entity during the periods covered. Also set forth below is certain unaudited pro forma consolidated financial data of Olsten Health Services for the year ended January 3, 1999 and as of and for the six months ended July 4, 1999. The pro forma consolidated financial data present the results of operations of Olsten Health Services assuming the split-off occurred as of the date of the balance sheet, for the balance sheet data, and as of the first day of fiscal 1998 for purposes of the statement of operations data and reflect adjustments to the historical financial data giving effect to estimated costs and expenses, the transfer of cash and the issuance of Olsten Health Services shares of common stock associated with the split-off. This summary should be read in conjunction with our historical and pro forma consolidated financial statements and notes to those financial statements, which are included elsewhere in this prospectus.

                                                                                                               Pro Forma
                                                                     ----------------------------   -------------------------------
                                                                         For the Six Months            Fiscal Year     Six Months
                                       Fiscal Year Ended                        Ended                    Ended             Ended
                          --------------------------------------     ----------------------------   -------------------------------
                                                                       June 28,        July 4,         January 3,         July 4,
                              1996           1997        1998           1998            1999             1999              1999
                          ------------   ----------   ----------     ----------      ------------   --------------    -------------

                                                      (53 weeks)     (unaudited)      (unaudited)     (unaudited)      (unaudited)

                                                               (In thousands except share data)
Statement of Operations Data:
Service sales,
  management fees and
  other income........    $1,374,353     $1,433,854   $1,330,303       $647,167      $  740,733     $  1,329,403      $   741,333
Gross profit .........       511,940        520,586      421,407        190,935         252,916          420,507          253,516
Net income (loss) ....        (2,877)        26,847     (101,465)       (50,796)        (10,371)         (99,065)         (11,071)
Net income (loss) per
  share...............       (28,770)       268,470   (1,014,650)      (507,960)       (103,710)           (4.87)           (0.54)
Average shares
  outstanding.........           100            100          100            100             100       20,335,705       20,335,705
Other Data:
Earnings (loss) before
  interest, taxes,
  depreciation and
  amortization(1). ...    $   42,906(2)  $   89,825   $  (99,720)(3)   $(53,166)(4)  $   12,895(5)  $   (105,820)(3)  $    10,895(5)
Balance Sheet Data
  (at end of period):
Working capital ......    $  334,512     $  346,135   $  367,915       $362,024      $  449,218                       $   441,818
Total assets .........       785,341        783,478      945,738        815,921       1,012,465                         1,011,565
Long-term debt .......        86,250         86,250       86,250         86,250          78,562                            78,562
Shareholders' equity .       541,737        530,270      561,859        541,424         642,234                           634,834


(1) Earnings (loss) before interest, income taxes, depreciation and amortization ("EBITDA") is not intended to represent cash flow in accordance with generally accepted accounting principles and does not represent the measure of cash available for distribution. EBITDA is presented supplementally because we believe it allows for a more complete analysis of results of operations. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended as an alternative to earnings from continuing operations or net income and should not be considered as an indicator of overall financial performance.

(2) EBITDA in fiscal 1996 reflects merger, integration and other non-recurring charges totaling approximately $75 million. These charges resulted from the Quantum acquisition of $39 million; $30 million of allowances for a change in the methodology used by Medicare for computing reimbursements in prior years and Quantum's charge of $5.5 million related to the settlement of shareholder litigation. See Note 4 to the Olsten Health Services' Consolidated Financial Statements.

(3) EBITDA in fiscal 1998 reflects non-recurring charges and other adjustments of $66 million related to the restructuring of Olsten Health Services' businesses and a special charge of $56 million for the settlement of two federal investigations. These provisions include a reduction in revenues of $14 million, a charge to cost of sales of $15 million and $93 million in selling, general and administrative expenses. See Note 4 to the Olsten Health Services' Consolidated Financial Statements.

(4) EBITDA for the six months ended June 28, 1998 reflects non-recurring charges and other adjustments of approximately $64 million related to the restructuring of Olsten Health Services' businesses. This provision includes a reduction in revenues of $14 million, a charge to cost of sales of $15 million and $35 million in selling, general and administrative expenses. See Note 4 to the Olsten Health Services' Consolidated Financial Statements.

(5) EBITDA for the six months ended July 4, 1999 reflects a special charge of $17 million for the realignment of business units as part of a new restructuring plan. These charges are included in selling, general and administrative expenses. See Note 4 to the Olsten Health Services' Consolidated Financial Statements.

                                  RISK FACTORS

         In addition to the other information contained in this prospectus, you should carefully consider the following risk factors with respect to the split-off and related transactions and our business.

RISKS RELATED TO THE SPLIT-OFF

We have no operating history as a stand-alone company

         After the split-off, we will be an independent, publicly owned company operating through various subsidiaries. We have historically relied on the earnings, assets and cash flow of Olsten for liquidity and capital requirements and administrative services. Our intercompany balance at July 4, 1999 was approximately $463 million which will be contributed to our capital upon the consummation of the split-off. Although Olsten has agreed to provide to us, for one year following the split-off, tax, legal, procurement and other services on a cost basis as agreed between Olsten and us, we will need to establish our company as a stand-alone entity and will not be entitled to rely on Olsten other than for limited transitional services. We may or may not be able to establish the departments and services necessary to conduct our business in an efficient and timely manner on terms and conditions that are favorable to us after the split-off.

         As an independent, publicly owned company, we will face new issues and challenges that we did not experience when we were part of Olsten. Those issues and challenges may include:

                  o increased costs for hiring and retaining employees in departments previously shared by the health service business and the other businesses of Olsten, including the legal, risk management, tax, treasury, human resources and public relations departments;

                  o difficulty in obtaining financing on terms satisfactory to us;

                  o challenges in developing and promoting new name recognition and inability to rely on the Olsten name, long term financial strength and goodwill;

                  o difficulty in obtaining insurance on terms that are acceptable to us;

                  o inability to rely on the experience and business relationships of certain personnel who will not be continuing employment with our company; and

                  o generally increased overhead and administrative costs as a result of establishing a stand-alone company.

         Subsequent to the split-off, we will be a smaller and less diversified company than Olsten was prior to the split-off. Consequently, the results of operations of our company will be more susceptible to competitive and market factors specific to our core business. Additionally, we will not have the benefit of the diversified source of revenues which Olsten experienced and our results of operations and prospects, as well as stock price, may be affected by factors that are different from those that have affected Olsten in the past.

Our historical financial information may not be representative of our results as a separate company

         The historical financial information we have included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone company during the periods presented or what our results of operations, financial position and cash flows will be in the future. This is because, in addition to the factors described above under "-- We have no operating history as a stand-alone company":

         o various adjustments and allocations were made to the historical financial statements in this prospectus because Olsten did not account for us as a single stand-alone business for any period presented;

         o the historical information does not reflect many significant changes that will occur in our financial condition, capital structure and operations as a result of our separation from Olsten; and

         o the historical information does not reflect the indebtedness under our new credit facility and the costs associated with borrowing under that facility.

         We cannot assure you that the adjustments and allocations we have made in preparing our historical financial statements appropriately reflect our operations during the periods presented as if we had operated as a stand-alone company, nor can we predict what the actual effect of our separation from Olsten will be.

The loss of key personnel may have an adverse effect on our success

         After the split-off, it is expected that certain of the executive officers of Olsten will resign from Olsten and become our initial executive officers, but certain executive officers of Olsten will not continue with us. There can be no assurance that the transition of certain senior management to our company or the loss of certain other members of senior management of Olsten's health services business will not disrupt, at least temporarily, the operations of our business.

There is no existing trading market for our common stock

         There is no existing trading market for our common stock to be received by Olsten stockholders in the split-off and there can be no assurance that an active trading market will be established. We expect to apply for approval for quotation of our common stock on the Nasdaq National Market. Our common stock may experience volatility following the split-off until trading values become established. As a result, it could be difficult to make purchases or sales of our common stock in the market at any particular time. There can be no assurance either as to the price at which our common stock will trade following the split-off.

Certain factors may depress the trading value of our common stock

         Immediately after the split-off, we will have the same stockholders as Olsten had at the time of the split-off and you will own the same proportional interest in Olsten Health Services as you did in Olsten. Some stockholders who will receive our common stock in the split-off may decide that they do not want to maintain an investment in a company almost exclusively involved in home health care services. If these stockholders decide to sell all or a portion of their shares, or the market perceives that those sales could occur, the trading value of your shares may decline. In addition, our stock may not be followed as closely by market analysts or the investment community as the Olsten stock had been in the past. If there is only a limited following by market analysts or the investment community, that may reduce the amount of market activity in our common stock and make it more difficult for you to sell your shares.

We will only be permitted to use Olsten's intellectual property for a one-year period

         We have a non-exclusive royalty-free license on certain Olsten logos and names for one year. The Olsten logo and name have been important to our marketing activities. We will need to change the name of our company and devote substantial resources towards building a new brand name prior to the expiration of our license with Olsten. We cannot predict with certainty the extent to which the substitution of a new name may adversely affect our ability to retain and attract patients and entities with which we do business.

         More information relating to the license is contained in this prospectus under the caption "The Split-Off -- Terms of the separation agreement -- Intellectual property".

We are subject to potential indemnification liabilities

         Pursuant to the separation agreement and other related agreements, we and Olsten have agreed to indemnify each other and other related persons from and after the split-off with respect to liabilities related to our respective businesses and obligations and breaches of obligations under the separation agreement. We have also agreed to indemnify Olsten for certain additional matters specified in the separation agreement. We are unable to predict the costs that may be incurred by us to satisfy these indemnification obligations. The indemnification provisions of the separation agreement are described in this prospectus under the headings "The Split-Off -- Terms of the separation agreement -- Indemnification" and "-- Sales and other transfer taxes".

         In addition, pursuant to the tax sharing agreement we entered into with Olsten and Adecco, we have agreed to indemnify Olsten for certain tax liabilities that may be imposed on Olsten (or entities that will be subsidiaries of Olsten immediately after the split-off) and for the denial of certain tax refunds that will be claimed by Olsten. These indemnification obligations are described in this prospectus under the heading "The Split-Off -- Terms of the tax sharing agreement".

We are required to provide notifications to, and seek approval of, certain regulatory authorities in order to complete the split-off and the merger

         The ownership, management and operation of our business is subject to extensive federal, state and local laws, regulations and ordinances which are administered by the relevant regulatory agency or agencies in each jurisdiction where we operate. These laws, regulations and ordinances vary from jurisdiction to jurisdiction, but generally concern the certification of home health agencies and related Medicare and Medicaid participation; the prevention of fraud and abuse through certain prohibitions on physician referrals, the offering of remuneration in return for referrals and the filing of false claims; certificate of need and licensure requirements; the reimbursement of clinical services provided under Medicare, Medicaid, CHAMPUS and/or any other federal health care program and managed care reimbursement and contracting. In connection with the split-off and merger, regulatory notifications and/or approval filings will need to be submitted or secured in order to transfer assets and/or change the ownership of our company. We are in the process of filing the requisite applications or notifications with each of the applicable regulatory authorities and over 30 states have responded that this transaction does not trigger any change of ownership or prior approval requirement. Nonetheless, there can be no assurance that we will secure any required approvals on a timely basis, if at all. If we are unable to secure approvals on a timely basis where required, we may be subject to fines and penalties and limitations on our ability to operate in such states until approvals are secured. Other regulatory issues are described in this prospectus under the heading "-- We are subject to stringent government regulation" and "Business -- Regulation".

We may be subject to potential liabilities due to fraudulent transfer considerations

         The split-off may be subject to federal and state fraudulent conveyance laws. Under these laws, if a court in a lawsuit by an unpaid creditor or a representative of creditors of Olsten were to determine that, after giving effect to the split-off and any related transactions, Olsten:

         o     was insolvent or would be rendered insolvent,

         o had unreasonably small capital with which to carry on its business and all businesses in which it intended to engage, or

         o intended to incur, or believed it would incur, debts beyond its ability to repay such debts as they would mature,

then such court could invalidate, in whole or in part, the split-off as a fraudulent conveyance and order Olsten's stockholders to return the value of the merger consideration and any dividends paid or require us to fund various liabilities of Olsten for the benefit of creditors or require Olsten to fund various liabilities of ours for the benefit of creditors.

         The measure of insolvency for purposes of the fraudulent conveyance laws will vary depending on which jurisdiction's law is applied. Generally, however, an entity would be considered insolvent if the present fair saleable value of its assets is less than (1) the amount of its liabilities (including contingent liabilities), or (2) the amount that will be required to pay its probable liabilities on its existing debts as they become absolute and mature. No assurance can be given as to what standard a court would apply in determining insolvency or that a court would not determine that Olsten or any of its subsidiaries was "insolvent" at the time of or after giving effect to the split-off.

Provisions in our organizational documents and Delaware law could delay or prevent a change in control of our company, which could adversely affect the price of our common stock

         The existence of certain provisions in our organizational documents and Delaware law could delay or prevent an unsolicited change in control of our company, which could adversely affect the price of our common stock. These provisions may also have the effect of making it more difficult for third parties to cause a replacement of the current management of our company without the concurrence of our board of directors. Our certificate of incorporation and bylaws contain provisions that may make the acquisition of control of our company more difficult, including but not limited to, provisions relating to:

         o the classification of our board of directors into three classes, each class serving "staggered" terms of office from one to three years,

         o     limitations on the removal of directors,

         o the board of directors' ability to issue shares of preferred stock and determine the terms of the preferred stock without stockholder approval, and

         o limitations on the right of stockholders to call meetings and present proposals at meetings.

         Delaware law also imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. For a discussion of these and other provisions of our organization documents and Delaware corporation law, see "Description of Olsten Health Services Capital Stock".

We will need to relocate our headquarters and enter into new leases for real property in certain locations

         Pursuant to the separation agreement, we will relocate our headquarters within six months after the date of the split-off. Additionally, we currently have eleven leases for real property that we share with the businesses to be retained by Olsten. Those leases will need to be modified, assigned or terminated in order to cease operations of both Olsten's retained businesses and our business in the same location. We may be required to enter into new leases or subleases for those eleven locations. We cannot assure you that we will obtain new leases in a timely manner or that the terms of the new leases or subleases will be satisfactory to us.

RISKS RELATED TO OUR BUSINESS

We may have difficulty obtaining required financing on satisfactory terms

         Prior to the split-off, we will need to obtain a committed credit facility with a line of at least $100 million to provide for our working capital needs and for general corporate purposes. In addition, by October 1, 2000 we will need to refinance approximately $78.6 million in aggregate principal amount of outstanding 4 3/4% Convertible Subordinated Debentures due October 1, 2000 of Quantum Health Resources, Inc. The debentures are described in this prospectus under the heading "The Split-Off -- Certain indebtedness of our company". After the split-off we will no longer benefit from any financing arrangements with, or cash advances from, Olsten. We may have difficulty obtaining financing on terms that are acceptable to us, if at all. Failure to obtain the requisite financing would have a material adverse effect on our business and financial condition.

We have been the subject of government investigations and have entered into agreements with the government

         The health services business has been subject to extensive federal and state governmental investigations regarding, but not limited to:

         o the preparation of Medicare costs reports which we refer to as the cost reports investigation;

         o the relationship between Columbia/HCA Healthcare Corporation and the health services business in connection with the purchase, sale and operation of certain home health agencies which were owned by Columbia/HCA and managed under contract by a unit of Olsten, which we refer to as the Columbia/HCA investigation; and

         o certain health care practices of Quantum Health Resources, one of our health services business subsidiaries, including alleged improper billing and fraud against various federally funded medical assistance programs, which largely occurred during the period prior to Olsten's acquisition of Quantum Health Resources in June 1996, which we refer to as the Quantum investigation.

         On July 19, 1999, Olsten entered into written civil and criminal agreements with the U.S. Department of Justice (and, as to the civil agreement, the Office of Inspector General of the U.S. Department of Health and Human Services) finalizing the settlement of the civil and criminal aspects of the cost reports investigation and the Columbia/HCA investigation. Pursuant to the settlement:

         o Olsten paid on August 11, 1999 the sum of $61 million to the Department of Justice, including approximately $10.1 million in criminal fines and penalties;

         o in connection with the Columbia/HCA investigation, a subsidiary of ours, Kimberly Home Health Care, Inc., pled guilty in the United States District Courts for the Northern District of Georgia, the Southern District of Florida and the Middle District of Florida, respectively, to a criminal violation of the federal mail fraud, conspiracy and kickback statutes;

         o Kimberly Home Health Care, Inc. has been permanently excluded from participation in Medicare, Medicaid and all other federal health care programs as defined in 42 U.S.C. ss.1320a-7b(f); and

         o Olsten has executed a corporate integrity agreement with the Office of Inspector General of the U.S. Department of Health and Human Services.

         In October 1998, Olsten entered into a final settlement agreement with several government agencies investigating certain past practices of Quantum. The agreement was entered into with the U.S. Department of Justice, the Office of the Inspector General of the U.S. Department of Health and Human Services, the U.S. Secretary of Defense (for the CHAMPUS/Tricare program), and the Attorneys General for the States of New York and Oklahoma. Pursuant to the settlement, Olsten reimbursed the government approximately $4.5 million for certain disputed claims under the Medicaid and CHAMPUS programs and has entered into a corporate integrity agreement with several government agencies.

         In connection with the split-off, we have agreed to assume, to the extent permitted by law and the terms of the liabilities, and indemnify Olsten for, all liabilities of the health services business, including the ongoing governmental investigations and any future governmental investigations relating to the health services business. We and our subsidiaries have also agreed to comply with and be subject to the provisions of the settlement agreements and corporate integrity agreements entered into with the government, which will require the expenditure of significant resources over a five year period in order to comply with the various agreements.

         Although substantially all of these pending governmental investigations have been settled, there can be no assurance that new investigations will not be conducted, that additional civil or criminal charges related to these or other unrelated investigations will not be pursued or that other pending government investigations or any of the terms of the existing settlement agreements and corporate integrity agreements will not have a material adverse effect on our business.

         For more information on the governmental investigations, see "Business -- Government investigations" and for more information on our agreements with the government, see "Business -- Corporate integrity agreements with the government".

We are subject to stringent government regulation and the provisions of our agreements with the government

         Our business is subject to extensive federal and state regulations which govern, among other things, Medicare, Medicaid, CHAMPUS and other government-funded reimbursement programs, reporting requirements, certification and licensure standards for certain home health agencies and, in some cases, certificate-of-need and pharmacy-licensing requirements, and may affect our participation in Medicare, Medicaid, CHAMPUS and other federal health care programs. We are also subject to a variety of federal and state regulations which prohibit fraud and abuse in the delivery of health care services, including, but not limited to, prohibitions against the offering or making of direct or indirect payments for the referral of patients, physicians making referrals under Medicare for clinical services to a home health agency with which the physician or an immediate family member has certain types of financial relationship, and the filing of false claims. As part of our business and under our corporate integrity agreements, we are subject to periodic audits, examinations and investigations conducted by or at the direction of governmental investigatory and oversight agencies. Violation of the applicable federal and state health care regulations can result in a health care provider being excluded from participation in the Medicare, Medicaid, CHAMPUS and/or any other federal health care programs, and can also subject the provider to civil and/or criminal penalties.

         Periodic and random audits conducted by intermediaries may result in a delay in receipt, or an adjustment to the amounts of reimbursement due or received under Medicare, Medicaid, CHAMPUS and other federal health care programs. We have received a Notice of Amount of Program Reimbursement for our 1997 Medicare cost reports from our Medicare fiscal intermediary notifying us that it disagrees with our methodology of allocating a portion of our overhead. The Health Care Financing Administration has indicated that it agrees with the fiscal intermediary. The notice indicates a possible disallowance of approximately $7 million of costs in 1997. Since we used the same or a similar methodology for allocating overhead costs in 1998 and 1999, a comparable disallowance could result for these years. We believe our cost reports are accurate and consistent with past practice accepted by our Health Care Financing Administration fiscal intermediary, and will appeal the notice to the Provider Reimbursement Review Board. We are unable to predict the outcome of the appeal.

         In addition, in connection with the government's cost reports investigation and Columbia/HCA investigation referred to under the heading "-- We have been the subject of government investigations and have entered into agreements with the government", Olsten executed a corporate integrity agreement in July 1999 with the Office of Inspector General of the Department of Health and Human Services, which governs certain of our actions until August 18, 2004. In connection with certain past practices of Quantum referred to under the heading "-- We have been subject to government investigation and have entered into agreements with the government", Olsten executed a corporate integrity agreement in October 1998 with the U.S. Department of Justice, the Office of Inspector General of the U.S. Department of Health and Human Services, the U.S. Secretary of Defense (for the CHAMPUS/Tricare Program) and the Attorneys General for the States of New York and Oklahoma which governs certain of our actions until December 31, 2001. Pursuant to each of the corporate integrity agreements, we are required, among other things, to maintain a Corporate Compliance Officer to develop and implement compliance programs, to retain an independent review organization to perform annual reviews, and to maintain our compliance program and reporting systems, as well as provide certain training to our employees. The corporate integrity agreement entered into in connection with the Quantum investigation applies to our home care infusion business and focuses on the training and billing of blood factor products for hemophiliacs. The corporate integrity agreement entered into in connection with the cost reports investigation and the Columbia/HCA investigation applies to our businesses that bill the federal government health programs directly for services, such as our home care nursing business and focuses on issues and training related to cost report preparation, contracting, medical necessity, and billing of claims. Our compliance program will be implemented for all newly established or acquired business units if their type of business is covered by the corporate integrity agreements. Reports under each integrity agreement will be filed annually with the Department of Health and Human Services, Office of Inspector General. After each corporate integrity agreement expires, we will file a final annual report to the government. If we fail to comply with the terms of either of our corporate integrity agreements we will be subject to penalties ranging from $1,500 to $2,500 a day for each day of the breach.

         For a more detailed description of the corporate integrity agreements, see "Business -- Corporate integrity agreements with the government".

We are subject to uncertainty associated with health care reform

         In addition to extensive government health care regulation, there are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect the proposals may have on our future business. Aspects of certain of these health care proposals such as cutbacks in Medicare and Medicaid programs, containment of health care costs on an interim basis by means that could include a short-term freeze on rates paid to health care providers, changes in reimbursement under Medicare and Medicaid programs through the implementation of prospective payment systems and permitting greater flexibility to the states in the administration of Medicaid could adversely affect us. Risks related to payments for our services are described in the section of this prospectus under the heading "-- We are subject to risk involved with reimbursement by government payors". There can be no assurance that currently proposed or future health care legislation or other changes in the administration or interpretation of governmental health care programs will not have an adverse effect on us. Concern about the potential effects of the proposed reform measures has contributed to the volatility of the prices of securities of health care companies and companies in related industries, including our company, and may similarly affect the price of our common stock in the future to a greater degree. A description of the various regulations which affect our business is contained in this prospectus under the heading "Business -- Regulation".

We are involved in various litigations

         Olsten and its subsidiaries have been involved in various litigations arising out of the health services business. In particular, but without limitation, Olsten and certain of its directors and officers are defendants in:

         o a class action asserting claims for violations of the Securities Act and the Securities Exchange Act and

         o a derivative lawsuit arising out of alleged breach of fiduciary duties in connection with the class action described above and the governmental investigations described above.

         In connection with the split-off, we have agreed to assume, to the extent permitted by law, and indemnify Olsten for, these actions together with any other liabilities arising out of the health services business prior to or after the split-off. We are unable to assess the materiality or costs associated with these actions at this time. We cannot assure you that these actions, or any future actions relating to the health services business will not have a material adverse effect on the health services business. For more information on the pending litigation described above and certain other litigation in which we are involved, see "Business -- Legal proceedings".

We are subject to risk involved with reimbursement by government payors

         The profitability of our business depends on payment and reimbursement from governmental and non-governmental third party payors. For the six months ended July 4, 1999, we derived approximately 16% of our net patient revenue from Medicare, and 20% of our net patient revenue from Medicaid, state reimbursed programs and other state/county funding programs, and we expect to continue to derive a significant portion of our revenue from federal and state reimbursement programs. Governmental payor sources have instituted cost containment measures designed to limit payments made to health services providers, and we cannot assure you that future measures will not adversely affect both the timing and amount of reimbursement we receive. There can be no assurance that payments under state or federal governmental programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs, particularly with respect to individual state-administered Medicaid programs, which sometimes provide lower reimbursement rates than the Medicare program. In addition, we cannot assure you that the services that we provide and the facilities that we operate will meet or continue to meet the requirements for participation in such programs. Some states' Medicaid agencies have instituted review processes for claims submitted for patients dually eligible under both the Medicare and the Medicaid programs. These reviews have focused on whether Medicaid paid for services that should have, instead, been covered by Medicare. We can give no assurances as to whether these state initiatives may result in any repayment by us to the state medicaid programs.

Our accounts receivable are subject to collectibility risks

         There may be risks that our accounts receivable will be settled for less than the recorded balances. Most payors have introduced and continue to introduce cost containment measures designed to limit payments to providers of health services. Most claims for services under government programs are subject to audit and final settlement which, because of cost containment initiatives and the associated uncertainties, may be reim-bursed in an amount less than our recorded expected reimbursement amounts. Managed care providers and traditional indemnity insurers are imposing increasing pressures on health care providers to reduce costs and share in the financial risks of providing care, and are increasing the medical review of claims. The impact of these steps has reduced profit margins, extended the payment period and made it more difficult to obtain some authorizations and approvals which could affect the ultimate collectibility of the recorded accounts receivable balances. During the past year we have made major internal changes to consolidate billing and collection processing centers, convert to new software and implement new operating models. While these changes are designed to improve future operations, they may also create collection risks for the current accounts receivable balances. Management has assessed these risks associated with collection for the current accounts receivable balances from third-party payors and adjusted the recorded balances accordingly.

The industry in which we operate is subject to certain risks

         In recent years, the health care industry has undergone significant changes driven by various efforts to reduce costs, including national health care reform, trends toward managed care, limits in Medicare coverage and reimbursement levels, consolidation of health care services companies and collective purchasing arrangements by office-based health care practitioners. As a result, in recent years almost 2,000 home health care agencies have gone out of business.

         In October 1997 as part of the Balanced Budget Act, the government enacted the Interim Payment System for reimbursement of home care services provided under Medicare. Under this system, the government imposed increased limitations on reimbursement. As a result, provider reimbursements have been reduced, and may be subject to further reductions. It also imposed a requirement that effective on October 1, 2000, the per-visit cost limits should be reduced by 15%. In the event that a new prospective payment reimbursement system is implemented for home care services, such a system is expected to result in overall cost savings to the Medicare reimbursement system of 15% with respect to home care. While there are industry lobbying efforts to mitigate or change these requirements, we are unable to predict whether these efforts will be successful. Our inability to predict accurately or react to changes in the health care industry could adversely affect our operating results. Continued growth in managed care and capitated plans have pressured health care providers to find ways of becoming more cost competitive. Managed care organizations have grown substantially in terms of the percentage of the population that is covered by such organizations and in terms of their control over an increasing portion of the health care economy. Managed care organizations have continued to consolidate to enhance their ability to influence the delivery of health care services and to exert pressure to control health care costs.

         Commercial payors, such as managed care organizations and traditional indemnity insurers increasingly are requesting fee structures and other arrangements providing for the assumption by health care providers of all or a portion of the financial risk of providing care. The interrelated lowering of reimbursement rates, increasing medical review of bills for services and negotiating for reduced contract rates could have a material adverse effect on our results of operations and liquidity. No assurance can be given that pricing pressures will not continue or that our business, financial condition and results of operations will not be adversely affected by these trends. A rapid increase in the percentage of revenue derived from managed care payors or under capitated arrangements without a corresponding decrease in our operating costs could have an adverse impact on our profit margins.

         In addition, the health care industry is characterized by a significant delay between the provision of services and the reimbursement or payment for such services. This makes working capital management, including prompt and diligent billing and collection, an important factor in a health care provider's results of operations and liquidity. There can be no assurance that trends in the industry will not further extend the collection period and impact our working capital.

We operate in a highly competitive industry

         The segments of the health care market in which we operate are highly competitive and fragmented and there are relatively few barriers to entry in our health care market segments. We could encounter increased competition in the future from existing competitors or new entrants that may limit our ability to maintain or increase our market share. Additional information regarding our competitors is contained in this prospectus under the heading "Business -- Competition".

         We may have existing competitors, as well as a number of potential new competitors, who have greater name recognition, and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. These competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies and make more attractive offers to existing and potential employees and patients. In addition, we compete with a number of tax-exempt nonprofit organizations which can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to us.

         We expect that industry forces will likewise impact our competitors, but that they will strive to improve their service offerings and price competitiveness. We also expect our competitors to develop new strategic relationships with providers, referral sources and payors, which could result in increased competition. The introduction of new and enhanced services, acquisitions and industry consolidation and the development of strategic relationships by our competitors could cause a decline in sales or loss of market acceptance of our services or price competition, or make our services less attractive. We cannot assure you that we will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on our business, financial condition and results of operations.

Year 2000 complications may arise

         The Year 2000 issue concerns the inability of information systems to properly recognize and process date-sensitive information beyond January 1, 2000.

         Systems critical to our business which have been identified as non-Year 2000 compliant are being replaced as part of a project which is also being implemented to increase efficiencies. The new infrastructure, which is Year 2000 compliant, is scheduled to be completed by October 31, 1999. Due to the general uncertainty relating to Year 2000 issues, we are unable to determine whether the consequences of Year 2000 failures will have a material impact on our results of operations, liquidity or financial condition, although we do not expect our Year 2000 issues to have such an effect. However, the failure of third parties to remedy Year 2000 problems could have a material adverse effect on our business, financial conditions and results of operations. For more information on Year 2000 issues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations".

We are dependent on relationships with certain third parties

         The profitability of our business depends in part on our ability to establish and maintain close working relationships with managed care organizations, private and governmental third party payors, hospitals, physicians, physician groups, home health agencies, long-term care facilities and other institutional health providers, insurance companies and large self-insured employers, as well as pharmaceutical, biotechnology, and other product suppliers. In particular, we are dependent on our relationships with certain managed care organizations and other commercial payors. In fiscal 1998, Cigna Healthcare accounted for approximately 9 percent of our revenues. For the six months ended July 4, 1999, Cigna Healthcare accounted for approximately 11 percent of our revenues. Our three year contract with Cigna Healthcare had an expiration date of

December 31, 1998. The contract was amended to extend until such time that, after 60 days' notice, either party terminated the contract. We are currently negotiating with Cigna Healthcare to enter into a new contract. There can be no assurance that we will be successful in improving and maintaining our relationships or that our existing relationships will be successfully maintained or that additional relationships will be successfully developed and maintained in existing or future markets. The loss of any existing relationships or the failure to continue to develop such relationships in the future could have a material adverse effect on our business, financial condition and results of operations. For additional information on our relationships with third party payors see "Business -- Payors".

We are dependent on the recruitment and retention of trained personnel

         The continued operation of our business, as well as our future growth and success, depends upon our ability to recruit and retain a staff of professional personnel, including registered nurses. Some parts of the United States, including states in which we have operations, are currently experiencing a shortage of these licensed professionals. We have been affected by this shortage and have experienced higher labor costs as a result. A continued prolonged shortage of professionals could have a material adverse effect on our business, results of operations and financial condition.

We are subject to potential professional liability exposure

         The services performed by us involve an inherent risk of professional liability. While we maintain insurance consistent with industry practice, there can be no assurance that the amount of insurance currently maintained will satisfy any claims made against us or that we will be able to obtain insurance in the future at commercially reasonable rates or in adequate amounts. We cannot predict the effect that any such claims, regardless of their ultimate outcome, might have on our business or reputation or on our ability to attract and retain clients and employees. For more information on our insurance policies after the split-off, see "The Split-Off -- Terms of the Separation Agreement -- Insurance".

This prospectus includes forward-looking statements which are subject to uncertainty

         This prospectus contains forward-looking statements about the financial condition, results of operations and business of our company. All statements, other than statements of historical fact, included in this prospectus, including without limitation the statements under the headings "Prospectus Summary -- Olsten Health Services", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can find many of these statements by looking for words such as "believes", "expects", "anticipates", "estimates" or similar expressions used in this prospectus.

         Important factors that could cause actual results to differ materially from the forward-looking statements in this prospectus are set forth under the caption "Risk Factors" and elsewhere in this prospectus and also include factors which are outside of our control, such as changes in government regulations, industry trends, instability in financial markets and Year 2000 issues. In addition, our future results are subject to uncertainties relating to our ability to consummate our business strategy and our ability to function effectively as a stand-alone public company. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by those cautionary statements. You are cautioned not to place undue reliance on such statements.

                                  THE SPLIT-OFF

         This section of this prospectus describes the proposed split-off and the related transactions. The descriptions set forth below are summaries of the split-off and the related transactions. We urge you to read the separation agreement, the merger agreement, the tax sharing agreement and the employee benefits allocation agreement, each of which is attached to the proxy statement/prospectus as annexes. We also urge you to read the proxy statement/prospectus for more information relating to the merger and the other transactions contemplated by the merger agreement.

Transfer of health services business to our company

         The separation agreement provides a general framework for the transfer of Olsten's health services business to our company. The separation agreement also sets forth the terms on which Olsten will conduct its businesses prior to the split-off, as well as the terms regarding certain relationships between us, Olsten and Adecco prior to and following the split-off. We encourage you to read the separation agreement which is attached as Annex C to the proxy statement/prospectus accompanying this prospectus.

         Prior to the split-off and the merger and subject to the terms of the separation agreement, Olsten will transfer all of the assets and liabilities relating exclusively to its health services business to us and Olsten will retain all of the assets and liabilities relating to the staffing services and the information technology services businesses. As a result, at the effective time of the split-off and the merger, the health services business will be conducted by us and our subsidiaries, and the staffing services and the information technology services businesses will not be transferred to us.

         In consideration for the assets transferred to us, we will:

         o issue a sufficient number of shares of our common stock to consummate the split-off and

         o     assume all the liabilities specified in the separation agreement.

         In return, Olsten will transfer to us all of the assets exclusively used in the health services business, including, but not limited to, the following assets:

         o all of the assets reflected on our balance sheet as of July 4, 1999;

         o all shares of capital stock of any subsidiary of Olsten whose operations relate exclusively to the health services business;

         o all contracts and agreements that relate exclusively to the health services business;

         o all leases for real property at locations where the operations relate exclusively to the health services business;

         o all intellectual property that is used exclusively by the health services business, except intellectual property including the name "Olsten";

         o all books, records and files relating exclusively to the health services business and

         o all insurance policies that exclusively cover the health services business.

         Olsten will also assign to us, and we will assume, specified liabilities, including, all liabilities arising out of or associated with the operations of the health services business, whether arising before or after the split-off, including, but not limited to, the liabilities described under the headings "Business -- Governmental investigations" and "-- Legal proceedings", the debentures of Quantum Health Services, Inc. described under the heading "The Split-Off -- Certain indebtedness of our company", all other indebtedness appearing on the balance sheet of the health services business and the liabilities of Olsten with respect to any excise tax obligations under Messrs. Blechschmidt's and Olsten's agreements described under the heading "Interests of Certain Persons in the Transactions" in the proxy statement/prospectus.

         Prior to the split-off, Olsten will take certain actions as our sole stockholder to establish us as an independent company. These actions include:

         o adopting the amended and restated certificate of incorporation and bylaws of Olsten Health Services to be in effect at the time of the split-off;

         o electing as our directors the individuals named in this prospectus and causing the appointment of officers of Olsten Health Services to serve in the capacities stated in this prospectus and

         o adopting various compensation and benefit plans for our directors, officers and employees to be in effect immediately following the split-off.

Terms of the separation agreement

         The separation agreement contains provisions for the operation of our company prior to the split-off and governs various continuing relations between Olsten, Adecco and us, including, but not limited to, the provisions described below.

Insurance

         Olsten has agreed to maintain in effect through the time of the split-off all insurance that was in force as of the date of the execution of the separation agreement. Following the split-off, Olsten and Adecco will be responsible for providing insurance coverage for the businesses retained by Olsten and we will be responsible for providing insurance coverage for the health services business. Olsten has agreed to assist us in obtaining insurance which will provide coverage to us, our subsidiaries and the health services business comparable to the coverage in effect prior to the split-off.

         Prior to the split-off, Olsten will transfer to us all insurance policies that are exclusively for the benefit of the health services business and Olsten will retain all other insurance policies. With respect to the policies of Olsten and its subsidiaries on the date of the separation agreement that cover both the health services business and the businesses retained by Olsten, which we refer to as the shared policies, we and our subsidiaries will be entitled to the benefits of those policies for all liabilities arising out of actions and conduct prior to the time of the split-off. With respect to the shared policies, from and after the split-off, Olsten will be responsible for all claims administration and financial administration of all policies. We have agreed to pay all premiums for the shared policies with respect to any liabilities of the health services business. We have also agreed to compensate Olsten for all expenses and costs of administration incurred by them on our behalf in connection with the shared policies.

         Following the split-off, we are required to promptly notify Olsten of all claims covered by a shared policy that are asserted after the date of the split-off that relate to occurrences prior to the split-off and Olsten will be responsible for notifying the appropriate insurance carrier. Olsten will have final authority to compromise and settle any claim under any shared policy so long as it obtains a release on our behalf and, if the settlement includes a remedy other than monetary damages within coverage limits, Olsten will be required to obtain our consent. Olsten will be responsible for allocating all insurance proceeds received by it under shared policies. In instances where we and Olsten have a common claim, the insurance proceeds will be allocated pro rata between Olsten and its subsidiaries, on the one hand, and us and our subsidiaries, on the other hand, except in the event the proceeds relate to a claim against both Olsten and us relating to the health services business prior to the split-off. In those instances, Olsten will be paid in full with respect to the claim prior to any proceeds being distributed to us.

Intellectual property

         Olsten will transfer to us all rights and ownership in names, trademarks and service marks used exclusively by the health services business, other than, without limitation, names, trademarks and service marks bearing the name "Olsten". With respect to those names, trademarks and service marks that are used by the health services business and include the name "Olsten" as well as certain other names, trademarks and service marks which are not being transferred to us, Olsten has granted us a royalty-free license to use those names for a period of one year from the date of the split-off. We also have the right, pursuant to the license, to utilize existing brochures, supplies and other materials bearing the Olsten names for up to one year from the date of the split-off.

Transitional services

         For one year after the split-off, Olsten has agreed to provide or make available to us and our subsidiaries, on a cost basis as agreed to by the parties, certain transition services as may be requested by us. Those services include tax preparation and filing, legal services, information technology support and administrative services, procurement services and other services as agreed to between us, Olsten and Adecco.

Leases of real property

         Olsten has agreed to provide office space for our headquarters at the Olsten headquarters at 175 Broad Hollow Road, Melville, New York 11747-8905 without charge for a period of six months from the date of the split-off. We have also agreed to use our best efforts to relocate our headquarters promptly, but in no event later than six months after the date of the split-off. In addition, prior to the split-off, all leases for real property used exclusively by the health services business will be transferred to us and our subsidiaries and any leases for real property shared by the health services business and the businesses retained by Olsten will be modified, transferred or terminated as agreed by us and Olsten.

Covenants

         We and Olsten have also agreed that, between the date of the separation agreement and the effective time of the merger, the health services business and the staffing services and information technology businesses of Olsten and its subsidiaries will be operated in the ordinary course of business consistent with past practice in nature, manner and amount, including, to the extent practicable, levels and relationships of asset, liability, revenue, expense, and cash flow items and totals within the respective businesses. Additionally, with respect to our company, prior to October 31, 1999 and Olsten and its subsidiaries and its retained businesses prior to the effective time of the merger, neither Olsten nor our company nor any of their or our subsidiaries will, without the prior written consent of Adecco:

         o make or fail to make any capital expenditure other than pursuant to the approved capital expenditure plan;

         o make any change to the billing processes for services, other than as may be related to planned system improvement;

         o     discount, securitize or consign accounts receivable;

         o change the aging of accounts payable in effect as of the date of the separation agreement or payment practices for them; or

         o except for cash transfers made in the ordinary course of business through and reflected in the intercompany balance, transfer or encumber assets except in the ordinary course of business in arms length transactions.

Intercompany loan balance

         The separation agreement provides that on October 31, 1999:

         (1) the intercompany loan balance which reflects cash transfers between Olsten and the health services business will be frozen;

         (2) Olsten will establish a new intercompany account to record intercompany transactions for the period from October 31, 1999 through the date of the merger;

         (3) if the sum of (a) indebtedness for borrowed money, (b) the deferred purchase price of property and (c) up to $10 million of transaction fees related to the transactions contemplated by the separation agreement and the merger agreement, less cash on hand (referred to as net debt) of Olsten and its subsidiaries (after giving effect to the transactions contemplated by the separation agreement) is (i) greater than $750 million, then the new intercompany account will reflect a payable by us to Olsten equal to the amount of the excess, or (ii) less than $750 million, then Olsten will pay to us cash on October 31, 1999, in an amount equal to the shortfall or (iii) equal to $750 million, then the new intercompany account will open with a zero balance; and

         (4) on November 1, 1999, Olsten will establish a cash management system for the health services business and related accounts and the health services business will cease participation in Olsten's cash management system.

         Between October 31, 1999 and the effective time of the merger (1) all cash receipts and disbursements of the health services business will be required to be made through the health services business cash management account and (2) all transfers of cash or other assets (other than those contemplated by the separation agreement) or transactions, including management fees and intercompany loans between the retained business of Olsten, on the one hand, and the health services business, on the other, will be reflected in the new intercompany account and (3) management fees will be paid by us to Olsten on the same basis as prior to October 31, 1999.

         In addition, we and Olsten have agreed that, at the time of the merger,
(1) the intercompany balance as of October 31, 1999 will be contributed to the capital of the health services business and (2) the new intercompany account balance will be settled by either us or Olsten, as the case may be, by delivering to the other cash in an amount equal to the amount, if any, owing to the other together with simple interest at 6% per annum from October 31, 1999 on the average daily balance.

Indemnification

         From and after the date of the split-off, we will indemnify and hold harmless Olsten and its subsidiaries and each of its directors and officers from and against any losses arising out of or related to: (1) any liabilities of our company and our subsidiaries assumed under the separation agreement including all liabilities arising out of or associated with the operation of the health services business, whether arising before or after the split-off, (2) any material misstatements or omissions with respect to information in the proxy statement/prospectus or this prospectus related to our business or the split-off, (3) any misrepresentation or breach of any warranty in the separation agreement made by us, (4) any breach of any agreement or covenant under the separation agreement made by us, (5) liabilities resulting from any Olsten stockholder exercising appraisal rights in connection with the split-off and (6) any cash paid to Olsten stockholders in lieu of fractional shares of our common stock.

         From and after the split-off, Olsten will indemnify and hold harmless our company and our subsidiaries and each of our directors and officers from and against any losses arising out of or related to any liabilities of the staffing services and information technology businesses assumed under the separation agreement and any breach of any agreement or covenant under the separation agreement made by Olsten after the date of the split-off.

Sales and Other Transfer Taxes

         All sales and other transfer taxes (excluding any income or franchise taxes) payable in connection with the merger shall be borne 100% by Olsten. All other sales and other transfer taxes payable in connection with the transactions contemplated by the separation agreement shall be borne 100% by Olsten Health Services.

Expenses

         All costs and expenses incurred in connection with the preparation and implementation of the separation agreement and the transactions contemplated by the separation agreement will be paid by the party incurring the expense. Olsten's chief financial officer has final authority in determining which entity incurred the expense.

Amendments

         The separation agreement may not be amended without the written consent of Olsten, Adecco and our company.

Manner of effecting the split-off

         At the effective time of the merger, each stockholder of Olsten common stock and class B common stock who does not properly dissent from the merger will receive .25 shares of our common stock, together with the merger consideration, in exchange for each share of Olsten stock owned by them. In the event an Olsten stockholder would receive a fraction of a share of our common stock as a result of the split-off, the Olsten stockholder will receive, instead, cash in an amount equal to the number of fractional shares of our common stock they would receive in the split-off multiplied by the last reported sale price of our common stock as reported on the Nasdaq National Market on the first full trading day following the split-off. In order to receive shares of our common stock and the merger consideration, holders of Olsten stock must surrender their certificates and follow the other instructions contained in the letter of transmittal which will be sent to you by the exchange agent after the date of the split-off and merger.

Certain indebtedness of our company

Quantum debentures

         The following summary of certain provisions of Quantum Health Resources, Inc.'s 4 3/4% Convertible Subordinated Debentures does not purport to be complete and is subject to, and qualified by reference to all of the provisions of the indenture referred to below. Following the split-off, the debentures will continue to be Quantum's debt and will not be assumed by nor will Olsten be liable for the debentures.

         Quantum, a subsidiary of ours, has approximately $78.6 million aggregate principal amount outstanding of its 4 3/4% Convertible Subordinated Debentures. The debentures mature on October 1, 2000. The debentures were issued under an indenture dated October 8, 1993, as amended on June 28, 1996, between Quantum and First Trust National Association, as Trustee. Initially, Quantum issued approximately $86.3 million debentures, of which approximately $7.7 million debentures were retired in January 1999. Interest on the debentures is payable semi-annually on April 1 and October 1 of each year. The payment of the principal of (and premium, if any) and interest on the debentures are subordinate and subject to the prior payment in full of all senior indebtedness of Quantum.

         The debentures are redeemable, in whole or in part, at the option of Quantum, at a redemption price of 100.68% of the principal amount to be redeemed. If a change of control of Quantum occurs without prior approval of the board of directors, each holder of debentures will have the right, at the holder's option, to require Quantum to repurchase all or any portion of such holder's debentures at a purchase price equal to 100% of the principal amount of the debentures to be repurchased.

         The debentures are convertible into class B common stock of Olsten at $52.26 per share. Following the split-off, the debentures will be convertible, on or prior to September 1, 2000, into (1) our stock, as the split-off consideration, and (2) the merger consideration as if the holder of the debenture held the number of shares of Olsten's class B common stock that the debentures would have been convertible into, in accordance with the indenture, immediately prior to the merger and the split-off and as if the holder made a non-election (as defined in the merger agreement) of cash and Adecco American Depositary Shares. The merger consideration consists of $8.75 in cash or .12472 American Depositary Shares or a combination thereof and the split-off consideration of .25 shares of our common stock, in each case, for each share of class B common stock. Quantum will pay Adecco the fair market value of any Adecco American Depositary Shares issued in accordance with the indenture prior to Adecco issuing such shares to the debenture holder.

         The indenture contains certain covenants, including a restriction, subject to certain limitations, on Quantum's ability to consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person. The debentures contain certain customary events of default, including, but not limited to:

         (1) a default in any payment of interest or principal (including due to a required repurchase) on the debentures,

         (2) failure of Quantum to perform any covenant or warranty in the indenture,

         (3) a default under any indebtedness for borrowed money of Quantum or any of its subsidiaries and such indebtedness being accelerated and

         (4)   certain bankruptcy events.

Senior credit facility

         We are currently negotiating with lenders to obtain a committed credit facility of at least $100 million.

Listing of our common stock; Restrictions on resale

         We will apply for approval for quotation of our common stock on the Nasdaq National Market. The Olsten Health Services common stock you will receive in the split-off will be freely tradeable under the Securities Act of 1933, as amended, except for shares received by persons who may be deemed "affiliates" of ours within the meaning of Rule 144 under the Securities Act or who may be deemed to have been affiliates of ours within the meaning of Rule 145 under the Securities Act. Persons who may be deemed to be affiliates of ours after the split-off generally include individuals or entities that control, are controlled by, or are under common control with our company or, prior to the split-off, Olsten, and may include the directors and executive officers of our company or, prior to the split-off, Olsten and our or, prior to the split-off, Olsten's principal stockholders. Persons who are affiliates of ours will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. The registration statement of which this prospectus forms a part will not cover resales of our common stock by our affiliates. You are encouraged to read the information in this prospectus described under the heading "Shares Eligible for Future Sales".

Terms of the employee benefits allocation agreement

General

         In connection with the separation agreement, we entered into an employee benefits allocation agreement with Olsten in order to set forth our respective rights and obligations concerning employees, former employees and certain employee benefits and other matters related to plans, programs and practices maintained by Olsten prior to the split-off for the benefit of employees, officers and directors of Olsten and its affiliates. We encourage you to read the employee benefits allocation agreement, which is attached as an exhibit to Annex C of the proxy statement/prospectus.

         Prior to the split-off, our company and Olsten will allocate the employees of Olsten and its subsidiaries between our company and Olsten. Employees who are primarily engaged in the health services business will become our employees after the split-off and employees who are primarily engaged in Olsten's retained businesses will not become our employees after the split-off. All employees that are not engaged primarily in one particular business of Olsten prior to the split-off will be allocated on terms acceptable to Olsten and us. Subject to the terms of the employee benefits allocation agreement, we have agreed to assume all obligations and liabilities for wages, salaries, welfare, pension, incentive compensation and other employee-related liabilities with respect to employees who will become our employees after the split-off and former employees of our business. The following is a summary of certain provisions of the employee benefits allocation agreement.

Compensation Benefits Plans

         Effective as of the date of the split-off, we will generally retain all benefit obligations with respect to our employees and former employees of our business and Olsten will have no further liability with respect to them. Our employees will not continue to participate in Olsten's plans and instead will be eligible to participate in our plans. We will treat each of our employee's service with Olsten and its subsidiaries prior to the split-off as service with our company for purposes of determining eligibility to participate, eligibility for benefits and vesting under our compensation benefit plans.

Qualified Savings Plans

         We will establish one or more qualified savings plans for the benefit of our employees, and we will give credit to our employees for all service with Olsten and its subsidiaries prior to the split-off for purposes of determining eligibility and vesting under our savings plans. As soon as practicable after the split-off, Olsten will cause all assets for the benefit of our employees and former employees of our business under Olsten's qualified savings plans to be transferred to our new qualified savings plans. We and our qualified savings plans will then assume all liabilities with respect to our employees under our savings plans and Olsten's qualified savings plans and Olsten will have no further liability with respect to those employees' and former employees' rights under the Olsten plans. Prior to the split-off, we will be responsible for making required contributions to the Olsten savings plans for our employees.

Nonqualified Retirement and Savings Plans

         As soon as practicable after the split-off, we will provide our employees with benefits under our new nonqualified retirement and savings plans, and we will assume all liabilities and obligations to our employees and former employees of our business for benefits under Olsten's nonqualified plans. Our employees will cease accruing benefits under Olsten's nonqualified plans. In addition, following the split-off we will establish one or more trusts in connection with our nonqualified plans, and assets attributable to benefits of our employees and former employees of our business will be transferred from Olsten's corresponding trusts to our trusts.

Supplemental Executive Retirement Plan

         Prior to the closing of the merger, we will establish a nonqualified supplemental executive retirement plan substantially similar to the Olsten plan and shall assume, all liabilities and obligations with respect to employees of Olsten Health Services, Mr. Blechschmidt and former employees of Olsten.
We will be liable for the funding of liabilities under the Olsten Health Services Plan to the extent, if any, that these liabilities are in excess of the assets transferred to Olsten Health Services.

Welfare Benefit Plans

         Effective as of the date of the split-off, we will establish or otherwise maintain for our employees medical, dental and other employee welfare benefit plans with substantially similar terms as those maintained by Olsten prior to the split-off. All of our employees will be eligible for immediate participation in our plans and all employment with Olsten will be credited for each employee. Effective as of the split-off, we will assume all liabilities relating to claims and premiums under those welfare benefit plans with respect to our employees or former employees of our business.

Equity Based Compensation Plans

         Pursuant to the employee benefits allocation agreement, effective as of the date of the split-off, all options to purchase stock of Olsten held by our employees and former employees of our business will be assumed by us and either retired, to the extent permitted by Olsten's plans and applicable option agreements, in exchange for cash, or converted into options to purchase our common stock in accordance with our plans. It is expected that options to purchase Olsten stock held by our employees will be converted into options to purchase our common stock.

Bonus Plans

         We will be responsible for all annual bonus payments for our employees in respect of the calendar year when the split-off is consummated.

Terms of the tax sharing agreement

         In connection with the separation agreement, we entered into a tax sharing agreement with Olsten and Adecco, to allocate liability for certain taxes and to address certain other tax matters. We encourage you to read the tax sharing agreement, which is attached as an exhibit to Annex C of the proxy statement/prospectus. The tax sharing agreement will become effective at the effective time of the merger. If the merger agreement is terminated for any reason, the tax sharing agreement shall terminate and no party shall have any liability under the agreement.

         The tax sharing agreement provides that Olsten shall be liable for, and shall indemnify us for, all taxes not specifically allocated to us.

         With respect to all income taxes attributable to taxable periods prior to the split-off that were imposed on Olsten and/or one or more subsidiaries of Olsten on a consolidated or combined basis, we will generally be liable, and will indemnify Olsten, only for the portion of those income taxes that is attributable to us or entities that will be subsidiaries of ours immediately after the split-off. However, we have also agreed to indemnify Olsten (1) for any incremental income taxes imposed on Olsten as a result of the distribution of our stock pursuant to the split-off, (2) for any incremental income taxes imposed on Olsten as a result of a disallowance of certain income tax deductions related to the health services business and (3) if certain refunds to be claimed by Olsten are denied due to the disallowance of certain net operating losses of ours or entities that will be subsidiaries of ours immediately after the split-off. We have also agreed to bear 50% of any incremental income taxes imposed on Olsten, us or our or their affiliates that result from (i) pre-split-off transfers of assets or liabilities pursuant to the separation agreement or (ii) the triggering of certain deferred gains as a result of the split-off, other than any deferred gain in our common stock for which we are 100% liable (as described in the preceding sentence).

         Olsten generally is entitled to 100% of any tax refunds or other tax benefits received with respect to consolidated or combined income taxes attributable to taxable periods prior to the split-off.

         All taxes attributable to taxable periods prior to the split-off other than consolidated or combined income taxes described above shall remain the responsibility of the entity on whom primary legal liability for the tax is imposed.

Other agreements with Olsten directors and officers

         Mr. Stuart Olsten has agreed not to compete with our company for a period of four years from the date of the merger for a lump sum payment of $250,000, payable upon consummation of the merger. In addition, one executive officer of Olsten will be retained as a consultant of our company for a period of six months from the date of the merger for a payment of $200,000 payable during the term of the consulting period.

                                 CAPITALIZATION

         The following table sets forth our historical and pro forma capitalization as of July 4, 1999 on an actual basis and as adjusted to give effect to the split-off and the issuance of our shares of common stock in connection with the split-off.

                                                     July 4, 1999
                                             -------------------------
                                            Historical      As Adjusted
                                            ------------- ------------

                                             (Unaudited, in thousands)

Long-term debt:
   Senior credit facility .............     $    --          $    --  (1)
                                            ---------         ---------
   Quantum debentures .................        78,562           78,562
     Total long-term debt .............     $  78,562        $  78,562
                                            ---------         ---------
Shareholders' equity:
   Common stock .......................     $    --          $   2,034(2)
                                            ---------         ---------
   Additional paid-in-capital (2)(3) ..       660,195          657,261
                                                              ---------
   Accumulated deficit ................       (15,655)         (15,655)
   Accumulated other comprehensive loss        (2,306)          (2,306)
                                            ---------        ----------
     Total shareholders' equity .......       642,234          641,334
                                            ---------        ----------
     Total capitalization .............     $ 720,796        $ 719,896
                                            =========        =========

(1) On or prior to the date of the split-off we will enter into a committed credit facility with a line of credit of at least $100 million for our working capital and other general corporate purposes. If on the date of the split-off, the new intercompany account reflects an amount due to Olsten, we may borrow under the credit facility to satisfy the obligation.

(2) To adjust Olsten Health Services common stock based upon 81,342,820 of outstanding shares of Olsten at July 4, 1999, adjusted for the .25 shares of common stock of Olsten Health Services that each Olsten shareholder will receive upon consummation of the split-off.

(3) As adjusted additional paid-in-capital reflects $28,600 of cash from Olsten offset by a $29,500 deferred tax asset resulting from net operating losses which will be utilized by Olsten as indicated on the Unaudited Pro Forma Consolidated Balance Sheet.

                                 DIVIDEND POLICY

         We do not expect to pay any dividends on our common stock for the foreseeable future. Any future payments of dividends and the amount of the dividend will be determined by our board of directors from time to time based on our results of operations, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors.

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA


         The following provides unaudited pro forma consolidated financial data of Olsten Health Services for the year ended January 3, 1999 and as of and for the six months ended July 4, 1999, reflecting adjustments to the historical consolidated financial data giving effect to estimated costs and expenses, transfers of cash and the issuance of Olsten Health Services shares of common stock associated with the split-off.

         The unaudited pro forma consolidated financial statements have been prepared assuming that the split-off and related transactions occurred as of the date of the balance sheet, for purposes of the pro forma consolidated balance sheet and as of the first day of fiscal 1998, for purposes of the pro forma consolidated statements of income.

         The unaudited pro forma consolidated financial statements do not reflect the consolidated results of operations or financial position that would have existed had the split-off been effected on the dates specified nor are they necessarily indicative of future results. The unaudited pro forma consolidated financial statements and adjustments should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the notes thereto included elsewhere in this prospectus.

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                          Six Months Ended July 4, 1999
                        (In thousands, except share data)

                                                      Pro Forma
                                        Historical    Adjustments     Pro Forma
                                        ----------    -----------     ---------

Service sales, management fees
   and other income..............     $   740,733    $     600(1)      $741,333
Cost of services sold............         487,817          --           487,817
                                       ----------    ---------      -----------
   Gross profit..................         252,916          600          253,516
Selling, general and
   administrative expenses.......         257,427        2,600(2)       260,027
Interest expense, net............           2,057        5,600(3)         7,657
Interest expense on intercompany
   debt..........................           6,500       (6,500)(4)          --
                                       ----------    ---------      -----------
   Loss before income taxes......         (13,068)      (1,100)         (14,168)
Income tax benefit...............          (2,697)        (400)(5)       (3,097)
                                       -----------   ---------      -----------
   Net loss......................     $   (10,371)       $(700)     $   (11,071)
                                       ==========    ===========    ===========
Share Information:
Basic and diluted loss per share.     $  (103,710)                  $     (0.54)
Average shares outstanding(6)....             100                    20,335,705

---------------------------

(1) To reflect the estimated net change in Medicare reimbursement as a result of the split-off from Olsten and the creation of new corporate functions for Olsten Health Services.

(2) Represents management's estimate of the incremental costs associated with becoming a stand-alone public entity. Such costs relate primarily to the following corporate departments which must be developed: legal, risk management, tax, treasury, human resources and public relations, as well as other activities.

(3) Represents interest expense on weighted average outstanding bank borrowings of approximately $150 million for the six months ended July 4, 1999. Such level of borrowings assumes that Olsten Corporation will have net debt on October 31, 1999 of $800 million. Based on this assumption, Olsten Health Services will receive from Olsten approximately $29 million of cash at October 31, 1999. See Note 7 to the Consolidated Financial Statements.

(4) Reflects the elimination of interest expense relating to intercompany debt, which was contributed to the capital of our company.

(5)  To reflect the tax effect of the above pro forma adjustments.

(6) The number of shares used to compute pro forma basic and diluted loss per share is based upon the number of outstanding shares of Olsten adjusted for the .25 shares of common stock of Olsten Health Services that each Olsten shareholder will receive upon consummation of the split-off.

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                                                  Year Ended January 3, 1999
                                               (In thousands, except share data)

                                                       Pro Forma
                                      Historical       Adjustments        Pro Forma

Service sales, management fees and
   other income....................    $  1,330,303    $      (900)(1)   $  1,329,403
Cost of services sold..............         908,896            --             908,896
                                        -----------    -----------        -----------
     Gross profit..................         421,407           (900)           420,507
Selling, general and
   administrative expenses.........         552,528          5,200(2)         557,728
Interest expense, net..............           4,414          3,200(3)           7,614
Interest expense on inter-
   company debt....................          13,000        (13,000)(4)            --
                                        -----------    -----------        -----------
     Loss before income taxes......        (148,535)         3,700           (144,835)
Income tax benefit.................         (47,070)         1,300(5)         (45,770)
                                        ------------   -----------        -----------
     Net loss......................    $   (101,465)   $     2,400       $    (99,065)
                                        ===========     ==========        ===========
Share Information:
Basic and diluted loss per share...    $ (1,014,650)                     $      (4.87)
Average shares outstanding(6)......             100                        20,335,705


---------------------------

(1) To reflect the estimated net change in Medicare reimbursement as a result of the split-off from Olsten and the creation of new corporate functions for Olsten Health Services.

(2) Represents management's estimate of the incremental costs associated with becoming a stand-alone public entity. Such costs relate primarily to the following corporate departments which must be developed: legal, risk management, tax, treasury, human resources and public relations, as well as other activities. In connection with the split-off, Olsten Health Services will incur approximately $10 million of financial advisory fees, payments of $250,000 to a director of Olsten and $200,000 to an executive officer of Olsten pursuant to the agreements described under the heading "The Split-Off -- Other agreements with Olsten directors and executive officers" and the cost of reimbursing certain excise tax under Mr. Blechschmidt's agreement described under the heading "Interests of Certain Persons in the Transactions" in the proxy statement/prospectus, which could approximate $2.6 million. Such costs have not been included as an adjustment in the pro forma consolidated statement of income. Such costs have not been included as adjustments in the pro forma consolidated statement of income.

(3) Represents interest expense on weighted average outstanding bank borrowings of approximately $40 million for the year ended January 3, 1999. Such level of borrowings assumes that Olsten Corporation will have net debt on October 31, 1999 of $800 million. Based on this assumption, Olsten Health Services will receive from Olsten approximately $29 million of cash at October 31, 1999. See Note 7 to the Consolidated Financial Statements.

(4)  Reflects the elimination of interest expense relating to intercompany debt.

(5)  To reflect the tax effect of the above pro forma adjustments.

(6) The number of shares used to compute pro forma basic and diluted loss per share is based upon the number of outstanding shares of Olsten adjusted for the .25 shares of common stock of Olsten Health Services that each Olsten shareholder will receive upon consummation of the split-off.

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               As of July 4, 1999
                                 (In thousands)

                                                                   Pro Forma
                                                   Historical      Adjustments      Pro Forma
ASSETS
Current assets

   Cash ......................................           $--    $    28,600(1)    $    28,600
   Receivables,  less  allowance  for doubtful
   accounts ..................................       552,619           --             552,619

   Other current assets ......................       149,932        (29,500)(2)       120,432
                                                 -----------    -----------       -----------
         Total current assets ................       702,551           (900)          701,651
Fixed assets, net ............................        59,198           --              59,198
Intangibles, principally goodwill, net .......       248,665           --             248,665
Other assets .................................         2,051           --               2,051
                                                 -----------    -----------       -----------
                                                 $ 1,012,465    $      (900)      $ 1,011,565
                                                 ===========    ===========       ===========
LIABILITIES AND SHAREHOLDER'S EQUITY
Accrued expenses .............................   $   148,474    $     6,500(3)    $   154,974
Other current liabilities ....................       104,859           --             104,859
                                                 -----------    -----------       -----------
         Total current liabilities ...........       253,333          6,500           259,833
Long-term debt ...............................        78,562           --              78,562
Other liabilities ............................        38,336           --              38,336
Shareholder's equity
Common stock .................................          --            2,034(4)          2,034
   Additional paid-in capital(1)(2)(3) .......       660,195         (2,934)          657,261
   Accumulated deficit .......................       (15,655)        (6,500)          (22,155)
   Accumulated other comprehensive loss ......        (2,306)          --              (2,306)
                                                 -----------    -----------       -----------
              Total shareholder's equity .....       642,234         (7,400)          643,834
                                                 -----------    -----------       -----------
                                                 $ 1,012,465    $      (900)      $ 1,011,565
                                                 ===========    ===========       ===========

(1) This cash from Olsten assumes that Olsten has net debt on October 31, 1999 of $800 million. See Note 7 to the Consolidated Financial Statements.

(2) In accordance with the tax sharing agreement, any net operating losses generated up to the split-off will be carried back and utilized by Olsten. As a result, the deferred tax asset is charged against additional paid in capital.

(3) To accrue for approximately $10 million of financial advisory fees which Olsten Health Services will incur in connection with the split-off. Such accrual is reflected net of related tax benefit.

(4) To adjust Olsten Health Services common stock based upon 81,342,820 outstanding shares of Olsten at July 4, 1999, adjusted for the .25 shares of common stock of Olsten Health Services that each Olsten shareholder will receive upon consummation of the split-off. Does not reflect the amount, if any, by which liabilities of Olsten Health Services under the supplemental executive retirement plan it will establish prior to the closing of the merger exceed funds transferred to Olsten Health Services with respect to these liabilities.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
            OF OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES

         The following table provides selected consolidated financial data of Olsten Health Services for each of the fiscal years in the five-year period ended January 3, 1999 and for the six-month periods ended July 4, 1999 and June 28, 1998. The data as of and for each of the fiscal years in the three-year period ended January 3, 1999 have been derived from our audited consolidated financial statements, included elsewhere in this prospectus. The consolidated financial data as of and for each of the fiscal years in the two-year period ended December 31, 1995 and the six months ended July 4, 1999 and June 28, 1998 have been derived from our unaudited financial statements, and they include, in the opinion of our management, all adjustments necessary to present fairly the data for those periods. The historical consolidated financial information presents Olsten Health Services' results of operations and financial position as if we were a separate entity for all periods presented. The historical financial information may not be indicative of our future performance and may not necessarily reflect what the financial position and results of operations of Olsten Health Services would have been had we operated as a separate stand-alone entity during the periods covered. You should read this data in conjunction with our financial statements and notes to the financial statements, which are included elsewhere in this prospectus.

                                                      Fiscal Year Ended                                   For the Six Months Ended
                             ---------------------------------------------------------------------       --------------------------
                                                                                                         June 28,         July 4,
                                 1994         1995           1996           1997          1998            1998             1999
                             -----------   -----------    -----------     -----------   ----------       --------      ----------
                             (unaudited)   (unaudited)                                  (53 weeks)      (unaudited)     (unaudited)

                                                                (In thousands except share data)


Statement of Operations
  Data:
Service sales,
  management fees and
  other income ..........   $ 1,422,315   $ 1,369,382    $ 1,374,353     $ 1,433,854   $1,330,303       $647,167       $  740,733
Gross profit ............       523,360       525,261        511,940         520,586      421,407        190,935          252,916
Selling, general and
  administrative expenses       410,308       436,674        421,222         460,254      552,528        259,332          257,427
Net income (loss) .......        67,621        45,163         (2,877)         26,847     (101,465)       (50,796)         (10,371)
Net income (loss) per
  share .................       676,210       451,630        (28,770)        268,470   (1,014,650)      (507,960)        (103,710)
Average shares
  outstanding ...........           100           100            100             100          100            100              100

Other Data:
Earnings (loss) before
  interest, taxes,
  depreciation and
  amortization(1) .......   $   133,724   $   113,161    $    42,906(2)  $    89,825   $  (99,720)(3)   $(53,166)(4)   $   12,895(5)
Depreciation and
  amortization ..........        20,672        24,574         27,008          29,493       31,401         15,231           17,406

Balance Sheet Data
  (at end of period):
Working capital .........   $   226,899   $   326,681    $   334,512     $   346,135   $  367,915       $362,024       $  449,218
Total assets ............       645,556       739,438        785,341         783,478      945,738        815,921        1,012,465
Long-term debt ..........        86,250        86,250         86,250          86,250       86,250         86,250           78,562
Shareholder's equity ....       384,935       516,716        541,737         530,270      561,859        541,424          642,234
                                                                                                                        ----------

---------------------
(1) EBITDA is not intended to represent cash flow in accordance with generally accepted accounting principles and does not represent the measure of cash available for distribution. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA is not intended as an alternative to earnings from continuing operations or net income.

(2) EBITDA in fiscal 1996 reflects merger, integration and other non-recurring charges totaling approximately $75 million. These charges resulted from the Quantum acquisition of $39 million; $30 million of allowances for a change in the methodology used by Medicare for computing reimbursements in prior years related to our home health care business; and Quantum's charge of $5.5 million related to the settlement of shareholder litigation. See Note 4 to the Olsten Health Services' Consolidated Financial Statements.

(3) EBITDA in fiscal 1998 reflects non-recurring charges and other adjustments of $66 million related to the restructuring of our businesses and a special charge of $56 million for the settlement of two federal investigations. These provisions include a reduction in revenues of $14 million, a charge to cost of sales of $15 million and $93 million in selling, general and administrative expenses. See Note 4 to the Olsten Health Services' Consolidated Financial Statements.

(4) EBITDA for the six months ended June 30, 1998 reflects non-recurring charges and other adjustments of approximately $64 million related to the restructuring of Olsten Health Services businesses. This provision includes a reduction in revenues of $14 million, a charge to cost of sales of $15 million and $35 million in selling, general and administrative expenses. See Note 4 to the Olsten Health Services' Consolidated Financial Statement.

(5) EBITDA for the six months ended July 4, 1999 reflects a special charge of $17 million for the realignment of business units as part of a new restructuring plan. This charge is included in selling, general and administrative expenses. See Note 4 to the Olsten Health Services' Consolidated Financial Statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         You should read the following discussion and analysis in conjunction with the selected historical consolidated financial data and consolidated financial statements, including the notes to the financial statements, appearing in this prospectus. The following discussion and analysis contains certain "forward-looking statements" which are subject to certain risks, uncertainties and contingencies, including, but not limited to, those set forth under the heading "Risk Factors", which could cause our actual business, results of operations or financial condition to differ materially from those expressed in, or implied by, those statements.

General

         We are and until the split-off will continue to be a wholly-owned subsidiary of Olsten. Olsten provides certain administrative services to us, including legal, risk management, tax, treasury, human resources, public relations and other functions. In addition, we have historically participated in Olsten's centralized cash management system. After October 31, 1999, we will operate our own cash management system. Prior to the split-off, all of the assets and liabilities of the health services business of Olsten and its subsidiaries will be transferred to us pursuant to the terms of the separation agreement. Simultaneously with the merger of Olsten and Adecco, Olsten will split-off to its stockholders all of the outstanding common stock of Olsten Health Services in exchange for a portion of their shares of Olsten and we will become an independent, publicly owned company. As an independent company, we expect we may incur additional legal, risk management, tax, treasury, human resources and administrative and other expenses that we and our subsidiaries did not experience as wholly-owned subsidiaries of Olsten. The historical consolidated financial information presents Olsten Health Services' results of operations and financial position as if the health services business was a separate entity for all periods presented. The historical financial information may not be indicative of our future performance and may not necessarily reflect what the financial position and results of operations of Olsten Health Services would have been had we operated as a separate stand-alone entity during the periods covered.

         We provide home health care through our caregivers, including licensed health care personnel, such as registered nurses. We offer a broad range of services, including physician-prescribed skilled nursing; pediatric and perinatal care; physical, occupational, neurological and speech therapies; assistance with personal hygiene; feeding, dressing and housekeeping; intravenous and oral administration of drugs, nutrients and other solutions; institutional, occupational and alternate site staffing and disease management programs.

         The home healthcare industry in which we operate has undergone significant changes due to government regulation. In October 1997, as a part of the Balanced Budget Act, the government enacted the Interim Payment System ("IPS") for reimbursement of home care services provided under Medicare. Prior to enactment of the IPS, home care services were reimbursed based on cost subject to a per-visit limit determined by the Health Care Financing Administration. The IPS reimburses home care services based on costs, subject to both a per-beneficiary limit and a per-visit limit. Further, the IPS reduced the per-visit limit to 1994 levels. It also imposed a requirement that effective on October 1, 2000 the per visit cost limits be reduced by 15 percent.

         As a result of these cuts, provider reimbursements have been reduced. In order to operate at the lowered reimbursement rates, home health care companies reduced the services provided to patients by providing fewer patient visits and decreasing utilization. In addition, the regulatory climate that ensued in home health care caused a lower level of physician referrals.

Results of operations

General

         On March 30, 1999, we announced plans to take a special charge aggregating $56 million, which was recorded in the year ended January 3, 1999, for the settlement of two federal investigations focusing on our Medicare home office cost reports and certain transactions with Columbia/HCA, which was finalized and signed on July 19, 1999. On August 11, 1999 Olsten paid $61 million pursuant to the settlement, approximately $5 million of which was previously accrued as part of the 1996 merger, integration and other non-recurring charges. In the quarter ended April 4, 1999, Olsten Health Services recorded a special charge aggregating $17 million for the realignment of business units as part of a new restructuring plan, including compensation and severance costs of $5 million to be paid to operational support staff, branch administrative personnel and management, asset write-offs of $7 million, related primarily to fixed assets being disposed of in offices being closed and facilities being consolidated as well as fixed assets and goodwill attributable to our exit from certain businesses, and integration costs of $5 million, primarily related to obligations under lease agreements for offices and other facilities being closed. As of the end of the second quarter of 1999, 80 percent of the closures and consolidation of facilities have been completed and approximately 75 percent of the expected 525 terminations have occurred. We expect that the realignment of the business units will achieve a reduction of expenses of approximately $4 million in 1999, due to reduced employee, lease and depreciation expenses.

         In 1998, we also recorded non-recurring charges and other adjustments of $66 million, of which approximately $64 million and $2 million were recorded in the second and third quarters, respectively, related to the restructuring of our business. These charges, which were primarily for 60 office closings and consolidations in the United States, were taken to help position us to operate more efficiently under the new IPS. In addition, we also made significant technological investments in order to improve operational efficiencies and employee retention levels. The benefit of the restructuring began to be realized in the second quarter of 1998.

         Included in this provision was $24 million charged to selling, general and administrative expenses, which included lease payments of $3 million, employee severance of $4 million, fixed asset and software write-offs of $5 million to reflect the loss incurred upon our decision to dispose of the assets in certain closed offices, and an increase in the allowance for doubtful accounts of $12 million. All closures and consolidations of facilities and employee terminations, related to this charge, have been completed. The allowance for doubtful accounts was increased because the collection of receivables is highly dependent on the service provider's ability to provide certain evidence of service and authorization documentation to a variety of third-party payors. The office closings, consolidation of certain business service centers and the termination of employees are all events that, in our experience, impair the ability to provide the aforementioned documentation and to collect on receivables. Olsten Health Services also recorded other adjustments to selling, general and administrative expenses of $13 million which included professional fees and related costs resulting from the settlement with several government agencies regarding certain past business practices of Quantum, the level of effort required to respond to the significant inquiries conducted by the government, and costs incurred to redesign the credit and collection process of the home health services business.

         In addition, upon final announcement of the per-beneficiary limits by the government, we recorded a reduction in revenues in the second quarter of 1998 for the six month period ended June 28, 1998 of $14 million in anticipation of lower Medicare reimbursements resulting from the new per-visit and per-beneficiary limits that were imposed by Medicare under the IPS.

         We recorded a charge to cost of sales of $15 million to reflect the estimated increase in costs that have been incurred, but not yet reported, based upon a change in the actuarial estimates utilized to determine the level of service to patients covered under our capitated contracts.

         In 1996, we recorded merger, integration and other non-recurring charges totaling approximately $75 million. These charges resulted from the Quantum acquisition of $39 million; $30 million of allowances for a change in the methodology used by Medicare for computing reimbursements in prior years related to our home health services business; and Quantum's charge of $5.5 million related to the settlement of shareholder litigation. The $39 million charge, related to the Quantum acquisition, included transaction costs of $7 million, compensation and severance costs of $8.6 million; asset write-downs of $8.2 million, primarily comprised of fixed assets and an unrecoverable majority-interest investment in a software development company held by Quantum; and integration costs, for employee relocation, obligations under lease agreements for planned vacancies and other activities required to consolidate the operations of $15.5 million.

         At July 4, 1999, approximately $68 million, consisting primarily of settlements, remain unpaid and were included in accrued expenses.

Revenues

         Revenues increased 14 percent, or $94 million, during the six months ended July 4, 1999 compared to the prior period driven by growth in home care infusion services of 24 percent, or $69 million, and staffing services of 39 percent, or $14 million, and home care nursing services of 3 percent, or $11 million. Included in home care nursing services revenues is an increase in revenue attributable to our acquisition of Columbia/HCA Healthcare Corporation's home health care operations in the state of Florida, which was partially offset by declines in Medicare-related home care visits and reimbursement due to the implementation of the IPS.

         Revenues in 1998 decreased 7 percent, or $104 million, compared to 1997, primarily as a result of a 23 percent, or $197 million, decrease in home care nursing services revenues resulting from the reduction in Medicare related home care visits due to the implementation of IPS, partially offset by a 14 percent, or $74 million, increase in home care infusion services revenues and a 32 percent, or $19 million, increase in the staffing services business.

         Revenues in 1997 increased 4 percent, or $60 million, as compared to 1996, primarily as a result of a 35 percent, or $134 million, increase in home care infusion services and a 27 percent, or $13 million, increase in the staffing services business, partially offset by a 9 percent, or $87 million, decrease in home care nursing services.

Gross Profit

         Gross profit margins increased in the first six months of 1999 to 34 percent from 30 percent for the first six months of 1998 primarily as a result of productivity enhancements, rate increases and a change of payor mix in the home care nursing services business, partially offset by greater growth in the lower margin staffing services business.

         Gross profit margins decreased in 1998 to 32 percent from 36 percent in 1997 primarily as a result of a change in the business mix reflecting growth in lower margin staffing services business and revenue decline in the Medicare portion of the home care nursing business. The negative influences on gross profit margins were partially offset by growth in the home care infusion services.

         Gross profit margins decreased in 1997 to 36 percent from 37 percent in 1996, primarily as a result of a change in the business mix reflecting volume growth in both the lower margin managed care business in the home care business as well as lower margin staffing services business and revenue declines in the Medicare business in the home care nursing business. These declines in gross profit margins were partially offset by margin improvements in the home care infusion services.

Selling, general and administrative expenses

         Selling, general and administrative expenses decreased to $257 million, or 35 percent of sales, for the six months ended July 4, 1999 from $259 million, or 40 percent of sales, for the comparable prior year period. Excluding the effects of the non-recurring charges and other adjustments recorded in both periods, selling, general and administrative expenses were 32 percent of sales during the six months ended July 4, 1999, a 2 percent decrease compared to the same period in 1998, primarily as a result of the impact of efficiency improvement efforts in home care nursing services and corporate administrative support departments partially offset by increased information systems development costs.

         Selling, general and administrative expenses for 1998 was $553 million, or 42 percent of sales, as compared to $460 million, or 32 percent of sales, in 1997. Excluding the effects of the non-recurring charges and other adjustments, selling, general and administrative expenses were $460 million, or 35 percent of sales, for 1998. The increase in selling, general and administrative expenses as a percent of sales was primarily attributable to investments in infrastructure, including new information systems and increased expenses incurred to grow the home care infusion services and staffing services businesses. These increases were partially offset by the cost reduction initiatives, including closing and consolidating offices in the home care services business.

         Selling, general and administrative expenses for 1997 was $460 million, or 32 percent of sales, as compared to $421 million, or 31 percent of sales in 1996. The increase in selling, general and administrative expenses were attributable to legal costs incurred related to the then ongoing government investigation, increase in expenses incurred to support growth in home care infusion services and investment in information systems and receivables management. These increases were partially offset by cost reductions in the home care nursing business related to lower patient volume.

Interest expense

         Interest expense of $8.6 million during the first six months of 1999 was slightly lower than interest expense of $8.7 million for the same period in 1998 due to the retirement of $7.7 million of Quantum's 4 3/4% Convertible Subordinated debentures in January 1999. Interest expense was $17.4 million in both 1998 and 1997 for interest on the debentures outstanding and intercompany borrowings with Olsten in both periods and net interest expense of $12.7 million in 1996 reflects the interest on the debentures and intercompany borrowings with Olsten offset by interest income on investments of $4 million.

Income taxes

         The effective income tax rates on income (loss) were for the first six months of 1999 and 1998, 21 percent and 34 percent, respectively. For the years 1998, 1997 and 1996, the effective income tax rates on income (loss) were 32 percent, 38 percent, and 209 percent, respectively. The rates differ from statutory rates primarily because of non-deductible goodwill amortization and other non-deductible items.

Year 2000

         The Year 2000 issue concerns the inability of information systems to properly recognize and process date-sensitive information beyond January 1, 2000.

         Our technical infrastructure, encompassing all business applications, is planned to be Year 2000 ready. Systems not directly related to the financial operations of the business, primarily voice communications, are also being upgraded to help ensure readiness.

         Systems critical to the business, which have been identified as non-year 2000 compliant, are being replaced as part of a project, referred to as Project REO, which is also being implemented to increase efficiencies and improve our ability to provide services to customers. The new infrastructure, which is Year 2000 compliant, is currently being implemented in field offices and is scheduled for completion by October 31, 1999. Other systems, which require remediation, are expected to be completed by October 31, 1999. The total cost of our remediation plan (exclusive of Project REO costs) is estimated to be approximately $2.5 million.

         With respect to the risks associated with our systems, we believe that the most reasonably likely worst case scenario is that we may experience minor system malfunctions and errors in the early days and weeks of the Year 2000. We do not expect these problems to have a material impact on our ability to place and pay caregivers or bill patients or payors.

         As part of our Year 2000 readiness activities, we are contacting our significant vendors and third parties to determine the extent to which we are vulnerable to their potential failure to remediate their own systems to address the Year 2000 issues. The Health Care Financing Administration, which administers Medicare and Medicaid programs, has stated that it is Year 2000 compliant and that it does not expect any disruption in Medicare or Medicaid payments after January 1, 2000, provided claims are submitted in Year 2000 compliant format.

         With respect to the risks associated with the third parties, we believe that the most reasonably likely worst case scenario is that some of our vendors and customers will not be compliant. We believe that the number of such third parties will have been minimized by our program of contacting significant vendors and large customers. Despite our diligence, there can be no guarantee that significant vendors and third parties that we rely upon to conduct day to day business will be compliant. Failure by these companies, or any governmental entities, to remediate their systems on a timely basis could impact cash flow from operations.

         Due to the general uncertainty inherent in the Year 2000 issue resulting, in part, from the uncertainty of the Year 2000 readiness of third-party payors, suppliers and customers, and government agencies, we are unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on our results of operations, liquidity or financial condition. The continuing Year 2000 effort is expected to help reduce our level of uncertainty about the Year 2000 issue and, in particular, about the Year 2000 readiness. We believe that the implementation of new business systems and the completion of our Year 2000 plan as scheduled should help reduce the likelihood of significant interruptions of normal operations.

         Our plan is to address our significant Year 2000 issues prior to being affected by them. Should we identify significant risks related to our Year 2000 readiness or our progress deviates from the anticipated timeline, we will develop contingency plans as deemed necessary at that time.

         The failure to correct a material Year 2000 problem could result in an interruption or a failure of certain normal business activities or operations. Such failures could materially and adversely affect our results of operations, liquidity and financial condition.

Liquidity and capital resources

         Historically, our business has relied on cash flow from operations and advances and other financial resources from Olsten to meet its operating and investing activities. In the past, when our liquidity needs exceeded our cash flow, Olsten provided us with the necessary funds. Following the split-off, we will no longer be able to utilize Olsten's resources to meet our needs but will require third party financing. We intend, and are required under the separation agreement, to enter into a committed credit facility with a line of credit of at least $100 million for our working capital needs and other general corporate purposes.

         Working capital at July 4, 1999 was $449 million, an increase of 22 percent versus $368 million at January 3, 1999. Net receivables increased $100 million, or 22 percent, predominantly due to growth in the home care infusion business, which has a historically longer collection period than our other businesses.

         Although no assurance can be given, our management believes cash flows from operations and our new credit facility will be adequate to support our ongoing operations and meet our debt service and principal repayment requirements for the foreseeable future. We intend to make investments and other expenditures to, among other things, upgrade our computer technology and system infrastructure and relocate our headquarters. If cash flows from operations or availability under our new credit facility fall below expectations, we may be forced to delay planned capital expenditures, reduce operating expenses, or consider alternatives designed to enhance liquidity.

Quantitative and qualitative disclosures about market risk

         Other than intercompany transactions between the United States and our Canadian subsidiary, we generally do not have significant transactions that are denominated in a currency other than the functional currency applicable to each entity.

                                    BUSINESS

General

         We are the leading provider of home health care services in the United States based on revenues. Since 1971, we have built a reputation for high quality health care for our patients with a commitment to being a "one-stop shop" for home health care covering a broad spectrum of services. We currently maintain over 400 locations in the United States and Canada and serve approximately 450,000 patient/client accounts annually with approximately 70,000 administrative staff and caregivers.

         We offer high quality services through three business lines which are
(1) home care infusion services, (2) home care nursing services and (3) staffing services. Through these three business lines we offer a broad range of products and services including:

         o     treatments for patients with chronic diseases;

         o intravenous and oral administration of drugs, nutrients and other solutions;

         o     skilled nursing care;

         o     pediatric/maternal care programs;

         o     rehabilitation and other therapies;

         o     disease management programs;

         o     home health aide and personal services care; and

         o     institutional, occupational and alternate site staffing.

         Through our network of 38 pharmacies located throughout the United States, including two national distribution centers, we offer the leading and most comprehensive infusion therapy solutions in the industry. In addition, through our four intake and claims processing centers, we provide network services including care management and coordination of managed care customers desiring a single source for centralized intake and billing, claims adjudication, quality assurance and data reporting and analysis. The following is a more complete listing of the broad range of services provided by our three business lines:


       Home Care Infusion Services                    Home Care Nursing Services              Staffing Services
       ---------------------------                    --------------------------              -----------------

o  Chronicare services for chronic diseases:      o   General skilled nursing care    o  Institutional, occupational and alternate
   - Hemophilia and related coagulation disorders o   Pediatric care                       site health care staffing, including:
   - Primary pulmonary hypertension               o   Rehabilitation services             - Critical care and neonatal
   - Immuno deficiency/autoimmune disorders       o   Other therapy services              - Pediatric
   - Growth disorders                             o   Disease management programs         - Psychiatric
o  Antibiotic therapies                           o   Home health aide care               - Operating room
o  Total parenteral and enteral nutrition         o   Personal care                       - Medical/surgical
o  Chemotherapy                                   o   Network services                    - Occupational health
o  Pain management                                                                        - Utilization review
o  Marketing and distribution services                                                    - Case management
   for pharmaceutical, biotechnology
   and medical device firms

         Home Care Infusion Services. Our home care infusion services business includes (i) the distribution of drugs and other biological and pharmaceutical products and professional support services for individuals with chronic diseases, such as hemophilia, primary pulmonary hypertension, autoimmune deficiencies and growth disorders, (ii) the administration of antibiotics, chemotherapy, nutrients and other medications for patients with acute or episodic disease states and (iii) marketing and distribution services for pharmaceutical, biotechnology and medical service firms.

         Our home care infusion services business combines clinical expertise and core nursing strength with a network of 38 pharmacies across the United States, including two distribution centers located in Warrendale, Pennsylvania and Fort Worth, Texas. We deliver, manage and administer our products in the home setting, perform patient, family and home environmental assessments and evaluate equipment needs.

         We provide a wide range of home infusion therapies. Home infusion therapy involves the administration of medications intravenously (into veins), subcutaneously (under the skin), intramuscularly (into muscle), intraecally or epidurally (via spinal routes) or through feeding tubes into the digestive tract. Infusion therapy often begins during hospitalization of a patient and continues in the home environment.

         Our home care infusion services include therapeutic, socioeconomic, psychosocial and professional support services for individuals with some of the following rare, chronic diseases:

         o Hemophilia which is a hereditary bleeding disorder in which a plasma protein known as factor, which is necessary for normal blood clotting, is either missing or dysfunctional. Hemophilia is treated by intravenously infusing anti-hemophilic factor, consisting of factor concentrates and sterile water, to replace deficient clotting factor. This disease is diagnosed at birth and has no known cure, but hemophiliacs can lead relatively long and healthy lives with proper treatment.

         o Primary pulmonary hypertension which is a chronic pulmonary disease for which there is no known cure. This disease is treated by the infusion of Flolan, which is an epoprostenol sodium product, for a patient's lifetime or until the patient receives a lung transplant.

         o Immunodeficiency/autoimmune disorders which are a classification of chronic disorders arising when the body's immune system fails to produce sufficient antibodies to protect against infection. These disorders include multiple sclerosis, myasthenia gravis and lupus. These disorders are generally incurable but the symptoms can be treated with a therapy consisting of intravenous immune globulin prepared from human plasma (IVIG).

         o Growth disorders which result from damage to or malformation of either the hypothalamus or the pituitary gland. This disorder is treated by injecting growth hormone therapy into the patient.

         Some of our other significant home care infusion services include:

         o Antibiotic therapies which are the infusion of antibiotic medications into a patient's bloodstream. These medications are typically used to treat a variety of serious infections and diseases.

         o Total Parenteral Nutrition (TPN) which is the long-term provision of nutrients for patients with chronic gastrointestinal conditions. These nutrients are infused through surgically implanted central vein catheters or through peripherally inserted central catheters. Enteral nutrition is the infusion of nutrients through a feeding tube inserted directly into a patient's digestive tract. This long-term therapy is prescribed for patients who are unable to eat and drink normally.

         o Chemotherapy which is the infusion of drugs in a patient's bloodstream to treat various forms of cancer.

         o Pain management which involves the infusion of certain drugs into the bloodstream of patients suffering from acute or chronic pain.

         We also assist pharmaceutical companies with clinical trials of new drug therapies awaiting U.S. Food and Drug Administration approval, as well as offer our distribution network to the manufacturers after government approval is secured. Distribution programs currently involve the first new drug for rheumatoid arthritis in 20 years, a new hand-held device for monitoring blood clotting time, and pharmaceuticals for chemotherapy and white blood cell stimulation, the treatment of primary pulmonary hypertension, and management of amyotrophic lateral sclerosis (ALS or Lou Gehrig's disease), multiple sclerosis and severe muscle wasting. We strategically partner with drug companies to distribute new products and meet specialized distribution requirements. In addition, we provide certain logistical and handling functions, including pharmacy mail order services, clinical support, reimbursement management and data management.

         Home Care Nursing Services. Our home care nursing services business includes (i) professional and paraprofessional services, including skilled nursing, rehabilitation and other therapies, home health aide and personal care services, to individuals with acute illnesses, long-term chronic health conditions, permanent disabilities, terminal illnesses or post procedural needs and (ii) care management and coordination for managed care organizations and self-insured employees.

         We provide high quality home care nursing services as evidenced by patient satisfaction levels in our company studies that have exceeded 95 percent over the past three years. Nursing excellence has made our company the leading provider of home care nursing services in the U.S. and an effective competitor in Canada. Our home care nursing services provide insurers with an avenue to save thousands of dollars in costs by reducing patient visits to physicians offices and patient stays in hospitals.

         Our home care nursing services include:

         o General skilled nursing care that is provided by registered nurses and licensed practical nurses who periodically assess the appropriateness of home health care, perform clinical procedures and instruct the patient and family regarding necessary treatments. Patients receiving such care typically include stabilized post-operative patients in recovery at home, patients who are acutely ill but who do not require hospitalization and patients who are chronically or terminally ill.

         o Pediatric services consist of nursing services specializing in care for children. These services include early NICU discharge to the home, prenatal, maternal/infant care and phototherapy.

         o Rehabilitation services consist of programs and services that address a wide range of neurologic and orthopedic diagnoses, including head or traumatic brain injuries, spinal cord injuries and other complex rehabilitation cases.

         o Other therapy services that consist of physical, occupational, speech and respiratory therapy to patients recovering from strokes, traumas or certain surgeries, services for high risk pregnancies, post-partum care, mental health care, AIDS therapy and various medical social services.

         o Disease management programs that are administered by nurses who provide specialty care regimens to patients in their home. These nurses instruct patients and their families in the self-administration of certain therapies and procedures, such as wound care and infection control, emergency procedures and the proper handling and usage of medication, medical supplies and equipment as well as teach disease state management programs at home to patients with asthma, diabetes and other illnesses.

         o Home health aide care that involves basic patient care from taking temperatures and blood pressure to assisting with daily living activities. Our home health aides must pass certain competency tests and are supervised by a registered nurse.

         o Personal care services consist of unskilled homemaker services which are provided to the elderly or the disabled. These services may include housekeeping, shopping and assistance with personal hygiene, dressing and meals.

         We also provide network services to managed care organizations through our four intake and claims processing centers in the United States. These services involve care management and coordination for managed care customers desiring a single source for referrals, centralized intake and billing, claims adjustment, utilization review, quality assurance and data reporting and analysis.

         Staffing Services. Our staffing services business includes services to institutional, occupational and alternate site health care organizations by providing health care professionals to meet supplemental staffing needs.

         Our staffing services business provides these organizations with the ability to better control costs by using our health care professionals for temporary assignments to cover peak periods and illness and vacation time of their permanent staff. Our health care professionals include registered nurses, licensed practical nurses, physical, speech and occupational therapists, certified nursing assistants, medical assistants and medical technologists. These professionals typically work in hospitals, industrial settings, long-term care facilities, clinics, schools, physicians' offices, laboratories, home care agencies and insurance companies. We arrange for their assignments from over 40 locations throughout the United States.

         Through our Flying Nurses(R) division in Dallas, Texas, we also make special arrangements for our health care professionals to travel to virtually any location for special assignments. This provides health care organizations in Florida, for example, with an economical way to manage peak demand during the winter season.

Industry

         Our business is part of the $48 billion home health care industry that is comprised of four primary segments: nursing and related services (72 percent), infusion therapy (13 percent), respiratory therapy (8 percent) and medical equipment (7 percent). The nursing and related services segment, which represents approximately $35 billion annually, provides patient care to individuals with acute illnesses, long-term chronic health conditions, permanent disabilities, terminal illnesses or post-procedural needs. These services are provided both in the home and to hospital and other health care organizations. Infusion therapy, a roughly $6 billion market, provides care to patients requiring the administration of medication either intravenously or through a device such as a feeding tube. Respiratory therapy, an approximately $4 billion segment, includes the delivery and the preparation of prescribed therapy or equipment to patients with severe and chronic pulmonary diseases. The remaining market segment, representing approximately $3 billion, is medical equipment that involves the sale of various types of medical equipment to patients for use in their homes.

         Our industry is dramatically changing, with the number of people over the age of 65 estimated to grow by approximately 55 percent between 1999 and 2020. People over the age of 65 consume over 53 percent of all home health care services although they represent only 13 percent of the current U.S. population. Because the demand for home health care is directly related to the number of elderly people in the population, the home health care industry is expected to encounter a significant increase in demand as a result of the aging of the U.S. population. Other factors that we believe will continue to contribute to the development and growth of the home health care industry include: recognition by the medical community and health care insurers that home health care can be a cost-effective alternative to lengthy, more expensive institutional care; technological advances that allow more health care procedures to be provided at home; increasing consumer awareness and interest in home health care; and the medical community's recognition of the psychological benefits of recuperating from an illness or accident in one's own home.

         Aging Population. The U.S. Census Bureau predicts that while the overall population of the United States will increase by approximately 9 percent between 1999 and 2010, the population of persons between the ages of 50 and 64, is expected to increase by approximately 43 percent over the same period. Likewise, the elderly population (persons 65 years of age or over) is expected to grow at a faster rate than the overall population and is estimated to increase by over 14 percent between 1999 and 2010 and that by 2015 the population covered by Medicare will have increased by 33 percent to over 45 million people (15 percent of the total population). This aging of the population is due in part to increases in longevity, which is represented in the growth of the age group over 65. The home health care industry is expected to encounter a significant increase in demand as a result of the aging U.S. population.

         Cost effectiveness of home health care services. National health care expenditures increased dramatically in the last 10 years. In response to rapidly rising costs, up until recently governmental and private payors have adopted cost containment measures which encouraged reduced hospital admissions and reduced lengths of stay in hospitals. The result of this policy was an increased number of people who received health services in their homes. Due to recent revisions under the prospective payment system hospitals now have an incentive to keep patients longer, however, there has been no discernible change in the average length of hospital stays. Home care, however, remains a cost efficient alternative. Treating patients at home is significantly cheaper than facility-based care. The national median cost for home care per day is approximately $100, compared to $400 per day for a skilled nursing facility and $2,000 per day for a hospital stay.

         Advanced technology. Technological advances have enabled patients who previously required hospitalization to be treated at home. The number of medical conditions that can now be treated in the home has grown significantly. In addition, technological advances such as telephonic vital sign monitoring and medication compliance reminders have increased the number of patients who can be treated in their homes. We believe that the use of technology will increase the number of patients that utilize home health care because it is viewed as a cost-effective alternative.

         Increased acceptance. We believe that a result of the previously discussed factors, home health care has gained increased acceptance from patients, physicians and payors. Additionally, the American Medical Association Councils on Scientific Affairs and Medical Education have recommended that training in home health care be incorporated into the undergraduate, graduate and continuing education of physicians which we believe will lead to the increased utilization of home health care options. We believe cost conscious managed care and other third-party payors will continue to encourage home care as a cost-effective alternative to extended hospital stays.

Marketing and sales

         In general, we obtain clients through personal and corporate sales presentations, telephone marketing calls, direct mail solicitation, referrals from other clients and advertising in a variety of local and national media, including the Yellow Pages, newspapers, magazines, trade publications and television. Our marketing efforts also involve personal contact with case managers for managed health care programs, such as those involving health maintenance organizations (HMOs) and preferred provider organizations (PPOs), insurance company representatives and employers with self-funded employee health benefit programs. We do not seek reimbursement from government payors for unallowable marketing and sales expenses.

         Managed care and other non-governmental payors, which are an increasingly significant source of referrals for home health care services, accounted for 62 percent of our net revenues in fiscal 1998. The Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") accredits all of our over 400 locations. We believe JCAHO accreditation enhances our ability to obtain contracts with certain managed care organizations. We are also targeting referrals from managed care organizations by offering disease management programs for the treatment of asthma, diabetes and other chronic illnesses, as well as outcome and utilization reports. We expect managed care contracts will generate an increasing number of referrals as the penetration of managed care accelerates in our markets. We believe that we have the local relationships, the knowledge of the regional markets in which we operate, and the cost-effective, comprehensive services and products required to compete effectively for managed care contracts and other referrals.

         We believe that our success in furnishing caregivers is based, among other factors, on our reputation for quality and local market expertise combined with the resources of our extensive office network. We also empower our branch directors with a high level of responsibility, providing strong incentives to manage the business effectively at the local level, one of the central ingredients in a business where relationships are vital to success.

Patient services

         We have historically received high satisfaction ratings from our patients and referral sources. We also provide educational information to physicians and their staffs, hospital management, hospital discharge planners and nursing home supervisors.

Payors

         In fiscal 1998, Medicare accounted for 15 percent of our revenue and Medicaid programs, state reimbursed programs and other state/county funding programs accounted for 23 percent of our revenue. In fiscal 1998, the remaining 62 percent of our revenue was derived from commercial payors, including insurance companies, managed care organizations, healthcare institutions and private payors. For the six months ended July 4, 1999, Medicare accounted for 16 percent of our revenue and Medicaid programs, state reimbursed programs and other state/county funding programs accounted for 20 percent of our revenue. For the six months ended July 4, 1999, the remaining 64 percent of our revenue was derived from commercial payors. In fiscal 1998, Cigna Healthcare accounted for approximately 9 percent of our revenues. For the six months ended July 4, 1999, Cigna Healthcare accounted for approximately 11 percent of our revenues. Our three year contract with Cigna Healthcare had an expiration date of December 31, 1998. The contract was amended to extend until, after 60 days' notice, either party terminated the contract. We are currently negotiating with Cigna Healthcare to enter into a new contract. Except for these payors, no other payor accounts for as much as 10 percent of our revenues. The revenues from commercial payors are primarily generated under fee for service contracts which are traditionally one year in term and renewable automatically on an annual basis, unless terminated by either party.

Caregivers

         To maximize the cost effectiveness and productivity of our caregivers, we utilize customized systems and procedures that we have developed and refined over the years. These processes include the recruitment and selection of applicants who fit the patients' individual parameters for skills, experience and other criteria. Personalized matching is achieved through initial applicant profiles, personal interviews, skill evaluations and background and reference checks. We generally employ caregivers on an as-needed basis to meet client de-mand. Specialized recruitment and retention programs are offered to caregivers as incentives for them to remain in our employ.

         Caregivers are recruited through a variety of sources, including advertising in local and national media, job fairs, solicitations on web sites, direct mail and telephone solicitations, as well as referrals obtained directly from clients and other caregivers. Our caregivers are generally paid by us on an hourly basis for time actually worked, subject to a four-hour daily minimum on the days worked. The wages we pay may vary in different geographic areas to reflect the prevailing wages paid for the particular skills in the community where the services are performed. Although conditions may vary in different areas of the country and with respect to different skill requirements, availability of caregivers was generally about the same during 1999 as compared to the preceding year.

Canadian operations

         Through subsidiaries, we have provided home health services in Canada for many years. In fiscal 1998, our Canadian operations represented approximately 3 percent of revenues.

Trademarks

         We have various trademarks registered or in the process of being registered with the United States Patent and Trademark Office including CHRONICARE(R). In addition, we have a royalty-free license from Olsten which permits us to use, for a period of one year, certain trademarks, service marks and names that will not be transferred to us in the split-off, including OLSTEN(R). Prior to the expiration of this license, we intend to develop our new name and further develop the health services business trademarks.

Competitive position

         The segments of the health care market in which we operate are highly competitive and fragmented. There are approximately 15,000 home care agencies operating in the United States, in which the five largest providers represented only 13 percent of the national market in 1998. The market is comprised of a few national companies, hundreds of regional companies and thousands of locally-based independent home health care organizations. These companies range from facility-based (hospital, nursing home, rehabilitation facility, government agency) agencies to independent companies to visiting nurse associations and nurse registries. They can be not-for-profit organizations or for-profit organizations. In addition, there are relatively few barriers to entry in the segments of the health care market in which we operate. We could encounter increased competition in the future from existing competitors or new entrants that may limit our ability to maintain or increase our market share. Our primary national competitors are Apria Healthcare Group, Inc. and Coram Healthcare Corp., and our primary regionally-based competitors are hospital-based home health agencies and visiting nurse associations.

         We compete with other home health care providers on the basis of availability of personnel, quality and expertise of services and the value and price of such services. We believe that we have a favorable competitive position, attributable mainly to our widespread office network and the consistently high quality and targeted services we have provided over the years to our clients, as well as to our screening and evaluation procedures and our training programs.

         We may have existing competitors, as well as a number of potential new competitors, who have greater name recognition, and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. These competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns and adopt more aggressive pricing policies and make more attractive offers to existing and potential employees and clients.

         We expect that industry forces will likewise impact our competitors, but that they will strive to improve their service offerings and price competitiveness. We also expect our competitors to develop new strategic relationships with providers, referral sources and payors, which could result in increased competition. The introduction of new and enhanced services, acquisitions and industry consolidation and the development of strategic relationships by our competitors could cause a decline in sales or loss of market acceptance of our services or price competition, or make our services less attractive. We cannot assure you that we will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on our business, financial condition and results of operations.

Employees

         At July 4, 1999, we had over 5,200 full-time administrative staff and approximately 800 full time caregivers. We also employ caregivers on a temporary basis, as needed, to provide home healthcare services. In fiscal 1999, the average number of temporary caregivers on a weekly basis is 18,000. In British Columbia some of our caregivers are unionized by the British Columbia Government Services' Employee Union under the master collective bargaining agreement which applies to all home health agencies in British Columbia. In addition, we are in the process of negotiating our first collective bargaining agreement to unionize all caregivers in the Thunder Bay, Ontario office with the Services' Employees International Union, Local 268. In our Windsor, Ontario location, the Canadian Union of Public Workers has alleged in a letter to us dated September 20, 1999 that it is the bargaining agent for our caregivers. We are reviewing their allegations. In addition, the Services' Employees International Union, Local 880 has filed a representation petition with the National Labor Relations Board covering three home health services offices in Chicago, Illinois with approximately 700 caregivers. A hearing was held before the National Labor Relations Board on August 31, 1999, at which Olsten argued that the representation petition should be dismissed. In the event an election is directed, we anticipate the election date will be in October 1999. We believe that our relationships with our employees are generally good.

         With respect to administrative staff and caregivers, we pay the employer's share of Social Security taxes, federal and state unemployment taxes, workers' compensation insurance and other similar costs. Administrative staff and caregivers are covered by general liability insurance and by a fidelity bond maintained by us. In addition, caregivers are covered by professional medical liability insurance. We believe that we maintain insurance coverages which are adequate for the purposes of our business. For more information regarding our insurance coverage you should read the section of this prospectus entitled "The Split-off -- Terms of the separation agreement -- Insurance".

Properties

         In connection with the split-off, Olsten has agreed to provide office space to us without charge at 175 Broad Hollow Road, Melville, New York 11747-8905 for our corporate headquarters for a period of six months after the split-off. We have also agreed to use our best efforts to relocate our corporate headquarters promptly, but in no event later than six months after the date of the split-off. In addition, prior to the split-off, all leases for real property used exclusively by the health services business will be transferred to us and our subsidiaries and all leases for real property shared by the health services business and the businesses retained by Olsten will be modified, transferred or terminated as agreed by us and Olsten. The leases for the operating offices we and our subsidiaries use and will use expire at various dates. We believe that our facilities are adequate for our immediate needs. We do not anticipate that we will have any problem obtaining additional or replacement space if needed in the future.

Regulation

         Our business is subject to extensive federal and state regulations which govern, among other things, Medicare, Medicaid, CHAMPUS and other government-funded reimbursement programs, reporting requirements, certification and licensure standards for certain home health agencies and, in some cases, certificate-of-need and pharmacy-licensing requirements and may affect our participation in Medicare, Medicaid, CHAMPUS and other federal health care programs. We are also subject to a variety of federal and state regulations which prohibit fraud and abuse in the delivery of health care services, including, but not limited to, prohibitions against the offering or making of direct or indirect payments for the referral of patients, physicians making referrals under Medicare for clinical services to a home health agency with which the physician has certain types of financial relationship, and the filing of false claims. As part of the extensive federal and state regulation of our home health care business, and under our corporate integrity agreements we are subject to periodic audits, examinations and investigations conducted by, or at the direction of, governmental investigatory and oversight agencies. Violation of the applicable federal and state health care regulations also can result in a health care provider's being excluded from participation in the Medicare, Medicaid and/or CHAMPUS programs and can subject the provider to substantial civil and/or criminal penalties. One of our subsidiaries has been permanently excluded from participation in Medicare, Medicaid and all other federal health care programs pursuant to a plea agreement.

         Periodic and random audits conducted by intermediaries may result in a delay in receipt, or an adjustment to the amounts of reimbursement due or received under Medicare, Medicaid, CHAMPUS and other federal health care programs. We have received a Notice of Amount of Program Reimbursement for our 1997 Medicare cost reports from our Medicare fiscal intermediary notifying us that it disagrees with our methodology of allocating a portion of our overhead. The Health Care Financing Administration has indicated that it agrees with the fiscal intermediary. The notice indicates a possible disallowance of approximately $7 million of costs in 1997. Since we used the same or a similar methodology for allocating overhead costs in 1998 and 1999, a comparable disallowance could result for these years. We believe our cost reports are accurate and consistent with past practice accepted by our HCFA fiscal intermediary, and will appeal the notice to the Provider Reimbursement Review Board. We are unable to predict the outcome of the appeal.

Government investigations

         We have been subject to several federal and state governmental investigations. Some of those investigations are still pending, although substantially all of them have been settled. In connection with the split-off we have agreed to assume, to the extent permitted by law and the terms of the liabilities, and indemnify Olsten for, all liabilities associated with any pending or future governmental investigation of the home health services business and have also agreed to comply with and be subject to all related settlement agreements and corporate integrity agreements or other operational agreements with the government, which will require the expenditure of significant resources over a five year period in order to comply with the various agreements.

         We have cooperated with the Office of Investigations section of the Office of Inspector General (an agency within the U.S. Department of Health and Human Services) and the U.S. Department of Justice in connection with the cost reports investigation. We have also cooperated with the U.S. Department of Justice and other federal agencies investigating the relationship between Columbia/HCA Healthcare Corporation and us in connection with the Columbia/HCA investigation.

         We continue to cooperate with various state and federal agencies, including the U.S. Department of Justice, the Office of the Attorney General of New Mexico and the New Mexico Health Care Anti-Fraud Task Force in connection with their investigations into certain health care practices of Quantum Health Resources. Among the matters the federal agencies are or were inquiring are allegations of improper billing and fraud against various federally-funded medical assistance programs on the part of Quantum and its post-acquisition successor, the home care infusion services business of ours (referred to as the Quantum New Mexico investigation). Most of the time period that we believe to be at issue in the Quantum New Mexico investigation predates Olsten's June 1996 acquisition of Quantum.

         In October 1998, Olsten entered into a final settlement agreement with several government agencies investigating certain past practices of Quantum. The agreement was entered into with the U.S. Department of Justice, the Office of the Inspector General of the U.S. Department of Health and Human Services, the U.S. Secretary of Defense (for the CHAMPUS/Tricare program), and the Attorneys General for the States of New York and Oklahoma. Pursuant to the settlement, Olsten reimbursed the government approximately $4.5 million for certain disputed claims under the Medicaid and CHAMPUS programs for reimbursement for the provision of anti-hemophilia factor products to patients covered by certain federal health care programs and entered into a corporate integrity agreement.

         In January 1999, Olsten was advised by the United States Attorney's Office for the District of New Mexico that, in connection with the Quantum New Mexico investigation, it had dropped its criminal investigation into certain past practices of Quantum. The criminal aspect of the Quantum New Mexico investigation had focused on allegations of improper billing and fraud against various federally funded medical assistance programs on the part of Quantum during the period between January 1992 and April 1997. By letter dated February 1, 1999, the New Mexico U.S. Attorney's Office advised Olsten that, having ended its criminal inquiry, the Office has referred the Quantum matter to its Affirmative Civil Enforcement ("ACE") Section. We intend to cooperate fully with that Office's ACE Section in connection with its civil inquiry into the Quantum matter.

         By letter dated June 30, 1999, the Medicare Fraud Control Unit of the New Mexico Attorney General's Office notified Olsten that it has declined to criminally prosecute the so-called "J-Code issue" relating to Quantum's past practices in seeking government health care reimbursement.

         On July 19, 1999, Olsten entered into written civil and criminal agreements with the U.S. Department of Justice (and, as to the civil agreement, the Office of Inspector General of the U.S. Department of Health and Human Services) finalizing the settlement of the civil and criminal aspects of the cost reports investigation and the Columbia/HCA investigation. Pursuant to the settlement, (a) Olsten paid on August 11, 1999 the sum of $61 million to the U.S. Department of Justice, including approximately $10.1 million in criminal fines and penalties; (b) in connection with the Columbia/HCA investigation, a subsidiary of ours, Kimberly Home Health Care, Inc., pled guilty in the United States District Court for the Northern District of Georgia, the Southern District of Florida and the Middle District of Florida, respectively, to a criminal violation of the federal mail fraud, conspiracy and kickback statutes;
(c) Kimberly Home Health Care, Inc. has been permanently excluded from participation in Medicare, Medicaid and all other federal health care programs as defined in 42 U.S.C. ss. 1320a-7b(f); and (d) Olsten has executed a corporate integrity agreement with the Office of Inspector General of the U.S. Department of Health and Human Services.

Corporate integrity agreements with the government

         In connection with the government's Cost Reports investigation and Columbia/HCA investigation referred to under the heading "-- Government investigations", Olsten executed a corporate integrity agreement, with the Office of Inspector General of the Department of Health and Human Services, which will govern certain of our actions until August 18, 2004. In connection with certain past practices of Quantum referred to under the heading "-- Government investigations", Olsten executed a corporate integrity agreement in October 1998 with the U.S. Department of Justice, the Office of Inspector General of the U.S. Department of Health and Human Services, the U.S. Secretary of Defense (for the CHAMPUS/Tricare Program) and the Attorneys General for the States of New York and Oklahoma which governs certain of our actions until December 31, 2001. Pursuant to each of the corporate integrity agreements, we are required, among other things, to maintain a Corporate Compliance Officer to develop and implement compliance programs, to retain an independent review organization to perform annual reviews, and to maintain our compliance program and reporting systems, as well as provide certain training to our employees. The corporate integrity agreement entered into in connection with the Quantum investigation applies to our home care infusion business and focuses on the training and billing of blood factor products for hemophiliacs. The corporate integrity agreement entered into in connection with the cost reports investigation and the Columbia/HCA investigation applies to our businesses that bill the federal government health programs directly for services, such as our home care nursing business (but excluding the home care infusion business) and focuses on issues and training related to cost report preparation, contracting, medical necessity and billing of claims. Our compliance program will be implemented for all newly established or acquired business units if their type of business is covered by the corporate integrity agreements. Reports under each integrity agreement will be filed annually with the Department of Health and Human Services, Office of Inspector General. After each corporate integrity agreement expires, we will file a final annual report to the government. If we fail to comply with the terms of either of our corporate integrity agreements, we will be subject to penalties ranging from $1,500 to $2,500 a day for each day of the breach.

Legal proceedings

         In connection with the split-off, we have agreed to assume, to the extent permitted by law and the terms of the liabilities, and indemnify Olsten for all liabilities, whether or not pending at the time of the split-off, of the health services business of Olsten and its subsidiaries, including, but not limited, to those listed below.

         On or about September 8, 1998, a Consolidated Amended Class Action Complaint (the "Amended Complaint") was filed in the U.S. District Court for the Eastern District of New York, captioned In re Olsten Corporation Securities Litigation, No. 97-5056, by certain plaintiffs against Olsten and certain of its officers and directors (the "Class Action"). The Amended Complaint, which consolidated four purported class action lawsuits filed in April, August and September 1997 against Olsten and certain of its officers and directors, asserts claims under Sections 10(b) (including Rule 10b-5 promulgated thereunder), 14(a) and 20(a) of the Securities Exchange Act of 1934 and Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 related to the home health services business. On October 19, 1998, Olsten and the individual defendants served a motion seeking an order dismissing the Amended Complaint. That motion was fully briefed on December 23, 1998. The Amended Complaint seeks certification of the proposed class, a judgment declaring the conduct of the defendants to be in violation of the law, unspecified compensatory damages and unspecified costs and expenses, including attorneys' fees and experts' fees. While we are unable at this time to assess the probable outcome of the Class Action or the materiality of the risk of loss in connection with the class action (given the preliminary stage of the Class Action and the fact that the Amended Complaint does not allege damages with any specificity), Olsten believes that it acted responsibly with respect to its shareholders and has vigorously defended the Class Action. Following the split-off we intend to vigorously defend the Class Action.

         On or about May 11, 1999, a Complaint was filed in the Delaware Chancery Court in a derivative suit against certain current and former directors of Olsten, captioned Rubin v. May, et al., No. 17135-NC (the "Derivative Lawsuit"). The Complaint, which names Olsten as a nominal defendant, alleges a claim for breach of fiduciary duties arising out of the Class Action and the government investigations described above. The plaintiffs seek a judgment (1) requiring the defendants to account to Olsten for unspecified alleged damages resulting from the defendants' alleged conduct; (2) directing the defendants to establish and maintain effective compliance programs; and (3) awarding plaintiffs the costs and expenses of the lawsuit, including reasonable attorneys' fees. On September 10, 1999, the defendants in the Derivative Lawsuit filed a motion to dismiss or, in the alternative, stay the lawsuit.

         On January 14, 1999 Kimberly Home Health Care, Inc. (referred to as "KHHC") initiated three arbitration proceedings against hospitals owned by Columbia/HCA Healthcare Corp. (referred to as "Columbia") with which KHHC had management services agreements to provide services to the hospitals' home health agencies. The basis for each of the arbitrations is that Columbia sold the home health agencies without assigning the management services agreements, while the management services agreements had periods ranging from approximately 18 to 42 months prior to expiration and that, as a result, Columbia has breached the management services agreements. In response to the arbitrations, Columbia has asserted that the arbitration be consolidated and stayed, in part based upon its alleged claims against KHHC for breach of contract and requesting indemnity and possibly return of management fees. Columbia has not yet formally presented these claims in the arbitrations or other legal proceedings, and has not yet quantified the claims.

         In July 1999, we received notification that the Indiana Attorney General's Office filed a civil complaint against Olsten requesting the court to determine if Quantum violated the Indiana law with respect to Medicaid claims. The complaint alleges that (1) overpayment was made to Quantum due largely to advances paid by Medicaid that were not properly credited by Quantum; (2) Quantum supplied the Indiana Attorney General's Office with insufficient documentation regarding services provided by one of our pharmacies; and (3) deliveries exceeded the amounts of physicians' orders. The alleged violations predate Olsten's acquisition of Quantum in June 1996. The complaint filed with the Indiana Attorney General's Offices seeks an unspecified amount of monetary damages, double or treble damages, penalties and investigative costs.

         In addition to the above pending legal proceedings, various claims and legal proceedings generally incidental to the normal course of business are pending or threatened against us. While we cannot predict the outcome of these matters, our management believes that any matters of this nature will not have a material adverse effect on our business, financial condition and results of operations.

                                   MANAGEMENT

Directors and executive officers

         We are in the process of considering additional executive officers of our company and we will include information regarding other executive officers in the definitive proxy statement.

         The following table sets forth certain available information regarding our executive officers and directors immediately following the split-off. None of our executive officers will continue to serve as executive officers for Olsten or Adecco.

Name                                       Age     Position
-------------------------------------      ---     -----------------------------
Edward A. Blechschmidt                     47      President, Chief Executive
                                                   Officer and Chairman of the
                                                     Board of Directors
Victor F. Ganzi                            52      Director
Steven E. Grabowski                        44      Director
Stuart R. Levine                           52      Director
John M. May                                71      Director
Stuart Olsten                              47      Director
Richard J. Sharoff                         53      Director
Raymond S. Troubh                          73      Director
Josh S. Weston                             70      Director

Edward A. Blechschmidt

         Mr. Blechschmidt has served as the chief executive officer and a director of Olsten since February 1999, the President of Olsten since October 1998 and served as the Chief Operating Officer of Olsten from October 1998 to February 1999. From August 1996 to October 1998 he was president and chief executive officer of Siemens Nixdorf Americas, an information technology company. From January 1996 to July 1996 he was senior vice president and chief financial officer of Unisys Corporation, a provider of information technology and consulting services. From January 1995 to December 1995 he was senior vice president and president of the United States and Canada division of Unisys Corporation and from 1990 to December 1994 he was senior vice president and president of the Pacific Asia Americas Division of Unisys Corporation.

Victor F. Ganzi

         Mr. Ganzi has served as a director of Olsten since 1998. He has been executive vice president of The Hearst Corporation, a diversified communications company with interests in magazine, newspaper, and business publishing and television and radio stations, since March 1997 and its chief operating officer since March 1998. From 1992 to 1997, at various times Mr. Ganzi served as Hearst's senior vice president, chief financial officer and chief legal officer. From March 1995 until October 1999 he was group head of Hearst's Books/Business Publishing Group. He is a director of Hearst-Argyle Television, Inc.

Steven E. Grabowski

         Mr. Grabowski is currently a Vice President in the Private Client Group of PaineWebber, Inc., a member of the New York Stock Exchange, where he has worked since 1991. Mr. Grabowski currently serves on the board of a not-for-profit entity named VITA Education Services. Mr. Grabowski is the brother-in-law of Mr. Olsten, a director of our company.

Stuart R. Levine

         Mr. Levine has served as a director of Olsten since 1995. He has served as the chairman and chief executive officer of Stuart Levine & Associates LLC, an international training company since June 1996. From September 1992 to June 1996 he was Chief Executive Officer of Dale Carnegie & Associates, Inc., a global provider of corporate training in leadership and personal development. Mr. Levine currently serves as a Trustee of Long Island Jewish Health Care, and for 15 years, until 1995, he served as a Vice Chairman of North Shore Hospital. Mr. Levine is a member of the board of directors of European American Bank.

John M. May

         Mr. May has served as a director of Olsten since 1989. He has been an independent management consultant for more than five years. Mr. May serves as a member of the board of directors of each of Long Island University, Eastern Long Island Hospital and Peconic Health Corporation.

Stuart Olsten

         Mr. Olsten has served as a director of Olsten since 1986. He has been the chairman of the board of directors of Olsten since February 1999. He was vice chairman of Olsten from August 1994 to February 1999 and was president of Olsten from April 1990 to February 1999. After the merger and split-off Mr. Olsten will also be appointed to the board of directors of Adecco. Mr. Olsten is the brother-in-law of Mr. Grabowski, a director of our company.

Richard J. Sharoff

         Mr. Sharoff has served as a director of Olsten since 1994. He has been president and chief executive officer of MagCorp., Inc., a franchisor of restaurants, since November 1996. From January 1996 to November 1996 he was chairman and chief executive officer of Superior Pasta, L.L.C., a developmental stage company in the food industry. From July 1995 to December 1995 he was a consultant in the food industry. From January 1992 to June 1995, he was president and chief executive officer of Haifoods, Inc., a holding company in the food and beverage industries.

Raymond S. Troubh

         Mr. Troubh has served as a director of Olsten since 1993. He has been a financial consultant for more than five years. He is a director of ARIAD Pharmaceuticals, Inc., Becton Dickinson and Company, Diamond Offshore Drilling, Inc., Foundation Health Systems, Inc.s General American Investors Company, Starwood Hotels and Resorts, Triarc Companies and WHX Corporation.

Josh S. Weston

         Mr. Weston has served as a director of Olsten since 1995. He has been honorary chairman of Automatic Data Processing, Inc., a provider of computerized transaction processing, data communication and information services, since May 1998. He was chairman of Automatic Data Processing, Inc. from 1982 to April 1998 and was chief executive officer of Automatic Data Processing, Inc. from 1982 to August 1996. He is a director of Automatic Data Processing, Inc., J. Crew Inc., Russ Berri Corp., Shared Medical Systems, Inc. and a trustee of Atlantic Health Systems, Inc.

Classified board of directors

         Following the split-off, our board of directors will be divided into three classes, consisting of Victor F. Ganzi, John M. May, Richard J. Sharoff and Josh S. Weston, each as class 1 directors with an initial term expiring at the first annual stockholders meeting for election of directors after the split-off; Edward A. Blechschmidt, Steven E. Grabowski and Raymond S. Troubh, each as class 2 directors with an initial term expiring at the second annual stockholders meeting for election of directors after the split-off; and Stuart
R. Levine and Stuart Olsten, each as class 3 directors with an initial term expiring at the third annual stockholders meeting for the election of directors after the split-off.

Committees of the board of directors

         Following the split-off, our board of directors will establish an audit committee, a human resources committee and an executive committee. The audit committee will recommend the appointment of auditors, oversee accounting and audit functions and other key financial matters of our company and oversee the implementation of the corporate integrity agreements described under the heading "Business -- Corporate integrity agreements with the government". Messrs. Ganzi, May and Sharoff will serve as the audit committee's members. The human resources committee will oversee compensation and benefit programs. Messrs. Levine, Troubh and Weston will serve as members of the human resources committee. The executive committee will act for the entire board of directors between board meetings. Messrs Blechschmidt, Ganzi, May, Olsten and Weston will serve as members of the committee.

Director compensation

         Each non-employee member of the board of directors will receive an annual retainer of $25,000 in shares of our common stock. In addition, any non-employee directors who act as chair of a committee of the board will receive $2,000 annually for acting as a chairperson. Non-employee directors will also receive $1,000 for each board or committee meeting they attend. All directors, regardless of whether or not they are our employees, will receive reimbursement for out-of-pocket expenses incurred in connection with attending meetings. Upon initial election to the board, each non-employee director will receive stock options exercisable for up to 3,750 shares of our common stock with future grants to be determined by our board of directors.

Executive compensation

         Set forth below is information regarding the compensation during Olsten's last fiscal year for the person who will serve as the chief executive officer of Olsten Health Services (collectively referred to as the named officers). During this period, the named officers were employees of Olsten or a subsidiary of Olsten and all compensation was paid by Olsten or a subsidiary of Olsten. Following the split-off, the named officers will be employees of Olsten Health Services and the compensation of the named officers and all other officers of Olsten Health Services will be determined by our human resources committee. We anticipate that the compensation to the named officers and all other executive officers will initially be generally comparable to present levels of compensation received by them from Olsten, although there can be no assurance that changes will not be made to the compensation practices and policies if deemed appropriate by our human resources committee and management.

         Summary compensation table. The summary compensation table set forth below contains information regarding compensation of each of the named officers for services rendered to Olsten in all capacities during Olsten's last fiscal year. We are in the process of identifying other executive officers and will include further information in the definitive proxy statement.

                                                                                     Long Term Compensation
                                                                              -------------------------------------
                                           Annual Compensation                         Awards             Payouts
                               --------------------------------------------   --------------------------  ---------
                                                                                           Securities
                                                                              Restricted  Underlying
                                                            Other Annual         Stock      Options/   LTIP          All Other
Name and Principal Position    Year(1) Salary($) Bonus($) Compensation($)(2)  Award(s)($)   SARS(#)   Payouts($)  Compensation($)(3)
---------------------------    ------- --------- -------- ------------------  -----------   -------   ----------  ------------------

Edward A. Blechschmidt,(4)
Chairman of the Board
of Directors, President
and Chief Executive Officer..   1998    $95,192  $235,000        378              --        200,000      --            --

------------------------

(1) Since Olsten Health Services was not a reporting company during the three immediately preceding fiscal years, Olsten information with respect to the most recently completed fiscal year is reflected in the table.

(2)  Gross-up of taxable portion of fringe benefit.

(3) Represents profit sharing and matching contributions by Olsten for the named officers pursuant to Olsten's Non-Qualified Retirement Plan for selected management employees.

(4) Mr. Blechschmidt commenced employment with Olsten in October 1998 as president and chief operating officer.

Option grants. The table below sets forth further information concerning the grant of stock options to the named officers by Olsten during Olsten's last fiscal year

                    Olsten Stock Option Grants in Fiscal 1998

                                  Individual Grants
-------------------------------------------------------------------------------------      Potential Realizable Value at
                           Number of        % of Total                                    Assumed Annual Rates of Stock
                           Securities        Options                                    Price Appreciation for Option Term3
                           Underlying       Granted to                                  -----------------------------------
                            Options        Employees in     Exercise Price  Expiration
         Name            Granted (#)(1)   Fiscal Year(2)       ($/Sh)          Date            5%($)          10%($)(3)
-----------------------  --------------   --------------    -------------   ----------         -----          ---------

Edward A. Blechschmidt,
Chairman of the Board,
President and Chief
Executive Officer...        200,000            10.1%           5.9375        10/19/08         746,807          1,892,566

--------------------------

(1) The options were granted at an exercise price equal to the fair market values of Olsten's common stock on the date of the grant. The options have a ten-year term and become exercisable over a five-year period in increments of 20% per year beginning with the first anniversary of the date of the grant. In fiscal 1999, Olsten granted Mr. Blechschmidt options to purchase 150,000 shares at an exercise price of $7.25 per share with an expiration date of February 10, 2009.

(2) The percentages shown are based upon the total options granted to Olsten employees.

(3) The dollar amounts under the indicated columns are the result of calculations at the 5% and 10% rates set forth by the Securities and Exchange Commission and are not intended to forecast possible future appreciation of Olsten's or our company's stock price.

Aggregated option exercises in Olsten's last fiscal year and fiscal year end option values. The table below sets forth information with respect to the named officers concerning the exercise of stock options during Olsten's last fiscal year and unexercised options held as of the end of that year.

                                                        Number of Securities Underlying
                                                        Unexercised Options at Fiscal     Value of Unexercised In-the-Money
                                                                 Year End (#)               Options at Fiscal Year End ($)
                                                        --------------------------------  ---------------------------------
                              Shares
                            Acquired on      Value
Name                        Exercise (#)    realized    Exercisable     Unexercisable     Exercisable          Unexercisable
------------------------    ------------    --------    -----------     -------------     -----------          -------------

Edward A. Blechschmidt,
Chairman of the Board,
President and Chief
Executive Officer...             --             --             --             200,000            --           $287,500
------------------------

Employee benefit plans, agreements and programs

         We are currently determining the terms of our employee benefit plans, agreements and programs and will include information regarding these arrangements in the definitive proxy statement.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth as of September 17, 1999, the amount of our common stock, as adjusted to give effect to the split-off, expected to be beneficially owned by (1) each director and director nominee of our company, (2) the named officers of our company, (3) all officers and directors of our company as a group and (4) all persons who beneficially own more than 5 percent of our common stock. The amounts and percentages are derived from the amount of Olsten stock beneficially owned by the persons listed in the table, assuming all Olsten class B common stock had been converted into Olsten common stock, as of September 17, 1999. We will be a wholly-owned subsidiary of Olsten until the consummation of the split-off. Because all of the shares of our common stock now held by Olsten will be split-off to stockholders of Olsten, the number of shares of our common stock shown below to be owned beneficially by the persons listed below will depend upon the number of shares of Olsten stock held by such person at the time of the split-off.

                                                                      Post-Split-Off
                                                                  Beneficial Ownership of
                                                            Olsten Health Services Common Stock
                                                          -----------------------------------------
                                                                                       Percent
                                                           Number of                    Owned
Name of Beneficial Owner                                  Shares Owned            (if more than 1%)
---------------------------------------------------       ------------            -----------------

Edward A. Blechschmidt(1)......................                38,000
Victor F. Ganzi................................                   750
Steven Grabowski(2)............................             1,311,277                    6.5%
Stuart Levine..................................                 2,063
John M. May....................................                 4,125
Stuart Olsten(3)...............................             1,559,998                    7.7%
Richard J. Sharoff.............................                 2,130
Raymond S. Troubh..............................                18,649
Josh S. Weston.................................                 2,487
Cheryl Olsten(4)...............................             1,310,852                    6.4%
Miriam Olsten(5)...............................             1,020,578                    5.0%
Robert L. Riedinger(6).........................             1,489,762                    7.3%
     P.O. Box 404
     Monticello, GA
Pacific Financial Research(7)..................             1,533,350                    7.5%
     9601 Wilshire Boulevard
     Beverly Hills, CA
First Manhattan Co.(8).........................             1,245,455                    6.1%
     437 Madison Avenue
     New York, NY

All executive officers and directors as a group
(9 persons)(9).................................             2,275,020                   11.2%

-----------------------------------
(1) Mr. Blechschmidt's holding includes 23,000 shares owned directly and 5,000 shares owned by his wife, as to which shares he disclaims beneficial ownership, and 10,000 shares that may be acquired within 60 days through the exercise of options.

(2) Mr. Grabowski's holdings include 425 shares owned directly and 1,310,852 shares beneficially owned by his wife, Cheryl Olsten, as to which shares he disclaims beneficial ownership. See footnote (4).

(3) Mr. Stuart Olsten's holdings include 483,057 shares owned of record and 300 shares owned of record by his wife, as to which shares he disclaims beneficial ownership. Mr. Olsten has shared voting and investment power as a trustee with respect to 630,709 shares owned by a trust for his and his sister's benefit and

     390,951 shares owned by a trust for his benefit. He has shared voting and investment power as a trustee with respect to 11,250 shares owned by a trust for the benefit of his son, 22,500 shares owned by two trusts for the benefit of his niece and nephew and 20,901 shares owned by a trust for the benefit of his descendants, as to which shares he disclaims beneficial ownership. His holdings further include 330 shares held in a custodial account for his daughter, as to which shares he disclaims beneficial ownership.

(4) Ms. Cheryl Olsten owns of record 234,541 shares and has shared voting and investment power as a trustee with respect to 630,709 shares owned by a trust for her and her brother's benefit and 390,951 shares owned by a trust for her benefit. Ms. Olsten has shared voting and investment power as a trustee with respect to 22,500 shares owned by two trusts for the benefit of her two children, 11,250 shares held by a trust for the benefit of her nephew and 20,901 shares owned by a trust for the benefit of her descendants, as to which shares she disclaims beneficial ownership.

(5) Mrs. Miriam Olsten owns 786,376 shares. She has sole voting and investment power with respect to 234,202 shares held under a trust for the benefit of one of her children, of which she is trustee, and as to which shares she disclaims beneficial ownership.

(6) Mr. Riedinger holds directly 56,250 shares. He has shared voting and investment power as a trustee with respect to 630,709 shares owned by a trust for the benefit of Stuart Olsten and Cheryl Olsten, 390,951 shares owned by a trust for the benefit of Stuart Olsten, 390,951 shares owned by a trust for the benefit of Cheryl Olsten and 20,901 shares owned by a trust for the benefit of descendants of Ms. Olsten, as to which shares Mr. Riedinger disclaims beneficial ownership.

(7) Based on a Schedule 13G dated February 11, 1999 and filed with the Securities and Exchange Commission, Pacific Financial Research held sole voting power and sole dispositive power as to all of such shares.

(8) Based on a Schedule 13G dated February 11, 1999 and filed with the Securities and Exchange Commission, First Manhattan Co. held sole voting power and sole dispositive power as to 35,000 of such shares, shared voting power as to 1,145,697 of such shares and shared dispositive power as to 1,210,455 of such shares.

(9) Includes 10,000 shares that may be acquired by Mr. Blechschmidt within 60 days through the exercise of options.

                      DESCRIPTION OF OLSTEN HEALTH SERVICES
                                  CAPITAL STOCK

                                  Capital Stock


Authorized capital stock

         Our authorized capital stock immediately after the split-off will
consist of      shares of common stock, $0.10 par value, and          shares of
preferred stock, $          par value. Based on the number of shares of Olsten
stock outstanding at September 17, 1999, 20,326,397 shares of our common stock will be issued to Olsten stockholders on the date of the split-off. On the date of the split-off, those shares of our common stock will be the only shares of our common stock outstanding and no preferred stock will be outstanding.

Common stock

         The holders of our common stock are entitled to one vote on each share on all matters and proposals presented to our stockholders on which the holders of our common stock are entitled to vote. Except as otherwise provided by Delaware law or in the certificate of incorporation, the holders of our common stock have the exclusive right to vote for the election of directors, an increase or decrease in the authorized shares of preferred stock and on all other matters or proposals presented to our stockholders. Matters submitted for stockholder approval generally require a majority vote of the shares of our common stock present and voting. Subject to the preferences that may be applicable to preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the board of directors may determine from time to time. Our common stock is not subject to preemptive rights and is not subject to redemption or conversion. Upon liquidation, dissolution or winding-up of our company, the assets legally available for distribution to stockholders will be distributed ratably among the holders of our common stock after payment of the liquidation preferences, if any, on the outstanding preferred stock and payment of other claims of creditors. The transfer agent and registrar for our common stock is

Preferred stock

         The board of directors is authorized to issue, subject to the limitations prescribed by Delaware law, preferred stock in one of more series. The board of directors may establish the number of shares to be included in each series and fix the designation, powers, privileges, preferences and rights of the shares of each series and the qualifications, limitations and restrictions thereon.

         The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, under certain circumstances, have the effect of delaying, deferring or preventing a change in control in our company. We have no current intent to issue any preferred stock.

                            Anti-Takeover Provisions

Certificate of incorporation and bylaws

         Certain provisions of our certificate of incorporation and bylaws may delay or make more difficult unsolicited acquisitions or changes of control. Such provisions could have the effect of discouraging third par-ties from making proposals involving an unsolicited acquisition or change of control of our company, although such proposals, if made, might be considered desirable by a majority of our stockholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors. These provisions include:

         o the division of our board of directors into three classes, each class serving staggered terms of office of three years;

         o the availability of authorized shares of preferred stock for issuance from time to time and the determination of rights, powers and preferences of the preferred stock at the discretion of our board of directors without the approval our stockholders;

         o     provisions allowing the removal of directors only for "cause";

         o the requirement of a meeting of stockholders to approve all action to be taken by the stockholders;

         o     limitations on stockholders' rights to call meetings;

         o requirements for advance notice for raising business or making nominations at stockholders meetings;

         o limitations on the minimum and maximum number of directors that constitutes our board of directors;

         o requirements relating to the committees of our board of directors and the constitution of these committees.

         Our bylaws establish an advance notice procedure with regard to business to be brought before an annual or special meeting of our stockholders and with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors. Although our bylaws do not give the board of directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to our company and its stockholders.

The Delaware Business Combination Act

         As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the General Corporation Law of the State of Delaware which imposes a three-year moratorium on business combinations between a Delaware corporation and an "interested stockholder", in general, a stockholder owning 15 percent or more of a corporation's outstanding voting stock, or an affiliate or associate thereof unless:

         o prior to the interested stockholder becoming such, the board of directors of the corporation approved either the business combination or the transaction resulting in the interested stockholder becoming such;

         o upon consummation of the transaction resulting in the interested stockholder becoming such, the interested stockholder owned 85 percent of the voting stock outstanding at the time the transaction commenced, excluding from the calculation of shares outstanding those shares beneficially owned by directors who are also officers and certain employee benefit plans; or

         o on or after the interested stockholder becomes such, the business combination is approved by the board of directors and the holders of at least 66-2/3 percent of the outstanding shares other than those shares beneficially owned by the interested stockholder at a meeting of stockholders.

         The Delaware Business Combination Act defines the term "business combination" to encompass a wide variety of transactions with, or caused by, an interested stockholder in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. These transactions include mergers, certain asset sales, certain issuances of additional shares to the interested stockholder, transactions with us which increase the proportionate interest of the interested stockholder or transactions in which the interested stockholder receives certain other benefits.

         By a provision in its original certificate of incorporation or an amendment thereto or to its bylaws adopted by a majority of the shares entitled to vote thereon, a corporation may elect not to be governed by the Delaware Business Combination Act, provided that any amendment to the certificate of incorporation will not become effective until 12 months after its adoption. We have not made such an election in our certificate of incorporation.

                 Limitation on Liability and Indemnification of
                    Directors, Officers, Employees and Agents

         Our certificate of incorporation limits, to the maximum extent permitted by the General Corporation Law of the State of Delaware, or the DGCL, the liability of directors for monetary damages for breach of their fiduciary duties as directors, except in some circumstances involving wrongful acts such as a director's breach of their duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law.

         Section 145 of the DGCL permits a company to indemnify officers, directors, employees or agents against expenses, judgments, fines and amounts paid in settlement in connection with legal proceedings if the acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful, provided that with respect to actions by, or in the right of the corporation against, these individuals, indemnification is not permitted as to any matter as to which this person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such legal proceeding was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Individuals who are successful in the defense of any legal proceeding are entitled to indemnification against expenses reasonably incurred in connection therewith.

         Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the fullest extent permitted by Section 145 of the DGCL. In addition, our certificate of incorporation and bylaws provide that we may advance any and all expenses to any director, officer, employee or agent reasonably incurred by such person in connection with any legal proceedings in connection with their position with us.

         We plan to maintain standard insurance policies under which coverage is provided for payments made by us to our directors, officers, employees and agents in respect of the indemnification provisions in our certificate of incorporation and bylaws.

                         SHARES ELIGIBLE FOR FUTURE SALE

         We estimate that approximately 20,326,397 shares of our common stock will be outstanding after the split-off, based on the number of shares of Olsten stock outstanding on September 17, 1999. All of our shares of common stock will be freely tradable without restriction or further registration under the Securities Act, except to the extent such shares are held by our "affiliates" (within the meaning of Rule 144 or Rule 145 promulgated under the Securities
Act), which will be subject to the limitations of Rule 144 or Rule 145, as applicable, promulgated under the Securities Act. In general, under Rule 144 as currently in effect, persons who may be deemed our affiliates or affiliates of Olsten prior to the split-off, as that term is defined in the Securities Act, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock (approximately 203,263 shares immediately after the split-off) or the average weekly trading volume during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and availability of current public information about us. In general, under Rule 145 as currently in effect, affiliates of ours (which generally is defined to include affiliates of Olsten prior to the split-off) would also be subject to the above restrictions on sales of our common stock. Following the split-off, 442,298 shares of our common stock will be issuable upon the exercise of options held by our directors and employees and former employees based on options outstanding as of September 17, 1999.

                                TAX CONSEQUENCES

         The material tax consequences of the split-off and merger are described in the proxy statement/prospectus under the heading "Material Tax Consequences".

                                  LEGAL MATTERS

         Certain legal matters with respect to the validity of the common stock offered hereby will be passed upon for us by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                     EXPERTS

         The financial statements as of January 3, 1999 and December 28, 1997 and for each of the three years in the period ended January 3, 1999 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

         We have filed with the Commission a registration statement on Form S-4 (together with all amendments, schedules and exhibits thereto, the "registration statement") under the Securities Act with respect to the shares of our common stock described in this prospectus. This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information pertaining to us and our common stock offered hereby, reference is made to the registration statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements made in this prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference.

         Following the split-off, we will be subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance therewith, will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information, as well as the registration statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, NY 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected at the offices of The Nasdaq National Market at 33 Whitehall Street, 8th Floor, New York, NY 10004-4087 or on the Commission's site on the Internet at http://www.sec.gov.

         We intend to furnish our stockholders with annual reports containing audited financial statements for each fiscal year.

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                        Page No.
                                                                        --------

Report of Independent Accountants......................................   F-2

Consolidated Balance Sheets as of December 28, 1997,
January 3, 1999 and July 4, 1999 (unaudited)...........................   F-3

Consolidated Statements of Income for the three years
ended January 3, 1999 and for the six months ended
June 28, 1998 (unaudited) and July 4, 1999 (unaudited).................   F-4

Consolidated Statements of Changes in Shareholder's Equity
for the three years ended January 3, 1999 and
for the six months ended July 4, 1999 (unaudited)......................   F-5

Consolidated Statements of Cash Flows for the three
years ended January 3, 1999 and for the six months ended
June 28, 1998 (unaudited) and July 4, 1999 (unaudited).................   F-6

Notes to Consolidated Financial Statements.............................   F-7

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of Olsten Health Services Holding Corp. and Subsidiaries:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Olsten Health Services Holding Corp. and Subsidiaries at January 3, 1999 and December 28, 1997, and the results of their operations and their cash flows for each of the three years in the period ended January 3, 1999, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP


New York, New York
February 28, 1999, except as to the information presented in Notes 4, 8 and 15, for which the date is September 29, 1999.

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                      (In thousands, except share amounts)

                                                                December 28, 1997    January 3, 1999    July 4, 1999
                                                                -----------------    ---------------    ------------
                                                                                                        (unaudited)
                                                                                                        <C
ASSETS
Current assets
   Cash                                                          $  --               $       799       $    --
   Receivables, less allowance for doubtful  accounts of
     $19,200, $25,596 and $28,660,  respectively                    407,056              452,318           552,619
   Inventories                                                       56,893               90,276            91,087
   Prepaid expenses and other current assets                         32,893               83,746            58,845
                                                                   --------             --------          --------
         Total current assets                                       496,842              627,139           702,551

Fixed assets, net                                                    50,459               60,877            59,198
Intangibles, principally goodwill, net of accumulated
   amortization of $74,775, $85,305 and $89,900,
   respectively                                                     234,563              256,116           248,665
Other assets                                                          1,614                1,606             2,051
                                                                   --------             --------          --------
                                                                   $783,478             $945,738        $1,012,465
                                                                   ========             ========         =========

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities
   Accrued expenses                                             $    74,196          $   159,900        $  148,474
   Insurance costs                                                   28,835               23,278            31,913
   Accounts payable                                                  30,825               51,937            58,271
   Payroll and related taxes                                         16,851               24,109            14,675
                                                                   --------             --------          --------
         Total current liabilities                                  150,707              259,224           253,333

Long-term debt                                                       86,250               86,250            78,562

Other liabilities                                                    16,251               38,405            38,336

Shareholder's equity
   Common stock, $.10 par value; authorized
   2,000 shares; issued 100 shares as
     of December 28, 1997,
     January 3, 1999, and July 4, 1999                                   --                   --                --
   Additional paid-in capital                                       436,318              569,560           660,195
   Retained earnings (accumulated deficit)                           96,181               (5,284)          (15,655)
   Accumulated other comprehensive loss                              (2,229)              (2,417)           (2,306)
                                                                   --------             --------          --------
         Total shareholder's equity                                 530,270              561,859           642,234
                                                                   --------             --------          --------
                                                                   $783,478            $ 945,738        $1,012,465
                                                                   ========             ========         =========

   See notes to consolidated financial statements.

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except share amounts)

                                                       For the Fiscal Years Ended                  For the Six Months Ended
                                                       --------------------------                  ------------------------
                                                 1996             1997            1998             1998              1999
                                                 ----             ----            ----             ----              ----
                                                                               (53 Weeks)       (unaudited)       (unaudited)
                                                                               ----------       -----------       -----------

Service sales, management fees and
   other income                                $ 1,374,353     $ 1,433,854    $ 1,330,303     $   647,167     $   740,733

Cost of services sold                              862,413         913,268        908,896         456,232         487,817
                                               -----------     -----------    -----------     -----------     -----------

   Gross profit                                    511,940         520,586        421,407         190,935         252,916

Selling, general and
   administrative expenses                         421,222         460,254        552,528         259,332         257,427

Interest expense, net                                  687           4,351          4,414           2,185           2,057

Interest expense on intercompany
   debt                                             12,000          13,000         13,000           6,500           6,500

Merger, integration and other
   non-recurring charges                            74,820            --             --               --             --
                                               -----------     -----------    -----------     -----------     -----------

   Income (loss) before income
     taxes and minority interest                     3,211          42,981       (148,535)        (77,082)        (13,068)

Income tax expense (benefit)                         6,716          16,298        (47,070)        (26,286)         (2,697)
                                               -----------     -----------    -----------     -----------     -----------

   Income (loss) before minority
     interest                                       (3,505)         26,683       (101,465)        (50,796)        (10,371)

Minority interest                                      628             164           --              --
                                               -----------     -----------    -----------     -----------     -----------

   Net income (loss)                           $    (2,877)    $    26,847    $  (101,465)    $   (50,796)    $   (10,371)
                                               ===========     ===========    ===========     ===========     ===========

SHARE INFORMATION:
Basic and diluted earnings (loss)
   per share
   Net income (loss)                           $   (28,770)    $   268,470    $(1,014,650)    $  (507,960)    $  (103,710)
                                               ===========     ===========    ===========     ===========     ===========

Average shares outstanding                             100             100            100             100             100
                                               ===========     ===========    ===========     ===========     ===========

See notes to consolidated financial statements

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES
                           CONSOLIDATED STATEMENTS OF
                         CHANGES IN SHAREHOLDER'S EQUITY
                      (In thousands, except share amounts)


                                                                               Retained        Accumulated
                                                               Additional      earnings           other
                                            Common Stock        paid-in      (accumulated     comprehensive
                                          Shares    Amount      capital         deficit)           loss           Total
                                          ------    ------      -------         --------           ----           -----

Balance at December 31, 1995             $  100     $--       $ 446,481      $  72,211       $  (1,976)        $ 516,716

    Comprehensive loss:
      Net loss and cumulative
         translation adjustment                                    --           (2,877)            (82)           (2,959)
    Net transactions with Olsten                                 27,980                                           27,980
                                          ------    ------      -------         --------      ---------         ---------

Balance at December 29, 1996                100      --         474,461         69,334          (2,058)          541,737

    Comprehensive income (loss):
      Net income and cumulative
         translation adjustment                                    --           26,847            (171)           26,676
    Net transactions with Olsten                     --         (38,143)                                         (38,143)
                                          ------    ------      -------         --------      ---------         ---------

Balance at December 28, 1997                100      --         436,318         96,181          (2,229)          530,270

    Comprehensive income (loss):
      Net loss and cumulative
         translation adjustment                                    --         (101,465)           (188)         (101,653)
    Net transactions with Olsten                                133,242                                          133,242
                                          ------    ------      -------         --------      ---------         ---------

Balance at January 3, 1999                  100      --         569,560         (5,284)         (2,417)          561,859

    Comprehensive income (loss):
      Net loss and cumulative
         translation adjustment
(unaudited)                                          --            --          (10,371)            111           (10,260)
    Net transactions with Olsten
      (unaudited)                                                90,635                                           90,635
                                          ------    ------      -------         --------      ---------         ---------
Balance at July 4, 1999 (unaudited)      $  100     $--       $ 660,195      $ (15,655)      $  (2,306)        $ 642,234
                                         ======     ======    =========        =========      =========         =========


See notes to consolidated financial statements.

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                  For the Fiscal Year Ended             For the Six Months Ended
                                                           -----------------------------------------  ----------------------------
                                                              1996          1997          1998           1998            1999
                                                              ----          ----          ----           ----            ----
                                                                                       (53 Weeks)     (unaudited)     (unaudited)
OPERATING ACTIVITIES:

Net income (loss)                                            $  (2,877)   $  26,847    $(101,465)     $ (50,796)     $ (10,371)
Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
     Depreciation and amoritization                             27,008       29,493       31,401         15,231         17,406
     Provision for doubtful accounts                            18,430       25,884       24,046         10,497         12,408
     Loss on disposal of fixed assets                            4,248        2,944        4,202            837            330
     Deferred income taxes                                      (2,227)       2,679      (17,556)       (23,982)        (2,968)
     Minority interest in results of operations of
         consolidated subsidiaries                                 628          164         --             --             --
     Changes in assets and liabilities, net of effects
from acquisitions and dispositions:
             Accounts receivable                               (61,645)     (89,089)     (53,454)       (17,555)      (112,710)
             Inventories, prepaid expenses
               and other current assets                         (6,273)       4,296      (24,310)        (6,298)        (2,456)
             Current liabilities                                15,870       15,274       70,425         21,450         23,623
             Other, net                                           (842)       1,708        2,836          1,847          3,829
                                                               -------      -------      -------        -------        -------
     Net cash provided by (used in) operating activities        (7,680)      20,200      (63,875)       (48,769)       (70,909)
                                                               -------      -------      -------        -------        -------

INVESTING ACTIVITIES:

Acquisitions of business, net of cash acquired                 (25,065)      (4,256)     (33,989)          (170)        (1,655)
Purchases of fixed assets, net                                 (24,727)     (23,072)     (34,579)       (12,432)       (11,182)
Proceeds from sale of investment securities                       --          9,415         --             --             --
                                                               -------      -------      -------        -------        -------
     Net cash used in investing activities                     (49,792)     (17,913)     (68,568)       (12,602)       (12,837)
                                                               -------      -------      -------        -------        -------

FINANCING ACTIVITIES:

Net transactions with Olsten                                    27,980      (38,143)     133,242         61,371         90,635
Retirement of long-term debt                                      --           --           --             --           (7,688)
                                                               -------      -------      -------        -------        -------
   Net cash provided by (used in) financing activities          27,980      (38,143)     133,242         61,371         82,947
                                                               -------      -------      -------        -------        -------

Net (decrease) increase in cash                                (29,492)     (35,856)         799           --             (799)

Cash at beginning of period                                     65,348       35,856         --             --              799
                                                               -------      -------      -------        -------        -------
Cash at end of period                                        $  35,856    $     --     $     799      $   --         $    --
                                                               =======      =======      =======        =======        =======
SUPPLEMENTAL CASH FLOW INFORMATION:
   Cash payments for interest                                $   4,096    $   4,096    $   4,096      $   2,048      $   1,865



See notes to consolidated financial statements.

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)

Note 1.  Background and Basis of Presentation

Background

On August 18, 1999, Olsten Corporation ("Olsten") announced its intention to create a separate publicly traded company (the "Split-off") of Olsten's health services business (the "Company") and to merge its Staffing and Information Technology businesses (the "Retained Businesses") with those of Adecco S.A. ("Adecco") pursuant to the Merger Agreement, (the "Merger" and, together with the Split-off, the "Transactions"). Upon the consummation of the Merger, Olsten will issue all of its shares of common stock in the Company to its shareholders in exchange for the redemption by Olsten of a portion of each share of Olsten stock and Adecco will deliver to the Olsten shareholders $8.75 in cash or .12472 Adecco American Depository Shares (ADS - each ADS representing one-eighth of an Adecco common share), or a combination thereof determined in accordance with the formula described in the Merger Agreement, in exchange for the remaining portion of each Olsten share held.

Basis of Presentation

The accompanying consolidated financial statements reflect the results of operations, financial position, changes in shareholder's equity and cash flows of the Company as if it were a separate entity for all periods presented. The consolidated financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the Company. Additionally, the Company's selling, general and administrative expenses include a management fee, which represents an allocation of certain general corporate overhead expenses of $5 million in each year related to Olsten's corporate headquarters. Management believes the allocations related to general corporate overhead expenses are reasonable, however, the costs of these items deemed to be charged to the Company are not necessarily indicative of the costs that would have been incurred if the Company had been a stand-alone entity. Subsequent to the Split-Off, the Company will perform these functions using its own resources or purchased services and will be responsible for the costs and expenses associated with the management of a public corporation. Management estimates that had the Company been a separate entity for each year presented, selling, general and administrative expenses would have been approximately $5 million greater than the amounts presented in these historical financial statements.

Interest expense shown in the Consolidated Statements of Income reflects the interest associated with the Convertible Subordinated Debentures discussed in
Note 6 and $12 million in 1996 and $13 million in 1997 and 1998 relating to the intercompany balances with Olsten. Such intercompany balances have been reflected as a contribution to capital at the end of each period presented in these consolidated financial statements. Additionally, income taxes are calculated on a separate company basis. The Company's financial statements include the costs experienced by the Olsten benefit plans for employees for whom the Company will assume responsibility. As part of the Transactions, the Company, Olsten and Adecco have entered into the Separation Agreement, Tax Sharing Agreement and an Employee Benefits Allocation Agreement, which address the allocation of assets and liabilities and govern future relationships between them.

The financial information in these financial statements is not necessarily indicative of results that would have occurred if the Company had been a separate stand-alone entity during the periods presented or of future results of the Company.

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)

Note 2.  Summary of Significant Accounting Policies

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. The Company's fiscal year ends on the Sunday nearest to December 31st, which was January 3, 1999 for 1998, December 28, 1997 for 1997 and December 29, 1996 for 1996.

Unaudited Interim Financial Information

The accompanying interim consolidated balance sheet as of July 4, 1999 and the statements of income and cash flows for the six months ended July 4, 1999 and June 28, 1998 together with the related disclosures and amounts set forth in the notes are unaudited but include all adjustments, consisting of only normal recurring adjustments, which the Company considers necessary to present fairly, in all material respects, the consolidated financial position as of July 4, 1999, and the consolidated results of operations and cash flows for the six months ended June 28, 1998 and July 4, 1999. These results are not necessarily indicative of results for the entire year.

Revenue Recognition

Service and product sales and related costs, including labor, payroll taxes, fringe benefits and products and supplies, are recognized in the period in which the services and products are provided. Sales are recorded based on fee-for-service or contractual arrangements, including capitated agreements, with customers and third party payors, estimates of expected reimbursement under arrangements with Medicare and state reimbursed programs, and management fees generated from services provided to hospital based home health agencies and are adjusted in future periods as final settlements are determined. Sales from state reimbursed programs amounted to 21 percent, 20 percent and 23 percent of total consolidated sales in 1996, 1997 and 1998, respectively.

Medicare reimbursement is based on reasonable, allowable costs incurred in providing services to eligible beneficiaries. These costs are reported in annual cost reports which are filed with the Medicare fiscal intermediary and are subject to audit. Sales representing estimated reimbursement of allowable costs from Medicare amounted to 22 percent, 19 percent and 15 percent of total consolidated sales in 1996, 1997 and 1998, respectively.

Under capitated agreements with managed care customers, the Company recognizes revenue based on a predetermined contractual rate for each member of the managed care plan. Costs are determined based on estimates of expected service and product requirements. These estimates are developed by applying actuarial assumptions and historical patterns of utilization to authorized levels of service. Sales from capitated agreements with managed care payors represented 1 percent, 5 percent and 5 percent of total consolidated sales in 1996, 1997 and 1998, respectively.

Sales adjustments result from differences between estimated and actual reimbursement amounts, an inability to obtain appropriate billing documentation or authorizations acceptable to the payor and other reasons unrelated to credit risk. Sales adjustments are deducted directly from gross accounts receivable. Included in accounts receivable is a receivable of $1 million in 1998 and a payable of $3.3 million for 1997 related to net contractual adjustments and third party settlements. Management prepares various analyses to evaluate its receivable valuation accounts. Such analyses include accounts receivable aging trends, historical collection and write-off data and other statistical information.

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories

Inventories consist primarily of biological and pharmaceutical products and supplies held for sale or distribution to patients through prescription. The Company records inventories at the lower of cost (weighted average cost) or market.

Fixed Assets

Fixed assets, including external costs of Company developed software, are stated at cost and depreciated over the estimated useful lives of the assets using the straight-line method. Leasehold improvements are amortized over the shorter of the life of the lease or the life of the improvement.

Intangibles

Intangibles, principally goodwill, associated with acquired businesses are being amortized on a straight-line basis primarily over 40 years. When events and circumstances so indicate, all long-term assets, including intangibles, are assessed for recoverability based upon undiscounted operating cash flow forecasts. No impairment losses have been recognized in any of the periods presented.

Foreign Currency Translation

Financial statements of the Company's Canadian subsidiary are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted average exchange rate for each period for revenues, expenses, gains and losses and cash flows. Translation adjustments are recorded within accumulated other comprehensive income/loss. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are not significant.

Earnings Per Share

Historical earnings per share data has been computed based upon 100 shares of common stock outstanding, all of which are owned by Olsten.

Income Taxes

The Company has been included, where applicable, in the consolidated income tax returns of Olsten for the respective periods. The provisions for income taxes in the Consolidated Statements of Income have been calculated on a separate company basis. The Company provides for taxes based on current taxable income and the future tax consequences of temporary differences between the financial reporting and income tax carrying values of its assets and liabilities. Under Statement of Financial Accounting Standards ("SFAS") No. 109, assets and liabilities acquired in purchase business combinations are assigned their fair values, and deferred taxes are provided for lower or higher tax bases.

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)

Newly Issued Accounting Standards

Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for the reporting and presentation of comprehensive income and its components in a full set of financial statements. As shown in the Statement of Changes in Shareholder's Equity, comprehensive income (loss) includes all changes in equity during a period, except those resulting from investments by and distributions to the Company's shareholder. As this standard only requires additional information in the financial statements, it does not affect the Company's results of operations or financial position.

Effective January 1, 1998, the Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that publicly held companies report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not impact the Company's results of operations or financial position, but did affect the disclosure of segment information.

Note 3.  Acquisitions

In 1998, the Company acquired all of Columbia/HCA Healthcare Corporation's home health care operations in the state of Florida and several other companies in asset transactions approximating $35 million in cash. Assets acquired in these transactions were $4 million, with the excess of the purchase price over the fair value of assets acquired recorded as goodwill.

In 1997, the Company acquired several home care operations, providing skilled nursing services for an aggregate purchase price of $4.6 million in cash primarily related to goodwill.

Goodwill associated with these acquisitions is being amortized on a straight-line basis, primarily over 40 years. The results of operations of the acquired companies are included in the Company's Consolidated Statements of Income from the dates of acquisition. Pro forma results of operations are not presented as the pro forma impact of the purchased acquisitions, which were accounted for by the purchase method of accounting, was not significant to the Company's Financial Statements.

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)

Note 4.  Merger, Integration and Other Non-Recurring Charges

On March 30, 1999, the Company announced plans to record a $56 million special charge for the settlement of two federal investigations (described in Note 8), focusing on the Company's Medicare home office cost reports and certain transactions with Columbia/HCA Healthcare Corporation ("Columbia/HCA") which was finalized and signed on July 19, 1999. On August 11, 1999, Olsten paid $61 million pursuant to the settlement, approximately $5 million of which was accrued as part of the Company's 1996 merger, integration and other non-recurring charges. Such amount is included in accrued expenses at January 3, 1999 and July 4, 1999.

In the quarter ended April 4, 1999, the Company recorded a special charge aggregating $17 million. The charge is for the realignment of business units as part of a new restructuring plan, including compensation and severance costs of $5 million to be paid to operational support staff, branch administrative personnel and management, asset write-offs of $7 million related primarily to fixed assets being disposed of in offices being closed and facilities being consolidated as well as fixed assets and goodwill attributable to the Company's exit from certain businesses previously acquired but not within the Company's strategic objectives and integration costs of $5 million, primarily related to obligations under lease agreements for offices and other facilities being closed. The Company expects that the realignment of the business units will achieve a reduction of expenses of approximately $4 million for the last three quarters of 1999, due to reduced employee, lease and depreciation expenses. As of July 4, 1999, 80 percent of closures and consolidations of facilities have been completed and approximately 75 percent of the 525 expected terminations have occurred.

In 1998, as a part of the Balanced Budget Act, the government enacted the Interim Payment System ("IPS") for reimbursement of home care services provided under Medicare effective October 1, 1997. Prior to enactment of the IPS, home care services were reimbursed based on cost subject to a cap determined by the Health Care Financing Administration. The IPS reimburses home care services based on costs, subject to both a per-beneficiary limit and a per-visit limit. Further, the IPS reduced the per-visit limit to 1994 levels. As a result of these cuts in reimbursement, provider reimbursements have been reduced. In order to operate at the lowered reimbursement rates, home health care companies reduced the services provided to patients by providing fewer patient visits and decreasing utilization. In addition, the regulatory climate that ensued in home health care caused a lower level of physician referrals.

As a consequence of these circumstances, in 1998, the Company recorded non-recurring charges and other adjustments of $66 million, of which approximately $64 million and $2 million were recorded in the second and third quarters of 1998, respectively, related to the restructuring of the Company's businesses. These charges, which were primarily for 60 office closings and consolidations in the United States, were taken to help position the Company to operate more efficiently under the new IPS. In addition, the Company has also made significant technological investments in order to improve operational efficiencies and employee retention levels. The benefit of the restructuring began to be realized in the second quarter of 1998.

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)

Included in this provision was $24 million charged to selling, general and administrative expenses, which included lease payments of $3 million, employee severance of $4 million, fixed asset and software write-offs of $5 million to reflect the loss incurred upon the Company's decision to dispose of the assets in certain closed offices, and an increase in the allowance for doubtful accounts of $12 million. All closures and consolidations of facilities and employee terminations related to this charge have been completed. The allowance for doubtful accounts was increased because the collection of receivables is highly dependent on the service provider's ability to provide certain evidence of service and authorization documentation to a variety of third-party payors. The office closings, consolidation of certain business service centers and the termination of employees are all events that, in the Company's past experience, impair the ability to provide the aforementioned documentation and to collect receivables

The Company also recorded other adjustments to selling, general and administrative expenses of $13 million which included professional fees and related costs resulting from the settlement with several government agencies regarding certain past business practices of Quantum Health Resources ("Quantum"), the level of effort required to respond to the significant inquiries conducted by the government, and costs incurred to redesign the credit and collection process of the home health services business.

In addition, upon final announcement of the per-beneficiary limits by the government, the Company recorded a reduction in revenues of $14 million in the second quarter of 1998 for the six month period ended June 28, 1998 in anticipation of lower Medicare reimbursements resulting from the new per-visit and per-beneficiary limits that have been imposed by Medicare under the IPS.

The Company recorded a charge to cost of sales of $15 million in the second quarter of 1998 to reflect the estimated increase in costs that have been incurred, but not yet reported, based upon a change in the actuarial estimates utilized to determine the level of service to patients covered under the Company's capitated contracts.

In 1996, the Company recorded merger, integration and other non-recurring charges totalling approximately $75 million. These charges resulted from the Quantum acquisition of $39 million; $30 million of allowances for a change in the methodology used by Medicare for computing reimbursements in prior years related to the Company's home health services business; and Quantum's charge of $5.5 million related to the settlement of shareholder litigation. The $39 million charge, related to the Quantum acquisition, included transaction costs of $7 million; compensation and severance costs of $8.6 million; asset write-downs of $8.2 million, primarily comprised of fixed assets and an unrecoverable majority-interest investment in a software development company held by Quantum; and integration costs, for employee relocation, obligations under lease agreements for planned vacancies and other activities required to consolidate the operations, of $15.5 million.

The major components, as well as the activity during the years ended 1996, 1997 and 1998 and the six months ended July 4, 1999 (unaudited), of the charges were as follows:

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)

                                                     Accounts        Compensation
                                                 Receivables and     and Severance   Integration
                                 Settlements     Other Assets(1)        Costs           Costs         Other         Total
                                 -----------     --------------     -------------    -----------      -----         -----
Charge - 1996                     $  10,700      $  33,000          $   8,600        $  15,500      $   7,020      $  74,820
Cash expenditures                    (5,500)          --               (2,611)          (5,572)        (6,035)       (19,718)
Non-cash write-offs                    --          (27,268)              --               --             --          (27,268)
         ----                     ---------      ---------          ---------        ---------      ---------      ---------
Balance at December 29, 1996          5,200          5,732              5,989            9,928            985         27,834
Cash expenditures                      --             --               (5,633)          (9,021)          (985)       (15,639)
Non-cash write-offs                    --           (5,670)              --               --             --           (5,670)
         ----                     ---------      ---------          ---------        ---------      ---------      ---------
Balance at December 28, 1997          5,200             62                356              907           --            6,525
Cash expenditures                      --             --                 (356)            (813)          --           (1,169)
Non-cash write-offs                    --              (62)              --               --             --              (62)
         ----                     ---------      ---------          ---------        ---------      ---------      ---------
Balance at January 3, 1999            5,200           --                 --                 94           --            5,294
Cash expenditures                      --             --                 --                (94)          --              (94)
Non-cash write-offs                    --             --                 --               --             --             --
         ----                     ---------      ---------          ---------        ---------      ---------      ---------
Balance at July 4, 1999               5,200           --                 --               --             --            5,200
         ----                     ---------      ---------          ---------        ---------      ---------      ---------

Charge - 1998                        56,000         17,309              4,000           34,641         10,050        122,000
Cash expenditures                      --             --               (3,739)         (33,839)        (9,574)       (47,152)
Non-cash write-offs                    --          (17,211)              --               --             --          (17,211)
Balance at January 3, 1999           56,000             98                261              802            476         57,637
         ----                     ---------      ---------          ---------        ---------      ---------      ---------
Cash expenditures                      (330)          --                 (150)            (450)          (476)        (1,406)
Non-cash write-offs                    --              (83)              --               --             --              (83)
         ----                     ---------      ---------          ---------        ---------      ---------      ---------
Balance at July 4, 1999              55,670             15                111              352           --           56,148
         ----                     ---------      ---------          ---------        ---------      ---------      ---------

Charge - 1999                          --            6,490              5,020            5,190           --           16,700
Cash Expenditures                      --             --               (1,748)          (2,221)          --           (3,969)
Non-cash write-offs                    --           (5,712)              --               --             --           (5,712)
         ----                     ---------      ---------          ---------        ---------      ---------      ---------
Balance at July 4, 1999                --              778              3,272            2,969           --            7,019
         ----                     ---------      ---------          ---------        ---------      ---------      ---------

Balance of all charges
   combined at July 4, 1999       $  60,870      $     793          $   3,383        $   3,321           --        $  68,367
                                  =========      =========          =========        =========      =========      =========


(1)  Amounts represent contra assets.

Note 5.  Fixed Assets, Net

                                                      1997            1998
                                                      ----            ----
Computer equipment and software                     $ 60,293       $ 67,025
Furniture and fixtures                                43,339         38,658
Buildings and improvements                            13,658         15,850
Machinery and equipment                               13,226         14,597
                                                     -------        -------
                                                     130,516        136,130
Less accumulated depreciation                        (80,057)       (75,253)
                                                     -------        -------
                                                    $ 50,459       $ 60,877
                                                     =======        =======

Depreciation expense was approximately $17 million in 1996, $19 million in 1997 and $21 million in 1998.

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)

Note 6.  Long-Term Debt

In 1993, the Company's Quantum subsidiary, issued $86.3 million of 4 3/4% Convertible Subordinated Debentures maturing on October 1, 2000. The debentures are convertible into Class B common stock of Olsten at $52.26 per share. Subsequent to the consummation of the Transactions, the debentures will be exchangeable into shares of the Company and the merger consideration as if the holder of the debenture held the number of shares of Olsten's Class B common stock that the debentures would have been convertible into, immediately prior to the Transactions. The merger consideration is either $8.75 in cash or .12472 Adecco Depository Shares or a combination thereof determined in accordance with the Merger Agreement and the Split-Off consideration is .25 shares of the Company for each share of common stock. As such, if holders present the debentures for conversion, the Company will purchase Adecco ADS's at fair market value. Quantum is also a guarantor with respect to Olsten's revolving credit facility. In accordance with the terms of the Separation Agreement, Quantum's guarantee is expected to be released upon the closing of the Transactions.

In January 1999, $7.7 million of the convertible subordinated debentures were retired at 88.5 percent of the principal amount, resulting in a gain of approximately $.9 million. Interest expense is net of interest income of $4 million in 1996, $310 thousand in 1997 and $120 thousand in 1998.

Note 7.  Transactions with Olsten

Net transactions with Olsten, included in shareholder's equity, include the accumulated excess of cash outlays made on the Company's behalf and management fees charged to the Company by Olsten over cash receipts generated by the Company. In accordance with the terms of the Separation Agreement, intercompany balances at October 31, 1999 will be contributed to the Company's capital in its entirety. Intercompany loans, that occur subsequent to October 31, 1999 through the date of the consummation of the Split-Off, are payable in full with interest of 6% per annum. The Separation Agreement provides that on October 31, 1999 if the sum of (a) indebtedness for borrowed money, (b) the deferred purchase price of property and (c) up to $10 million of transactions fees related to the transactions contemplated by the Separation Agreement and the Merger Agreement, less cash on hand (referred to as net debt) of Olsten and its subsidiaries (after giving effect to the transactions contemplated by the Separation Agreement) is (i) greater than $750 million, then the new intercompany account will reflect a payable by us to Olsten equal to the amount of excess, or (ii) less than $750 million, then Olsten will pay to us cash on October 31, 1999, in an amount equal to the shortfall or (iii) equal to $750 million, then the new intercompany account will open with a zero balance.

Olsten uses a centralized cash management system. As a result, cash and cash equivalents (other than actual cash on hand) were not allocated to the Company. On October 31, 1999, the Company will cease participation in Olsten's cash management system and will establish its own cash management system.

Included in selling, general and administrative expenses are $1.4 million, $1.6 million, and $1.4 million, in 1996, 1997 and 1998, respectively, relating to staffing services provided to the Company by Olsten.

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)

Note 8.  Legal Matters

Government Investigations

The Company has been subject to several federal and state governmental investigations. Some of those investigations are still pending, although substantially all of them have been settled. In connection with the Split-Off, the Company has agreed to assume, to the extent permitted by operation of law and the terms of the liabilities, and indemnify Olsten for all liabilities associated with any pending or future governmental investigation of the health services business and has also agreed to comply with and be subject to all related settlement agreements and corporate integrity agreements or other operational agreements with the government.

The Company has cooperated with the Office of Investigations section of the Office of Inspector General (an agency within the U.S. Department of Health and Human Services) and the U.S. Department of Justice in connection with the government's investigation into the Company's preparation of Medicare cost reports (the "cost reports investigation"). The Company has also cooperated with the U.S. Department of Justice and other federal agencies investigating the relationship between Columbia/HCA and the Company in connection with the purchase, sale and operation of certain home health agencies which had been owned by Columbia/HCA and managed under contract with a unit of Olsten Health Services that provides management to hospital based home health agencies (the "Columbia/HCA investigation.")

The Company continues to cooperate with various state and federal agencies, including the U.S. Department of Justice, the Office of the Attorney General of New Mexico and the New Mexico Health Care Anti-Fraud Task Force in connection with their investigations into certain health care practices of Quantum. Among the matters the federal agencies are or were inquiring are allegations of improper billing and fraud against various federally-funded medical assistance programs on the part of Quantum and its post-acquisition successor, the Home Care Infusion Therapy Services business of Olsten Health Services (the "Quantum New Mexico investigation"). Most of the time period that the Company understands to be at issue in the Quantum New Mexico investigation predates Olsten's June 1996 acquisition of Quantum.

On July 19, 1999, Olsten entered into written civil and criminal agreements with the U.S. Department of Justice (and, as to the civil agreement, the Office of Inspector General of the U.S. Department of Health and Human Services) finalizing the understanding that it announced on March 30, 1999 to settle the civil and criminal aspects of the cost reports investigation and the Columbia/HCA investigation. Pursuant to the settlement, (a) Olsten paid on August 11, 1999 the sum of $61 million to the U.S. Department of Justice, including approximately $10.1 million in criminal fines and penalties; (b) in connection with the Columbia/HCA investigation, a subsidiary of the Company, Kimberly Home Health Care, Inc., pled guilty in the United States District Court for the Northern District of Georgia, the Southern District of Florida and the Middle District of Florida, respectively, to a criminal violation of the federal mail fraud, conspiracy and kickback statutes; (c) Kimberly Home Health Care, Inc. has been permanently excluded from participation in Medicare, Medicaid and all other federal health care programs as defined in 42 U.S.C. ss. 1320a-7b(f); and (d) Olsten has executed a corporate integrity agreement with the Office of Inspector General of the U.S. Department of Health and Human Services.

By letter dated June 30, 1999, the Medicare Fraud Control Unit of the New Mexico Attorney General's Office notified Olsten that it has declined to criminally prosecute the so-called "J-Code issue" relating to Quantum's past practices in seeking government health care reimbursement.

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)

On January 28, 1999, Olsten announced that it had been advised by the United States Attorney's Office for the District of New Mexico ("New Mexico U.S. Attorney's Office") that, in connection with the Quantum New Mexico Investigation, it had dropped its criminal investigation into certain past practices of Quantum. The criminal aspect of the Quantum New Mexico Investigation had focused on allegations of improper billing and fraud against various federally funded medical assistance programs on the part of Quantum during the period between January 1992 and April 1997. By letter dated February 1, 1999, the New Mexico U.S. Attorney's Office advised Olsten that, having ended its criminal inquiry, the Office has referred the Quantum matter to its Affirmative Civil Enforcement ("ACE") Section. As it had done with the Criminal Division of the New Mexico U.S. Attorney's Office, the Company intends to cooperate fully with that Office's ACE Section in connection with its civil inquiry into the Quantum matter that has been referred to it. At this date, it is too early to ascertain what relief the ACE Section will seek in connection with the investigation, but such relief could include money damages and/or civil penalties.

On October 28, 1998, Olsten announced that it entered into a final settlement agreement with several government agencies investigating certain past practices of Quantum. The agreement was entered into with the U.S. Department of Justice, the Office of the Inspector General of the U.S. Department of Health and Human Services, the U.S. Secretary of Defense (for the CHAMPUS/Tricare program), and the Attorneys General for the States of New York and Oklahoma. Pursuant to the settlement, Olsten reimbursed the government approximately $4.5 million for certain disputed claims under the Medicaid and CHAMPUS programs for reimbursement for the provision of anti-hemophilia factor products to patients covered by certain federal health care programs and entered into a corporate integrity agreement.

Legal Proceedings

In connection with the Split-Off, the Company has agreed to assume, to the extent permitted by operation of law and the terms of the liabilities, and indemnify Olsten for all liabilities, whether or not pending at the time of the Split-Off, of the health services business of Olsten and its subsidiaries, including, but not limited, to those listed below.

In April 1997, a purported class action captioned Gail Weichman v. Olsten Corporation, et al., No. CV 97-1946, was filed in the United States District Court for the Eastern District of New York against Olsten, Miriam Olsten, Frank Liguori and Anthony Puglisi. In August 1997, two additional proposed class action lawsuits, captioned Esta S. Goldman v. Olsten Corporation, et al., No. CV 97-4501, and Elliott Waldman v. Olsten Corporation, et al., No. CV 97-5056, were filed in the United States District Court for the Eastern District of New York against the same defendants named in the Weichman lawsuit, plus Stuart Olsten. In September 1997, a fourth proposed class action lawsuit, captioned Michael Cannold v. Olsten Corporation, et al., No. CV 97-5408, was filed in the United States District Court for the Eastern District of New York against Olsten, Miriam Olsten, Stuart Olsten, Frank Liguori and Anthony Puglisi. (The Weichman, Goldman, Waldman and Cannold actions are referred to collectively as the "Class Actions"). On or about September 8, 1998, a Consolidated Amended Class Action Complaint (the "Amended Complaint") was filed in the U.S. District Court for the Eastern District of New York, captioned In re Olsten Corporation Securities Litigation, No. 97-5056, by above plaintiffs against Olsten, Miriam Olsten, Stuart Olsten, Frank Liguori and Anthony Puglisi. The Amended Complaint asserts claims under Sections 10(b) (including Rule 10b-5 promulgated thereunder), 14(a) and 20(a) of the Securities Exchange Act of 1934 and Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, alleging that, as a result of certain alleged misstatements and omissions by certain of the defendants, Olsten's common stock was artificially inflated during the proposed class period (which is defined in the Amended Complaint as the period from February 5, 1996 though July 22, 1997). On October 19, 1998, Olsten and the individual defendants served a motion seeking an order dismissing the Amended Complaint. That motion was fully briefed on December 23, 1998.

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)

The Amended Complaint seeks certification of the proposed class, a judgment declaring the conduct of the defendants to be in violation of the law, unspecified compensatory damages and unspecified costs and expenses, including attorneys' fees and experts' fees. While the Company is unable at this time to assess the probable outcome of the Class Actions or the materiality of the risk of loss in connection with the class action (given the preliminary stage of the Class Actions and the fact that the Amended Complaint does not allege damages with any specificity), Olsten believes that it acted responsibility with respect to its shareholders and has vigorously defended the Class Action.

On or about May 11, 1999, a Complaint was filed in the Delaware Chancery Court in a derivative lawsuit, captioned Rubin v. May, No. 17135-NC, against certain current and former directors of Olsten (the "Derivative Lawsuit"). The Complaint, which names Olsten as a nominal defendant, alleges a claim for breach of fiduciary duties arising out of the Class Action and the government investigations described above. The plaintiffs seek a judgment (1) requiring the defendants to account to Olsten for unspecified alleged damages resulting from the defendants' alleged conduct; (2) directing the defendants to establish and maintain effective compliance programs; and (3) awarding plaintiffs the costs and expenses of the lawsuit, including reasonable attorneys' fees. On September 10, the defendants in the Derivative Lawsuit filed a motion to dismiss or, in the alternative, stay the lawsuit.

On January 14, 1999, Kimberly Home Health Care, Inc. ("KHHC") initiated three arbitration proceedings against hospitals owned by Columbia/HCA with which one of the Company's subsidiaries had management services agreements to provide services to the hospitals' home health agencies. The basis for each of the arbitrations is that Columbia/HCA sold the home health agencies without assigning the management services agreements, while the management services agreements had periods ranging from 18 to 42 months prior to expiration and that as a result Columbia/HCA has breached the management services agreements. In response to the arbitrations, Columbia/HCA has asserted that the arbitration be consolidated and stayed, in part based upon its alleged claims against KHHC for breach of contract and requests indemnity and possibly return of management fees paid under the disallowance provision of the management services agreements. Columbia/HCA has not yet fully presented these claims in the arbitrations or other legal proceedings, and has not yet quantified the claims.

In July 1999, the Company received notification that the Indiana Attorney General's Office filed a civil complaint against Olsten requesting the court to determine if Quantum violated Indiana law with respect to Medicaid claims. The complaint alleges that (1) overpayment was made to Quantum due largely to advances paid by Medicaid that were not properly credited by Quantum; (2) Quantum supplied the Indiana Attorney General's Office with insufficient documentation regarding services provided by one of our pharmacies; and (3) deliveries exceeded the amounts of physicians' orders. The alleged violations predate Olsten's acquisition of Quantum in June 1996.

Note 9.  Lease Commitments

The Company rents certain properties under noncancellable, long-term operating leases, which expire at various dates. Certain of these leases require additional payments for taxes, insurance and maintenance and, in many cases, provide for renewal options. Rent expense under all leases was $24,545 in 1996, $25,524 in 1997 and $26,937 in 1998.

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)

Future minimum rental commitments for all noncancellable leases having a remaining term in excess of one year at January 3, 1999 are as follows:

               1999                                       $22,712
               2000                                        15,959
               2001                                        10,518
               2002                                         5,791
               2003                                         4,017
               Thereafter                                   5,918

Note 10.  Stock Plans

Olsten maintains various stock option incentive plans under which certain employees of the Company are eligible for the grant of stock options. These options may be awarded in the form of incentive stock options ("ISOs") or non-qualified stock options ("NQSOs"). The option price of an ISO cannot be less than 100 percent, and the option price of the NQSO cannot be less than 85 percent, of the fair market value at the date of grant. Options under the Plan(s) generally have a term of ten years and generally become cumulatively exercisable commencing one year after grant in four or five equal annual installments. The Company expects to establish stock option incentive plans to be effective upon consummation of the Split-Off. Effective as of the date of the Split-Off, all options to purchase Olsten stock held by the Company's employees will be converted into options to purchase the Company's stock.

A summary of Olsten stock options for the three years ended January 3, 1999 for employees assigned to Olsten Health Services is as follows:

                                                      1996                        1997                         1998
                                              ------------------------    -------------------------    ---------------------------
                                                            Weighted                     Weighted                      Weighted
                                                            average                      average                      average
                                              Shares     exercise price   Shares     exercise price    Shares       exercise price
                                              ------     --------------   ------     --------------    ------       --------------

Options outstanding, beginning of year      1,078,762       $   23.85    1,002,194       $   20.87      980,376       $   20.50
     Granted                                  303,076           15.67      230,000           19.63      701,500           10.00
     Exercised                               (162,808)          15.33     (107,511)          15.25       (2,076)           7.89
     Cancelled                               (216,836)          33.20     (144,307)          25.65     (233,733)          18.60
                                            ---------       ---------   ----------       ---------    ---------       ---------
Options outstanding, end of year            1,002,194       $   20.87      980,376       $   20.50    1,446,067       $   15.72
                                            =========       =========   ==========       =========   ==========       =========
Options exercisable, end of year              556,259       $   22.46      518,450       $   21.69      485,485       $   22.07
                                            =========       =========   ==========       =========      =======       =========
Weighted-average fair value of              $    6.28                   $     8.19                   $    3.57
                                            =========                   ==========                   =========
options granted during the year

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1996, 1997 and 1998, respectively: risk-free interest rates of 6.5, 6.3 and 5.3 percent; dividend yield of 2 percent for 1998 and 1 percent for 1997 and 1996; expected lives of six years for all; and volatility of 36 percent for 1998 and 1997 and 33 percent for 1996.

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)

The following table summarizes information about Olsten's stock options outstanding at January 3, 1999 for employees assigned to Olsten Health Services:


                                       Options Outstanding                            Options Exercisable
                       ----------------------------------------------------     ------------------ --------------
                                            Weighted
                          Number             average           Weighted            Number            Weighted
     Range of         outstanding at        remaining           average        exercisable at         average
  exercise prices     January 3, 1999   contractual life    exercise price     January 3, 1999    exercise price
  ---------------     ---------------   ----------------    --------------     ---------------    --------------
$   .86 to  1.08          4,785                .68           $    1.07               4,785          $    1.07
   1.72 to  2.59          3,443               1.41                2.12               3,443               2.12
   4.99 to  7.49        200,000               9.79                5.94                   0               5.94
   7.60 to 10.35        277,000               9.57                9.13                   0               9.13
  12.07 to 17.67        406,339               8.24               14.68             139,605              14.92
  18.53 to 26.25        486,096               7.51               21.28             269,248              21.98
  27.80 to 41.38         41,033               5.28               31.42              41,033              31.42
  42.24 to 60.35         27,371               5.29               51.67              27,371              51.67
$   .86 to 60.35      1,446,067               8.28           $   15.72             485,485          $   22.07


In 1996, Olsten adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized under the stock option plans. Had compensation cost for Olsten's stock option plans been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company's net income (loss) and net income
(loss) per share would have been reduced (increased) to the pro forma amounts indicated below:

                                                                    1996              1997              1998
                                                                   -------          ------          ---------
                                                                    $                $                 $
Net (loss) income - as reported                                    (2,877)          26,847          (101,465)
Net (loss) income - pro forma                                      (5,026)          26,287          (102,535)
Basic and diluted (loss) earnings per share - as reported         (28,770)         268,470        (1,014,650)
Basic and diluted (loss) earnings per share - pro forma           (50,260)         262,870        (1,025,350)

The statement provides for pro forma amounts for options granted beginning in 1995; therefore, the pro forma expense will likely increase in future years as the new option grants become subject to the pricing model.

Note 11.  Income Taxes

Comparative analysis of the provision (benefit) for income taxes follows:

                                        1996            1997           1998
                                     --------        ---------       ---------
           Current
             Federal               $  7,817          $ 14,166        $(29,808)
             State and local          1,126              (547)            294
                                     --------        ---------       ---------
                                      8,943            13,619         (29,514)
                                     --------        ---------       ---------
           Deferred
             Federal                 (1,860)            1,982         (17,556)
             State and local           (367)              697            --
                                     --------        ---------       ---------
                                     (2,227)            2,679         (17,556)
                                     --------        ---------       ---------
                                   $  6,716          $ 16,298        $(47,070)
                                     ========        =========       ==========

                                                                       ========
In accordance with the Tax Sharing Agreement, any net operating losses generated up to the Split-Off will be carried back and utilized by Olsten.

Reconciliations of the differences between income taxes computed at the Federal statutory rate and provisions (benefits) for income taxes are as follows:

                                                            1996          1997           1998
                                                          --------      --------       --------
Income taxes computed at Federal statutory tax rate        $ 1,123      $ 15,043       $(51,987)
State income taxes, net of Federal benefit                     493            98            190
Nondeductible settlement of government investigations         --            --            3,500
Amortization of intangibles                                  1,893         1,701            922
Nondeductible merger costs                                   2,297          --             --
Nondeductible meals & entertainment                            380           357            343
Earnings of non consolidated subsidiaries                      462          --             --
Other, net                                                      68          (901)           (38)
                                                           -------      --------       --------
                                                           $ 6,716      $ 16,298       $(47,070)
                                                           =======      ========       ========

Deferred tax assets and liabilities are as follows:

                                        December 28, 1997       January 3, 1999
                                        -----------------       ---------------
Deferred tax assets
   Reserves and allowances                   $ 21,540            $ 40,320
   Other                                          419                 291
                                               21,959              40,611
Deferred tax liabilities
   Capitalized software                        (1,875)             (2,281)
   Intangible assets                           (2,551)            (24,933)
   Depreciation                                  (371)               (371)
   Other                                         (585)               (753)
                                               (5,382)            (28,338)
   Net deferred tax asset                    $ 16,577            $ 12,273

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)

During the fourth quarter of 1998, Olsten reached final agreement with the Internal Revenue Service with respect to its examination of Olsten's federal income tax returns for the years 1989 through 1993. Accordingly, certain amounts have been reclassified to deferred tax liabilities to reflect the conclusion of such examination.

Note 12.  Benefit Plans for Permanent Employees

Olsten and its subsidiaries maintain qualified and non-qualified defined contribution retirement plans for its salaried employees which provide for a partial match of employee savings under the plans and for discretionary profit-sharing contributions based on employee compensation. Olsten also maintains a non-qualified defined benefit retirement program for key employees and officers which provides supplemental retirement benefits funded in part by profit-sharing contributions. Certain employees of the Company are eligible to participate in the Olsten sponsored plans. The Company expects to establish benefit plans for permanent employees following the Split-Off. Effective at the time of the Split-Off, the Company will assume all obligations with respect to the Company's employees under Olsten's qualified and non-qualified retirement plans.

Company contributions under the defined contribution plans were approximately $3.1 million in 1996, $3.5 million in 1997, and $3.4 million in 1998.

Note 13.  Business Segment Information

The Company operates in the United States and Canada, servicing patients and customers through the following business segments: Home Care Infusion Services, Home Care Nursing Services and Staffing Services. These segments are briefly described below.

Home Care Infusion Services includes (i) the distribution of drugs and other biological and pharmaceutical products and professional support services for individuals with chronic diseases, such as hemophilia, primary pulmonary hypertension, autoimmune deficiencies and growth disorders, (ii) the administration of antibiotics, chemotherapy, nutrients and other medications for patients with acute or episodic disease states and (iii) marketing and distribution services for pharmaceutical, biotechnology and medical service firms.

Home Care Nursing Services includes (i) professional and paraprofessional services, including skilled nursing, rehabilitation and other therapies, home health aide and personal care services, to individuals with acute illnesses, long-term chronic health conditions, permanent disabilities, terminal illnesses or post-procedural needs and (ii) care management and coordination for managed care organizations and self-insured employees.

Staffing Services includes services to institutional, occupational and alternate site health care organizations by providing health care professionals to meet supplemental staffing needs.

The Company evaluates performance and allocates resources based on earnings
(loss) before interest, taxes, depreciation and amortization. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Segment data includes charges for allocating corporate costs to each of the operating segments. Information about the Company's operations, inclusive of non-recurring charges, special charges and other adjustments of $75 million ($40 million related to Home Care Infusion Services and $35 million related to Home Care Nursing Services) in 1996, $122 million ($24 million related to Home Care Infusion Services and $98 million related to Home Care Nursing Services) in the year ended 1998 of which $64 million ($24 million related to Home Care Infusion Services and $40 million related to Home Care Nursing Services) was recorded in the six months ended June 28, 1998, and $17 million ($2 million related to Home Care Infusion Services and $15 million related to Home Care Nursing Services) in the six months ended July 4, 1999, as discussed in Note 4, is as follows:

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)

                                                          Home               Home
                                                          Care               Care
                                                        Infusion           Nursing              Staffing
                                                        Services           Services             Services          Total
                                                        --------           --------             --------          -----
Year ended December 29, 1996
----------------------------

Service  sales,  management  fees and  other         $   383,077         $   943,015         $    48,261         $ 1,374,353
                                                     ===========         ===========         ===========         ===========
   income

Earnings (loss) before interest, taxes,
  depreciation and amortization                      $   (24,481)        $    66,899         $       488         $    42,906
Depreciation and amortization                              8,185              18,322                 501              27,008
Interest                                                   4,566               7,786                 335              12,687
                                                     -----------         -----------         -----------         -----------
Income (loss)  before  income  taxes  and
   minority interest                                 $   (37,232)        $    40,791         $      (348)        $     3,211
                                                     ===========         ===========         ===========         ===========

Identifiable assets                                  $   287,177         $   484,797         $    13,367         $   785,341
                                                     ===========         ===========         ===========         ===========

Expenditures for long-lived assets                   $    11,519         $    35,597         $     2,676         $    49,792
                                                     ===========         ===========         ===========         ===========

Year ended December 28, 1997
Service  sales,  management  fees and  other         $   516,712         $   856,072         $    61,070         $ 1,433,854
                                                     ===========         ===========         ===========         ===========
   income

Earnings before interest, taxes,
   depreciation and amortization                     $    46,962         $    41,033         $     1,830         $    89,825
Depreciation and amortization                              7,735              21,038                 720              29,493
Interest                                                   7,386               9,523                 442              17,351
                                                     -----------         -----------         -----------         -----------

Income  before  income  taxes  and  minority         $    31,841         $    10,472         $       668         $    42,981
                                                     ===========         ===========         ===========         ===========
   interest
Identifiable assets                                  $   308,701         $   456,397         $    18,380         $   783,478
                                                     ===========         ===========         ===========         ===========

Expenditures for long-lived assets                   $    11,933         $    14,602         $       793         $    27,328
                                                     ===========         ===========         ===========         ===========

Year ended January 3, 1999
Service  sales,  management  fees and  other         $   591,138         $   658,745         $    80,420         $ 1,330,303
                                                     ===========         ===========         ===========         ===========
   income

Earnings (loss) before interest, taxes,
  depreciation and amortization                      $    22,493         $  (123,641)        $     1,428         $   (99,720)
Depreciation and amortization                              9,707              20,782                 912              31,401
Interest                                                   9,447               7,513                 454              17,414
                                                     -----------         -----------         -----------         -----------

Income (loss) before income taxes                    $     3,339         $  (151,936)        $        62         $  (148,535)
                                                     ===========         ===========         ===========         ===========

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)

Identifiable assets                                            $   409,414        $   518,130        $    18,194        $   945,738
                                                               ===========        ===========        ===========        ===========

Expenditures for long-lived assets                             $    15,400        $    51,705        $     1,463        $    68,568
                                                               ===========        ===========        ===========        ===========

Six months ended June 28, 1998 (unaudited)
Service sales, management fees and other income                $   282,298        $   328,357        $    36,512        $   647,167
                                                               ===========        ===========        ===========        ===========

Earnings (loss) before interest expense, taxes,
  depreciation and amortization                                $    (1,100)       $   (52,458)       $       392        $   (53,166)
Depreciation and amortization                                        4,559             10,260                412             15,231
Interest expense                                                     4,595              3,899                191              8,685
                                                               -----------        -----------        -----------        -----------
Loss before income taxes                                       $   (10,254)       $   (66,617)       $      (211)       $   (77,082)
                                                               ===========        ===========        ===========        ===========


Identifiable assets                                            $   354,569        $   446,795        $    14,557        $   815,921
                                                               ===========        ===========        ===========        ===========

Expenditures for long-lived assets                             $     5,013        $     7,096        $       493        $    12,602
                                                               ===========        ===========        ===========        ===========

Six months ended July 4, 1999 (unaudited)
Service sales, management fees and other income                $   350,579        $   339,561        $    50,593        $   740,733
                                                               ===========        ===========        ===========        ===========

Earnings (loss) before interest expense, taxes,
  depreciation and amortization                                $    27,479        $   (15,363)       $       779        $    12,895
Depreciation and amortization                                        5,792             11,059                555             17,406
Interest expense                                                     5,046              3,309                202              8,557
                                                               -----------        -----------        -----------        -----------

Income (loss) before income taxes                              $    16,641        $   (29,731)       $        22        $   (13,068)
                                                               ===========        ===========        ===========        ===========

Identifiable assets                                            $   487,885        $   502,247        $    22,333        $ 1,012,465
                                                               ===========        ===========        ===========        ===========

Expenditures for long-lived assets                             $     4,357        $     8,037        $       443        $    12,837
                                                               ===========        ===========        ===========        ===========

              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)

Financial information, summarized by geographic area, is as follows:

                                         Service sales,
                                         management fees         Long-lived
                                        and other income           assets
                                        ----------------        ----------
Year ended December 29, 1996
----------------------------
United States                             $1,345,371             $309,538
Canada                                        28,982                  488
                                         -----------           ----------
                                          $1,374,353             $310,026
                                           =========              =======

Year ended December 28, 1997
United States                             $1,398,998             $286,008
Canada                                        34,856                  628
                                          ----------           ----------
                                          $1,433,854             $286,636
                                           =========              =======
Year ended January 3, 1999
United States                             $1,290,072             $317,849
Canada                                        40,231                  750
                                         -----------           ----------
                                          $1,330,303             $318,599
                                           =========              =======

Note 14. Quarterly Financial Information (Unaudited)

                                                            First           Second                Third            Fourth
                                                           quarter         quarter               quarter           quarter
                                                           -------         -------               -------           -------
                                                              $               $                     $                 $
Year ended December 28, 1997

Service sales, management fees and other income           359,144            365,309            353,309            356,092
Gross profit                                              133,597            132,954            128,195            125,840
Net income                                                  9,248              9,411              5,782              2,406

SHARE INFORMATION:
Basic and diluted earnings per share                       92,480             94,110             57,820             24,060

Year ended January 3, 1999
Service sales, management fees and other income           331,967            315,202            321,118            362,016
Gross profit                                              113,560             77,376            106,085            124,386
Net loss                                                   (1,980)           (49,417)            (7,510)           (42,558)

SHARE INFORMATION:
Basic and diluted loss per share                          (19,800)          (494,170)           (75,100)          (425,580)


              OLSTEN HEALTH SERVICES HOLDING CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      (In thousands, except share amounts)

The fourth quarters ended January 3, 1999 and December 28, 1997 include 14 weeks and 13 weeks, respectively.

The second, third and fourth quarters of 1998 include approximately $ 64 million, $2 million and $56 million, respectively, of certain non-recurring charges and other adjustments as indicated in Note 4.

Note 15.   Subsequent Event

In September 1999, the Company received a Notice of Amount of Program Reimbursement relating to its 1997 Medicare cost reports indicating that the Medicare fiscal intermediary disagrees with the Company's methodology of allocating a portion of its overhead. The Health Care Financing Administration has indicated that it agrees with the fiscal intermediary. Since the Company used a similar methodology for allocating overhead costs in 1998 and 1999, a comparable disallowance could result. The Company believes its cost reports are accurate and consistent with past practice accepted by the fiscal intermediary, and will appeal the notice to the Provider Reimbursement Review Board. While management believes that adequate provisions have been made for revenue adjustments, the Company is unable to predict the outcome of this appeal and the final determination of revenue ultimately recognized under the Medicare program.

                                                                         ANNEX B









                               AGREEMENT AND PLAN


                                    OF MERGER


                                  BY AND AMONG

                                   ADECCO SA,

                        STAFFING ACQUISITION CORPORATION

                                       and

                               OLSTEN CORPORATION


                           DATED AS OF AUGUST 17, 1999

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I.  THE MERGER ........................................................2
  Section 1.01   The Merger ...................................................2
  Section 1.02   Effective Time ...............................................3
  Section 1.03   Certificate of Incorporation and By-Laws of
                   Surviving Corporation.......................................3
  Section 1.04   Directors and Officers of Surviving Corporation...............3
  Section 1.05   Stockholders'Meetings.........................................3
  Section 1.06   Further Assurances ...........................................4

ARTICLE II.  CONVERSION OF SHARES..............................................4
  Section 2.01   Olsten Common Stock ..........................................4
  Section 2.02   Election Procedures ..........................................7
  Section 2.03   Merger Sub Common Stock; Adecco Owned Olsten  Common Stock....8
  Section 2.04   Exchange of Shares ...........................................8
  Section 2.05   Effect on Options and Convertible Securities.................10
  Section 2.06   Fractional Shares ...........................................12
  Section 2.07   Dissenting Shares ...........................................12
  Section 2.08   Lost Certificates ...........................................13
  Section 2.09   Withholding Rights ..........................................13

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF ADECCO AND MERGER SUB.........13
  Section 3.01   Organization, Etc ...........................................13
  Section 3.02   Authority. ..................................................14
  Section 3.03   Consents; No Violations, Etc.................................14
  Section 3.04   Capitalization ..............................................15
  Section 3.05   SEC and Other Filings........................................16
  Section 3.06   Financial Statements.........................................16
  Section 3.07   Absence of Undisclosed Liabilities...........................17
  Section 3.08   Absence of Changes or Events.................................17
  Section 3.09   Litigation ..................................................18
  Section 3.10   Compliance with Laws.........................................18
  Section 3.11   Taxes .......................................................18
  Section 3.12   Employee Benefit Plans; ERISA................................18
  Section 3.13   Environmental Matters........................................19
  Section 3.14   Finders or Broker............................................19
  Section 3.15   Board Recommendation.........................................19

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF OLSTEN.........................20
  Section 4.01   Organization, Etc ...........................................20
  Section 4.02   Authority ...................................................20
  Section 4.03   Consents; No Violations, Etc.................................21
  Section 4.04   Capitalization ..............................................22
  Section 4.05   SEC Filings .................................................22
  Section 4.06   Financial Statements.........................................23
  Section 4.07   Absence of Undisclosed Liabilities...........................23
  Section 4.08   Absence of Changes or Events.................................23
  Section 4.09   Litigation ..................................................25
  Section 4.10   Subsidiaries and Investments.................................25
  Section 4.11   Compliance with Laws.........................................26
  Section 4.12   Intellectual Property Rights.................................27
  Section 4.13   Taxes........................................................28
  Section 4.14   Employee Benefit Plans; ERISA................................30
  Section 4.15   Labor and Employment Matters.................................33
  Section 4.16   No Change of Control Payments................................34
  Section 4.17   Environmental Matters........................................34
  Section 4.18   Insurance ...................................................34
  Section 4.19   Leases ......................................................35
  Section 4.20   Contracts and Commitments....................................35
  Section 4.21   Finders or Brokers ..........................................36
  Section 4.22   Opinions ....................................................37
  Section 4.23   Board Recommendation.........................................37
  Section 4.24   Voting Requirements .........................................37
  Section 4.25   State Antitakeover Statutes..................................37

ARTICLE V.  COVENANTS ........................................................38
  Section 5.01   Conduct of Business of Olsten and Adecco.....................38
  Section 5.02   No Solicitation .............................................41
  Section 5.03   Access to Information........................................43
  Section 5.04   Registration Statements and Proxy Statements.................44
  Section 5.05   Other Actions; Filings; Consents.............................45
  Section 5.06   Public Announcements.........................................46
  Section 5.07   Notification of Certain Matters..............................46
  Section 5.08   Expenses ....................................................46
  Section 5.09   Affiliates ..................................................47
  Section 5.10   Stock Exchange Listing.......................................47
  Section 5.11   Indemnification .............................................47
  Section 5.12   Settlement Releases .........................................48
  Section 5.13   Board Representation.........................................48
  Section 5.14   Taxation and the Split-Off...................................48
  Section 5.15   Certain Employee Benefits....................................48
  Section 5.16   Carryback Elections .........................................48
  Section 5.17   Tax Basis and Earnings & Profits Study.......................49
  Section 5.18   Waiver of Repurchase Obligation..............................49
  Section 5.19   Review and Filing of Tax Returns.............................49

ARTICLE VI.  CONDITIONS TO THE OBLIGATIONS OF OLSTEN, ADECCO AND MERGER SUB...49
  Section 6.01   Registration Statement.......................................49
  Section 6 02   Stockholder Approval.........................................50
  Section 6.03   Certain Orders ..............................................50
  Section 6.04   HSR Act and Other Antitrust Approvals........................50
  Section 6.05   Stock Exchange Listing.......................................50

ARTICLE VII.  CONDITIONS TO THE OBLIGATIONS OF ADECCO AND MERGER SUB..........50
  Section 7.01   Representations and Warranties True..........................51
  Section 7.02   Performance .................................................51
  Section 7.03   Material Adverse Effect......................................51
  Section 7.04   Compliance with Separation Agreement.........................51
  Section 7.05   Separation Agreement Representations and Warranties True.....51

ARTICLE VIII.  CONDITIONS TO THE OBLIGATIONS OF OLSTEN........................51
  Section 8.01   Representations and Warranties True..........................52
  Section 8.02   Performance .................................................52
  Section 8.03   Material Adverse Effect......................................52

ARTICLE IX.  CLOSING .........................................................52
  Section 9.01   Time and Place ..............................................52
  Section 9.02   Filings and Deliveries at the Closing........................52

ARTICLE X.  TERMINATION AND ABANDONMENT.......................................53
  Section 10.01  Termination .................................................53
  Section 10.01  Procedure for Termination....................................54
  Section 10.01  Effect of Termination and Abandonment........................54
  Section 10.01  Termination Fees ............................................55

ARTICLE XI.  DEFINITIONS .....................................................55
  Section 11.01  Terms Defined in This Agreement..............................55

ARTICLE XII.  MISCELLANEOUS...................................................58
  Section 12.01  Amendment and Modification...................................58
  Section 12.02  Waiver of Compliance; Consents...............................58
  Section 12.03  Survival of Representations and Warranties; Investigations...59
  Section 12.04  Notices .....................................................59
  Section 12.05  Assignment; Third Party Beneficiaries........................60
  Section 12.06  Governing Law ...............................................60
  Section 12.07  Agent for Service; Waiver of Limitations.....................61
  Section 12.08  WAIVER OF JURY TRIAL AND CERTAIN DAMAGES.....................61
  Section 12.09  Counterparts ................................................61
  Section 12.10  Severability ................................................61
  Section 12.11  Interpretation ..............................................62
  Section 12.12  Entire Agreement ............................................62
  Section 12.13  Enforcement of Agreement.....................................62


EXHIBITS

Exhibit A  -  Form of Separation Agreement

Exhibit B  -  Form of Olsten Voting Agreement

Exhibit C  -  Form of Certificate of Incorporation of the Surviving Corporation

Exhibit D  -  Form of Affiliate Letter

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of August 17, 1999 (the "Agreement"), by and among Adecco SA, a societe anonyme organized under the laws of Switzerland ("Adecco"), Staffing Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Adecco ("Merger Sub") and Olsten Corporation, a Delaware corporation ("Olsten"). Merger Sub and Olsten are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                    RECITALS

     WHEREAS, Adecco and Olsten wish to effect the combination of the staffing services and information services businesses of Adecco and Olsten through a merger of Olsten with Merger Sub (the "Merger") on the terms and conditions set forth herein;

     WHEREAS, prior to the Merger, Olsten will transfer, on the terms and subject to the conditions set forth in the separation agreement, dated as of the date hereof, among Adecco, Olsten and OHS (as hereinafter defined) in the form attached hereto as Exhibit A (the "Separation Agreement," which term shall include the Ancillary Agreements (as defined in the Separation Agreement)), the Health Services Business (as defined in the Separation Agreement) of Olsten and its Subsidiaries and the Assumed OHS Liabilities (as defined in the Separation Agreement) to Aaronco Corp. ("OHS"), a Delaware corporation and a wholly-owned subsidiary of Olsten and at the Effective Time (as defined in Section 1.02 hereof) the holders of shares of Olsten common stock, par value $.10 ("Olsten Stock"), and Olsten Class B common stock, par value $.10 ("Olsten Class B Stock," and, together with the Olsten Stock, the "Olsten Common Stock"), will receive shares of common stock of OHS in consideration for the redemption of a portion of their shares of Olsten Common Stock (the "Split-Off");

     WHEREAS, upon the Split-Off it is intended that Olsten will own only the Retained Businesses (as defined in the Separation Agreement) subject to the terms and conditions of the Separation Agreement;

     WHEREAS, in order to effect the Split-Off and the Merger (together, the "Transaction"), Merger Sub will merge with and into Olsten and each issued and outstanding share of Olsten Common Stock (other than shares of Olsten Common Stock held by Olsten as treasury stock or owned by Adecco or Merger Sub immediately prior to the Effective Time and other than Dissenting Shares (as defined in Section 2.07 hereof)), will be converted into the right to receive
(i) the Merger Consideration (as defined in Section 2.01 hereof) and (ii) the Split-Off Consideration (as defined in Section 2.01 hereof) as set forth below;

     WHEREAS, the Board of Directors of Olsten has unanimously determined that the Merger and the Split-Off are advisable on the terms and conditions contained in this Agreement, the Separation Agreement and the other agreements contemplated hereby and thereby, and that each of the other transactions contemplated herein and therein are fair to, and in the best interests of Olsten and Olsten's stockholders, and has approved and adopted this Agreement, the Separation Agreement, the Merger, the Split-Off and each of the other transactions contemplated herein and therein and intends to recommend the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the stockholders of Olsten;

     WHEREAS, the Board of Directors of Adecco has determined that the Merger is advisable on the terms and conditions contained in this Agreement and that each of the other transactions contemplated herein is consistent with and in furtherance of the long-term business strategy of Adecco and is fair to, and in the best interests of Adecco and Adecco's stockholders, and has approved and adopted this Agreement and the other transactions contemplated herein and intends to recommend that the stockholders of Adecco approve (i) the issuance of the Adecco Common Stock (as defined Section 2.01 hereof) and, if necessary, the Adecco ADSs (as defined in Section 2.01 hereof) making up the Stock Consideration (as defined in Section 2.01 hereof) and required for issuance pursuant to Section 2.05 of this Agreement and the waiver of any preemptive rights with respect thereto and (ii) the increase in the size of the Board of Directors of Adecco and the election of new directors as contemplated by Section
5.13 hereof (such proposals collectively referred to herein as the "Adecco Stockholder Proposals");

     WHEREAS, certain holders of Olsten Class B Stock have committed to vote in favor of approving this Agreement, the Merger, and the other transactions contemplated hereby, all as provided in the form attached hereto as Exhibit B (the "Voting Agreement");

     WHEREAS, Adecco, Merger Sub and Olsten desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                   ARTICLE I.

                                   THE MERGER

     Section 1.01 The Merger.

     (a) In accordance with the provisions of this Agreement and the General Corporation Law of the State of Delaware (the "Delaware Act"), at the Effective Time, which shall occur as soon as practicable after the satisfaction or waiver of the conditions set forth in Articles VI, VII and VIII, Merger Sub shall be merged with and into Olsten, and Olsten shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. The name of the Surviving Corporation shall be "Olsten," or such other name as may be designated by Adecco. At the Effective Time the separate existence of Merger Sub shall cease.

     (b) The Merger shall have the effects on Olsten and Merger Sub as constituent corporations of the Merger as provided under the Delaware Act.

     Section 1.02 Effective Time.

     The Merger shall become effective at the time of filing of, or at such later time specified in, a certificate of merger, in the form required by and executed in accordance with the Delaware Act, with the Secretary of State of the State of Delaware in accordance with the Delaware Act (the "Certificate of Merger"). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

     Section 1.03 Certificate of Incorporation and By-Laws of Surviving Corporation.

     The Certificate of Incorporation of Olsten shall be amended as of the Effective Time to read as set forth on Exhibit C. The By-Laws of Olsten, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law.

     Section 1.04 Directors and Officers of Surviving Corporation.

     The initial directors of the Surviving Corporation shall be those persons who serve as directors of Merger Sub immediately prior to the Effective Time and the initial officers of the Surviving Corporation shall be those persons who serve as officers of Olsten immediately prior to the Effective Time, in each case until their successors are elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

     Section 1.05 Stockholders' Meetings.

     (a) Olsten shall take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-Laws to call and convene a special meeting of its stockholders (the "Olsten Special Meeting" and, together with the Adecco Special Meeting (as defined below), the "Special Meetings") as soon as practicable to consider, vote upon and obtain the approval of this Agreement, the Merger and the other transactions contemplated hereby by a majority of the voting power represented by the outstanding shares of Olsten Stock and Olsten Class B Stock entitled to vote thereon, voting together as a single class. Olsten shall, through its Board of Directors, (i) recommend to its stockholders approval of this Agreement, the Merger and the other transactions contemplated hereby, which recommendation shall be contained in a proxy statement of Olsten (the "Olsten Proxy Statement") and shall not withdraw, modify or change in any manner or take action inconsistent with its recommendation of this Agreement, the Merger or the other transactions contemplated hereby and shall not resolve to do any of the foregoing and publicly disclose such resolution; provided, however, that, subject to compliance with the provisions of Section 5.02 hereof, the Board of Directors of Olsten may fail to make its recommendation to its stockholders or may withdraw, modify or change in any manner or take action inconsistent with such recommendation or resolve to do any of the foregoing and publicly disclose such resolution if such Board of Directors reasonably believes after (x) receiving a Superior Proposal (as hereinafter defined) which was not solicited by it after July 26, 1999 and which did not result from a breach of Section 5.02 hereof, (y) receiving the advice of outside legal counsel that failure to take such action would be a breach of its fiduciary duties to its stockholders under applicable law and (z) receiving the advice of a financial advisor of nationally recognized reputation that the party making such proposal is financially capable and that such Superior Proposal is more favorable from a financial point of view to its stockholders than the Merger and the Split-Off, that the making of such recommendation or the failure to so withdraw, modify or change in any manner or take any action inconsistent with such recommendation or to resolve to do any of the foregoing and publicly disclose such resolution would be a breach of its fiduciary duties under applicable law and (ii) cause to be solicited from its stockholders proxies regarding approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby.

     (b) Adecco shall take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-Laws (or other applicable organizational documents) to call and convene a special meeting of its stockholders (the "Adecco Special Meeting") as soon as practicable to consider and vote upon the approval of the Adecco Stockholder Proposals. Adecco, through its Board of Directors, (i) shall recommend to its stockholders the approval of the Adecco Stockholder Proposals, which recommendation shall be contained in any materials of Adecco delivered by Adecco to its stockholders in connection with the convening of the Adecco Special Meeting (the "Adecco Proxy Statement") and
(ii) cause to be solicited from its stockholders the approval of the Adecco Stockholder Proposals.

     Section 1.06 Further Assurances.

     If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, obligation, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, obligation, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                   ARTICLE II.

                              CONVERSION OF SHARES

     Section 2.01 Olsten Common Stock.

     (a) At the Effective Time, each share of Olsten Common Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares (as hereinafter defined), shares, if any, owned by Olsten as treasury stock or owned by Adecco, Merger Sub or any of their wholly-owned Subsidiaries or by any wholly-owned Subsidiary of Olsten) shall, by virtue of the Split-Off and the Merger and without any action on the part of the holder thereof, be converted into the right to receive (x) all of the shares of validly issued, fully paid and nonassessable shares (the "Split-Off Consideration") of common stock of OHS (the "OHS Common Stock"), except for a nominal number of the outstanding shares of OHS Common Stock which may be retained by Olsten, which shares shall be identified, prior to the Effective Time, in a writing between Olsten and Adecco and (y) either (A) $8.75 per share, without interest (the "Cash Consideration") or (B) .12472 Adecco American Depositary Shares ("Adecco ADSs"), each Adecco ADS representing one-eighth of one validly issued, fully paid and nonassessable share of Adecco's common shares, par value CHF 10.00 per share (the "Adecco Common Stock"), evidenced by American Depositary Receipts of Adecco ("Adecco ADRs") (the "Stock Consideration") or (C) a combination of a fraction of an Adecco ADS and cash, determined in accordance with Section 2.01(d), (e) or (f), as applicable (the foregoing clause (A) or (B) or (C) (the "Merger Consideration"). The ADSs are to be issued pursuant to a Deposit Agreement (the "Deposit Agreement") dated November 1994, among Adecco, Morgan Guaranty Trust Company of New York, as Depositary and the holders from time to time of Adecco ADRs evidencing Adecco ADSs representing Adecco Common Stock issued thereunder. The Split-Off Consideration and the Merger Consideration pursuant to this Section 2.01(a) are hereinafter sometimes called the "Closing Consideration."

     (b) Effect on Olsten Common Stock. At the Effective Time all outstanding shares of Olsten Common Stock, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Olsten Common Stock shall thereafter cease to have any rights with respect to such shares of Olsten Common Stock, except the right to receive the Closing Consideration for such shares of Olsten Common Stock as specified in the foregoing clause (a) upon the surrender of such certificate in accordance with Section 2.04 or dissenters' rights pursuant to
Section 2.07.

     (c) Election of Merger Consideration. Subject to the allocation and election procedures set forth in this Section 2.01 and Section 2.02, each holder of record (as of the Effective Time) of shares of Olsten Common Stock will be entitled, with respect to each such share, to (i) receive the Split-Off Consideration and (ii)(A) elect to receive cash (a "Cash Election"), (B) elect to receive Adecco ADSs (a "Stock Election"), or (C) indicate that such record holder has no preference as to the receipt of cash or Adecco ADSs (a "Non-Election"). Any holder who fails to make a valid and timely election shall be deemed to have made a Non-Election. All such elections shall be made on a form designed for that purpose (a "Form of Election") in accordance with the procedures specified in Section 2.02.

     (d) Excess Cash Elections. If the aggregate number of shares of Olsten Common Stock covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number (as defined below), then all shares of Olsten Common Stock covered by Stock Elections and all shares of Olsten Common Stock covered by Non-Elections (the "Non-Election

Shares") shall be converted into the right to receive the Split-Off Consideration and Stock Consideration, and all shares of Olsten Common Stock covered by Cash Elections shall be converted into the right to receive (in addition to the Split-Off Consideration) Adecco ADSs and cash in the following manner:

     each share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of shares of Adecco ADSs equal to the product of (x) the Stock Consideration and (y) a fraction equal to one minus the Cash Fraction.

     The "Cash Election Number" shall be equal to (i) 50% of the number of shares of Olsten Common Stock outstanding as of immediately prior to the Effective Time, minus (ii) (A) the number of shares of Olsten Common Stock represented by Dissenting Shares (as defined below), (B) the number of shares of Olsten Common Stock for which cash in lieu of fractional shares of Adecco ADSs is payable pursuant to Section 2.06 and (C) the number of shares of Olsten Common Stock, if any, owned by Olsten as treasury stock or owned by Adecco, Merger Sub or any of their wholly-owned Subsidiaries or by any wholly-owned Subsidiary of Olsten.

     (e) Excess Stock Elections. If the aggregate number of shares of Olsten Common Stock covered by Stock Elections (the "Stock Election Shares") exceeds the Stock Election Number (as defined below), then all shares of Olsten Common Stock covered by Cash Elections and all shares of Olsten Common Stock covered by Non-Elections shall be converted into the right to receive the Split-Off Consideration and the Cash Consideration, and all shares of Olsten Common Stock covered by Stock Elections shall be converted into the right to receive (in addition to the Split-Off Consideration) Adecco ADSs and cash in the following manner:

     each share shall be converted into the right to receive (i) a number of shares of Adecco ADSs equal to a fraction (the "Stock Fraction"), the numerator of which shall be the Stock Election Number and the denominator of which shall be the total number of Stock Election Shares, and (ii) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and (y) a fraction equal to one minus the Stock Fraction.

     The "Stock Election Number" shall be equal to (i) 50% of the number of shares of Olsten Common Stock outstanding as of immediately prior to the Effective Time minus (ii) the number of shares of Olsten Common Stock, if any, owned by Olsten as treasury stock or owned by Adecco, Merger Sub or any of their wholly-owned Subsidiaries or by any wholly-owned Subsidiary of Olsten.

     (f) Insufficient Elections. In the event that neither Section 2.01(d) nor
Section 2.01(e) above is applicable, all shares of Olsten Common Stock covered by Cash Elections shall be converted into the right to receive the Split-Off Consideration and the Cash Consideration, all shares of Olsten Common Stock covered by Stock Elections shall be converted into the right to receive the Split-Off Consideration and the Stock Consideration, and the shares of Olsten Common Stock covered by Non-Elections, if any, shall be converted into the right to receive (in addition to the Split-Off Consideration) Adecco ADSs and cash in the following manner:

     each share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and (y) a fraction (the "Non-Election Fraction"), the numerator of which shall be the excess, if any, of the Cash Election Number over the total number of Cash Election Shares and the denominator of which shall be the Non-Election Shares and (ii) a number of shares of Adecco ADSs equal to the product of (x) the Stock Consideration and (y) a fraction equal to one minus the Non-Election Fraction.

     Section 2.02 Election Procedures.

     (a) Elections shall be made by holders of Olsten Common Stock by mailing to the Exchange Agent (as hereinafter defined) a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent and accompanied by Certificates (as hereinafter defined) representing the shares of Olsten Common Stock as to which the election is being made. Holders of record of shares of Olsten Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Elections, provided that such Representative certifies in writing that each such Form of Election covers all the shares of Olsten Common Stock held by each Representative for a particular beneficial owner. Olsten shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Olsten (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Olsten nor the Exchange Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall make all computations contemplated by Section 2.01 and this Section 2.02 and all such computations shall be conclusive and binding on the holders of Olsten Common Stock. Forms of Election and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected and risk of loss and title to the Certificates theretofore representing shares of Olsten Common Stock shall pass, only upon proper delivery of such Certificates to the Exchange Agent) in such form as Adecco and Olsten shall mutually agree shall be mailed on the date that the Olsten Proxy Statement is first mailed to the stockholders of Olsten.

     (b) A holder of Olsten Common Stock who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline (as defined below) shall be deemed to have made a Non-Election. If Olsten or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made with respect to any or all of the shares of Olsten Common Stock of a holder, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the stockholder making such purported Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Non-Election.

     (c) Olsten shall use its reasonable best efforts to mail the Form of Election to all persons or entities who become holders of Olsten Common Stock during the period between the record date for the Olsten Special Meeting and 10:00 a.m., New York time, on the date five business days prior to the anticipated Effective Time and to make the Form of Election available to all persons or entities who become holders of Olsten Common Stock subsequent to such day and no later than the close of business on the business day prior to the Effective Time. A Form of Election must be received by the Exchange Agent by 4:00 p.m. on the last business day prior to the Effective Time (the "Election Deadline") in order to be effective. All elections may be revoked in writing until the Election Deadline.

     Section 2.03. Merger Sub Common Stock; Adecco Owned Olsten Common Stock.
(a) At the Effective Time, each share of common stock, par value $.001 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.10 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

     (b) At the Effective Time all outstanding shares of Olsten Common Stock that are owned by Olsten as treasury stock and any shares of Olsten Common Stock that are owned by Adecco or Merger Sub or any wholly-owned Subsidiary thereof or by any wholly-owned Subsidiary of Olsten, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Olsten Common Stock shall thereafter cease to have any rights with respect to such shares of Olsten Common Stock and no consideration shall be delivered in exchange therefor.

     Section 2.04 Exchange of Shares.

     (a) Adecco and Olsten shall jointly designate one or more persons in the United States to act as the Exchange Agent (the "Exchange Agent") for the purposes described in Section 2.02 and for the purpose of exchanging certificates representing shares of Olsten Common Stock for the Closing Consideration. At least one business day prior to the Effective Time, Adecco will deposit with the Exchange Agent the aggregate Merger Consideration, and Olsten shall deposit or cause OHS to deposit with the Exchange Agent the aggregate Split-Off Consideration, each to be paid in respect of the shares of Olsten Common Stock. For purposes of determining the aggregate Merger Consideration and the aggregate Split-Off Consideration to be so deposited with the Exchange Agent, Adecco and Olsten shall assume that no holder of shares of Olsten Common Stock will perfect his/her right to appraisal of his/her shares of Olsten Common Stock pursuant to Section 2.07 hereof. Adecco will pay all fees and expenses associated with the issuance of the Adecco ADSs evidenced by Adecco ADRs to Morgan Guaranty Trust Company of New York, as depositary (the "Depositary") and the issuance by the Depositary of the Adecco ADSs.

     (b) Promptly after the Effective Time, Adecco and the Surviving Corporation shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented shares of Olsten Common Stock (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Closing Consideration.

     (c) Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Closing Consideration that such holder has the right to receive under this Article II, and such Certificate shall forthwith be canceled. If any shares of Adecco ADSs are to be issued to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of exchange that such surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange by a person other than the registered holder of the Certificate surrendered or such person shall establish to the satisfaction of Adecco that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.04, each Certificate shall represent, for all purposes, the right to receive the Closing Consideration in respect of the number of shares of Olsten Common Stock evidenced by such Certificate. No dividends or other distributions that are declared after the Effective Time on Adecco Common Stock or OHS Common Stock and payable to the respective holders of record thereof after the Effective Time will be paid to holders of Certificates until such holders surrender their Certificates. Upon such surrender, Adecco or OHS, as the case may be, shall deposit with the Exchange Agent and shall cause the Exchange Agent to pay to the record holder of the shares of Adecco ADRs or Adecco Common Stock, as the case may be, representing Stock Consideration or the recordholder of the OHS Common Stock representing Split-Off Consideration, the dividends or other distributions, excluding interest, that became payable after the Effective Time and were not paid because of the delay in surrendering Certificates for exchange.

     (d) From and after the Effective Time, there shall be no transfers on the stock transfer books of Olsten of the shares of Olsten Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Adecco or the Surviving Corporation, they shall be canceled and exchanged as provided in this Article II.

     (e) Neither Olsten, Adecco nor the Surviving Corporation shall be liable to any holder of Certificates with respect to any Closing Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) Any Closing Consideration payable to holders of Olsten Common Stock pursuant to Section 2.01 which remains undistributed to the holders of Olsten Common Stock for a period of six months after the Closing Date shall be delivered to the Surviving Corporation, upon its request, and any holders of Olsten Common Stock who have not surrendered Certificates to the Exchange Agent for the Closing Consideration or complied with the instructions in the letter of transmittal, as the case may be, shall thereafter look only to the Surviving Corporation for payment of the Closing Consideration.

     (g) Notwithstanding Section 2.01(a), Adecco will provide holders of Olsten Common Stock with the option to elect to receive one share of Adecco Common Stock for every eight shares of Adecco ADSs such holder would otherwise be entitled to receive pursuant to Section 2.01(a). The Form of Election will provide, consistent with the terms of the Deposit Agreement, for such election option and holders of Olsten Common Stock who wish to do so must irrevocably elect to receive such Adecco Common Stock at the time they surrender their Certificates representing shares of Olsten Common Stock in accordance with the provisions described in this Section 2.04, and the receipt of such Adecco Common Stock will be deemed for all purposes of this Agreement as the receipt of the Stock Consideration and reference to Adecco ADSs in the provisions of Article II shall, as applicable for such purposes, be deemed references to such Adecco Common Stock.

     Section 2.05 Effect on Options and Convertible Securities.

     (a) The parties hereto agree that each option to purchase shares of Olsten Common Stock (each a "Olsten Option") issued and outstanding under the Olsten 1994 Stock Incentive Plan, the 1990 Nonqualified Stock Option Plan for Non-Employee Directors and Consultants, the Of Counsel Enterprises, Inc. 1993 Employee Stock Option Plan, the IMI Systems, Inc. 1988 Incentive Stock Option Plan, the Lifetime Corporation 1989 Non-Employee Directors Stock Option Plan, and the Quantum Health Resources, Inc. 1991 Restated Stock Option Plan (the "Olsten Plans"), to the extent, if any, provided in the Olsten Plans as in effect on August 1, 1999, shall be fully vested and exercisable prior to or at the Effective Time.(b) Effective as of the Effective Time, all outstanding Olsten Options held by Olsten Employees (as defined in the Employee Benefits Allocation Agreement) and Olsten non-employee directors shall be adjusted as described below to represent options to purchase Adecco Common Stock. Each such Olsten Option shall be adjusted such that (i) the aggregate post-transaction difference between the fair market value of the Adecco Common Stock subject to the option over the aggregate exercise price of the option remains the same as the aggregate pre-transaction difference between the fair market value of the Olsten Common Stock subject to the option over the aggregate exercise price of the option, (ii) the aggregate exercise price of the option remains the same and
(iii) the ratio of the post-transaction fair market value per share subject to the option to exercise price per share is the same as the pre-transaction ratio. For this purpose, the post-transaction fair market value of Adecco Common Stock shall be the average of the closing prices on the Swiss Stock Exchange for the five trading days immediately preceding the Effective Time (converted into U.S. Dollars at the Federal Reserve's Noon Buying Rate for U.S. Dollars and CHF on each of such days as determined pursuant to instructions for Form 20-F of the Securities Exchange Commission (the "SEC")), and the pre-transaction fair market value of the Olsten Common Stock shall be the average of the closing prices on the New York Stock Exchange (the "NYSE") for the five trading days immediately preceding the Effective Time. If appropriate, the exercise price of the Olsten Options, as adjusted, shall be converted into CHF at the Federal Reserve's Noon Buying Rate for U.S. Dollars and CHF on the Effective Date.

     (c) Effective as of the Effective Time, all Olsten Options held by OHS Employees (as defined in the Employee Benefits Allocation Agreement) shall be assumed by OHS and, at the election of OHS, either retired, to the extent permitted by the Olsten Plans and applicable option agreements, in exchange for cash, or converted into options to purchase OHS shares on terms set forth by the OHS Board of Directors (or a committee thereof), in its discretion, subject to the Olsten Plans and applicable option agreements.

     (d) Without limiting the foregoing and except as otherwise provided in clauses (b) and (c) above, the duration and other terms of each adjusted Olsten Options immediately after the Effective Time (unless otherwise agreed in writing by the optionee with respect to a particular option) shall be the same as the corresponding Olsten Option that were in effect immediately before the Effective Time, except that all references to Olsten in the Olsten Plans (and the corresponding references in each option agreement documenting each such stock option) shall be deemed to be references to Adecco or OHS, as applicable.

     (e) As soon as practicable after the Effective Time, Adecco shall deliver to optionees appropriate notices setting forth such optionee's rights pursuant to the adjusted Olsten Options referenced in clause (b) above.

     (f) Adecco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Adecco Common Stock for delivery upon exercise of stock options referenced in clause (b) above. As soon as practicable after the Effective Time, Adecco shall file registration statements on Form S-8, or another appropriate form, as the case may be (or any successor form), with respect to the shares of Adecco Common Stock subject to such options.

     (g) Subject to Adecco's performance of its obligations in the first sentence of clause (f) above, Olsten, prior to the Effective Time, shall take all corporate action necessary to cause all outstanding Olsten Options to cease to represent any claim on the equity of Olsten.

     (h) Olsten agrees to cooperate with Adecco to develop and implement a program to be effective at the Effective Time, whereby out-of-the money Olsten Options will, with the consent of the several holders, be replaced or restructured with appropriate employee incentives, or terminated for an equitable amount. As to such Olsten Options which are not so replaced, restructured or terminated, Olsten will, to the extent allowed by the Olsten Plans, terminate such options at the Effective Time.

     (i) At and after the Effective Time, the Quantum Debt shall no longer be exchangeable for shares of Olsten Class B Stock, but instead shall thereafter be exchangeable, upon surrender of the instrument evidencing such Quantum Debt to OHS, into the Closing Consideration that would have been payable to the holder of such instrument, had such instrument been surrendered in exchange for Olsten Class B Stock immediately prior to the Effective Time as if such holder had made a Non-Election. Adecco shall take all corporate action necessary to reserve for issuance a sufficient number of Adecco ADSs for issuance to holders of Quantum Debt surrendering the instruments evidencing such Quantum Debt and, upon payment by OHS of the fair market value of such Adecco ADSs, shall provide such Adecco ADSs to OHS in satisfaction of such exchange obligation. After the Effective Time, the Quantum Debt shall cease to represent any claim on the equity of Olsten.

     Section 2.06 Fractional Shares.

     Notwithstanding any other provision of this Agreement, each holder of shares of Olsten Common Stock who upon surrender of all of the Certificates of such holder would be entitled to receive fractional shares of Adecco Common Stock, Adecco ADSs or OHS Common Stock shall receive, in lieu of such fractional shares, cash in an amount equal to such fraction multiplied by the Market Value of Adecco Common Stock, Adecco ADSs or OHS Common Stock, as applicable. With respect to Adecco ADSs, "Market Value" shall mean the arithmetic average of the last reported sale price of Adecco ADSs as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for the five (5) consecutive trading days ending with the last trading day prior to the Effective Time. With respect to Adecco Common Stock, "Market Value" shall mean the arithmetic average of the last reported sale price of Adecco Common Stock as reported on the Swiss Stock Exchange for the five (5) consecutive trading days ending with the last trading day prior to the Effective Time. With respect to OHS Common Stock, "Market Value" shall mean the last reported sale price of OHS Common Stock as reported on a national securities exchange or NASDAQ on the first full trading day following the Effective Time. All references in this Agreement to Adecco ADSs or Adecco Common Stock to be issued as Stock Consideration or OHS Common Stock to be issued as Split-Off Consideration shall be deemed to include any cash in lieu of fractional shares of Adecco ADSs, Adecco Common Stock or OHS Common Stock, as applicable, payable pursuant to this
Section 2.06.

     Section 2.07 Dissenting Shares.

     (a) Notwithstanding anything in this Agreement to the contrary, Olsten Common Stock which is issued and outstanding immediately prior to the Effective Time and which is held by Olsten stockholders who have not voted such shares in favor of the Merger, who shall have delivered a written demand for appraisal of such shares of Olsten Common Stock in the manner provided in the Delaware Act and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive the Closing Consideration pursuant to Section 2.01 hereof, but the holders thereof shall be entitled only to such rights as are granted by Section 262 of the Delaware Act. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the Delaware Act shall receive payment therefor from the Surviving Corporation in accordance with the Delaware Act; provided, however, that if (i) any such holder of Dissenting Shares shall have failed to establish his/her entitlement to appraisal rights as provided in Section 262 of the Delaware Act, (ii) any such holder of Dissenting Shares shall have effectively withdrawn his/her demand for appraisal of such shares of Olsten Common Stock or lost his/her right to appraisal and payment for his/her shares of Olsten Common Stock under Section 262 of the Delaware Act or (iii) neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the Delaware Act, such holder or holders, as the case may be, shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive from the Surviving Corporation the Closing Consideration, without interest thereon, as provided in Section 2.01 hereof. In such case, the Surviving Corporation will provide to such holder or holders, the Split-Off Consideration with respect to such shares.

     (b) Notice of Appraisal Demands. Olsten shall give Adecco and Merger Sub
(i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the Delaware Act received by Olsten and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the Delaware Act. Olsten shall not, except with the prior written consent of Adecco, voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     Section 2.08 Lost Certificates.

     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such reasonable amount as Adecco may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation or Olsten will issue in exchange for such lost, stolen or destroyed Certificate the Closing Consideration in respect thereof pursuant to this Agreement.

     Section 2.09 Withholding Rights.

     Each of Olsten and Adecco shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of former Olsten Common Stock such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Olsten Common Stock in respect of which such deduction and withholding was made.

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES
                            OF Adecco AND MERGER SUB

     Subject to the disclosure schedule delivered by Adecco to Olsten at or prior to the execution of this Agreement (the "Adecco Disclosure Statement"), the section numbers of which are numbered to correspond to the sections of this Agreement to which they relate, each of Adecco and Merger Sub represents and warrants to Olsten as follows:

     Section 3.01 Organization, Etc.

     Adecco is a corporation duly organized, validly existing and in good standing under the laws of Switzerland and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Adecco is duly qualified as a foreign corporation to do business, and is in good standing in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, have a material adverse effect on the business, results of operations, assets or condition (financial or otherwise) of Adecco and its Subsidiaries taken as a whole, other than any change or effect arising out of or resulting from general economic conditions or conditions affecting the staffing services industry (an "Adecco Material Adverse Effect"). Neither Adecco nor Merger Sub is in violation of any of the provisions of its organizational documents. Complete and correct copies of the organizational documents, as currently in effect, of Adecco and Merger Sub have been made available to Olsten.

     Section 3.02 Authority.

     Each of Adecco and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to approval of the Adecco Stockholder Proposals by the holders of Adecco Common Stock at the Adecco Special Meeting, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Adecco and Merger Sub, and by Adecco as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Adecco or Merger Sub are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than the approval of and the adoption of the Adecco Stockholder Proposals at the Adecco Special Meeting or any adjournment thereof by the requisite holders of the outstanding shares of Adecco Common Stock). This Agreement has been duly and validly executed and delivered by each of Adecco and Merger Sub and, assuming the due authorization, execution and delivery hereof by Olsten, constitutes a valid and binding agreement of each of Adecco and Merger Sub, enforceable against Adecco and Merger Sub in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. Adecco has full corporate power and authority to execute and deliver the Separation Agreement. The execution and delivery of the Separation Agreement have been duly and validly authorized by the Board of Directors of Adecco, and no other corporate proceedings on the part of Adecco are necessary to authorize the Separation Agreement. The Separation Agreement has been duly and validly executed and delivered by Adecco and, assuming the due authorization, execution and delivery thereof by Olsten and OHS, constitutes a valid and binding agreement of Adecco, enforceable against Adecco in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     Section 3.03 Consents; No Violations, Etc.

     (a) No filing or registration with, or permit, authorization, consent or approval of, or notification or disclosure to, any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission (a

"Governmental Authority"), court or third party is required by Adecco or Merger Sub in connection with the execution and delivery of this Agreement and, as applicable, the Separation Agreement, or the consummation of the Merger and the other transactions contemplated hereby, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and applicable foreign antitrust or other similar laws, (ii) in connection with the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (iii) the filing of appropriate merger documents as required by the Delaware Act, (iv) such consents, approvals, orders, permits, authorizations, registrations, declarations and filings as may be required under the Blue Sky laws of various states and (v) such consents, approvals, orders, permits, authorizations, registrations, declarations and filings which will have been made or obtained prior to the Effective Time and will then be in full force and effect.

     (b) Assuming that all filings, permits, authorizations, consents, disclosures and approvals required prior to the Effective Time have been duly made or obtained as contemplated by Section 3.03(a), the execution, delivery and performance of this Agreement and the Separation Agreement and the consummation of the Merger and the other transactions contemplated hereby by Adecco will not
(i) subject to approval by the holders of Adecco Common Stock at the Adecco Special Meeting, violate any provision of the organizational documents of Adecco or Merger Sub, (ii) violate any statute, rule, regulation, injunction, judgment, writ, order or decree of any Governmental Authority or court applicable to Adecco or Merger Sub or by which Adecco or Merger Sub or any of their properties are bound or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, redemption or repurchase) under, any of the terms, conditions or provisions of any (x) note, bond, mortgage, indenture or deed of trust relating to indebtedness for borrowed money or (y) license, lease, agreement or other instrument or obligation to which Adecco or Merger Sub is a party or by which either of them or any of their properties or assets may be bound, excluding from the foregoing clauses (ii) and
(iii)(y) violations, breaches or defaults that, individually or in the aggregate, would not either impair Adecco's or Merger Sub's ability to consummate the Merger or the other transactions contemplated hereby or have an Adecco Material Adverse Effect.

     Section 3.04. Capitalization.

     At July 4, 1999, the authorized capital stock of Adecco consists of 19,769,082 shares of Adecco Common Stock and 24,500 shares of Participation Certificates (Class A), nominal value 2.0 CHF per share. As of July 4, 1999, there were 17,197,948 shares of Adecco Common Stock issued and outstanding and 67,180 shares of Adecco Common Stock held in Adecco's treasury. All issued and outstanding shares of capital stock of Adecco are duly authorized and validly issued, fully paid and nonassessable. The Adecco Common Stock to be issued in accordance with Section 2.01 hereof, when so issued, will be duly and validly authorized and, when Adecco ADSs representing the Adecco Common Stock to be issued hereunder are issued, the ADSs will be duly and validly issued, fully paid and nonassessable and free of preemptive rights with respect thereto. Upon issuance by the Depositary of ADRs evidencing ADSs against the deposit of Adecco Common Stock in respect thereof in accordance with the provisions of the Deposit Agreement, such ADRs will be duly and validly issued and the persons in whose names the ADRs are registered will be entitled to the rights specified therein and in the Deposit Agreement. Other than pursuant to the options to acquire Adecco Common Stock, there has not been any issuance of capital stock of Adecco since July 4, 1999. Adecco is a "foreign private issuer," as such term is defined in Rule 3b-4(c) under the Exchange Act.

     Section 3.05 SEC and Other Filings.

     (a) Adecco has timely filed with the SEC, any similar foreign regulatory authority and any stock exchange on which Adecco Common Stock or Adecco ADRs are listed all required forms, reports, registration statements and documents required to be filed by it with the SEC or such other authority since January 1, 1997 (collectively, the "Adecco Reports"), all of which complied as to form when filed in all material respects with the applicable provisions of the Securities Act, the Exchange Act or the applicable laws or regulations of any such authority, as the case may be. As of their respective dates, the Adecco Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents required to be filed as exhibits to the Adecco Reports have been so filed. None of Adecco's Subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Adecco will deliver to Olsten, as soon as they become available, true and complete copies of any report or statement mailed by Adecco to its securityholders generally or filed by it with the SEC, any similar foreign regulatory authority or any stock exchange on which Adecco Common Stock or Adecco ADRs are listed, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports and statements (excluding any information therein provided by Olsten, as to which Adecco makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. The audited consolidated financial statements and unaudited consolidated interim financial statements of Adecco and its Subsidiaries required to be included or incorporated by reference in such reports and statements (if any) will be prepared in accordance with U.S. GAAP (as defined below) and will fairly present the consolidated financial position of Adecco and its Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements).

     Section 3.06 Financial Statements.

     The audited consolidated financial statements of Adecco and its Subsidiaries included or incorporated by reference in any of the Adecco Reports have been prepared in accordance with generally accepted accounting principles in the United States, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) ("U.S. GAAP"), and fairly present in all material respects the consolidated financial position of Adecco and its Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended, and such audited consolidated financial statements are accompanied by an unqualified auditors' report thereon by Adecco's independent public accountants. The unaudited consolidated balance sheets and statements of operations as of July 4, 1999 of Adecco and its Subsidiaries provided to Olsten have been prepared in accordance with U.S. GAAP. The Consolidated Balance Sheet as at January 3, 1999 of Adecco and its Subsidiaries contained in such financial statements is hereinafter referred to as the "Adecco Balance Sheet."

     Section 3.07 Absence of Undisclosed Liabilities.

     As of the date hereof, neither Adecco nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any unusual or extraordinary commitments, except for (i) the liabilities recorded on the Adecco Balance Sheet and/or reflected in the notes thereto, (ii) liabilities and obligations disclosed in any Adecco Report filed since January 3, 1999 and prior to the date of this Agreement or in the unaudited consolidated balance sheets as of July 4, 1999 of Adecco and its Subsidiaries provided to Olsten, (iii) liabilities and obligations incurred since January 3, 1999 in the ordinary course of business consistent with past practice, which are not unusual in nature or amount and which would not, individually or in the aggregate, have an Adecco Material Adverse Effect and (iv) liabilities or obligations that, individually or in the aggregate, would not have an Adecco Material Adverse Effect.

     Section 3.08 Absence of Changes or Events.

     From January 3, 1999 through the date of this Agreement and except as set forth in the Adecco Reports filed prior to the date hereof (a) there has been no Adecco Material Adverse Effect, (b) Adecco and its Subsidiaries have conducted their business only in the ordinary course and (c) neither Adecco nor any of its Subsidiaries has, directly or indirectly:

     (a) purchased or otherwise acquired, or agreed to purchase or otherwise acquire, any shares of capital stock of Adecco or any of its Subsidiaries, or any options, warrants or other equity securities of Adecco or any of its Subsidiaries, in each case, other than purchases or acquisitions (or agreements with respect thereto) of minority interests or made in the ordinary course of business consistent with past practice, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

     (b) instituted any significant change in accounting methods, principles or practices affecting its assets, liabilities or business, except insofar as may be appropriate to conform to changes in law or U.S. GAAP; or

     (c) agreed to do any of the things described in the preceding clauses (a) or (b).

     Section 3.09 Litigation.

     There is no (i) claim, action, suit or proceeding pending or, to the best of Adecco's knowledge, threatened against Adecco or any of its Subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal or (ii) outstanding judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal in a proceeding to which Adecco, any of its Subsidiaries or any of their respective assets was or is a party, except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, either impair Adecco's or Merger Sub's ability to consummate the Merger or the other transactions contemplated hereby or have an Adecco Material Adverse Effect.

     Section 3.10 Compliance with Laws.

     Neither Adecco nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any Governmental Authority, or any judgment, decree or order of any court, applicable to its business or operations, except for any such violations or failures to comply that, individually or in the aggregate, would not either impair Adecco's or Merger Sub's ability to consummate the Merger or the other transactions contemplated hereby or have an Adecco Material Adverse Effect.

     Section 3.11 Taxes.

     Adecco and each of its Subsidiaries have (i) timely filed all Tax Returns required to be filed by them (taking into account extensions) and all such Tax Returns were complete, correct and accurate in all material respects, (ii) timely paid all Taxes shown to be due on such Tax Returns, (iii) timely paid all Taxes for which a notice of assessment or collection has been received (other than amounts being contested in good faith by appropriate proceedings and properly accrued in accordance with U.S. GAAP), except in the case of clause
(i), (ii) or (iii) for any such filings or payments that, individually or in the aggregate, would not have an Adecco Material Adverse Effect. There are no liens for Taxes upon the assets of Adecco or any of its Subsidiaries (other than liens for Taxes that are not yet due). "Tax" or "Taxes" shall mean any U.S. federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and shall include any transferee liability in respect of Taxes and any liability in respect of Taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement. "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     Section 3.12 Employee Benefit Plans; ERISA.

     (a) To the extent required, Adecco and each of its Subsidiaries are in compliance with the applicable provisions of the Employee Retirement Income Security Act of

1974, as amended ("ERISA"), the Code and other applicable laws with respect to the employee benefit plans (within the meaning of Section 3(3) of ERISA) maintained or contributed to by Adecco or its Subsidiaries, except where the failure to comply would not, singly or in the aggregate, reasonably be expected to have an Adecco Material Adverse Effect. Adecco and each of its Subsidiaries are in compliance with applicable laws with respect to each of Adecco's material Adecco Foreign Plans (as hereinafter defined), except where the failure to comply would not, singly or in the aggregate, reasonably be expected to have an Adecco Material Adverse Effect. For purposes of this Agreement, the term "Adecco Foreign Plan" shall mean any employee benefit plan, program, policy or arrangement maintained or contributed to, by, or entered into with, Adecco or any of its Subsidiaries with respect to employees (or former employees) employed outside the United States.

     (b) Neither Adecco nor any of its Subsidiaries nor any of their ERISA Affiliates (as defined below) has incurred, or reasonably expects to incur, any liability to the Pension Benefit Guaranty Corporation (the "PBGC") or to a trustee appointed under Section 4042(b) or (c) of ERISA other than for the payment of premiums, all of which have been paid when due. For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is a member of any group of persons described in Section 414(b),
(c) or (m) of the Code which includes the referent person or its Subsidiaries.

     (c) Neither Adecco nor any of its Subsidiaries nor any of their ERISA Affiliates has any liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of
Section 3(37) of ERISA, except for any such liability which would not, singly or in the aggregate, reasonably be expected to have an Adecco Material Adverse Effect.

     Section 3.13 Environmental Matters.

     Except as would not have an Adecco Material Adverse Effect, Adecco and each of its subsidiaries are in compliance with and have no liability under applicable Environmental Laws (as hereinafter defined). As used in this Agreement, the term "Environmental Laws" means the common law, and any law, statute, rule, regulation, ordinance, judgment, directive, order or decree relating to pollution or protection of the environment, including without limitation, natural resources, or to human health or safety.

     Section 3.14 Finders or Brokers.

     Other than Goldman, Sachs & Co., neither Adecco nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger or the amount of which is calculated with reference to any part of the Closing Consideration.

     Section 3.15 Board Recommendation.

     The Board of Directors of Adecco has, by a unanimous vote at a meeting of such Board duly held on August 12, 1999, approved and adopted the Merger and the other transactions contemplated hereby, and determined that the Agreement, the Separation Agreement, the Merger and the other transactions contemplated hereby, taken together, are in the best interest of the stockholders of Adecco, and prior to the date hereof resolved to recommend that the holders of Adecco Common Stock approve the Adecco Stockholder Proposals.

                                   ARTICLE IV.

                    REPRESENTATIONS AND WARRANTIES OF OLSTEN

     Subject to the disclosure schedule delivered by Olsten to Adecco and Merger Sub at or prior to the execution of this Agreement (the "Olsten Disclosure Statement"), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they relate, Olsten represents and warrants to Adecco and Merger Sub as follows:

     Section 4.01 Organization, Etc.

     Olsten is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Olsten is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing that would not, individually or in the aggregate, have a material adverse effect on the business, results of operations, assets or condition (financial or otherwise) of (i) Olsten and its Subsidiaries taken as a whole, or (ii) Olsten and the Retained Subsidiaries, taken as a whole, other than any change or effect arising out of or resulting from general economic conditions or conditions affecting the staffing services industry (a "Olsten Material Adverse Effect"). Olsten is not in violation of any of the provisions of its organizational documents. Complete and correct copies of the organizational documents, as currently in effect, of Olsten have been made available to Adecco.

     Section 4.02 Authority.

     Olsten has full corporate power and authority to execute and deliver this Agreement and the Separation Agreement and, subject to approval by the requisite holders of the outstanding shares of Olsten Stock and Olsten Class B Stock, voting together as a single class, at the Olsten Special Meeting, to consummate the Merger, the Split-Off and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Separation Agreement and the consummation of the Merger, the Split-Off and the other transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Olsten, and no other corporate proceedings on the part of Olsten are necessary to authorize this Agreement or the Separation Agreement or to consummate the Merger, the Split-Off and the other transactions contemplated hereby and thereby (other than the approval of and adoption of this Agreement, the Merger and the other transactions contemplated hereby at the Olsten Special Meeting or any adjournment thereof by the requisite holders of the outstanding shares of Olsten Common Stock and Olsten Class B Stock, voting together as a single class). Each of this Agreement and the Separation Agreement has been duly and validly executed and delivered by Olsten and, in the case of Separation Agreement, OHS, and assuming the due authorization, execution and delivery hereof by Adecco and Merger Sub, in the case of the Merger Agreement, constitutes a valid and binding agreement of Olsten and, in the case of the Separation Agreement, OHS, enforceable against Olsten, and in the case of the Separation Agreement, OHS, in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     Section 4.03 Consents; No Violations, Etc.

     (a) No filing or registration with, or permit, authorization, consent or approval of, or notification or disclosure to, any Governmental Authority, court or third party is required by Olsten or OHS in connection with the execution and delivery of this Agreement and the Separation Agreement or the consummation by Olsten of the Merger and the consummation by Olsten and OHS of the Split-Off and the other transactions contemplated hereby and thereby, except (i) in connection with the applicable requirements of the HSR Act and applicable foreign antitrust or other similar laws, (ii) in connection with the provisions of the Securities Act and the Exchange Act, (iii) the filings of appropriate merger documents as required by the Delaware Act, (iv) such consents, approvals, orders, permits, authorizations, registrations, declarations and filings as may be required under the Blue Sky laws of various states and (v) such consents, approvals, orders, permits, authorizations, registrations, declarations and filings which will have been made or obtained prior to the Effective Time and will then be in full force and effect.

     (b) Assuming that all filings, permits, authorization, consents, disclosures and approvals required prior to the Effective Time have been duly made or obtained as contemplated by Section 4.03(a), the execution and delivery of this Agreement and the Separation Agreement and the consummation by Olsten of the Merger and Olsten and OHS of the Split-Off and the other transactions contemplated hereby and thereby will not (i) subject to obtaining the approval of the requisite holders of the outstanding shares of Olsten Common Stock and Olsten Class B Stock, voting together as a single class, violate any provision of the organizational documents of Olsten or any of its Subsidiaries, (ii) violate any statute, rule, regulation, injunction, judgment, writ, order or decree of any Governmental Authority or court applicable to Olsten or any of its Subsidiaries or by which Olsten, any of its Subsidiaries or any of their properties are bound or (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, redemption or repurchase) under, any of the terms, conditions or provisions of any (x) note, bond, mortgage, indenture or deed of trust relating to indebtedness for borrowed money or Governmental Settlement Agreement (as defined in the Separation Agreement) or
(y) license, lease, agreement or other instrument or obligation to which Olsten or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, excluding from the foregoing clauses (ii) and
(iii)(y) violations, breaches or defaults that, individually or in the aggregate, would not either impair Olsten's or OHS', as applicable, ability to consummate the Merger or

Split-Off or the other transactions contemplated hereby or by the Separation Agreement or have an Olsten Material Adverse Effect.

     Section 4.04 Capitalization.

     The authorized capital stock of Olsten consists of 110,000,000 shares of Olsten Stock, 50,000,000 shares of Olsten Class B Stock and 250,000 shares of preferred stock, par value $.10 per share. As of April 4, 1999, there were 68,255,667 shares of Olsten Stock outstanding, 13,068,973 shares of Olsten Class B Stock outstanding, 45,700 shares of Olsten Stock held in Olsten's treasury and 7,475,040 shares of Olsten Common Stock (including 5,731,342 shares of Olsten Stock and 1,743,698 shares of Olsten Class B Stock) reserved for issuance upon the exercise of options theretofore granted pursuant to the Olsten Plans and upon conversion of the Quantum Debt (as defined in the Separation Agreement). All issued and outstanding shares of capital stock of Olsten are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto. Section 4.04 of the Olsten Disclosure Statement lists each Olsten Plan and each outstanding option and stock grant as of August 12, 1999, the number of shares of Olsten Common Stock to be received upon exercise thereof and the exercise price of each such option (the "Olsten Common Stock Equivalents"). Except for the Olsten Common Stock Equivalents and the Quantum Debt, there are no options, warrants, calls, subscriptions, or other rights, agreements or commitments obligating Olsten to issue, transfer or sell any shares of capital stock of Olsten or any other securities convertible into or evidencing the right to subscribe for any such shares. Other than stock, if any, issued pursuant to the Olsten Plans, stock, if any, issued upon conversion of the Quantum Debt and stock, if any, issued upon exercise of stock options or the vesting of stock grants pursuant to the Olsten Common Stock Equivalents, there has not been any issuance of capital stock of Olsten since August 12, 1999. There are no outstanding stock appreciation rights with respect to the capital stock of Olsten. At and after the Effective Time, none of the options or warrants exercisable for or other securities convertible into shares of capital stock of Olsten shall, then or thereafter, continue to be so exercisable or convertible into capital stock or other claim on the equity of Olsten.

     Section 4.05 SEC Filings.

     (a) Olsten has timely filed with the SEC and any stock exchange on which Olsten Common Stock is listed all required forms, reports, registration statements and documents required to be filed by it with the SEC or such other authority since January 1, 1996 (collectively, the "Olsten SEC Reports"), all of which complied as to form when filed in all material respects with the applicable provisions of the Securities Act or the Exchange Act or the applicable laws or regulations of any such authority, as the case may be. As of their respective dates, the Olsten SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 4.05(a) of the Olsten Disclosure Statement, all documents required to be filed as exhibits to the Olsten SEC Reports have been so filed. None of Olsten's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Olsten will deliver to Adecco as soon as they become available true and complete copies of any report or statement mailed by Olsten to its securityholders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports and statements (excluding any information therein provided by Adecco, as to which Olsten makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. The audited consolidated financial statements and unaudited consolidated interim financial statements of Olsten and its Subsidiaries to be included or incorporated by reference in such reports and statements will be prepared in accordance with U.S. GAAP and regulations of the SEC applicable to public companies and will fairly present the consolidated financial position of Olsten and its Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements).

     Section 4.06 Financial Statements.

     The audited consolidated financial statements and unaudited consolidated interim financial statements of Olsten and its Subsidiaries included or incorporated by reference in any of the Olsten SEC Reports have been prepared in accordance with U.S. GAAP and regulations of the SEC applicable to public companies and fairly present in all material respects the consolidated financial position of Olsten and its Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements), and such audited consolidated financial statements are accompanied by an unqualified opinion thereon by Olsten's independent accountants. The Consolidated Balance Sheet as at January 3, 1999 of Olsten and its Subsidiaries contained in such financial statements is hereinafter referred to as the "Olsten Balance Sheet."

     Section 4.07 Absence of Undisclosed Liabilities.

     As of the date hereof, neither Olsten nor any of its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any unusual or extraordinary commitments, except for (i) the liabilities recorded on the Olsten Balance Sheet and/or reflected in the notes thereto, (ii) liabilities and obligations disclosed in any Olsten SEC Report filed since January 3, 1999 and prior to the date of this Agreement, (iii) liabilities and obligations incurred since January 3, 1999 in the ordinary course of business consistent with past practice, which are not unusual in nature or amount and which would not, individually or in the aggregate, have an Olsten Material Adverse Effect and
(iv) liabilities or obligations that, individually or in the aggregate, would not have an Olsten Material Adverse Effect.

     Section 4.08 Absence of Changes or Events.

     From January 3, 1999 through the date of this Agreement and except as set forth in the Olsten SEC Reports filed prior to the date hereof: (a) there has been no Olsten Material Adverse Effect, (b) Olsten and its Subsidiaries have conducted their business only in the ordinary course and (c) neither Olsten nor any of its Subsidiaries has, directly or indirectly:

     (a) other than pursuant to any Olsten Plan, issued any capital stock or purchased, redeemed or otherwise acquired, or agreed to purchase, redeem or otherwise acquire, any shares of capital stock of Olsten or any of its Subsidiaries, or issued or purchased any options, warrants or other equity securities, debt securities or evidence of indebtedness of Olsten or any of its Subsidiaries, or declared, set aside or paid any dividend or otherwise made a distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

     (b) split, combined or reclassified any of its capital stock;

     (c) (i) assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation (other than any wholly-owned Subsidiary of Olsten), or made any loans or advances to any other individual, firm or corporation (other than loans among Olsten and any of its wholly-owned Subsidiaries) except in the ordinary course of business consistent with past practice; or (ii) incurred any liabilities, except for liabilities that, individually or in the aggregate, would not reasonably be expected to have an Olsten Material Adverse Effect;

     (d) made any payment with respect to any option, warrant or other equity security, or any debt security or evidence of indebtedness of Olsten or any of its Subsidiaries (other than regular, periodic payments of principal and/or interest required pursuant to the terms of the applicable security or instrument);

     (e) instituted any significant change in accounting methods, principles or practices affecting its assets, liabilities, reserve or expense recognition, reserves, amortization or accruals, except insofar as may be appropriate to conform to changes in law or U.S. GAAP;

     (f) revalued any of its assets, including without limitation, writing down the value of inventory or notes or accounts receivables;

     (g) suffered any damage, destruction or loss, whether covered by insurance or not, except for such that, individually or in the aggregate, would not have an Olsten Material Adverse Effect;

     (h) since the date of the information contained in Olsten's proxy statement dated April 13, 1999, (i) increased in any manner the compensation or benefits of any of its directors or, except in the ordinary course of business consistent with past practice, officers or employees, except in each case as required under plans or arrangements existing at April 13, 1999; (ii) paid or agreed to pay any pension, retirement allowance or other employee benefit not required under agreements, plans or arrangements existing at April 13, 1999; (iii) paid any bonus, except for bonuses paid in the ordinary course of business consistent with past practice; (iv) granted any severance or termination pay to any person, or entered into any employment consulting and severance agreement with, any person providing for total compensation and severance payments in excess of $100,000; (v) entered into or made any material modification or amendment to, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Olsten of the nature contemplated hereby or by the Separation Agreement, or (vi) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement or similar plan or arrangement (including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, contract, agreement or understanding) that was not in existence as a plan of Olsten prior to April 13, 1999, or amended any such plan or arrangement in existence at or prior to April 13, 1999, in each case except as may be required by applicable law;

     (i) sold, transferred, pledged, mortgaged, or otherwise disposed of, or leased or licensed to or from any person, or encumbered, any material properties or assets, real, personal or mixed, except in the ordinary course of business; or

     (j) agreed to do any of the things described in the preceding clauses (a) through (i).

     Section 4.09 Litigation.

     Except as described specifically in the Olsten SEC Reports filed prior to the date hereof, there is no (i) claim, action, suit or proceeding pending or, to Olsten's knowledge, threatened against Olsten or any of its Subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal or (ii) outstanding judgment, order, writ, injunction or decree of any court, governmental agency or arbitration tribunal in a proceeding to which Olsten, any of its Subsidiaries or any of their respective assets was or is a party, except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, either impair Olsten's or OHS' (as applicable) ability to consummate the Merger, the Split-Off or the other transactions contemplated hereby or by the Separation Agreement or have an Olsten Material Adverse Effect.

     Section 4.10 Subsidiaries and Investments.

     (a) Section 4.10(a) of the Olsten Disclosure Statement contains a complete list as of the date hereof of each Subsidiary of Olsten and sets forth with respect to each of Olsten's Subsidiaries its name and jurisdiction of organization and, with respect to each Subsidiary of Olsten that is not wholly-owned, the percentage of share capital owned by Olsten or a Subsidiary of Olsten. Each Subsidiary of Olsten is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and, except as would not, individually or in the aggregate, have an Olsten Material Adverse Effect, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each subsidiary of Olsten is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing that, individually or in the aggregate, would not have an Olsten Material Adverse Effect.

All of the outstanding shares of capital stock or share capital of each Subsidiary of Olsten are validly issued, fully paid and nonassessable, and those owned by Olsten or by a Subsidiary of Olsten are owned free and clear of any liens, claims or encumbrances. There are no options, warrants, calls, subscriptions or other rights, agreements or commitments obligating any of the Subsidiaries of Olsten to issue, transfer or sell any shares of its capital stock or other securities convertible into or evidencing the right to subscribe for any such shares.

     (b) Section 4.10(b) of the Olsten Disclosure Statement lists, as of the date hereof, each corporation, partnership, joint venture or other business, association or entity (other than its Subsidiaries) in which Olsten or any of its Subsidiaries owns, directly or, to the knowledge of Olsten, indirectly, an equity interest other than any ownership interest of less than 5% of the outstanding equity securities of any issuer whose securities are registered under the Exchange Act.

     (c) Section 4.10(c) of the Olsten Disclosure Statement lists all agreements which contain liabilities or obligations whether absolute, accrued, contingent, matured, unmatured or otherwise of Olsten and its Subsidiaries for earn-outs or other similar payments related to acquisitions and other similar transactions and all puts and other buy-out obligations related to minority interests.

     Section 4.11 Compliance with Laws.

     (a) Except as described specifically in the Olsten SEC Reports filed prior to the date hereof, (i) neither Olsten nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any Governmental Authority, or any judgment, decree or order of any court, applicable to it, its business or operations or by which it, its business or operations are bound, except for any such violations or failures to comply that, individually or in the aggregate, would not impair Olsten's or OHS' (as applicable) ability to consummate the Merger, the Split-Off and the other transactions contemplated hereby or by the Separation Agreement or have an Olsten Material Adverse Effect, (ii) no investigation or review by any Governmental Authority is pending or, to Olsten's knowledge, has been threatened against Olsten or any of its Subsidiaries, nor, to Olsten's knowledge, has any Governmental Authority indicated by written notice or, to Olsten's knowledge, otherwise, an intention to conduct an investigation of Olsten or any of its Subsidiaries, other than any such investigation which would not, individually or in the aggregate, impair Olsten's or OHS' (as applicable) ability to consummate the Merger, the Split-Off or the other transactions contemplated hereby or by the Separation Agreement or have an Olsten Material Adverse Effect; (iii) neither Olsten nor any of its Subsidiaries is liable, either primarily or jointly and severally with any other party, for any fines, penalties or other amounts payable to any Governmental Authority in an aggregate amount in excess of $5,000,000 and (iv) there is no agreement, judgement, injunction, order or decree binding upon Olsten or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Olsten or any of its Subsidiaries, any acquisition of material property by Olsten or any of its Subsidiaries, the conduct of business by Olsten as currently conducted, or the Merger or Split-Off or the other transactions contemplated by this Agreement and the Separation Agreement. Other than as disclosed by Olsten to Adecco, Olsten and its Subsidiaries are each in compliance, in all material respects, with all material laws and regulations relating to franchising and their relationship with their franchisees and licensed area representatives.

     (b) Each of Olsten and its Subsidiaries has such certificates, permits, licenses, franchises, consents, approvals, orders, authorizations and clearances from appropriate Governmental Authorities ("Olsten Licenses") as are necessary to own, lease or operate its properties and assets and to conduct its business in the manner described in the Olsten SEC Reports and as presently conducted and all such Olsten Licenses are valid and in full force and effect, except for any failures to have any such Olsten License or any failures of any such Olsten License to be valid and in full force and effect that, individually or in the aggregate, would not have an Olsten Material Adverse Effect. Each of Olsten and its Subsidiaries is, and within the period of all applicable statues of limitation has been, in compliance with its obligations under such Olsten Licenses and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination of such Olsten Licenses, except for any such failures to be in compliance with such obligations or any such revocations or terminations that, individually or in the aggregate, would not have an Olsten Material Adverse Effect. Olsten has no knowledge of any facts or circumstances that could reasonably be expected to result in an inability of Olsten or any of its Subsidiaries to renew any Olsten License. Neither the execution and delivery by Olsten of this Agreement or by Olsten and OHS of the Separation Agreement nor the consummation of the Merger or the Split-Off or any of the other transactions contemplated herein or therein will result in any revocation or termination of any Olsten License, except for Olsten Licenses, the revocation or termination of which would not, individually or in the aggregate, have an Olsten Material Adverse Effect or impair, in any material respect, the operation of the Retained Businesses after the Merger.

     Section 4.12 Intellectual Property Rights.

     To Olsten's knowledge, Olsten and its Subsidiaries own or have the right to use all Olsten Intellectual Property Rights (as defined below) necessary to the conduct of their respective businesses, except for such lack or defects in ownership or possession as would not, individually or in the aggregate, have an Olsten Material Adverse Effect. There have been no written claims or assertions made by others that Olsten or any of its Subsidiaries has infringed any material intellectual property rights of others in the preceding three year period and, to Olsten's knowledge, there has been no such infringement by Olsten or any of its Subsidiaries during this period except for such infringements that, individually or in the aggregate, would not have an Olsten Material Adverse Effect. Olsten has no knowledge of any infringement of Olsten Intellectual Property Rights by others, except for such infringements that, individually or in the aggregate, would not have an Olsten Material Adverse Effect. All material issued patents, registered trademarks and service marks owned by Olsten or its Subsidiaries are recorded on the public record in the name of Olsten or its Subsidiaries, except to the extent that the failure to be so recorded would not materially impair the ownership, use or protection of such patents, trademarks and service marks .

     Section 4.12 of the Olsten Disclosure Statement contains a list of all material patents, trade names, registered copyrights, registered and unregistered trademarks and service marks and applications for the foregoing owned by Olsten or its Subsidiaries. Olsten and/or its

Subsidiaries have clear and unencumbered title to the Olsten Intellectual Property Rights set forth in Section 4.12 of the Olsten Disclosure Statement and such title has not been challenged (pending or threatened) by others except for the encumbrances listed therein.

     "Olsten Intellectual Property Rights" shall mean and include rights relating to Olsten's or its Subsidiaries, patents, trademarks, service marks, trade names, copyrights, and all currently pending applications for any thereof, and any inventions, processes, trade secrets, know-how, confidentiality agreements, consulting agreements, software systems, proprietary field systems, software licenses or options to obtain rights or licenses.

     Section 4.13. Taxes.

     (a) Filing of Tax Returns. Olsten and its Subsidiaries have timely filed, taking into account extensions, with the proper taxing or other governmental authorities all Tax Returns (as such term is defined in Section 3.11) required to be filed through the date hereof. Such Tax Returns are complete, correct and accurate in all respects. Olsten and its Subsidiaries have delivered to Adecco complete and accurate copies of all consolidated federal, state and local income or franchise Tax Returns filed by Olsten and its Subsidiaries for their taxable year ended December 28, 1997.

     (b) Payment of Taxes. Olsten and its Subsidiaries have paid or will have paid all Taxes for all periods or portions thereof ending on or before the Effective Time, or adequate reserves (in conformity with U.S. GAAP applied on a consistent basis and consistent with such entity's past custom and practice) have been established therefor, and Olsten and its Subsidiaries have no material liability for Taxes in excess of the amounts so paid or reserves so established. All Taxes that Olsten and each of its Subsidiaries have been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing or other governmental authority.

     (c) Audit History.

          (i) No deficiencies for Taxes of Olsten or any of its Subsidiaries have been claimed in writing or assessed by any taxing or other governmental authority, which deficiencies have not been paid or finally settled.

          (i) There are no pending or, to Olsten's knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of Olsten or its Subsidiaries.

          (ii) No extension of a statute of limitations relating to Taxes is in effect with respect to Olsten or any of its Subsidiaries.

     (d) Tax Elections.

          (i) Olsten and each of its Subsidiaries have not made any elections, and are not required, to treat any of their assets as owned by another person or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section

     168 of the Code or under any comparable state or local income Tax or other Tax provision.

          (ii) Olsten and its Subsidiaries are not parties to or bound by any tax sharing, tax indemnity or tax allocation agreement or other similar arrangement with any other person or entity (including, without limitation, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

          (iii) Olsten and its Subsidiaries have not filed consents pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state or local law) or agreed to have Sections 341(f)(2) of the Code (or any corresponding provision of state or local law) apply to any disposition of any asset owned by it.

     (e) Additional Representations.

          (i) There are no liens for Taxes (other than for Taxes not yet delinquent) upon the assets of Olsten or any of its Subsidiaries.

          (ii) Since 1992, Olsten and its Subsidiaries have never been members of an affiliated group of corporations within the meaning of Section 1504 of the Code, with the exception of the affiliated group for which Olsten is the common parent. Neither Olsten nor any of its Subsidiaries, or any predecessor or affiliate of any of them, has become liable (whether by contract, as transferee or successor, by law or otherwise) for the Taxes of any other person or entity under Treasury Regulation section 1.1502-6 or any similar provision of state, local or foreign law, except for other members of the affiliated group of which Olsten is the common parent.

          (iii) Olsten and its Subsidiaries have not made, requested or agreed to make, nor are they required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise for any taxable year.

          (iv) Neither Olsten nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any amount as to which a deduction may be denied under Section 162(m) of the Code.

          (v) Olsten and its Subsidiaries have not been "United States real property holding corporations" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section
     897(c)(1)(A)(ii).

          (vi) Olsten and its Subsidiaries have properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which Olsten and its Subsidiaries would have been obligated to collect or withhold Taxes, except for any failure to do so which would not be expected to have a Material Adverse Effect on Olsten and its Subsidiaries taken as a whole.

          (vii) There is no contract, agreement, plan or arrangement covering any employee or former employee of Olsten or any of its Subsidiaries (with respect to such employee's relationship with Olsten or the applicable Subsidiary) that, individually or collectively, requires, or in any prior period required, the payment by Olsten or any of its Subsidiaries of any amount (i) that is or was not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is or was an "excess parachute payment" pursuant to
     Section 280G of the Code.

     Section 4.14 Employee Benefit Plans; ERISA.

     (a) Olsten has disclosed to Adecco in Section 4.14(a) of the Olsten Disclosure Statement all "employee pension benefit plans" (as defined in Section 3(2) of ERISA) maintained or contributed to by Olsten or any of its Subsidiaries or any of their ERISA Affiliates, or to which Olsten or any of its Subsidiaries or any of their ERISA Affiliates contributes or is obligated to make payments thereunder or otherwise may have any liability (collectively, the "Olsten Pension Benefit Plans").

     (b) Olsten has delivered or made available to Adecco true and complete copies of all "welfare benefit plans" (as defined in Section 3(1) of ERISA) maintained or contributed to by Olsten or any of its Subsidiaries (the "Olsten Welfare Plans"), all multiemployer plans (as defined in Section 3(37) of ERISA) to which Olsten or any of its Subsidiaries or any of their ERISA Affiliates is required to make contributions or otherwise may have any liability and all stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance and vacation plans maintained or contributed to by Olsten or a Subsidiary of Olsten.

     (c) Olsten and each of its Subsidiaries and each of the Olsten Pension Benefit Plans and Olsten Welfare Plans are in compliance with the applicable provisions of ERISA, the Code and other applicable laws with respect to the Olsten Pension Benefit Plans and Olsten Welfare Plans, except where the failure to comply would not, singly or in the aggregate with all other failures, non-compliance, liabilities, transactions, events and other matters that are the subject of any representation and warranty under this Section 4.14, reasonably be expected to have an Olsten Material Adverse Effect.

     (d) All contributions to, and payments from, the Olsten Pension Benefit Plans which are required to have been made in accordance with the Olsten Pension Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code have been timely made, except where the failure to make such contributions or payments on a timely basis would not, singly or in the aggregate with all other failures, non-compliance, liabilities, transactions, events and other matters that are the subject of any representation and warranty under this
Section 4.14, reasonably be expected to have an Olsten Material Adverse Effect.

     (e) The Olsten Pension Benefit Plans intended to qualify under Section 401 of the Code have been determined by the Internal Revenue Service (the "IRS") to be so qualified and nothing has occurred with respect to the operation of such Olsten Pension Benefit Plans which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

     (f) There are (i) no investigations pending, to the knowledge of Olsten, by any governmental entity involving the Olsten Pension Benefit Plans or Olsten Welfare Plans, (ii) no termination proceedings involving the Olsten Pension Benefit Plans and (iii) no pending or, to Olsten's knowledge, threatened claims (other than routine claims for benefits), suits or proceedings with respect to any Olsten Pension Benefit Plan or Olsten Welfare Plan, against the assets of any of the trusts under any Olsten Pension Benefit Plan or Olsten Welfare Plan or against any fiduciary of any Olsten Pension Benefit Plan or Olsten Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Olsten Pension Benefit Plan or against the assets of any trust under such plan, nor, to Olsten's knowledge, are there any facts which would give rise to any such investigations, claims, suits or proceedings, except for any such matter which would not, singly or in the aggregate with all other failures, non-compliance, liabilities, transactions, events and other matters that are the subject of any representation and warranty under this
Section 4.14, reasonably be expected to have an Olsten Material Adverse Effect.

     (g) None of Olsten, any of its Subsidiaries or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Olsten Pension Benefit Plans or Olsten Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which would be reasonably likely to result in a tax, penalty, or other liability on Olsten or any of its Subsidiaries under Section 4975 of the Code or Section 502(i) of ERISA, except any such event which would not, singly or in the aggregate with all other failures, non-compliance, liabilities, transactions, events and other matters that are the subject of any representation and warranty under this Section 4.14, reasonably be expected to have an Olsten Material Adverse Effect.

     (h) Neither the Olsten Pension Benefit Plans subject to Title IV of ERISA nor any trust created thereunder has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect to either thereof, nor has there been any event with respect to any Olsten Pension Benefit Plan requiring disclosure under Section 4063(a) of ERISA or any event with respect to any Olsten Pension Benefit Plan requiring disclosure under Section 4041(c)(3)(C) of ERISA.

     (i) Neither Olsten nor any Subsidiary of Olsten nor any of their ERISA Affiliates has incurred any currently outstanding liability to the PBGC or to a trustee appointed under Section 4042(b) or (c) of ERISA other than for the payment of premiums, all of which have been paid when due. No Olsten Pension Benefit Plan has applied for, or received, a waiver of the minimum funding standards imposed by Section 412 of the Code. The information supplied to the actuary by Olsten or any of its Subsidiaries for use in preparing the most recent actuarial report for the Olsten Pension Benefit Plans is complete and accurate in all material respects.

     (j) Neither Olsten, any of its Subsidiaries nor any of their ERISA Affiliates has any material liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA.

     (k) With respect to each of the Olsten Pension Benefit Plans and Olsten Welfare Plans, true, correct and complete copies of the following documents have been delivered or made available to Adecco: (i) the current plans and related trust documents, including amendments thereto, (ii) any current summary plan descriptions, (iii) the most recent Forms 5500, financial statements and actuarial reports, if applicable, and (iv) the most recent IRS determination letter, if applicable, and (v) any filings with or correspondence to or from the IRS, or compliance statements, with respect to self-corrections of any disqualifying defects pursuant to Revenue Procedure 98-22.

     (l) Neither Olsten, any of its Subsidiaries, any organization to which Olsten is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, nor any of their ERISA Affiliates has engaged in any transaction described in Section 4069(a) of ERISA which would reasonably be expected to result in a material liability to Olsten or its Subsidiaries.

     (m) None of the Olsten Welfare Plans maintained by Olsten or any of its Subsidiaries are retiree life or retiree health insurance plans which provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or except at the expense of the participant or the participant's beneficiary. Olsten and each of its Subsidiaries which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980(B) of the Code, COBRA,
Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except for noncompliance which would not, singly or in the aggregate with all other failures, non-compliance, liabilities, transactions, events and other matters that are the subject of any representation and warranty under this Section 4.14, reasonably be expected to have an Olsten Material Adverse Effect.

     (n) No liability under any Olsten Pension Benefit Plan or Olsten Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which Olsten or any of its Subsidiaries has received notice that such insurance company is in rehabilitation.

     (o) The execution of, and consummation of the transactions contemplated by, this Agreement and the Separation Agreement will not, either alone or upon the occurrence of subsequent events, result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment or funding of any benefits or compensation payable to or in respect of any employee or former employee of Olsten or any of its Subsidiaries. Olsten has disclosed to Adecco in the Olsten Disclosure Statement any severance agreements or severance policies of Olsten or its Subsidiaries providing benefits in the event of a change of control of Olsten.

     (p) Olsten has disclosed to Adecco in Section 4.14(p) of the Olsten Disclosure Statement each of Olsten's material Olsten Foreign Plans (as hereinafter defined) to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction. Olsten and each of its Subsidiaries and each of such Olsten Foreign Plans are in compliance with applicable laws and all required contributions have been made to the Olsten Foreign Plans, except where the failure to comply or make contributions would not, singly or in the aggregate with all other failures, non-compliance, liabilities, transactions, events and other matters that are the subject of any representation and warranty under this Section 4.14, reasonably be expected to have an Olsten Material Adverse Effect. For purposes of this Agreement, the term "Olsten Foreign Plan" shall mean any employee benefit plan, program, policy or arrangement maintained or contributed to, by, or entered into with, Olsten or any of its Subsidiaries with respect to employees (or former employees) employed outside the United States.

     Section 4.15 Labor and Employment Matters.

     (a) Each of Olsten and its Subsidiaries is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, safety, wages and hours, and neither Olsten nor any of its Subsidiaries is engaged in any unfair labor practice in each case, except as would not, individually or in the aggregate, reasonably be expected to have an Olsten Material Adverse Effect. Olsten and each of its Subsidiaries: (i) has withheld all amounts required by law or by agreement to be withheld from wages, salaries and other payments to employees;
(ii) to Olsten's knowledge, is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the laws set forth in the preceding sentence; and (iii) is not liable for any material payment to any trust or other fund or to any Governmental Authority or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in the case of each of clauses (i), (ii) and (iii), for failures to withhold and liabilities which would not, individually or in the aggregate, have an Olsten Material Adverse Effect. There are no pending, or, to Olsten's knowledge, threatened or reasonably anticipated claims or actions against under any worker's compensation policy or long-term disability policy, except as would not, individually or in the aggregate, have an Olsten Material Adverse Effect. There is no labor strike, slowdown or stoppage pending (or, to the knowledge of Olsten, any labor strike, slowdown or stoppage threatened) against or affecting Olsten or any of its Subsidiaries, except as would not, individually or in the aggregate, have an Olsten Material Adverse Effect. None of Olsten or its Subsidiaries is a party to any union contract or collective bargaining agreement in North America. To Olsten's knowledge, no union organizing activities with respect to any of its or its Subsidiaries' employees are occurring or threatened, except as would not, individually or in the aggregate, have an Olsten Material Adverse Effect.

     (b) Neither Olsten nor any of its Subsidiaries is a party to any employment, management services, consultation or other contract or agreement with any past or present officer or director or, to Olsten's knowledge, any entity affiliated with any past or present officer or director, other than the agreements executed by employees generally, the forms of which have been provided to Adecco.

     Section 4.16 No Change of Control Payments.

     Neither the execution and delivery by Olsten of this Agreement or the execution and delivery by Olsten or OHS of the Separation Agreement nor the consummation of any of the transactions contemplated hereby or thereby gives rise to any obligation of Olsten or any of its Subsidiaries to, or any right of any holder of any security (equity or debt) of Olsten or any of its Subsidiaries or any holder of any other indebtedness of Olsten or any of its Subsidiaries or any of Olsten's franchisees or licensed area representatives to, require Olsten to purchase, offer to purchase, redeem, otherwise prepay or repay, pay any penalty or otherwise make any payments with respect to, any such security, indebtedness, or franchise or licensed area representative contract or agreement, or deposit any funds to effect the same.

     Section 4.17 Environmental Matters.

     Except as would not have an Olsten Material Adverse Effect:

          (a) Olsten and each of its subsidiaries are in compliance with and have no liability under applicable Environmental Laws;

          (b) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, notice or demand letter, or request for information pending, or to Olsten's knowledge threatened, under any Environmental Law (as hereinafter defined) against Olsten or any of its Subsidiaries;

          (c) neither Olsten nor any of its Subsidiaries has received written notice of actual or potential liability under any Environmental Law that has not been resolved, or is performing or obligated to perform any investigation or other action under any Environmental Law;

          (d) to Olsten's knowledge after due inquiry, there are no past or present events, activities, conditions or occurrences, including, without limitation, any disposal, spill, discharge or release of any Hazardous Materials (as hereinafter defined), that would reasonably be expected to result in any liability under any Environmental Law on the part of Olsten or any of its subsidiaries; and

          (e) to Olsten's knowledge, there is no asbestos or underground storage tank located at, on or under any facility or property owned, operated or leased by Olsten or any of its Subsidiaries.

     As used in this Agreement, the term "Environmental Laws" means the common law, and any law, statute, rule, regulation, ordinance, judgment, directive, order or decree relating to pollution or protection of the environment, including without limitation, natural resources, or to human health or safety; and the term "Hazardous Materials" means any pollutant, contaminant, chemical, substance, constituent, waste or material regulated or which can give rise to liability under any Environmental Law.

     Section 4.18 Insurance.

     Olsten has insurance policies and fidelity bonds covering its and its Subsidiaries' assets, business, equipment, properties, operations, employees, officers and directors of the type and in amounts customarily carried by persons conducting business similar to that of Olsten and such Subsidiaries. All premiums due and payable under all such policies and bonds have been paid, and Olsten is otherwise in full compliance with the terms and conditions of all such policies and bonds, except where the failure to have made payment or to be in full compliance would not, singularly or in the aggregate with all such other failures, have an Olsten Material Adverse Effect. The reserves established by Olsten in respect of all matters as to which Olsten self-insures or carries retention and/or deductibles, including for workers' medical coverage and workers' compensation, are adequate and appropriate in light of Olsten's experience with respect thereto and Olsten is not aware of any facts or circumstances existing as of the date hereof that could reasonably be expected to cause such reserves to be inadequate or inappropriate.

     Section 4.19 Leases.

     Neither Olsten nor any of its Subsidiaries owns any real property. Olsten has delivered or made available to Adecco true and complete copies of each lease requiring the payment of rentals aggregating, or pursuant to which the annual rentals are reasonably expected to be, at least $250,000 per annum pursuant to which real property is held under lease by Olsten or any of its Subsidiaries, and true and complete copies of each lease pursuant to which Olsten or any of its Subsidiaries leases real property to others. Section 4.19 of the Olsten Disclosure Statement sets forth a true and complete list of all such leases. All of the leases of Olsten or its Subsidiaries listed on Section 4.19 of the Olsten Disclosure Statement, are valid and subsisting and in full force and effect with respect to Olsten and its Subsidiaries, as the case may be, and, to Olsten's knowledge, with respect to any other party thereto except any such failures to be in full force and effect as would not be reasonably expected to have an Olsten Material Adverse Effect. Neither Olsten nor any of its Subsidiaries nor, to Olsten's knowledge, any landlord is in default of its obligations under any lease to which Olsten is bound and, to Olsten's knowledge, there are no conditions which, given notice and the passage of time, could constitute a default under such lease, except for any defaults which would not reasonably be expected to have an Olsten Material Adverse Effect. Olsten or its Subsidiaries, as the case may be, have valid leasehold interests in all properties leased thereunder free and clear of all liens, except as would not, individually or in the aggregate, have an Olsten Material Adverse Effect. To Olsten's knowledge, the leased real properties are in good operating order and condition.

     Section 4.20 Contracts and Commitments.

     (a) As of the date hereof, none of Olsten or any of its Subsidiaries is a party to any existing contract, obligation or commitment of any type in any of the following categories except for contracts filed as exhibits to the Olsten SEC Reports or set forth in Section 4.20 of the Olsten Disclosure Statement (true and complete copies of which contracts have been delivered to or made available to Adecco):

          (i) contracts that provide for annual payments to or by Olsten or any of its Subsidiaries aggregating in excess of $6,000,000;

          (ii) any contract under which Olsten or any Subsidiary has or may, except by way of endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past practice, become absolutely or contingently or otherwise liable for (x) the performance under a contract of any other person, firm or corporation or (y) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation, in all cases, individually in excess of $1,000,000 and in the aggregate in excess of $5,000,000;

          (iii) employment agreements, consulting agreements, contracts or commitments with any employee or member of Olsten's Board of Directors, other than those which are terminable by Olsten or any of its Subsidiaries on not more than thirty days notice without liability or financial obligation, and within each such category of agreements, contracts or commitments, which are individually in excess of $150,000;

          (iv) any agreements or plans, including, without limitation, any stock option, stock appreciation right or stock purchase plans or agreements, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (v) any contract with any director, officer or more than 5% stockholder of Olsten other than in such person's capacity as a director or officer of Olsten or any contract with any entity in which, to Olsten's knowledge, any director, officer or more than 5% stockholder or any family member of any director, officer or stockholder has a material economic interest;

          (vi) any contract that limits or restricts in any material respect where Olsten or any of its Subsidiaries may conduct its or their business or the type or line of business that Olsten or any of its Subsidiaries may engage in; and

          (vii) any material contract containing any agreement with respect to any change of control.

     (b) All of the contracts listed in Section 4.20 of the Olsten Disclosure Statement are in full force and effect, except for those contracts the ineffectiveness of which would not reasonably be expected to have an Olsten Material Adverse Effect. None of Olsten or its Subsidiaries is in breach of or default under any contract to which it is a party, except for breaches or defaults that would not, individually or in the aggregate, either impair Olsten's or OHS' (as applicable) ability to consummate the Merger or the Split-Off or the other transactions contemplated hereby or by the Separation Agreement or have an Olsten Material Adverse Effect.

     Section 4.21 Finders or Brokers.

     Other than Warburg Dillon Read and Salomon Smith Barney, neither Olsten nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger or the amount of which is calculated with reference to any part of the Closing Consideration.

     Section 4.22 Opinions.

     The Board of Directors of Olsten has received the opinions of Warburg Dillon Read LLC and Salomon Smith Barney Inc. to the effect that as of the date of this Agreement the Closing Consideration is fair to the holders of Olsten Common Stock from a financial point of view.

     Section 4.23 Board Recommendation.

     The Board of Directors of Olsten has, by a unanimous vote at a meeting of such board duly held on August 14, 1999, approved and adopted this Agreement, the Merger, the Split-Off and the other transactions contemplated hereby and thereby, and determined that this Agreement, the Separation Agreement, the Merger, the Split-Off and the other transactions contemplated hereby and thereby, taken together, are in the best interest of the stockholders of Olsten, and prior to the date hereof resolved to recommend that the holders of Olsten Common Stock approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

     Section 4.24 Voting Requirements.

     The approval by a majority of the voting power represented by the outstanding shares of Olsten Stock and Olsten Class B Stock entitled to vote thereon, and voting together as a single class, is the only vote of the holders of any class of Olsten's capital stock necessary to approve this Agreement, the Merger and the other transactions contemplated hereby. No separate approval by the holders of any other class or series of capital stock of Olsten is necessary to approve this Agreement, the Merger or any of the other transactions contemplated hereby.

     Section 4.25 State Antitakeover Statutes.

     Olsten has granted all approvals and taken all other steps necessary to exempt this Agreement, the Voting Agreement, the Merger and the other transactions contemplated hereby from the requirements and provisions of Section 203 of the Delaware Act and any other state or other antitakeover statute or regulation to the extent applicable such that none of the provisions of such "business combination," "moratorium," "control share," or other state antitakeover statute or regulation (x) prohibits or restricts Olsten's ability to perform its obligations under this Agreement or its ability to consummate the Merger and the other transactions contemplated hereby, (y) would have the effect of invalidating or voiding this Agreement or any provisions hereof, or (z) would subject Olsten or Adecco to any material impediment or condition in connection with the exercise of any of their respective rights under this Agreement.

                                   ARTICLE V.

                                    COVENANTS

     Section 5.01 Conduct of Business of Olsten and Adecco.

     (a) Except as specifically contemplated by this Agreement or the Separation Agreement or as expressly agreed to in writing by Adecco, during the period from the date of this Agreement to the Effective Time, each of Olsten and its Subsidiaries will conduct its operations according to its ordinary and usual course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, vendors, contractors, customers and others having significant business relationships with it and will take no action that would adversely affect its ability to consummate the Merger, the Split-Off or the other transactions contemplated hereby or by the Separation Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or the Separation Agreement, from the date of this Agreement to the Effective Time, neither Olsten nor any of its Subsidiaries will, without the prior written consent of Adecco:

     (i) amend its organizational documents;

     (i) authorize for issuance, issue, sell, deliver, pledge, otherwise encumber, grant any options, warrants, calls, subscriptions or other rights (the "Rights") for, or otherwise agree or commit to issue, sell, deliver, pledge or otherwise encumber any shares of any class of its capital stock or the capital stock of any of its Subsidiaries or any securities convertible into or exchangeable or exercisable for shares of any class of its capital stock or the capital stock of any of its Subsidiaries other than pursuant to and in accordance with and subject to the terms of outstanding Olsten Common Stock Equivalents;

     (ii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or, except pursuant to agreements in effect on the date of execution of this Agreement which have been disclosed in the Olsten Disclosure Statement, purchase, prepay, redeem or otherwise acquire any shares of its own capital stock or any of its Rights or any indebtedness or debt security;

     (iii) (A) increase in any manner the compensation of any directors or, except in the ordinary course of business consistent with past practice, its officers or other employees; (B) pay or agree to pay any pension, retirement allowance or other employee benefit, or enter into any contract, agreement or understanding with any of its or its Subsidiaries' past or present employees relating to any such pension, retirement allowance or other employee benefit, except (as to other than directors or officers) in the ordinary course of business consistent with past practice or except as required under agreements, plans or arrangements existing as of the date hereof; (C) grant any severance or termination pay to, or enter into or amend any severance agreement with, any person, except as required under agreements existing as of the date hereof or done in the ordinary course of business consistent with past practice; (D) enter into or amend any contract, agreement or understanding with any past or present officers or directors or, except in the ordinary course of business consistent with past practice, with past or present other employees; and (E) except as may be required to comply with applicable law, adopt or become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement that was not in existence prior to the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, or amend any such plans, contracts, agreements or understandings in existence prior to the date hereof;

     (iv) consolidate, merge or amalgamate with or into any person or sell or transfer any of its capital stock (other than in intercompany transactions expressly contemplated by the Separation Agreement and required to effect the Split-Off) or 5% or more of its assets (whether in one or a series of related transactions) to another person;

     (v) acquire (including, without limitation, by merger, consolidation, amalgamation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof, or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice;

     (vi) maintain its books and records in a manner not in the ordinary course of business consistent with past practice;

     (vii) institute any significant change in accounting methods, principles or practices affecting its assets, liabilities, reserve or expense recognition, reserves, amortization or accruals, except insofar as may be appropriate to conform to changes in law or U.S. GAAP;

     (viii) make any material change in tax accounting methods, any new election with respect to material taxes or any modification or revocation of any existing election with respect to material taxes, or settle or otherwise dispose of any material tax matter;

     (ix) revalue any of its respective assets, including without limitation, writing down the value of inventory or notes or accounts receivables, in each case, except in the ordinary course of business consistent with past practice and except insofar as may be appropriate to conform to changes in law or U.S. GAAP;

     (x) enter into, or permit any of its Subsidiaries to enter into, any material agreement or arrangement with any of their respective affiliates (other than wholly-owned Subsidiaries) on terms less favorable to Olsten or such Subsidiary than could reasonably be expected to have been obtained with an unaffiliated third party on an arm's length basis;

     (xi) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to any plan of liquidation or dissolution;

     (xii) except in the ordinary course of business consistent with past practice, enter into a material contract or any amendment or modification of any material contract or release or relinquish any material contract rights and even in the ordinary course, enter into a supply or vendor agreement, which agreement requires annual payments in excess of $1,500,000, which is not terminable by Olsten upon 60 days' or less notice, other than with respect to capital expenditures;

     (xiii) enter into any contract, or amend, modify or terminate any existing contract, in each case with or relating to any of its franchisees or licensed area representatives;

     (xiv) authorize or commit to make capital expenditures in excess of $20,000,000 per calendar quarter;

     (xv) permit any material insurance policy naming it as a beneficiary or a loss payee to be cancelled, terminated or materially altered, unless such policy is replaced with a comparable policy for comparable cost;

     (xvi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than as required by law or in the ordinary course of business consistent with past practice;

     (xvii) (A) create or incur indebtedness for borrowed money other than indebtedness incurred under existing working capital facilities of Olsten to fund working capital but in no event in excess of $50,000,000 in the aggregate at any one time outstanding, (B) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other individual, firm or corporation or make any loans or advances, except for indebtedness incurred in the ordinary course of business consistent with past practice, (C) enter into any commitment or transaction material to Olsten and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice, or (D) incur any liabilities, except for liabilities that, individually or in the aggregate, would not have an Olsten Material Adverse Effect;

     (xviii) (A) other than in the ordinary course of business consistent with past practice (but not if restricted by the Separation Agreement), make any intercompany loans or transfer assets through the intercompany accounts or otherwise between the Retained Subsidiaries, on the one hand, and OHS or its Subsidiaries (after giving effect to the Split-Off), on the other, or (B) engage in or enter into any new intercompany or other transactions among the Retained Subsidiaries, on the one hand, and OHS or its Subsidiaries (after giving effect to the Split-Off), on the other;

     (xix) sell, transfer, pledge, mortgage, or otherwise dispose of, or lease or license to or from any person, or encumber, any material real or personal properties, except in the ordinary course of business;

     (xx) make any change in their lines of business as of the date hereof that would, based on the facts and circumstances and conduct of the particular business, materially increase the potential liability of Olsten or the Retained Businesses.

     (xxi) take any action that is likely to (i) have a material adverse effect on its ability to consummate the transactions contemplated by this Agreement or the Separation Agreement or (ii) delay materially the consummation of the transactions contemplated by this Agreement or the Separation Agreement; or

     (xxii) agree to do any of the foregoing.

     (b) Prior to the Effective Time, neither Adecco nor any of its Subsidiaries will do or agree to do any of the following without the prior written consent of
Olsten:

     (i) amend its organizational documents;

     (xxiii) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

     (xxiv) in the case of Adecco and Merger Sub, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with any other person with respect to any plan of liquidation or dissolution;

     (xxv) maintain its books and records in a manner not in the ordinary course of business consistent with past practice;

     (xxvi) institute any significant change in accounting methods, principles or practices affecting its assets, liabilities or business except insofar as may be appropriate to conform to change in law or U.S. GAAP;

     (xxvii) revalue any of its respective assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables, in each case, except in the ordinary course of business consistent with past practice and except insofar as may be appropriate to conform to change in law or U.S. GAAP;

     (xxviii) in the case of Adecco, consolidate, merge or amalgamate into another person or sell all or substantially all of its capital stock or assets;

     (xxix) take any action that is likely to (i) have a material adverse effect on its ability to consummate the transactions contemplated by this Agreement or
(ii) delay materially the consummation of the transactions contemplated by this Agreement; or

     (xxx) agree to do any of the foregoing.

     Section 5.02 No Solicitation.

     (a) Olsten agrees that from and after the date hereof it will not, nor will it authorize or permit any of its Subsidiaries or any of its or its Subsidiaries' directors, officers, employees, investment bankers, attorneys, accountants or other agents or representatives

(collectively "Agents") to, directly or indirectly, (w) solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing nonpublic information) any inquiries or the making of any offer or proposal by any corporation, partnership, trust, person or other entity or group (a "Third Party") with respect to, or that could reasonably be expected to lead to, any merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction regarding Olsten or any of its Subsidiaries or involving the acquisition of a substantial portion (15% or more) of the assets of Olsten and any of its Subsidiaries, taken as a whole, or a significant equity interest (15% or more by numbers or vote) in (including by way of tender offer), or a recapitalization or restructuring of, Olsten or any of its Subsidiaries (any of the foregoing being an "Acquisition Transaction"), (x) negotiate, explore or otherwise communicate in any way with any Third Party with respect to any Acquisition Transaction or enter into, approve or recommend any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (y) agree to do any of the foregoing or (z) take any other action inconsistent with its obligations and commitments pursuant to this Section 5.02; provided, however, that Olsten may, in response to a Superior Proposal (as defined below) which was not solicited by it after July 26, 1999 and which did not otherwise result from a breach of this Section 5.02, subject to compliance with all of the provisions of this Section 5.02, furnish information to, or engage in discussions and negotiations with, such Third Party, if but only if
(A) the Board of Directors of Olsten, having received (x) the advice of outside legal counsel that failure to take such action would be a breach of its fiduciary duties to its stockholders under applicable law and (y) the advice of a financial advisor of nationally recognized reputation that the party making such proposal is financially capable and that such Superior Proposal would be more favorable from a financial point of view to its stockholders than the Merger and the Split-Off, reasonably determines in good faith that taking such action is reasonably likely to lead to an Acquisition Transaction that is more favorable to it and its stockholders than the Merger and the Split-Off and that failing to take such action would be a breach of the directors' fiduciary duties under applicable law, (B) prior to furnishing or disclosing any non-public information to, or entering into discussions or negotiations with, such Third Party, it receives from such Third Party an executed confidentiality agreement with respect to the information to be furnished with terms no less favorable in the aggregate to it than those contained in the Confidentiality Agreement, but which confidentiality agreement shall not (nor shall any other agreement or arrangement between Olsten or any of its Subsidiaries, on the one hand, and such Third Party, on the other hand, or any of their respective Agents) provide for any exclusive right to negotiate with Olsten or any payments by Olsten and (C) it advises Adecco of all such non-public information delivered to such Third Party no later than concurrently with such delivery. Nothing in this Section
5.02 shall prohibit the Board of Directors of Olsten from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer. As used herein, "Superior Proposal" means a bona fide, written and unsolicited offer made by a financially responsible Third Party with respect to an Acquisition Transaction involving the acquisition of all of Olsten's equity interests (or all or substantially all of Olsten's and its Subsidiaries' assets). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.02(a) by any officer or director of Olsten or any of its Subsidiaries or any investment banker, attorney or other advisor or Agent of Olsten or any of its Subsidiaries shall be deemed to be a breach of this Section 5.02 by Olsten.

     (b) Olsten shall (i) as promptly as practicable (and in any event no later than the close of business on the next business day) notify Adecco in writing of receipt of any inquiries, proposals or offers with respect to an Acquisition Transaction or any request for nonpublic information relating to it in connection with an Acquisition Transaction or for access to its or any of its Subsidiaries' properties, books or records by any Third Party that informs Olsten's Board of Directors that it is considering making, or has made (or which Olsten's Board of Directors reasonably believes may be considering making or has made) a proposal or offer with respect to an Acquisition Transaction, (ii) in such written notice, indicate in reasonable detail the identity of such Third Party (including the name of such Third Party) and the terms and conditions of such proposal or offer, (iii) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and take all necessary steps to inform such individuals or entities of the obligations undertaken in this
Section 5.02 and (iv) as promptly as practicable (and in any event no later than the close of business on the next business day) notify Adecco in writing of any determination by its Board of Directors to furnish information or engage in discussions or negotiations with any Third Party. If any notice is given or required to be given in accordance with clause (iv) of the immediately preceding sentence, then Olsten shall thereafter continue to keep Adecco informed, on a current basis, of the status of any such discussions or negotiations and the terms being discussed or negotiated. Notwithstanding the foregoing, Olsten shall not accept or enter into any agreement concerning a Superior Proposal for a period of at least three business days after Adecco's receipt of the notification of the terms thereof pursuant to the second preceding sentence (and only in compliance with the terms of Article X hereof), during which period Adecco shall be afforded the opportunity to match the terms and conditions contained in such Superior Proposal (with equivalent value in the case of non-cash consideration).

     Section 5.03 Access to Information.

     (a) Subject to the terms of the Confidentiality Agreement, dated April 15, 1999 (the "Confidentiality Agreement"), between Olsten and Adecco, from the date hereof until the Effective Time, Olsten will give Adecco and its authorized representatives (including counsel, consultants, accountants, auditors and agents) reasonable access during normal business hours to all facilities and to all books and records (and audit workpapers of independent public accountants) of it and its Subsidiaries and will cause its officers and those of its Subsidiaries to furnish Adecco with such reasonable financial and operating data and other information with respect to its business and properties as Adecco may from time to time reasonably request, in each case, in a manner that does not unduly interfere with the normal operations of Olsten's business.

     (b) Subject to the terms of the Confidentiality Agreement from the date hereof until the Effective Time, Adecco will give Olsten and its authorized representatives (including counsel, consultants, accountants, auditors and agents) reasonable access during normal business hours to such facilities and to its officers and representatives and provide such information with respect to its business and properties as Olsten may from time to time reasonably request as is customarily provided by a Swiss corporation to its stockholders and which is materially necessary in order for Olsten to determine the value of the Stock Consideration to be issued in the Merger, in each case, in a manner that does not unduly interfere with the normal operations of Adecco's business; provided, however, to the extent the exercise of fiduciary duty, in the opinion of outside legal counsel, may require access to additional documents in order to determine such value, Adecco will use all reasonable efforts to provide Olsten with such documents.

     Section 5.04 Registration Statements and Proxy Statements.

     (a) As soon as is reasonably practicable after the date hereof (i) Olsten, in cooperation with Adecco, will prepare the Olsten Proxy Statement, (ii) Olsten and OHS shall prepare a Registration Statement on Form S-4 (or any successor form) in connection with the registration under the Securities Act of the shares of OHS Common Stock to be issued at the Effective Time as Split-Off Consideration (the "OHS Registration Statement"), (iii) Adecco will prepare the Adecco Proxy Statement, (iv) Adecco will prepare a Registration Statement on Form F-4 (or any successor form) (the "Adecco Registration Statement") and will cause the Depositary to prepare a Registration Statement on Form F-6 (or any successor form) (the "Depositary Registration Statement," and together with the OHS Registration Statement and the Adecco Registration Statement, the "Registration Statements"), in each case in connection with the registration under the Securities Act of the shares of Adecco Common Stock and Adecco ADSs (evidenced by Adecco ADRs) to be issued at the Effective Time as Stock Consideration. Olsten shall, with the cooperation of Adecco, file the Olsten Proxy Statement with the SEC and shall cause OHS to timely file the OHS Registration Statement with the SEC and Adecco shall, with the cooperation of Olsten, timely file the Adecco Registration Statement with the SEC. The parties will cooperate to cause the Olsten Proxy Statement, the OHS Registration Statement and the Adecco Registration Statement (collectively, the "Filed Documents") to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. The parties will cooperate to cause the Adecco Proxy Statement to comply with any applicable laws or regulations, including those of any foreign or national securities exchange on which Adecco Common Stock or Adecco ADSs are listed. Olsten and Adecco shall, and Olsten shall cause OHS to, use their respective reasonable best efforts to have the Olsten Proxy Statement cleared by the SEC, to have the OHS Registration Statement and the Adecco Registration Statement declared effective by the SEC as promptly as practicable after the filing thereof (including, without limitation, responding to any comments received from the SEC with respect thereto) and to keep the OHS Registration Statement and the Adecco Registration Statement effective as long as is necessary to consummate the Split-Off and the Merger, as applicable. Each party shall, and Olsten will cause OHS to, as promptly as practicable, provide the other party with copies of any written comments received from the SEC with respect to the Filed Documents and advise the other of any oral comments with respect thereto received from the SEC. Olsten and Adecco shall use their respective reasonable best efforts to obtain, prior to the effective date of the OHS Registration Statement, all necessary state securities law or Blue Sky permits or approvals required to carry out the transactions contemplated by this Agreement and the Separation Agreement. Olsten or OHS will pay all such expenses required for the OHS Registration Statement and Adecco will pay all such expenses required by the Adecco Registration Statement.

     (b) Each party agrees that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Filed Documents (i) in the case of the Olsten Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the stockholders meetings contemplated by Section 1.05, or (ii) in the case of the OHS Registration Statement or the Adecco Registration Statement and each amendment or supplement thereto, at the time it is filed or becomes effective and thereafter until the Effective Time, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time an event with respect to Olsten or its Subsidiaries or Adecco or its Subsidiaries shall occur that is required to be described in the Filed Documents or the Adecco Proxy Statement such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC (in the case of the Filed Documents) and, as required by law, disseminated to the stockholders of Olsten. No amendment or supplement to any Filed Document will be made by either party, and Olsten will not permit any amendment or supplement to be made by OHS, without the approval of both Olsten and Adecco, except, in each case, to the extent such party is advised by outside legal counsel that any such amendment or supplement is required by law, in which case it shall be permitted to the extent so required. Each of Olsten and Adecco will advise the other party, promptly after it receives notice thereof, of the time when the OHS Registration Statement or the Adecco Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, or the suspension of the qualification of the OHS Common Stock, the Adecco Common Stock or Adecco ADRs issuable in connection with the Transaction for offering or sale in any jurisdiction or any request by the SEC for amendment of any of the Filed Documents or comments thereon and responses thereto or requests by the SEC for additional information.

     Section 5.05 Other Actions; Filings; Consents.

     Subject to the terms and conditions provided in this Agreement and the Separation Agreement, Olsten and Adecco shall (i) use their reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations or required to be taken by any Governmental Authority to consummate and make effective the transactions contemplated by this Agreement and the Separation Agreement as promptly as practicable, (ii) use their reasonable best efforts to make, as promptly as practicable, all necessary filings, and thereafter make any other required submissions with respect to this Agreement, the Separation Agreement, the Merger or the Split-Off required under
(A) the Securities Act, the Exchange Act and any other applicable foreign, federal or state securities laws or regulations, (B) the HSR Act and any applicable foreign antitrust or similar laws and any related governmental request thereunder and (C) any other applicable federal, state, local or foreign statute, law, rule or regulation, (iii) use their reasonable best efforts to obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Olsten or Adecco or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement, the Separation Agreement and the consummation of the transactions contemplated hereby and thereby, (iv) use their reasonable best efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the Merger and the Split-Off and the transactions contemplated hereby and in the Separation Agreement under any antitrust or trade or regulatory laws or regulations of any Governmental Authority, (v) furnish the other with copies of all correspondence, filings and communications between them and their affiliates and their respective representatives, on the one hand, and any Governmental Authority or member of their respective staffs, on the other hand, with respect to this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, (vi) furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authority and (vii) use their reasonable best efforts to defend vigorously any litigation seeking to enjoin, prevent or delay the consummation of the Merger or the Split-Off or the transactions contemplated hereby or in the Separation Agreement or seeking material changes and to lift, remove or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

     Section 5.06 Public Announcements.

     Before issuing any press release or otherwise making any public statement with respect to the Merger, the Split-Off, any Acquisition Transaction or any of the other transactions contemplated by this Agreement or the Separation Agreement, Olsten and Adecco will consult with, and obtain the consent of, each other as to its form and substance and shall not issue any such press release or make any such public statement prior to obtaining such consent, except as may be required by law or pursuant to any order of any court or governmental agency, tribunal or regulatory authority.

     Section 5.07 Notification of Certain Matters.

     Each party shall cause one or more of its representatives to confer on a regular and frequent basis with representatives of the other and to report on the general status of its ongoing operations. Each party shall give prompt notice to the other parties of (i) any written notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the Merger or Split-Off or other transactions contemplated by this Agreement or the Separation Agreement, (ii) its receipt of written notice of any governmental complaints, investigations or hearings or any litigation, in each case, that in its good faith judgement is (or would be with the passage of time or otherwise) likely to impair its ability to consummate the transactions contemplated by this Agreement or the Separation Agreement or to have an Olsten Material Adverse Effect or an Adecco Material Adverse Effect, as the case may be, (iii) any change or event that in its good faith judgment is (or would be with the passage of time or otherwise) likely to impair its ability to consummate the transactions contemplated by this Agreement or the Separation Agreement or to have an Olsten Material Adverse Effect or Adecco Material Adverse Effect, as the case may be, or (iv) the occurrence or existence of any event that would, or could with the passage of time or otherwise, make any representation or warranty contained herein untrue.

     Section 5.08 Expenses.

     Except as set forth in Section 10.04 (or, with respect to Olsten, as may be allocated between Olsten and OHS in the Separation Agreement), Olsten and Adecco shall bear their respective expenses incurred in connection with this Agreement, the Separation Agreement, the Merger, the Split-Off and the transactions contemplated by this Agreement and the Separation Agreement, including, without limitation, the preparation, execution and performance of this Agreement, the Separation Agreement and the transactions contemplated hereby and thereby and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants.

     Section 5.09 Affiliates.

     Section 5.09 of the Olsten Disclosure Statement lists all persons who may currently be deemed to be "affiliates" of Olsten, for purposes of Rule 145 under the Securities Act ("Affiliates"), and Olsten shall advise Adecco in writing of any person who becomes an Affiliate after the date hereof and prior to the Effective Time, and shall use its reasonable best efforts to cause each such person to deliver to Adecco, at or prior to the Effective Time, a written agreement substantially in the form of Exhibit D hereto.

     Section 5.10 Stock Exchange Listing.

     Adecco will use its reasonable best efforts to have the Adecco ADRs to be issued in connection with the Merger, as Stock Consideration, authorized for quotation or listing, as the case may be, on the NYSE or NASDAQ, subject to notice of issuance. Adecco shall use its reasonable best efforts to have the Adecco Common Stock to be issued in connection with the Merger, as Stock Consideration, authorized for listing on the Swiss Stock Exchange, subject to notice of issuance. Olsten will use its reasonable best efforts to have the OHS Common Stock to be issued in connection with the Split-Off, as Split-Off Consideration, listed on a national securities exchange or authorized for quotation on NASDAQ, subject to official notice of issuance.

     Section 5.11 Indemnification.

     (a) From and after the Effective Time, each of Adecco and the Surviving Corporation shall fulfill and honor all rights to indemnification now existing in favor of any employee, director or officer of Olsten and its Subsidiaries as provided in its charter or by-laws, in an agreement between any such person and Olsten or one of its Subsidiaries, or otherwise by law, which obligation shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Adecco will cause the Surviving Corporation to indemnify all directors and officers of Olsten (the "Indemnified Parties"), to the fullest extent that Olsten would have been permitted under Delaware law and its charter or bylaws in effect as of the date hereof to indemnify such individuals, with respect to all matters arising out of or pertaining to such Indemnified Party's services as directors or officers of Olsten or any of its Subsidiaries occurring prior to the Effective Time, including without limitation the transactions contemplated by this Agreement, and shall also cause the Surviving Corporation to advance expenses as incurred to the fullest extent permitted by applicable law, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such

Indemnified Party is not entitled to indemnification. Adecco and the Surviving Corporation shall pay reasonable expenses, including attorneys' fees, that may be incurred by any Indemnifying Party in enforcing the indemnity and other obligations provided for in this Section 5.11.

     (b) Adecco agrees that, from and after the Effective Time, it shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by Olsten; provided that Adecco may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous, provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that Adecco shall not be required to pay an annual premium in excess of 300% of the last annual premium paid by Olsten prior to the date hereof and if Adecco is unable to obtain the insurance required by this
Section 5.11 it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     Section 5.12 Settlement Releases.

     Olsten shall use its reasonable best efforts to obtain the release of it and each of its affiliates after the Merger as a party, guarantor or other obligor under and with respect to the Governmental Settlement Agreements.

     Section 5.13 Board Representation.

     At or prior to the Effective Time, Stuart Olsten shall be appointed or elected to the Board of Directors of Adecco.

     Section 5.14 Taxation and the Split-Off.

     Adecco shall, and shall cause the Surviving Corporation to, treat the Split-Off for all federal, state and local taxes purposes as an integral part of the Merger and thus report the Split-Off as a redemption, for purposes of
Section 302(a) of the Code, of a number of shares of Olsten Common Stock equal in value to the value of the OHS Common Stock distributed in the Split-Off.

     Section 5.15 Certain Employee Benefits.

     As soon as practicable after the execution of this Agreement, Olsten and Adecco shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements (and terminate Olsten Pension Benefit Plans and/or Olsten Welfare Plans immediately prior to the Effective Time if appropriate) so as to provide benefits and compensation to Olsten employees who will be employees of the Retained Businesses generally equivalent in the aggregate to those provided to similarly situated employees of Adecco.

     Section 5.16 Carryback Elections.

     Prior to the effective time neither Olsten nor any member of the affiliated group of which Olsten is the common parent shall make or file any election with any federal, state or local agency or authority which, for purposes of any income or franchise Tax, prevents or in any other way impairs Olsten from carrying back existing net operating losses to prior taxable years.

     Section 5.17 Tax Basis and Earnings & Profits Study.

     Immediately following the execution of this Agreement, Olsten and all of its Subsidiaries will cooperate fully with Olsten's independent public accountants and its designated representatives in preparing a study of the basis and earnings and profits for federal income tax purposes of Olsten and OHS, which study will be promptly furnished to Adecco and its designated representatives together with all background and other materials as shall be reasonably requested in order to permit them to review and analyze such study. Each of the parties hereto shall, and Olsten shall cause OHS to, attempt in good faith to resolve any issues raised by Adecco or its designated representatives with respect to such study.

     Section 5.18 Waiver of Repurchase Obligation.

     Olsten shall use its reasonable best efforts to cause the Board of Directors of Quantum Health Resources to approve the transactions contemplated hereby so as to cause such transactions not to be a Risk Event (as defined in the indenture, as supplemented, governing the Quantum Debt).

     Section 5.19 Review and Filing of Tax Returns.

     With respect to all consolidated or combined federal, state, or local income or franchise Tax Returns filed on or after the date hereof and prior to the Effective Time, Adecco shall have the right to receive a draft of each such Tax Return for review reasonably in advance of the due date for filing such Tax Return. Olsten shall be obligated to consider in good faith any reasonable suggestions made by Adecco with respect to such Tax Returns. Olsten shall prepare and file all such Tax Returns in a manner reasonably consistent with past practices.

                                   ARTICLE VI.

                          CONDITIONS TO THE OBLIGATIONS
                        OF OLSTEN, ADECCO AND MERGER SUB

     The respective obligations of each party to effect the Merger and of Olsten to effect the Split-Off shall be subject to the fulfillment at or prior to the Closing (as defined in Section 9.01) of each of the following conditions:

     Section 6.01 Registration Statement.

     The Adecco Registration Statement and the OHS Registration Statement shall have become effective in accordance with the provisions of the Securities Act and, with respect to the Adecco Registration Statement, any other applicable foreign laws. No stop order suspending the effectiveness of the Adecco Registration Statement or the OHS Registration

Statement shall have been issued by the SEC and, with respect to the Adecco Registration Statement, any other applicable governmental authority, and remain in effect.

     Section 6.02 Stockholder Approval.

     (a) This Agreement, the Merger and the other transactions contemplated in this Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the voting power represented by the outstanding shares of Olsten Stock and Olsten Class B Stock, voting together as a single class.

     (b) The Adecco Stockholder Proposals shall have been approved and adopted by the affirmative vote of the requisite shares of Adecco Common Stock.

     Section 6.03 Certain Orders.

     No writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall have been entered against Olsten, Adecco or OHS which prohibits or restricts the consummation of the Merger or the Split-Off or would otherwise restrict the Surviving Corporation's exercise of any material rights with respect to the ownership or operation of the Retained Businesses (as defined in the Separation Agreement).

     Section 6.04 HSR Act and Other Antitrust Approvals.

     All necessary consents and approvals of, and notifications and disclosures to, and filings and registrations with, any United States or any other governmental authority under the HSR Act and any applicable foreign antitrust or other similar laws required for the consummation of the Merger shall have been obtained and any waiting period applicable to the consummation of the Merger under the HSR Act and any other applicable antitrust clearances shall have expired or been terminated.

     Section 6.05 Stock Exchange Listing.

     The Adecco ADRs and the Adecco Common Stock issuable in the Merger as Stock Consideration shall have been authorized for quotation, as appropriate, on NYSE or NASDAQ and the Swiss Stock Exchange, respectively, subject to official notice of issuance. The OHS Common Stock issuable in the Split-Off as Split-Off Consideration shall have been authorized for listing on a national securities exchange or authorized for quotation on NASDAQ, subject to official notice of issuance.

                                  ARTICLE VII.

                     CONDITIONS TO THE OBLIGATIONS OF Adecco
                                 AND MERGER SUB

     The obligation of Adecco and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any one or more of which may be waived by Adecco:

     Section 7.01 Representations and Warranties True.

     The representations and warranties of Olsten contained herein that are qualified with reference to an Olsten Material Adverse Effect or materiality shall be true and correct and the representations and warranties of Olsten contained herein that are not so qualified shall be true and correct in all material respects, in each case, as of the Effective Time as though made as of such date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date.

     Section 7.02 Performance.

     Olsten shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except for those failures to so perform or comply that individually or in the aggregate would not either impair Olsten's ability to consummate the Merger and the Split-Off and the other transactions contemplated by this Agreement and the Separation Agreement or have an Olsten Material Adverse Effect.

     Section 7.03 Material Adverse Effect.

     No Olsten Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

     Section 7.04 Compliance with Separation Agreement.

     Olsten and OHS shall have complied in all material respects with all of their respective obligations under the Separation Agreement (except for Sections
5.12 and 5.13 of the Separation Agreement which shall have been complied with in all respects) and shall have taken all action required to be taken thereunder prior to the Effective Time.

     Section 7.05 Separation Agreement Representations and Warranties True.

     The representations and warranties of OHS contained in the Separation Agreement that are qualified with reference to materiality shall be true and correct, and the representations and warranties of OHS contained therein that are not so qualified shall be true and correct in all material respects, as of the Effective Time as though made as of said date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date.

                                  ARTICLE VIII.

                     CONDITIONS TO THE OBLIGATIONS OF OLSTEN

     The obligations of Olsten under this Agreement and the Separation Agreement to effect the Merger and the Split-Off shall be subject to the fulfillment on or before the Closing Date of each of the following additional conditions, any one or more of which may be waived by Olsten:

     Section 8.01 Representations and Warranties True.

     The representations and warranties of Adecco and Merger Sub contained herein that are qualified with reference to an Adecco Material Adverse Effect or materiality shall be true and correct and the representations and warranties of Adecco and Merger Sub contained herein that are not so qualified shall be true and correct in all material respects, in each case, as of the Effective Time as though made as of such date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date.

     Section 8.02 Performance.

     Adecco and Merger Sub shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except for those failures to so perform or comply that, individually or in the aggregate, would not either impair the ability of Adecco or Merger Sub to consummate the Merger and the other transactions contemplated hereby or have an Adecco Material Adverse Effect.

     Section 8.03 Material Adverse Effect.

     No Adecco Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

                                   ARTICLE IX.

                                     CLOSING

     Section 9.01 Time and Place.

     Subject to the provisions of Articles VI, VII, VIII and X, the closing of the Merger and the Split-Off (the "Closing") shall take place at the offices of Cahill Gordon & Reindel, as soon as practicable but in no event later than 9:30 A.M., local time, on the first business day after the date on which each of the conditions set forth in Articles VI, VII and VIII have been satisfied or waived by the party or parties entitled to the benefit of such conditions; or at such other place, at such other time, or on such other date as Olsten and Adecco may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

     Section 9.02 Filings and Deliveries at the Closing.

     (a) Subject to the provisions of Articles VI, VII, VIII and X, Olsten, Adecco and Merger Sub shall cause to be executed at the Closing the Certificate of Merger and shall cause the Certificate of Merger to be filed and recorded in accordance with the applicable provisions of the Delaware Act and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger and the Split-Off to become effective.

     (b) Prior to the Closing, each of Olsten, Adecco and Merger Sub shall furnish such certificates of its officers to evidence compliance with the conditions set forth in this Agreement and other matters as may be reasonably requested by the other party hereto.

                                   ARTICLE X.

                           TERMINATION AND ABANDONMENT

     Section 10.01 Termination.

     This Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time, whether before or after approval by the stockholders of Olsten or Adecco:

     (a) by mutual written consent of the Boards of Directors of Olsten and Adecco;

     (b) by either Olsten or Adecco if, without fault of such terminating party, the Merger shall not have been consummated on or before March 31, 2000, which date may be extended by mutual consent of the parties hereto; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(b) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of the Merger to occur on or before such date; and provided, further, that if, on March 31, 2000, the Merger could be consummated but for the failure to obtain consents, waivers, approvals, authorizations or orders of a Governmental Entity as contemplated by Section 6.04, either Olsten or Adecco may, upon notice to the other, extend the period for consummation of the Merger to the earlier of the date on which such approvals are obtained or June 30, 2000, but only so long as the party requesting such extension shall be using its reasonable best efforts to obtain receipt of such consents, waivers, approvals, authorizations or orders;

     (c) by either Olsten or Adecco if any court of competent jurisdiction or other Governmental Authority shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or the Split-Off, and such order, decree, ruling or other action shall have become final and nonappealable;

     (d) by Olsten, if the stockholders of Adecco shall have failed to approve the Adecco Stockholder Proposals at a meeting duly convened therefor;

     (e) by Adecco, if the holders of Olsten Common Stock, voting as a single class, shall have failed to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby at a meeting duly convened therefor;

     (f) by Olsten, if Adecco or Merger Sub has materially breached any representation, warranty, covenant or agreement contained herein and has not cured such breach within ten (10) business days of receipt of written notice from Olsten or by the Closing Date, if earlier;

     (g) by Adecco, if Olsten has materially breached any representation, warranty, covenant or agreement contained herein or in the Separation Agreement and has not cured such breach within ten (10) business days of receipt of written notice from Adecco or by the Closing Date, if earlier;

     (h) by Adecco, if the Board of Directors of Olsten shall have (1) withdrawn, changed or modified in any manner its recommendation that its stockholders vote in favor of this Agreement, the Merger or the other transactions contemplated hereby; (2) Olsten shall have failed to include in the Olsten Proxy Statement the recommendation of the Board of Directors of Olsten in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby; (3) the Board of Directors of Olsten or any committee thereof shall have approved or publicly recommended any Acquisition Transaction;
(4) Olsten shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting or expressing an intention to accept any Acquisition Transaction; or (5) a tender or exchange offer relating to securities of Olsten shall have been commenced by a Person unaffiliated with Adecco, and Olsten shall not have sent to its stockholders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Olsten recommends rejection of such tender or exchange offer.

     (i) by Olsten, prior to the approval by its stockholders of the Merger, if
(1) Olsten shall have received a Superior Proposal which was not solicited by it after July 26, 1999 and which did not result from a breach of Section 5.02 hereof, (2) the Board of Directors of Olsten shall have received (x) the advice of outside legal counsel that failure to take the actions permitted by the proviso to the first sentence of Section 5.02(a) would be a breach of the fiduciary duties of the Board of Directors of Olsten to its stockholders under applicable law and (y) the advice of a financial advisor of nationally recognized reputation that the party making such proposal is financially capable and that such Superior Proposal would be more favorable from a financial point of view to its stockholders than the Merger and the Split-Off, and, thereafter, reasonably determines in good faith that such Superior Proposal would be more favorable to its stockholders than the Merger and that failing to take such actions would be a breach of the directors' fiduciary duties under applicable law and (3) Olsten shall have given Adecco three business days' written notice prior to such termination and otherwise complied with the provisions of Section
5.02 and Adecco shall not have matched such Superior Proposal; provided that such termination shall not be effective until the fee specified in Section 10.04 has been paid.

     Section 10.02 Procedure for Termination.

     In the event of termination and abandonment of the Merger by any party pursuant to this Article X, written notice thereof shall immediately be given to the other party.

     Section 10.03 Effect of Termination and Abandonment.

     In the event of termination of this Agreement and abandonment of the Merger pursuant to Section 10.01, this Agreement and the Separation Agreement shall become void and have no effect, without liability on the part of any party (or any of its directors, officers or stockholders), except under this Section 10.03, Sections 5.06, 5.08 and 10.04, Article XII and the Confidentiality Agreement. Nothing herein shall relieve any party from liability for any breach of this Agreement occurring before such termination or shall prejudice the ability of a non-breaching party from seeking damages from any other party for any breach of this Agreement, including, without limitation, reasonable attorneys' fees and the right to pursue any remedy at law or in equity.

     Section 10.04 Termination Fees.

     In order for Olsten to induce Adecco to enter into this Agreement and to reimburse Adecco for its costs and expenses related to entering into this Agreement and seeking to consummate the Merger, if (a) Olsten terminates this Agreement pursuant to 10.01(i); (b) Olsten terminates this Agreement pursuant to
Section 10.01 hereof and at such time Adecco would have been permitted to terminate this Agreement under Section 10.01(h) hereof; (c) Adecco terminates this Agreement pursuant to Section 10.01(h) hereof; (d) Adecco or Olsten terminates this Agreement pursuant to Section 10.01(b) or (c) and (x) at the time of such termination a definitive proposal for an Acquisition Transaction has been provided to Olsten by a Third Party and such proposal has not been rejected by the Board of Directors of Olsten and (y) within one year of such termination Olsten shall have consummated, or have entered into a definitive agreement with respect to, an Acquisition Transaction (on terms more favorable than the terms of this Agreement (without taking into account the payment of the fee provided for in this Section 10.04)); or (e) Adecco terminates this Agreement pursuant to Section 10.01(e) or (g) and within one year of such termination Olsten shall have consummated, or have entered into a definitive agreement with respect to, an Acquisition Transaction on terms more favorable than the terms of this Agreement (without taking into account the payment of the fee provided for in this Section 10.04), then Olsten shall pay to Adecco, concurrently (i) in the case of clauses (a), (b) and (c) with such termination and (ii) in the case of clauses (d) and (e), with the earlier of such consummation or entering into of a definitive agreement, a fee, in cash, of $40,000,000 (the "Termination Fee").

                                   ARTICLE XI.

                                   DEFINITIONS

     Section 11.01 Terms Defined in This Agreement.

     The following capitalized terms used herein shall have the meanings ascribed in the indicated sections.

         Acquisition Transaction ................  5.02
         Adecco .................................  First Paragraph
         Adecco ADRs ............................  2.01
         Adecco ADSs ............................  2.01
         Adecco Balance Sheet ...................  3.06
         Adecco Common Stock ....................  2.01

         Adecco Disclosure Statement ............  3.00
         Adecco Foreign Plan ....................  3.12
         Adecco Material Adverse Effect .........  3.01
         Adecco Proxy Statement .................  1.05
         Adecco Registration Statement ..........  5.04
         Adecco Reports .........................  3.05
         Adecco Special Meeting .................  1.05
         Adecco Stockholder Proposals ...........  Recitals
         Affiliates .............................  5.09
         Agent ..................................  5.02
         Agreement ..............................  First Paragraph
         Ancillary Agreements ...................  Recitals
         Assumed OHS Liabilities ................  Recitals
         Cash Consideration .....................  2.01
         Cash Election ..........................  2.01
         Cash Election Number ...................  2.01
         Cash Election Shares ...................  2.01
         Cash Fraction ..........................  2.01
         Certificate of Merger ..................  1.02
         Certificates ...........................  2.04
         CHF ....................................  12.11
         Closing ................................  9.01
         Closing Date ...........................  9.01
         Closing Consideration ..................  2.01
         COBRA ..................................  4.14
         Code ...................................  2.09
         Confidentiality Agreement ..............  5.03
         Constituent Corporations ...............  First Paragraph
         Delaware Act ...........................  1.01
         Delaware Courts ........................  12.06
         Depositary .............................  2.04
         Depositary Registration Statement ......  5.04
         Deposit Agreement ......................  2.01
         Dissenting Shares ......................  2.07
         $ or Dollars ...........................  12.11
         Effective Time .........................  1.02
         Election Deadline ......................  2.02
         Environmental Laws .....................  3.13, 4.17
         ERISA ..................................  3.12
         ERISA Affiliate ........................  3.12
         Exchange Act ...........................  3.03
         Exchange Agent .........................  2.04
         Filed Documents ........................  5.04
         Form of Election .......................  2.01
         Governmental Settlement Agreement ......  4.03

         Governmental Authority .................  3.03
         Hazardous Material .....................  4.17
         Health Services Assets .................  Recitals
         Health Services Business ...............  Recitals
         Health Services Liabilities ............  Recitals
         HSR Act ................................  3.03
         Indemnified Parties ....................  5.11
         IRS ....................................  4.14
         Market Value ...........................  2.06
         Merger .................................  Recitals
         Merger Consideration ...................  2.01
         Merger Sub .............................  First Paragraph
         Merger Sub Common Stock ................  2.03
         NASDAQ .................................  2.06
         Non-Election ...........................  2.01
         Non-Election Shares ....................  2.01
         Non-Election Fraction ..................  2.01
         NYSE ...................................  2.05
         OHS ....................................  Recitals
         OHS Common Stock .......................  2.01
         OHS Registration Statement .............  5.04
         Olsten .................................  First Paragraph
         Olsten Balance Sheet ...................  4.06
         Olsten Class B Stock ...................  Recitals
         Olsten Common Stock ....................  Recitals
         Olsten Common Stock Equivalents ........  4.04
         Olsten Disclosure Statement ............  4.00
         Olsten Foreign Plan ....................  4.14
         Olsten Intellectual Property Rights ....  4.12
         Olsten Licenses ........................  4.11
         Olsten Material Adverse Effect .........  4.01
         Olsten Option ..........................  2.05
         Olsten Pension Benefit Plans ...........  4.14
         Olsten Plans ...........................  2.05
         Olsten Proxy Statement .................  1.05
         Olsten SEC Reports .....................  4.05
         Olsten Special Meeting .................  1.05
         Olsten Staffing Business ...............  6.03
         Olsten Stock ...........................  Recitals
         Olsten Welfare Plans ...................  4.14
         PBGC ...................................  3.12
         Person .................................  12.11
         Quantum Debt ...........................  4.04
         Registration Statements ................  5.04
         Representative .........................  2.02

         Retained Businesses ....................  Recitals
         Rights .................................  5.01
         SEC ....................................  2.05
         Securities Act .........................  3.03
         Separation Agreement ...................  Recitals
         Special Meetings .......................  1.05
         Split-Off ..............................  Recitals
         Split-Off Consideration ................  2.01
         Stock Consideration ....................  2.01
         Stock Election .........................  2.01
         Stock Election Shares ..................  2.01
         Stock Election Number ..................  2.01
         Stock Fraction .........................  2.01
         Stock Option Agreement .................  Recitals
         Subsidiary .............................  12.11
         Superior Proposal ......................  5.02
         Surviving Corporation ..................  1.01
         Surviving Corporation Common Stock .....  2.03
         Tax ....................................  3.11
         Tax Return .............................  3.11
         Termination Fee ........................  10.04
         Third Party ............................  5.02
         Transaction ............................  Recitals
         Transferred Assets .....................  5.12
         U.S. GAAP ..............................  3.06
         Voting Agreement .......................  Recitals


                                  ARTICLE XII.

                                  MISCELLANEOUS

     Section XII.01 Amendment and Modification.

     Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Olsten, Adecco and Merger Sub at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after this Agreement is adopted by the stockholders of Olsten, no such amendment or modification shall change the amount or form of the Closing Consideration.

     Section XII.02 Waiver of Compliance; Consents.

     At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall only be valid if set forth in an instrument in writing signed on behalf of such party. Any waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.02.

     Section 12.03 Survival of Representations and Warranties; Investigations.

     The respective representations and warranties of Olsten, Adecco and Merger Sub contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant hereto by any person shall terminate at the Effective Time, except that the agreements set forth in Articles I, II and XII and Sections 5.11 and 5.14 of this Agreement shall survive the Merger.

     Section 12.04 Notices.

     All notices and other communications hereunder shall be in writing and shall be delivered personally, by next-day courier or mailed by registered or certified mail (return receipt requested), first class postage prepaid, or sent by facsimile, telegram or telex, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecommunicated, one day after delivery to a courier for next-day delivery, or three days after mailing, if deposited in the U.S. mail, first class postage prepaid.

         (a)      if to Adecco or Merger Sub, to:

                           Adecco SA
                           1275 Cheserex
                           Switzerland
                           Attention:  Felix A. Weber
                           Telephone:     011 41 21 321 6666
                           Telecopy:      011 41 21 321 6688


                           with a copy to:

                           Latham & Watkins
                           633 West Fifth Street, Suite 4000
                           Los Angeles, California 90071
                           Attention:  Thomas W. Dobson, Esq.
                           Telephone:     (213) 485-1234
                           Telecopy:      (213) 891-8763
                           and:

                           Baer & Karrer
                           Rechtsanwaelte
                           Seefeldstrasse 19
                           8024 Zurich
                           Switzerland
                           Attention:  PD Dr. Rolf Watter
                           Telephone:     011 41 1 261 51 50
                           Telecopy:      011 41 1 251 30 25

         (b)      if to Olsten, to:

                           Olsten Corporation
                           175 Broad Hollow Road
                           Melville, New York  11747
                           Attention:  Edward A. Blechschmidt
                           Telephone:     (516) 844-7800
                           Telecopy:      (516) 844-7266


                           with a copy to:

                           Cahill Gordon & Reindel
                           Eighty Pine Street
                           New York, NY 10005
                           Attention:  Kenneth W. Orce, Esq.
                           Telephone:     (212) 701-3000
                           Telecopy:      (212) 269-5420

     Section 12.05 Assignment; Third Party Beneficiaries.

     This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that Adecco shall have the authority, in its sole discretion, to assign and transfer the rights, benefits, duties and obligations of Merger Sub under this Agreement to another newly formed direct or indirect Subsidiary of Adecco. This Agreement is not intended to confer any rights or remedies hereunder upon any other person except for officers, directors, or employees of Olsten pursuant to Section 5.11.

     Section 12.06 Governing Law.

     This Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Each of the parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto hereby agrees to service of process in any litigation arising out of or relating to this Agreement and the transactions contemplated hereby by certified mail, return receipt requested, postage prepaid to it at its address for notice specified in
Section 12.04.

     Section 12.07 Agent for Service; Waiver of Limitations.

     By the execution and delivery of this Agreement, Adecco (i) acknowledges that it will, by separate written instrument, designate and appoint RL&F Service Corp., One Rodney Square, Wilmington, Delaware 19801 (and any successor entity) as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and acknowledges that RL&F Service Corp. will accept such designation and (ii) agrees that service of process upon RL&F Service Corp. and written notice of said service to Adecco in accordance with Section 12.04 shall be deemed in every respect effective service of process upon Adecco in any such suit or proceeding. To the extent that Adecco has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the transactions contemplated hereby to the extent permitted by law.

     Section 12.08 WAIVER OF JURY TRIAL AND CERTAIN DAMAGES.

     EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND (B) ANY RIGHT IT MAY HAVE TO RECEIVE DAMAGES FROM ANY OTHER PARTY BASED ON ANY THEORY OF LIABILITY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES; PROVIDED, HOWEVER, THAT CLAUSE (B) OF THIS SECTION
12.08 DOES NOT APPLY TO SECTION 10.04 AND SHALL IN NO WAY LIMIT ANY RIGHTS OF ADECCO THEREUNDER OR WITH RESPECT THERETO.

     Section 12.09 Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 12.10 Severability.

     In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

     Section 12.11 Interpretation.

     The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the term "Subsidiary" of any specified corporation shall mean any corporation of which at least a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors is directly or indirectly owned or controlled by such specified corporation, any person of which such corporation is a general partner, or any other person of which at least a majority of the equity interests therein is, directly or indirectly, owned or controlled by such specified corporation; (iii) "$" or dollars shall mean the lawful currency of the United States of America and (iv) "CHF" shall mean the lawful currency of Switzerland. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include both genders. In this Agreement, the phrase "to the knowledge of" and similar phrases relating to knowledge of Olsten or Adecco shall mean the actual knowledge of its executive officers.

     Section 12.12 Entire Agreement.

     This Agreement and the Separation Agreement, including the exhibits hereto and thereto and the documents and instruments referred to herein and therein, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and understandings among the parties with respect thereto. There are no representations, promises, warranties, covenants or undertakings by any party, other than those expressly set forth or referred to herein and therein.

     Section 12.13 Enforcement of Agreement.

     The parties hereto agree that irreparable damage would occur to a party in the event any provision of this Agreement was not performed by the other party in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     IN WITNESS WHEREOF, Adecco SA, Staffing Acquisition Corporation and Olsten Corporation have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

                                  Adecco SA,
                                  a societe anonyme organized
                                  under the laws of Switzerland


                                  By: /s/ John P. Bowmer
                                      ------------------------------------
                                      Name:    John P. Bowmer
                                      Title:   Chief Executive Officer


                                  By: /s/ Felix A. Weber
                                      ------------------------------------
                                      Name:    Felix A. Weber
                                      Title:   Chief Financial Officer


                                  Staffing Acquisition Corporation,
                                  a Delaware corporation


                                  By: /s/ John P. Bowmer
                                      ------------------------------------
                                      Name:    John P. Bowmer
                                      Title:   President


                                  By: /s/ Felix A. Weber
                                      ------------------------------------
                                      Name:    Felix A. Weber
                                      Title:   Vice-President


                                  Olsten Corporation,
                                  a Delaware corporation


                                  By: /s/ Edward A. Blechschmidt
                                      ------------------------------------
                                      Name:    Edward A. Blechschmidt
                                      Title:   President and Chief
                                               Executive Officer

                                                                         ANNEX C


                              SEPARATION AGREEMENT


                                   dated as of

                                 August 17, 1999


                                      among


                               Olsten Corporation,


                                  Aaronco Corp.


                                       and


                                    Adecco SA

                                TABLE OF CONTENTS


                                                                            Page

                                    ARTICLE I

                                   DEFINITIONS

Section 1.01.       Definitions...............................................2

                                   ARTICLE II

                  TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

Section 2.01.       Transfer of Assets........................................9
Section 2.02.       Consideration for Transferred Assets.....................11
Section 2.03.       Assignment and Assumption of Liabilities.................11
Section 2.04.       Delayed Assets and Liabilities...........................11
Section 2.05.       Representations or Warranties; Disclaimers...............12
Section 2.06.       Final Determination of Assets and Liabilities............14
Section 2.07.       Closing; Conveyancing and Stock Assumption Instruments...15
Section 2.08.       Cash Allocation..........................................16

                                   ARTICLE III

                                  THE SPLIT-OFF

Section 3.01.       Cooperation Prior to the Split-Off.......................16
Section 3.02.       Conduct of Health Services Business Pending Split-Off....17
Section 3.03.       Consummation of the Split-Off............................17

                                   ARTICLE IV

                                 INDEMNIFICATION

Section 4.01.       OHS Indemnification of Olsten............................18
Section 4.02.       Olsten Indemnification of OHS............................18
Section 4.03.       Notice and Payment of Claims.............................19
Section 4.04.       Notice and Defense of Third-Party Claims.................19
Section 4.05.       Insurance Proceeds.......................................21
Section 4.06.       Contribution.............................................21

                                                                            Page

Section 4.07.       Subrogation..............................................21
Section 4.08.       Third-Party Beneficiaries................................22
Section 4.09.       Remedies Cumulative......................................22
Section 4.10.       Survival of Indemnities..................................22
Section 4.11.       After-Tax Indemnification Payments.......................22

                                    ARTICLE V

                           CERTAIN ADDITIONAL MATTERS

Section 5.01.       Ancillary Agreements.....................................22
Section 5.02.       OHS Officers and Board of Directors......................23
Section 5.03.       OHS Certificate of Incorporation and By-laws.............23
Section 5.04.       Credit Agreement.........................................23
Section 5.05.       Sales and Transfer Taxes.................................23
Section 5.06.       Use of Names.............................................23
Section 5.07.       Mail.....................................................24
Section 5.08.       Transition Services......................................25
Section 5.09.       Leases of Real Property..................................26
Section 5.10.       Plea Agreements..........................................26
Section 5.11.       Insurance Policies and Claims Administration.............27
Section 5.12.       Financial Covenants......................................30
Section 5.13.       Tax Refund Escrow Account................................31
Section 5.14.       Worker's Compensation Letters of Credit..................31

                                   ARTICLE VI

                         RECORDS AND INFORMATION; ACCESS

Section 6.01.       Corporate Records........................................31
Section 6.02.       Access to Information....................................32
Section 6.03.       Access to Employees......................................32
Section 6.04.       Reimbursement............................................32
Section 6.05.       Confidentiality..........................................32

                                   ARTICLE VII

                                  MISCELLANEOUS

Section 7.01.       Termination..............................................33
Section 7.02.       Amendment................................................33
Section 7.03.       Waiver of Compliance; Consents...........................33

                                                                            Page

Section 7.04.       Expenses.................................................33
Section 7.05.       Notices..................................................34
Section 7.06.       Counterparts.............................................35
Section 7.07.       Governing Law............................................35
Section 7.08.       Entire Agreement.........................................36
Section 7.09.       Assignment; No Third Party Beneficiaries.................36
Section 7.10.       Ancillary Agreements.....................................36
Section 7.11.       Tax Sharing Agreement....................................36
Section 7.12.       Further Assurances and Consents..........................37
Section 7.13.       Exhibits and Schedules...................................37
Section 7.14.       Legal Enforceability.....................................37
Section 7.15.       Dispute Resolution.......................................38
Section 7.16.       Titles and Headings......................................39
Section 7.17.       Survival of Representations and Agreements...............39

Exhibit A                  Form of Employee Benefits Allocation Agreement
Exhibit B                  Form of Tax Sharing Agreement
Exhibit C                  Omnibus Amendment

Schedule 1                 Health Subsidiaries
Schedule 2                 Governmental Settlement Agreements
Schedule 3                 OHS Names
Schedule 4                 Olsten Names
Schedule 5                 Balance Sheets
Schedule 6                 Consents
Schedule 7                 Shared Leased Property
Schedule 8                 Licensed Olsten Names
Schedule 9                 Board Composition
Schedule 10                Transition Team

                              SEPARATION AGREEMENT


     SEPARATION AGREEMENT ("Agreement") dated as of August 17, 1999 by and among Olsten Corporation, a Delaware corporation ("Olsten"), Aaronco Corp., a newly formed Delaware corporation and a wholly-owned subsidiary of Olsten ("OHS"), and Adecco SA, a societe anonyme organized under the laws of Switzerland ("Adecco").

                                    RECITALS

     WHEREAS, Olsten currently conducts the Staffing Services Business, the Information Technology Services Business and the Health Services Business (each as defined below) and conducts certain related operations.

     WHEREAS, the Staffing Services Business and the Information Technology Services Business are conducted through Olsten and certain of its subsidiaries (together with any other subsidiary of Olsten formed after the date hereof for purposes of conducting the Staffing Services Business and the Information Technology Services Business) other than the Health Subsidiaries (as defined below) (the "Retained Subsidiaries") and the Health Services Business is conducted through Olsten and the subsidiaries listed on Schedule 1 hereto, together with any other subsidiary of Olsten formed after the date hereof for purposes of conducting the Health Services Business (the "Health Subsidiaries").

     WHEREAS, Olsten, Adecco and Staffing Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Adecco ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of August 17, 1999 (the "Merger Agreement"), pursuant to which, at the Effective Time (as defined below), Merger Sub will merge with and into Olsten, with Olsten being the surviving corporation (the "Merger").

     WHEREAS, prior to the Effective Time, and subject to the terms and conditions set forth in this Agreement, Olsten will transfer to OHS assets related to the Health Services Business, and OHS will assume the liabilities related thereto, as provided in this Agreement and the Ancillary Agreements (as defined below).

     WHEREAS, the Board of Directors of Olsten has determined that it is in the best interest of Olsten and the stockholders of Olsten to split-off (the "Split-Off") to the holders of Olsten Common Stock (as defined below) all of the outstanding shares of OHS Common Stock (as defined below) in consideration for the redemption of a portion of their shares of Olsten Common Stock.

     WHEREAS, the parties have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Split-Off and to set forth other agreements that will govern certain other matters following the Split-Off.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

     Section 1.01. Definitions. As used herein, the following terms have the following meaning:

     "AAA Rules" has the meaning specified in Section 7.15.

     "Action" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or regulatory or administrative agency or commission or any other tribunal.

     "Adecco" has the meaning specified in the introduction to this Agreement.

     "Adecco Registration Statement" means the registration statement on Form F-4 filed by Adecco with the Commission to effect the registration by Adecco of the Stock Consideration, as such registration statement may be amended from time to time.

     "Affiliate" of any specified person means any other person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with such specified person.

     "Agreement" has the meaning specified in the introduction to this Agreement.

     "Ancillary Agreements" means the Employee Benefits Allocation Agreement and the Tax Sharing Agreement.

     "Assets" means all properties, rights, contracts, leases and claims of every kind and description, wherever located, whether tangible or intangible, and whether real, personal or mixed.

     "Assumed OHS Liabilities" has the meaning specified in Section 2.03.

     "Balance Sheet" has the meaning specified in Section 2.01.

     "Closing" has the meaning specified in Section 2.07.

     "Closing Date" has the meaning specified in Section 2.07.

     "Commission" means the Securities and Exchange Commission.

     "Consulting Agreements" means the Separation, Consulting and
Non-Competition Agreements dated as of August 17, 1999 by and among Adecco, Olsten and each of Edward A. Blechschmidt, Stuart Olsten, William P. Costantini and Anthony Puglisi and the Separation, Consulting and Non-Competition Agreement dated as of August 17, 1999 by and between Olsten and Maureen McGurl.

     "Covered Claims" means those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively rated premium adjustments.

     "Delayed Asset" has the meaning specified in Section 2.04.

     "Delayed Liabilities" has the meaning specified in Section 2.04.

     "Demand" has the meaning specified in Section 7.15.

     "Disputes" has the meaning specified in Section 7.15.

     "Dissenting Shares" has the meaning specified in the Merger Agreement.

     "Effective Time" has the meaning specified in the Merger Agreement.

     "Employee Benefits Allocation Agreement" means the agreement to be entered into between Olsten and OHS, before the Effective Time, providing for certain matters relating to the allocation of employee benefits, the treatment of employee stock options and other employee matters, in substantially the form set forth as Exhibit A.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" has the meaning specified in the Merger Agreement.

     "Existing Credit Agreement" means the Credit Agreement, dated August 9, 1996, as amended from time to time to the date hereof, among Olsten, each of the Banks named therein and The Chase Manhattan Bank, as agent for the Banks.

     "Governmental Authority" means any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission.

     "Governmental Settlement Agreements" means all compromise, settlement or plea agreements listed on Schedule 2 and all compromise, settlement or plea agreements between Olsten or any of its subsidiaries and any Governmental Authority relating to the conduct of the Health Services Business.

     "Governmental Settlement Agreement Liabilities" means all Liabilities of Olsten and its subsidiaries pursuant to or in connection with the Governmental Settlement Agreements.

     "Health Services Business" means the health care business of Olsten and the Health Subsidiaries conducted in the United States and Canada whereby Olsten and the Health Subsidiaries provide, directly or under arrangement with third parties, through licensed and unlicensed health care personnel, services, including: (i) skilled nursing; education; home health aide and personal services; pediatric and perinatal care; physical, occupational, neurological and speech therapies; administration of drugs and disease management programs; institutional, occupational and alternate site staffing; and marketing, distribution and staffing solutions for pharmaceutical, biotechnology and medical device firms; (ii) acute and chronic infusion therapy; and (iii) network services, including care management and coordination services, such as centralized intake and billing, claims adjudication, quality assurance and data reporting and analysis, for managed care customers and self-insured employers.

     "Health Services Business Policies" means all Policies which are owned or maintained by or on behalf of Olsten and/or any of its subsidiaries or their respective predecessors pursuant to which the Health Subsidiaries or their officers, directors or agents are eligible for coverage and Olsten and the Retained Subsidiaries and their officers, directors and agents are not eligible for coverage.

     "Health Subsidiaries" has the meaning specified in the second recital of this Agreement.

     "Indemnifiable Losses" has the meaning specified in Section 4.01.

     "Indemnified Party" has the meaning specified in Section 4.03.

     "Indemnifying Party" has the meaning specified in Section 4.03.

     "Information Technology Services Business" means the business whereby Olsten and its subsidiaries provide information technology consultants on either a project management or consulting basis to assist clients in the design, development and maintenance of computer systems.

     "Insurance Charges" has the meaning specified in Section 5.11(e)(ii).

     "Insurance Proceeds" means those monies (i) received by an insured from an insurance carrier or (ii) by an insurance carrier on behalf of an insured.

     "Intercompany Loan Balance" means (i) at July 4, 1999, the intercompany loan balance reflected on the Balance Sheet and (ii) at the Closing Date, an amount computed on a basis and using practices consistent with the Intercompany Loan Balance at July 4, 1999.

     "Liabilities" means any and all claims, debts, liabilities, license fees, franchise fees, losses, penalties, deficiencies, litigation proceedings, levies, duties, assessments, attorneys' fees, charges, allegations, demands, damages, judgments and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet, including all costs and expenses relating thereto including, without limitation, under any law, rule, regulation, action, order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

     "Licensed Olsten Names" has the meaning specified in Section 5.06(a).

     "Merger" has the meaning specified in the third recital to this Agreement.

     "Merger Agreement" has the meaning specified in the third recital to this Agreement.

     "Merger Sub" has the meaning specified in the third recital to this Agreement.

     "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

     "Net Debt" as of the True-Up Date means as of such date the sum of (i) indebtedness for borrowed money, (ii) the deferred purchase price of property and (iii) up to a maximum of $10 million of transaction fees related to the transactions contemplated by the Merger Agreement and this Agreement less cash on hand; provided, however, that cash on hand shall not include any cash amount in the Tax Refund Escrow Account.

     "Net Operating Loss Refund Claim" means a claim for a tax refund of the Olsten affiliated group filed on federal form 1139, Corporate Application for Tentative Refund or federal form 1120X, Amended Corporation Income Tax Return or an equivalent state or local tax form with respect to a net operating loss of the Olsten affiliated group.

     "New Intercompany Account" has the meaning specified in Section 2.09.

     "OHS" has the meaning specified in the introduction to this Agreement.

     "OHS Common Stock" means the shares of common stock, par value $.01 per share, of OHS or any other shares or classes of capital stock of OHS that may be created hereafter.

     "OHS Employee" has the meaning set forth in the Employee Benefits Allocation Agreement.

     "OHS Indemnitees" has the meaning specified in Section 4.02.

     "OHS Liabilities" means all of (i) the Liabilities of OHS under this Agreement and the Employee Benefits Allocation Agreement that may arise hereunder or thereunder, (ii) the Assumed OHS Liabilities, (iii) the Liabilities of OHS, the Health Services Business and the Health Subsidiaries arising after the Closing Date and (iv) the Liabilities of Olsten under Section 7 of the Consulting Agreements.

     "OHS Names" means the names listed on Schedule 3. "OHS Proprietary Name Rights" has the meaning specified in Section 5.06.

     "OHS Registration Statement" means the registration statement on Form S-4 filed by OHS with the Commission to effect the registration of the OHS Common Stock to be issued as the Split-Off Consideration pursuant to the Securities Act, as such registration statement may be amended from time to time.

     "Olsten" has the meaning specified in the introduction to this Agreement.

     "Olsten Common Stock" means, collectively, the outstanding shares of common stock, par value $.10 per share, and the Class B common stock, par value $.10 per share, of Olsten.

     "Olsten Indemnitees" has the meaning specified in Section 4.01.

     "Olsten Liabilities" means all of the Liabilities of Olsten under this Agreement and that may arise under this Agreement, and the Liabilities of Olsten, whether arising before, on or after the Closing Date, but not including
(i) the Assumed OHS Liabilities and (ii) the Liabilities of OHS, the Health Services Business and the Health Subsidiaries arising after the Closing Date.

     "Olsten Names" means the names listed on Schedule 4.

     "Olsten Proprietary Name Rights" has the meaning specified in Section 5.06.

     "Olsten Proxy Statement" means the proxy statement in the form sent to each holder of Olsten Common Stock in connection with the Merger and the Split-Off.

     "Panel" has the meaning specified in Section 7.15.

     "Party" has the meaning specified in Section 7.15.

     "Person" has the meaning specified in Section 7.16.

     "Policies" or "Policy" means insurance policies and insurance contracts of any kind as in effect as of the date hereof, including, without limitation, primary, excess and umbrella, comprehensive general liability, automobile, workers' compensation, employee dishonesty, property and crime insurance policies and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

     "Quantum Debt" means the 4 3/4% Convertible Subordinated Debentures due 2000 of Quantum Health Resources, Inc.

     "Representatives" has the meaning specified in Section 7.15.

     "Retained Assets" means all Assets of Olsten and its subsidiaries (including the Tax Refund Escrow Account), other than the Transferred OHS Assets.

     "Retained Businesses" means any business conducted by Olsten now or in the future other than the Health Services Business.

     "Retained Businesses Policies" means all Policies which are owned or maintained by or on behalf of Olsten and/or any of its subsidiaries or their respective predecessors where Olsten and/or the Retained Subsidiaries or their officers, directors or agents are eligible for coverage and the Health Subsidiaries and their officers, directors and agents are not eligible for coverage.

     "Retained Subsidiaries" has the meaning specified in the second recital of this Agreement.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Shared Policies" means Policies where both the Retained Businesses and the Health Services Business are eligible for coverage and/or Policies where the employees, directors or agents of both the Retained Businesses and the Health Services Business are eligible for coverage.

     "Shareholder Liabilities" means all of the liabilities, including, without limitation, the contingent liabilities, arising from the lawsuits captioned In re Olsten Corporation Securities Litigation, No. 97 CV 5056 (DRH) (United States District Court for the Eastern District of New York), and Rubin v. May, C.A. No. 17135NC (Delaware Chancery Court, County of New Castle).

     "Split-Off" has the meaning specified in the sixth recital of this Agreement.

     "Split-Off Consideration" has the meaning specified in the Merger
Agreement.

     "Staffing Services Business" means the business of Olsten and its subsidiaries whereby it provides assignment employees in a variety of service areas (other than the Health Services Business), including: supplemental staffing; evaluation and training for office technology; general office and administrative services; accounting and other financial services; legal, scientific, engineering and technical services, including production technical training; call centers; production/distribution/assembly services; training and pre-employment services; retail services; marketing support and teleservices; manufacturing, construction and industrial services; and managed services for corporations.

     "Stock Consideration" has the meaning specified in the Merger Agreement.

     "subsidiary" has the meaning specified in Section 7.16.

     "Tax" shall have the meaning given to such term in the Tax Sharing
Agreement.

     "Tax Refund Escrow Account" has the meaning specified in Section 5.13.

     "Tax Sharing Agreement" means the agreement to be entered into between Olsten, Adecco and OHS prior to the Effective Time providing for certain tax related matters, in substantially the form set forth as Exhibit B.

     "Third-Party Claim" has the meaning specified in Section 4.04.

     "Transition Services" has the meaning specified in Section 5.08.

     "Transition Services Invoice" has the meaning specified in Section 5.08.

     "Transition Services Period" has the meaning specified in Section 5.08.

     "Transaction Taxes" has the meaning specified in Section 5.05.

     "Transferred OHS Assets" has the meaning specified in Section 2.01(a).

     "Transferred Olsten Assets" has the meaning specified in Section 2.01(b).

     "True-Up Date" means the close of business on October 31, 1999.

     "True-Up Intercompany Balance" means the intercompany loan balance on the True-Up Date, computed on a basis and using practices consistent with the Intercompany Loan Balance reflected on the Balance Sheet.

     "US GAAP" means generally accepted accounting principles in the United States, applied on a consistent basis.


                                   ARTICLE II

                  TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES


     Section 2.01. Transfer of Assets. (a) Prior to the Effective Time, Olsten shall take or shall cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to OHS of all of Olsten's and its subsidiaries' rights, title and interest in all of the Assets and related goodwill, wherever located, relating exclusively to the operation of the Health Services Business, including, without limitation, the assets listed below (collectively, the "Transferred OHS Assets"):

          (i) all assets shown or reflected on the balance sheet of the Health Services Business as at July 4, 1999 attached on Schedule 5 (the "Balance Sheet"), other than such assets as have been disposed of since July 4, 1999 in the ordinary course of business consistent with past practice;

          (ii) Assets relating exclusively to the operation of the Health Services Business that are acquired by any of the Health Subsidiaries in the ordinary course of their business consistent with past practices after July 4, 1999 and prior to the Effective Time;

          (iii) the shares of capital stock of the Health Subsidiaries owned, directly or indirectly, by Olsten and any equity interest owned, directly or indirectly, by any of the Health Subsidiaries as set forth on Schedule 1;

          (iv) all contracts, contract rights, agreements, arrangements or commitments of any kind and all licenses and permits of the Health Subsidiaries that relate exclusively to the Health Services Business, including without limitation, the Governmental Settlement Agreements;

          (v) all real property leases or other interests in real property or rights to use thereof, and all buildings, structures, appurtenances and improvements erected upon, attached to or located thereon of the Health Subsidiaries that relate exclusively to the Health Services Business;

          (vi) the OHS Names and OHS Proprietary Name Rights and other intangible properties and rights that relate exclusively to the Health Services Businesses;

          (vii) all books, records and files of, or relating exclusively to, the Health Services Business; and

          (viii) the Health Services Business Policies.

     (b) Prior to the Effective Time, OHS shall take or shall cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to Olsten or the appropriate Retained Subsidiary of all rights, title and interest of OHS and any Health Subsidiary in the Retained Businesses (the "Transferred Olsten Assets").

     (c) Notwithstanding anything contained in Section 2.01(a) to the contrary, Olsten and the Retained Subsidiaries shall retain and shall not transfer, assign, deliver or convey to OHS or any Health Subsidiary any Retained Assets.

     Section 2.02. Consideration for Transferred Assets. In full consideration for the Transferred OHS Assets, (i) OHS shall issue to Olsten a sufficient number of shares of OHS Common Stock that, together with the shares of OHS Common Stock held by Olsten prior to such date, shall be sufficient to enable Olsten and OHS to perform their obligations under the Merger Agreement and (ii) OHS shall assume the Assumed OHS Liabilities. In full consideration for the Transferred Olsten Assets, Olsten shall pay, perform and discharge the Olsten Liabilities.

     Section 2.03. Assignment and Assumption of Liabilities. (a) Prior to the Effective Time, simultaneously with the transfer of Assets pursuant to Section 2.01, Olsten shall assign to OHS and OHS shall assume and agree to pay, perform and discharge when due all of the Liabilities of the Health Subsidiaries and of the Health Services Business including, without limitation, all Liabilities of Olsten and its Subsidiaries arising out of, relating to, associated with or resulting from the operation of the Health Services Business or the ownership, use or possession of the Transferred OHS Assets or other activities in connection therewith, whether arising before, on or after the Closing Date, including without limitation, the Shareholder Liabilities, the Governmental Settlement Agreement Liabilities, the Liabilities reflected on the Balance Sheet and the Quantum Debt (the "Assumed OHS Liabilities").

     (b) Notwithstanding the foregoing, the Assumed OHS Liabilities shall not include (i) any debt of Olsten for money borrowed (including but not limited to any such debt evidenced by a note, debenture or other instrument), and (ii) except as provided in clause (iv) of the definition of "OHS Liabilities," any claims, losses, damages, demands, costs, expenses or liabilities for any Tax (which shall be governed by the Tax Sharing Agreement and Sections 4.11 and 5.05).

     Section 2.04. Delayed Assets and Liabilities. Nothing herein shall be deemed to require the transfer of any Assets ("Delayed Assets") or the assumption of any Liabilities ("Delayed Liabilities") that by their terms or by operation of law cannot be transferred or assumed; provided, however, that Olsten and OHS and their respective subsidiaries and Affiliates shall cooperate in seeking to obtain any necessary consents or approvals as promptly as possible for the transfer of all Delayed Assets and assignment and assumption of all Delayed Liabilities as contemplated by this Article II and in obtaining the release of Olsten and the Retained Subsidiaries from the Assumed OHS Liabilities and any guaranty or similar obligation of any Assumed OHS Liability and OHS and the Health Subsidiaries from the Olsten Liabilities or any guaranty or similar obligation of any Olsten Liability. In the event that any such transfer of Assets or Liabilities has not been consummated on or prior to the Closing Date, the party retaining such Delayed Asset or Delayed Liability shall thereafter hold such Delayed Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Delayed Liability for the account of the party by whom such Delayed Liability is to be assumed pursuant hereto, and take such other actions as may be reasonably required in order to place the parties, insofar as reasonably possible, in the same position as would have existed had such Delayed Asset been transferred or such Delayed Liability been assumed as contemplated hereby including, without limitation, enjoyment of rights to indemnification as if such Delayed Liability had been assumed. As and when any such Delayed Asset or Delayed Liability becomes transferable, such transfer and assumption shall be effected forthwith. In the event Olsten or the Retained Subsidiaries are not released from any Assumed OHS Liabilities or Delayed Liabilities, including the Governmental Settlement Liabilities, or OHS or the Health Subsidiaries are not released from any Olsten Liabilities, in each case, prior to the Effective Time, each such party shall be entitled to indemnification for all such Liabilities pursuant to Section 4.01.

     Section 2.05. Representations or Warranties; Disclaimers. (a) It is understood and agreed (i) that neither Olsten nor any of the Retained Subsidiaries is representing or warranting in any way as to the value or freedom from encumbrance of, or any other matter concerning, any Transferred OHS Assets, and (ii) that the Transferred OHS Assets are being transferred "as is, where is" and with all faults (provided that the absence of such warranties shall not negate the allocation of liabilities under this Agreement and shall have no effect on any manufacturers, sellers or other third party warranties that are intended to be transferred with such assets). Similarly, it is understood and agreed that neither Adecco, Olsten nor any of the Retained Subsidiaries is, in this Agreement or in any other agreement or document contemplated by this Agreement, representing or warranting to OHS or any OHS Indemnitee in any way that the obtaining of the consents and approvals, the execution and delivery of any amendatory agreements and the making of the filings and applications contemplated by this Agreement shall satisfy the provisions of any or all applicable agreements or the requirements of all applicable laws or judgments.

     (b) OHS represents and warrants that:

          (i) OHS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted;

          (ii) OHS has full corporate power and authority to execute this Agreement and the Ancillary Agreements to which it will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of OHS and, to the extent required, by the stockholder of OHS. This Agreement has been duly executed and delivered by OHS and, assuming due authorization, execution and delivery hereof by Olsten, constitutes a valid and binding agreement of OHS, enforceable against OHS in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. Each of the Ancillary Agreements will be duly executed and delivered by OHS on or prior to the Effective Time and, assuming due authorization, execution and delivery thereof by each other party thereto, will constitute a valid and binding agreement of OHS, enforceable against OHS in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles;

          (iii) The execution and delivery by OHS of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby will not contravene, violate, result in a breach of or constitute a default under (x) any provision of applicable law or of the articles of incorporation or by-laws of OHS or any Health Subsidiary or (y) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to OHS or any Health Subsidiary or any of their properties or assets, except for such contravention, violations, breaches or defaults that, individually or in the aggregate, would not materially impair OHS's ability to consummate the transactions contemplated hereby or (z) the Governmental Settlement Agreements;

          (iv) No filing or registration with, or permit, authorization, consent or approval of, or notification or disclosure to, any Governmental Authority is required by OHS in connection with the execution and delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except (w) in connection with the provisions of the Securities Act and the Exchange Act, (x) such consents, approvals, orders, permits, authorizations, registrations, declarations and filings as may be required under the Blue Sky laws of various states, (y) consents, authorizations, approvals or notifications listed on Schedule 6 and (z) such consents, approvals, orders, permits, authorizations, registrations, declarations and filings, the failure of which to obtain would not, individually or in the aggregate, materially impair OHS's ability or Olsten's ability to consummate the transactions contemplated hereby;

          (v) The OHS Common Stock to be issued pursuant to Section 2.02 has been duly authorized and, when so issued, will be fully paid, validly issued and nonassessable and will not have been issued in violation of any preemptive rights;

          (vi) At the Effective Time, neither OHS nor any of the Health Subsidiaries will be a party to any material agreement, arrangement or understanding with Olsten or any of the Retained Subsidiaries other than this Agreement, the Ancillary Agreements and any other agreement entered into in connection with the Split-Off as contemplated by this Agreement; and

          (vii) Each of the Balance Sheet and the balance sheets attached as
     Schedule 5 for the years ended January 4, 1999 and December 28, 1997 fairly present in all material respects the combined financial position of the Health Services Business as of their respective dates, in accordance with US GAAP (subject in the case of interim financial statements, to normal year-end adjustments).

     (c) In addition to the actions specifically provided for elsewhere in this Agreement and except as otherwise expressly set forth in this Agreement, each of the parties hereto shall act in good faith and use its respective reasonable best efforts to take, or cause to be taken, all actions, and, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws and agreements to consummate and make effective the transactions contemplated by this Agreement.

     (d) Notwithstanding anything contained herein to the contrary, neither Olsten nor OHS shall, without the prior written consent of Adecco, take any action or inaction in effecting the transactions contemplated hereby if such action or inaction would (i) materially increase the Liabilities of Olsten or the Retained Subsidiaries, (ii) materially impair Olsten's ability to conduct the Retained Businesses, or (iii) materially decrease the value of the Retained Assets.

     Section 2.06. Final Determination of Assets and Liabilities. (a) In case of any dispute arising before the Split-Off, as to the identity or existence of Assets relating to the operation of the Health Services Business and the Retained Businesses or the existence of such a relationship or the transferability thereof, or the allocation of insurance premium refunds, the good faith determination of the Board of Directors of Olsten, together with the consent of Adecco, which consent shall not be unreasonably withheld, if such dispute shall concern Assets or Liabilities that are material to Olsten and the Retained Subsidiaries, taken as a whole, if made before the Split-Off, shall be final, conclusive and binding.

     (b) In case of any dispute arising before the Split-Off as to the identity or existence of Liabilities, to be assumed by OHS or as to which OHS is to indemnify Olsten and its subsidiaries, or the identification or other allocation of Liabilities in respect of insurance premium obligations, the good faith determination of the Board of Directors of Olsten, together, in the case of a dispute which concerns Assets or Liabilities that are material to Olsten and the Retained Subsidiaries, taken as a whole, with the consent of Adecco, which consent shall not be unreasonably withheld, if made before the Split-Off, shall be final, conclusive and binding.

     Section 2.07. Closing; Conveyancing and Stock Assumption Instruments. (a) The sale, transfer, assignment and delivery of Assets referred to in Section
2.01 and the assumption of Liabilities referred to in Section 2.03 (the "Closing") shall take place at any time and place as may be designated by the parties hereto, but in no event later than the Effective Time (the "Closing Date").

     (b) At the Closing the parties shall execute or cause to be executed by the appropriate entities conveyancing and assumption instruments, including using their reasonable best efforts to obtain from third-parties appropriate releases and novations, in such forms as the parties shall reasonably agree, including deeds as may be appropriate, the assignment of trademarks and franchise rights, and the assignment and assumption of existing lease agreements. Any transfer of capital stock (including the issuance of OHS Common Stock described in Section 2.02) shall be effected by means of delivery of stock certificates and executed stock powers and notation on the stock record books of the corporation or other legal entities involved and, to the extent required by applicable law, by notation on public registries.

     Section 2.08. Cash Allocation.

     (a) Cash Allocation on the Closing Date. The allocation between Olsten and OHS of all domestic and international cash bank balances, short-term investments and outstanding checks and drafts of Olsten and its subsidiaries recorded on the books of Olsten and its subsidiaries shall be in accordance with the following:

          (i) all cash received in, and deposits of cash, checks, drafts or short-term investments made to, depositary accounts as of the close of business on the Closing Date shall be remitted to Olsten, other than cash contained in accounts allocated to OHS pursuant to Section 2.03.; and

          (ii) all petty cash of the Health Services Business shall be allocated to OHS on the Closing Date; and

          (iii) all Liabilities for payment of outstanding checks or drafts drawn on or prior to the Closing Date on accounts allocated to OHS pursuant to Section 2.03 shall be paid by OHS.

     (b) Cash Management After the Closing Date. The petty cash, depositary and disbursement accounts of the Health Services Business shall be transferred to OHS on the Closing Date after the allocations are made pursuant to Section 2.08(a)(i) and (ii). OHS shall establish and maintain a separate cash management system and accounting records with respect to the Health Services Business effective as of 12:01 a.m. New York time on the day following the Effective Time.

     (c) For purposes of this Section 2.08, any disagreement or dispute arising between Olsten and OHS on or prior to the Closing Date shall be resolved by the Board of Directors of Olsten, together, in the case of a dispute which concerns Assets or Liabilities that are material to Olsten and the Retained Subsidiaries, taken as a whole, with the consent of Adecco, which resolution shall be binding and final upon each of the parties hereto and not subject to further review.

     Section 2.09. True-Up Net Debt; Intercompany Balance.

     (a) On the True-Up Date, the True-Up Intercompany Balance shall be frozen and thereafter shall not be increased or decreased.

     (b) On the True-Up Date, Olsten shall open a new intercompany account (the "New Intercompany Account") to record intercompany transactions for the period between the True-Up Date and the Closing Date. All entries to the New Intercompany Account shall be made in the ordinary course of business and on a basis consistent with the intercompany loan balance reflected on the Balance Sheet.

     (c) On the True-Up Date, if the Net Debt of Olsten and the Retained Subsidiaries is (i) greater than $750 million, then the New Intercompany Account shall reflect a payable by OHS to Olsten equal to the amount of such excess, or
(ii) less than $750 million, then Olsten shall pay to OHS cash on such date, in an amount equal to such shortfall or (iii) equal to $750 million, then the New Intercompany Account shall open with a zero balance.

     (d) At the Effective Time, (i) the Closing Intercompany Balance shall be settled by OHS or Olsten, as the case may be, delivering to the other a cash payment in an amount equal to the amount owing by such party to the other, if any, together with simple interest at 6% per annum from the True-Up Date to the Effective Time on the average daily balance, and (ii) the True-Up Intercompany Balance shall be contributed to the capital of OHS at the Effective Time.

     (e) On the day following the True-Up Date, OHS shall establish a cash management system for the Health Services Business and related accounts and the Health Service Business shall cease participation in Olsten's cash management system. Between the True-Up Date until the Effective Time,(i) all cash receipts and disbursements of OHS and the Health Services Business shall be made through the Health Services Business cash management system, and (ii) all transfers of cash or other assets (other than to accomplish the transfer of assets pursuant to Section 2.01), or transactions, including management fees and intercompany loans, between the Retained Businesses, on the one hand and the Health Services Business, on the other, shall be reflected in the New Intercompany Account, and
(iii) management fees shall be paid by OHS to Olsten on the same basis as prior to the True-Up Date and shall be prorated to the Effective Time.

     ARTICLE III

                                  THE SPLIT-OFF


     Section 3.01. Cooperation Prior to the Split-Off. As promptly as practicable after the date hereof, (a) Olsten and OHS shall prepare, and Olsten shall mail to the holders of Olsten Common Stock, the Olsten Proxy Statement, which sets forth disclosure concerning OHS, the Split-Off, the Merger and other matters. Olsten and OHS shall also prepare, and OHS shall file with the Commission, the OHS Registration Statement, which will include or incorporate by reference the Olsten Proxy Statement. Olsten and OHS shall use their reasonable best efforts to cause the OHS Registration Statement to become effective under the Securities Act.

     (b) Olsten and OHS shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit and other plans contemplated by the Employee Benefits Allocation Agreement.

     (c) Olsten and OHS shall take all such action as may be necessary or appropriate under the securities or Blue Sky laws of the states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement.

     (d) OHS will prepare and file a preliminary listing application and will pursue the approval of the application to permit listing or quotation of the OHS Common Stock on a national securities exchange or NASDAQ, as determined by Olsten.

     Section 3.02. Conduct of Health Services Business Pending Split-Off. Prior to the Split-Off:

          (a) The Health Services Business, including, but not limited to, the administration of accounts payable and accounts receivable, will be conducted in the ordinary course of business consistent with past practice and in compliance in all material respects with applicable laws, rules and regulations of any Governmental Authority.

          (b) OHS shall have no operations or conduct any business except in preparation for the consummation of the transactions contemplated by this Agreement.

     Section 3.03. Consummation of the Split-Off. The Split-Off shall be consummated at the Effective Time in accordance with the terms of the Merger Agreement. Olsten agrees to provide all certificates for shares of OHS Common Stock that the Exchange Agent shall require in order to effect the Split-Off.

                                   ARTICLE IV

                                 INDEMNIFICATION


     Section 4.01. OHS Indemnification of Olsten. Except as otherwise expressly provided in any of the Ancillary Agreements, from and after the Closing Date, OHS shall indemnify, defend and hold harmless Olsten and its subsidiaries, and each of their respective directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "Olsten Indemnitees") from and against any and all damage, loss, liability, deficiency and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any or all such investigations or any and all Actions or threatened Actions) (collectively, "Indemnifiable Losses") incurred or suffered by any of the Olsten Indemnitees and arising out of or related to (i) the OHS Liabilities or the failure of OHS or any of the Health Subsidiaries to pay, perform or otherwise discharge any of the OHS Liabilities; (ii) with respect to information in the Olsten Proxy Statement, the OHS Registration Statement or the Adecco Registration Statement related to the Health Services Business, OHS or any of the Health Subsidiaries or the Split-Off, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading; (iii) any misrepresentation or breach of any warranty in this Agreement made by OHS; (iv) any breach of any agreement or covenant under this Agreement made by OHS; (v) liabilities resulting from any holder of Olsten Common Stock exercising appraisal rights under the Delaware General Corporation Law with respect to the value of the Split-Off Consideration; and (vi) any cash paid to stockholders of Olsten in lieu of fractional shares of OHS.

     Section 4.02. Olsten Indemnification of OHS. Except as otherwise expressly provided in any of the Ancillary Agreements, from and after the Closing Date, Olsten shall indemnify, defend and hold harmless OHS and the Health Subsidiaries, and each of their respective directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "OHS Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any of the OHS Indemnitees and arising out of or related to (i) the Olsten Liabilities or the failure of Olsten or any of its subsidiaries to pay, perform or otherwise discharge any of the Olsten Liabilities or (ii) any breach of any agreement or covenant under this Agreement made by Olsten after the Closing Date.

     Section 4.03. Notice and Payment of Claims. If any Olsten Indemnitee or OHS Indemnitee (the "Indemnified Party") determines that it is or may be entitled to indemnification by OHS or Olsten, as the case may be (the "Indemnifying Party"), under this Article IV (other than in connection with any Action subject to Section 4.04), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be Indemnified. After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within 15 days after receipt of such notice, either (i) pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) or (ii) object to the claim for indemnification or the amount thereof by giving the Indemnified Party written notice setting forth the grounds therefor. Any objection shall be resolved in accordance with Section 7.15. If the Indemnifying Party does not give such notice, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

     Section 4.04. Notice and Defense of Third-Party Claims. (a) Promptly following the earlier of (a) receipt of written notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party, or (b) receipt of written information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "Third-Party Claim"), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 4.04 shall not relieve the Indemnifying Party of its obligations under this agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third-Party Claim in reasonable detail and shall indicate the amount of the Indemnifiable Loss that has been or will be sustained by the Indemnified Party.

     (b) Within 30 days after receipt of such notice, the Indemnifying Party may, by giving written notice thereof to the Indemnified Party, (i) acknowledge liability for and at its option elect to assume the defense of such Third-Party Claim at its sole cost and expense, or (ii) object to the claim of indemnification for such Third-Party Claim setting forth the grounds therefor. Any objection shall be resolved in accordance with Section 7.15. If the Indemnifying Party does not within such 30-day period give the Indemnified Party such notice, the Indemnifying Party shall be deemed to have acknowledged its liability for such Third-Party Claim.

     (c) Any defense of a Third-Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to Olsten in the case of Olsten Indemnitees and OHS in the case of OHS Indemnitees. The Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party's sole cost and expense; provided that if the defendants or parties against which relief is sought in any such claim include both the Indemnifying Party and one or more Indemnified Parties and, in the reasonable judgment of Olsten in the case of Olsten Indemnitees and OHS in the case of OHS Indemnitees, a conflict of interest between such Indemnified Parties and such Indemnifying Party exists in respect of such claim, such Indemnified Parties shall have the right to employ one firm of counsel selected by Olsten or OHS, as the case may be, and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party.

     (d) If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party; provided that without the prior written consent of Olsten in the case of Olsten Indemnitees and OHS in the case of OHS Indemnitees, the Indemnifying Party may not agree to any such settlement unless as a condition to such settlement the Indemnified Party receives a written release from any and all liability relating to such Third-Party Claim and such settlement or compromise does not include any remedy or relief to be applied to or against the Indemnified Party, other than monetary damages for which the Indemnifying Party shall be responsible hereunder.

     (e) If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged liability for indemnification under this
Article IV, Olsten in the case of Olsten Indemnitees and OHS in the case of OHS Indemnitees may pursue the defense of such Third-Party Claim and choose one firm of counsel in connection therewith. The Indemnifying Party is required to reimburse Olsten or OHS, as the case may be, on a current basis for its reasonable expenses of investigation, reasonable attorney's fees and reasonable out-of-pocket expenses incurred by Olsten in the case of Olsten Indemnitees and OHS in the case of OHS Indemnitees in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto; provided that the Indemnifying Party shall not be liable for any settlement effected without the consent of Olsten in the case of Olsten Indemnitees and OHS in the case of OHS Indemnitees, which consent shall not be unreasonably withheld.

     (f) The Indemnifying Party shall pay to the Indemnified Party in cash the amount for which the Indemnified Party is entitled to be indemnified (if any) within 15 days after the final resolution of such Third-Party Claim (whether by the final nonappealable judgment of a court of competent jurisdiction or otherwise) or, in the case of any Third-Party Claim as to which the Indemnifying Party has not acknowledged liability, within 15 days after such Indemnifying Party's objection has been resolved pursuant to Section 7.15.

     Section 4.05. Insurance Proceeds. The amount that any Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this Article IV shall be reduced (including, without limitation, retroactively) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnified Parties in reduction of the related Indemnifiable Loss. If an Indemnified Party shall have received the payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and shall subsequently actually receive insurance proceeds, or other amounts in respect of such Indemnifiable Loss as specified above, then such Indemnified Party shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received after deducting therefrom all of the Indemnified Party's costs and expenses associated with the recovery of any such amount.

     Section 4.06. Contribution. If the indemnification provided for in this
Article IV is unavailable to an Indemnified Party in respect of any Indemnifiable Loss arising out of or related to information about OHS, the Health Subsidiaries or the Health Services Business contained in or omitted from the OHS Registration Statement, the Adecco Registration Statement or the Olsten Proxy Statement, then OHS, in lieu of indemnifying the Olsten Indemnitees, shall contribute to the amount paid or payable by the Olsten Indemnitees as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of OHS, on the one hand, and Olsten, on the other hand, in connection with the statements or omissions that resulted in such Indemnifiable Loss. The relative fault of the OHS Indemnitees on the one hand and of the Olsten Indemnitees on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information concerning OHS on the one hand or Olsten on the other hand.

     Section 4.07. Subrogation. In the event of payment by an Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Third-Party Claim. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

     Section 4.08. Third-Party Beneficiaries. This Article IV shall inure to the benefit of, and be enforceable by, Olsten, OHS and Adecco and their respective successors and permitted assigns. The indemnification provided for by this
Article IV shall not inure to the benefit of any other third party or parties and shall not relieve any insurer who would otherwise be obligated to pay any claim of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, provide any subrogation rights with respect thereto and each Party agrees to waive such rights against the other to the fullest extent permitted.

     Section 4.09. Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

     Section 4.10. Survival of Indemnities. The obligations of each of Olsten and OHS under this Article IV shall survive the sale or other transfer by it of any Assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of the other related to such Assets, businesses or Liabilities.

     Section 4.11. After-Tax Indemnification Payments. Except as otherwise expressly provided herein or in an Ancillary Agreement, any indemnification payment made by any Indemnifying Party under this Article IV shall be computed by taking into account the value of any and all applicable deductions, losses, credits, offsets or other items for Federal, state or other tax purposes attributable to the payment of the indemnified liability by the Indemnified Party and any Tax incurred by the Indemnified Party attributable to receipt of the indemnification payment.


                                    ARTICLE V

                           CERTAIN ADDITIONAL MATTERS


     Section 5.01. Ancillary Agreements. Prior to the Effective Time, Olsten and OHS shall execute and deliver the Ancillary Agreements.

     Section 5.02. OHS Officers and Board of Directors. Prior to the Effective Time, Olsten shall take, and shall cause OHS to take, all actions necessary to appoint as officers and directors of OHS those persons named in the OHS Registration Statement to constitute the officers and directors of OHS on the Closing Date. The Board of Directors of OHS shall be determined as set forth on
Schedule 9.

     Section 5.03. OHS Certificate of Incorporation and By-laws. Prior to the Effective Time, Olsten shall take all action necessary to cause the certificate of incorporation and by-laws of OHS to be amended and restated substantially in the form attached as an exhibit to the OHS Registration Statement at the time it is declared effective.

     Section 5.04. Credit Agreement. Prior to the Effective Time, Olsten shall take all necessary action to amend or replace its Existing Credit Agreement so as to release Quantum Health Resources, Inc. from any liability or obligation with respect thereto from and after the Closing Date.

     Section 5.05. Sales and Transfer Taxes. Olsten and OHS agree to cooperate to determine the amount of sales or other transfer Taxes (including, without limitation, all real estate, patent, copyright and trademark transfer Taxes and recording fees) payable in connection with the transactions contemplated by this Agreement, but excluding any income or franchise Taxes or other Taxes imposed on or measured by income (the "Transaction Taxes"); provided, that Olsten shall be responsible for any Transaction Taxes payable in connection with the Merger. Olsten agrees to file promptly and timely the returns for such Transaction Taxes with the appropriate taxing authorities and remit payment of the Transaction Taxes and OHS will join in the execution of any such tax returns or other documentation. Payment of all Transaction Taxes, other than Transaction Taxes paid in connection with the Merger, shall be the responsibility of OHS and shall be reimbursed to Olsten by OHS promptly upon request by Olsten.

     Section 5.06. Use of Names. (a) Following the Effective Time, OHS and the Health Subsidiaries shall have the sole and exclusive ownership of and right to use, as between Olsten and each of the Retained Subsidiaries, on the one hand, and OHS and the Health Subsidiaries, on the other hand, the OHS Names, and each of the trade marks, trade names, service marks and other proprietary rights exclusively related to such OHS Names and any trade marks, trade names, service marks or other proprietary rights mutually agreed among the parties prior to the Effective Time (the "OHS Proprietary Name Rights"). Following the Effective Time, Olsten and each of the Retained Subsidiaries shall have the sole and exclusive ownership of and right to use, as between

OHS and the Health Subsidiaries, on the one hand, and Olsten and each of the Retained Subsidiaries, on the other hand, the Olsten Names, and trade marks, trade names, service marks and other proprietary rights related to such Olsten Names other than the OHS Proprietary Name Rights and any trade marks, trade names, service marks or other proprietary rights mutually agreed among the parties prior to the Effective Time (the "Olsten Proprietary Name Rights"). Notwithstanding the foregoing, with respect to the Olsten Names and Olsten Proprietary Name Rights which are listed on Schedule 8 (the "Licensed Olsten Names"), Olsten hereby grants to OHS and each of the Health Subsidiaries, a royalty-free license in order for OHS and the Health Subsidiaries to continue to use the Licensed Olsten Names and have the full privileges of a licensee with respect to the Licensed Olsten Names for a period of one year following the Effective Time.

     (b) Following the Effective Time, (x) OHS shall, and shall cause its subsidiaries and other Affiliates to, take all action reasonably necessary to cease using, and change as soon as commercially practicable (including by amending any charter documents), any corporate or other names which are the same as or confusingly similar to any of the Olsten Names or any of the Olsten Proprietary Name Rights, and (y) Olsten shall, and shall cause its subsidiaries and other Affiliates to, take all action reasonably necessary to cease using, and change as soon as commercially practicable (including by amending any charter documents), any corporate or other names which are the same as or confusingly similar to any of the OHS Names or any of the OHS Proprietary Name Rights.

     (c) The license granted pursuant to Section 5.06(a) shall include the right to use existing brochures, stationery, labeling, supplies, advertising materials, office materials and any similar materials bearing any Licensed Olsten Names until the earlier of (i) the termination of the license, and (ii) the date such existing materials are exhausted and Olsten and the Retained Subsidiaries shall have the right to use existing brochures, stationery, labeling, supplies, advertising materials, office materials and any similar materials bearing any OHS Names until the earlier of (i) one year after the Effective Time and (ii) the date such existing materials are exhausted; provided that each such Party shall use their reasonable best efforts to (a) replace such materials with materials that do not use the other's names as promptly as practicable and (b) to the extent commercially practicable, indicate by sticker affixed to such materials that the name being used is being used under temporary limited license from the other party who is the owner or licensor of such name.

     Section 5.07. Mail. After the Closing Date, each of Olsten and OHS may receive mail, telegrams, packages and other communications properly belonging to the other. Accordingly, at all times after the Effective Time, each of Olsten and OHS authorizes the other to receive and open all mail, telegrams, packages and other communications received by it and not unambiguously intended for the other party or any of the other party's officers or directors specifically in their capacities as such, and to retain the same to the extent that they relate to the business of the receiving party or, to the extent that they do not relate to the business of the receiving party and do relate to the business of the other party, or to the extent that they relate to both businesses, the receiving party shall promptly contact the other party by telephone for delivery instructions and such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) shall promptly be forwarded to the other party in accordance with its delivery instructions. The foregoing provisions of this Section 5.07 shall constitute full authorization to the postal authorities, all telegraph and courier companies and all other persons to make deliveries to Olsten or OHS, as the case may be, addressed to either of them or to any of their officers or directors specifically in their capacities as such. The provisions of this Section 5.07 are not intended to and shall not be deemed to constitute an authorization by either Olsten or OHS to permit the other to accept service of process on its behalf, and neither party is or shall be deemed to be the agent of the other for service of process purposes or for any other purpose.

     Section 5.08. Transition Services. Following the Effective Time and ending on the one year anniversary of the Effective Time (such period, the "Transition Services Period"), Olsten shall use its commercially reasonable efforts to provide, or make available, to OHS and the Health Subsidiaries, at such times and in such amounts as may be reasonably requested by OHS, the following services (the "Transition Services") and OHS will pay for such Transition Services on a cost basis as agreed to by the parties:

          (i) tax preparation and filing services;

          (ii) legal services, to be provided by Olsten's general counsel and other internal counsel to the extent consistent with applicable standards of professional responsibility;

          (iii) information and technology support services and administrative and office services;

          (iv) procurement services; and

          (v) such other additional services as may be reasonably requested by OHS; provided that the scope of any services, as well as the time and the manner in which such services are to be provided, shall be mutually agreeable between the parties.

     Following the end of the calendar month in which any Transition Services are performed, Olsten shall provide to OHS an invoice (the "Transition Services Invoice") setting forth in summary detail the Transition Services which were provided during such calendar month and the appropriate cost thereof. OHS shall pay Olsten, in a reasonably prompt manner (but in no event later than 30 days) following the delivery by Olsten of a Transition Services Invoice, the amounts due with respect to the Transition Services reflected on such Transition Services Invoice.

     Notwithstanding anything herein to the contrary, all Transition Services shall be performed with reasonable care, but no Party hereto shall have any liability whatsoever to any other Party or any third party for any loss, liability, damage, cost or deficiency suffered by any such person arising out of or resulting from providing any Transition Services hereunder.

     Section 5.09. Leases of Real Property. (a) Olsten and OHS shall jointly and promptly review all instances in which (i) OHS or the Health Subsidiaries maintain facilities in, or otherwise occupy, real property leased by Olsten or the Retained Subsidiaries and (ii) Olsten or the Retained Subsidiaries maintain facilities in or otherwise occupy, real property leased by a Health Subsidiary, each as set forth on Schedule 7, and shall use commercially reasonable efforts in each case to either (x) negotiate and enter into a written lease or sublease incorporating terms and conditions which are fair to both parties, (y) assign such lease to OHS or Olsten, as the case may be, and OHS or Olsten, as the case may be, shall accept responsibility for such lease, or (z) terminate the arrangement on mutually agreeable terms; provided, however, that the foregoing shall not apply in any instance (A) involving facilities maintained, or real property occupied by the Health Subsidiaries that are to be transferred to OHS in accordance with Section 2.01 or (B) covered by a written lease agreement between the parties in effect on the date hereof.

     (b) OHS agrees that it will use its reasonable best efforts to promptly (but in no event later than six months) after the Effective Time, relocate the headquarters for the Health Services Business from 175 Broad Hollow Road, Melville, New York 11747 (the "Main Headquarters"). Until the time when the headquarters of the Health Service Business is relocated OHS shall be entitled to occupy and use without charge office space at the Main Headquarters, as shall be reasonably designated by Olsten as necessary to enable OHS and the Health Subsidiaries to continue to conduct its current operations.

     Section 5.10. Plea Agreements. OHS agrees to be bound by the terms of the Plea Agreements dated July 19, 1999 between Kimberly Home Health Care, Inc. and the United States of America, including those terms governing the retention and production of information, records and testimony.

     Section 5.11. Insurance Policies and Claims Administration. (a) Policies and Rights Included Within the Transferred OHS Assets. The Transferred OHS Assets shall include: (i) any Health Services Business Policies and (ii) any and all rights of the Health Subsidiaries under any Shared Policies covering (x) Liabilities arising out of or relating to the conduct of the Health Services Business prior to the Effective Time and (y) Liabilities arising out of or relating to the conduct of the Retained Businesses prior to the Effective Time to the extent any claim is made against OHS or any of the Health Subsidiaries for such Liabilities, specifically including (in the case of (i) and (ii) above) rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses and excluding rights covered by
Section 5.11(b).

     (b) Policies and Rights Included Within the Retained Assets. The Retained Assets shall include: (i) any Retained Businesses Policies and (ii) any and all rights of Olsten and its subsidiaries under any Shared Policies covering (x) Liabilities arising out of or relating to the conduct of the Retained Businesses prior to the Effective Time and (y) Liabilities arising out of or relating to the conduct of the Health Services Business prior to the Effective Time to the extent any claim is made against Olsten or any of the Retained Subsidiaries for such Liabilities, specifically including (in the case of (i) and (ii) above) rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses.

     (c) Olsten to Maintain Insurance Coverage Prior to Effective Time. (i) Olsten shall use its reasonable best efforts to maintain in full force and effect, at all times up to and including the Effective Time, the Policies and current coverages and limits of such Policies.

     (ii) To the extent not already provided for by the terms of a Shared Policy, Olsten shall use its commercially reasonable efforts to cause OHS and the Health Subsidiaries, as appropriate, to be named as additional insureds under each such Policy in respect of Covered Claims arising out of or relating to periods prior to the Effective Time; provided, however, that nothing contained herein shall be construed to require Olsten or any of the Retained Subsidiaries to pay any additional premium or other charges in respect to, or waive or otherwise limit any of its rights, benefits or privileges under, any Shared Policy to effect the naming of OHS and the Health Subsidiaries as such additional insureds.

     (d) OHS Responsible for Establishing Insurance Coverage on and After Effective Time. Commencing on and as of the Effective Time, OHS and each of the Health Subsidiaries shall be responsible for establishing and maintaining its own separate insurance programs for activities and claims relating to any period on or after the Effective Time in-volving OHS or any of the Health Subsidiaries. Notwithstanding any other agreement or understanding to the contrary, except as set forth in Section 5.11(e)(i) and (ii) with respect to claims administration and financial administration of the Shared Policies, as of and after the Effective Time, neither Olsten nor any of the Retained Subsidiaries shall have any responsibility for or obligation to OHS or the Health Subsidiaries relating to insurance matters for any period, whether prior to, at or after the Effective Time. Notwithstanding the foregoing, from the date hereof to the Effective Time, Olsten shall use its commercially reasonable efforts to transfer to OHS and the Health Subsidiaries the Health Services Business Policies and to obtain insurance (or binders therefor) providing coverage to OHS and the Health Subsidiaries similar to the coverage provided to the Health Services Business by the Shared Policies prior to the Split-Off.

     (e) Administration and Procedure. (i) OHS and its subsidiaries appoint Olsten or a Retained Subsidiary, as appropriate, to administer, in good faith, all claims and finances relating to the Shared Policies, including the prosecution of any actions for declaratory relief, "bad faith" or other extra-contractual damages. From and after the Effective Time, Olsten or a Retained Subsidiary, as appropriate, shall be responsible for the claims administration and financial administration of all Shared Policies relating to the assets, ownership or operation prior to the Effective Time of the Health Services Business; provided, however, that the responsibility for claims administration and financial administration of the Shared Policies are in no way intended to limit, inhibit or preclude any right to insurance coverage under the Shared Policies. Olsten shall be entitled to compensation for and reimbursement of expenses incurred in connection with performing the claims administration and financial administration of the Shared Policies on a cost basis, as agreed by the parties and Olsten and OHS shall comply with the provisions of the second paragraph of Section 5.08 with respect to billing and reimbursement. Olsten shall use reasonable care and act in good faith with respect to each of its obligations under Section 5.11.

          (ii) OHS shall promptly notify Olsten of any Covered Claim relating to OHS or any Health Subsidiary under one or more of the Shared Policies relating to any period prior to the Effective Time, and OHS agrees to cooperate and coordinate with Olsten concerning any strategy Olsten may reasonably elect to pursue to secure coverage and payment for such Covered Claim by the appropriate insurance carrier. Olsten shall have final authority to compromise, settle or otherwise resolve any claim or action under any Shared Policy, including, without limitation, decisions to prosecute any action for declaratory relief, "bad faith" or other extra-contractual damages; provided, that, as a condition to any compromise or settlement of any such claim or action on behalf of OHS (x) Olsten obtains a written release on behalf of OHS for such claim or action and (y) if such settlement or compromise includes any remedy or relief against OHS, other than monetary damages within the coverage limits of the applicable Shared Policy, Olsten shall, prior to entering into any such compromise or settlement, obtain the consent of OHS, which consent shall not be unreasonably withheld. Notwithstanding anything contained herein, in any other agreement or Shared Policy or any understanding to the contrary, OHS or the appropriate Health Subsidiary assumes responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, reporting endorsements, tails, noses, retroactive endorsements, retrospectively-rated premiums, defense costs, indemnity payments, deductibles, retentions or other charges, as appropriate (collectively, "Insurance Charges"), whenever arising, which shall become due and payable under the terms and conditions of any Shared Policy in respect of any liabilities, losses, claims, actions or occurrences, whenever arising or becoming known, involving or relating to any of the assets, businesses, operations or liabilities of the Health Services Business, which charges relate to the period after the Effective Time. To the extent that the terms of any applicable Shared Policy provide that Olsten or a Retained Subsidiary, as appropriate, shall have an obligation to pay or guarantee the payment of any Insurance Charges, Olsten or such Retained Subsidiary shall be entitled to demand that OHS or a Health Subsidiary make such payment directly to the person or entity entitled thereto. In connection with any such demand, Olsten shall submit to OHS or a Health Subsidiary a copy of any invoice received by Olsten or any Retained Subsidiary pertaining to such Insurance Charges, together with appropriate supporting documentation, if available. In the event that OHS or any of the Health Subsidiaries fails to pay any Insurance Charges when due and payable, whether at the request of the party entitled to payment or upon demand by Olsten or a Retained Subsidiary, Olsten or a Retained Subsidiary may (but shall not be required to) pay such Insurance Charges for and on behalf of OHS or the Health Subsidiary and, thereafter, OHS or the Health Subsidiary shall forthwith reimburse Olsten or the Retained Subsidiaries for such payment.

          (iii) OHS or a Health Subsidiary, as appropriate, shall be responsible for all Insurance Charges claims administration and financial administration and risk management programs relating to the Health Services Business Policies and any insurance policies established and maintained by OHS and the Health Subsidiaries for claims relating to any period on or after the Effective Time involving OHS or any of the Health Subsidiaries.

     (f) Allocation of Insurance Proceeds of Shared Policies. Insurance Proceeds received with respect to claims, costs and expenses under the Shared Policies shall be paid to Olsten with respect to Covered Claims of Olsten and shall be paid to OHS with respect to Liabilities related to Covered Claims of OHS. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from Shared Policies will be made to the appropriate party upon receipt from the insurance carrier. For purposes of the prior sentence, Insurance Proceeds shall include any damages paid or received from prosecution of claims on a Shared Policy for "bad faith" or extra-contractual damages. In the event that the aggregate limits on any Shared Policies are exceeded by the aggregate outstanding Covered Claims by Olsten and the Retained Subsidiaries and OHS and the Health Subsidiaries and any of the Covered Claims of Olsten or the Retained Subsidiaries relate to Liabilities arising out of the Health Services Business (including, but not limited to, the Shareholder Liabilities) prior to the Effective Time, Olsten shall be entitled to be paid in full all of the Insurance Proceeds relating to such Liabilities of the Health Services Business prior to payment of Insurance Proceeds relating to any other claims of Olsten and the Retained Subsidiaries or OHS and the Health Subsidiaries. Thereafter, or in the event there are no such Liabilities of Olsten relating the Health Services Business prior to the Effective Time, the Insurance Proceeds shall be allocated pro rata to Olsten and the Retained Subsidiaries, on the one hand, and OHS and the Health Subsidiaries, on the other hand, based upon their respective bona fide claims or in such other proportions as the parties shall agree based on an equitable allocation of Insurance Proceeds. The parties agree to use commercially reasonable efforts to maximize available coverage under the Shared Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of a Covered Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

     (g) Agreement for Waiver of Conflict and Shared Defense. In the event that Covered Claims of both Olsten and OHS exist relating to the same occurrence, Olsten and OHS agree to jointly defend and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this Section 5.11 shall be construed to limit or otherwise alter in any way the obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

     Section 5.12. Financial Covenants. (a) Immediately prior to the Effective Time (after giving effect to the transactions contemplated herein):

          (i) Indebtedness for borrowed money plus the deferred purchase price of property less cash on hand of OHS and the Health Subsidiaries shall not exceed $100 million.

          (ii) Indebtedness for borrowed money plus the deferred purchase price of property of OHS and the Health Subsidiaries shall not exceed $150 million.

          (iii) Earnings before interest, taxes, depreciation and amortization of OHS and its subsidiaries during the period between July 4, 1999 and the Effective Time shall not be less than $0 (excluding restructuring charges in connection with the Split-Off) and sales for each of the full monthly periods between the date hereof and the Effective Time shall average $100 million per month during such period.

          (iv) OHS will have a committed credit facility with a borrowing capacity of no less than $100 million.

     (b) Olsten and OHS jointly represent, warrant and covenant that the Retained Businesses and the Health Services Business shall, between the date hereof and the Effective Time, be operated in the ordinary course of business consistent with past practice, in nature, manner and amount, including, to the extent practicable, as to levels and relationships of asset, liability, revenue, expense, and cash flow items and totals within the respective businesses (it being understood that unpaid amounts in respect of settlements of governmental liabilities with respect to health care operations on terms previously disclosed to Adecco, shall be considered ordinary course items). Without limiting the generality of the foregoing, with respect to Olsten, the Retained Subsidiaries and the Retained Businesses and, through the True-Up Date, OHS and the Health Services Business, neither Olsten nor OHS nor any of their respective Subsidiaries shall, without the prior written consent of Adecco, directly or indirectly:

          (i) authorize, permit to make or make any capital expenditures other than pursuant to the capital expenditure plan previously provided by Olsten to Adecco, or fail to make any investments for capital expenditures contemplated by such plan;

          (ii) permit or make any change to the billing processes for services rendered or otherwise, other than as may be related to planned system improvements and the like, or in the processes, method or terms of collection of accounts receivable;

          (iii) cause or permit any discounting, factoring or securitization of accounts receivables or any other securitization or consignment of any assets;

          (iv) permit or make any change in the aging of accounts payables or in the payment practices for accounts payable in effect as of the date hereof (which aging and payment practices are consistent with past practice); or

          (v) except for cash transfers made, in the ordinary course of business through and reflected in the intercompany loan balance, sell, transfer, pledge, mortgage or otherwise dispose of or encumber any assets, except in the ordinary course of business and in arms-length transactions and at market rates (with the parties acknowledging that the management fees paid consistent with past practice fall within such exception).

     (c) To assure conformity with the provisions of clause (b) above and the other provisions of this Section 5.12, the parties agree that it is the intent of Section 5.03(a) of the Merger Agreement that representatives of Adecco reasonably acceptable to Olsten shall be permitted to be present on a daily basis at the headquarters and other facilities of Olsten to monitor compliance with such provisions, and Olsten shall fully cooperate with and make all information reasonably requested promptly available to such monitors. In addition, and consistent with, and not by way of limitation of, Section 5.03(a) of the Merger Agreement, the parties hereto agree and acknowledge that Olsten shal provide Adecco with (y) pro-forma combined balance sheets, statements of income, statements of cash flows and statements of shareholders equity as of the close of business on each of the True-Up Date and the last day of each monthly period thereafter up to the Closing Date of each of (i) Olsten and the Retained Subsidiaries and (ii) OHS and the Health Subsidiaries, in each case, (A) prepared in accordance with US GAAP and (B) giving effect to the Split-Off and the provisions of Section 2.09 hereof and (z) all work papers of Olsten and OHS and, as applicable, their respective independent public accountants as of such dates or related to such balance sheets or statements and all other work papers in respect of the separation of the Health Services Business and the Retained Businesses contemplated hereby.

     (d) The parties agree that any breach of this Section 5.12 by either Olsten or OHS, other than breaches which are insignificant in both nature and effect, shall cause a covenant of this Agreement to have been materially breached by Olsten for purposes of Section 10.01(g) of the Merger Agreement and shall provide Adecco with the right to terminate the Merger Agreement pursuant to such
Section 10.01(g), subject to the cure right contained therein.

     Section 5.13. Tax Refund Escrow Account. Olsten agrees to deposit any cash payments received prior to the Effective Time by Olsten from any Net Operating Loss Refund Claim into an escrow account (the "Tax Refund Escrow Account") which shall not be removed from such account until the earlier of (i) the Effective Time, and (ii) the termination of the Merger Agreement.

     Section 5.14. Worker's Compensation Letters of Credit. On the Closing Date, OHS agrees to issue, or have issued on its behalf, a letter of credit to Olsten in an amount equal to the amount of worker's compensation claims pending on the Closing Date made by any OHS Employee prior to the Effective Time, as such amount is mutually agreed upon among the parties hereto, determined on a basis consistent with the Balance Sheet.


                                   ARTICLE VI

                         RECORDS AND INFORMATION; ACCESS


     Section 6.01. Corporate Records. (a) Each of Olsten and OHS shall arrange as soon as practicable following the Closing Date for the delivery to the other of existing corporate governance documents (e.g. minute books, stock registers, stock certificates, documents of title, etc.) in its possession relating to the other or to its business and affairs.

     (b) Except as otherwise required by law or agreed to in writing, each party shall, and shall cause each of its respective subsidiaries to, retain all information relating to the other party's business in accordance with the past practice of such party. Notwithstanding the foregoing, except as provided in the Tax Sharing Agreement, any party may destroy or otherwise dispose of any information at any time, providing that, prior to such destruction or disposal,
(a) such party shall provide no less than 90 days prior written notice to the other party, specifying the information proposed to be destroyed or disposed of, and (b) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party.

     Section 6.02. Access to Information. From and after the Closing Date, each of Olsten and OHS shall afford the other, including its accountants, counsel and other designated representatives, reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contacts, instruments, computer data and other data and information in such party's possession relating to the business and affairs of the other (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by the other party including, without limitation, for audit, accounting and litigation purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

     Section 6.03. Access to Employees. Each of Olsten and OHS shall use reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings arising out of the business of the other prior to the Closing Date in which the requesting party may from time to time be involved.

     Section 6.04. Reimbursement. Each party providing information or witnesses under Sections 6.02 or 6.03 to the other shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such information or witnesses.

     Section 6.05. Confidentiality. Each party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or adminis-trative process or, in the opinion of its counsel, by other requirements of law, all confidential, proprietary or other non-public information or trade secrets concerning the other party except to the extent that such information can be shown to have been (a) in the public domain through no fault of such party, or
(b) later lawfully acquired on a non-confidential basis from other sources by the party to which it was furnished or (c) developed independently by the representatives of such recipient. Neither party shall release or disclose any such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of and comply with the provisions of this Section 6.05.


                                   ARTICLE VII

                                  MISCELLANEOUS


     Section 7.01. Termination. In the event the Merger Agreement is terminated, notwithstanding any provision hereof, Adecco shall automatically be released as a party to this Agreement and this Agreement may be terminated and the Split-Off abandoned at any time prior to the Effective Time by and in the sole discretion of the Board of Directors of Olsten without the approval of OHS or the stockholders of Olsten. In the event of such termination, no party shall have any liability to any other party pursuant to this Agreement.

     Section 7.02. Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of Olsten, OHS and Adecco.

     Section 7.03. Waiver of Compliance; Consents. Rights under this Agreement may be waived only by a written agreement signed by Olsten, OHS and Adecco. Any waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

     Section 7.04. Expenses. Except as specifically provided in this Agreement or in an Ancillary Agreement, all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and with the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring the expense. The determination of who has incurred an expense shall be made by the Chief Financial Officer of Olsten, which determination shall be binding and final upon each of the parties hereto and not subject to further review.

     Section 7.05. Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, by next-day courier or mailed by registered or certified mail (return receipt requested), first class postage prepaid, or sent by facsimile, telegram or telex, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecommunicated, one day after delivery to a courier for next-day delivery, or three days after mailing, if deposited in the U.S. mail, first class postage prepaid.

     If to Olsten prior to the Effective Time or OHS prior to or after the Effective Time, to:

                           Olsten Corporation
                           175 Broad Hollow Road
                           Melville, New York  11747

                           Attention:  Edward A. Blechschmidt
                           Telephone:       (516) 844-7220
                           Telecopy:        (516) 844-7335

                           With a copy to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York  10005

                           Attention:  Kenneth W. Orce, Esq.
                           Telephone:       (212) 701-3000
                           Telecopy:        (212) 269-5420

     If to Adecco, prior to or after the Effective Time or to Olsten after the Effective Time, to:

                           Adecco SA
                           1275 Cheserex
                           Switzerland

                           Attention:  Felix A. Weber
                           Telephone:       011 41 21 321 6666
                           Telecopy:        011 41 21 321 6688

                           With a copy to:

                           Latham & Watkins
                           633 West Fifth Street, Suite 4000
                           Los Angeles, California  90071

                           Attention:  Thomas W. Dobson, Esq.
                           Telephone:       (213) 485-1234
                           Telecopy:        (213) 891-8763

                           With a copy to:

                           Baer & Karrer
                           Rechtsanwaelte
                           Seefeldstrasse 19
                           8024 Zurich
                           Switzerland

                           Attention:  PD Dr. Rolf Watter
                           Telephone:       011 41 1 26 1 5150
                           Telecopy:        011 41 25 1 3025

     Section 7.06. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute but one and the same Agreement.

     Section 7.07. Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Each of the parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto hereby agrees to service of process in any litigation arising out of or relating to this Agreement and the transactions contemplated hereby by certified mail, return receipt requested, postage prepaid, to it at its address for notice specified in Section 7.05.

     Section 7.08. Entire Agreement. This Agreement, including the schedules and exhibits hereto, together with the Ancillary Agreements, embodies the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein and supersedes all prior agreements and understandings among the parties with respect thereto. There are no representations, promises, warranties, covenants or undertakings by any party, other than those expressly set forth or referred to herein.

     Section 7.09. Assignment; No Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Nothing contained in this Agreement, expressed or implied, is intended to confer any benefits, rights or remedies upon any person or entity, other than Olsten, OHS and Adecco and, in accordance with Article IV, the Olsten Indemnitees and the OHS Indemnitees.

     Section 7.10. Ancillary Agreements. If any of the terms of this Agreement are inconsistent with the terms of an Ancillary Agreement regarding the specific matters covered by such Ancillary Agreement, then the terms of such Ancillary Agreement shall govern.

     Section 7.11. Tax Sharing Agreement. Other than as provided in Section 4.11, Section 5.05 and clause (iv) of the definition of OHS Liabilities, this Agreement shall not govern any Tax, and any and all claims, losses, damages, demands, costs, expenses, liabilities, refunds, deductions, write-offs, or benefits relating to Taxes shall be exclusively governed by the Tax Sharing Agreement.

     Section 7.12. Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable best efforts to (i) execute and deliver such further instruments and documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party or its business. In connection with the consummation of the transaction contemplated hereby, the persons listed on Schedule 10 are designated to act as the "Transition Team" and are authorized to act on behalf of Adecco, Olsten and OHS in taking any action necessary to consummate the Split-Off. The persons listed on Schedule 10 who are Adecco employees are authorized to deliver the consent of Adecco if such consent is required by the terms of this Agreement.

     Section 7.13. Exhibits and Schedules. The exhibits and schedules hereto shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

     Section 7.14. Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that from and after the Effective Time damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

     Section 7.15. Dispute Resolution. (a) Except as otherwise set forth in Sections 2.06 and 2.08(c), resolution of any and all disputes arising after the Effective Time from or in connection with this Agreement or any of the Ancillary Agreements, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes over arbitrability and disputes in connection with indemnification for claims by third parties (collectively, "Disputes") shall be exclusively governed by and settled in accordance with the provisions of this
Section 7.15; provided, however, that nothing contained herein shall preclude either party from seeking or obtaining (a) injunctive relief or (b) equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of Disputes hereunder.

     (b) Any party hereto (each a "Party") may commence proceedings hereunder by delivering a written notice to the other Party providing a reasonable description of the Dispute to the other (the "Demand").

     (c) Promptly following a Demand, the Dispute shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement (the "Representatives"). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within 30 calendar days after reference of the matter to them, each of Olsten and OHS shall be free to exercise the remedies available to them under Section 7.15(d).

     (d) The parties hereby agree to submit all Disputes not resolved by negotiation pursuant to Section 7.15(c) to arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns. The arbitration shall be conducted in New York by three arbitrators (the "Panel") acting by majority vote selected by agreement of the Parties not later than 10 days after the failure of the Representatives to resolve the dispute as set forth in Section 7.15(c) or, failing such agreement, by three arbitrators appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time (the "AAA Rules"). If an arbitrator so selected becomes unable to serve, his or her successors shall be similarly selected or appointed. The arbitration shall be conducted pursuant to the United States Arbitration Act, 9 U.S.C. ss. 1, et seq. and such procedures as the Parties may agree, or, in the absence of or failing such agreement, pursuant to the AAA Rules. Notwithstanding the foregoing, in connection with such arbitration: (a) each Party shall have the right to audit the books and records of the other Party that are reasonably related to the Dispute; (b) each Party shall provide to the other, reasonably in advance of any hearing, copies of all documents which a Party intends to present in such hearing; (c) each party shall be allowed to conduct reasonable discovery through written requests for information, document requests, requests to admit and deposi-tions, the nature and extent of which discovery shall be determined by the Panel, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost effective. All hearings shall be conducted on an expedited schedule, and all proceedings shall be confidential. Either party may at its expense make a stenographic record thereof. The Panel shall make a final award not later than 30 days after the conclusion of the hearing and receipt of any post-hearing submissions requested by the Panel. The award shall be in writing and shall specify the factual and legal basis for the award. The fees and expenses of the arbitrators shall be shared equally by the Parties and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the Panel shall allocate costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) and interest as the Panel determines is appropriate among the parties. The arbitrators, whether the Panel or those arbitrators appointed under the AAA Rules, shall not be empowered to award to any Party any consequential damages, lost profits or punitive damages in connection with any Dispute and each party hereby irrevocably waives any right to recover such damages.

     Section 7.16. Titles and Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof and (ii) the term "subsidiary" of any specified corporation shall mean any corporation of which at least a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors is directly or indirectly owned or controlled by such specified corporation, any person of which such corporation is a general partner, or any other person of which at least a majority of the equity interests therein is, directly or indirectly, owned or controlled by such specified corporation.

     Section 7.17. Survival of Representations and Agreements. All representations, warranties and agreements of the parties hereto contained in this Agreement shall survive the Effective Time.

                                                          Separation Agreement
                                                          Signature Page



     THIS AGREEMENT CONTAINS BINDING ARBITRATION PROVISIONS WHICH MAY BE ENFORCED BY THE PARTIES.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                               Olsten Corporation,
                               a Delaware corporation


                               By:  /s/ Edward A. Blechschmidt
                                    ------------------------------------
                                    Name:  Edward A. Blechschmidt
                                    Title: President and Chief Executive Officer


                               Aaronco Corp.,
                               a Delaware corporation




                               By:  /s/ Edward A. Blechschmidt
                                    -------------------------------------
                                    Name:  Edward A. Blechschmidt
                                    Title: Chairman and Chief Executive Officer

                               Adecco S.A.,
                               a societe anonyme organized
                               under the laws of Switzerland




                               By:  /s/ John P. Bowmer
                                    ----------------------------------------
                                    Name:  John P. Bowmer
                                    Title: Chief Executive Officer


                               By:  /s/ Felix A. Weber
                                    ----------------------------------------
                                    Name:  Felix A. Weber
                                    Title: Chief Financial Officer

                                                                      EXHIBIT A

                     EMPLOYEE BENEFITS ALLOCATION AGREEMENT


     THIS EMPLOYEE BENEFITS ALLOCATION AGREEMENT is made as of the 17th day of August, 1999, by and between Olsten Corporation, a Delaware corporation (together with its successors and permitted assigns, "Olsten"), and Aaronco Corp., a Delaware corporation (together with its successors and permitted assigns, "OHS").

                              W I T N E S S E T H:

     WHEREAS, pursuant to a Separation Agreement ("Separation Agreement") dated as of August 17, 1999, by and between Olsten and OHS (i) the assets and liabilities related to the Health Services Business (as defined in the Separation Agreement) will be transferred to OHS and (ii) all the outstanding shares of OHS will be split off to the shareholders of Olsten in consideration for the redemption of a portion of the common stock of Olsten ("Split-Off") as of the Effective Time (as defined in the Separation Agreement).

     WHEREAS, the parties desire to set forth their understanding regarding their respective rights and obligations concerning certain employee benefit and related matters relative to plans, programs and practices currently maintained by Olsten for the benefit of employees, officers, directors and former employees, officers and directors of Olsten and its affiliates;

     NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein, and intending to be legally bound (subject to shareholder approval of the Separation Agreement) the parties hereto do hereby agree as follows:

     1. Definitions. Capitalized terms used herein without definition have the meanings given to them in the Separation Agreement. As used herein, the following terms have the following meanings:

     "COBRA" means Code Section 4980B and ERISA Sections 601 through 608, and any applicable state law establishing employer requirements for continuation of health care, life insurance or other Welfare Plan benefits for the benefit of certain current and former employees or dependents thereof.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Employee" means with respect to any entity, an individual who is considered, according to the payroll and other records of such entity, to be employed by such entity, regardless of whether such individual is, at the relevant time, actively at work or on leave of absence (including vacation, holiday, sick leave, family and medical leave, disability leave, military leave, jury duty, layoff with rights of recall, and any other leave of absence or similar interruption of active employment that is not considered, according to the policies or practices of such entity, to have resulted in a permanent termination of such individual's employment), but excluding any individual who is, as of the relevant time, on long-term disability leave.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "OHS Employee" means (i) any individual who, at the Effective Time, is actively employed in the Health Services Business, or who, with respect to the Health Services Business, is on vacation, approved illness absence, short-term disability, authorized leave of absence (including leave under the Family and Medical Leave Act) or military service leave of absence as of the Effective Time and becomes an employee of the OHS Group after the Effective Time, (ii) any former employee of the Olsten Group who was, at the time of his or her termination of employment, employed in the Health Services Business or (iii) Anthony H. Reeves.

     "OHS Group" means OHS and its subsidiaries.

     "OHS Qualified Beneficiary" means any OHS Employee (or dependent or beneficiary thereof) who, at or before the Effective Time, was a Qualified Beneficiary under any Olsten Welfare Plan.

     "Olsten Employee" means any current or former employee of the Olsten Group other than a OHS Employee.

     "Olsten Group" means Olsten and its subsidiaries.

     "Olsten Qualified Beneficiary" means a Qualified Beneficiary who, immediately following the Split-Off, is not a OHS Qualified Beneficiary and who, immediately prior to the Split-Off, was a Qualified Beneficiary under any Olsten Welfare Plan.

     "Olsten Retained Business" means any business or operation of Olsten or its subsidiaries which is, pursuant to the Separation Agreement, to be conducted by Olsten following the Split-Off.

     "Plan" means any plan, policy, arrangement, contract or agreement providing compensation benefits for any group of Employees or individual Employees (including former Employees) or the dependents or beneficiaries of any such Employee, whether formal or informal or written or unwritten, and including, without limitation, any means, whether or not legally required, pursuant to which any benefit is provided by an employer to any such Employee or the beneficiaries of any such Employee, existing at the Effective Time or prior thereto.

     "Qualified Beneficiary" means an individual (or dependent thereof) who either (a) experiences a "qualifying event" (as that term is defined in Code
Section 4980B(f)(3) and ERISA Section 603) while a participant in any Plan which provides health benefits or (b) becomes a "qualified beneficiary" (as that term is defined in Code Section 4980B(g)(1) and ERISA 607(3)) under any Plan which provides health benefits.

     "Welfare Plan" shall mean any Plan which provides medical, health, disability, accident, life insurance, death, dental or any other welfare benefit, including, without limitation, any post-employment welfare benefit, but excluding vacation benefits covered under Section 11.

     2. Transfer of Employees.

     (a) Olsten and OHS shall take all steps necessary or appropriate so that all of the Employees of Olsten and its subsidiaries are allocated between the Olsten Retained Business and the Health Services Business in accordance with the principles set forth in Section 2(b) below, and so that each individual who is so allocated to the Health Services Business is, as of the Effective Time and immediately following the Split-Off, an Employee of a member of the OHS Group, and each individual who is so allocated to the Olsten Retained Business is, as of the Effective Time and immediately following the Split-Off, an Employee of a member of the Olsten Group.

     (b) In making the allocation provided for in Section 2(a), Olsten and OHS shall allocate each Employee who is primarily engaged in the Olsten Retained Business to the Olsten Group and each Employee who is primarily engaged in the Health Services Business to the OHS Group. All other Employees shall be allocated in a mutually agreeable manner that, to the extent possible, takes into account (i) the Employees' expertise, experience and existing positions and duties, (ii) the likelihood of unreasonably disrupting either the Olsten Retained Business or the Health Services Business and (iii) maximizing the ability of each of the Olsten Group and the OHS Group to manage and operate their respective businesses after the Effective Time, taking into account the respective needs of such businesses as established by past practice, and with a view towards maximizing the value and effectiveness of both the Olsten Retained Business and the Health Services Business.

     (c) Olsten and OHS each agree that, between the date hereof and the Effective Time, Employees will not be transferred between the Olsten Retained Business or Health Services Business except (i) as necessary to effect the allocation pursuant to this Section 2 or (ii) in the ordinary course of business consistent with past practice.

     (d) As of the Effective Time, Olsten shall assume all obligations and liabilities for, and arising under all employment and change in control agreements with respect to Olsten Employees, and OHS shall have no liability or obligation with respect thereto. As of the Effective Time, OHS shall assume all obligations and liabilities for and arising under all employment and change in control agreements with respect to OHS Employees (the "OHS Employment Agreements"), and Olsten shall have no liability or obligation with respect thereto. OHS shall take, or cause to be taken, all action necessary and appropriate to assume, effective as of the Effective Time, all OHS Employment Agreements, with such changes as may be necessary to reflect the change in the employer thereunder and such other changes as OHS shall determine. Such OHS Employment Agreements shall otherwise have the same terms and conditions as in effect immediately prior to the Effective Time, except that references to employment by, or termination of employment with, Olsten and its affiliates shall be changed to references to employment by or termination of employment with OHS and its affiliates. Notwithstanding any provision of this Agreement to the contrary, except as otherwise set forth in the Separation Agreement, Olsten shall retain responsibility for its obligations under (i) the Separation, Consulting and Non-Competition Agreements between Albert, Olsten and the following individuals dated August 17, 1999: Edward A. Blechschmidt, William R. Costantini, Stuart Olsten and Anthony J. Puglisi and (ii) the Separation, Consulting and Non-Competition Agreement between Olsten and Maureen McGurl dated August 17, 1999; and OHS shall have no liability under such Agreements.

     (e) As of the Effective Time, (i) Olsten shall retain all liabilities relating to or arising out of claims made by or on behalf of Olsten Employees for, or with respect to, benefits under any Plan, contract, agreement, statute, regulation or other arrangement that provides for the payment of severance pay, salary continuation, pay in lieu of notice, unused vacation pay, or similar benefits in connection with actual or constructive termination or alleged actual or constructive termination of employment (collectively, "Termination Benefits") relating to the actual or constructive termination or alleged actual or constructive termination of employment of any Olsten Employee with any member of the Health Services Business or the Olsten Retained Business, whether before, at or after the Effective Time, and (ii) OHS shall assume all liabilities relating to or arising out of claims made by or on behalf of OHS Employees for, or with respect to, Termination Benefits relating to the actual or constructive termination or alleged actual or constructive termination of employment of any OHS Employee with any member of the Health Services Business or the Olsten Retained Business, whether before, at or after the Effective Time.

     3. Allocation of Employee Liabilities.

     (a) At the Effective Time, except to the extent retained or assumed by Olsten under this Agreement, OHS shall retain or assume, as the case may be, responsibility as employer for the OHS Employees. At the Effective Time, except to the extent assumed by OHS under this Agreement, Olsten shall retain responsibility as employer for the Olsten Employees.

     (b) As of the Effective Time, OHS shall assume, retain and be liable for all wages, salaries, welfare, pension, incentive compensation and other employee-related liabilities and obligations ("Employee Liabilities") with respect to the OHS Employees and their dependents and beneficiaries, except as specifically provided otherwise in this Agreement, and Olsten shall have no further liability with respect thereto. As of the Effective Time, Olsten shall assume, retain and be liable for Employee Liabilities with respect to Olsten Employees and their dependents and beneficiaries, except as specifically provided otherwise in this Agreement, and OHS shall have no further liability with respect thereto.

     4. Benefit Obligations and Plan Coverage.

     (a) Except as specifically provided in this Agreement, or as otherwise agreed by the parties hereto, (i) Olsten shall retain all benefit obligations and all related rights in connection with any Plan with respect to Olsten Employees, and OHS shall have no further liability with respect thereto, and (ii) as of the Effective Time, OHS shall assume all benefit obligations and all related rights in connection with any Plan with respect to OHS Employees and Olsten shall have no further liability with respect thereto.

     (b) OHS Employees shall not continue to be participants in Plans maintained by the Olsten Group after the Effective Time and, instead, shall be eligible to participate in applicable Plans maintained by OHS, as determined by OHS, as of the Effective Time. OHS shall treat service of each OHS Employee with the Olsten Group before the Effective Time as if such service had been with OHS for purposes of determining eligibility to participate, eligibility for benefits, benefit forms and vesting under Plans maintained by OHS.

     5. Qualified Savings Plans.

     (a) Olsten currently maintains the Olsten Retirement Savings Plan and the Olsten 1996 Caregiver/Assignment Employee 401(k) Plan (collectively, the "Olsten Savings Plans"). OHS shall establish or otherwise maintain by, or as soon as practicable after, the Effective Time one or more defined contribution savings plans designed to qualify under Section 401(a) of the Code, and to preserve "protected benefits", within the meaning of Code Section 411(d)(6), accrued by OHS Employees who are participants under the Olsten Savings Plans as of the Effective Time (the "OHS Savings Plans"). OHS Employees will receive credit for all service with the Olsten Group for purposes of eligibility and vesting under the OHS Savings Plans.

     (b) As soon as practicable after the Effective Time, Olsten and OHS shall cause the trustees of the Olsten Savings Plans to transfer to the trustees or other funding agents of the OHS Savings Plans, assets (the "Transferred Assets") of the Olsten Savings Plans equal to the aggregate account balances of the OHS Employees and their dependents and beneficiaries under the Olsten Savings Plans, such amounts to be established as account balances or accrued benefits of such individuals under the OHS Savings Plans. Each such transfer shall comply with
Section 414(1) of the Code and the requirements of ERISA and the regulations promulgated thereunder. OHS shall cause the trustees or other funding agents of the OHS Savings Plans to accept the plan-to-plan transfer from the Olsten Savings Plans trustees, and to credit the accounts of such OHS Employees under the OHS Savings Plans with amounts transferred on their behalf. The transfer to the OHS Savings Plans shall be made in cash, securities, other property, or notes evidencing plan loans to OHS Employees, and any outstanding balances of plan loans to OHS Employees shall be transferred with the underlying accounts. The account balances of the OHS Employees shall be valued as of the date on which their transfer is made, which value shall include the earnings, gains and losses, appreciation and depreciation of the investment funds in which the accounts are invested through the date on which the transfer is made.

     (c) Effective on the date of the transfer of assets of the Olsten Savings Plans to the OHS Savings Plans, (i) OHS and the OHS Savings Plans shall assume all liabilities to pay benefits in connection with the Transferred Assets, and
(ii) Olsten and the

Olsten Savings Plans shall have no further liability to pay benefits with respect to the Transferred Assets and any liabilities that are transferred.

     (d) OHS and Olsten shall each make timely payment of their respective portion of all contributions due and unpaid under the Olsten Savings Plans for the period prior to the Effective Time. For purposes of the preceding sentence, the respective portions of any contributions due to the Olsten Savings Plans for the period prior to the Effective Time shall be based on the following rules:
(1) the contributions attributable to OHS Employees shall be allocated to OHS, and (2) the contributions attributable to Olsten employees shall be allocated to Olsten. From and after the Effective Time, (i) matching and discretionary contributions under the Olsten Savings Plans with respect to Olsten Employees (and there dependents and beneficiaries) will be made solely by Olsten pursuant to the terms of the Olsten Savings Plans, and (ii) matching and discretionary contributions under the OHS Savings Plans with respect to OHS Employees (and their dependents and beneficiaries) will be made solely by OHS pursuant to the terms of the OHS Savings Plans.

     (e) Olsten and OHS shall, in connection with the plan-to-plan transfer described in this Section 5, cooperate in making any and all appropriate filings required by the Securities and Exchange Commission or the Internal Revenue Service (the "IRS"), or required under the Code or ERISA or any applicable securities laws and the regulations thereunder, and take all such action as may be necessary and appropriate to cause such plan-to-plan transfer to take place as soon as practicable after the Effective Time or otherwise when required by law. Further, OHS shall seek a favorable IRS determination letter that the OHS Savings Plans as organized, satisfy all qualification requirements under Section 401(a) of the Code. Notwithstanding the foregoing, such plan-to-plan transfers shall take place pending issuance of such favorable determination letter. OHS shall make any necessary amendments on a retroactive basis to the OHS Savings Plans as required by the IRS to issue the favorable determination letter described above.

     (f) Olsten shall be responsible for all liabilities incurred by Olsten or OHS as a result of any failure of the Olsten Savings Plans to be qualified under
Section 401(a) of the Code. OHS shall be responsible for all liabilities incurred by Olsten or OHS as a result of any failure of the OHS Savings Plans to be qualified under Section 401(a) of the Code.

     (g) The Olsten Group also maintains the IMI Systems Inc. Savings and Investment Plan and the IMI Systems Inc. Associates 401(k) Plan (collectively, the "IMI Plans") for the benefit of the employees of its information technology services business. Olsten and its subsidiaries shall retain the IMI Plans and all liability with respect thereto.

     6. Nonqualified Retirement and Savings Plans.

     (a) Prior to or on the Effective Time, Olsten shall amend the Olsten Nonqualified Retirement Plan for Selected Management Employees, the Olsten Supplemental Retirement Plan, the Olsten Nonqualified Savings Plan for Selected Management Employees, the Olsten Executive Voluntary Deferred Compensation Plan and the Olsten Nonqualified Retirement and Savings Plan (collectively, the "Olsten Nonqualified Plans") to provide that OHS Employees and their dependents and beneficiaries shall cease accruing benefits thereunder as of the Effective Time, and that no benefits shall thereafter be payable under the Olsten Nonqualified Plans to OHS Employees or their dependents or beneficiaries.

     (b) As of the Effective Time, OHS shall establish or otherwise make available by, or as soon as practicable after, such date nonqualified plans substantially similar to the Olsten Nonqualified Plans (collectively, the "OHS Nonqualified Plans"), corresponding to the Olsten Nonqualified Plans, and shall assume, under such plans, all liabilities and obligations with respect to OHS Employees under the Olsten Nonqualified Plans prior to the Effective Time. All such liabilities and obligations shall cease to be liabilities or obligations of Olsten as of the Effective Time.

     (c) No termination of an Employee's employment shall be deemed to occur for purposes of the OHS Nonqualified Plans as a result of any actions taken pursuant to this Agreement or otherwise as a result of the consummation of the transactions contemplated by the Separation Agreement, provided that the Employee remains continuously employed by the OHS Group.

     (d) As soon as practicable following the Effective Time, OHS shall establish one or more trusts to be used in connection with the OHS Nonqualified Plans (the "OHS Trusts") for the purpose of aiding in the provision of benefits under its OHS Nonqualified Plans. As of the Effective Time, Olsten shall cause the trustees of the trust agreements under the Olsten Nonqualified Plans (the "Olsten Trusts") to transfer to the trustees of the corresponding OHS Trusts any amounts held in the Olsten Trusts attributable to the benefits of OHS Employees.

     7. Welfare Benefit Plans.

     (a) Olsten currently maintains the Olsten medical plan, dental plan and other "employee welfare benefit plans," within the meaning of Section 3(l) of ERISA (collectively, the "Olsten Welfare Plans"), for the benefit of employees of Olsten and affiliates and their dependents. Effective as of the Effective Time, OHS shall establish or otherwise maintain medical, dental and other welfare plans with substantially similar benefits as the Olsten Welfare Plans ("OHS Welfare Plans"). OHS will offer coverage under the OHS Welfare Plans to OHS Employees and their dependents immediately after the Effective Time and shall provide that such employees and dependents shall be eligible for immediate participation in the OHS Welfare Plans with no interruption of coverage and shall credit the period of coverage under the Olsten Welfare Plans toward any preexisting conditions limited under the OHS Welfare Plans. All charges and expenses of such OHS Employees and their eligible dependents which were applied to the deductible and out-of-pocket maximums under Olsten' medical or dental plans during the plan year of OHS in which the Effective Time falls shall be credited toward any deductible and out-of-pocket maximum applicable in such OHS plan year. For purposes of this Section 7, a health benefit claim is incurred when the medical services are rendered, and a life insurance claim is incurred when the covered person dies. A claim for a hospital admission shall be deemed to have been incurred on the date of admission to the hospital and shall continue for the duration of that period of hospital confinement, and costs for all services provided during that period of hospital confinement shall be included in the claim. A long-term disability claim shall be deemed to have been incurred on the date the condition causing the disability rendered the employee disabled.

     (b) Except as otherwise provided herein, as of the Effective Time, (i) Olsten shall assume or retain and shall be responsible for, or cause its insurance carriers or HMOs to be responsible for, all liabilities and obligations related to claims asserted or incurred or premiums owed or due as of and after the Effective Time in respect of any Olsten Employee and his or her dependents under any Olsten Welfare Plan, and OHS shall have no liability or obligation with respect thereto, and (ii) OHS shall assume or retain and shall be responsible for, or cause its insurance carriers or HMOs to be responsible for, all liabilities and obligations related to claims asserted or incurred or premiums owed or due as of and after the Effective Time in respect of any OHS Employee and his or her dependents under any OHS Welfare Plan, and Olsten shall have no liability or obligation with respect thereto.

     (c) As of the Effective Time, Olsten shall be solely responsible for, or cause its insurance carriers or HMOs to be responsible for, providing and administering the continuation coverage required by COBRA as it relates to any Olsten Qualified Beneficiary, and OHS shall have no liability or obligation with respect thereto. As of the Effective Time, OHS shall be solely responsible for, or cause its insurance carriers or HMOs to be responsible for, providing and administering the continuation coverage required by COBRA as it relates to any OHS Qualified Beneficiary, and Olsten shall have no liability or obligation with respect thereto.

     (d) Notwithstanding the foregoing, Olsten shall permit participants (and their eligible dependents) to remain covered under the Olsten Welfare Plans through the end of the month in which the Effective Time occurs and OHS or its successor shall promptly reimburse Olsten for claims incurred during such period by such participants and their eligible dependents.

     8. Flexible Spending Accounts. OHS shall establish at or as soon as practicable after the Effective Time a flexible spending account plan designed to qualify under Code Section 125 containing both a health care spending account and a dependent care spending account (the "OHS Flex Plan") with features substantially similar to those maintained under the Olsten Flexible Spending Plan (the "Olsten Flex Plan") as of the Effective Time. Those participants in the Olsten Flex Plan who are OHS Employees shall be eligible for immediate participation in the OHS Flex Plan. OHS shall assume and fully perform, pay and discharge all obligations and liabilities of Olsten and the Olsten Flex Plan for and with respect to the accounts of those Olsten Flex Plan participants who are OHS Employees.

     9. Equity-Based Compensation Plans. OHS agrees to assume the options to purchase Olsten stock held by OHS Employees in accordance with the provisions of
Section 2.05 of the Merger Agreement.

     10. Olsten Bonus Plans. OHS shall be responsible for annual bonus payments for OHS Employees in respect of the calendar year during which the Effective Time occurs, and Olsten shall have no liability with respect thereto. Olsten shall be responsible for annual bonus payments for Olsten Employees in respect of the calendar year during which the Effective Time occurs, and OHS shall have no liability with respect thereto.

     11. Vacation and Sick Pay Liabilities. As of the Effective Time, (i) Olsten shall retain and shall be responsible for all accrued liabilities (whether vested or unvested, and whether funded or unfunded) as of the Effective Time for vacation and sick leave in respect of all Olsten Employees and (ii) OHS shall assume and shall be responsible for all accrued liabilities (whether vested or unvested, and whether funded or unfunded) as of the Effective Time for vacation and sick leave in respect of all OHS Employees. From and after the Effective Time, (x) Olsten shall be solely responsible for the payment to Olsten Employees of vacation or sick leave accrued after the Effective Time and (y) OHS shall be solely responsible for the payment to OHS Employees of vacation or sick leave accrued after the Effective Time.

     12. Payroll Reporting and Withholding.

     (a) Olsten and OHS may adopt the "alternative procedure" for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Section 5 of Revenue Procedure 84-77, 1984-2 IRS Cumulative Bulletin 753 ("Rev. Proc. 84-77"). Under this procedure, OHS as the successor employer shall provide all required Forms W-2 to all OHS Employees reflecting all wages paid and taxes withheld by both Olsten as the predecessor and OHS as the successor employer for the entire year during which the Split-Off takes place. Olsten shall provide all required Forms W-2 to all Olsten Employees reflecting all wages and taxes paid and withheld by Olsten before and after the Effective Time. In connection with the aforesaid agreement under Rev. Proc. 84-77, each business unit or business operation of Olsten shall be assigned to either Olsten or OHS , depending upon whether it is a Olsten Retained Business or a Health Services Business, and each Olsten Employee or OHS Employee associated with such business unit or business operation shall be assigned for payroll reporting purposes to Olsten or OHS, as the case may be. Olsten and OHS shall be responsible for filing IRS Forms 941 for their respective Employees.

     (b) Olsten and OHS may adopt the alternative procedure of Rev. Proc. 84-77 for purposes of filing IRS Forms W-4 (Employee's Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate). Under this procedure Olsten shall provide to OHS all IRS Forms W-4 and W-5 on file with respect to each OHS Employee, and OHS will honor these forms until such time, if any, that such OHS Employee submits a revised form.

     (c) With respect to garnishments, tax levies, child support orders, and wage assignments in effect with Olsten at the Effective Time, OHS shall honor such payroll deduction authorizations with respect to OHS Employees and will continue to make payroll deductions and payments to the authorized payee, as specified by the court or governmental order which was filed with Olsten at or before the Effective Time, and Olsten will continue to make such payroll deductions and payments to authorized payees with respect to Olsten Employees.

     (d) As of the Effective Time, Olsten shall assume or retain and shall be responsible for, or cause its insurance carriers or HMOs to be responsible for, all liabilities and obligations related to claims asserted or incurred or premiums owed as of and after the Effective Time for post-retirement medical or life benefits in respect of any Olsten Employee under any Plan and claims asserted or incurred or premiums due after the Effective Time in respect of any Olsten Employee under any such Plan, and OHS shall have no liability or obligation with respect thereto. As of the Effective Time, OHS shall assume or retain and shall be responsible for, or cause its insurance carriers or HMOs to be responsible for, all liabilities and obligations related to claims asserted or incurred or premiums owed as of and after the Effective Time for post-retirement medical or life benefits in respect of any OHS Employee under any Plan and claims asserted or incurred or premiums due after the Effective Time in respect of any OHS Employee under any such Plan, and Olsten shall have no liability or obligation with respect thereto.

     13. Labor and Employment Matters. Notwithstanding any other provision of this Agreement or any other agreement between Olsten and OHS to the contrary, Olsten and OHS understand and agree that:

     (a) At and after the Effective Time and the separation of Employees into their respective companies, Olsten and OHS will be separate and independent employers.

     (b) With regard to Employees covered by a collective bargaining agreement or other labor agreement at the Effective Time who are Olsten Employees and become OHS Employees, Olsten and OHS promise and covenant to each other not to take any action which disrupts or otherwise negatively impacts the labor relations of the other. Olsten and OHS will diligently work to substitute the appropriate employer for Olsten in such collective bargaining agreements and other labor agreements with respect to OHS Employees.

     (c) As of the Effective Time, Olsten shall assume all obligations and liabilities for, and arising under all release and/or separation agreements with respect to former Employees of Olsten whose last employment with Olsten was with a Olsten Retained Business, and OHS shall have no liability or obligation with respect thereto. As of the Effective Time, OHS shall assume all obligations and liabilities for, and arising under all release and/or separation agreements with respect to former Employees of Olsten whose last employment with Olsten was with the Health Services Business, and Olsten shall have no liability or obligation with respect thereto.

     14. Workers' Compensation. As of the Effective Time, (i) Olsten shall assume or retain and shall be responsible for, or cause its insurance carriers to be responsible for, all liabilities and obligations related to workers' compensation claims asserted or benefits relating to any occupational illnesses and injuries prior to and after the Effective Time in respect of any Olsten Employee, and OHS shall have no liability or obligation with respect thereto, and (ii) OHS shall assume or retain and shall be responsible for, or cause its insurance carriers to be responsible for, subject to Section 5.11 of the Separation Agreement with respect to pre-Effective Time Claims, all liabilities and obligations related to workers' compensation claims asserted or benefits relating to any occupational illnesses and injuries incurred prior to and after the Effective Time in respect of any OHS Employee, and Olsten shall have no liability or obligation with respect thereto.

     15. Other Employee Benefit Plans. All Plans maintained by the Olsten Group not specifically described herein, and all assets, obligations and liabilities thereunder, shall be apportioned and allocated between Olsten and OHS based on the relative participation in and accrued benefits under such Plan by Olsten Employees and OHS Employees, respectively, in accordance with the general terms and principles of this Agreement.

     16. Non-U.S. Plans Generally. All Plans maintained by the Olsten Group (the "Foreign Plans") which provide benefits to Employees located outside the United States, including without limitation expatriates, and to expatriate Employees located in the United States, and all assets, obligations and liabilities thereunder, shall be apportioned and allocated between Olsten and OHS based on the relative participation in and accrued benefits under such Foreign Plan by Olsten Employees and OHS Employees, respectively, in accordance with the general terms and principles of this Agreement. Any transfer of assets or liabilities from a Foreign Plan shall be made on the basis of reasonable methods and assumptions determined by the local actuarial firm that is, as of the date of this Agreement, serving as the actuary for such Foreign Plan (or another actuarial firm if the parties hereto so agree) (the "Local Actuary"), in accordance with applicable legal and regulatory requirements, local practice and the past practice of Olsten, provided that each of Olsten and OHS shall be entitled to review such methods and assumptions and object to them if they are unreasonable, and to review all calculations and determinations of the Local Actuary for accuracy.

     17. Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the parties hereto or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties hereto, it being understood and agreed that no provision contained herein, and no act of the parties hereto, shall be deemed to create any relationship between such parties other than the relationship set forth herein.

     18. Access to Information; Cooperation. The parties hereto shall provide one another with such information within the scope of this Agreement as is reasonably necessary to administer each party's Plans. The parties hereto shall cooperate with each other to minimize the disruption caused by any such access and providing of information.

     19. Reimbursement. Olsten and OHS acknowledge that Olsten, on the one hand, and OHS, on the other hand, may incur costs and expenses, including, but not limited to, contributions to Plans and the payment of insurance premiums arising from or related to any of the Plans which are, as set forth in this Agreement, the responsibility of the other party hereto. Accordingly, Olsten and OHS shall reimburse each other, as soon as practicable, but in any event within thirty
(30) days of receipt from the other party hereto of appropriate verification, for all such costs and expenses.

     20. Credit for Service Prior to the Effective Time. An OHS Employee shall be given credit for all years of service with the Olsten Group performed prior to the Effective Time with respect to matters of employment generally, including participation in employee benefit plans, arrangements or practices, whether or not such service credit is expressly provided for elsewhere in this Agreement as to any particular employee benefit plan, arrangement or practice.

     21. Amendment or Termination of Employee Benefit Plans. Except as otherwise expressly provided herein, nothing in this Agreement is intended or does in fact limit the ability of Olsten or OHS, as applicable, in its sole discretion, from amending or terminating any employee benefit plan, arrangement or practice which it now maintains or may hereafter establish at any time or for any reason; provided, however, that neither party shall amend any Plan to the extent that such amendment would have the effect of increasing the liabilities of the other party under any Plan of the other party, without such other party's consent.

     22. Further Assurances. Each party covenants that it will execute such additional instruments and take such actions as may be reasonably requested by the other to confirm or perfect or otherwise carry out the intent and purposes of this Agreement, including, but not limited to, sharing of participant information as necessary to facilitate administration of employee benefit plans, arrangements and practices.

     23. No Waiver. No failure by either party to insist upon the strict performance of any term, covenant, condition or provision of this Agreement, or to exercise any right or remedy consequent upon an event of default hereunder, shall constitute a waiver of any such default or of such term, covenant, condition or provision or a waiver or relinquishment for the future of the right to insist upon and to enforce by any appropriate legal remedy a strict compliance with all the terms, covenants, conditions and provision of this Agreement, or of the right to exercise any such rights or remedies, if any default by the other party be continued or repeated. No breach of this Agreement shall be waived except as set forth in a written instrument executed by the party waiving such breach. No waiver of any breach shall affect or alter this Agreement but every term, covenant, condition and provision of this Agreement shall continue in full force and effect with respect to any other existing or subsequent breach hereof. Any failure on the part of any party hereto to comply with any of its obligations hereunder may be waived by the other party.

     24. Captions. The captions of the Sections of this Agreement have been inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

     25. Amendment of Agreement. This Agreement may be amended only by a written agreement duly executed by each of the parties hereto.

     26. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflict of laws thereof, to the extent not preempted by federal law.

     27. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be regarded for all purposes as an original constituting but one and the same instrument.

     28. Severability. If any one or more of the Sections, sentences or other portions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, the invalidity of any such Section, sentence, or other portion of this Agreement shall in no way affect the validity or effectiveness of the remainder of this Agreement, and this Agreement shall continue in force to the fullest extent permitted by law.

     29. Assignments. Except as otherwise provided herein, no party hereto shall give, assign or pledge its rights under this Agreement without the written consent of the other parties.

     30. Notices; Demands; Requests. All notices, demands and requests to be given or made hereunder to or by any party shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses and will be deemed given on the date on which such notice is received:

     (a) As to Olsten, prior to the Effective Time and OHS, prior to and after the Effective Time:

                           Olsten Corporation
                           175 Broad Hollow Road
                           Melville, New York

                           Attention: Edward A. Belchschmidt
                           Telephone:       (516) 844-7220
                           Telecopy:        (516) 844-7335

                           With a copy to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York  10005

                           Attention: Kenneth W. Orce, Esq.


     (b) As to Adecco, prior to or after the Effective Time or to Olsten after the Effective Time, to:

                           Adecco SA
                           1275 Cheserex
                           Switzerland

                           Attention: Felix A. Weber
                           Telephone: 011 41 21 321 6666
                           Telecopy:

                           With a copy to:

                           Latham & Watkins
                           633 West Fifth Street, Suite 4000
                           Los Angeles, California  90071

                           Attention: Thomas W. Dobson, Esq.
                           Telephone: (213) 485-1234
                           Telecopy: (213) 891-8763

                           With a copy to:

                           Baer & Karrer
                           Rechtsanwaelte
                           Seefeldstrasse 19
                           8024  Zurich
                           Switzerland

                           Attention: PD Dr. Rolf Watter
                           Telephone:       011 41 1 26 1 5150
                           Telecopy:        011 41 25 1 3025


     Any of such addressees and addresses may be changed at any time upon written notice given in accordance with this Section to the other party by the party effecting the change. Any time periods commencing with notice prescribed by the terms of this Agreement shall commence with the date of receipt of written notice as provided under this Section.

     31. Survival of Covenants. All covenants set forth herein shall survive the execution of this Agreement.

     32. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all other prior and contemporaneous agreements, undertakings, negotiations, discussions and representations, oral or written, between the parties.

     33. Specific Performance. This Agreement and each and every provision hereof shall be specifically enforceable. Each party hereto upon the introduction and presentation to the applicable court having jurisdiction over the matter of evidence showing a material breach by the other party hereto shall be entitled to injunctive relief mandating specific performance. In addition, each party shall have all of the rights and remedies conferred in this Agreement or now or hereafter conferred at law or in equity, which rights and remedies are cumulative.

     34. No Third Party Beneficiaries. No person or entity shall be deemed to be a third party beneficiary with respect to the obligations of any party hereto.

     35. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

     IN WITNESS WHEREOF, the parties to this Agreement have caused their corporate names to be subscribed by officers duly authorized as of the date first set forth above.



                                OLSTEN CORPORATION


                                By:
                                       ------------------------------------
                                       Name:   Edward A. Blechschmidt
                                       Title:  President and Chief
                                                   Executive Officer

                                AARONCO CORP.


                                By:
                                       ------------------------------------
                                       Name:   William P. Costantini
                                       Title:  Executive Vice President

                                                                       EXHIBIT B

                              TAX SHARING AGREEMENT


     This Agreement is entered into as of August 17, 1999 by and between Olsten Corporation, a Delaware corporation ("Olsten"), Aaronco Corp., a Delaware corporation ("OHS"), and Adecco SA, a societe anonyme organized under the laws of Switzerland ("Adecco"). Olsten and OHS are sometimes collectively referred to herein as the "Companies." Capitalized terms used in this Agreement are defined in Section 1 below. Unless otherwise indicated, all "Section" references in this Agreement are to sections of this Agreement.

                                    RECITALS

     WHEREAS, as of the date hereof, Olsten is the common parent of an affiliated group of corporations, including OHS, which has elected to file consolidated federal income tax returns;

     WHEREAS, the Companies have entered into a Separation Agreement setting forth the corporate transactions pursuant to which Olsten will effect the Split-Off;

     WHEREAS, as a result of the Split-Off, OHS and its subsidiaries will cease to be members of the affiliated group of which Olsten is the common parent, effective as of the Split-Off Date; and

     WHEREAS, the Companies desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the transactions contemplated by the Separation Agreement, and to provide for and agree upon other matters relating to Taxes;

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Companies hereby agree as follows:

     Section 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

     "Accounting Cutoff Date" means, with respect to an entity, any date as of the end of which there is a closing of the financial accounting records for such entity.

     "Accounting Firm" shall have the meaning provided in Section 13.

     "Adecco" means Adecco SA, a societe anonyme organized under the laws of Switzerland, and any successor.

     "Adjustment Request" means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including without limitation (a) any amended Tax return claiming adjustment to the Taxes as reported on a Tax Return or, if applicable, as previously adjusted, or (b) any claim for refund or credit of Taxes previously paid.

     "Affiliate" means any entity that directly or indirectly is "controlled" by the person or entity in question. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. Except as otherwise provided herein, the term Affiliate shall refer to Affiliates of a person as determined immediately after the Split-Off.

     "Agreement" shall mean this Tax Sharing Agreement.

     "Allocated Federal Tax Liability" shall have the meaning provided in
Section 5.01(b)(i).

     "Code" means the U.S. Internal Revenue Code of 1986, as amended, or any successor law.

     "Companies" means Olsten and OHS, collectively, and "Company" means either Olsten or OHS.

     "Consolidated Or Combined Income Tax" means any Income Tax computed by reference to the assets and activities of members of more than one Group.

     "Consolidated Or Combined State Income Tax" means any State Income Tax computed by reference to the assets and activities of members of more than one Group.

     "Consolidated Tax Liability" means, with respect to any Olsten Federal Consolidated Return, the "tax liability of the group" as that term is used in Treasury Regulation Section 1.1552-1(a)(1) (including applicable interest, additions to the tax, additional amounts, and penalties as provided in the
Code), adjusted as follows:

          (i) such tax liability shall be treated as including any alternative minimum tax liability under Code Section 55; and

          (ii) in the case of the Tax Period which includes the Split-Off Date, the Consolidated Tax Liability shall be computed as if the Split-Off Date were the last day of the Tax Period.

     "Cumulative Federal Tax Payment" shall have the meaning provided in Section 5.01(b)(ii).

     "Effective Time" shall have the meaning provided in the Merger Agreement.

     "Federal Allocation Method" shall have the meaning provided in Section 2.02(a).

     "Federal Income Tax" means any Tax imposed by Subtitle A or F of the Code.

     "Foreign Income Tax" means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulation Section 1.901-2.

     "Group" means the Olsten Group or the OHS Group, as the context requires.

     "Income Tax" means any Federal Income Tax, State Income Tax, or Foreign Income Tax.

     "Joint Adjustment" means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest which is neither an OHS Adjustment nor a Olsten Adjustment.

     "Merger Agreement" means an Agreement and Plan of Merger by and among Adecco, Staffing Acquisition Corp., a Delaware corporation ("Merger Sub") and Olsten dated as of August 17, 1999.

     "OHS" means Aaronco Corp., a Delaware corporation, and any successor.

     "OHS Adjustment" means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent OHS would be exclusively liable for any resulting Tax (or exclusively liable for an indemnification payment (including, without limitation, pursuant to Section 4.06(f))) under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

     "OHS Common Stock" means the shares of common stock, par value $.01, per share, of OHS.

     "OHS Consolidated NOL" means the portion of any consolidated or combined net operating loss reported on any original Olsten Federal Consolidated Return or original Consolidated or Combined State Income Tax Return that is attributable to one or more members of the OHS Group.

     "OHS Group" means OHS and its Affiliates as determined immediately after the Split-Off.

     "OHS Group Prior Federal Tax Liability" shall have the meaning provided in
Section 2.02(b)(i)(B).

     "OHS Group Prior State Tax Liability" shall have the meaning provided in
Section 2.03(b)(ii)(A)(ii).

     "OHS Group Recomputed Federal Tax Liability" shall have the meaning provided in Section 2.02(b)(i)(A).

     "OHS Group Recomputed State Tax Liability" shall have the meaning provided in Section 2.03(b)(ii)(A)(1).

     "Olsten" means Olsten Corporation, a Delaware corporation, and any successor.

     "Olsten Adjustment" means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest to the extent Olsten would be exclusively liable for any resulting Tax (or exclusively liable for an indemnification payment) under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

     "Olsten Common Stock" means, collectively, the outstanding shares of common stock, par value $.10 per share, and the Class B common stock, par value $.10 per share, of Olsten.

     "Olsten Federal Consolidated Return" means any United States federal Tax Return for the affiliated group (as that term is defined in Code Section 1504) that includes Olsten as the common parent and includes any member of the OHS Group.

     "Olsten Group" means Olsten and its Affiliates, excluding any entity that is a member of the OHS Group.

     "Payment Date" means, (i) with respect to any Olsten Federal Consolidated Return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (ii) with respect to any Tax Return for any Consolidated or Combined State Income Tax, the corresponding dates determined under the applicable Tax Law.

     "Post-Split-Off Period" means any Tax Period beginning after the Split-Off Date and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Split-Off Date.

     "Pre-Split-Off Period" means any Tax Period ending on or before the Split-Off Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Split-Off Date.

     "Prime Rate" means the base rate on corporate loans charged by The Chase Manhattan Bank, N.A., New York, New York from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

     "Prior Intercompany Tax Allocation Agreements" means any written or oral agreement or any other arrangements relating to allocation of Taxes existing between or among the Olsten Group and/or the OHS Group as of the Split-Off Date (other than this Agreement and the Separation Agreement and other than any such agreement or arrangement between or among persons who are members of a single Group).

     "Responsible Company" means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

     "Restructuring Income Taxes" means (i) any incremental Income Taxes imposed on the Olsten Group or the OHS Group solely as a result of pre-Effective Time transfers of assets (including, without limitation, any stock or other debt or equity interests in entities) or liabilities pursuant to the Separation Agreement (including, without limitation, any Income Taxes resulting from the triggering of deferred intercompany gains or excess loss accounts), whether or not liability for such Income Taxes is triggered by the Split-Off and (ii) any incremental Income Taxes imposed on the Olsten Group or the OHS Group that are not described in clause (i) and that result solely from the triggering of any deferred intercompany gains or excess loss accounts by virtue of the Split-Off (other than an excess loss account with respect to the stock of OHS), computed, under both clause (i) and clause (ii), without taking into account any net operating loss arising in the Olsten Federal Consolidated Returns or Consolidated or Combined State Income Tax Returns.

     "Section 311(b) Taxes" means any incremental Income Taxes imposed on Olsten as a result of the distribution of OHS stock pursuant to the Split-Off, pursuant to Section 311(b) of the Code (or any similar provision of state or local law) and/or as a result of triggering an excess loss account with respect to the stock of OHS, computed without taking into account any net operating loss arising in the Olsten Federal Consolidated Returns or Consolidated or Combined State Income Tax Returns.

     "Separate Company Tax" means any Tax computed by reference to the assets and activities of a member or members of a single Group.

     "Separation Agreement" means the agreement, as amended from time to time, setting forth the corporate transactions required to effect the Split-Off, and to which this Tax Sharing Agreement is attached as an exhibit.

     "Split-Off" means the distribution by Olsten of all of the outstanding OHS Common Stock in redemption of a portion of the outstanding Olsten Common Stock.

     "Split-Off Date" means the date on which the Split-Off occurs.

     "State Income Tax" means any Tax imposed by any State of the United States or by any political subdivision of any such State which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income.

     "Straddle Period" means any Tax Period that begins on or before and ends after the Split-Off Date.

     "Tax" or "Taxes" means (i) any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof,
(ii) any interest, penalties, additions to tax, or additional amounts in respect of the foregoing and (iii) any transferee, successor, joint and several or contractual liability for any item described in clauses (i) or (ii).

     "Tax Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

     "Tax Benefit" means any refund, credit, or other reduction in otherwise required Tax payments (including any reduction in estimated tax payments).

     "Tax Contest" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any of the Companies or their Affiliates (including any administrative or judicial review of any claim for refund) for any Tax Period ending on or before the Split-Off Date or any Straddle Period.

     "Tax Contest Committee" shall have the meaning provided in Section 8.02(b).

     "Tax Item" means, with respect to any Income Tax, any item of income, gain, loss, deduction, and credit.

     "Tax Law" means the Law of any governmental entity or political subdivision thereof relating to any Tax.

     "Tax Period" means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

     "Tax Records" means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

     "Tax Return" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

     "Transactions" means the transactions contemplated by the Separation Agreement.

     "Treasury Regulations" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

     Section 2. Allocation of Tax Liabilities. The provisions of this Section 2 are intended to determine each Company's liability for Taxes with respect to Pre-Split-Off Periods. Once the liability has been determined under this Section 2, Section 5 determines the time when payment of the liability is to be made, and whether the payment is to be made to the Tax Authority directly or to another Company.

     2.01 General Rule.

     (a) Olsten Liability. Olsten shall be liable for all Taxes not specifically allocated to OHS under this Section 2, including, without limitation, all Taxes specifically allocated to Olsten under this Section 2. Olsten shall indemnify and hold harmless OHS from and against any liability for Taxes which Olsten is liable under this Section 2.01(a).

     (b) OHS Liability. OHS shall be liable for, and shall indemnify and hold harmless the Olsten Group from and against any liability for, Taxes which are specifically allocated to OHS under this Section 2.

     (c) Treatment of Certain Deductions. For all purposes of this Agreement, any disallowance on or after the date hereof, pursuant to Section 280G of the Code (or any similar state or local provision), of the deduction for payments made to Anthony H. Reeves taken by

Olsten on the original Olsten Federal Consolidated Return and Consolidated or Combined State Income Tax Returns for the taxable year ended January 1, 1995, in connection with the merger of Lifetime Corporation with and into Olsten, shall be treated as a disallowed deduction of a member of the OHS Group. Thus, for example, in determining the OHS Group Recomputed Federal Tax Liability, the OHS Group Prior Federal Tax Liability, the OHS Group Recomputed State Tax Liability and the OHS Group Prior State Tax Liability, any such disallowed deduction shall be treated as an adjustment to the taxable income (or loss) of the OHS Group at the time such disallowance occurs.

     2.02 Allocation of United States Federal Income Tax.

     (a) Allocation of Tax Relating to Olsten Federal Consolidated Returns Filed After the Effective Time. With respect to any Olsten Federal Consolidated Return filed after the Effective Time (excluding any amended return), the Consolidated Tax Liability shall be allocated between the Groups in accordance with the method prescribed in Treasury Regulation Section 1.1552-1(a)(1) (as in effect on the date hereof) determined by treating each Group as a single member of the consolidated group (the "Federal Allocation Method"). For purposes of such allocation, the excess, if any, of (i) Consolidated Tax Liability over (ii) Consolidated Tax Liability determined without regard to any alternative minimum tax liability under Code Section 55 shall be allocated between the Groups in accordance with their respective amounts of alternative minimum taxable income, and any corresponding alternative minimum tax credit shall be allocated in accordance with the allocation of such alternative minimum tax liability. Any amount so allocated to the OHS Group shall be a liability of OHS to Olsten under this Section 2. Amounts described in Code Section 1561 (relating to limitations on certain multiple benefits) shall be divided equally among the Olsten Group and the OHS Group to the extent permitted by the Code.

     (b) Allocation of Olsten Federal Consolidated Return Tax Adjustments. If there is any adjustment to the reported Tax liability with respect to any Olsten Federal Consolidated Return, or to such Tax liability as previously adjusted, OHS shall be liable to Olsten for the lesser of:

          (i) the excess (if any) of:

               (A) the Consolidated Tax Liability of the OHS Group computed as if all members of the OHS Group included in the Tax Return had filed a consolidated Tax Return for such members based on the Tax Items of such members as so adjusted, and computed without taking into account any items of income for which Tax liability is allocated pursuant to
          Section 2.04 and any carryback of net operating losses arising in the Olsten Federal Consolidated Returns for the taxable years ended January 3, 1999 and all subsequent Tax Periods, to the extent such net operating losses are reflected in the Olsten Federal Consolidated Returns as originally filed (the "OHS Group Recomputed Federal Tax Liability"); over

               (B) the Consolidated Tax Liability of the OHS Group computed as if such members of the OHS Group had filed a consolidated Tax Return for such members based on the Tax items of such members as originally reported (or, if applicable, as previously adjusted, but only if such Consolidated Tax Liability as previously adjusted exceeds such Consolidated Tax Liability as originally reported), and computed without taking into account any items of income for which Tax liability is allocated pursuant to Section 2.04 and any carryback of net operating losses arising in the Olsten Federal Consolidated Returns for the taxable years ended January 3, 1999 and all subsequent Tax Periods, to the extent such net operating losses are reflected in the Olsten Federal Consolidated Returns as originally filed (the "OHS Group Prior Federal Tax Liability"); or

          (ii) the amount determined under clause (i)(A).

     If the OHS Group Prior Federal Tax Liability exceeds the OHS Group Recomputed Federal Tax Liability, Olsten shall be liable to OHS for such excess, but only to the extent that the OHS Group Prior Federal Tax Liability immediately before the adjustment exceeds the OHS Group Prior Federal Tax Liability as originally reported. For purposes of this Section 2.02(b), if the OHS Group has a net operating loss after taking into account the adjustments allocable to such group, the OHS Group Recomputed Federal Tax Liability shall be less than zero to the extent such net operating loss produces a Tax Benefit in consolidation for any taxable year. For purposes of this paragraph, the determination and payment of estimated Taxes (including the determination and payment of any Tax required to be paid with a request for an extension of time to file a Tax Return) shall not be treated as an adjustment to the related Consolidated Tax Liability.

     2.03 Allocation of State Income Taxes. State Income Taxes shall be allocated as follows:

          (a) Separate Company Taxes. In the case of any State Income Tax which is a Separate Company Tax, OHS shall be liable for any such Tax imposed on any members of the OHS Group.

          (b) Consolidated or Combined State Income Taxes. In the case of any Consolidated or Combined State Income Tax, the liability of OHS with respect to such Tax for any Tax Period shall be computed as follows:

               (i) Allocation of Tax Reported on Tax Returns Filed After the Effective Time. In the case of any Consolidated or Combined State Income Tax reported on any Tax Return filed after the Effective Time (excluding any amended return), OHS shall be liable to Olsten for the State Income Tax liability computed as if all members of the OHS Group included in the computation of such Tax had filed a Consolidated or Combined Tax Return for such OHS Group members based on the income, apportionment factors, and other items of such members.

               (ii) Allocation of Combined or Consolidated State Income Tax Adjustments. If there is any adjustment to the amount of Consolidated or Combined State Income Tax reported on any Tax Return, or as previously adjusted, the liability of the OHS Group shall be recomputed as provided in this subparagraph. OHS shall be liable to Olsten for the lesser of

                    (A) the excess (if any) of:

                         (1) the State Income Tax liability computed as if all
                    members of the OHS Group included in the Tax Return had filed a consolidated or combined Tax Return for such members based on the income, apportionment factors, and other items of such members as so adjusted, and computed without taking into account any items of income for which Tax liability is allocated pursuant to Section 2.04 and any carryback of net operating losses arising in a Consolidated or Combined State Income Tax Return for the taxable years ended January 3, 1999 and all subsequent Tax Periods, to the extent such net operating losses are reflected in the Olsten Consolidated or Combined State Income Tax Returns as originally filed (the "OHS Group Recomputed State Tax Liability"); over

                         (2) the State Income Tax liability computed as if such
                    members of the OHS Group had filed a consolidated or combined Tax Return for such members based on the income, apportionment factors, and other items of such members as originally reported (or, if applicable, as previously adjusted, but only if such Tax Liability as previously adjusted exceeds such Tax Liability as originally reported), and computed without taking into account any items of income for which Tax liability is allocated pursuant to Section
                    2.04 and any carryback of net operating losses arising in a Consolidated or Combined State Income Tax Return for the taxable years ended January 3, 1999 and all subsequent Tax Periods, to the extent such net operating losses are reflected in the Olsten Consolidated or Combined State Income Tax Returns as originally filed (the "OHS Group Prior State Tax Liability"); or

               (B) the amount determined under clause (A)(1)

If the OHS Group Prior State Tax liability exceeds the OHS Group Recomputed State Tax liability, Olsten shall be liable to OHS for such excess, but only to the extent that the OHS Group Prior State Tax Liability immediately before the adjustment exceeds the OHS Group Prior State Tax Liability as originally reported. For purposes of this Section 2.03(b), if the OHS Group has a net operating loss after taking into account the adjustments allocable to such group, the OHS Group Recomputed State Tax Liability shall be less than zero to the extent such net operating loss produces a Tax Benefit in consolidation for any taxable year.

     For purposes of this paragraph, the determination and payment of estimated Taxes (including the determination and payment of any Tax required to be paid with a request for an extension of time to file a Tax Return) shall not be treated as an adjustment to the related Consolidated or Combined State Income Tax.

     2.04 Restructuring Income Taxes and Section 311(b) Taxes. All Restructuring Income Taxes shall be allocated 50% to Olsten and 50% to OHS, and all Section 311(b) Taxes shall be allocated 100% to OHS.

     2.05 Allocation of Other Taxes. All Taxes other than Income Taxes shall be allocated based on the legal entity on which the primary legal incidence of the Tax is imposed. As between the parties to this Agreement, OHS shall be liable for all non-Income Taxes imposed on any member of the OHS Group. The Companies believe that there is no non-Income Tax not specifically allocated pursuant to Sections 2.02, 2.03 and 2.04 which is legally imposed on more than one legal entity (e.g., joint and several liability); however, if there is any such Tax, it shall be allocated in accordance with past practices as reasonably determined by the affected Companies (as long as there is a reasonable basis to conclude that the past practice at issue complies with applicable law), or in the absence of such practices, in accordance with any allocation method agreed upon by the affected Companies.

     Section 3. Proration of Taxes for Straddle Periods

     3.01 General Method of Proration. In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Split-Off Periods and Post-Split-Off Periods in accordance with the principles of Treasury Regulation Section 1.1502-76(b) as reasonably interpreted and applied by the Companies. No election shall be made under Treasury Regulation Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's items). If the Split-Off Date is not an Accounting Cutoff Date, the provisions of Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Split-Off Date.

     3.02 Transaction Treated as Extraordinary Item. In determining the apportionment of Tax Items between Pre-Split-Off Periods and Post-Split-Off Periods, any Tax Items relating to the Transactions shall be treated as an extraordinary item described in Treasury Regulation Section 1.1502-76(b)(2)(ii)(C) and shall be allocated to Pre-Split-Off Periods, and any Taxes related to such items shall be treated under Treasury Regulation Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall be allocated to Pre-Split-Off Periods.

     Section 4. Preparation and Filing of Tax Returns.

     4.01 General. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperate with one another in accordance with Section 6 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 7.

     4.02 Olsten Responsibility. Olsten shall prepare and file, or shall cause to be prepared and filed, (a) all Olsten Federal Consolidated Returns and (b) all Consolidated or Combined State Income Tax Returns that include at least one member of the Olsten Group and at least one member of the OHS Group.

     4.03 Tax Accounting Practices. Except as otherwise provided in this Section 4.03, any Tax Return for any Pre-Split-Off Period or any Straddle Period, and any Tax Return for any Post-Split-Off Period to the extent items reported on such Tax Return might reasonably affect items reported on any Tax Return for any Pre-Split-Off Period or any Straddle Period, shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Code or other applicable Tax Law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the Code or other applicable Tax Law), in accordance with reasonable Tax accounting practices selected by the Responsible Company.

     4.04 Consolidated or Combined Returns. The Companies will elect and join, and will cause their respective Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar joint Tax Returns, to the extent each entity is eligible to join in such Tax Returns, if the Companies reasonably determine that the filing of such Tax Returns is consistent with past reporting practices, or in the absence of applicable past practices, will result in the minimization of the net present value of the aggregate Tax to the entities eligible to join in such Tax Returns.

     4.05 Right to Review and Consent to Tax Returns. The Responsible Company with respect to any Tax Return shall make such Tax Return and related workpapers available for review and consent (prior to filing) by the other Company, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting party may be liable or, if the requesting party is OHS, relates to Tax attributes that may give rise to an indemnification obligation under Section 4.06(f), (ii) such Tax Return relates to Taxes for which the requesting party may be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party may have a claim for Tax Benefits under this Agreement, or (iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall use its reasonable best efforts to make such Tax Return available for review and consent as required under this paragraph sufficiently in advance of the due date for filing such Tax Returns (and in no event less than 21 days before the due date) to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing, taking into account the person responsible for payment of the tax (if any) reported on such Tax Return and the materiality of the amount of Tax liability with respect to such Tax Return. The Companies shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns and the prior consent of a requesting party shall not be unreasonably withheld. If there is an unresolved disagreement as to the prior consent of a requesting party, such disagreement shall be resolved prior to the due date for filing the Tax Return at issue as provided in Section 13.

     4.06 Claims for Refund, Carrybacks, and Self-Audit Adjustments ("Adjustment Requests").

     (a) Adjustment Requests Related to Consolidated or Combined Income Taxes. Except as otherwise provided in paragraph (b) below, unless Olsten consents in writing, which consent shall not be unreasonably withheld, (i) no Adjustment Request with respect to any Consolidated or Combined Income Tax for a Pre-Split-Off Period shall be filed by OHS. Olsten shall be entitled, without the consent of OHS, to carryback any net operating loss reported on any Olsten Federal Consolidated Returns or Consolidated or Combined State Income Tax Returns (including any portion of such net operating loss attributable to a member of the OHS Group) and shall be entitled to 100% of any resulting Tax Benefit; provided that control of any Tax Contest with respect to any such carryback refund claim shall be governed by Section 8.02. Subject to the preceding sentence, without the prior written consent of OHS (which shall not be unreasonably withheld), no member of the Olsten Group shall seek an Adjustment Request or consent to an adjustment with respect to any Pre-Split-Off Period if the requested adjustment would materially increase any payment or indemnification obligation of any member of the OHS Group under this Agreement. Any Adjustment Request made in accordance with this Section 4.06 shall be prepared and filed by the Responsible Company for the Tax

Return to be adjusted. The Company requesting the Adjustment Request shall provide to the Responsible Company all information required for the preparation and filing of such Adjustment Request in such form and detail as reasonably requested by the Responsible Company.

     (b) Exception for Adjustment Requests Related to Audit Adjustments. Each of the Companies shall be entitled, without the consent of the other Company, to file (or request the other Company to file) an Adjustment Request to take into account any net operating loss, net capital loss, deduction, credit, or other adjustment attributable to such Company or any member of its Group corresponding to any adjustment resulting from any audit by the Internal Revenue Service or other Tax Authority with respect to Consolidated or Combined Income Taxes for any Pre-Split-Off Tax Period.

     For example, if the Internal Revenue Service requires a Company to capitalize an item deducted for the taxable year 1993, the Company shall be entitled, without the consent of the other Company, to file (or request to be filed) an Adjustment Request for the taxable year 1994 (and later years) to take into account any depreciation or amortization deductions in such years directly related to the item capitalized in 1993.

     (c) Other Adjustment Requests Permitted. Nothing in this Section 4.06 shall prevent any Company or its Affiliates from filing any Adjustment Request with respect to Income Taxes which are not Consolidated or Combined Income Taxes or with respect to any Taxes other than Income Taxes. Any refund or credit obtained as a result of any such Adjustment Request (or otherwise) shall be for the account of the person liable for the Tax under this Agreement.

     (d) Payment of Refunds. Any refunds or other Tax Benefits received by any Company (or any of its Affiliates) as a result of any Adjustment Request which are for the account of another Company (or member of such other Company's Group) shall be paid by the Company receiving (or whose Affiliate received) such refund or Tax Benefit to such other Company within 10 business days of receipt.

     (e) No Reattribution of Losses of the OHS Group. Olsten shall not make, and shall not cause or permit to be made, any election pursuant to Treasury Regulation Section 1.1502-20(g) or any other election that would have the effect of reattributing net operating losses or other tax attributes of any member of the OHS Group.

     (f) Indemnification of Olsten for Certain Disallowed Carrybacks.

     If a carryback of any OHS Consolidated NOL for the taxable year ended January 3, 1999 or any subsequent taxable year is denied in whole or in part solely because such OHS Consolidated NOL is disallowed in whole or in part, OHS shall indemnify Olsten for the resulting reduction in Olsten's carryback refund. The resulting reduction in an Olsten carryback refund shall be computed without taking into account any Tax attribute attributable to members of the Olsten Group that is utilized by Olsten (in lieu of the disallowed OHS Consolidated
NOL) to obtain the carryback refund at issue, except to the extent that such Olsten Group Tax attribute would not have provided a Tax Benefit to the Olsten Group in any subsequent Tax Period.

     Section 5. Tax Payments and Intercompany Billings.

     5.01 Payment of Taxes With Respect to Olsten Federal Consolidated Returns Filed After the Effective Time. In the case of any Olsten Federal Consolidated Return the due date for which (including extensions) is after the Effective Time,

          (a) Computation and Payment of Tax Due. At least ten business days prior to any Payment Date, Olsten shall compute the amount of Tax required to be paid to the Internal Revenue Service (taking into account the requirements of Section 4.03 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date and Olsten will pay such amount to the Internal Revenue Service on or before such Payment Date.

          (b) Computation and Payment of OHS Liability With Respect to Tax Due. Within 5 days following any Payment Date, OHS will pay to Olsten the excess (if any) of:

               (i) the Consolidated Tax Liability determined as of such Payment Date with respect to the applicable Tax Period allocable to the members of the OHS Group as determined by Olsten in a manner consistent with the provisions of Section 2.02(a) (relating to allocation of the Consolidated Tax Liability in accordance with the Federal Allocation Method) (the "Allocated Federal Tax Liability"), over

               (ii) the cumulative net payments with respect to such Tax Return prior to such Payment Date by the members of the OHS Group (the "Cumulative Federal Tax Payment").

          If the OHS Group Cumulative Federal Tax Payment is greater than the OHS Group Allocated Federal Tax Liability as of any Payment Date, then Olsten shall pay such excess to OHS within 5 days of Olsten' receipt of the corresponding Tax Benefit (i.e., through either a reduction in Olsten' otherwise required Tax payment, or a refund of prior tax payments).

          (c) Interest on Intergroup Tax Allocation Payments. In the case of any payments to Olsten required under paragraph (b) of this subsection 5.01, OHS shall also pay to Olsten an amount of interest computed at the Prime Rate on the amount of the payment required based on the number of days from the applicable Payment Date to the date of payment. In the case of any payments by Olsten required under paragraph (b) of this subsection 5.01, Olsten shall also pay to OHS an amount of interest computed at the Prime Rate on the amount of the payment required based on the number of days from the date of receipt of the Tax Benefit to the date of payment of such amount to the payee.

     5.02 Payment of Federal Income Tax Related to Adjustments.

     (a) Adjustments Resulting in Underpayments. Olsten shall pay to the Internal Revenue Service when due any additional Federal Income Tax required to be paid as a result of any adjustment to the Tax liability with respect to any Olsten Federal Consolidated Return for any Pre-Split-Off Period. Olsten shall compute the amount attributable to the OHS Group in accordance with Section 2.02(b) and OHS shall pay to Olsten any amount due Olsten under Section 2.02(b) within 5 days from the later of (i) the date the additional Tax was paid by Olsten or (ii) the date of receipt by OHS of a written notice and demand from Olsten for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 5.02(a) shall include interest computed at the Prime Rate based on the number of days from the date the additional Tax was paid by Olsten to the date of the payment under this Section 5.02(a).

     (b) Adjustments Resulting in Overpayments. Within 5 days of receipt by Olsten of any Tax Benefit resulting from any adjustment to the Consolidated Tax Liability with respect to any Olsten Federal Consolidated Return for any Pre-Split-Off Period, Olsten shall pay to OHS, or OHS shall pay to Olsten (as the case may be), their respective amounts due from or to Olsten as determined by Olsten in accordance with Section 2.02(b). Any payments required under this
Section 5.02(b) shall include interest computed at the Prime Rate based on the number of days from the date the Tax Benefit was received by Olsten to the date of payment to OHS under this Section 5.02(b).

     5.03 Payment of State Income Tax With Respect to Returns Filed After the Effective Time.

     (a) Computation and Payment of Tax Due. At least ten business days prior to any Payment Date for any Tax Return with respect to any State Income Tax, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.03 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date and:

          (i) If such Tax Return is with respect to a Consolidated or Combined State Income Tax, Olsten will pay such amount to such Tax Authority on or before such Payment Date.

          (ii) If such Tax Return is with respect to a Separate Company Tax, the Responsible Company shall, if it is not the Company liable for the Tax reported on such Tax Return, notify the Company liable for such Tax in writing of the amount of Tax required to be paid on such Payment Date. The Company liable for such Tax will pay such amount to such Tax Authority on or before such Payment Date.

     (b) Computation and Payment of OHS Liability With Respect to Tax Due. Within 5 days following the due date (including extensions) for filing any Tax Return for any Consolidated or Combined State Income Tax (excluding any Tax Return with respect to payment of estimated Taxes or Taxes due with a request for extension of time to file), (i) OHS shall pay to Olsten the tax liability allocable to the OHS Group as determined by Olsten under the provisions of
Section 2.03(b)(i), plus interest computed at the Prime Rate on the amount of the payment based on the number of days from the due date (including extensions) to the date of payment by OHS to Olsten.

     5.04 Payment of State Income Taxes Related to Adjustments.

     (a) Adjustments Resulting in Underpayments. Olsten shall pay to the applicable Tax Authority when due any additional State Income Tax required to be paid as a result of any adjustment to the tax liability with respect to any Tax Return for any Consolidated or Combined State Income Tax for any Pre-Split-Off Period. OHS shall pay to Olsten its respective share of any such additional Tax payment determined by Olsten in accordance with Section 2.03(b)(ii) within 5 days from the later of (i) the date the additional Tax was paid by Olsten or
(ii) the date of receipt by OHS of a written notice and demand from Olsten for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. OHS shall also pay to Olsten interest on its respective share of such Tax computed at the Prime Rate based on the number of days from the date the additional Tax was paid by Olsten to the date of its payment to Olsten under this Section 5.04(a).

     (b) Adjustments Resulting in Overpayments. Within 5 days of receipt by Olsten of any Tax Benefit resulting from any adjustment to the tax liability with respect to any Tax Return for any Consolidated or Combined State Income Tax for any Pre-Split-Off Period, Olsten shall pay to OHS its respective share of any such Tax Benefit determined by Olsten in accordance with Section 2.03(b)(ii). Olsten shall also pay to OHS interest on its respective share of such Tax Benefit computed at the Prime Rate based on the number of days from the date the Tax Benefit was received by Olsten to the date of payment to OHS under this Section 5.04(b).

     5.05 Payment of Separate Company Taxes. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Separate Company Taxes owed by such Company or a member of such Company's Group.

     5.06 Indemnification Payments. If any Company (the "payor") is required to pay to a Tax Authority a Tax that another Company (the "responsible party") is required to pay to such Taxing Authority under this Agreement, the responsible party shall reimburse the payor within 30 days of delivery by the payor to the responsible party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 5.06.

     Section 6. Assistance and Cooperation

     6.01 General. After the Effective Time, each of the Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Companies and their Affiliates available to such other Companies as provided in Section 7. Each of the Companies shall also make available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Any information or documents provided under this Section 6 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of

Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

     6.02 Income Tax Return Information. Each Company will provide to the other Company information and documents relating to their respective Groups required by the other Company to prepare Tax Returns. The Responsible Company shall determine a reasonable compliance schedule for such purpose in accordance with Olsten's past practices. Any additional information or documents the Responsible Company requires to prepare such Tax Returns will be provided in accordance with past practices, if any, or as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns timely.

     Section 7. Tax Records

     7.01 Retention of Tax Records. Except as provided in Section 7.02, each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of their respective Groups for Pre-Split-Off Tax Periods, and Olsten shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Split-Off Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, and (ii) seven years after the Effective Time. If, prior to the expiration of the applicable statute of limitations and such seven-year period, a Company reasonably determines that any Tax Records which it is required to preserve and keep under this Section 7 are no longer material in the administration of any matter under the Code or other applicable Tax Law, such Company may dispose of such records upon 90 days prior notice to the other Companies. Such notice shall include a list of the records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Companies shall have the opportunity, at their cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

     7.02 State Income Tax Returns. Tax Returns with respect to State Income Taxes and workpapers prepared in connection with preparing such Tax Returns shall be preserved and kept, in accordance with the guidelines of Section 7.01, by the Company responsible for preparing and filing the applicable Tax Return.

     7.03 Access to Tax Records. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably required by the other Company in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.

     Section 8. Tax Contests

     8.01 Notice. Each of the parties shall provide prompt notice to the other parties of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for which it may be indemnified by the other party hereunder (including, without limitation, any carryback refund claim that could result in an indemnification obligation under
Section 4.06(f)). Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, then (i) if the indemnifying party has no remaining forum in which to contest the asserted Tax liability or is otherwise materially prejudiced as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and (ii) if clause (i) does not apply, but such failure to give prompt notice results in a monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

     8.02 Control of Tax Contests.

     (a) Separate Company Taxes. In the case of any Tax Contest with respect to any Separate Company Tax, the Company having liability for the Tax shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability.

     (b) Consolidated or Combined Income Taxes. In the case of any Tax Contest with respect to any Consolidated or Combined Income Tax, (i) Olsten shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any Olsten Adjustment, including settlement of any such Olsten Adjustment, (ii) OHS shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any OHS Adjustment, including any settlement of any OHS Adjustment, and (iii) a committee ("the Tax Contest Committee") shall control the defense or prosecution of Joint Adjustments and any and all administrative matters not directly and exclusively related to any Olsten Adjustment or OHS Adjustment. The Tax Contest Committee shall be comprised of two persons, one person selected by OHS (as designated in writing to Olsten) and one person selected by Olsten (as designated in writing to OHS). Each person serving on the Tax Contest Committee shall continue to serve unless and until he or she is replaced by the party designating such person. Any and all matters to be decided by the Tax Contest Committee shall require the unanimous approval of both persons serving on the committee. In the event the Tax Con-test Committee shall be deadlocked on any matter, the provisions of Section 13 of this Agreement shall apply. A Company shall not agree to any Tax liability for which another Company may be liable under this Agreement, or compromise any claim for any Tax Benefit which another Company may be entitled under this Agreement, without such other Company's written consent (which consent may be given or withheld at the sole discretion of the Company from which the consent would be required).

     Section 9. Effective Date; Termination of Prior Intercompany Tax Allocation Agreements. This Agreement shall become effective at the Effective Time. In the event the Merger Agreement is terminated for any reason, notwithstanding any other provision hereof, this Agreement shall terminate and no party shall have any liability to any other party pursuant to this Agreement. Immediately prior to the Effective Time, (i) all Prior Intercompany Tax Allocation Agreements shall be terminated, and (ii) any remaining obligations under such agreements as of the Split-Off Date shall be canceled as of the Split-Off Date. Upon such termination and cancellation, no further payments by or to Olsten or by or to OHS with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Affiliates shall cease at such time. Any payments pursuant to such agreements shall be ignored for purposes of computing amounts due under this Agreement.

     Section 10. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

     Section 11. Employee Matters. Each of the Companies agrees to utilize, or cause its Affiliates to utilize, the alternative procedure set forth in Revenue Procedure 84-77, 1984-2 C.B. 753, with respect to wage reporting.

     Section 12. Treatment of Payments; Tax Gross Up

     12.01 Treatment of Tax Indemnity Payments. In the absence of any change in tax treatment under the Code or other applicable Tax Law, any Tax indemnity payments made by a Company under Section 5 shall be reported for Tax purposes by the payor and the recipient in a manner consistent with Treasury Regulation
Section 1.1552-1(b), but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws).

     12.02 Tax Gross Up. If, notwithstanding the manner in which Tax indemnity payments is reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

     12.03 Interest Under This Agreement. Anything herein to the contrary notwithstanding, to the extent one Company ("indemnitor") makes a payment of interest to another Company ("indemnitee") under this Agreement with respect to the period from the date that the indemnitee made a payment of Tax to a Tax Authority to the date that the indemnitor reimbursed the indemnitee for such Tax payment, or with respect to the period from the date that the indemnitor received a Tax Benefit to the date indemnitor paid the Tax Benefit to the indemnitee, the interest payment shall be treated as interest expense to the indemnitor (deductible to the extent provided by law) and as interest income by the indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted under Section 12.02 to take into account any associated Tax Benefit to the indemnitor or increase in Tax to the indemnitee.

     Section 13. Disagreements. If after good faith negotiations the parties cannot agree on the application of this Agreement to any matter (including, without limitation, the prior consent of a requesting party under Section 4.05), then the matter will be referred to a nationally recognized accounting firm acceptable to each of the parties (the "Accounting Firm"). The Accounting Firm shall furnish written notice to the parties of its resolution of any such disagreement as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution or, in the event of a disagreement relating to the filing of a Tax Return, within 10 days of its acceptance of such matter for resolution. Any such resolution by the Accounting Firm will be conclusive and binding on all parties to this Agreement. In accordance with
Section 15, each party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Accounting Firm. All fees and expenses of the Accounting Firm in connection with such referral shall be shared equally by the parties affected by the matter.

     Section 14. Late Payments. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 14 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 14 or the interest rate provided under such other provision.

     Section 15. Expenses. Except as provided in Section 13, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

     Section 16. General Provisions.

     16.01 Addresses and Notices. Any notice, demand, request or report required or permitted to be given or made to any party under this Agreement shall be in writing and shall be deemed given or made when delivered to the party or when sent by first class mail or by other commercially reasonable means of written communication (including delivery by an internationally recognized courier service or by facsimile transmission) to the party at the party's address as follows:

     If to Adecco or Olsten:

                  Adecco SA
                  1275 Cheserex
                  Switzerland

                  Attention: Felix A. Weber
                  Telephone:        011 41 21 321 6666
                  Telecopy:         011 41 21 321 6688


     With a copy to:

                  Latham & Watkins
                  633 West Fifth Street, Suite 4000
                  Los Angeles, California  90071

                  Attention: Thomas W. Dobson, Esq.
                  Telephone:        (213) 485-1234
                  Telecopy:         (213) 891-8763

     If to OHS:

                  Aaronco Corp.
                  175 Broad Hollow Road
                  Melville, New York  11747

                  Attention: Edward A. Blechschmidt



     With a copy to:

                  Cahill Gordon & Reindel
                  80 Pine Street
                  New York, New York  10005

                  Attention: Kenneth W. Orce
                  Telephone:        (212) 701-3000
                  Telecopy:         (212) 269-5420

     A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

     16.02 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

     16.03 Waiver. No failure by any party to insist upon the strict performance of any obligation under this Agreement or to exercise any right or remedy under this Agreement shall constitute waiver of any such obligation, right, or remedy or any other obligation, rights, or remedies under this Agreement.

     16.04 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

     16.05 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other party and its Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other party in accordance with
Section 8.

     16.06 Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto. In the event of any inconsistency between this Agreement and the Distribution Agreement or any other agreements relating to the transactions contemplated by the Distribution Agreement, the provisions of this Agreement shall control.

     16.07 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party.

     16.08 No Double Recovery; Subrogation. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement. Subject to any limitations expressly provided in this Agreement (for example, the limitation on filing claims for refund in Section 4.06), the indemnifying party shall be subrogated to all rights of the indemnified party for recovery from any third party.

     16.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

     16.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.



                                 OLSTEN CORPORATION

                                 _________________________________

                                 By:    Edward A. Blechschmidt
                                 Its:   President and Chief
                                        Executive Officer


                                 AARONCO CORP.


                                 _________________________________

                                 By:    William P. Costantini
                                 Its:   Executive Vice President


                                 ADECCO SA


                                 _________________________________

                                 By:    Felix A. Weber
                                 Its:   Senior Vice President
                                        and Chief Financial Officer

                                                                       EXHIBIT C


                               OMNIBUS AMENDMENT


                  OMNIBUS AMENDMENT NO. 1 dated as of October 7, 1999 (the "Omnibus Amendment") to each of the Separation Agreement dated as of August 17, 1999, by and among Olsten Corporation, a Delaware corporation ("Olsten"), Aaronco Corp., a Delaware Corporation ("OHS") and Adecco SA, a societe anonyme organized under the laws of Switzerland ("Adecco") (the "Separation Agreement"); the Employee Benefits Allocation Agreement dated as of August 17, 1999, by and between Olsten and OHS (the "Employee Benefits Allocation Agreement"); and the Tax Sharing Agreement dated as of August 17, 1999, by and among, Olsten, OHS and Adecco (the "Tax Sharing Agreement" and, collectively with the Separation Agreement and the Employee Benefits Allocation Agreement, the "Agreements"). Capitalized terms not otherwise defined in this Omnibus Amendment have the meanings specified in the Separation Agreement.

                               W I T N E S S E T H


                  For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                  1.  Assignment to Olsten Health Services.


                 1.1 OHS hereby transfers, conveys, assigns and delivers to Olsten Health Services Holding Corp. all of OHS's rights and interests in the Agreements.

                 1.2 Olsten Health Services Holding Corp. hereby irrevocably and unconditionally assumes, and undertakes to pay, honor, discharge and perform when due or cause to be paid, honored, discharged or performed when due, all of the debts, liabilities, obligations, commitments and responsibilities of any nature of OHS pursuant to the Agreements.

                 1.3 Any and all references to OHS in the Agreements shall, from and after the date hereof, be deemed to be references to Olsten Health Services Holding Corp. and, therefore, shall no longer be references to Aaronco Corp.

                 2. Amendments to Separation Agreement.


                 2.1 The definition of "Consulting Agreements" is deleted in its entirety and replaced with the following:

                 "Consulting Agreements" means the Amended and Restated Separation, Consulting and Non-Competition Agreements dated as of October 7, 1999 by and among Adecco, Olsten and each of Edward A. Blechschmidt and Stuart Olsten.

                 3. Amendments to Employee Benefits Allocation Agreement.


                 3.1 The reference in Section 2(d) to "the Separation, Consulting and Non-Competition Agreements between Albert, Olsten and the following individuals dated August 17, 1999;" is hereby amended to refer to "the Amended and Restated Separation, Consulting and Non-Competition Agreements between Adecco, Olsten and the following individuals dated as of October 7, 1999".

                 3.2 The reference in Section 2(d) to "the Separation, Consulting and Non-Competition Agreement between Olsten and Maureen McGurl dated August 17, 1999" is hereby amended to refer to "the Amended and Restated Separation, Consulting and Non-Competition Agreement between Olsten and Maureen McGurl dated as of October 1, 1999".

                 3.3 The reference in Section 6(a) to the "Olsten Supplemental Retirement Plan" is deleted.

                 3.4 New Section 6A is added to read as follows:

                 6A. Supplemental Executive Retirement Plan.

                  (a) On or prior to the SERP Transfer Date (as defined below), Olsten shall amend the Olsten Supplemental Executive Retirement Plan (the "Olsten SERP") to provide (i) that all accrued benefits thereunder of actively employed OHS Employees shall be vested in full as of the SERP Transfer Date (as defined below), (ii) that OHS Employees and their dependents and beneficiaries shall cease to participate in and accrue benefits thereunder as of the Olsten SERP transfer date established by Olsten, which shall be at least two business days prior to the date of the Effective Time (the "SERP Transfer Date"), and (iii) that no benefits shall thereafter be payable under the Olsten SERP to OHS Employees, Olsten Employees who (as of the date hereof) are former Olsten Employees or any of their dependents or beneficiaries (the "OHS SERP Participants").

                  (b) As of the SERP Transfer Date, OHS shall establish a nonqualified supplemental executive retire-ment plan substantially similar to the Olsten SERP (the "OHS SERP"), and shall assume all liabilities and obligations with respect to the OHS SERP Participants under the Olsten SERP, whether arising prior to, on or after the SERP Transfer Date (notwithstanding any subsequent termination of the Olsten SERP). All such liabilities and obligations shall cease to be liabilities or obligations of Olsten as of the SERP Transfer Date.

                  (c) No termination of an Employee's employment shall be deemed to occur for purposes of the OHS SERP as a result of any actions taken pursuant to this Agreement or otherwise as a result of the consummation of the transactions contemplated by the Separation Agreement, provided that the Employee remains continuously employed by the OHS Group.

                  (d) As soon as practicable following the SERP Transfer Date, OHS shall establish a trust to be used in connection with the OHS SERP (the "OHS SERP Trust") for the purpose of aiding in the provision of benefits under the OHS SERP. As of the SERP Transfer Date, Olsten shall cause the trustee of the trust under the Olsten SERP (the "Olsten SERP Trust") to transfer to the trustee of the OHS SERP Trust the amount held in the Olsten SERP Trust in excess of the amount necessary to fully satisfy all remaining benefits and obligations under the Olsten SERP upon its termination in accordance with Section 6A(e) and (f) below.

                  (e) Immediately prior to the Effective Time and after the SERP Transfer Date, Olsten shall terminate the Olsten SERP, or cause it to be terminated, shall cause all accrued benefits thereunder of actively employed participants to be vested in full as of the date of termination of the Olsten SERP, and all accrued benefits under the Olsten SERP will be distributed by Olsten, or Olsten will cause such accrued benefits to be distributed, to each participant or beneficiary as soon as administratively practicable in the form of a lump sum payment. In the event the amount of assets in the Olsten SERP Trust (after taking into account the transfer of assets to the OHS SERP Trust under Section 6A(d) above) exceeds the amount necessary to pay all accrued benefits in full under the Olsten SERP, the Closing Intercompany Balance shall be reduced by the amount of such excess. In the event the amount of assets in the Olsten SERP Trust (after taking into account the transfer of as-sets to the OHS SERP Trust under Section 6A(d) above) is insufficient to pay all accrued benefits under the Olsten SERP in full, the Closing Intercompany Balance shall be increased by the amount of such shortfall.

                  (f) Olsten shall take all actions necessary to effectuate the provisions of this Section 6A and to terminate the Olsten SERP immediately prior to the Effective Time and distribute all accrued benefits thereunder in the form of lump sum payments as soon as practicable thereafter, including, without limitation, amending the Olsten SERP to provide for (i) vesting of all accrued benefits of actively employed participants as of the time of termination of the Olsten SERP and (ii) distribution of all accrued benefits under the Olsten SERP in the form of a lump sum as soon as administratively practicable following termination of the Olsten SERP.

                 4. Miscellaneous.


                 4.1 Any and all references to Albert in the Agreements shall, from and after the date hereof, be deemed to be references to Adecco and, therefore, shall no longer be references to Albert.

                 4.2 Any and all references to the Agreements shall refer to the Agreements as amended by this Omnibus Amendment.

                 4.3 The execution, delivery and/or effectiveness of this Omnibus Amendment shall not, except as expressly provided herein, amend, revise, add to or modify any provision of the Agreements or operate as a waiver of any right, power or remedy of any party under any of the Agreements, nor constitute a waiver of any provision of any of the Agreements.

                 4.4 This Omnibus Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any provisions thereof relating to conflicts of law.

                 4.5 This Omnibus Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Omnibus Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Omnibus Amendment.

                 IN WITNESS WHEREOF, the parties hereto have caused this Omnibus Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                    OLSTEN CORPORATION

                                    /s/ Anthony J. Puglisi
                                    ---------------------------------------
                                    Name:   Anthony J. Puglisi
                                    Title:  Executive Vice President and
                                            Chief Financial Officer


                                    AARONCO CORP.

                                    /s/ Anthony J. Puglisi
                                    ---------------------------------------
                                    Name:   Anthony J. Puglisi
                                    Title:  Executive Vice President and
                                            Chief Financial Officer


                                    ADECCO SA

                                    /s/ John P. Bowmer
                                    ---------------------------------------
                                     Name:  John P. Bowmer
                                     Title: Chief Executive Officer

                                    /s/ Felix A. Weber
                                    ---------------------------------------
                                    Name:  Felix A. Weber
                                    Title: Chief Financial Officer


                                    OLSTEN HEALTH SERVICES HOLDING CORP.,
                                    a Delaware corporation

                                    /s/ Edward A. Blechschmidt
                                    ---------------------------------------
                                    Name:  Edward A. Blechschmidt
                                    Title: President and Chief
                                           Executive Officer

                                                                       ANNEX D-1















                       OPINION OF WARBURG DILLON READ LLC

                     [Letterhead of Warburg Dillon Read LLC]






The Board of Directors
Olsten Corporation
175 Broad Hollow Road
Melville, New York  11747

August 17, 1999




Members of the Board:

We understand that Olsten Corporation, a Delaware corporation ("Olsten" or the "Company"), is considering a transaction whereby Adecco SA, a societe anonyme organized under the laws of Switzerland ("Adecco"), will acquire the Company. Pursuant to the terms of a Separation Agreement, dated as of August 17, 1999 (the "Separation Agreement"), by and among Olsten, Aaronco Corp., a newly formed Delaware corporation ("OHS") and a wholly owned subsidiary of Olsten, and Adecco, and an Agreement and Plan of Merger, dated as of August 17, 1999 (the "Purchase Agreement"), by and among Adecco, Staffing Acquisition Corporation, a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of Adecco, among other things, (i) Olsten will transfer its health services business and related liabilities to OHS, (ii) Merger Sub will be merged with and into Olsten (the "Company Merger"), and (iii) in connection with the Company Merger, Olsten stockholders will receive shares of common stock, par value $.01 per share (the "OHS Common Stock"), of OHS in consideration for the redemption of a portion of their shares of Olsten common stock (the "Split-Off" and, together with the Company Merger and related transactions, the "Transaction"). Pursuant to the Company Merger and the Split-Off, Olsten will become a wholly owned subsidiary of Adecco and each issued and outstanding share of common stock, par value $.10 per share (the "Olsten Common Stock"), and Class B common stock, par value $.10 per share ("Olsten Class B Common Stock" and, together with the Olsten Common Stock, the "Company Common Stock"), of Olsten (other than Dissenting Shares (as defined in the Purchase Agreement), and shares, if any, owned by Olsten as treasury stock or owned by Adecco, Merger Sub, or any of their wholly owned subsidiaries or any wholly owned subsidiary of Olsten) will be converted into the right to receive (x) shares of OHS Common Stock (the "Split-Off Consideration") such that all shares of the OHS Common Stock, except for a nominal number of the outstanding shares of OHS Common Stock which may be retained by Olsten, will be received by the holders of outstanding shares of Company Common Stock, and (y) either (A) $8.75 in cash, without interest (subject to proration, the "Cash Consideration"), (B) 0.12472 Adecco American Depositary Shares ("Adecco ADSs"), evidenced by American Depositary Receipts of Adecco ("Adecco ADRs"), representing one-eighth of one share of Adecco's common shares, par value CHF 10.00 per share ("Adecco Common Stock"), of Adecco (subject to proration, the "Stock Consideration") or (C) a combination of a fraction of an Adecco ADS and cash (the foregoing clause (A), (B) or (C), the "Merger Consideration" and, together with the Split-Off Consideration, the "Transaction Consideration"). The Purchase Agreement provides the holders of Company Common Stock with the ability to elect to receive the Merger Consideration either in the form of the Cash Consideration or the Stock Consideration, in either case subject to proration. We understand that the aggregate Cash Consideration and the aggregate Stock Consideration to be issued to the holders of Company Common Stock in connection with the Company Merger will be an amount equal to the product of (i) in the case of the Cash Consideration, (1) $8.75 and (2) (x) 50% of the number of shares of Company Common Stock outstanding as of immediately prior to the effective time of the Company Merger (the "Outstanding Company Shares") minus (y)(A) the number of Dissenting Shares, (B) the number of shares of Company Common Stock

                                     D-1-1

                                                                     Page 2 of 4
                                                                 August 17, 1999

for which cash in lieu of fractional shares of Adecco ADSs is payable pursuant to the Purchase Agreement, and (C) the number of shares of Company Common Stock, if any, owned by Olsten as treasury stock or owned by Adecco, Merger Sub, or any of their wholly owned subsidiaries or any wholly owned subsidiary of Olsten, and
(ii) in the case of the Stock Consideration, (1) 0.12472 Adecco ADSs and (2)(A) 50% of the number of Outstanding Company Shares minus (B) the number of shares of Company Common Stock, if any, owned by Olsten as treasury stock or owned by Adecco, Merger Sub, or any of their wholly owned subsidiaries or any wholly owned subsidiary of Olsten. The terms and conditions of the Transaction are more fully set forth in the Separation Agreement and the Purchase Agreement.

We understand that Adecco and Olsten will treat the Split-Off as an integral part of the Company Merger for all United States federal, state and local tax purposes, and that Adecco and Olsten expect that (i) holders of Company Common Stock will be treated as having had a portion of their shares of Company Common Stock (equal in value to the value of the OHS Common Stock distributed in the Split-Off) redeemed by the Company in a transaction governed by Section 302(a) of the Internal Revenue Code of 1986, as amended, and as having sold their remaining shares of Company Common Stock in a fully taxable transaction for consideration consisting of the Merger Consideration and (ii) Olsten will recognize gain, if any, with respect to the OHS Common Stock distributed in the Split-Off.

You have requested our opinion as to whether, as of the date hereof, the Transaction Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company, to OHS, and to Adecco, (ii) reviewed the reported prices and trading activity for the Olsten Common Stock, the Adecco Common Stock and the Adecco ADSs, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available, (iv) reviewed certain internal financial information and other data relating to the business and financial prospects of OHS, including estimates and financial forecasts prepared by management of the Company, that were provided to us by the Company and not publicly available, (v) reviewed certain internal financial information and other data relating to the business and financial prospects of Adecco, including estimates and financial forecasts prepared by the management of Adecco and not publicly available, (vi ) conducted discussions with members of the senior management of the Company, OHS and Adecco, (vii) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of Adecco and the Company and OHS, (viii) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant, (ix) considered certain pro forma effects of the Transaction on Adecco's financial statements, (x) reviewed drafts of the Purchase Agreement and the Separation Agreement, and (xi) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate .

In connection with our review, at your direction, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, at your direction, relied on its being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, OHS, or Adecco, nor have we been furnished with any such evaluation or appraisal. Further, we have assumed that OHS will not have any material contingent liabilities except as reflected in the Company's financial statements. With respect to the financial forecasts, estimates, and pro forma effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best

                                     D-1-2

                                                                     Page 3 of 4
                                                                 August 17, 1999


currently available estimates and judgments of the management of each company as to the future performance of their respective companies. We also understand that the financial statements, pro forma financial statements and registration statement of, and relating to, OHS have not yet been prepared. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

WDR is not expressing any opinion as to the actual value of the OHS Common Stock when issued to the holders of Company Common Stock in the Split-Off and the Company Merger or the prices at which such OHS Common Stock will trade subsequent to the Split-Off and the Company Merger. We are also not expressing any opinion as to the actual value of the Adecco ADSs (or Adecco Common Stock) when it has been issued to the holders of Company Common Stock in the Company Merger or the prices at which such Adecco ADSs (or Adecco Common Stock) will trade subsequent to the Company Merger. With respect to our opinion, in advising you as to whether, as of the date hereof, the Transaction Consideration is fair, from a financial point of view, our opinion addresses only the financial terms of the Transaction and the Transaction Consideration to be received by the holders of the Company Common Stock in the Split-Off and the Company Merger. We have not specifically analyzed the impact on any individual Company stockholder of exercising the election contemplated by the Purchase Agreement to receive either the Cash Consideration or the Stock Consideration. In addition, we have not been asked to and do not express any opinion as to the after-tax consequences to any holder of Company Common Stock of the Split-Off, the Company Merger and the other transactions contemplated by the Separation Agreement and the Purchase Agreement.

Our opinion does not address the Company's underlying business decision to effect the Transaction or constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or as to which election such shareholder should make regarding the form of Merger Consideration. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Purchase Agreement, the Separation Agreement or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Purchase Agreement and of the Separation Agreement do not differ in any material respect from the drafts that we have examined, and that Adecco, the Company and OHS will comply with all the material terms of the Purchase Agreement and the Separation Agreement. We have further assumed, with your consent, that the Transaction will comply with applicable foreign, federal and state laws, including without limitation, laws relating to the payment of dividends, bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer or other similar laws now or hereafter affecting creditors' rights generally.

Warburg Dillon Read LLC ("WDR") and its predecessors have acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee upon the consummation thereof. At your request, we have contacted third parties to solicit indications of interest in a possible transaction with the Company, both in respect of the Company as a whole, and in respect of OHS, and held discussions with certain of these parties prior to the date hereof. In the past, WDR and its predecessors have provided investment banking services to the Company and received customary compensation for the rendering of such services. In the ordinary course of business, WDR, its successors and affiliates may trade or have traded securities of the Company or Adecco for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Transaction Consideration to be received by the holders of the Company Common Stock in the Split-Off and the Company Merger is fair, from a financial point of view, to the holders of the Company Common Stock.

                                     D-1-3

                                                                     Page 4 of 4
                                                                 August 17, 1999


Very truly yours,

WARBURG DILLON READ LLC


/s/ William C. McGahan                     /s/ Kevin C. Knight

William C. McGahan                         Kevin C. Knight
Managing Director                          Executive Director

                                     D-1-4

                                                                       ANNEX D-2




                      OPINION OF SALOMON SMITH BARNEY INC.

                    [Letterhead of Salomon Smith Barney Inc.]


August 17, 1999


The Board of Directors
Olsten Corporation
175 Broad Hollow Road
Melville, New York 11747

Members of the Board:

         You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Olsten Corporation ("Olsten") of the Transaction Consideration (defined below) provided for in the Agreement and Plan of Merger, dated as of August 17, 1999 (the "Merger Agreement"), among Adecco SA ("Adecco"), Staffing Acquisition Corporation, a wholly owned subsidiary of Adecco ("Merger Sub"), and Olsten. As more fully described in the Merger Agreement, (i) Olsten will transfer to Aaronco Corp., a wholly owned subsidiary of Olsten ("OHS"), all of its health services business and related assumed liabilities (collectively, the "Health Services Business") and the holders of shares of the common stock, par value $0.10 per share, of Olsten (the "Olsten Common Stock") and holders of shares of the Class B common stock, par value $0.10 per share, of Olsten (together with the Olsten Common Stock, the "Olsten Stock") will receive 100% of the shares of the common stock, par value $0.01 per share, of OHS (the "OHS Common Stock" and, such transaction, the "Split-Off") and (ii) Merger Sub will be merged with and into Olsten (the "Merger" and, together with the Split-Off, the "Transaction") resulting in the transfer to Adecco of Olsten's staffing services and information services businesses (together with the Health Services Business, the "Businesses"). The Merger Agreement provides that, by virtue of the Transaction, each outstanding share of Olsten Stock will be converted into the right to receive (x) shares of OHS Common Stock (the "Split-Off Consideration") such that all shares of the OHS Common Stock, except for a nominal number of outstanding shares of OHS Common Stock which may be retained by Olsten, will be received by the holders of outstanding shares of Olsten Stock and (y) subject to certain allocation and proration procedures specified in the Merger Agreement (as to which we express no opinion), either (A) $8.75, without interest (the "Cash Consideration"), (B)
0.12472 American Depositary Shares, evidenced by American Depositary Receipts, of Adecco, representing one-eighth of one share of the common stock, par value CHF 10 per share, of Adecco (collectively, the "Adecco Securities" and, such number of Adecco Securities, the "Stock Consideration") or (C) a combination thereof (the Cash Consideration and the Stock Consideration being collectively referred to as the "Merger Consideration" and such Merger Consideration, taken together with the Split-Off Consideration, being collectively referred to as the "Transaction Consideration"). The Merger Agreement further provides that the Merger Consideration will consist of not more than 50% Cash Consideration and 50% Stock Consideration.

         In arriving at our opinion, we reviewed the Merger Agreement and certain related documents, and held discussions with certain senior officers, directors and other representatives and advisors of Olsten and certain senior officers and other representatives and advisors of Adecco concerning the operations and prospects of the Businesses and Adecco. We examined certain publicly available business and financial information relating to the Businesses and Adecco as well as certain financial forecasts for the Businesses and Adecco and other information and data for the Businesses and Adecco which were provided to or otherwise discussed with us by the respective managements of Olsten and Adecco, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Olsten Common Stock and Adecco Securities; the financial condition and historical and projected earnings and other operating data of the Businesses and Adecco; and the

                                     D-2-1

To the Board of Directors
Olsten Corporation
August 17, 1999
Page 2


capitalization of Olsten and Adecco. We considered, to the extent publicly available, the financial terms of other transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Businesses and Adecco. We also evaluated the potential pro forma financial impact of the Merger on Adecco. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

         In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of Olsten and Adecco that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Olsten and Adecco as to the future financial performance of the Businesses and Adecco and the strategic implications and operational benefits anticipated to result from the Merger. We are not expressing any opinion as to what the value of the Adecco Securities or OHS Common Stock actually will be when issued to Olsten shareholders pursuant to the Transaction or the prices at which the Adecco Securities or OHS Common Stock will trade subsequent to the Transaction. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Businesses or Adecco nor have we made any physical inspection of the properties or assets of the Businesses or Adecco. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of Olsten, although Olsten has advised us that such third party indications of interest were solicited by other representatives of Olsten. We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Olsten or the effect of any other transaction in which Olsten might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

         Salomon Smith Barney Inc. has acted as financial advisor to Olsten in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee upon the delivery of this opinion. We and our affiliates have in the past provided investment banking services to Olsten unrelated to the proposed Transaction, for which services we have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Olsten and Adecco for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Olsten, Adecco and their respective affiliates.

         Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Olsten in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to the form of Merger Consideration to be elected by such shareholder in the Merger or how such shareholder should vote on any matter relating to the Transaction.

                                     D-2-2

To the Board of Directors
Olsten Corporation
August 17, 1999
Page 3


         Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Transaction Consideration is fair, from a financial point of view, to the holders of Olsten Stock.

Very truly yours,

/s/ Salomon Smith Barney Inc.

SALOMON SMITH BARNEY INC.

                                     D-2-3

                                                                         ANNEX E







                     PRINCIPAL STOCKHOLDERS AGREEMENT AMONG
                                  ADECCO SA
                                     AND
                  CERTAIN STOCKHOLDERS OF OLSTEN CORPORATION

                        PRINCIPAL STOCKHOLDERS AGREEMENT



     This PRINCIPAL STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of August 17, 1999, is entered into by and among Adecco, a societe anonyme ("Adecco"), Miriam Olsten, Stuart Olsten, Cheryl Olsten, 1985 Cheryl Ashburn Trust, 1995 Succeeding GRAT, Trust FBO Stuart Olsten and Trust FBO Cheryl Olsten, each a record owner of outstanding Class B Common Stock of Olsten Corporation as well as certain Common Stock of Olsten Corporation, individually and/or as trustees of certain trusts, all as set forth on Exhibit "A" (collectively, the "Stockholders" and each a "Stockholder").

                                    RECITALS

A. Immediately prior to the execution of this Agreement, Adecco and Olsten Corporation have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which (i) Merger Sub, a wholly-owned subsidiary of Adecco, will be merged with and into Moses, which will be the surviving corporation in the Merger, and will, as a result of the Merger, become a wholly-owned subsidiary of Adecco and (ii) as a result of the Merger, the stockholders of Olsten Corporation will receive the Closing Consideration.

B. As an inducement and a condition to entering into the Merger Agreement, Adecco has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

C. Prior to the date hereof, Adecco and the Stockholders had no agreement, arrangement or understanding (as such terms are used in Section 203 of the Delaware General Corporation Law) for the purpose of acquiring, holding, voting or disposing of the Shares (as such term is defined below).

                                    AGREEMENT

     In consideration of the Recitals and the mutual promises contained herein, and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Certain Definitions. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

     "Permitted Transfer" means a sale, transfer, assignment or other disposition to a Permitted Transferee.

     "Permitted Transferee" means any person who is (A) the spouse or former spouse of, or any lineal descendent of, or any spouse of such lineal descendant of, or the grandparent, parent, brother or sister of, or spouse of such brother or sister of, a Stockholder or Permitted Transferee; (B) upon the death of any Stockholder or any Permitted Transferee of such person, the executors of the estate of such Stockholder or such Permitted Transferee, and any of such Stockholder's or such Permitted Transferee's heirs, testamentary trustees, devisees, or legatees; (C) any trust principally for the benefit of one or more of the foregoing Stockholders or Permitted Transferees;
(D) upon the disability of any Stockholder or Permitted Transferee, any guardian or conservator of such Stockholder or such Permitted Transferee; or (E) any corporation, partnership or other entity if all of the beneficial ownership is held by Stockholders or Permitted Transferees; provided that in each case such transferee assumes and agrees to perform and becomes a party to this Agreement, agrees not to make or in any way assist in the making of any proposal involving an Acquisition Transaction, and agrees not to dissent in the Merger, all on terms reasonably acceptable to Adecco, and provided further that as a result of any such transfer no Class B Common Stock, par value $.10 per share, of Olsten Corporation is converted into Common Stock, par value $.10 per share, of Olsten Corporation. For purposes of this Agreement, when a Permitted Transferee has acquired Shares in accordance herewith, such person shall be deemed a "Stockholder" hereunder.

     "Person" shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

     "Shares" shall mean the Common Stock, par value $.10 per share, and the Class B Common Stock, par value $.10 per share, of Olsten Corporation owned by the Stockholders on the date hereof and any shares acquired by any Stockholder in any capacity after the date hereof and prior to the termination of this Agreement. "Shares" shall include Shares acquired upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise. In the event of a stock dividend or distribution, or any change in the Common Stock or Class B Common Stock by reason of any stock dividend, split-up, recapitalization, reclassification, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed, reclassified or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement. "Shares" shall also include voting trust certificates issued in respect of any Shares.

     2. Voting of Shares; No Inconsistent Agreements.

     (a) Each Stockholder hereby severally and not jointly and solely with respect to the Shares held of record by such Stockholder, agrees that during the period commencing on the date hereof and continuing until the termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Common Stock or Class B Common Stock, however called, or in connection with any written consent of the holders of Common Stock or Class B Common Stock, such Stockholder shall vote (or cause to be voted) all of the Shares held of record by such Stockholder (i) in favor of the Merger, the execution, delivery and performance of the Merger Agreement and the approval and adoption of the terms thereof and each of the other actions contemplated by the Merger Agreement, the Separation Agreement and this Agreement and any actions required in furtherance thereof and hereof (the "Subject Transactions"); (ii) against any

Acquisition Transaction (other than the Merger and the transactions contemplated thereby) and against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement under the Merger Agreement or the Separation Agreement or this Agreement; and (iii) except as otherwise agreed to in writing in advance by Adecco, and regardless of the status of the Merger and the transactions contemplated by this Agreement, the Merger Agreement, or the Separation Agreement, against the following actions (other than pursuant to the terms of this Agreement, the Merger Agreement, or the Separation Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Olsten Corporation or any of its Subsidiaries;
(B) any sale, lease or transfer by Olsten Corporation of a material amount of assets (including stock) of Olsten Corporation or any of its Subsidiaries, or a merger, restructuring, recapitalization, special dividend, dissolution or liquidation of Olsten Corporation or any of its Subsidiaries; or (C)(1) any change in a majority of the persons who constitute the board of directors of Olsten Corporation or any of its Subsidiaries; (2) any change in the present capitalization of Olsten Corporation or any of its Subsidiaries including any proposal to sell a substantial equity interest in Olsten Corporation or any of its Subsidiaries; (3) any amendment of Olsten Corporation's or any of its Subsidiaries' charters or By-laws; (4) any other change in Olsten Corporation's or any of its Subsidiaries' corporate structure or business; or (5) any other action which, in the case of each of the matters referred to in clauses (C)(1),
(2), (3) or (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect this Agreement, the Merger Agreement, the Separation Agreement, the Merger, the Split-Off or the transactions contemplated by this Agreement, the Merger Agreement and the Separation Agreement. In addition, such Stockholder agrees that it will, upon request by Adecco, furnish written confirmation, in form and substance reasonably acceptable to Adecco, of such Stockholder's vote in the manner required by clauses (i)-(iii) of this Section 2(a). Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

     (b) Each Stockholder severally and not jointly agrees that it shall not enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained herein, including in this Section 2, and shall take all such actions necessary to approve, if so requested by Adecco, all or any actions incident to the Subject Transactions or the other matters referred to in this Section 2 by stockholder written consent.

     3. Other Stockholder Covenants.

     (a) Restriction on Transfer; Proxies and Non-interference. Except for Permitted Transfers or as expressly permitted herein, each Stockholder severally and not jointly agrees that it shall not directly or indirectly:

     (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of (collectively, "transfer"), any or all of the Shares or any interest therein; provided that nothing in this Agreement shall in any manner restrict the ability of the Stockholders to pledge or encumber any Shares in connection with one or more bona fide loans or advances to such Stockholder by one or more institutional lenders, but only if and so long as (A) each such lender expressly (on behalf of itself and any transferee of the collateral) assumes and agrees to perform and becomes a party to this Agreement, agrees not to make or assist in any way in the making of a proposal involving an Acquisition Transaction (other than the Merger and the transactions contemplated by the Merger Agreement), and agrees not to dissent in the Merger, which agreement shall be on terms reasonably acceptable to Adecco, (B) as a result of such pledge or encumbrance the subject Shares are not converted into Common Stock, par value $.10 per share, of Olsten Corporation, and (C), in the event of any foreclosure or other sale or retention of Shares by such a lender, the subject Shares are not so converted (a loan or advance meeting such requirements being herein called a "Loan");

     (ii) grant any proxies or powers of attorney, deposit the Shares into a voting trust or enter into a voting agreement with respect to the Shares; provided that nothing in this Agreement shall in any manner restrict the ability of any Stockholder to enter into any voting agreement in connection with any Loan which is operative only upon default under such Loan and is not inconsistent with this Agreement; or

     (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or would result in a breach by such Stockholder of its obligations under this Agreement or a breach by Olsten Corporation of its obligations under the Merger Agreement or the Separation Agreement.

     (b) No Solicitation.

     (i) From the date hereof through the Closing Date or the earlier termination of this Agreement in accordance with its terms, each Stockholder severally and not jointly agrees that it shall not, and shall not permit any of its Subsidiaries, or any of its or their officers, directors, employees, representatives, agents or Affiliates (including, without limitation, any investment banker, attorney or accountant retained by any Stockholder) to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with or facilitate or encourage, any Person or group, other than Adecco and its Affiliates, concerning any Acquisition Transaction. Each Stockholder severally and not jointly agrees that it will immediately notify Adecco if any discussions or negotiations are sought to be initiated or continued, any inquiry or proposal is made, or any information or documents is requested with respect to any Acquisition Transaction, and notify Adecco of the terms of any proposal which it may receive in respect of any such Acquisition Transaction, including the identity of the prospective purchaser or soliciting party if known.

     (ii) Each Stockholder severally and not jointly further agrees to use its best efforts as a stockholder to cause Olsten Corporation not to, directly or indirectly, solicit, initiate, seek, or encourage (including by way of furnishing information or assistance), or take other action to facilitate, any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to, an Acquisition Transaction.

     (iii) The provisions of this Section 3(b) shall not prohibit any director of Olsten Corporation from taking actions in his capacity as such which are permitted or required under the Merger Agreement.

     (c) Reliance. Each Stockholder understands and acknowledges that Adecco is entering into the Merger Agreement in reliance upon each Stockholder's execution and delivery of this Agreement.

     (d) Further Assurances. From time to time, at Adecco's request and without further consideration, each Stockholder severally and not jointly agrees that it shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limitation, each Stockholder who is a party to any agreement that may conflict with this Agreement has caused such other agreement to be amended to the extent required (if any) to permit him or her to enter into and perform this Agreement.

     (e) No Conversion. No Stockholder shall permit or take any action to cause any shares of Class B Common Stock, par value $.10 per share, which such Stockholder owns to be converted into shares of Common Stock, par value $.10 per share, and shall take any and all action required to prevent such conversion.

     4. Representations and Warranties of Stockholders. Each Stockholder hereby severally and not jointly (and solely with respect to itself and the Shares owned of record by such Stockholder) represents and warrants to Adecco as follows:

     (a) Ownership of Shares. Such Stockholder is the owner of record of the Shares set forth on Exhibit A hereto. On the date hereof, the Shares set forth on Exhibit A hereto constitute all of the Shares owned of record by such Stockholder. With respect to the number of shares set forth opposite such Stockholder's name on Exhibit A hereto, and with the exceptions noted thereon, such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. The execution and delivery of this Agreement does not cause an automatic conversion of the Shares.

     (b) Due Authorization; Binding Agreement. Such Stockholder is, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite capacity, power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by such Stockholder of this Agreement and the performance by such Stockholder of its obligations hereunder have been duly and validly authorized by such Stockholder and no other proceedings on the part of the such Stockholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement enforceable against such Stockholder in accordance with its terms except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (c) No Conflicts. Except for filings, authorizations, consents and approvals contemplated by the Merger Agreement or the Separation Agreement and necessary for the consummation of the transactions contemplated hereby and thereby, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby and the compliance by such Stockholder with the provisions hereof and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of such Stockholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust, to which such Stockholder is a party or by which such Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Stockholder or any of its properties or assets.

     (d) No Encumbrances. Except as set forth on Exhibit A, the Shares and the certificates representing such Shares are now, and at all times during the term hereof, will be, held by such Stockholder or any Permitted Transferee, or by a nominee, custodian or trust for the benefit of such Stockholder or any Permitted Transferee, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such arising hereunder.

     (e) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

     5. Representations and Warranties of Adecco. Adecco represents and warrants to the Stockholders as follows:

     (a) Organization. Adecco is a societe anonyme duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate power or other power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by Adecco of this Agreement and the performance by Adecco of its obligations hereunder have been duly and validly authorized by its Board of Directors and, except as contemplated by the Merger Agreement, no other corporate proceedings on the part of Adecco are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

     (b) Agreement. This Agreement has been duly and validly executed and delivered by Adecco and constitutes a valid and binding agreement of Adecco enforceable against Adecco in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

     (c) No Conflicts. Except for filings, authorizations, consents, and approvals contemplated by the Merger Agreement or the Separation Agreement and necessary for the consummation of the transactions contemplated hereby and thereby, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Adecco and the consummation by Adecco of the transactions contemplated hereby, and (ii) none of the execution and delivery of this Agreement by Adecco, the consummation by Adecco of the transaction contemplated hereby or compliance by Adecco with any of the provisions hereof shall (A) conflict with or result in any breach of the charter or bylaws of Adecco, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modifications or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Adecco is a party or by which Adecco or its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Adecco or its properties or assets.

     6. Stop Transfer. Each Stockholder severally and not jointly agrees with, and covenants to, Adecco that such Stockholder shall not request that Olsten Corporation register the transfer (by book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is in compliance with this Agreement.

     7. Termination. This Agreement shall terminate upon the earliest of (i) the Closing Date, or (ii) the termination of the Merger Agreement in accordance with its terms; provided that the provisions of Section 10 shall survive any termination of this Agreement, and provided further that no such termination shall relieve any party of liability for a breach hereof prior to termination.

     8. Confidentiality and Public Announcements. The parties recognize that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, each of the parties hereto severally and not jointly agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than its counsel, advisors, corporate parents and Affiliates) without the prior written consent of the other parties hereto, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures its counsel advises are necessary in order to fulfill its obligations imposed by law or the requirements of any securities exchange. At all times during the term of this Agreement, the parties hereto will consult with each other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to agree on the text of public reports, statements or releases. For purposes of this Section, any consultation or consent required of Adecco may be obtained from Dr. Felix A. Weber, and any consultation or consent required from the Stockholders may be obtained from Stuart Olsten.

     9. Voting Agreement. Adecco agrees that it shall vote (or cause to be voted) all shares of Common Stock with respect to which Adecco has voting power in favor of the Merger, the execution and delivery of the Merger Agreement and the Separation Agreement and the approval and adoption of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Separation Agreement and any action required in furtherance thereof.

     10. General Provisions.

     (a) Nonsurvival of Representations, Warranties and Agreements. Except as provided in Section 7, none of the representations, warranties, covenants and agreements in this Agreement shall survive the Closing Date.

     (b) Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as otherwise specifically noted herein or in the Merger Agreement.

     (c) Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

     (i) if to Adecco, to:

         Attention:  Dr. Felix A. Weber
         1275 Cheserex
         Switzerland
         Telephone:       011 41 21 321 6666
         Telecopy:        011 41 21 321 6688
with copies to:


         Latham & Watkins
         633 West Fifth Street, Suite 4000
         Los Angeles, California 90071
         Attention:  Thomas W. Dobson, Esq.
         Telephone:       (213) 485-1234
         Telecopy:        (213) 891-8763


     (ii) if to the Stockholders, to the respective addresses and with the copies set forth on Exhibit A.

     (d) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". This Agreement shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural, and vice versa, unless otherwise specified.

     (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     (f) Assignment. Except in connection with Permitted Transfers or as permitted in Section 3(a), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether by operation of law or otherwise) by any Stockholder without the consent of Adecco, or by Adecco without the consent of the Stockholders holding 66% of the Shares subject to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     (g) Governing Law. This Agreement shall be construed, interpreted and the rights of the parties determined exclusively in accordance with the laws of the State of Delaware (without reference to the choice of law provisions), except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

     (h) Severability. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby. Upon any such holding that any provision of this Agreement is null, void or unenforceable, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

     (i) Injunctive Relief. The parties acknowledge that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person or entity will be irreparably damaged and will not have an adequate remedy at law. Any such person or entity shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties shall raise the defense that there is an adequate remedy at law.

     (j) Attorneys' Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

     (k) Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

     (l) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when executed and delivered by each of the parties.

     (m) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (n) Binding Agreement. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and, shall be binding upon any person or entity to which ownership of such shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, distributees, guardians, administrators, executors, legal representatives, or successors or other transferees (for value or otherwise) and any other successors in interest. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

     (o) Obligations of the Stockholders. The liabilities and obligations of each Stockholder under any provision of this Agreement are several and not joint and apply solely to such Stockholder and to the Shares held of record by such Stockholder. No Stockholder shall have any liability or obligation under this Agreement for any act, omission or breach by any other Stockholder.

     (p) Service of Process. Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under Delaware law. Additionally, each party hereby appoints RL&F Service Corp., One Rodney Square, Wilmington, Delaware 19801 as agent for service of process in Delaware.

     (i) Consent and Jurisdiction. Each party irrevocably and unconditionally agrees and consents that any suit, action or other legal proceeding arising out of or related to this Agreement shall be brought and heard exclusively in New Castle County, State of Delaware and each party irrevocably consents to personal jurisdiction in any and all tribunals in said County.

     IN WITNESS WHEREOF, the parties have executed this Principal Stockholders Agreement as of the date first written above.

                                   Adecco SA,
                                   a societe anonyme organized
                                   under the laws of Switzerland


                                   By: /s/ John P. Bowmer
                                       --------------------------------
                                       Name:  John P. Bowmer
                                       Title: Chief Executive Officer



                                   By: /s/ Felix A. Weber
                                       --------------------------------
                                       Name:  Felix A. Weber
                                       Title: Chief Financial Officer

                                   STOCKHOLDERS

                                   /s/ Miriam Olsten
                                   ------------------------------------------
                                   Name:  Miriam Olsten

                                   /s/ Stuart Olsten
                                   ------------------------------------------
                                   Name:  Stuart Olsten

                                   /s/ Cheryl Olsten
                                   ------------------------------------------
                                   Name:  Cheryl Olsten

                                   /s/ Miriam Olsten
                                   ------------------------------------------
                                   For the 1985 Cheryl Ashburn Trust
                                   Name:  Miriam Olsten

                                   /s/ Cheryl Olsten
                                   ------------------------------------------
                                   For the 1995 Succeeding GRAT
                                   Name:  Cheryl Olsten

                                   /s/ Stuart Olsten
                                   ------------------------------------------
                                   For the 1995 Succeeding GRAT
                                   Name:  Stuart Olsten

                                   /s/ Robert Riedinger
                                   ------------------------------------------
                                   For the 1995 Succeeding GRAT
                                   Name:  Robert Riedinger

                                   /s/ Andrew Heine
                                   ------------------------------------------
                                   For the Trust FBO Stuart Olsten
                                   Name:  Andrew Heine

                                   /s/ Stuart Olsten
                                   ------------------------------------------
                                   For the Trust FBO Stuart Olsten
                                   Name:  Stuart Olsten

                                   /s/ Robert Riedinger
                                   ------------------------------------------
                                   For the Trust FBO Stuart Olsten
                                   Name:  Robert Riedinger

                                   /s/ Andrew Heine
                                   ------------------------------------------
                                   For the Trust FBO Cheryl Olsten
                                   Name:  Andrew Heine

                                   /s/ Cheryl Olsten
                                   ------------------------------------------
                                   For the Trust FBO Cheryl Olsten
                                   Name:  Cheryl Olsten

                                   /s/ Robert Riedinger
                                   ------------------------------------------
                                   For the Trust FBO Stuart Olsten
                                   Name:  Robert Riedinger

                                    Exhibit A
                       to Principal Stockholders Agreement

--------------------------------------------------------------------------------
                                                  NUMBER OF SHARES
NAME AND ADDRESS FOR NOTICE               CLASS B                COMMON
                                         OF RECORD              OF RECORD
--------------------------------------------------------------------------------

Miriam Olsten                            3,138,904                6,600
25 Willets Road
Box 326
Old Westbury, NY 11568
Stuart Olsten                            1,928,629                3,600
67 Willets Road
Old Westbury, NY 11568
Cheryl Olsten                             938,165
6550 Meeting House Road
New Hope, PA 18938
1985 Cheryl Ashburn Trust                 936,810
25 Willets Road
Box 326
Old Westbury, NY 11568
1995 Succeeding GRAT                     2,522,837
25 Willets Road
Box 326
Old Westbury, NY 11568
Trust FBO Stuart Olsten                  1,563,805
25 Willets Road
Box 326
Old Westbury, NY 11568
Trust FBO Cheryl Olsten                  1,563,805
25 Willets Road
Box 326
Old Westbury, NY 11568

                             TOTAL      12,592,955               10,200
                                        ==========               ======

                                                                         ANNEX F








               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                        DELAWARE GENERAL CORPORATION LAW

                          SECTION 262 OF SUBCHAPTER IX
                                APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), 252, 254, 257, 258, 263 or 264 of this title:

         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or (depository receipts in respect thereof) at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)      Appraisal rights shall be perfected as follows:

         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all of the shares of such class of series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the ap-praisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary of assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded such stockholder's appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    FORM F-4

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

         Swiss law does not permit a corporation to indemnify a director or an officer of the corporation against any liability which such director or officer would otherwise incur in relation to the corporation. The corporation may not limit such director's or officer's liability in its charter. However, legal practice permits the purchase of directors and officers insurance by the corporation. Adecco maintains directors and officers insurance for all of its directors and executive officers. In addition, during a general meeting, shareholders may grant discharge of a specific liability by the directors and officers to the corporation or to the shareholders, provided that the shareholders are fully informed of the potential breaches of the directors' and officers' fiduciary duties.

Item 21.  Exhibits and Financial Statement Schedules

         (a)      Exhibits

Exhibit
   No.            Description
--------          -----------

1.1 Agreement and Plan of Merger, dated as of August 17, 1999, among Adecco SA, Staffing Acquisition Corporation and Olsten Corporation (included as Annex B to the proxy statement/prospectus included in this Registration Statement).

1.2 Separation Agreement, dated as of August 17, 1999, among Adecco SA, Olsten Corporation and Aaronco Corp. (included as Annex C to the proxy statement/prospectus included in this Registration Statement).

3.1(a)*           Statuts of Adecco (in French) as amended on September 10,
                  1999.

3.1(b)* English translation of Statuts of Adecco, as amended on September 10, 1999.

4.1 Specimen of certificate representing ordinary shares, par value CHF 10 per share (incorporated by reference from Adecco's Annual Report on Form 20-F for the fiscal year ended December 31, 1998 filed with the Securities and Exchange Commission).

4.3* Form of Amended and Restated Deposit Agreement among Adecco, Morgan Guaranty Trust Company of New York and holders from time to time of ADRs issued thereunder, including the form of ADR certificate.

5.1* Opinion of Baer & Karrer, special Swiss counsel to Adecco, relating to the validity of Adecco common shares.

9.1 Principal Stockholders Agreement, dated as of August 17, 1999, among Adecco SA, and Miriam Olsten, Stuart Olsten, Cheryl Olsten, 1985 Cheryl Ashburn Trust, 1995 Succeeding GRAT, Trust FBO Stuart Olsten and Trust FBO Cheryl Olsten (included as Annex E to the proxy stat-ement/prospectus included in this Registration Statement).

23.1*             Consent of Baer & Karrer (contained in Exhibit 5.1).

23.2              Consent of Arthur Andersen LLP.

23.3              Consent of PricewaterhouseCoopers LLP.

24.1 Power of Attorney of Adecco SA (included on the signature page to this Registration Statement).

99.1*             Form of Proxy Card.

99.2              Consent of Warburg Dillon Read LLC.

99.3              Consent of Salomon Smith Barney Inc.



------------------------
*        To be filed by amendment.


         (b)  Financial Statement Schedules

         None.


Item 22.  Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 under Regulation S-X at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 under Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

         The undersigned registrant here undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to apply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved herein, that was not the subject of and included in the registration statement when it became effective.

         The undersigned registrant hereby undertakes that insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zurich, Switzerland on October 5, 1999.

                                         ADECCO SA


                                         By:  /s/ John Bowmer
                                              -------------------------------
                                               Name: John Bowmer
                                               Title:  Chief Executive Officer


                                         By:  /s/ Felix A. Weber
                                              -------------------------------
                                              Name: Felix A. Weber
                                              Title:  Chief Financial Officer

         KNOW ALL MEN BY THESE PRESENT, that each of the undersigned directors and officers of Adecco SA, for himself and not for one another, does hereby constitute and appoint each of John Bowmer and Felix A. Weber, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form F-4, or any registration statement for this offering that is to be effective upon the filing pursuant to rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

          Signature                                     Title                                     Dates
          ---------                                     -----                                     -----
/s/ John P. Bowmer
----------------------------
John P. Bowmer                  Chief Executive Officer (Principal Executive Officer)   October 5, 1999

/s/ Felix A. Weber
----------------------------
Felix A. Weber                  Chief Financial Officer (Principal Financial Officer)   October 5, 1999

/s/ Nigel A. Rees
----------------------------
Nigel A. Rees                   Vice President and Finance & Corporate Controller
                                (Controller)                                            October 5, 1999
/s/ Henri F. Lavanchy
----------------------------
Henri F. Lavanchy               Honorary Chairman and Director                          October 5, 1999

/s/ Philippe Foriel-Destezet
----------------------------
Philippe Foriel-Destezet        Chairman and Director                                   October 5, 1999

/s/ Philippe Beauviala
----------------------------
Philippe Beauviala              Vice-Chairman and Director                              October 5, 1999

/s/ Yves Perben
----------------------------
Yves Perben                     Director                                                October 5, 1999

/s/ Andreas Schmid
----------------------------
Andreas Schmid                  Director                                                October 5, 1999

Authorized Representative in the United States:

/s/ Mark A. Eaton
----------------------------
Mark A. Eaton                                                                           October 5, 1999



                                      II-6